As filed with the Securities and Exchange Commission on September 21, 2021

Registration No. 333-258869

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Big Cypress Acquisition Corp.*

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)f	6770 (Primary Standard Industrial Classification Code Number)	85-3899721 (I.R.S. Employer Identification Number)

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, FL 33140
Telephone: (305) 204-3338
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Samuel J. Reich
Chief Executive Officer
c/o Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, FL 33140
Telephone: (305) 204-3338
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian Lee, Esq. Ilan Katz, Esq. Dentons US LLP 1221 Avenue of the Americas New York, NY 10020 (212) 768-6700 (212) 768-6800 — Facsimile	Ian Smith, Esq. Stradling Yocca Carlson & Rauth, PC 10100 Santa Monica Blvd, Suite 1400 Los Angeles, CA 90067 (424) 214-7085 (805) 456-3949 – Facsimile

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction: Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

* The Registrant is currently named Big Cypress Acquisition Corp. Upon closing of the transactions described herein, the Registrant will change its name to SAB Biotherapeutics, Inc.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)(4)
Common Stock, par value $0.0001 per share	41,702,970	N/A	$2,201.89	$0.25

(1)	Represents shares of Common Stock to be issued by Big Cypress Acquisition Corp. (“BCYP”) to the holders of common stock (including common stock resulting from the exercise of options and warrants to purchase common stock of SAB Biotherapeutics, Inc. (“SAB Biotherapeutics”)), including shares issuable under certain earn-out provisions pursuant to the Business Combination Agreement and as described herein.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended, based upon an amount equal to one-third of the aggregate par value of the SAB Biotherapeutics securities to be exchanged in the business combination as of immediately prior to the business combination. SAB Biotherapeutics is a private company, no market exists for its securities and SAB Biotherapeutics has an accumulated capital deficit.

(3)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.

(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS DATED SEPTEMBER 21, 2021
SUBJECT TO COMPLETION

BIG CYPRESS ACQUISITION CORP.

YOUR VOTE IS VERY IMPORTANT

Dear Big Cypress Acquisition Corp. Stockholders:

On behalf of the BCYP Board, we cordially invite you to a special meeting (the “Special Meeting”) of the stockholders of Big Cypress Acquisition Corp., a Delaware corporation (“BCYP,” “we” or “our”), to be held via live webcast at 10:00 a.m. (New York City time) on October 20, 2021. The Special Meeting can be accessed by visiting https://www.cstproxy.com/bigcypressaccorp/2021 where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

On June 21, 2021, BCYP and Big Cypress Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of BCYP, entered into an Agreement and Plan of Merger, as amended August 12, 2021 (as it may be amended or restated from time to time, the “Business Combination Agreement”) with SAB Biotherapeutics, Inc. (“SAB Biotherapeutics”, or “SAB”) providing for, among other things, and subject to the terms and conditions therein, a business combination between SAB Biotherapeutics and BCYP pursuant to the proposed merger of Merger Sub with and into SAB Biotherapeutics, with SAB Biotherapeutics continuing as the surviving entity (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

At the effective time of the Merger, and in accordance with the terms and subject to the conditions of the Business Combination Agreement:

●

Each outstanding share of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and a conversion rate of $10.10;

●	The holders of shares of SAB Biotherapeutics Common Stock and Preferred Stock will be entitled to receive their pro rata share of New SAB Biotherapeutics Common Stock being issued into escrow (the “Earnout Escrow Account”) at the closing (the “Earnout Shares”), which will be released if certain conditions are met within a five-year period following the closing of the Business Combination (the “Earnout Period”), pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Earnout Escrow Agreement; and

●	Each outstanding vested and unvested option to purchase shares of SAB Biotherapeutics Common Stock will be canceled in exchange for a comparable option to purchase shares of New SAB Biotherapeutics Common Stock based on the equity value of SAB Biotherapeutics and based on a conversion rate of $10.10. In addition the holders of vested options shall also receive, in the aggregate, approximately 1,526,085 restricted stock units (the “Earnout RSUs”) which final number will be determined prior to closing based on the pro rata percentage that the SAB Biotherapeutics options represent compared to the outstanding share capital of SAB Biotherapeutics prior to closing assuming exercise of such vested options. Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock, subject to the same milestones applicable to the Earnout Shares.

The total maximum number of Earnout Shares and shares underlying the Earnout RSUs will be equal to 12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate.

For purposes herein and the Business Combination Agreement, SAB Biotherapeutics’ equity value is deemed to be an agreed upon amount equal to $300 million.

Immediately after the closing of the Business Combination, we expect that SAB’s stockholders will hold approximately 67.67% of the issued and outstanding shares of Common Stock, the current BCYP public stockholders will hold approximately 26.20% of the issued and outstanding Common Stock, and the Initial Stockholders will hold approximately 6.14% of the issued and outstanding Common Stock, which pro forma ownership (i) excludes the 598,580 shares of Common Stock that may be vested to the Initial Stockholders after the closing of the Business Combination, (ii) excludes the Earnout Shares being issued into the Earnout Escrow Account and shares underlying the Earnout RSUs and (iii) assumes no holder of BCYP Public Shares exercises redemption rights.

As described in this proxy statement/prospectus, BCYP’s stockholders are being asked to consider and vote upon the Merger and the other proposals set forth herein. Each of the proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting. Only holders of record of BCYP Common Stock at 5:00 p.m. (New York City time) on September 17, 2021 are entitled to notice of the Special Meeting and to vote and have their votes counted at the Special Meeting and any adjournments or postponements thereof.

BCYP’s units, Common Stock and Public Warrants are publicly traded on the Capital Market tier of Nasdaq (the “Nasdaq Capital Market”) under the symbols “BCYPU”, “BCYP” and “BCYPW”, respectively. On July 13, 2021, we applied to list the New SAB Biotherapeutics Common Stock and Public Warrants on the Global Market tier of Nasdaq (the “Nasdaq Global Market”) under the symbols “DIVR” and “DIVRW”, respectively, upon the Effective Time of the Business Combination. New SAB Biotherapeutics will not have units traded following the Effective Time of the Business Combination. It is a condition of the consummation of the Business Combination that the New SAB Biotherapeutics Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but such condition can be waived by BCYP and SAB. If Nasdaq determines to delist the Common Stock and the Public Warrants, BCYP and SAB have not made a determination as to whether or not to waive this condition. Accordingly, there can be no assurance such listing condition will be met and, at the time you are asked to vote on the Business Combination, you will have no assurance that securities of New SAB Biotherapeutics will be listed on Nasdaq following the completion of the Business Combination. See “Risk Factors — There can be no assurance that New SAB Biotherapeutics Common Stock issued in connection with the Business Combination will be approved for listing on the Nasdaq following the Closing, or that we will be able to comply with the continued listing standards of the Nasdaq” on page 53 for more information.

After careful consideration, the BCYP Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other Proposals presented to BCYP’s stockholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these Proposals by the BCYP Board, you should keep in mind that BCYP’s directors and executive officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of BCYP’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the BCYP Bylaws, a majority of the shares entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. Because the proposals are “non-discretionary” items, your broker will not be able to vote uninstructed shares for any of the proposals. As a result, if you do not provide voting instructions, a broker “non-vote” will be deemed to have occurred for each of the Proposals. Broker “non-votes” will not be counted as present for purposes of determining whether a quorum is present.

The approval of the Business Combination Agreement and the other proposals each require the affirmative vote of a majority of the votes cast by stockholders represented in person (which would include presence at a virtual meeting) or by proxy and entitled to vote thereon at the Special Meeting.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BCYP COMMON STOCK YOU OWN. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

Pursuant to the BCYP amended and restated certificate of incorporation, BCYP is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination, the shares of BCYP Common Stock (“Public Shares”) issued in BCYP’s initial public offering (the “Initial Public Offering”) for cash equal to their pro rata portion of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest earned on the funds held in the Trust Account and not previously released to BCYP to pay its taxes) of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of approximately $116,157,288 on the close of business on September 17, 2021 (the “Record Date”), the estimated per share redemption price would have been approximately $10.10. Public Stockholders may elect to redeem Public Shares even if they vote for or against the Business Combination or abstain from voting on the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of BCYP Common Stock issued in the Initial Public Offering without the prior consent of BCYP. BCYP’s Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of BCYP Common Stock they may hold in connection with the closing of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the pre-share redemption price. The Sponsor and BCYP’s officers and directors have agreed to vote any shares of BCYP Common Stock owned by them in favor of the Business Combination Proposal, which represents approximately 22.3% of the voting power of BCYP as of the Record Date.

If you have any questions or need assistance voting your BCYP Common Stock, please contact Kingsdale Advisors, BCYP’s proxy solicitor, by calling 1-800-775-1986 or by emailing contactus@kingsdaleadvisors.com. This proxy statement/prospectus and the notice of the Special Meeting relating to the Business Combination will be available at https://www.cstproxy.com/bigcypressaccorp/2021.

This proxy statement/prospectus provides you with detailed information about the proposed Business Combination. It also contains or references information about BCYP and SAB Biotherapeutics and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 40 for a discussion of the risks you should consider in evaluating the proposed Business Combination and how it will affect you.

Very truly yours,

/s/ Samuel J. Reich

Samuel J. Reich,

Chief Executive Officer

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Business Combination, the issuance of shares of New SAB Biotherapeutics Common Stock in connection with the Business Combination or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated September    , 2021, and is first being mailed to stockholders of BCYP on or about September   , 2021.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about BCYP that is not included or delivered herewith. If you have questions about the proposals to be voted on at the Special Meeting or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Kingsdale Advisors, the proxy solicitor for BCYP at:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, NY 10151

Banks and Brokerage Firms Call: 416-867-2272

Shareholders Call Toll Free: 1-800-775-1986

Email: contactus@kingsdaleadvisors.com

You will not be charged for any of the documents that you request.

BCYP files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access BCYP’s filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at: http://www.sec.gov.

See the section entitled “Where You Can Find More Information” of the accompanying proxy statement/prospectus for further information.

Information contained on the BCYP website, or any other website, is expressly not incorporated by reference into this proxy statement/prospectus.

To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Special Meeting, or no later than October 13, 2021.

Big Cypress Acquisition Corp.

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 20, 2021

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders (the “Special Meeting”) of Big Cypress Acquisition Corp., a Delaware corporation (which is referred to as “BCYP”), will be held virtually October 20, 2021, at 10:00 a.m. Eastern Time, and conducted exclusively via live audio cast at https://www.cstproxy.com/bigcypressaccorp/2021. There will not be a physical location for the Special Meeting, and you will not be able to attend the Special Meeting in person. You will be able to participate in the Special Meeting online, vote, view the list of stockholders entitled to vote at the Special Meeting and submit your questions during the Special Meeting by visiting https://www.cstproxy.com/bigcypressaccorp/2021. You are cordially invited to participate in the Special Meeting for the following purposes:

1.	The Business Combination Proposal - to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 21, 2021, as amended August 12, 2021 (as it may be further amended or restated from time to time, the “Business Combination Agreement”), by and among SAB Biotherapeutics, Inc. (“SAB Biotherapeutics”), BCYP and Big Cypress Merger Sub Inc. (“Merger Sub”) and approve the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into SAB Biotherapeutics, with SAB Biotherapeutics surviving the merger as a wholly-owned subsidiary of BCYP (the “Business Combination”). A copy of the Business Combination Agreement is attached as Annex A and a copy of Amendment No. 1 to Business Combination Agreement is attached as Annex B to the accompanying proxy statement/prospectus (Proposal No. 1);

2.	The Charter Amendment Proposal - to consider and vote upon a proposal to approve and adopt the amended and restated certificate of incorporation of BCYP (the “Proposed Charter”), in the form attached to the accompanying proxy statement/prospectus as Annex C (Proposal No. 2), to:

(a)	provide that the name of BCYP shall be changed to “SAB Biotherapeutics, Inc.”

(b)	increase BCYP’s capitalization so that it will have 490,000,000 authorized shares of voting common stock and 10,000,000 authorized shares of preferred stock;

(c)	provide for the structure of the board of directors of BCYP (the “BCYP Board”) immediately after the consummation of the Business Combination (the “Closing”), split into three classes of as even size as practicable, Class I, II, and III (instead of two classes), each to serve a term of three (3) years, provided that the initial term of the Class I directors will expire at the first annual meeting of stockholders occurring after the Closing, and the initial term of the Class II directors will expire at the second annual meeting of stockholders occurring after the Closing;

(d)	to provide that the removal of any director be only for cause and by the affirmative vote of at least two-thirds (2/3) of BCYP’s then-outstanding shares of capital stock entitled to vote generally in the election of directors and to require written notice of such proposed removal and the grounds for cause be given to the affected director at least forty five (45) days prior to any meeting to consider such removal;

(e)	to provide that amendments to the BCYP Bylaws will require the approval of at least two-thirds (2/3) of BCYP’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single-class;

(f)	to provide that amendments to certain provisions of the Proposed Charter will require the approval of at least two-thirds (2/3) of BCYP’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class;

(g)	remove and change certain provisions in the BCYP Charter related to BCYP’s status as a special purpose acquisition company; and

(h)	to approve the Proposed Charter in the form attached as Annex C hereto, which includes the approval of all other changes in the Proposed Charter in connection with replacing the existing BCYP Charter with the Proposed Charter as of the Effective Time.

3.	The Nasdaq Proposal - to consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq (as defined below) Rules 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding shares of BCYP Common Stock in connection with the transactions contemplated by the Business Combination Agreement, and the potential change of control in connection with the Business Combination (Proposal No. 3);

4.	The Incentive Plan Proposal - to consider and vote upon a proposal to approve and adopt the 2021 Incentive Plan (as defined herein), including the authorization of the initial share reserve thereunder (Proposal No. 4);

5.	The ESPP Proposal - to consider and vote upon a proposal to approve and adopt the ESPP (as defined herein), including the authorization of the initial share reserve thereunder (Proposal No. 5);

6.	The Director Election Proposal - to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of seven directors who, upon consummation of the Business Combination, will become directors of BCYP, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 6); and

7.	The Adjournment Proposal - to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal (Proposal No. 7).

Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which we encourage you to read carefully and in its entirety before voting.

The BCYP Board has set September 17, 2021 as the record date for the Special Meeting. Only holders of record of BCYP Common Stock at the close of business September 17, 2021 are entitled to notice of the Special Meeting and to have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting.

After careful consideration, the BCYP Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and recommends that you vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal (if necessary). When you consider the BCYP board’s recommendation of these proposals, you should keep in mind that our directors and executive officers have interests in the business combination that are different from, or in addition to, the interests of BCYP stockholders generally. Please see “Proposal No. 1 - The Business Combination Proposal - Interests of BCYP’s Directors and Officers in the Merger” for additional information. The BCYP board was aware of and considered these interests, among other matters, in evaluating and negotiating the transactions by the Business Combination Agreement and in recommending to the BCYP stockholders that they vote in favor of the proposals presented at the Special Meeting.

Approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) each requires the majority of the votes cast by the BCYP stockholders present online or represented by proxy at the Special Meeting.

Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of outstanding BCYP Common Stock, voting separately as a single class.

In order to be elected as a director as described in the Director Election Proposal, a nominee must receive a plurality of all the votes cast at the Special Meeting, which means that the nominees with the most votes are elected.

If BCYP’s stockholders fail to approve the Business Combination Proposal, the Business Combination will not occur. If BCYP’s stockholders fail to approve the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, or the Director Election Proposal, the Business Combination will not occur.

Pursuant to the BCYP Bylaws, a majority of the shares entitled to vote, represented at the Special Meeting or by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the General Corporation Law of the State of Delaware, shares that are voted “abstain” or “withheld” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. If you fail to return your proxy card and do not vote online during the Special Meeting, if you abstain from voting, or if you hold your shares in “street name” through a broker or other nominee and fail to give such nominee voting instructions (a “broker non-vote”), it will have the same effect as a vote “AGAINST” the Charter Amendment Proposal but will not affect the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal. If you are a BCYP stockholder (other than the Initial Stockholders), you may exercise your redemption rights regardless of whether you vote or abstain from voting on any of the proposals, including the Business Combination proposal.

All BCYP stockholders are cordially invited to participate in the virtual Special Meeting by accessing https://www.cstproxy.com/bigcypressaccorp/2021. To ensure your representation at the Special Meeting, however, we urge you to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a stockholder of record, you may also cast your vote online during the virtual Special Meeting.

IF YOU SIGN, DATE AND RETURN YOUR PROXY CARD WITHOUT INDICATING HOW YOU WISH TO VOTE, YOUR PROXY WILL BE VOTED “FOR” EACH OF THE PROPOSALS PRESENTED AT THE SPECIAL MEETING.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF BCYP COMMON STOCK YOU OWN. Whether or not you plan to participate in the Special Meeting, please complete, sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. You may also submit a proxy by telephone or via the Internet by following the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you should direct the vote of your shares in accordance with the voting instruction form received from your broker, bank or other nominee.

Pursuant to the BCYP amended and restated certificate of incorporation, BCYP is providing its public stockholders (“Public Stockholders”) with the opportunity to redeem, upon the closing of the Business Combination, the shares of BCYP Common Stock (“Public Shares”) issued in BCYP’s initial public offering (the “Initial Public Offering”) for cash equal to their pro rata portion of the aggregate amount on deposit (as of two business days prior to the closing of the Business Combination) in the trust account (the “Trust Account”) that holds the proceeds (including interest earned on the funds held in the Trust Account and not previously released to BCYP to pay its taxes) of the Initial Public Offering. For illustrative purposes, based on funds in the Trust Account of approximately $116,157,288 on the close of business on September 17, 2021 (the “Record Date”), the estimated per share redemption price would have been approximately $ 10.10. Public Stockholders may elect to redeem Public Shares even if they vote for the Business Combination or abstain from voting on the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom he, she or it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares of BCYP Common Stock issued in the Initial Public Offering without the prior consent of BCYP. BCYP’s Sponsor, officers and directors have agreed to waive their redemption rights with respect to any shares of BCYP Common Stock they may hold in connection with the closing of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the pre-share redemption price. The Sponsor and BCYP’s officers and directors have agreed to vote any shares of BCYP Common Stock owned by them in favor of the Business Combination Proposal, which represents approximately 22.3% of the voting power of BCYP as of the Record Date.

The Business Combination Agreement provides that consummating the Business Combination is conditional on having net tangible assets of at least $5,000,001; however, the unaudited pro forma condensed combined information does not include this assumption as SAB Biotherapeutics has a significant equity balance and would still be able to consummate the transaction even if all public BCYP shareholders redeemed their Public Shares which we determined is not probable.

If you have any questions or need assistance with voting, please contact BCYP’s proxy solicitor, Kingsdale Advisors, at 1-800-775-1986 or by email at: contactus@kingsdaleadvisors.com.

Please read carefully the sections in the proxy statement/prospectus regarding attending and voting at the Special Meeting to ensure that you comply with these requirements.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST, PRIOR TO 5:00 P.M., EASTERN TIME, ON OCTOBER 18, 2021 (TWO (2) BUSINESS DAYS BEFORE THE BCYP SPECIAL MEETING), TENDER YOUR SHARES PHYSICALLY OR ELECTRONICALLY AND SUBMIT A REQUEST IN WRITING THAT WE REDEEM YOUR PUBLIC SHARES FOR CASH TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY. PLEASE ALSO AFFIRMATIVELY CERTIFY IN YOUR REQUEST TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY FOR REDEMPTION IF YOU “ARE” OR “ARE NOT” ACTING IN CONCERT OR AS A “GROUP” (AS DEFINED IN SECTION 13(D)(3) OF THE EXCHANGE ACT) WITH ANY OTHER STOCKHOLDER WITH RESPECT TO SHARES OF COMMON STOCK. YOU MUST

ACT IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE BCYP SPECIAL MEETING — REDEMPTION RIGHTS” IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT BCYP AND SAB BIOTHERAPEUTICS THAT IS NOT INCLUDED IN OR DELIVERED HEREWITH. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO STOCKHOLDERS OF BCYP UPON WRITTEN OR ORAL REQUEST. IF YOU WOULD LIKE TO MAKE SUCH REQUEST, YOU SHOULD CONTACT BCYP IN WRITING AT:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, FL 33140
Email: sam@bigcypressaccorp.com
Attention: Samuel J. Reich, Chief Executive Officer

TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN OCTOBER 13, 2021, WHICH IS FIVE BUSINESS DAYS BEFORE THE DATE OF THE SPECIAL MEETING.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Samuel J. Reich
Samuel J. Reich
Chief Executive Officer

September 23, 2021

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by BCYP (File No. 333-258869), constitutes a proxy statement/prospectus of BCYP under Section 5 of the Securities Act, with respect to the shares of New SAB Biotherapeutics Common Stock to be issued if the Business Combination described below is consummated. This document also constitutes a notice of meeting and a proxy statement/prospectus under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Special Meeting of BCYP stockholders at which BCYP stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to BCYP stockholders nor the issuance by BCYP of its common stock in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding BCYP and its business, operations, management and other matters has been provided by BCYP and information contained in this proxy statement/prospectus regarding SAB Biotherapeutics and its business, operations, management and other matters has been provided by SAB Biotherapeutics.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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FREQUENTLY USED TERMS

Unless otherwise stated in this proxy statement/prospectus, the terms, “we,” “us,” “our” or “BCYP” refer to Big Cypress Acquisition Corp., a Delaware corporation, and the terms “New SAB Biotherapeutics,” “Combined Company” and “post-combination company” refer to SAB Biotherapeutics, Inc. and its subsidiaries following the consummation of the Business Combination.

Further, in this document:

“Adjournment Proposal” means a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such Special Meeting.

“Amendment No. 1 to Business Combination Agreement” means the amendment to the Business Combination Agreement dated as of August 12, 2021 by and among BCYP, Merger Sub, SAB Biotherapeutics, and Big Cypress Acquisition Corp.

“Broker Non-Vote” means the failure of a BCYP stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated as of June 21, 2021 and as amended by Amendment No. 1 to Business Combination Agreement, as may be amended, by and among BCYP, Merger Sub, SAB Biotherapeutics, and Big Cypress Acquisition Corp.

“Business Combination Proposal” means the proposal to approve the adoption of the Business Combination Agreement and the Business Combination.

“BCYP” refers to Big Cypress Acquisition Corp., a Delaware corporation.

“BCYP Board” means the board of directors of BCYP.

“BCYP Common Stock” means BCYP’s Common Stock, par value $0.0001 per share.

“BCYP IPO” or “IPO” means BCYP’s initial public offering of units, consummated on January 14, 2021.

“BCYP Public Stockholders” means the holders of shares of BCYP Common Stock.

“BCYP Stockholders Support Agreement” means the BCYP Stockholders Support Agreement, dated as of June 21, 2021, by and among BCYP, New SAB Biotherapeutics, SAB Biotherapeutics, and the holders of the Founder Shares, a copy of which is included as Exhibit 10.1 to BCYP’s Current Report on Form 8-K, filed with the SEC on June 22, 2021.

“BCYP Warrants” means the Public Warrants and the Private Placement Warrants.

“Closing” means the consummation of the Business Combination.

“Closing Date” means the date upon which the Closing is to occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Company” means New SAB Biotherapeutics and its consolidated subsidiaries after giving effect to the Business Combination.

“DGCL” means the Delaware General Corporation Law.

“Earnout Escrow Account” means an escrow account to be established pursuant to the Earnout Escrow Agreement to hold the Earnout Shares until they are released to the former holders of SAB Biotherapeutics Common Stock and Preferred Stock or returned to New SAB Biotherapeutics to be held as treasury shares.

“Earnout Escrow Agreement” means the Escrow Agreement to be entered at Closing, by and among BCYP, Shareholder Representative Services LLC, as the stockholder representative, and Continental Stock Transfer and Trust Company.

“Earnout Period” means the five-year period following the closing.

“Earnout RSUs” means the restricted stock units issued to holders of vested options to purchase shares of SAB Biotherapeutics’ common stock as contemplated in the Business Combination Agreement. Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock issued to holders of vested options to purchase SAB Biotherapeutics Common Stock subject to certain condition as contemplated in the Business Combination Agreement.

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“Earnout Shares” means the shares of New SAB Biotherapeutics Common Stock being issued into escrow at the closing pursuant to the Business Combination Agreement and the Escrow Agreement, which will be returned to New SAB Biotherapeutics and become treasury shares, in whole or in part, if certain conditions are not met within the Earnout Period.

“Equity Value” means the equity value of SAB Biotherapeutics, Inc. which is agreed upon to be $300 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Effective Time” means the time at which the Merger becomes effective.

“ESPP” means the New SAB Biotherapeutics 2021 Employee Stock Purchase Plan as described in Proposal No. 4.

“Founder Shares” means the 2,875,000 shares of BCYP Common Stock, par value $0.0001 per share issued to the Initial Stockholders prior to the BCYP IPO.

“GAAP” means United States generally accepted accounting principles.

“Incentive Plan Proposal” means the New SAB Biotherapeutics 2021 Omnibus Equity Incentive Plan Proposal as described in Proposal No. 4.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Initial Stockholders” means the Sponsor, Ladenburg Thalmann & Co. Inc. and certain of its employees, who collectively hold all of the Founder Shares.

“Investor Support Agreement” means the BCYP Stockholders Support Agreement, dated as of June 21, 2021, by and among BCYP and certain BCYP stockholders, a form of which is included as Annex D to this prospectus/proxy statement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merging of Merger Sub with and into SAB Biotherapeutics, with SAB Biotherapeutics surviving the Merger as a wholly owned subsidiary of BCYP.

“Merger Sub” means Big Cypress Merger Sub Inc., a Delaware corporation.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Capital Market” means the Capital Market tier of The Nasdaq Stock Market.

“Nasdaq Global Market” means the Global Market tier of The Nasdaq Stock Market.

“New SAB Biotherapeutics” refers to BCYP after completion of the merger.

“New SAB Biotherapeutics Common Stock” means the shares of common stock of New SAB Biotherapeutics, par value $0.0001 per share.

“New SAB Biotherapeutics Preferred Stock” means the shares of preferred stock of New SAB Biotherapeutics, par value $0.0001 per share.

“PCAOB” means the Public Company Accounting Oversight Board.

“Private Placement Units” means the 417,200 Units containing BCYP Common Stock and half warrant to purchase BCYP Common Stock purchased in a private placement in connection with the IPO.

“Private Placement Warrants” means the warrants included in the Private Placement Units, each such whole warrant is exercisable for one share of BCYP Common Stock, in accordance with its terms.

“Public Shares” means shares of BCYP Common Stock issued as part of the units sold in the BCYP IPO.

“Public Units” means 11,500,000 units issued in connection with the BCYP IPO, each of which consisted of one share of BCYP Common Stock and one-half of one Public Warrant.

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“Public Warrants” means the warrants included in the units sold in BCYP’s IPO, each of which is exercisable for one share of BCYP Common Stock, in accordance with its terms.

“SAB” and “SAB Biotherapeutics” refer to SAB Biotherapeutics, Inc., a Delaware corporation.

“SAB Biotherapeutics Board” means the board of directors of SAB Biotherapeutics.

“SAB Biotherapeutics Merger Proposal” means the proposal to SAB Biotherapeutics stockholders to adopt the Business Combination Agreement and the other transactions contemplated by the Business Combination Agreement.

“SAB Stockholder Support Agreement” means the SAB Stockholder Support Agreement, dated as of June 21, 2021, by and among BCYP and certain SAB Biotherapeutics stockholders, a copy of which is included as Exhibit 10.3 to BCYP’s Current Report on Form 8-K, dated June 22, 2021.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Big Cypress Holdings, LLC, a Delaware limited liability company.

“Trust Account” means the trust account that holds a portion of the proceeds of the BCYP IPO and the concurrent sale of the Private Placement Warrants.

“Units” means the 11,500,000 Public Units and the 417,200 Private Placement Units.

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QUESTIONS AND ANSWERS

The following are answers to certain questions that you may have regarding the merger and the stockholder meeting. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to this document.

QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION

Q:	WHAT IS THE MERGER?

A:	BCYP, Merger Sub, a wholly-owned subsidiary of BCYP, and SAB Biotherapeutics have entered into the Business Combination Agreement, pursuant to which Merger Sub will merge with and into SAB Biotherapeutics, with SAB Biotherapeutics surviving the merger as a wholly-owned subsidiary of BCYP.

BCYP will hold the Special Meeting to, among other things, obtain the approvals required for the merger and the other transactions contemplated by the Business Combination Agreement, and you are receiving this proxy statement/prospectus in connection with such meeting.

For more information on the Business Combination Agreement and the Merger, see “The Business Combination Agreement.” In addition, a copy of the Business Combination Agreement is attached as Annex A and a copy of Amendment No. 1 to Business Combination Agreement is attached as Annex B. We urge you to read carefully this proxy statement/prospectus and the Business Combination Agreement in their entirety.

Q:	WHY AM I RECEIVING THIS DOCUMENT?

A:	BCYP is sending this proxy statement/prospectus to its stockholders to help them decide how to vote their shares of BCYP Common Stock with respect to the matters to be considered at the Special Meeting.

The merger cannot be completed unless BCYP’s stockholders approve the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal set forth in this proxy statement/prospectus for their approval. Information about the Special Meeting, the merger and the other business to be considered by stockholders at the Special Meeting is contained in this proxy statement/prospectus.

This document constitutes a proxy statement of BCYP and a prospectus of BCYP. It is a proxy statement because the BCYP Board is soliciting from its stockholders proxies using this proxy statement/prospectus. It is a prospectus because BCYP, in connection with the Merger, is offering shares of BCYP Common Stock in exchange for the outstanding shares of SAB Biotherapeutics common and preferred stock in the merger. See “The Business Combination Agreement - Merger Consideration.”

Q:	WHAT WILL SAB BIOTHERAPEUTICS STOCKHOLDERS RECEIVE IN THE MERGER?

A:	If the Merger is completed, at the Effective Time of the Merger:

●

Each outstanding share of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and based on a conversion rate of $10.10;

●	The holders of shares of SAB Biotherapeutics Common Stock and Preferred Stock will be entitled to receive their pro rata share of up to approximately additional shares of New SAB Biotherapeutics Common Stock being issued into escrow (the “Earnout Escrow Account”) at the closing (the “Earnout Shares”), which will be released if certain conditions are met within a five-year period following the closing of the Business Combination (the “Earnout Period”), pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Earnout Escrow Agreement; and

●	Each outstanding vested and unvested option to purchase shares of SAB Biotherapeutics’ common stock will be canceled in exchange for a comparable option to purchase New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and based on a conversion rate of $10.10. In addition, the holders of such vested options shall also receive in the aggregate, approximately 1,562,085 restricted stock units (the “Earnout RSUs”). Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock, subject to the same milestones applicable to the Earnout Shares.

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For purposes herein and the Business Combination Agreement, SAB Biotherapeutics’ equity value is deemed to be an agreed upon amount equal to $300 million. The total number of shares of New SAB Biotherapeutics Common Stock expected to be issued at the Effective Time of the Merger (and upon exercise of the vested options to purchase SAB Biotherapeutics Common Stock) is approximately 29,702,970 shares.

The total maximum number of Earnout Shares and shares underlying the Earnout RSUs will be equal to 12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate.

At the effective time, New SAB Biotherapeutics will issue and deliver to the Earnout Escrow Agent approximately 10,473,915 shares of New SAB Biotherapeutics Common Stock, which shares shall be allocated on a pro rata basis among the SAB Biotherapeutics stockholders who have received shares of New SAB Biotherapeutics Common Stock in accordance with the Business Combination Agreement and the Earnout Escrow Agreement (the “Stockholder Earnout Group”).

The Earnout Shares shall be released and delivered to the Stockholder Earnout Group as follows:

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period;

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $20.00 during at least 20 trading days within a 30-day trading period;

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $25.00 during at least 20 trading days within a 30-day trading period; and

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $30.00 during at least 20 trading days within a 30-day trading period.

Each tranche of Earnout Shares will also be earned and released to the Stockholder Earnout Group in the event of a change in control of New SAB Biotherapeutics during the Earnout Period that results in the holders of New SAB Biotherapeutics Common Stock receiving per-share aggregate consideration equal to or in excess of the applicable tranche of Earnout Shares (which calculation shall be determined by dividing the total aggregate value of the consideration to be paid in the change of control transaction by the total number of shares of New SAB Biotherapeutics Common Stock outstanding prior to the change of control transaction, assuming that, with respect to the applicable tranche of shares of New SAB Biotherapeutics Common Stock, only the applicable tranche of such Earnout Shares shall be deemed outstanding Parent Shares).

Fractional Shares. No fraction of a share of New SAB Biotherapeutics Common Stock will be issued by virtue of the Merger or the other transactions contemplated thereby, and each person who would otherwise be entitled to a fraction of a share of New SAB Biotherapeutics Common Stock (after aggregating all fractional shares of New SAB Biotherapeutics Common Stock that otherwise would be received by such holder) will instead receive the number of shares of New SAB Biotherapeutics Common Stock issued to such person rounded in the aggregate to the nearest whole share of New SAB Biotherapeutics Common Stock.

For further information, see “The Business Combination Agreement.”

Q:	WHAT EQUITY PERCENTAGE WILL CURRENT BCYP SHAREHOLDERS AND CURRENT EQUITYHOLDERS OF SAB BIOTHERAPEUTICS HOLD IN NEW SAB BIOTHERAPEUTICS IMMEDIATELY AFTER THE CONSUMMATION OF THE BUSINESS COMBINATION?

A:	As of the date of this proxy statement/prospectus, there are an aggregate of 14,792,200 shares of Common Stock outstanding, including 3,292,200 shares of Common Stock held by the Initial Stockholders, and the total number of shares of New SAB Biotherapeutics Common Stock expected to be issued at the Effective Time of the Business Combination as merger consideration (and upon exercise of the vested options to purchase SAB Biotherapeutics Common Stock) is approximately 29,702,970 shares. The following table illustrates the estimated equity percentage in New SAB Biotherapeutics immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New SAB Biotherapeutics(1)
	No Redemptions	Midpoint (2)	Maximum redemptions(3)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares	Percentage of Outstanding Shares
BCYP Public Stockholders	26.20%	15.07%	0.00%
Initial Stockholders (4)	6.14%	7.06%	8.31%
SAB Biotherapeutics Stockholders (5)	67.67%	77.87%	91.69%
TOTAL	100%	100%	100%

(1)	As of July 31, 2021. Percentages may not add to 100% due to rounding. Excludes 5,958,600 warrants to acquire shares of Common Stock. Excludes up to 598,580 shares of Common Stock that may be vested to the Initial Stockholders. Excludes the Earnout Shares being issued into the Earnout Escrow Account and shares underlying the Earnout RSUs (12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate). Excludes options to acquire shares of Common Stock under equity plans following consummation of the Business Combination.

(2)	Assumes that 50% of the 14,792,200 outstanding Public Shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection to the Business Combination.

(3)	Assumes that 14,792,200 outstanding Public Shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection to the Business Combination.

(4)	Excludes up to 598,580 shares of Common Stock that may be vested to the Initial Stockholders.

(5)	Excludes the Earnout Shares being issued into the Earnout Escrow Account and shares underlying the Earnout RSUs (12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate).

See “The Business Combination Agreement - Conditions to the Closing of the Business Combination.”

Q:	WHEN WILL THE MERGER BE COMPLETED?

A:	The parties currently expect that the Merger will be completed during the fourth quarter of 2021. However, neither BCYP nor SAB Biotherapeutics can assure you of when or if the Merger will be completed and it is possible that factors outside of the control of both companies could result in the Merger being completed at a different time or not at all. BCYP must first obtain the approval of BCYP stockholders for each of the proposals set forth in this proxy statement/prospectus for their approval (other than the Adjournment Proposal), SAB Biotherapeutics must first obtain the written consent of SAB Biotherapeutics stockholders to adopt the SAB Biotherapeutics Merger Proposal, and BCYP and SAB Biotherapeutics must also first obtain certain necessary regulatory approvals and satisfy other closing conditions. See “The Business Combination Agreement - Conditions to the Closing of the Business Combination.”

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Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:

If the Merger is not completed, SAB Biotherapeutics stockholders will not receive any consideration for their shares of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock. Instead, SAB Biotherapeutics will remain a privately-held independent company. See “The Business Combination Agreement - Termination” and “Risk Factors.”

Q:	WHAT ARE THE CONDITIONS TO COMPLETION OF THE BUSINESS COMBINATION?

A:	There are a number of closing conditions in the Business Combination Agreement, including, but not limited to, that BCYP and SAB Biotherapeutics stockholders have approved the Merger and adopted the Business Combination Agreement. For a summary of the conditions that must be satisfied or waived prior to Closing of the Business Combination, see “The Business Combination Agreement - Conditions to the Closing of the Business Combination.”

Q:	WHAT HAPPENS TO THE FUNDS HELD IN THE TRUST ACCOUNT UPON CLOSING?

A:	If the Business Combination is consummated, the funds in the Trust Account will be released to pay:

●	holders of Public Shares who properly exercise their redemption rights;

●	the underwriters their deferred underwriting commissions from the Initial Public Offering, and the fees, costs and expenses of certain other financial and other advisors of BCYP and SAB Biotherapeutics;

●	certain other fees, costs and expenses that were incurred by BCYP or SAB Biotherapeutics in connection with the transactions contemplated by the Business Combination and pursuant to the terms of the Business Combination Agreement; and

●	unpaid franchise and income taxes of BCYP.

The remainder of the funds will be used for general corporate purposes, including for maintenance or expansion of operations of post-transaction business, research and development activities, the payment of principal or interest due on indebtedness incurred in completing the Business Combination, to fund the purchase of other assets or companies or for working capital.

Q:	DID THE BCYP BOARD OF DIRECTORS OBTAIN A THIRD-PARTY VALUATION OR FAIRNESS OPINION IN DETERMINING WHETHER OR NOT TO PROCEED WITH THE MERGER?

A:	The BCYP Board did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Merger. BCYP’ s officers, directors and advisors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of BCYP’s financial advisors, enabled them to make the necessary analyses and determinations regarding the merger. In addition, BCYP’s officers, directors and advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of the BCYP Board in valuing SAB Biotherapeutics’ business in the context of that collective experience.

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Q:	DO ANY OF BCYP’S DIRECTORS OR OFFICERS HAVE INTERESTS IN THE MERGER THAT MAY DIFFER FROM OR BE IN ADDITION TO THE INTERESTS OF BCYP STOCKHOLDERS?

A:	BCYP’s directors and executive officers may have interests in the merger that may be different from, or in addition to, the interests of BCYP stockholders generally. The BCYP Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by BCYP stockholders. These interests include:

●	If the Business Combination with SAB Biotherapeutics or another business combination is not consummated by April 14, 2022 (or October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months in accordance with the organizational documents of BCYP), BCYP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and Board, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Initial Stockholder, which were acquired for an aggregate purchase price of $25,000 prior to the Initial Public Offering, and the 417,200 Private Placement Units, which were acquired at a purchase price of $10.00 per unit contemporaneously with the BCYP IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares or units. Such shares had an aggregate market value of approximately $32,954,922 million based upon the closing price of $10.01 per share on Nasdaq on the BCYP Record Date.

●	The Business Combination Agreement provides for the continued indemnification of BCYP’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering BCYP’s current directors and officers.

●	With certain limited exceptions, the Founder Shares will not be transferable or assignable by our Sponsor or any other holder thereof until the earlier of (A) 180 days after the completion of our initial business combination or (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our Public Stockholders having the right to exchange their shares of BCYP Common Stock for cash, securities or other property.

●	Our Sponsor will be party to the Amended and Restated Registration Rights Agreement, which will come into effect at the Effective Time.

●	Current directors Samuel J. Reich and Jeffrey G. Spragens will remain as directors of Combined Company after the consummation of the Business Combination and it is expected that Mr. Reich will serve as the Executive Chairman of the Board of the Combined Company after the Business Combination is effected.

●	The interest of BCYP’s directors and officers in completing a business combination may present a conflict of interest with their determination as to whether the business combination or any changes or waivers in the terms of the transactions contemplated thereby are appropriate and in our stockholders’ best interest.

These interests may influence BCYP’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. See “Proposal 1 - The Business Combination Proposal - Interests of BCYP’s Directors and Officers in the Merger.”

QUESTIONS AND ANSWERS ABOUT BCYP’S SPECIAL STOCKHOLDER MEETING

Q:	WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A:	The Special Meeting will be held on October 20, 2021, via live webcast, at the following address: https://www.cstproxy.com/bigcypressaccorp/2021 or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals.

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Q:	HOW CAN I ATTEND THE SPECIAL MEETING?

A:	You may attend the Special Meeting and vote your shares online during the Special Meeting via live webcast by visiting https://www.cstproxy.com/bigcypressaccorp/2021. As a registered stockholder, you received a proxy card from Continental Stock Transfer and Trust Company (“Continental”), which contains instructions on how to attend the Special Meeting online, including the URL address, along with your control number. You will need the control number that is printed on your proxy card to enter the Special Meeting. If you do not have your control number, contact Continental at (917) 262-2373 or email Continental at proxy@continentalstock.com. Please note that you will not be able to physically attend the Special Meeting in person, but may attend the Special Meeting online by following the instructions below.

You can pre-register to attend the Special Meeting online starting October 13, 2021. Enter the URL address into your browser, and enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. Prior to or at the start of the Special Meeting you will need to re-login using your control number and will also be prompted to enter your control number if you vote online during the Special Meeting. BCYP recommends that you log in at least 15 minutes before the Special Meeting to ensure you are logged in when the Special Meeting starts.

If your shares are held in “street name”, you may attend the Special Meeting. You will need to contact Continental at the number or email address above to receive a control number and gain access to the Special Meeting or otherwise contact your broker, bank or other nominee as soon as possible to do so. Please allow up to 72 hours prior to the Special Meeting for processing your control number.

If you do not have Internet capabilities, you can listen only to the Special Meeting by dialing (888) 965-8995 (within the U.S. and Canada) or 415-655-0243 (outside of the U.S. and Canada), and when prompted enter the PIN 78722019#. This mode is listen-only, you will not be able to vote or enter questions during the Special Meeting.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND WHY IS THIS APPROVAL NECESSARY?

A:	BCYP stockholders are being asked to vote on the following proposals:

1.	The Business Combination Proposal - to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 21, 2021 (as it may be amended or restated from time to time, the “Business Combination Agreement”), by and among SAB Biotherapeutics, Inc. (“SAB Biotherapeutics”), BCYP and Big Cypress Merger Sub Inc. (“Merger Sub”) and approve the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into SAB Biotherapeutics, with SAB Biotherapeutics surviving the merger as a wholly-owned subsidiary of BCYP (the “Business Combination”). A copy of the Business Combination Agreement is attached as Annex A and a copy of Amendment No. 1 to Business Combination Agreement is attached as Annex B to the accompanying proxy statement/prospectus (Proposal No. 1);

2.	The Charter Amendment Proposal - to consider and vote upon a proposal to approve and adopt the amended and restated certificate of incorporation of BCYP (the “Proposed Charter”), in the form attached to the accompanying proxy statement/prospectus as Annex C (Proposal No. 2), to:

(a)	provide that the name of BCYP shall be changed to “SAB Biotherapeutics, Inc.”

(b)	increase BCYP’s capitalization so that it will have 490,000,000 authorized shares of voting common stock and 10,000,000 authorized shares of preferred stock;

(c)	provide for the structure of BCYP Board immediately after the consummation of the Business Combination (the “Closing”), split into three classes of as even size as practicable, Class I, II, and III (instead of two classes), each to serve a term of three (3) years, provided that the initial term of the Class I directors will expire at the first annual meeting of stockholders occurring after the Closing, and the initial term of the Class II directors will expire at the second annual meeting of stockholders occurring after the Closing;

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(d)	to provide that the removal of any director be only for cause and by the affirmative vote of at least two-thirds (2/3) of BCYP’s then-outstanding shares of capital stock entitled to vote generally in the election of directors and to require written notice of such proposed removal and the grounds for cause be given to the affected director at least forty five (45) days prior to any meeting to consider such removal;

(e)	to provide that amendments to the BCYP Bylaws will require the approval of at least two-thirds (2/3) of BCYP’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single-class;

(f)	to provide that amendments to certain provisions of the Proposed Charter will require the approval of at least two-thirds (2/3) of BCYP’s then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class;

(g)	remove and change certain provisions in the BCYP Charter related to BCYP’s status as a special purpose acquisition company; and

(h)	to approve the Proposed Charter in the form attached as Annex C hereto, which includes the approval of all other changes in the Proposed Charter in connection with replacing the existing BCYP Charter with the Proposed Charter as of the Effective Time.

3.	The Nasdaq Proposal - to consider and vote upon a proposal to approve, for purposes of complying with the applicable provisions of Nasdaq (as defined below) Rules 5635(a), (b) and (d), the issuance of more than 20% of the issued and outstanding shares of BCYP Common Stock in connection with the transactions contemplated by the Business Combination Agreement, and the potential change of control in connection with the Business Combination (Proposal No. 3);

4.	The Incentive Plan Proposal - to consider and vote upon a proposal to approve and adopt the 2021 Incentive Plan (as defined herein), including the authorization of the initial share reserve thereunder (Proposal No. 4);

5.	The ESPP Proposal - to consider and vote upon a proposal to approve and adopt the ESPP (as defined herein), including the authorization of the initial share reserve thereunder (Proposal No. 5);

6.	The Director Election Proposal - to consider and vote upon a proposal to approve, assuming the Business Combination Proposal is approved and adopted, the appointment of seven directors who, upon consummation of the Business Combination, will become directors of BCYP and serve until their respective successors are duly elected and qualified (Proposal No. 6); and

7.	The Adjournment Proposal - to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal (Proposal No. 7).

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Q:	ARE THE PROPOSALS CONDITIONED ON ONE ANOTHER?

A:

Yes. Consummation of the transactions is conditioned on the approval of each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Director Election Proposal. If any of these proposals is not approved, we will not consummate any of the transactions. Consummation of the Business Combination is conditioned on approval of each of (i) the Business Combination Proposal, (ii) the Charter Amendment Proposal, (iii) the Nasdaq Proposal, (iv) the Incentive Plan Proposal, and (v) the ESPP Proposal, and the Director Election Proposal, among other closing conditions described herein. The parties to the Business Combination Agreement may waive any of the conditions to its obligation to close the Business Combination Agreement and BCYP, SAB Biotherapeutics and Merger Sub may together waive the conditions to all of the parties’ obligations. However, pursuant to BCYP’s amended and restated certificate of incorporation, BCYP cannot consummate the Business Combination if it would have less than $5,000,001 of Net Tangible Assets remaining after the closing. For further information, see “The Business Combination Agreement.”

Q:	WHAT CONSTITUTES A QUORUM AT THE SPECIAL MEETING?

A:	A majority of the voting power of the issued and outstanding BCYP Common Stock entitled to vote at the Special Meeting must be represented at the meeting by virtual attendance or by proxy to constitute a quorum and in order to conduct business at the Special Meeting. If a BCYP stockholder fails to vote his, her or its shares online during the Special Meeting or by proxy, or if a broker fails to vote online during the Special Meeting or by proxy shares held by it in nominee name, such shares will not be counted for the purposes of establishing a quorum. If a BCYP stockholder who holds his, her or its shares in “street name” through a broker or other nominee fails to give voting instructions to such broker or other nominee (a “broker non-vote”) on all of the proposals set forth in this proxy statement/prospectus, such shares will not be counted in establishing if a quorum exists. An abstention from voting, shares represented at the Special Meeting by virtual attendance or by proxy but not voted on one or more proposals, or a broker non-vote, so long as the stockholder has given the broker or other nominee voting instructions on at least one of the proposals in this proxy statement/prospectus, will each count as present for the purposes of establishing a quorum. The Initial Stockholders, who hold the Founder Shares and the Private Placement Units, currently own 3,292,200 shares of BCYP Common Stock (comprised of 2,875,000 Founder Shares and 417,200 shares underlying the Private Placement Units), which is approximately 22% of the outstanding shares of BCYP Common Stock, have committed their shares to be present at the Special Meeting and will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the Record Date for the Special Meeting, the presence by virtual attendance or by proxy of shares of BCYP Common Stock (4,103,901 shares representing 35.7% of the Public Shares, in addition to the Founder Shares and the Private Placement Units) would be required to achieve a quorum.

Q:	WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL AT THE SPECIAL MEETING?

A:	The Business Combination Proposal: The affirmative vote of the holders of a majority of the votes cast by holders of outstanding shares of BCYP Common Stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting, is required to approve the Business Combination Proposal. BCYP stockholders must approve the Business Combination Proposal in order for the merger to occur. If BCYP stockholders fail to approve the Business Combination Proposal, the merger will not occur. As further discussed in the section entitled “Certain Other Agreements Related to the Merger - BCYP Stockholders Support Agreement”, the Sponsor has entered into an agreement with BCYP (the “BCYP Stockholders Support Agreement”) pursuant to which the Sponsor has agreed to vote shares representing approximately 22% of the aggregate voting power of the BCYP Common Stock in favor of the Business Combination Proposal.

The Charter Amendment Proposal: The approval of each Charter Amendment Proposal requires the affirmative vote of the holders of a majority of outstanding BCYP Common Stock.

The Nasdaq Proposal: The approval of the Nasdaq Proposal requires the affirmative vote of the holders of a majority of the total votes cast on such proposal.

The Incentive Plan Proposal: The approval of the Incentive Plan Proposal requires the affirmative vote of the holders of a majority of the total votes cast on such proposal.

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The ESPP Proposal: The approval of the ESPP Proposal requires the affirmative vote of the holders of a majority of the total votes cast on such proposal.

The Director Election Proposal: In order to be elected as a director as described in the Director Election Proposal, a nominee must receive a plurality of all the votes cast at the Special Meeting, which means that the nominees with the most votes are elected.

The Adjournment Proposal: The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the total votes cast on such proposal.

Q:	WHY IS BCYP PROPOSING THE MERGER?

A:	BCYP was organized to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (collectively, a “business combination”). In January 2021, BCYP completed its initial public offering, generating gross proceeds of $115,000,000. Since the BCYP IPO, BCYP’s activity has been limited to the evaluation of business combination candidates.

Based on its due diligence investigations of SAB Biotherapeutics and the industry in which it operates, including the financial and other information provided by SAB Biotherapeutics in the course of their negotiations in connection with the Business Combination Agreement, BCYP believes that SAB Biotherapeutics has attractive growth expansion opportunities and a strong management team that will benefit from the consummation of the Business Combination and with the infusion of additional capital improving SAB Biotherapeutics’ ability to grow.

See the section entitled “Proposal No. 1 - The Business Combination Proposal - Recommendation of the BCYP Board of Directors and Reasons for the Merger.”

Q:	DO I HAVE REDEMPTION RIGHTS?

A:	If you are a holder of Public Shares, you have the right to demand that BCYP redeem such shares for a pro rata portion of the cash held in the Trust Account, regardless of whether you vote for or against the Business Combination Proposal (such rights, “redemption rights”).

Notwithstanding the foregoing, a holder of Public Shares, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking redemption with respect to more than 15% of the Public Shares. Accordingly, all Public Shares in excess of 15% held by a Public Stockholder, together with any affiliate of such holder or any other person with whom such holder is acting in concert or as a “group”, will not be redeemed.

Q:	HOW DO I EXERCISE MY REDEMPTION RIGHTS?

A:	Holders of Public Shares will be entitled to receive cash for these shares only if they:

(a)	no later than 5:00 p.m. (New York City time) October 18, 2021 (two (2) business days prior to the date of the Special Meeting):

i.	submit a written request to BCYP’s transfer agent that BCYP redeem their Public Shares for cash;

ii.	certify in such demand for redemption that they “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act); and

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iii.	deliver such Public Shares to BCYP’s transfer agent (physically or electronically); and

(b)	Affirmatively vote “FOR” or “AGAINST” or “ABSTAIN” on the Business Combination Proposal.

If the Business Combination is not completed, these shares will not be redeemed. If a holder of Public Shares properly demands redemption and votes “FOR” or “AGAINST” or “ABSTAIN” on the Business Combination Proposal, BCYP will redeem each Public Share for a full pro rata portion of the trust account holding the proceeds from BCYP’s initial public offering, calculated as of two business days prior to the consummation of the business combination. As of September 17, 2021, the Record Date for the Special Meeting, this would amount, for illustrative purposes, to approximately $10.10 per share. If a holder of Public Shares exercises its redemption rights, then it will be exchanging its shares of BCYP Common Stock for cash and will no longer own the shares.

Holders of units must elect to separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact BCYP’s transfer agent directly and instruct them to do so. Public stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time up to the time the vote is taken with respect to the Business Combination Proposal at the Special Meeting. If you deliver your shares for redemption to BCYP’s transfer agent and later decide prior to the Special Meeting not to elect redemption, you may request that BCYP’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of redemption rights must be received by BCYP’s transfer agent prior to the vote taken on the Business Combination Proposal at the Special Meeting. No demand for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the transfer agent prior to the vote at the Special Meeting.

If a holder of Public Shares votes for or against the Business Combination Proposal and demand is properly made as described above, then, if the merger is consummated, BCYP will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash.

For a discussion of the material U.S. federal income tax considerations for holders of Public Shares with respect to the exercise of these redemption rights, see “Material U.S. Federal Income Tax Consequences - Tax Consequences of a Redemption of BCYP Public Shares.”

Q:	WILL HOW I VOTE AFFECT MY ABILITY TO EXERCISE REDEMPTION RIGHTS?

A:	No. You may exercise your redemption rights whether you vote your Public Shares “FOR” or “AGAINST” the Business Combination or any other Proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the Nasdaq listing standards.

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Q:	WHAT HAPPENS IF A SUBSTANTIAL NUMBER OF THE PUBLIC STOCKHOLDERS VOTE IN FAVOR OF THE BUSINESS COMBINATION AND EXERCISE THEIR REDEMPTION RIGHT?

A:	BCYP stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders. The consummation of the Business Combination is conditioned upon, among other things, having at least $5,000,001 in net tangible assets immediately prior to or upon consummation of the Business Combination as described herein; however, the unaudited pro forma condensed combined information does not include this assumption as SAB Biotherapeutics has a significant equity balance and would still be able to consummate the transaction even if all public BCYP shareholders redeemed their Public Shares which we determined is not probable. In addition, with fewer Public Shares and public stockholders, the trading market for the Combined Entity’s stock may be less liquid than the market for BCYP Common Stock was prior to consummation of the Business Combination, and BCYP may not be able to meet the listing standards for Nasdaq. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into SAB Biotherapeutics’ business will be reduced.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:	If BCYP does not complete the Merger with SAB Biotherapeutics for any reason, BCYP would search for another target business with which to complete a business combination. If BCYP does not complete the merger with SAB Biotherapeutics and does not complete an initial business combination with another target business by April 14, 2022 (or October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months), BCYP must redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the amount then held in the Trust Account divided by the number of outstanding Public Shares. The Sponsor has no redemption rights in the event a business combination is not effected in the required time period and, accordingly, its Founder Shares will be worthless. Additionally, in the event of such liquidation, there will be no distribution with respect to BCYP’s outstanding warrants. Accordingly, such warrants will expire worthless.

Q:	HOW DO THE INITIAL STOCKHOLDERS INTEND TO VOTE ON THE PROPOSALS?

A:	The Initial Stockholders are the owners of record and are entitled to vote 3,292,200 shares of BCYP Common Stock (comprised of 2,875,000 Founder Shares and 417,200 shares underlying the Private Placement Units), which is approximately 22% of the outstanding shares of BCYP Common Stock. The Initial Stockholders have agreed to vote any Founder Shares, shares underlying the Private Placement Units and any Public Shares held by it as of the Record Date in favor of the proposals. See “Certain Other Agreements Related to the Merger - BCYP Stockholders Support Agreement.”

Q:	WHAT DO I NEED TO DO NOW?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please submit your proxies as soon as possible so that your shares will be represented at the Special Meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by your broker, bank or other nominee if your shares are held in the name of your broker, bank or other nominee.

Q:	HOW DO I VOTE?

A:	If you are a stockholder of record of BCYP as of September 17, 2021 (the “BCYP Record Date”), you may submit your proxy before the Special Meeting in any of the following ways:

●	use the toll-free number shown on your proxy card;

●	visit the website shown on your proxy card to vote via the Internet; or

●	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

If you are a stockholder of record of BCYP as of the BCYP Record Date, you may also vote online during the Special Meeting or any adjournment thereof by accessing https://www.cstproxy.com/bigcypressaccorp/2021.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to participate in the virtual Special Meeting will need to obtain a proxy form from their broker, bank or other nominee.

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Q:	HOW DO I REGISTER TO PARTICIPATE IN THE SPECIAL MEETING?

A:	To register for the virtual Special Meeting, please follow these instructions as applicable to the nature of your ownership of BCYP Common Stock.

If your shares are registered in your name with BCYP’s transfer agent and you wish to participate in the online-only virtual Special Meeting, go to https://www.cstproxy.com/bigcypressaccorp/2021, enter the control number you received on your proxy card and click on “Click here” to preregister for the online meeting link at the top of the page. Just prior to the start of the meeting, you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

Beneficial stockholders who wish to participate in the online-only virtual Special Meeting must obtain a legal proxy by contacting their account representative at the bank, broker or other nominee that holds their shares and email a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who email a valid legal proxy will be issued a meeting control number that will allow them to register to attend and participate in the online-only meeting. After contacting BCYP’s transfer agent, a beneficial holder will receive an email prior to the Special Meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact BCYP’s transfer agent at least five business days prior to the Special Meeting date.

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY A BROKER, BANK OR OTHER NOMINEE, WILL MY BROKER, BANK OR OTHER NOMINEE VOTE MY SHARES FOR ME?

A:	If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares.

Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to BCYP or by voting in person at the Special Meeting unless you provide a “legal proxy”, which you must obtain from your broker, bank or other nominee. In addition to such legal proxy, if you wish to participate in the virtual Special Meeting and vote online during the Special Meeting, but are not a stockholder of record because you hold your shares in “street name”, obtain a legal proxy from your broker, bank or other nominee and email a copy (a legible photograph is sufficient) of your legal proxy to your broker, bank or other nominee, who cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe all of the proposals presented to the stockholders at the Special Meeting will be considered non-discretionary and, therefore, your broker, bank or other nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting.

If you are a BCYP stockholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal. Such broker non-votes will be the equivalent of a vote “AGAINST” the Charter Amendment Proposal but will have no effect on the Business Combination Proposal, Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal. Your broker, bank or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker, bank or other nominee to vote your shares in accordance with directions you provide.

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Q:	WHAT IF I ATTEND THE SPECIAL MEETING AND ABSTAIN OR DO NOT VOTE?

A:	For purposes of the Special Meeting, an abstention occurs when a stockholder’s shares are represented at the Special Meeting by virtual attendance but not voted on one or more proposals or a proxy is returned with an “abstain” vote.

If you are a BCYP stockholder and your shares are represented at the Special Meeting by virtual attendance and you fail to vote on the Charter Amendment Proposal, or if you respond to such proposal with an “abstain” vote, your failure to vote or “abstain” vote in each case will have the same effect as a vote “AGAINST” such proposals.

If you are a BCYP stockholder and your shares are represented at the Special Meeting by virtual attendance and you fail to vote on the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Adjournment Proposal, or if you respond to such proposals with an “abstain” vote, your failure to vote or “abstain” vote in each case will have no effect on the vote count for such proposals.

If you are a BCYP stockholder (other than the Initial Stockholders), you may exercise your redemption rights regardless of whether you vote or abstain from voting on any of the proposals, including the Business Combination proposal.

Q:	WHAT WILL HAPPEN IF I RETURN MY PROXY CARD WITHOUT INDICATING HOW TO VOTE?

A:	If you sign and return your proxy card without indicating how to vote on any particular proposal, the BCYP stock represented by your proxy will be voted as recommended by the BCYP Board with respect to that proposal.

Q:	MAY I CHANGE MY VOTE AFTER I HAVE DELIVERED MY PROXY OR VOTING INSTRUCTION CARD?

A:	Yes. You may change your vote at any time before your proxy is voted at the Special Meeting. You may do this in one of three ways:

●	filing a notice with the corporate secretary of BCYP;

●	mailing a new, subsequently dated proxy card; or

●	by participating in the virtual Special Meeting and voting online during the virtual Special Meeting.

If you are a stockholder of record of BCYP and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to BCYP, 300 W. 41st Street, Suite 202, Miami Beach, FL 33140 and it must be received at any time before the vote is taken at the Special Meeting. Any proxy that you submitted may also be revoked by submitting a new proxy by mail, or online or by telephone, not later than on 11:59 p.m., Eastern Time on the date prior to the date of the Special Meeting, or by participating in the virtual Special Meeting and voting online during the Special Meeting. Simply participating in the virtual Special Meeting will not revoke your proxy. If you have instructed a broker, bank or other nominee to vote your shares of BCYP Common Stock, you must follow the directions you receive from your broker, bank or other nominee in order to change or revoke your vote.

Q:	WHAT HAPPENS IF I FAIL TO TAKE ANY ACTION WITH RESPECT TO THE SPECIAL MEETING?

A:

If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will continue to be a stockholder of BCYP. As a corollary, failure to vote either for or against the Business Combination Proposal means you will not have any redemption rights in connection with the merger to exchange your Public Shares for a pro rata share of the funds held in the Trust Account.

If you fail to take any action with respect to the Special Meeting and the merger is not approved, you will continue to be a stockholder of BCYP while BCYP searches for another target business with which to complete a business combination.

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Q:	WHAT HAPPENS IF I SELL MY SHARES OF BCYP COMMON STOCK BEFORE THE BCYP SPECIAL MEETING?

A:	The BCYP Record Date is earlier than the date of the BCYP Special Meeting. If you transfer your shares of BCYP Common Stock after the BCYP Record Date, but before the BCYP Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the BCYP Special Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your shares BCYP Common Stock prior to the Record Date, you will have no right to vote those shares at the BCYP Special Meeting.

Q:	DO I HAVE APPRAISAL RIGHTS IF I OBJECT TO THE PROPOSED BUSINESS COMBINATION?

A:	No. There are no appraisal rights available to holders of BCYP Common Stock in connection with the Business Combination.

Q:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

A:	Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered under more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares.

Q:	WHO WILL SOLICIT AND PAY THE COST OF SOLICITING PROXIES?

A:	BCYP will pay the cost of soliciting proxies for the Special Meeting. BCYP has engaged Kingsdale Advisors to assist in the solicitation of proxies for the Special Meeting. BCYP has agreed to pay Kingsdale Advisors a fee of up to $17,600, plus disbursements. BCYP will reimburse Kingsdale Advisors for reasonable out-of-pocket expenses and will indemnify Kingsdale Advisors and its affiliates against certain claims, liabilities, losses, damages and expenses. BCYP will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of BCYP common stock for their expenses in forwarding soliciting materials to beneficial owners of the BCYP common stock and in obtaining voting instructions from those owners. BCYP’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	WHOM SHOULD I CONTACT IF I HAVE ANY QUESTIONS ABOUT THE PROXY MATERIALS OR VOTING?

A:	If you have any questions about the proxy materials, need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you can contact our Chief Executive Officer, Samuel J. Reich, at sam@bigcypressaccorp.com, or by sending a letter to Mr. Reich at the offices of BCYP at 300 W. 41st Street, Suite 202, Miami Beach, FL 33140 with any questions about the proposals described in this proxy statement/prospectus or how to execute your vote.

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You may also contact Kingsdale Advisors, the proxy solicitation agent for BCYP at:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, NY 10151

Banks and Brokerage Firms Call: 416-867-2272

Shareholders Call Toll Free: 1-800-775-1986

Email: contactus@kingsdaleadvisors.com

To obtain timely delivery, BCYP stockholders must request the materials no later than October 13, 2021.

You may also obtain additional information about BCYP from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.”

If you are a BCYP stockholder and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to Continental (or through the Depositary Trust Company to Continental) at the address listed below at least two business days prior to the vote at the Special Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

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SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its annexes, and the other documents referred to herein before you decide how to vote. Each item in this summary includes a page reference directing you to a more complete description of that item.

Parties to the Merger

BCYP

BCYP is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. BCYP’s Common Stock, units and warrants are currently listed on Nasdaq under the symbols “BCYP”, “BCYPU” and “BCYPW”, respectively.

The registration statement for BCYP’s Initial Public Offering was declared effective by the SEC on January 11, 2021 and on January 14, 2021, BCYP consummated the Initial Public Offering of 11,500,000 Units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000. Each Unit consists of one share of common stock, and one-half redeemable warrant to purchase one share of common stock at a price of $11.50 per whole share. Simultaneously with the closing of the IPO, BCYP consummated the sale of 417,200 Private Placement Units, at a price of $10.00 per unit, in a private placement to our Sponsor, generating gross proceeds of $4,172,000.

Following our Initial Public Offering and the sale of the Private Placement Warrants, a total of $116,150,000 was placed in the Trust Account. In accordance with BCYP’s current Amended and Restated Certificate of Incorporation, the amounts held in the Trust Account may only be used by BCYP upon the consummation of a business combination, except that there may be released to BCYP, from time to time, any interest earned on the funds in the Trust Account that BCYP may need to pay its tax obligations.

The mailing address of BCYP’s principal executive office is 300 W. 41st Street, Suite 202, Miami Beach, FL 33140 and the telephone number of BCYP’s principal executive office is (305) 204-3338. BCYP’s internet website is https://www.bigcypressaccorp.com/.

Merger Sub

Merger Sub is a Delaware corporation, and BCYP’s direct wholly-owned subsidiary, incorporated by BCYP on February 9, 2021 to facilitate the merger. In the merger, Merger Sub will merge with and into SAB Biotherapeutics, with SAB Biotherapeutics being the surviving entity. SAB Biotherapeutics stockholders will exchange their shares of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock for shares of New SAB Biotherapeutics Common Stock as consideration in the merger.

The mailing address of Merger Sub’s principal executive office is 300 W. 41st Street, Suite 202, Miami Beach, FL 33140 and its telephone number is (305) 204-3338.

SAB Biotherapeutics, Inc.

SAB Biotherapeutics is a clinical-stage biopharmaceutical company advancing a new class of immunotherapies based on its human polyclonal and monoclonal antibodies. Polyclonal antibody (pAb) response is a natural mode of immune response exhibited by the adaptive immune system of mammals that ensures that a single antigen or disease particle is recognized and attacked through its overlapping parts, called epitopes, by multiple antibody molecule species. A monoclonal antibody (mAb) is an antibody made by cloning a single, unique white blood cell that binds to a single epitope on an antigen. An antigen is a molecule or molecular structure on the outside of pathogen that triggers an immune response and that can be bound by an antigen-specific antibody. An epitope is the part of an antigen (disease component) that is recognized by the immune system, specifically by antibodies (immunoglobulins).

SAB has applied advanced genetic engineering and antibody science to develop transchromosomic (Tc) Bovine™ herds that produce fully human antibodies targeted to specific diseases, including infectious diseases such as COVID-19 and influenza, immune system disorders including type 1 diabetes and organ transplantation, and cancer. The term “fully human antibodies”, as used within this document, means that the entire protein sequence of both the heavy chain and the light chain of the antibodies are the human antibody sequences as transcribed and translated by the human antibody genes contained on the human artificial chromosome. The immunoglobulin heavy chain (IgH) is the large polypeptide subunit of an antibody (immunoglobulin), the human DNA coding sequence of which is located on human chromosome 14. The immunoglobulin kappa light chain (Igκ) is the small polypeptide subunit of an antibody (immunoglobulin), the human DNA coding sequence of which is located on human chromosome 2.

SAB Biotherapeutics’ versatile and scalable DiversitAb™ platform is applicable to a wide range of human diseases, capable of producing specifically targeted, high-potency immunotherapies. The platform has been expanded and validated through funding awarded from U.S. government emerging disease and medical countermeasures programs, the most recent of which totals up to $143 million, to support development of new investigational products for research use only, build human resources and manufacturing capacity, and advance clinical studies. SAB Biotherapeutics is advancing clinical programs in two indications, and preclinical development in three indications. In addition, SAB Biotherapeutics is executing on two research collaborations with global pharmaceutical companies, including CSL Behring and a confidential collaboration.

SAB Biotherapeutics has focused its efforts on developing its product and platform value chain. Since its founding in 2014, SAB Biotherapeutics has generated revenue from government awards and commercial agreements that have provided proof-of-concept and consistency of outcomes across more than a dozen development programs. In addition, it has generated substantial results from government, academic and commercial collaborators, including testing, process development and optimization, nonclinical and clinical studies for multiple, distinct product candidates in infectious disease, oncology and immune disorders.

SAB Biotherapeutics, Inc. was incorporated under the laws of the State of Delaware on April 10, 2014. SAB Biotherapeutics’ principal executive offices are located at 2100 East 54th Street North, Sioux Falls, SD 57104, and its telephone number is (605) 679-6800.

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Proposals to be Presented to the Stockholders of BCYP at the Special Meeting

The following is a summary of the Proposals to be presented at the Special Meeting. Each of the Proposals below is cross-conditioned on the approval of each other. The transactions contemplated by the Business Combination Agreement will be consummated only if the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, and the Director Election Proposal are approved at the Special Meeting.

As discussed in this proxy statement/prospectus, BCYP is asking its stockholders to approve the Business Combination Agreement, pursuant to which, among other things, on the date of Closing, Merger Sub will merge with and into SAB Biotherapeutics, with SAB Biotherapeutics as the surviving company in the Business Combination and, after giving effect to such Business Combination, SAB Biotherapeutics will become a wholly owned subsidiary of BCYP. In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the Effective Time, (i) each outstanding share of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock will be automatically canceled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and a conversion rate of $10.10, and (ii) each outstanding vested and unvested option to purchase shares of SAB Biotherapeutics’ common stock will be canceled in exchange for a comparable option to purchase shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value with respect to vested options and a conversion rate of $10.10.

The Business Combination Agreement

The terms and conditions of the merger are contained in the Business Combination Agreement and Amendment No. 1 to Business Combination Agreement, which are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement carefully, as it is the legal document that governs the merger.

If the Business Combination Agreement is approved and adopted and the merger is subsequently completed, Merger Sub will merge with and into SAB Biotherapeutics, with SAB Biotherapeutics surviving the merger as a wholly-owned subsidiary of BCYP (the “Merger”).

Merger Consideration

Common Stock, Preferred Stock and Options. Subject to the terms and conditions set forth in the Business Combination Agreement, at the Effective Time:

●

Each outstanding share of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and a conversion rate of $10.10; and

●	The holders of shares of SAB Biotherapeutics Common Stock and Preferred Stock will be entitled to receive their pro rata share of up to approximately 10,473,915 additional shares of New SAB Biotherapeutics Common Stock being issued into escrow (the “Earnout Escrow Account”) at the closing (the “Earnout Shares”), which will be released if certain conditions are met within a five-year period following the closing of the Business Combination (the “Earnout Period”), pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Earnout Escrow Agreement; and

●	Each outstanding vested and unvested option to purchase shares of SAB Biotherapeutics’ common stock will be canceled in exchange for a comparable option to purchase New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and a conversion rate of $10.10. In addition, the holders of vested options shall also receive in the aggregate, approximately 1,526,085 restricted stock units (the “Earnout RSUs”), which final number will be determined prior to closing based on the pro rata percentage that the SAB Biotherapeutics options represent compared to the outstanding share capital of SAB Biotherapeutics prior to closing assuming exercise of such vested options. Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock, subject to the same milestones applicable to the Earnout Shares.

For purposes herein and the Business Combination Agreement, the Equity Value is deemed to be an agreed upon amount equal to $300 million. The total number of shares of New SAB Biotherapeutics Common Stock expected to be issued at the Effective Time of the Merger (and upon exercise of the vested options to purchase SAB Biotherapeutics Common Stock) is approximately 29,702,970 shares.

Earnout Shares.

The total maximum number of Earnout Shares and shares underlying the Earnout RSUs will be equal to 12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate.

At the effective time, New SAB Biotherapeutics will issue and deliver to the Earnout Escrow Agent, approximately 10,473,915 shares of New SAB Biotherapeutics Common Stock , which shares shall be allocated on a pro rata basis among the SAB Biotherapeutics stockholders who have received shares of New SAB Biotherapeutics Common Stock in accordance with the Business Combination Agreement and the Earnout Escrow Agreement (the “Stockholder Earnout Group”).

The Earnout Shares shall be released and delivered to the Stockholder Earnout Group as follows:

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period;

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●

25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $20.00 during at least 20 trading days within a 30-day trading period;

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $25.00 during at least 20 trading days within a 30-day trading period; and

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $30.00 during at least 20 trading days within a 30-day trading period.

Each tranche of Earnout Shares will also be earned and released to the Stockholder Earnout Group in the event of a change in control of New SAB Biotherapeutics during the Earnout Period that results in the holders of New SAB Biotherapeutics Common Stock receiving a per-share aggregate consideration equal to or in excess of the applicable tranche of Earnout Shares (which calculation shall be determined by dividing the total aggregate value of the consideration to be paid in the change of control transaction by the total number of shares of New SAB Biotherapeutics Common Stock outstanding prior to the change of control transaction, assuming that, with respect to the applicable tranche of shares of New SAB Biotherapeutics Common Stock, only the applicable tranche of such Earnout Shares shall be deemed outstanding Parent Shares).

 Fractional Shares. No fraction of a share of New SAB Biotherapeutics Common Stock will be issued by virtue of the Merger or the other transactions contemplated thereby, and each person who would otherwise be entitled to a fraction of a share of New SAB Biotherapeutics Common Stock (after aggregating all fractional shares of New SAB Biotherapeutics Common Stock that otherwise would be received by such holder) will instead receive the number of shares of New SAB Biotherapeutics Common Stock issued to such person rounded in the aggregate to the nearest whole share of New SAB Biotherapeutics Common Stock.

Conditions to Closing of the Business Combination

The consummation of the Business Combination is conditioned upon, among other things, (i) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restriction or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect, (ii) the registration statement/proxy statement to be filed by BCYP relating to the Business Combination Agreement and the Business Combination becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the registration statement/proxy statement to be filed by BCYP relating to the Business Combination Agreement and the Business Combination, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (iii) BCYP’s initial listing application with Nasdaq in connection with the Business Combination having been approved (subject to notice of issuance) and, immediately following the Effective Time, BCYP having satisfied any applicable initial and continuing listing requirements of Nasdaq, and BCYP having not received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time, and shares of BCYP Common Stock having been approved for listing on Nasdaq; (iv) the approval and adoption of the Business Combination Agreement and transactions contemplated thereby by the requisite vote of each of SAB Biotherapeutics’ stockholders and BCYP’s stockholders; and (v) after giving effect to the transaction contemplated by the Business Combination Agreement, BCYP having net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51(g)(1) of the Exchange Act) upon consummation of the Business Combination. BCYP and SAB Biotherapeutics have each determined that no filings under the HSR Act is required in connection with the consummation of the Business Combination.

The parties to the Business Combination Agreement may waive any of the conditions to its obligation to close the Business Combination Agreement and BCYP, SAB Biotherapeutics and Merger Sub may together waive the conditions to all of the parties’ obligations. However, pursuant to BCYP’s amended and restated certificate of incorporation, BCYP cannot consummate the Business Combination if it would have less than $5,000,001 of Net Tangible Assets remaining after the closing. For further information, see “The Business Combination Agreement.”

Representations and Warranties

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “Disclosure Schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about BCYP, Sponsor, SAB Biotherapeutics or any other matter.

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Covenants

The Business Combination Agreement includes customary covenants of the parties with respect to operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger. The Business Combination Agreement also contains additional covenants of the parties, including, among others, covenants providing for BCYP and SAB Biotherapeutics to use reasonable best efforts to cooperate in the preparation of the Registration Statement and proxy statement/prospectus (as each such term is defined in the Business Combination Agreement) required to be filed in connection with the Merger and to obtain all requisite approvals of their respective stockholders including, in the case of BCYP, approvals of the Business Combination Agreement and the Merger, the restated certificate of incorporation, the share issuance under Nasdaq rules and the equity incentive plan and employee stock purchase plan of BCYP.

Listing of New SAB Biotherapeutics Stock

BCYP Common Stock is listed on Nasdaq under the symbol “BCYP” and BCYP warrants are listed on Nasdaq under the symbol “BCYPW.” Following the merger, New SAB Biotherapeutics Common Stock (including New SAB Biotherapeutics Common Stock issuable in the Merger) and warrants (the current BCYP warrants, including, for the avoidance of doubt, the Private Placement Warrants) will be listed on Nasdaq under the symbols “DIVR” and “DIVRW”, respectively, subject to Nasdaq’s approval of the listing of New SAB Biotherapeutics, Inc.

Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of BCYP and SAB Biotherapeutics;

●	by BCYP, subject to certain exceptions, if any of the representations or warranties made by SAB Biotherapeutics are not true and correct or if SAB Biotherapeutics fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of BCYP, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) December 15, 2021 (the “Termination Date”);

●	by SAB Biotherapeutics, subject to certain exceptions, if any of the representations or warranties made by the BCYP Parties are not true and correct or if any BCYP Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of SAB Biotherapeutics, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

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●	by either BCYP or SAB Biotherapeutics, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

●	by BCYP, if SAB Biotherapeutics does not deliver, or cause to be delivered to BCYP, the Company Stockholder Written Consent or the SAB Biotherapeutics Stockholder Support Agreements when required under the Business Combination Agreement; and

●	by either BCYP or SAB Biotherapeutics:

●	if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable; or

●	if the BCYP Stockholder Meeting has been held (including any adjournment thereof), has concluded, BCYP’s stockholders have duly voted and the Required BCYP Stockholder Approval was not obtained.

The termination provisions of the Business Combination Agreement are described in more detail in the section of this proxy statement/prospectus entitled “Termination.”

Other Agreements

Sponsor Support Agreement

In connection with the execution of the Business Combination Agreement, the Initial Stockholders (including the Sponsor) entered into a sponsor support agreement (the “Sponsor Support Agreement”) with BCYP and SAB Biotherapeutics pursuant to which the Initial Stockholders have, among other things, agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination); (ii) vote against any Company Acquisition Proposal (as defined in the Business Combination Agreement) and certain other matters as set forth in the Sponsor Support Agreement; (iii) waive any adjustment to the conversion ratio set forth in the governing documents of BCYP or any other anti-dilution or similar protection with respect to the common stock of BCYP (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise); (iv) be bound by certain transfer restrictions with respect to its shares in BCYP prior to the closing of the Business Combination; (v) certain forfeiture provisions with respect to up to 598,580 of the shares owned by them (the “Restricted Shares”) during a period of up to five years from the Closing (the “Vesting Period”) as follows:

●	149,645 of the Restricted Shares will become fully vested and unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period;

●	149,645 of the Restricted Shares become fully vested unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $20.00 during at least 20 trading days within a 30-day trading period;

●	149,645 of the Restricted Shares become fully vested and unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $25.00 during at least 20 trading days within a 30-day trading period; and

●	149,645 of the Restricted Shares become fully vested and unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $30.00 during at least 20 trading days within a 30-day trading period.

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Each tranche of Restricted Shares will also become fully vested and unrestricted in the event of a change in control of New SAB Biotherapeutics during the Vesting Period that results in the holders of New SAB Biotherapeutics Common Stock receiving a per-share aggregate consideration equal to or in excess of the applicable tranche of Restricted Shares.

SAB Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, certain stockholders of SAB Biotherapeutics entered into a Stockholder Support Agreement, pursuant to which such SAB Biotherapeutics stockholders agreed, among other things, (i) to execute an irrevocable written consent approving and adopting the Business Combination Agreement and the transactions contemplated thereby, and (ii) to not transfer any shares of SAB Biotherapeutics’ common stock or preferred stock prior to the Closing.

Generally, the SAB Biotherapeutics Stockholder Support Agreements terminate at the earlier of the Effective Time and the date the Business Combination Agreement is terminated in accordance with its terms. The SAB Biotherapeutics Stockholder Support Agreement for one stockholder terminates upon the earlier of (i) the Effective Time, (ii) the Termination Date, (iii) the date the Business Combination Agreement is terminated in accordance with its terms, (iv) the occurrence of certain liquidation events of BCYP, (v) the time of a modification, amendment or waiver of the Business Combination Agreement without such stockholder’s consent which decreases the form or proportion of the consideration to be paid to such stockholder, (vi) the modification of the conditions to the consummation of the transactions contemplated by the Business Combination Agreement which adversely affects the stockholder in any material respect, or (vii) the modification of the Termination Date.

Amended and Restated Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain stockholders of SAB Biotherapeutics (the “Lock Up Parties”) have agreed to enter into an Amended and Restated Registration Rights Agreement which provides certain customary registration rights and subjects the shares of New SAB Biotherapeutics Common Stock to be held by the Lock Up Parties to a lock-up period for 180 days after Closing, during which such parties may not transfer any shares of New SAB Biotherapeutics Common Stock.

The Amended and Restated Registration Rights Agreement also provides that a representative of BioDak, LLC “BioDak”) will have the right to attend meetings of the BCYP Board of Directors after the effective time, until such time as BioDak and its affiliates transfer more than 75% of the New SAB Biotherapeutics Common Stock held by them as of the Closing.

See “The Business Combination Agreement - Related Agreements - Amended and Restated Registration Rights Agreement” and “Description of New SAB Biotherapeutics Securities.”

Appraisal Rights

Appraisal rights are not available to holders of shares of common stock in connection with the proposed Business Combination under Delaware law.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds proceeds of the Initial Public Offering (including interest earned on the funds held in the Trust Account and not previously released to BCYP to pay its franchise and income taxes). For illustrative purposes, based on the funds in the Trust Account of approximately $116,157,288 on the Record Date, the estimated per share redemption price would have been approximately $10.10.

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In order to exercise your redemption rights, you must:

●	prior to 5:00 p.m. Eastern Time on October 18, 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares to Continental Stock Transfer & Trust Company, BCYP’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

●	deliver your Public Shares either physically or electronically through the Depositary Trust Company to Continental at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and option to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect delivery. It is BCYP’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, BCYP does not have any control over this process and it may take longer than two weeks.

Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares are described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to Continental) and thereafter, with BCYP’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such a request by contacting Continental at the street address or email address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in BCYP Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata portion of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in or have any interest in, the further growth of New SAB Biotherapeutics, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case BCYP will properly return any Public Shares previously delivered by the public holders.

As of the date of this proxy statement/prospectus, there are an aggregate of 14,792,200 shares of Common Stock outstanding, including 3,292,200 shares of Common Stock held by the Initial Stockholders, and the total number of shares of New SAB Biotherapeutics Common Stock expected to be issued at the Effective Time of the Business Combination as merger consideration is approximately 29,702,970 shares. The following table illustrates the estimated equity percentage in New SAB Biotherapeutics immediately following the consummation of the Business Combination, based on the varying levels of redemptions by the public shareholders and the following additional assumptions:

	Share Ownership in New SAB Biotherapeutics(1)
	No Redemptions	Midpoint (2)	Maximum redemptions(3)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares	Percentage of Outstanding Shares
BCYP Public Stockholders	26.20%	15.07%	0.00%
Initial Stockholders (4)	6.14%	7.06%	8.31%
SAB Biotherapeutics Stockholders (5)	67.67%	77.87%	91.69%
TOTAL	100%	100%	100%

(1)	As of July 31, 2021. Percentages may not add to 100% due to rounding. Excludes 5,958,600 warrants to acquire shares of Common Stock. Excludes up to 598,580 shares of Common Stock that may be vested to the Initial Stockholders. Excludes the Earnout Shares being issued into the Earnout Escrow Account and shares underlying the Earnout RSUs (12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate). Excludes options to acquire shares of Common Stock under equity plans following consummation of the Business Combination.

(2)	Assumes that 50% of the 14,792,200 outstanding Public Shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection to the Business Combination.

(3)	Assumes that 14,792,200 outstanding Public Shares (being our estimate of the maximum number of public shares that could be redeemed in connection with the Business Combination) are redeemed in connection to the Business Combination.

(4)	Excludes up to 598,580 shares of Common Stock that may be vested to the Initial Stockholders.

(5)	Excludes the Earnout Shares being issued into the Earnout Escrow Account and shares underlying the Earnout RSUs (12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate).

Expected Accounting Treatment for the Merger

The Business Combination is expected to be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, BCYP will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on SAB Biotherapeutics stockholders comprising a relative majority of the voting power of New SAB Biotherapeutics and having the ability to nominate a majority of the members of the Board of New SAB Biotherapeutics, SAB Biotherapeutics’ operations prior to the acquisition comprising the only ongoing operations of New SAB Biotherapeutics, and SAB Biotherapeutics’ senior management comprising a majority of the senior management of New SAB Biotherapeutics. Accordingly, for accounting purposes, the financial statements of New SAB Biotherapeutics will represent a continuation of the financial statements of SAB Biotherapeutics with the Business Combination being treated as the equivalent of SAB Biotherapeutics issuing stock for the net assets of BCYP, accompanied by a recapitalization. The net assets of BCYP will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of SAB Biotherapeutics in future reports of New SAB Biotherapeutics.

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Emerging Growth Company

BCYP is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. BCYP has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, BCYP, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of BCYP’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of BCYP’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, BCYP is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

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Management

Executive Officers and Directors of New SAB Biotherapeutics

The following persons are expected to be elected or appointed by the BCYP board to serve as executive officers and directors of New SAB Biotherapeutics following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see “Management after the Business Combination — Management and Board of Directors”.

Name	Age	Position(s)
Samuel J. Reich(1)	46	Class III Director and Executive Chairman of the Board
Christine Hamilton, MBA(2)	65	Class III Director
Eddie J. Sullivan, PhD(2)	55	Class III Director, President and Chief Executive Officer
Mervyn Turner, PhD.(2)	74	Class I Director
Jeffrey G. Spragens(1)	79	Class II Director
William Polvino, MD, PhD(2)	60	Class I Director
David Link(2)	66	Class II Director
Russell Beyer	66	Chief Financial Officer
Charles H. Randall, Jr., MBA	58	Chief Strategy Officer
Thomas Luke, MD	59	Chief Medical Officer

(1)	BCYP Designee

(2)	New SAB Biotherapeutics Designee

Classified Board of Directors

The Combined Entity’s board of directors will consist of seven members upon the closing of the Business Combination. In accordance with the Amended Charter to be filed immediately after the consummation of the Business Combination, the board of directors will be divided into three classes, Classes I, II and III, each to serve a three-year term, except for the initial term after the Closing, for which the Class I directors will be up for reelection at the first annual meeting of stockholders occurring after the Closing, and for which the Class II directors will be up for reelection at the second annual meeting of stockholders occurring after the Closing. At each annual general meeting of stockholders of the Combined Entity, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following the election. Directors will not be able to be removed during their term except for cause.

It is expected that that any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of the Combined Entity’s board of directors into three classes with staggered three-year terms may delay or prevent a change of the Combined Entity’s management or a change in control.

See “Management After the Merger – Executive Officers and Directors” for additional information.

Recommendation of the BCYP Board of Directors and Reasons of the Merger

After careful consideration, the BCYP Board has unanimously determined that the merger, on the terms and conditions set forth in the Business Combination Agreement, is advisable and in the best interests of BCYP and its stockholders and has directed that the proposals set forth in this proxy statement/prospectus be submitted to its stockholders for approval at the Special Meeting on the date and at the time and place set forth in this proxy statement/prospectus. The BCYP Board unanimously recommends that BCYP stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal (if necessary). See “The Merger - Recommendation of the BCYP Board of Directors and Reasons for the Merger.”

BCYP’s Reasons for the Business Combination

BCYP and its management team considered a wide variety of factors in connection with its evaluation of the Business Combination. The BCYP Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the BCYP Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors.

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The BCYP Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

The Board believed a number of factors pertaining to the Business Combination generally supported its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following:

●	SAB Biotherapeutics Technology. SAB Biotherapeutics has a novel therapeutic engine that can produce human polyclonal antibodies for a broad array of pathogens which may lead to first in class therapeutics to treat a number of diseases, including seasonal influenza, Type 1 diabetes, and cancers;

●	Scalability of SAB Biotherapeutics Platform. SAB Biotherapeutics’ immunotherapy (therapies using antibodies) platform suggests scalable and reliable production of targeted, higher-potency neutralizing antibody products than what is available from any known third party and with the potential for novel potent, safe, and long-lasting antibody therapies;

●	SAB Biotherapeutics Management Team, Board and Advisors. SAB Biotherapeutics’ management team, board and other advisors have deep experience in drug development and negotiation of key partnerships.

●	Financial Condition. The BCYP Board also considered factors such as SAB Biotherapeutics’ historical financial results, outlook, financial plan and debt structure;

●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between BCYP and SAB Biotherapeutics;

●	Earnout Shares. The fact that SAB Biotherapeutics’ existing stockholders have agreed to subject part of the merger consideration (the Earnout Shares) to an escrow arrangement, which are to be released subject to certain share price contingencies, better aligning their interest with those of BCYP stockholders;

●	Absence of Minimum Cash Condition. The fact that SAB Biotherapeutics’ existing stockholders have agreed not to condition the Merger on a minimum cash condition; and

●	Other Alternatives. The BCYP Board believes, after a thorough review of other business combination opportunities reasonably available to BCYP, that the proposed merger represents the best potential business combination for BCYP and the most attractive opportunity for BCYP’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the BCYP Board believes that such process has not presented a better alternative.

The Board identified and considered the following factors and risks as weighing negatively against pursuing the Business Combination, although not weighted or in any order of significance:

●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	Redemption Risk. The potential that a significant number of BCYP stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to BCYP’s existing charter, which would potentially make the merger more difficult or impossible to complete;

●	Stockholder Vote. The risk that BCYP stockholders may fail to provide the respective votes necessary to effect the merger;

●	Closing Conditions. The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within BCYP’s control;

●	Litigation. The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

●	Listing Risks. The challenges associated with preparing SAB Biotherapeutics, a private entity, for the applicable disclosure and listing requirements to which New SAB Biotherapeutics will be subject as a publicly traded company on Nasdaq;

●	Liquidation of BCYP. The risks and costs to BCYP if the merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities;

●	Limitations of Review. The Board considered that BCYP was not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the SAB Biotherapeutics equityholders is fair to BCYP or its stockholders from a financial point of view.

●	BCYP Stockholders Receiving a Minority Position in SAB Biotherapeutics. The risk that BCYP stockholders will hold a minority position in SAB Biotherapeutics; and

●	Fees and Expenses. The fees and expenses associated with completing the merger.

After consideration of the factors described above and additional items discussed in the section entitled “Business Combination Proposal — Recommendation of the BCYP Board of Directors and Reasons for the Business Combination”, the Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for its Initial Public Offering, including that the business of SAB Biotherapeutics had a fair market value of at least 80% of the balance of the funds in the Trust Account (excluding the amount of deferred underwriting discounts held in trust and taxes payable on the interest earned on the Trust Account) at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “Business Combination Proposal.”

Interests of BCYP’s Directors and Officers in the Merger

Certain of BCYP’s executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of BCYP stockholders. The members of the BCYP Board were aware of and considered these interests, among other matters, when they approved the Business Combination Agreement and recommended that BCYP stockholders approve the proposals required to effect the merger. See “Proposal No. 1 - The Business Combination Proposal - Interests of BCYP’s Directors and Officers in the Merger.”

Special Meeting of BCYP Stockholders

The Special Meeting of BCYP stockholders (the “Special Meeting”) will be held virtually on October 20, 2021, at 10:00 a.m. Eastern time, and conducted exclusively via live audio cast at https://www.cstproxy.com/bigcypressaccorp/2021. At the Special Meeting, BCYP stockholders will be asked to approve the Business Combination Proposal, the Charter Amendment Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal (if necessary).

The BCYP Board has fixed the close of business September 17, 2021 (the “BCYP Record Date”) as the record date for determining the holders of BCYP Common Stock entitled to receive notice of and to vote at the Special Meeting. As of the BCYP Record Date, there were 14,792,200 shares of BCYP Common Stock outstanding and entitled to vote at the Special Meeting held by six holders of record. Each share of BCYP Common Stock entitles the holder to one vote at the Special Meeting on each proposal to be considered at the Special Meeting. As of the BCYP Record Date, the Initial Stockholders owns and is entitled to vote 3,292,200 shares of BCYP Common Stock, representing approximately 22% of the shares of BCYP Common Stock outstanding on that date. The Initial Stockholders have agreed to vote their shares in favor of the proposals set forth in this proxy statement/prospectus.

A majority of the voting power of the issued and outstanding BCYP Common Stock entitled to vote at the Special Meeting must be represented at the meeting by virtual attendance or by proxy to constitute a quorum and in order to conduct business at the Special Meeting.

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Approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of BCYP Common Stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. Approval of the Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of BCYP Common Stock. Approval of the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal (if necessary) each require the affirmative vote of the holders of a majority of the total votes cast on such proposal. In order to be elected as a director as described in the Director Election Proposal, a nominee must receive a plurality of all the votes cast at the Special Meeting, which means that the nominees with the most votes are elected.

It is important for you to note that if any of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal or the Director Election Proposal is not approved by BCYP stockholders then the merger will not be consummated. If BCYP does not consummate the merger and fails to complete an initial business combination by the Outside Date, BCYP will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in the Trust Account to the Public Stockholders.

Summary Risk Factors

In addition to the other information contained in this proxy statement/prospectus, including the matters addressed under the heading “Special Note Regarding Forward-Looking Statements”, you should carefully consider all of the risks and uncertainties described in the section of this proxy statement/prospectus captioned “Risk Factors” immediately following this Summary. These risks include, but are not limited to, the following:

Risks related to SAB Biotherapeutics’ business and operations, including that:

●	SAB Biotherapeutics is a clinical-stage biopharmaceutical company and has incurred significant losses since its inception. Although SAB Biotherapeutics realized net income in the fiscal year ended December 31, 2020, it may incur losses for the foreseeable future and may not be able to generate sufficient revenue to maintain profitability;

●	SAB Biotherapeutics’ limited operating history makes future forecasting difficult;

●	SAB Biotherapeutics’ product candidates are in preclinical or early-stage clinical development;

●	the future commercial success of SAB Biotherapeutics’ product candidates will depend on the degree of market acceptance of SAB Biotherapeutics’ potential products among physicians, patients, healthcare payers, and the medical community;

●

SAB Biotherapeutics has received awards from the U.S. Government in multiple projects over the course of operations, some of which include Government Purpose Rights, Government Limited Rights, and rights of publication;

●	failure to successfully identify, develop and commercialize additional products or product candidates could impair SAB Biotherapeutics’ ability to grow;

●	SAB Biotherapeutics depends upon its senior management and senior scientific staff, and their loss or unavailability could put SAB Biotherapeutics at a competitive disadvantage;

●	SAB Biotherapeutics is subject to manufacturing risks that could substantially increase the costs and limit supply of product candidates or prevent SAB Biotherapeutics from achieving a commercially viable production process;

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●	outbreaks of livestock diseases and other events affecting the health of SAB Biotherapeutics’ bovine herd can adversely impact SAB Biotherapeutics’ ability to conduct its operations and production of its product candidates; and

●	SAB Biotherapeutics is subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.

Risks related to SAB Biotherapeutics’ intellectual property and related laws and regulations, including that:

●	security breaches, loss of data and other disruptions could compromise sensitive information related to SAB Biotherapeutics’ business or prevent it from accessing critical information and expose SAB Biotherapeutics to liability, which could adversely affect its business and its reputation;

●	SAB Biotherapeutics’ success may depend on its ability to maintain the proprietary nature of its technology;

●	SAB Biotherapeutics may become involved in litigation to protect or enforce our patents or the patents of our collaborators or licensors, which could be expensive and time-consuming; and

●	if patent laws or the interpretation of patent laws change, SAB Biotherapeutics’ competitors may be able to develop and commercialize its discoveries.

Risks related to the Business Combination, including that:

●	BCYP may fail to receive the necessary votes to approve the merger;

●	the consummation of the merger is subject to a number of conditions and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the merger may not be completed;

●	BCYP and SAB Biotherapeutics will be subject to business uncertainties while the merger is pending;

●	directors and officers of BCYP have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus;

●	subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment;

●	if our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the Trust Account;

●	there can be no assurance that New SAB Biotherapeutics Common Stock issued in connection with the Business Combination will be approved for listing on the Nasdaq Global Market following the Closing, or that we will be able to comply with the continued listing standards of the Nasdaq; and

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●	BCYP did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price BCYP is paying is fair to BCYP from a financial point of view.

Risks related to ownership of our securities following the Business Combination, including that:

●	insiders will continue to have substantial influence over New SAB Biotherapeutics after the Closing, which could limit your ability to affect the outcome of key transactions, including a change of control;

●

subsequent to the consummation of the Business Combination, we may issue additional shares of New SAB Biotherapeutics Common Stock (including upon the exercise of warrants or conversion of New SAB Biotherapeutics Preferred Stock) which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders;

●	we may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless;

●	our stockholders will experience immediate dilution as a consequence of the issuance of New SAB Biotherapeutics Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New SAB Biotherapeutics;

●	our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus;

●	we will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, financial condition, and results of operations;

●	if the perceived benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of BCYP’s securities prior to the Closing may decline. The market values of New SAB Biotherapeutics’ securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which BCYP’s stockholders vote on the Business Combination Proposal and the other proposals presented to them; and

●	we are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

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SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SAB BIOTHERAPEUTICS

The following summary consolidated statements of operations data and consolidated statements of cash flows data of SAB Biotherapeutics for the years ended December 31, 2020 and 2019 and the condensed consolidated balance sheet data as of December 31, 2020 and 2019 are derived from SAB Biotherapeutics’ consolidated financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus. The summary consolidated statements of operations data of SAB Biotherapeutics for the six months ended June 30, 2021 and 2020 and the condensed consolidated balance sheet data as of June 30, 2021 are derived from SAB Biotherapeutics’ unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement/prospectus

SAB Biotherapeutics’ historical results are not necessarily indicative of the results that may be expected in the future. The information below is only a summary and should be read in conjunction with the sections entitled “SAB Biotherapeutics’ Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About SAB Biotherapeutics” and the SAB Biotherapeutics financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus.

SAB Biotherapeutics is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Business Combination.

	Six Months Ended June 30,
(Amounts in thousands, except for per share data)	2021	2020
Revenue	$35,137	$12,014
Operating expenses	37,199	9,992
(Loss) income from operations	(2,062)	2,022
Total interest and other income (expense), net	530	(275)
Net (loss) income	(1,532)	1,747
Basic net (loss) income per share	$(0.04)	$0.03
Diluted net (loss) income per share	$(0.04)	$0.03
Weighted common shares outstanding - basic	35,216,000	35,216,000
Weighted common shares outstanding - diluted	35,216,000	57,793,404

	Six Months Ended June 30,
(Amounts in thousands)	2021	2020
Net cash provided by operating activities	$3,068	$428
Net cash used in investing activities	(5,354)	(1,829)
Net cash (used in) provided by financing activities	(92)	4,101

(Amounts in thousands)	June 30, 2021	December 31, 2020
Total current assets	$27,769	$34,455
Total assets	54,212	56,538
Total current liabilities	10,197	11,062
Total liabilities	15,953	17,530
Total stockholders’ equity	38,259	39,008
Total liabilities and stockholders’ equity	54,212	56,538

	Year Ended December 31,
(Amounts in thousands, except for per share data)	2020	2019
Revenue	$55,238	$3,442
Operating expenses	34,681	12,115
Income (loss) from operations	20,557	(8,674)
Total interest and other income (expense), net	(439)	(312)
Net income (loss)	20,118	(8,986)
Basic net income (loss) per share	$0.37	$(0.26)
Diluted net income (loss) per share	$0.35	$(0.26)
Weighted common shares outstanding - basic	35,216,000	35,216,000
Weighted common shares outstanding - diluted	58,051,614	35,216,000

	Year Ended December 31,
(Amounts in thousands)	2020	2019
Net cash provided by (used in) operating activities	$10,005	$(9,214)
Net cash used in investing activities	(12,723)	(609)
Net cash provided by financing activities	8,982	3,681

	December 31,
(Amounts in thousands)	2020	2019
Total current assets	$34,455	$9,289
Total assets	56,538	18,004
Total current liabilities	11,062	4,618
Total liabilities	17,530	10,309
Total stockholders’ equity (deficit)	39,008	(2,306)
Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	56,538	18,004

SELECTED HISTORICAL FINANCIAL INFORMATION OF BCYP

The following tables set forth selected historical financial data from BCYP’s condensed statement of operations data for the period from November 12, 2020 (inception) to June 30, 2021 and balance sheet data as of June 30, 2021 that are derived from BCYP’s unaudited condensed financial statements included elsewhere in this proxy statement/prospectus. The adjusted balance sheet data as of June 30, 2021 is derived from BCYP’s unaudited condensed financial statements and gives effect to the completion of BCYP’s initial public offering (“IPO”) and the related adjustments during January 2021.

The information below is only a summary and should be read in conjunction with the sections entitled “BCYP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About BCYP” and the financial statements, and the notes related thereto, which are included elsewhere in this proxy statement/prospectus.

BCYP is providing the following selected historical financial information to assist you in your analysis of the financial aspects of the Merger.

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Big Cypress Acquisition Corp

Historical Balance Sheet

As of June 30, 2021 and December 31, 2020

Big Cypress Acquisition Corp

	June 30, 2021	December 31, 2020
	(unaudited)	(audited)

Assets:
Current assets:
Cash	$756,803	$84,836
Prepaid income taxes	-	-
Prepaid expenses	179,867	2,258
Total current assets	936,670	87,094

Deferred offering costs	-	235,111
Marketable securities held in Trust Account	116,155,315	-
Total assets	117,091,985	322,205

Liabilities and Stockholders’ Equity:
Current liabilities:
Accrued offering costs and expenses	152,879	156,201
Promissory note - Related party	-	150,000
Total current liabilities	152,879	306,201

Deferred underwriting fee payable	4,220,500	-
Warrant liability	5,531,106	-
Total liabilities	9,904,485	306,201

Common stock subject to possible redemption, 10,117,574 and no shares at redemption value at June 30, 2021 and December 31, 2020, respectively	102,187,499	-

Stockholders’ equity:
Preferred Stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 50,000,000 shares authorized; 4,674,626 and 2,875,000 shares issued and outstanding (excluding 10,117,574 and no shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	467	288
Additional paid-in capital	4,237,471	24,712
Accumulated deficit	762,063	(8,996)
Total stockholders’ equity	5,000,001	16,004

Total Liabilities and Stockholders’ Equity	117,091,985	322,205

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Big Cypress Acquisition Corp

Consolidated Statement of Operations

(Quantities as stated)

Big Cypress Acquisition Corp

	For six months ended June 30, 2021	For the period from November 12, 2020 (inception) to December 31, 2020
	(unaudited)

Revenue	$-	$-

Expenses
Formation and operating costs	368,459	8,996
Loss from operations	(368,459)	(8,996)

Other income (expense):
Interest earned on marketable securities held in Trust Account	5,315	-
Offering costs allocated to warrants	(359,874)
Change in fair value of warrant liability	1,494,077	-
Total other income (expense)	1,139,518	-

Income/(loss) before provision for income tax	771,059	(8,996)
Benefit from income taxes	-	-
Net income/(loss)	771,059	(8,996)

Basic and diluted weighted average shares outstanding, excluding shares weighted average shares subject to possible redemption	4,162,957	2,500,000

Basic and diluted net loss per common share	$0.18	$-

Statement of Cash Flows
	For six months ended June 30, 2021	For the period from November 12, 2020 (inception) to December 31, 2020
	(unaudited)
Net cash used in operating activities	$(464,411)	(10,032)
Net cash used in investing activities	(116,150,000)	-
Net cash provided by financing activities	117,286,378	94,868

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SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined balance sheet as of June 30, 2021, and the summary unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, and for the year ended December 31, 2020, presents the combination of the financial information of SAB Biotherapeutics and BCYP after giving effect to the Business Combination and related adjustments described in the accompanying notes to Unaudited Pro Forma Condensed Combined Financial Information, and have been prepared in accordance with Article 11 of Regulation S-X.

The summary unaudited pro forma condensed combined balance sheet as of June 30, 2021, combines the historical balance sheet of SAB Biotherapeutics and the historical consolidated balance sheet of BCYP on a pro forma basis as if the Business Combination, summarized below, had been consummated on June 30, 2021. The summary unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, and the year ended December 31, 2020, combine the historical statement of operations of SAB Biotherapeutics and BCYP for such period on a pro forma basis as if the transaction, summarized below, had been consummated on January 1, 2020, the beginning of the earliest period presented:

●	The merger of SAB Biotherapeutics and BCYP, with SAB Biotherapeutics surviving the merger.

●

The exchange of each outstanding share of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and based on a conversion rate of 0.47 at June 30, 2021, and December 31, 2020, respectively.

The summary unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of SAB Bio Therapeutics and BCYP and the notes thereto, as well as the disclosures contained in the sections titled “SAB Biotherapeutics Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Big Cypress Acquisition Corp. Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The following tables present selected pro forma information after giving effect to the Business Combination and Related Transactions presented under the following scenarios:

●	Assuming No Redemption: This presentation assumes that no public stockholders of BCYP exercise redemption rights with respect to their public shares for a pro rata share of the funds in the trust account.
●	Assuming Full Redemption: This presentation assumes that all public shares currently held by BCYP public shareholders exercise their redemption rights in exchange for their pro rata share of the $116,155,315 currently held in the trust account.

The figures in the following tables are presented only as illustrative examples and are based on the scenarios described above, which may be different from the actual amount of redemptions in connection with the Business Combination.

Summary Unaudited Pro Forma Condensed Combined Balance Sheet As Of June 30, 2021

(In Thousands)

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)
Summary Unaudited Pro Forma Condensed Combined
Balance Sheet Data as of June 30, 2021
Total assets	$162,083	$45,928
Total liabilities	$21,638	$21,638
Total stockholders’ equity	$140,445	$24,290

Summary Unaudited Pro Forma Condensed Combined Statement of operations For The Six-Months Ended June 30, 2021, and December 31, 2020

(In thousands), except share and per share amounts

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Six-months Ended June 30, 2021
Revenue	$35,137	$35,137
Net loss per share - basic	$(0.02)	$(0.02)
Net loss per share - diluted	$(0.02)	$(0.02)
Weighted-average shares outstanding - basic	43,896,970	33,561,000
Weighted-average shares outstanding - diluted	43,896,970	33,561,000

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)
Summary Unaudited Pro Forma Condensed Combined
Statement of Operations Data
Year Ended December 31, 2020
Revenue	$55,238	$55,238
Net income per share - basic	$0.46	$0.60
Net income per share - diluted	$0.40	$0.51
Weighted-average shares outstanding - basic	43,896,970	33,561,000
Weighted-average shares outstanding - diluted	49,855,570	39,519,600

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

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COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following tables set forth:

●	historical per share information of BCYP for the six-months ended June 30, 2021, and the period from November 12, 2020 (inception) through December 31, 2020;

●	historical per share information of SAB Biotherapeutics for the six-months ended June 30, 2021, and the year ended December 31, 2020; and

●	unaudited pro forma per share information of the Combined Company for the six-months ended June 30, 2021, and for the year ended December 31, 2020, after giving effect to the Business Combination, as follows:

Assuming no redemption: This presentation assumes that no public stockholders exercise redemption rights with respect to their public shares.
Assuming full redemption: This presentation assumes that all public shares currently held by BCYP public shareholders exercise their redemption rights in exchange for their pro rata share of the $116,155,315 currently held in the trust account.

The following tables should be read in conjunction with the summary historical financial information included elsewhere in this proxy statement/prospectus, and the historical financial statements of BCYP and SAB Biotherapeutics and the related notes thereto that are included elsewhere in this proxy statement/prospectus. The unaudited BCYP and SAB Biotherapeutics pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined net income per share information below does not purport to represent the actual results of operations that would have occurred had the companies been combined during the periods presented, nor does it purport to represent the actual results of operations for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of BCYP and SAB Biotherapeutics would have been had the companies been combined during the periods presented.

			Combined Pro Forma		SAB Biotherapeutics, Inc. Equivalent Per Share Pro Forma (2)
	SAB Biotherapeutics, Inc. and Subsidiaries (Historical)	Big Cypress Acquisition Corp. (Historical)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Full Redemption)	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)

As of and for the Six months ended June 30, 2021
Book Value per share (1)	$1.09	$1.20	$3.20	$0.72	$1.51	$0.34
Weighted average shares outstanding of common stock - basic	35,216,000	4,162,957	43,896,970	33,561,000	16,572,904	16,572,904
Weighted average shares outstanding of common stock - diluted	35,216,000	4,162,957	43,896,970	33,561,000	16,572,904	16,572,904
Net income per share of common stock - basic	$(0.04)	$0.18	$(0.02)	$(0.02)	$(0.01)	$(0.00)
Net income per share of common stock - diluted	$(0.04)	$0.18	$(0.02)	$(0.02)	$(0.01)	$(0.00)
As of and for the Year ended December 31, 2020
Book Value per share (1)	$1.11	$0.01	$3.30	$1.20	$1.55	$0.57
Weighted average shares outstanding of common stock - basic	35,216,000	2,500,000	43,896,970	33,561,000	16,572,904	16,572,904
Weighted average shares outstanding of common stock - diluted	58,051,614	2,500,000	49,855,570	39,519,600	27,319,509	27,319,509
Net income per share of common stock - basic	$0.37	$-	$0.46	$0.60	$0.22	$0.10
Net income per share of common stock - diluted	$0.35	$-	$0.40	$0.51	$0.19	$0.09

(1) Book value per share = (Total equity)/common shares outstanding

(2) The equivalent pro forma basic and diluted per share data for SAB Biotherapeutics, Inc. Equivalent per share pro forma is calculated based on expected exchange ratio of 0.47

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TRADING MARKET AND DIVIDENDS

BCYP

Units, Common Stock, and Warrants

BCYP’s Public Units, Common Stock and Public Warrants are each quoted on the Nasdaq Capital Market, under the symbols “BCYPU,” “BCYP” and “BCYPW,” respectively. Each of BCYP’s Public Units consist of one share of BCYP Common Stock and one-half of one BCYP Warrant. Each whole BCYP Warrant entitles the holder thereof to purchase one share of BCYP’s common stock at a price of $11.50 per share. The BCYP Public Units commenced public trading on January 12, 2021, and the BCYP Common Stock and BCYP Public Warrants commenced separate trading on February 9, 2021.

BCYP’s Dividend Policy

BCYP has not paid any cash dividends on its shares of common stock to date and does not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon BCYP’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of the Combined Company’s Board of Directors. It is the present intention of the Board to retain all earnings, if any, for use in its business operations and, accordingly, the Board does not anticipate declaring any dividends in the foreseeable future.

SAB Biotherapeutics

Information regarding SAB Biotherapeutics is not provided because there is no public market for SAB Biotherapeutics’ common stock.

Combined Company

Dividend Policy

Following completion of the Merger, the Combined Company’s Board of Directors will consider whether or not to institute a dividend policy. It is presently intended that the Combined Company retain its earnings for use in business operations and accordingly, we do not anticipate the Combined Company’s Board of Directors declaring any dividends in the foreseeable future.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. These statements are based on the beliefs and assumptions of the respective management teams of BCYP and SAB Biotherapeutics. Although BCYP and SAB Biotherapeutics believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither BCYP nor SAB Biotherapeutics can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Forward-looking statements generally relate to future events or future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern BCYP’s and SAB Biotherapeutics’ expectations, strategy, plans or intentions. Forward-looking statements contained in this proxy statement/prospectus include statements about:

●	the anticipated benefits of the Business Combination;

●	the ability of BCYP and SAB Biotherapeutics to complete the Business Combination;

●	the anticipated costs associated with the Business Combination;

●	general economic conditions and their impact on demand for the SAB Biotherapeutics platform;

●	seasonal sales fluctuations;

●	the outcome of any known and unknown litigation and regulatory proceedings;

●	SAB Biotherapeutics is a clinical-stage biopharmaceutical company and has incurred significant losses since its inception. Although SAB Biotherapeutics realized net income in the fiscal year ended December 31, 2020, it may incur losses for the foreseeable future and may not be able to generate sufficient revenue to maintain profitability;

●	SAB Biotherapeutics’ limited operating history makes future forecasting difficult;

●	SAB Biotherapeutics’ product candidates are in preclinical or early-stage clinical development;

●	the future commercial success of SAB Biotherapeutics’ product candidates will depend on the degree of market acceptance of SAB Biotherapeutics’ potential products among physicians, patients, healthcare payers, and the medical community;

●	failure to successfully identify, develop and commercialize additional products or product candidates could impair SAB Biotherapeutics’ ability to grow;

●	SAB Biotherapeutics depends upon its senior management and senior scientific staff, and their loss or unavailability could put SAB Biotherapeutics at a competitive disadvantage;

●	SAB Biotherapeutics is subject to manufacturing risks that could substantially increase the costs and limit supply of product candidates or prevent SAB Biotherapeutics from achieving a commercially viable production process;

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●	outbreaks of livestock diseases and other events affecting the health of SAB Biotherapeutics’ bovine herd can adversely impact SAB Biotherapeutics’ ability to conduct its operations and production of its product candidates; and

●	SAB Biotherapeutics is subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.

The foregoing list may not contain all of the forward-looking statements made in this proxy statement/prospectus.

You should not rely upon forward-looking statements as predictions of future events. BCYP and SAB Biotherapeutics have based the forward-looking statements contained in this proxy statement/prospectus primarily on current expectations and projections about future events and trends that they believe may affect business, operating results, financial condition and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties and other factors, including those described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus. Moreover, BCYP and SAB Biotherapeutics operate in a highly competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for BCYP or SAB Biotherapeutics to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this proxy statement/prospectus. BCYP and SAB Biotherapeutics cannot assure you that the results, events and circumstances reflected in the forward-looking statements will be achieved or occur and actual results, events or circumstances could differ materially from those described in the forward-looking statements.

Forward-looking statements made in this proxy statement/prospectus relate only to events as of the date on which the statements are made. BCYP and SAB Biotherapeutics undertake no obligation to update any forward-looking statements made in this proxy statement/prospectus to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. BCYP and SAB Biotherapeutics may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements and you should not place undue reliance on forward-looking statements. Forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

In addition, statements that “BCYP believes” and “SAB Biotherapeutics believes” and similar statements reflect BCYP’s beliefs and opinions and SAB Biotherapeutics’ beliefs and opinions, respectively, on the relevant subject. These statements are based upon information available to BCYP and SAB Biotherapeutics, respectively as of the date of this proxy statement/prospectus and while BCYP and SAB Biotherapeutics believe such information forms a reasonable basis for such statements, such information may be limited or incomplete and BCYP’s and SAB Biotherapeutics’ respective statements should not be read to indicate that BCYP or SAB Biotherapeutics has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

Within this proxy statement/prospectus, SAB Biotherapeutics references information and statistics regarding biotechnology and healthcare industries. SAB Biotherapeutics has obtained this information and statistics from various independent third-party sources, including independent industry publications, reports by market research firms and other independent sources. Some data and other information contained in this proxy statement/prospectus are also based on management’s estimates and calculations, which are derived from SAB Biotherapeutics’ review and interpretation of internal surveys and independent sources. Data regarding the industries in which SAB Biotherapeutics competes and its market position and market share within these industries are inherently imprecise and are subject to significant business, economic and competitive uncertainties beyond our control. SAB Biotherapeutics has not independently verified any third-party information. Reliance on the information derived from third party sources is not advisable in assessing forward-looking statements that are made by SAB Biotherapeutics, SAB Biotherapeutics’ stockholders, or BCYP in this proxy statement/prospectus, and such information should be independently assessed by interested parties. While SAB Biotherapeutics believes its internal company estimates are reliable, such estimates have not been verified by any independent source. In addition, assumptions and estimates of SAB Biotherapeutics, SAB Biotherapeutics’ stockholders, or BCYP and SAB Biotherapeutics’ industries’ future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. These and other factors could cause SAB Biotherapeutics’ future performance to differ materially from our assumptions and estimates.

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RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement/prospectus. The following risk factors apply to the business and operations of SAB Biotherapeutics and will also apply to the business and operations of New SAB Biotherapeutics following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the business combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the post-combination company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section entitled “Special Note Regarding Forward-Looking Statements.” BCYP or SAB Biotherapeutics may face additional risks and uncertainties that are not presently known to BCYP or SAB Biotherapeutics, or that BCYP or SAB Biotherapeutics currently deems immaterial, which may also impair BCYP’s or SAB Biotherapeutics’ business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the Business and Operations of SAB Biotherapeutics, Inc.

Unless the context requires otherwise, references to “we,” “us” and “our” in this subsection are to the business and operations of SAB Biotherapeutics prior to the Business Combination.

SAB Biotherapeutics is a clinical-stage biopharmaceutical company and has incurred significant losses since its inception. Although SAB Biotherapeutics realized net income in the fiscal year ended December 31, 2020, it may incur losses for the foreseeable future and may not be able to generate sufficient revenue to maintain profitability.

SAB Biotherapeutics is a clinical-stage biopharmaceutical company. SAB Biotherapeutics expects to experience variability in revenue and expenses which makes it difficult to evaluate its business and its prospects. As such, SAB Biotherapeutics has and anticipates that it will continue to incur significant operating losses in the foreseeable future. SAB Biotherapeutics’ historical losses resulted principally from costs incurred in research and development, preclinical testing, clinical development of product candidates as well as costs incurred for research programs and from general and administrative costs associated with these operations. In the future, SAB Biotherapeutics intends to continue to conduct research and development, preclinical testing, clinical trials and regulatory compliance activities that, together with anticipated general and administrative expenses, will result in incurring further significant losses for the next several years. SAB Biotherapeutics expects that its operating expenses will continue to increase significantly, including as it:

●	continues the research and development of its clinical- and preclinical-stage product candidates and discovery stage programs, including the clinical trials of SAB-185 and SAB-176;

●	invests in its technology and platform;

●	seeks regulatory approvals for any product candidates that successfully complete clinical trials;

●	markets and sells its solutions to existing and new partners;

●	attracts, hires, and retains qualified personnel;

●	maintains, expands, enforces, protects, and defends its intellectual property portfolio;

●	creates additional infrastructure to support operations;

●	adds operational, financial, and management information systems and personnel to support operations as a public company; and

●	experiences any delays or encounter issues with any of the above.

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SAB Biotherapeutics’ expenses could increase beyond expectations for a variety of reasons, including as a result of its growth strategy and the increase in the scope and complexity of its operations. In executing SAB Biotherapeutics’ strategy and plans to invest in enhancing and scaling its business, SAB Biotherapeutics will need to generate significant additional revenue to achieve and maintain future profitability. SAB Biotherapeutics may not be able to generate sufficient revenue to achieve profitability and its recent and historical growth should not be considered indicative of future performance.

SAB Biotherapeutics’ limited operating history makes future forecasting difficult.

SAB Biotherapeutics was incorporated in April 2014. As a result of SAB Biotherapeutics’ limited operating history, it is difficult to accurately forecast revenues or to predict operating expenses. SAB Biotherapeutics’ current and future expense estimates are based, in large part, on the SAB Biotherapeutics’ estimates of future revenue and on its research, development and commercialization plans. In particular, SAB Biotherapeutics plans to increase its operating expenses significantly in order to expand its research, development and sales and marketing operations. To the extent that these expenses precede increased revenue, SAB Biotherapeutics’ business, results of operations and financial condition would be materially adversely affected. SAB Biotherapeutics may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. Therefore, any significant shortfall in revenue in relation to SAB Biotherapeutics’ expectations would also have a material adverse effect on its business, results of operations and financial condition.

SAB Biotherapeutics is in early development efforts and its product candidates are in clinical and preclinical development.

SAB Biotherapeutics currently does not have any products that have gained regulatory approval. SAB Biotherapeutics’ ability to generate product revenues, which it does not expect will occur for several years, if ever, will depend heavily on the successful development and eventual commercialization of its product candidates. As a result, its business is substantially dependent on the ability to successfully complete the development of and obtain regulatory approval for its product candidates.

SAB Biotherapeutics has not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields. If SAB Biotherapeutics is unsuccessful in accomplishing the numerous and complex objectives in developing its product candidates, SAB Biotherapeutics may not be able to successfully develop and commercialize its product candidates, and SAB Biotherapeutics’ business will suffer.

If SAB Biotherapeutics encounters difficulties enrolling patients in clinical trials, clinical trials of SAB Biotherapeutics’ product candidates may be delayed or otherwise adversely affected.

The timely completion of clinical trials in accordance with their protocols depends, among other things, on SAB Biotherapeutics’ ability to enroll a sufficient number of patients who remain in the trial until conclusion. SAB Biotherapeutics may experience difficulties in patient enrollment in clinical trials for a variety of reasons, including:

●	the size and nature of the patient population;

●	the design of the trial, including the patient eligibility criteria defined in the protocol;

●	the size of the study population required for analysis of the trial’s primary endpoints;

●	the proximity of patients to trial sites;

●	SAB Biotherapeutics’ ability to recruit clinical trial investigators with the appropriate competencies and experience;

●	competing clinical trials for similar therapies or other new therapeutics;

●

clinicians’ and patients’ perceptions as to the potential advantages and side effects of the drug candidate being studied in relation to other available therapies, including any new drugs or treatments that may be approved for the indications SAB Biotherapeutics is investigating;

●	SAB Biotherapeutics’ ability to obtain and maintain patient consents;

●	the risk that patients enrolled in clinical trials will not complete a clinical trial; and

●	the availability of approved therapies that are similar in mechanism to SAB Biotherapeutics’ product candidates.

Failure of SAB Biotherapeutics’ timely completion of clinical trials would delay the approval and commercialization of SAB Biotherapeutics’ product candidates, impair the commercial performance of SAB Biotherapeutics’ product candidates, and consequently harm its business and results of operations.

SAB Biotherapeutics’ preclinical studies and clinical trials may fail to demonstrate substantial evidence of the safety and efficacy of its product candidates, or serious adverse or unacceptable side effects may be identified during the development of its product candidates, which could prevent, delay or limit the scope of regulatory approval of SAB Biotherapeutics’ product candidates, limit their commercialization, increase costs or necessitate the abandonment or limitation of the development of some of SAB Biotherapeutics’ product candidates.

To obtain the requisite regulatory approvals for the commercial sale of SAB Biotherapeutics’ product candidates, SAB Biotherapeutics must demonstrate through lengthy, complex and expensive preclinical testing and clinical trials that such product candidates are safe, pure and potent for use in each target indication. These trials are expensive and time consuming, and their outcomes are inherently uncertain. Failures can occur at any time during the development process. Preclinical studies and clinical trials often fail to demonstrate safety or efficacy of the product candidate studied for the target indication, and most product candidates that begin clinical trials are never approved.

SAB Biotherapeutics may fail to demonstrate with substantial evidence from adequate and well-controlled trials, and to the satisfaction of the FDA or comparable foreign regulatory authorities, that SAB Biotherapeutics’ product candidates are safe and potent for their intended uses.

The future commercial success of SAB Biotherapeutics’ product candidates will depend on the degree of market acceptance of SAB Biotherapeutics’ potential products among physicians, patients, healthcare payers, and the medical community.

When available on the market, SAB Biotherapeutics’ products may not achieve an adequate level of acceptance by physicians, patients and the medical community, which may result in SAB Biotherapeutics failing to achieve profitability. In addition, efforts to educate the medical community and third-party payers on the benefits of SAB Biotherapeutics’ products may require significant resources and may never be successful, which would prevent SAB Biotherapeutics from generating significant revenues or becoming profitable.

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Failure to successfully identify, develop and commercialize additional products or product candidates could impair SAB Biotherapeutics’ ability to grow.

Although a substantial amount of SAB Biotherapeutics’ efforts will focus on the continued preclinical and clinical testing and potential approval of product candidates in its current pipeline, a key element of long-term growth strategy is to develop and market additional products and product candidates. Because SAB Biotherapeutics has limited financial and managerial resources, research programs to identify product candidates will require substantial additional technical, financial and human resources, whether or not any product candidates are ultimately identified. The success of this strategy depends partly upon SAB Biotherapeutics’ ability to identify, select and develop promising product candidates and products. SAB Biotherapeutics’ technology platforms may fail to discover and to generate additional product candidates that are suitable for further development. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate may not be suitable for clinical development as a result of its harmful side effects, limited efficacy or other characteristics that indicate that it is unlikely to be a product that will receive approval by the FDA and other comparable foreign regulatory authorities and achieve market acceptance. If SAB Biotherapeutics does not successfully develop and commercialize product candidates based upon its technological approach, it may not be able to obtain product or collaboration revenues in future periods, which would adversely affect SAB Biotherapeutics’ business, prospects, financial condition and results of operations.

SAB Biotherapeutics’ long-term growth strategy to develop and market additional products and product candidates is heavily dependent on precise, accurate and reliable scientific data to identify, select and develop promising pharmaceutical product candidates and products. SAB Biotherapeutics’ business decisions may therefore be adversely influenced by improper or fraudulent scientific data sourced from third parties. Any irregularities in the scientific data used by SAB Biotherapeutics to determine its focus in research and development of product candidates and products could have a material adverse effect on SAB Biotherapeutics’ business, prospects, financial condition and results of operations.

SAB Biotherapeutics needs to attract and retain highly skilled personnel; strategic partners and SAB Biotherapeutics may be unable to effectively manage its growth with its limited resources.

SAB Biotherapeutics has limited human resources and its future success will depend in part on its ability to attract, train, retain and motivate highly skilled executive level management, research and development, and sales personnel and to establish and maintain effective strategic alliances with key companies in SAB Biotherapeutics’ industry. Competition is intense for many of these types of personnel from other companies, consulting firms and more established organizations, many of which have significantly larger operations and greater financial, marketing, human, and other resources than SAB Biotherapeutics. SAB Biotherapeutics may not be successful in attracting and retaining qualified personnel on a timely basis, on competitive terms or at all. If SAB Biotherapeutics is not successful in attracting and retaining these personnel, its business, prospects, financial condition and results of operations may be materially adversely affected.

SAB Biotherapeutics anticipates adding new employees and SAB Biotherapeutics will have to integrate such new employees into its operations.

SAB Biotherapeutics’ officers and directors may not possess all of the skills or experience necessary to successfully implement SAB Biotherapeutics’ business plan. Further, SAB Biotherapeutics anticipates hiring new employees. SAB Biotherapeutics’ failure to fully integrate new employees into its operations could have a material adverse effect on its business, prospects, financial condition and results of operations.

SAB Biotherapeutics depends upon its senior management and senior scientific staff, and their loss or unavailability could put SAB Biotherapeutics at a competitive disadvantage.

SAB Biotherapeutics’ success depends largely on the skills, experience and reputation of certain key management and personnel, in particular its directors, executive officers and senior scientific staff. The loss or unavailability of any of these individuals for any significant period of time could have a material adverse effect on its business, prospects, financial condition and results of operations.

SAB Biotherapeutics is limited in its ability to manufacture pharmaceutical products.

To be successful, SAB Biotherapeutics’ products and the products of its partners must be manufactured in commercial quantities in compliance with regulatory requirements and at a commercially acceptable cost. SAB Biotherapeutics has not commercialized any pharmaceutical products, nor has it demonstrated its ability to manufacture commercial quantities of its or its partners’ product candidates in accordance with regulatory requirements. If SAB Biotherapeutics is unable to develop itself or contract with a third party manufacturer to produce suitable quantities of its or its partners’ products in accordance with regulatory standards at a commercially acceptable cost, the ability of SAB Biotherapeutics or its partners to conduct clinical trials, obtain regulatory approvals and market such products may be adversely affected, which could adversely affect SAB Biotherapeutics’ competitive position and its chances of achieving profitability. There can be no assurance that such products can be manufactured by SAB Biotherapeutics or any other party at a cost or in quantities which are commercially viable.

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SAB Biotherapeutics is subject to manufacturing risks that could substantially increase the costs and limit supply of product candidates or prevent SAB Biotherapeutics from achieving a commercially viable production process.

The process of manufacturing SAB Biotherapeutics’ product candidates is complex, highly regulated and subject to several risks, including:

●	SAB Biotherapeutics does not have experience in manufacturing its product candidates at commercial scale.

●	SAB Biotherapeutics plans to develop a larger scale manufacturing process for its product candidates.

●	SAB Biotherapeutics may not succeed in scaling up the process.

●	SAB Biotherapeutics may need a larger scale manufacturing process for certain product candidates than what has been planned.

Any changes in the SAB Biotherapeutics’ manufacturing processes as a result of scaling up may result in the need to obtain additional regulatory approvals. Difficulties in achieving commercial-scale production or the need for additional regulatory approvals as a result of scaling up could delay the development and regulatory approval of SAB Biotherapeutics’ product candidates and ultimately affect SAB Biotherapeutics’ success. SAB Biotherapeutics may not achieve the manufacturing productivity (“yield”) required to achieve a commercially viable cost of goods. Low productivities may result in a cost of goods which are too high to allow profitable commercialization, or give rise to the need for additional manufacturing process optimization which would require additional funding and time.

Additionally, the process of manufacturing biologics, such as SAB Biotherapeutics’ product candidates, is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, vendor or operator error, inconsistency in yields, variability in product characteristics and difficulties in scaling the production process. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in SAB Biotherapeutics’ product candidates or in the manufacturing facilities in which SAB Biotherapeutics’ product candidates are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

The manufacturing facilities in which SAB Biotherapeutics’ product candidates are made could be adversely affected by equipment failures, labor shortages, natural disasters, power failures and numerous other factors.

SAB Biotherapeutics presently manufactures its product candidates at its lab facilities in South Dakota. If SAB Biotherapeutics’ lab facilities were to be damaged or destroyed by fire, flood, other natural disaster or other occurrences of any kind, it would have a material adverse effect on SAB Biotherapeutics’ ability to produce product candidates and on SAB Biotherapeutics’ business, financial condition and results of operations.

SAB Biotherapeutics must comply with applicable current Good Manufacturing Practice, or cGMP, regulations and guidelines. SAB Biotherapeutics may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. SAB Biotherapeutics is subject to inspections by regulatory authorities to confirm compliance with applicable regulatory requirements. Any failure to follow cGMP or other regulatory requirements or delay, interruption or other issues that arise in the manufacture, fill-finish, packaging, or storage of SAB Biotherapeutics’ product candidates as a result of a failure of SAB Biotherapeutics’ facilities or the facilities or operations of third parties to comply with regulatory requirements or pass any regulatory authority inspection could significantly impair SAB Biotherapeutics’ ability to develop and commercialize its product candidates, leading to significant delays in the availability of therapeutic product for clinical studies or the termination or hold on a clinical study, or the delay or prevention of a filing or approval of marketing applications for SAB Biotherapeutics’ product candidates. Significant noncompliance could also result in the imposition of sanctions, including fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approvals for SAB Biotherapeutics’ product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions and criminal prosecutions, any of which could damage SAB Biotherapeutics’ reputation. If SAB Biotherapeutics is not able to achieve and maintain regulatory compliance, SAB Biotherapeutics may not be permitted to market its product candidates and/or may be subject to product recalls, seizures, injunctions, or criminal prosecution.

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Any adverse developments affecting manufacturing operations for SAB Biotherapeutics’ product candidates, if any are approved, may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of product candidates. SAB Biotherapeutics may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.

SAB Biotherapeutics’ product candidates that have been produced and are stored for later use may degrade, become contaminated or suffer other quality defects, which may cause the affected product candidates to no longer be suitable for their intended use in clinical studies or other development activities. If the defective product candidates cannot be replaced in a timely fashion, SAB Biotherapeutics may incur significant delays in its development programs that could adversely affect the value of such product candidates.

Outbreaks of livestock diseases and other events affecting the health of SAB Biotherapeutics’ bovine herd can adversely impact SAB Biotherapeutics’ ability to conduct its operations and production of its product candidates.

SAB Biotherapeutics’ product candidates are based on materials produced by genetically engineered bovines. SAB Biotherapeutics maintains a herd of approximately 200 genetically engineered production animals at a single location in South Dakota and a larger herd of recipient animals at other locations. SAB Biotherapeutics’ ability to produce product candidates is dependent on the continued health and productivity of its animals. The supply of SAB Biotherapeutics’ product candidates can be adversely impacted by outbreaks of livestock diseases, which can have a significant adverse impact on SAB Biotherapeutics’ financial condition. SAB Biotherapeutics’ animals produced by the recipient herd do not typically become productive until 15-18 months from the start of gestation. If all or a material number of the productive herd were to become diseased, injured or die as a result of bacterial, fungal or viral infections, such as foot and mouth disease, or natural disaster or other occurrences of any kind, it would have a material adverse effect on SAB Biotherapeutics’ ability to produce product candidates and on SAB Biotherapeutics’ business, financial condition and results of operations.

Extreme factors or forces beyond SAB Biotherapeutics’ control could negatively impact the business.

Natural disasters, fire, bioterrorism or other acts of terrorism or vandalism, animal activist activity or adverse public perception or media coverage or other public relations issues pandemic or extreme weather, including droughts, floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of livestock or interfere with SAB Biotherapeutics’ operations due to power outages, fuel shortages, feed shortages, decrease in availability of water, damage to SAB Biotherapeutics’ production and manufacturing facilities or disruption of transportation channels which would delay the development, regulatory approval and manufacture of SAB Biotherapeutics’ product candidates and ultimately affect SAB Biotherapeutics’ success. Any of these factors could have an adverse effect on SAB Biotherapeutics’ financial condition and ability to operate.

Security breaches, loss of data and other disruptions could compromise sensitive information related to SAB Biotherapeutics’ business or prevent it from accessing critical information and expose SAB Biotherapeutics to liability, which could adversely affect its business and its reputation.

In the ordinary course of business, SAB Biotherapeutics generates and stores sensitive data, including research data, intellectual property and proprietary business information owned or controlled by itself or its employees, partners and other parties. SAB Biotherapeutics utilizes external security and infrastructure vendors to manage parts of its network. These applications and data encompass a wide variety of business-critical information, including research and development information, commercial information and business and financial information. SAB Biotherapeutics faces a number of risks relative to protecting this critical information, including loss of access risk, inappropriate use or disclosure, accidental exposure, unauthorized access, inappropriate modification and the risk of being unable to adequately monitor and audit and modify controls over critical information. This risk extends to the third party vendors and subcontractors SAB Biotherapeutics uses to manage this sensitive data or otherwise process it on SAB Biotherapeutics’ behalf. The secure processing, storage, maintenance and transmission of this critical information is vital to SAB Biotherapeutics’ operations and business strategy, and SAB Biotherapeutics devotes significant resources to protecting such information. Although SAB Biotherapeutics takes reasonable measures to protect sensitive data from unauthorized access, use or disclosure, no security measures can be perfect and SAB Biotherapeutics’ information technology and infrastructure may be vulnerable to attacks by hackers or infections by viruses or other malware or breached due to employee erroneous actions or inactions by employees or contractors, malfeasance or other malicious or inadvertent disruptions. Any such breach or interruption could compromise SAB Biotherapeutics’ networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, breach, or other loss of information could result in legal claims or proceedings. Unauthorized access, loss or dissemination could also disrupt operations and damage SAB Biotherapeutics’ reputation, any of which could adversely affect SAB Biotherapeutics’ business.

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Absence of sales and marketing experience.

SAB Biotherapeutics has no experience in sales, marketing or distribution. Before it can market any of its products directly, SAB Biotherapeutics must develop a substantial marketing and sales force with technical expertise and supporting distribution capability. Alternatively, SAB Biotherapeutics may obtain the assistance of a pharmaceutical company with a large distribution system and a large direct sales force. SAB Biotherapeutics does not have any existing distribution arrangements with any pharmaceutical company for its products. There can be no assurance that SAB Biotherapeutics will be able to establish sales and distribution capabilities or be successful in gaining market acceptance for its products.

SAB’s success depends on our ability to maintain the proprietary nature of our technology.

SAB’s success in large part depends on our ability to maintain the proprietary nature of our technology and other trade secrets. To do so, we must prosecute and maintain existing patents, obtain new patents and pursue trade secret and other intellectual property protection. We also must operate without infringing the proprietary rights of third-parties or allowing third-parties to infringe our rights. Patent issues relating to pharmaceuticals and biologics involve complex legal, scientific and factual questions. To date, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office (“USPTO”) or enforced by the federal courts. Therefore, we do not know whether any particular patent applications will result in the issuance of patents, or that any patents issued to us will provide us with any competitive advantage. We also cannot be sure that we will develop additional proprietary products that are patentable. Furthermore, there is a risk that others will independently develop or duplicate similar technology or products or circumvent the patents issued to us.

Third parties may claim we infringe their intellectual property rights.

Our research, development and commercialization activities may be found to infringe patents owned by third-parties from whom we do not hold licenses or other rights to use their intellectual properties. There may be rights we are not aware of, including applications that have been filed, but not published that, when issued, could be asserted against us. These third-parties could bring claims against us, and that may cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us, we could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of potential patent infringement claims, or in order to avoid potential claims, we may choose or be required to seek a license from the third-party. These licenses may not be available on acceptable terms, or at all. Even if we are able to obtain a license, the license would likely obligate us to pay license fees or royalties or both, and the rights granted to us might be non-exclusive, which could result in our competitors gaining access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations, if, as a result of actual or threatened patent infringement claims, we are unable to enter into licenses on acceptable terms. All of the issues described above could also impact our collaborators, which would also impact the success of the collaboration and therefore us.

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We may become involved in litigation to protect or enforce our patents or the patents of our collaborators or licensors, which could be expensive and time-consuming.

Competitors may infringe our patents or the patents of our collaborators or licensors. As a result, we may be required to file suit to counter infringement for unauthorized use. This can be expensive, particularly for a company of our size, and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover its technology. An adverse determination of any litigation or defense proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at the risk of not issuing.

Even if we are successful, litigation may result in substantial costs and distraction to our management. Even with a broad portfolio, we may not be able, alone or with our collaborators and licensors, to prevent misappropriation of our proprietary rights, particularly in countries where the laws may not protect such rights as fully as in the U.S.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If investors perceive these results to be negative, the market price for our common stock could be significantly harmed.

If patent laws or the interpretation of patent laws change, our competitors may be able to develop and commercialize our discoveries.

Important legal issues remain to be resolved as to the extent and scope of available patent protection for biopharmaceutical products and processes in the U.S. and other important markets outside the U.S., such as Europe and Japan. In addition, foreign markets may not provide the same level of patent protection as provided under the U.S. patent system. Litigation or administrative proceedings may be necessary to determine the validity and scope of certain of our and others’ proprietary rights. Any such litigation or proceeding may result in a significant commitment of resources in the future and could force us to do one or more of the following: cease selling or using any of our products that incorporate the challenged intellectual property, which would adversely affect our revenue; obtain a license from the holder of the intellectual property right alleged to have been infringed, which license may not be available on reasonable terms, if at all; and redesign our products to avoid infringing the intellectual property rights of third-parties, which may be time-consuming or impossible to do. In addition, changes in, or different interpretations of, patent laws in the U.S. and other countries may result in patent laws that allow others to use our discoveries or develop and commercialize our products. We cannot provide assurance that the patents we obtain or the unpatented technology we hold will afford us significant commercial protection.

SAB Biotherapeutics has third party collaborators that might claim rights in or to SAB’s technology and/or assets.

SAB Biotherapeutics has extensive experience collaborating with multiple parties in Government and industry, and has agreements and collaborations that allow potential claims and actual rights, such as shared publication rights, shared inventions, access to assets, potential claims of co-inventorship, limited rights to data, general purpose rights to data, and other claims that may affect SAB Biotherapeutics’ business operations, intellectual property portfolio, interruption of operating assets or SAB Biotherapeutics’ ability to protect its own rights. There can be no assurance that SAB Biotherapeutics’ competitors, suppliers, service providers, collaborators or other parties will not succeed in asserting rights that are or become contrary to the interests of the company.

SAB is party to a contracting agreement   with the US federal government which could be subject to revision or termination at the discretion of the US federal government.

SAB Biotherapeutics is executing on an award agreement (Project Agreement No. 01; MCDC1902-007) with the US federal Government (“USG”) that is structured as a cost reimbursement agreement that includes a defined scope and budget and represents the substantial majority of SAB revenues. The USG has the right to discontinue the agreement and wind-down or change the scope of the projects within the agreement. In the event the USG stops or alters the scope of the project, such action could have a material impact on the financial performance of SAB Biotherapeutics. Further, the agreement contains general purpose and limited purpose rights of USG, which include the sharing of certain types of information and a right to negotiate reasonable access to physical assets that have been funded by USG.

SAB Biotherapeutics operates in a highly competitive industry.

SAB Biotherapeutics is engaged in highly competitive industries. SAB Biotherapeutics competes with many public and private companies, including pharmaceutical companies, chemical companies, specialized biotechnology companies and academic institutions. Many of SAB Biotherapeutics’ competitors have substantially greater financial, scientific and technical resources, and manufacturing and marketing experience and capabilities than SAB Biotherapeutics. In addition, many of SAB Biotherapeutics’ competitors have significantly greater experience conducting preclinical studies and clinical trials of new pharmaceutical products, and in obtaining regulatory approvals for pharmaceutical products. Competitors of SAB Biotherapeutics and its collaborators may develop and commercialize such products more rapidly than SAB Biotherapeutics and its collaborators. Competition may increase further as a result of potential advances from the study of pharmaceutical products, and greater availability of capital for investment in this field. There can be no assurance that SAB Biotherapeutics’ competitors will not succeed in developing technologies and products that are more effective than any being developed by SAB Biotherapeutics or that would render SAB Biotherapeutics’ technology and products obsolete or noncompetitive. There can be no assurance that these and other efforts by potential competitors will not be successful, or that other methods will not be developed to compete with SAB Biotherapeutics’ technology. There are specific products and technologies that compete with current product pipeline and that may outperform or be more competitive than SAB Biotherapeutics’ products. For example, there are multiple animal derived sources for ATG, that may be competitive with SAB-142 for transplant such as ThymoglobulinTM (Sanofi Genzyme) and Atgam TM (Pfizer), SAB-142 for Type I diabetes such as teplizumab (Provention), otelixizumab (Tolerx/GSK); there are industry standard human sources of IgG that may compete with SAB-181 such as Hizentra TM (CSL Behring) and other commercially available human derived IVIG’s; there are other antibody technologies that may compete with SAB Biotherapeutics’ anti-influenza product, SAB-176 such as VIR-2482 (Vir), DAS-181 (Ansun), VIS410 (Visterra), FLU-IGIV (Emergent Biosolutions); there are multiple COVID-19 products that may compete with SAB-185 such as BRII-196/BRII-198 (Brii), AZD-7442 (AstraZeneca), LY-CoV555 (Eli Lilly/Abcellera), BMS-986414/BMS-986413 (BMS/Rockefeller University), VIR-7831 (Vir/GSK), REGEN-CoV (Regeneron), ADG-20 (Adagio), GIGA-2050 (Grifols).

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SAB Biotherapeutics is subject to stringent environmental regulation and potentially subject to environmental litigation, proceedings, and investigations.

SAB Biotherapeutics’ business operations and use of real property are subject to stringent federal, state, and local environmental laws and regulations pertaining to safe working conditions, ethical experimental use of animals, the discharge of materials into the environment, and the handling and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. These laws include the Occupational Safety and Health Act, the Toxic Test Substances Control Act and the Resource Conservation and Recovery Act. Compliance with these laws and regulations, and the ability to comply with any modifications to these laws and regulations, is material to SAB Biotherapeutics’ business. New matters or sites may be identified in the future that will require additional investigation, assessment, or expenditures. In addition, some of SAB Biotherapeutics’ facilities have been in operation for some time and, over time, SAB Biotherapeutics and any other prior operators of these facilities may have generated and disposed of wastes that now may be considered hazardous. Future discovery of contamination of property underlying or in the vicinity of SAB Biotherapeutics’ present or former properties or manufacturing facilities and/or waste disposal sites could require SAB Biotherapeutics to incur additional expenses. In addition, claimants may sue us for injury or contamination that results from our use of or our handling of contaminants, and our liability may exceed our total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair our research, development or production efforts. The occurrence of any of these events, the implementation of new laws and regulations, or stricter interpretation of existing laws or regulations, could adversely affect SAB Biotherapeutics’ financial condition and ability to operate.

Risks Related to BCYP and the Business Combination

Unless the context requires otherwise, references to “we,” “us” and “our” in this subsection are to the business and operations of BCYP prior to the Business Combination.

Directors and officers of BCYP have potential conflicts of interest in recommending that stockholders vote in favor of approval of the Business Combination and approval of the other proposals described in this proxy statement/prospectus.

When considering the BCYP Board’s recommendation that its stockholders vote in favor of the approval of the Business Combination, BCYP stockholders should be aware that directors and officers of BCYP have interests in the Business Combination that may be different from, or in addition to, the interests of BCYP stockholders. These interests include:

●	If we are unable to complete our initial business combination by April 14, 2022 (or by October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months), we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, liquidate and dissolve, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination by April 14, 2022 (or by October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months). Our Initial Stockholders purchased the Founder Shares prior to our IPO for an aggregate purchase price of $25,000.

●	Simultaneously with the closing of our IPO, we consummated the sale of 417,200 Private Placement Units at a price of $10.00 per unit in a private placement to our Sponsor. If we do not consummate a business combination transaction by April 14, 2022 (or by October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months), then the proceeds from the sale of the Private Placement Units will be part of the liquidating distribution to the public stockholders and the Private Placement Units held by our Sponsor will be worthless. The Private Placement Units held by our Sponsor had an aggregate market value of approximately $4.3 million based upon the closing price of $10.01 per share and $0.66 per warrant on the Nasdaq on September 17, 2021.

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●	Our Initial Stockholders will lose their entire investment on the Founder Shares and Private Placement Units if we do not complete a business combination by April 14, 2022 (or by October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months).

●	Messrs. Samuel J. Reich and Jeffrey G. Spragens will continue to serve as directors of New SAB Biotherapeutics after the Closing. As such, in the future they may receive any cash fees, stock options or stock awards that the New SAB Biotherapeutics Board determines to pay to its directors.

●	Our Initial Stockholders have made an aggregate average investment per share of $1.27 (including the Founder Shares and Private Placement Units) as of the consummation of the IPO. As a result of the significantly lower investment per share of our Initial Stockholders, as compared with the investment per share of our public stockholders, a transaction which results in an increase in the value of the investment of our Initial Stockholders may result in a decrease in the value of the investment of our public stockholders.

●	Our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete a business combination by April 14, 2022 (or by October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months).

●	In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act.

●	Following the Closing, our Sponsor would be entitled to the repayment of any working capital loan and advances that have been made to us and remain outstanding. As of the date of this proxy statement/prospectus, our Sponsor has not made any advances to us for working capital expenses. If we do not complete an initial business combination within the required period, we may use a portion of our working capital held outside the Trust Account to repay the working capital loans, but no proceeds held in the Trust Account would be used to repay the working capital loans.

●	Following the consummation of the Business Combination, we will continue to indemnify our existing directors and officers and will maintain a directors’ and officers’ liability insurance policy.

●	Upon the Closing, subject to the terms and conditions of the Business Combination Agreement, our Sponsor, our officers and directors and their respective affiliates may be entitled to reimbursement for any reasonable out-of-pocket expenses related to identifying, investigating and consummating an initial business combination, and repayment of any other loans, if any, and on such terms as to be determined by us from time to time, made by our Sponsor or certain of our officers and directors to finance transaction costs in connection with an intended initial business combination.

●	Our Initial Stockholders have entered into agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any public shares they hold in connection with the completion of our initial business combination.

●	In connection with Closing, we have entered into the Registration Rights Agreement, which will provide certain BCYP stockholders, including the Initial Stockholders, and certain SAB Biotherapeutics stockholders and their permitted transferees with registration rights.

●	Upon the signing of the Business Combination Agreement, our Initial Stockholders and BCYP entered into the BCYP Stockholders Support Agreement with SAB Biotherapeutics pursuant to which our Initial Stockholders agreed to vote all shares of BCYP that it has a right to vote or owns of record in favor of each of the proposals at the Special Meeting and to vote against any action, agreement or transaction or proposal that would reasonably be expected to result in the failure of the Merger from being consummated.

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These financial interests of the Initial Stockholders, officers and directors and entities affiliated with them may have influenced their decision to approve the Business Combination. You should consider these interests when evaluating the Business Combination and the recommendation of the BCYP Board to vote in favor of the Business Combination Proposal and other proposals to be presented to the stockholders.

The Initial Stockholders have agreed to vote in favor of the Business Combination, regardless of how our public stockholders vote.

Our Initial Stockholders have agreed to vote their shares in favor of the Business Combination. The Initial Stockholders own 3,292,200 shares of BCYP Common Stock (comprised of 2,875,000 Founder Shares and 417,200 shares underlying the Private Placement Units), which is approximately 22% of the outstanding shares of BCYP Common Stock. Accordingly, it is more likely that the necessary stockholder approval for the Business Combination will be received than would be the case if our Initial Stockholders had agreed to vote their shares in accordance with the majority of the votes cast by our public stockholders.

BCYP did not obtain an opinion from an independent investment banking or accounting firm, and consequently, there can be no assurance from an independent source that the price BCYP is paying is fair to BCYP from a financial point of view.

BCYP is not required to obtain an opinion from an independent investment banking or accounting firm that the price BCYP is paying in connection with the Business Combination is fair to BCYP from a financial point of view. The BCYP Board did not obtain a third-party valuation or fairness opinion in connection with its initial determination to approve and recommend the Business Combination. Accordingly, investors will be relying solely on the judgment of the BCYP Board in valuing SAB Biotherapeutics’ business, and assuming the risk that the BCYP Board may not have properly valued the Business Combination.

Subsequent to the consummation of the Business Combination, we may issue additional shares of New SAB Biotherapeutics Common Stock (including upon the exercise of warrants or conversion of New SAB Biotherapeutics Preferred Stock) which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

Following the Business Combination, there will be 5,750,000 outstanding Public Warrants to purchase 5,750,0000 shares of New SAB Biotherapeutics Common Stock at an exercise price of $11.50 per share, which warrants will become exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our IPO, which occurred on January 14, 2021. In addition, there will be 208,600 warrants underlying the Private Placement Units outstanding exercisable for 208,600 shares of New SAB Biotherapeutics Common Stock at an exercise price of $11.50 per share. SAB Biotherapeutics has also entered into, and may in the future enter into, contractual arrangements with certain customers and other parties and earnout arrangements in connection with acquisitions that, in each case, provide for the issuance of SAB Biotherapeutics warrants and/or SAB Biotherapeutics Common Stock upon achievement of specified milestones (which, at Closing, will become obligations of New SAB Biotherapeutics). Moreover, New SAB Biotherapeutics may issue a substantial number of additional shares of New SAB Biotherapeutics Common Stock (or securities convertible, exercisable or exchangeable for New SAB Biotherapeutics Common Stock) in the future, including in connection with contractual relationships with customers, acquisitions, pursuant to compensation arrangements or as a result of financing transactions. The issuance of additional shares of New SAB Biotherapeutics Common Stock as a result of any of the aforementioned transactions may result in dilution to the holders of New SAB Biotherapeutics Common Stock and increase in the number of shares eligible for resale in the public market. Sales of a substantial number of such shares in the public markets may adversely affect the market price of New SAB Biotherapeutics Common Stock, the impact of which is increased as the value of our stock price increases.

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We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.

New SAB Biotherapeutics will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of New SAB Biotherapeutics Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we give notice of redemption. If and when the warrants become redeemable by New SAB Biotherapeutics, New SAB Biotherapeutics may exercise the redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force holders to (i) exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) sell the warrants at the then-current market price when the holder might otherwise wish to hold on to such warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of the warrants. None of the Private Placement Units will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.

In addition, New SAB Biotherapeutics may redeem your warrants after they become exercisable for a number of shares of New SAB Biotherapeutics Common Stock determined based on the redemption date and the fair market value of New SAB Biotherapeutics Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of our common stock had your warrants remained outstanding.

Even if we consummate the Business Combination, there can be no assurance that the warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for the outstanding warrants is $11.50 per share of New SAB Biotherapeutics Common Stock. There can be no assurance that the warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the warrants may expire worthless.

Our stockholders will experience immediate dilution as a consequence of the issuance of New SAB Biotherapeutics Common Stock as consideration in the Business Combination. Having a minority share position may reduce the influence that our current stockholders have on the management of New SAB Biotherapeutics.

Assuming that no public stockholders exercise their redemption rights in connection with the Business Combination, immediately after the consummation of the Business Combination, the Initial Stockholders and public stockholders will hold 14,193,620 shares (excluding 598,580 Founder Shares subject to vesting) of New SAB Biotherapeutics Common Stock, or 32.3% of the outstanding common stock immediately following the business combination, excluding the 598,580 Founder Shares subject to vesting and any Earnout Shares.

There are currently outstanding an aggregate of 5,958,600 warrants to acquire BCYP common stock, which comprise 208,600 warrants underlying the Private Placement Units held by the Initial Stockholders at the time of BCYP’s IPO and 5,750,000 Public Warrants. Each of BCYP’s outstanding whole warrants is exercisable commencing the later of 30 days following the Closing and 12 months from the closing of our IPO, which occurred on January 14, 2021, for one share of BCYP common stock in accordance with its terms. Therefore, as of the date of this proxy statement/prospectus, if we assume that each outstanding whole warrant is exercised and one share of BCYP common stock is issued as a result of such exercise, with payment of the exercise price of $11.50 per share, our fully diluted share capital would increase by a total of 5,958,600 shares, with approximately $68.5 million paid to us to exercise the warrants.

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Subsequent to the consummation of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price, which could cause you to lose some or all of your investment.

Although BCYP has conducted due diligence on New SAB Biotherapeutics, BCYP cannot assure you that this diligence revealed all material issues that may be present in its business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of BCYP’s or New SAB Biotherapeutics’ control will not later arise. As a result, New SAB Biotherapeutics may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that New SAB Biotherapeutics reports charges of this nature could contribute to negative market perceptions about New SAB Biotherapeutics or its securities. In addition, charges of this nature may cause New SAB Biotherapeutics to violate net worth or other covenants to which it may be subject. Accordingly, any BCYP Stockholder who chooses to remain a stockholder of New SAB Biotherapeutics following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by BCYP’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of BCYP’s securities prior to the Closing may decline. The market values of BCYP’s securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement/prospectus, or the date on which BCYP stockholders vote on the Business Combination. Because the number of shares to be issued pursuant to the Business Combination Agreement is based on the per share value of the amount in the Trust Account and will not be adjusted to reflect any changes in the market price of BCYP’s common stock, the market value of New SAB Biotherapeutics Common Stock issued in the Business Combination may be higher or lower than the values of these shares on earlier dates.

In addition, following the Business Combination, fluctuations in the price of New SAB Biotherapeutics’ securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there has not been a public market for the stock of New SAB Biotherapeutics and trading in the shares of BCYP’s common stock has not been active. Accordingly, the valuation ascribed to New SAB Biotherapeutics in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of New SAB Biotherapeutics securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and New SAB Biotherapeutics securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of New SAB Biotherapeutics’ securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about New SAB Biotherapeutics’ operating results;

●	success of competitors;

●	operating results failing to meet the expectations of securities analysts or investors in a particular period;

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●	changes in financial estimates and recommendations by securities analysts concerning New SAB Biotherapeutics or the industry in which New SAB Biotherapeutics operates in general;

●	operating and stock price performance of other companies that investors deem comparable to New SAB Biotherapeutics;

●	ability to market new and enhanced products and services on a timely basis;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving New SAB Biotherapeutics;

●	changes in New SAB Biotherapeutics’ capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of New SAB Biotherapeutics Common Stock available for public sale;

●	any major change in the New SAB Biotherapeutics Board;

●	sales of substantial amounts of New SAB Biotherapeutics Common Stock by our or New SAB Biotherapeutics’ directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq specifically, have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your securities at or above the price at which it was acquired. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to New SAB Biotherapeutics could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

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There can be no assurance that New SAB Biotherapeutics Common Stock issued in connection with the Business Combination will be approved for listing on the Nasdaq Global Market following the Closing, or that we will be able to comply with the continued listing standards of the Nasdaq.

New SAB Biotherapeutics Common Stock and warrants are expected to be listed on the Nasdaq Global Market following the Business Combination. New SAB Biotherapeutics’ continued eligibility for listing may depend on the number of our shares that are redeemed. It is a condition of the consummation of the Business Combination that the New SAB Biotherapeutics Common Stock is approved for listing on Nasdaq (subject only to official notice of issuance thereof and round lot holder requirements), but such condition can be waived by BCYP and SAB. If Nasdaq determines to delist the Common Stock and the Public Warrants, BCYP and SAB have not made a determination as to whether or not to waive this condition. Accordingly, there can be no assurance such listing condition will be met and, at the time you are asked to vote on the Business Combination, you will have no assurance that securities of New SAB Biotherapeutics will be listed on Nasdaq following the completion of the Business Combination. If, after the Business Combination, Nasdaq delists New SAB Biotherapeutics Common Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●

a determination that New SAB Biotherapeutics Common Stock is a “penny stock,” which will require brokers trading in New SAB Biotherapeutics Common Stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for New SAB Biotherapeutics Common Stock;

●	a limited amount of analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The Current Charter states that we must complete our initial business combination by April 14, 2022 (or by October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months). If we have not completed an initial business combination by then (or such later date as our stockholders may approve in accordance with the Current Charter), we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the Trust Account, including interest not previously released to us (less taxes payable and up to $100,000 of interest to pay dissolution expenses), by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the BCYP Board in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. In such case, our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

We have no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in this proxy statement/prospectus.

We are a blank check company and we have no operating history and no revenues. This proxy statement/prospectus includes unaudited pro forma condensed combined financial statements for the combined company. The unaudited pro forma condensed combined balance sheet as of December 31, 2020 combines the historical balance sheet of BCYP and SAB Biotherapeutics on a pro forma basis as if the Business Combination and related transactions had been consummated on December 31, 2020. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 combine the historical statements of operations of BCYP and SAB Biotherapeutics for such periods on a pro forma basis as if the Business Combination and related transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the combined company. Accordingly, the combined company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

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Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our public stockholders.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the funds held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to our public stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our public stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

The Business Combination is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. However, BCYP or SAB Biotherapeutics may waive one or more of the closing conditions without re-soliciting stockholder approval.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks, including the risk that approval of the Business Combination by BCYP stockholders is not obtained or that there are not sufficient funds in the Trust Account, in each case subject to certain terms specified in the Business Combination Agreement (as described under “The Business Combination Agreement — Conditions to Closing”), or that other Closing conditions are not satisfied. If BCYP does not complete the Business Combination, BCYP could be subject to several risks, including:

●	the parties may be liable for damages to one another under the terms and conditions of the Business Combination Agreement;

●	negative reactions from the financial markets, including declines in the price of BCYP common stock due to the fact that current prices may reflect a market assumption that the Business Combination will be completed; and

●	the attention of our management will have been diverted to the Business Combination rather than the pursuit of other opportunities in respect of an initial business combination.

However, the Business Combination is subject to satisfaction or waiver of the Closing conditions, including: (i) BCYP shall not have redeemed shares of its common stock in an amount that would cause BCYP to have less than $5,000,001 of net tangible assets, (ii) the required stockholder approval of stockholders of BCYP shall have been obtained for the Business Combination, (iii) the required stockholder approval of stockholders of SAB Biotherapeutics shall have been obtained for the Business Combination, (iv) the common stock of New SAB Biotherapeutics to be issued in connection with the Business Combination shall have been approved for listing on the Nasdaq Global Market (which condition may be waived in writing by the parties), (v) no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restriction or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect, (vi) the registration statement/proxy statement to be filed by BCYP relating to the Business Combination Agreement and the Business Combination becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the registration statement/proxy statement to be filed by BCYP relating to the Business Combination Agreement and the Business Combination, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending; (vii) BCYP’s initial listing application with Nasdaq in connection with the Business Combination having been approved (subject to notice of issuance) and, immediately following the Effective Time, BCYP having satisfied any applicable initial and continuing listing requirements of Nasdaq, and BCYP having not received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time, and shares of BCYP Common Stock having been approved for listing on Nasdaq. The obligations of SAB Biotherapeutics to complete the Business Combination are further conditioned on (which conditions may be waived by SAB Biotherapeutics), in addition to certain Closing conditions, (i) the current certificate of incorporation of BCYP shall have been amended and restated in the form contemplated by the Charter Proposal and (ii) the transactions contemplated by the Sponsor Agreement shall have been consummated as specified therein. Unless waived (to the extent permitted), if any of these conditions are not satisfied, the Business Combination may not be consummated. BCYP and SAB Biotherapeutics have each determined that no filings under the HSR Act is required in connection with the consummation of the Business Combination.

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The parties to the Business Combination Agreement may waive any of the conditions to its obligation to close the Business Combination Agreement and BCYP, SAB Biotherapeutics and Merger Sub may together waive the conditions to all of the parties’ obligations, in whole or in part, to the extent legally allowed. However, pursuant to BCYP’s amended and restated certificate of incorporation, BCYP cannot consummate the Business Combination if it would have less than $5,000,001 of Net Tangible Assets remaining after the closing. In the event of a waiver of a condition, the BCYP Board will evaluate the materiality of any such waiver to determine whether amendment of this proxy statement/prospectus and re-solicitation of proxies is necessary. In the event that the BCYP Board determines any such waiver is not significant enough to require re-solicitation of its stockholders, it will have the discretion to complete the Business Combination without seeking further stockholder approval.

For more information about the closing conditions to the Business Combination, see the section titled “The Business Combination Proposal — The Business Combination Agreement — Conditions to Closing.”

Anti-takeover provisions contained in the Proposed Charter as well as provisions of Delaware law, could impair a takeover attempt.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. New SAB Biotherapeutics is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for New SAB Biotherapeutics’ securities. These provisions will include:

●	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the New SAB Biotherapeutics Board;

●	the right of the New SAB Biotherapeutics Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on the New SAB Biotherapeutics Board;

●	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders; and

●	requirement that a meeting of stockholders may only be called by members of the New SAB Biotherapeutics Board and the ability of the stockholders of the New SAB Biotherapeutics to call a special meeting is specifically denied, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors. These provisions, alone or together, could delay hostile takeovers and changes in control of New SAB Biotherapeutics or changes in the New SAB Biotherapeutics Board and New SAB Biotherapeutics’ management.

As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the DGCL, which prevents some stockholders holding more than 15% of outstanding New SAB Biotherapeutics Common Stock from engaging in certain business combinations without approval of the holders of substantially all of New SAB Biotherapeutics Common Stock. Any provision of the Proposed Charter or Proposed Bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of New SAB Biotherapeutics Common Stock and could also affect the price that some investors are willing to pay for New SAB Biotherapeutics Common Stock. See “Description of New SAB Biotherapeutics Securities.”

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The Proposed Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings and the federal district courts as the sole and exclusive forum for other types of actions and proceedings, in each case, that may be initiated by New SAB Biotherapeutics’ stockholders, which could limit New SAB Biotherapeutics’ stockholders’ ability to obtain what such stockholders believe to be a favorable judicial forum for disputes with New SAB Biotherapeutics or New SAB Biotherapeutics’ directors, officers or other employees.

If the Business Combination is consummated, the Proposed Charter will provide that, unless New SAB Biotherapeutics consents in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on behalf of New SAB Biotherapeutics; (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of New SAB Biotherapeutics to New SAB Biotherapeutics or New SAB Biotherapeutics’ stockholders; (iii) action asserting a claim against New SAB Biotherapeutics or any director or officer arising pursuant to any provision of the DGCL or the Proposed Charter or Proposed Bylaws; or (iv) action asserting a claim against New SAB Biotherapeutics or any director or officer of New SAB Biotherapeutics governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit shall be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery of the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery of the State of Delaware within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, (C) for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, or (D) any action arising under the Securities Act, as to which the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware shall have concurrent jurisdiction. Subject to the foregoing, the federal district courts of the United States are the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action under the Securities Act. The exclusive forum provision does not apply to suits brought to enforce any liability or duty created by the Exchange Act. Any person or entity purchasing or otherwise acquiring an interest in any shares of New SAB Biotherapeutics’ capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Proposed Charter. These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New SAB Biotherapeutics or New SAB Biotherapeutics’ directors, officers or other employees, which may discourage such lawsuits. Furthermore, these choice-of-forum provisions may also result in increased costs for investors and shareholders to bring a claim against us. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of the Proposed Charter unenforceable with respect to one or more of the specified types of actions or proceedings, New SAB Biotherapeutics may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New SAB Biotherapeutics’ business, financial condition and results of operations and result in a diversion of the time and resources of New SAB Biotherapeutics’ management and board of directors.

BCYP Stockholder Redemption Risks

If our stockholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their shares of our common stock for a pro rata portion of the Trust Account.

Holders of public shares are not required to affirmatively vote against the Business Combination Proposal in order to exercise their rights to redeem their shares for a pro rata portion of the Trust Account. In order to exercise their redemption rights, they are required to submit a request in writing and deliver their stock (either physically or electronically) to our Transfer Agent prior to 5:00 p.m., New York City time, on October 18, 2021. Stockholders electing to redeem their shares will receive their pro rata portion of the funds held in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to pay our taxes, calculated as of two business days prior to the anticipated consummation of the Business Combination.

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If you or a “group” of BCYP stockholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares. However, BCYP stockholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in BCYP if you sell such excess Public Shares in open market transactions. BCYP cannot assure you that the value of such excess Public Shares will appreciate over time following the Merger or that the market price of the Public Shares will exceed the per share redemption price.

Risks Related to Financing and Tax

We may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, advance or begin clinical trial and research initiatives, enhance our operating infrastructure, and acquire complementary businesses and technologies. In order to achieve these objectives, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters. In addition, we may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.

Changes in legislation in U.S. and foreign taxation of international business activities or the adoption of other tax reform policies, as well as the application of such laws, could adversely impact our financial position and operating results.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Tax Act”) became law, and significantly reformed the Code. The Tax Act, among other things, includes changes to U.S. federal tax rates and the taxation of foreign earnings, imposes significant additional limitations on the deductibility of interest, and the use of net operating losses generated in tax years beginning after December 31, 2017, allows for the immediate expensing of certain capital expenditures, and puts into effect the migration from a “worldwide” system of taxation to a territorial system. We continue to examine the impact the Tax Act may have on our business. Due to our plans to potentially expand into international markets, any changes in the U.S. or international taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations. The impact of the Tax Act and other changes to U.S. and non-U.S. tax laws, and regulations or interpretations thereof, on us or our business is uncertain and could be adverse. We urge prospective investors to consult with their legal and tax advisors with respect to the potential tax consequences of investing in or holding our common stock.

Risks Related to Being a Public Company

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could adversely affect our business, financial condition, and results of operations.

As a public company, we are and will continue to be subject to the reporting requirements of the Exchange Act, the listing standards of Nasdaq and other applicable securities rules and regulations. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems, and resources. For example, the Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and results of operations. As a result of the complexity involved in complying with the rules and regulations applicable to public companies, our management’s attention may be diverted from other business concerns, which could harm our business, financial condition, and results of operations, although we have already hired additional employees to assist us in complying with these requirements, we may need to hire more employees in the future or engage outside consultants, which will increase our operating expenses.

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In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest substantial resources to comply with evolving laws, regulations, and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from business operations to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it increasingly expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in filings required of a public company, our business and financial condition will become more visible, which may result in an increased risk of threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, and results of operations could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and harm our business, financial condition, and results of operations.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our common stock less attractive to investors.

For so long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various requirements that are applicable to public companies that are not “emerging growth companies,” including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may lose our emerging growth company status and become subject to the SEC’s internal control over financial reporting management and auditor attestation requirements. If we are unable to certify the effectiveness of our internal controls, or if our internal controls have a material weakness, we could be subject to regulatory scrutiny and a loss of confidence by stockholders, which could harm our business and adversely affect the market price of our common stock. We will cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the date on which we have, in any three-year period, issued more than $1.0 billion in non-convertible debt securities; and (iv) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of becoming a public company).

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As an emerging growth company, we may choose to take advantage of some but not all of these reduced reporting burdens. Accordingly, the information we provide to our stockholders may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our common stock less attractive as a result, which may result in a less active trading market for our common stock and higher volatility in our stock price.

Investors may find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock, and our stock price may be more volatile and may decline.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a public company , we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the applicable listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting, which includes hiring additional accounting and financial personnel to implement such processes and controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls.

Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required  to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K.

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Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our common stock.

Our warrants are accounted for as liabilities and the changes in value of the warrants could have a material effect on our financial results.

On April 12, 2021, the staff of the SEC issued a Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). The SEC Staff Statement focused on certain accounting and reporting considerations related to warrants of a kind similar to those issued by BCYP at the time of its initial public offering and the exercises by the underwriters of their over-allotment options in January 2021. In response to the SEC Staff Statement, BCYP reevaluated the accounting treatment of the warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.

As a result, included on the BCYP balance sheet as of December 31, 2020 contained elsewhere in this proxy statement/prospectus/consent solicitation statement are derivative liabilities related to embedded features contained within the warrants. Accounting Standards Codification (“ASC”) 815-40 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of income. As a result of the recurring fair value measurement, BCYP’s financial statements and results of operations may fluctuate quarterly based on factors which are outside of its control. Due to the recurring fair value measurement, BCYP expects that it will recognize non-cash gains or losses on the warrants each reporting period and that the amount of such gains or losses could be material.

Our business, financial condition, and results of operations may fluctuate on a quarterly and annual basis, which may result in a decline in our stock price if such fluctuations result in a failure to meet the expectations of securities analysts or investors.

Our operating results have in the past and could in the future vary significantly from quarter-to-quarter and year-to-year and may fail to match our past performance, our projections or the expectations of securities analysts because of a variety of factors, many of which are outside of our control and, as a result, should not be relied upon as an indicator of future performance. As a result, we may not be able to accurately forecast our operating results and growth rate. Any of these events could cause the market price of our common stock to fluctuate. Factors that may contribute to the variability of our operating results include, but are not limited to: our ability to attract new clients and partners, retain existing clients and partners and maximize engagement and enrollment with existing and future clients; changes in our sales and implementation cycles, especially in the case of our large clients; new solution introductions and expansions, or challenges with such introductions; changes in our pricing or fee policies or those of our competitors; the timing and success of new solution introductions by us or our competitors or announcements by competitors or other third parties of significant new products or acquisitions or entrance into certain markets; any other change in the competitive landscape of our industry, including consolidation among our competitors; increases in operating expenses that we may incur to grow and expand our operations and to remain competitive; our ability to successfully expand our business, whether domestically or internationally; breaches of security or privacy; changes in stock-based compensation expenses; the amount and timing of operating costs and capital expenditures related to the expansion of our business; adverse litigation judgments, settlements, or other litigation-related costs; changes in the legislative or regulatory environment, including with respect to privacy or data protection, or enforcement by government regulators, including fines, orders, or consent decrees; the cost and potential outcomes of ongoing or future regulatory investigations or examinations, or of future litigation; changes in our effective tax rate; our ability to make accurate accounting estimates and appropriately recognize revenue for our solutions for which there are no relevant comparable products; changes in accounting standards, policies, guidance, interpretations, or principles; instability in the financial markets; general economic conditions, both domestic and international; volatility in the global financial markets; political, economic, and social instability, including terrorist activities and health epidemics (including the recent outbreak of COVID-19), and any disruption these events may cause to the global economy; and changes in business or macroeconomic conditions. The impact of one or more of the foregoing or other factors may cause our operating results to vary significantly.

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Changes in accounting principles may cause previously unanticipated fluctuations in our financial results, and the implementation of such changes may impact our ability to meet our financial reporting obligations.

We prepare our financial statements in accordance with GAAP, which are subject to interpretation or changes by the FASB, the SEC, and other various bodies formed to promulgate and interpret appropriate accounting principles. New accounting pronouncements and changes in accounting principles have occurred in the past and are expected to occur in the future which may have a significant effect on our financial results. Furthermore, any difficulties in implementation of changes in accounting principles, including the ability to modify our accounting systems, could cause us to fail to meet our financial reporting obligations, which could result in regulatory discipline and harm investors’ confidence in us.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our business, financial condition, and results of operations could be adversely affected.

The preparation of financial statements in conformity with GAAP and our key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of SAB Biotherapeutics” and “BCYP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our consolidated financial statements include those related to allowance for doubtful accounts, assessment of the useful life and recoverability of long-lived assets, fair value of guarantees included in revenue arrangements and fair values of stock-based awards, warrants, contingent consideration, and income taxes. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our common stock.

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UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Basis of Presentation and Background

The following unaudited pro forma combined condensed consolidated financial statements are based on the separate historical financial statements of SAB Biotherapeutics and BCYP and give effect to the merger, including pro forma assumptions and adjustments related to the merger, as described in the accompanying notes to the unaudited pro forma combined condensed consolidated financial statements. The unaudited pro forma combined condensed consolidated balance sheet as of June 30, 2021, is presented as if the merger had occurred on June 30, 2021. The unaudited pro forma combined condensed consolidated statement of operations for the six-months ended June 30, 2021, and the year ended December 31, 2020, gives effect to the merger, as if it had been completed on January 1, 2020. The historical financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the merger and, with respect to the statement of operations only, expected to have a continuing impact on consolidated results of operations.

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because SAB Biotherapeutics has been determined to be the accounting acquirer under ASC 805 under the no-redemption scenario. Under this method of accounting, BCYP will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of SAB Biotherapeutics will become the historical financial statements of New SAB Biotherapeutics, and BCYP’s assets, liabilities and results of operations will be consolidated with SAB Biotherapeutics beginning on the acquisition date. For accounting purposes, the financial statements of New SAB Biotherapeutics will represent a continuation of the financial statements of SAB Biotherapeutics with the Transaction being treated as the equivalent of SAB Biotherapeutics issuing stock for the net assets of BCYP, accompanied by a recapitalization. The net assets of BCYP will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of SAB Biotherapeutics in future reports of New SAB Biotherapeutics.

Proposed Accounting Treatment of the Earnout Shares

Up to 12,000,000 Earnout Shares are issuable after the Closing to the SAB Biotherapeutics securityholders upon satisfaction, during the five-year period after the Closing, of certain stock price performance conditions. As the business combination will be accounted for as a reverse recapitalization, the issuance of the Earnout Shares to the SAB Biotherapeutics’ securityholders is anticipated to be accounted for as an equity transaction. Since the Earnout Shares are payable to the SAB Biotherapeutics securityholders (i.e., the accounting acquirer in the business combination), the accounting for the Earnout Shares arrangement does not fall under Accounting Standards Codification (“ASC”) Topic 805, Business Combinations.

The accounting for the Earnout Shares was also evaluated under ASC Topic 480, Distinguishing Liabilities from Equity, to determine if the arrangement should be classified as a liability. As part of that preliminary analysis, it was determined that the Earnout Shares did not meet the criteria to be accounted for as a liability. Additionally, the Earnout Shares were evaluated under ASC Topic 815, Derivatives. As part of that preliminary analysis, it was determined that the Earnout Shares met the definition of a derivative; however, they meet the scope exception criteria as they were clearly and closely related to the entity’s own stock, and met the criteria for equity treatment. Therefore, an adjustment to recognize the Earnout Shares would have no net impact on any financial statement line item as it would simultaneously increase and decrease additional paid-in capital. Thus, no adjustment has been applied to the unaudited pro forma combined financial information related to the Earnout Shares.

The unaudited pro forma combined condensed consolidated statement of operations does not include the effects of the costs associated with any integration or restructuring activities resulting from the merger, as they are nonrecurring in nature. However, the unaudited pro forma combined condensed consolidated balance sheet includes a pro forma adjustment to reduce cash and shareholders’ equity to reflect the payment of certain anticipated merger costs.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of BCYP and SAB Biotherapeutics, adjusted to give effect to the Merger and other events contemplated by the Business Combination Agreement. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2021, combines the adjusted balance sheet of BCYP with the historical condensed consolidated balance sheet of SAB Biotherapeutics on a pro forma basis as if the Merger and the other events contemplated by the Business Combination Agreement, summarized below, had been consummated on June 30, 2021.

The unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, combines the historical unaudited statement of operations of BCYP with the historical unaudited consolidated statement of operations of SAB Biotherapeutics for the six-months ended June 30, 2021, and the twelve-months ended December 31, 2020 combines the historical audited statement of operations of BCYP for the period from November 12, 2020 (inception) through December 31, 2020 with the historical audited consolidated statement of operations of SAB Biotherapeutics for the twelve months ended December 31, 2020, giving effect to the transaction as if the Merger and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2020.

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The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

●	the historical unaudited financial statements of BCYP as of and for the six-months ended June 30, 2021
●	the historical audited financial statements of BCYP for the period from November 12, 2020 (Inception) though December 31, 2020,
●	the historical unaudited consolidated financial statements of SAB Biotherapeutics as of and for the six-months ended June 30, 2021,
●	the historical audited consolidated financial statements of SAB Biotherapeutics as of, and for the year ended December 31, 2020, and
●	other information relating to BCYP and SAB Biotherapeutics included in this proxy statement/prospectus, including the Business Combination Agreement and the description of certain terms thereof set forth thereof and the financial and operational condition of BCYP and SAB Biotherapeutics (see “Proposal No. 1—The Business Combination Agreement,” “BCYP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “SAB Biotherapeutics Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that BCYP believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. BCYP believes that its assumptions and methodologies provide a reasonable basis for presenting all the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Combined Company. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and notes thereto of BCYP and SAB Biotherapeutics.

The unaudited pro forma condensed combined information contained herein assumes that the BCYP’s shareholders approve the Business Combination. BCYP’s public shareholders may elect to redeem their public shares for cash even if they approve the Business Combination. BCYP cannot predict how many of its public shareholders will exercise their right to have their shares redeemed for cash; however, we are assuming full redemption of the shares subject to redemption in the preparation of the pro forma condensed combined financial statements. The Merger Agreement provides that consummating the Business Combination is conditional on having a net tangible assets of at least $5,000,001; however, the Company’s net tangible asset value would not fall below this amount even with considering the full redemption scenario.

As a result of the business combination, BCYP will acquire SAB Biotherapeutics subject to the terms of the Merger Agreement, holders of SAB Biotherapeutics Common Stock, and preferred stock immediately prior to the effective time of the merger will be entitled to receive 29,702,970 fully paid and non-assessable shares of BCYP common stock for which the allocation of such shares is to be allocated to the holders of SAB Biotherapeutics as determined by the Company.

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SAB Biotherapeutics, Inc. and Subsidiaries and Big Cypress Acquisition Corp.
Unaudited Pro Forma Condensed Combined Balance Sheet
(In thousands)
As of June 30, 2021

	As of June 30, 2021				As of June 30, 2021			As of June 30, 2021
	SAB Biotherapeutics, Inc. and Subsidiaries (Historical)	Big Cypress Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)		Pro Forma Combined (Assuming Full Redemption)

ASSETS
Current assets:
Cash and cash equivalents	$10,233	$757	116,155	A	$117,924	(116,155)	H	$1,769
			$(5,000)	B		-
			(4,221)	C		-
			-			-

Accounts receivable, net	17,109	-	-		17,109	-		17,109
Prepaid expenses and other current assets	427	180	-		607	-		607
Total current assets	27,769	937	106,934		135,640	(116,155)		19,485
Non-current assets:
Marketable securities held in Trust Account	-	116,155	(116,155)	A	-	-		-
Equipment, net	19,710	-	-		19,710	-		19,710
Deferred offering costs	-	-	-		-	-		-
Operating lease right-of-use assets	2,631	-	-		2,631	-		2,631
Finance lease right-of-use assets	4,102	-	-		4,102	-		4,102
Total non-current assets	26,443	116,155	(116,155)		26,443	-		26,443
TOTAL ASSETS	54,212	117,092	(9,221)		162,083	(116,155)		45,928

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Accounts payable	5,499	153	-		5,652	-		5,652
Notes payable - current portion	24	-	-		24	-		24
Operating lease liabilities, current portion	945	-	-		945	-		945
Finance lease liabilities, current portion	191	-	-		191	-		191
Due to related party	-	-	-		-	-		-
Deferred grant income	100	-	-		100	-		100
Accrued expenses and other current liabilities	3,438	-	-		3,438	-		3,438
Total current liabilities	10,197	153	-		10,350	-		10,350
Non-current liabilities:
Operating lease liabilities, noncurrent	1,896	-	-		1,896	-		1,896
Finance lease liabilities, noncurrent	3,836	-	-		3,836	-		3,836
Notes payable, noncurrent	25		-		25	-		25
Warrant liability	-	5,531	-		5,531	-		5,531
Deferred underwriting fee	-	4,221	(4,221)	C	-	-		-
					-			-
Earnout liability			-	G	-	-		-
Total non-current liabilities	5,757	9,752	(4,221)		11,288	-		11,288
Total liabilities	15,954	9,905	(4,221)		21,638	-		21,638

COMMITMENTS AND CONTINGENCIES
Temporary equity:
Common stock subject to possible redemption	-	102,187	(102,187)	D	-	-		-

Stockholders’ equity (deficit):
Series A Preferred stock	1	-	(1)	F	-	-		-
Series A-1 Preferred stock	-	-	-		-	-		-
Series A-2 Preferred stock	-	-	-		-	-		-
Series A-2A Preferred stock	-	-	-		-	-		-
Series B Preferred stock	-	-	-		-	-		-
Common stock	4	-	3	F	7	-		6
						(1)	H
Additional paid-in capital	51,769	4,238	102,187	D	153,954	-		37,800
			762	E
			(2)	F		-
			(5,000)	B		(116,154)	H
Retained earnings (deficit)	(13,516)	762	(762)	E	(13,516)			(13,516)
			-			-
			-	G		-
Total stockholders’ equity (deficit)	38,258	5,000	(5,000)		140,445	(116,155)		24,290
TOTAL LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY (DEFICIT)	54,212	117,092	(9,221)		162,083	(116,155)		45,928

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Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2021, are as follows:

(A)	Reflects the reclassification of marketable securities held in the Trust Account to cash under the no redemption scenario.
(B)	Represents preliminary estimated direct and incremental transaction costs to be incurred. These costs are accounted as a reduction in the combined cash account with a corresponding reduction in APIC consistent with the treatment described in SEC Staff Accounting Bulletin Topic 5.A.
(C)	Reflects the settlement of the deferred underwriting fee.
(D)	Reflects the reclassification of common stock subject to possible redemption to permanent equity.
(E)	Represents recapitalization of BCYP’s historical accumulated deficit.
(F)	Represents recapitalization of historical amounts.
(G)	Represents the potential earnout SAB shareholders could receive in the merged company under the Merger Agreement. Since the earnout is accounted for as an equity transaction, there is no change in equity as the entry would be to deemed dividends and APIC.
(H)	Represents full redemption of the BCYP shares subject to redemption under the full redemption scenario.

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SAB Biotherapeutics, Inc. and Subsidiaries and Big Cypress Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share amounts)

For the six-months ended June 30, 2021

	For the Six-Months Ended June 30, 2021				For the Six-Months Ended June 30, 2021		For the Six-Months Ended June 30, 2021
	SAB Biotherapeutics, Inc. and Subsidiaries (Historical)	Big Cypress Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)		Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)	Pro Forma Combined (Assuming Full Redemption)

Revenue:
Revenue	$35,137	$-	$-		$35,137	$-	$35,137
Operating costs and expenses:
Formation and operating costs	-	368			368		368
Research and development	31,468	-	-		31,468	-	31,468
General and administrative	5,731	-	-		5,731	-	5,731
Total operating costs and expenses	37,199	368	-		37,567	-	37,567
Gain on sale of assets	-				-		-
Loss from operations	(2,062)	(368)	-		(2,430)	-	(2,430)
Other income (expense):
Other income (expense):	669	-	-		669	-	669
Interest income (expense)	11	5	(5)	AA	11		11
Interest expense	(150)	-	-		(150)	-	(150)
Offering costs allocated to warrants	-	(360)			(360)		(360)
Change in the fair value of warrants	-	1,494			1,494		1,494
Total other income (expense)	530	1,139	(5)		1,664	-	1,664
Net income (loss)	(1,532)	771	(5)		(766)	-	(766)
Income tax provision	-	-	-		-	-	-
Net (loss) income	$(1,532)	$771	$(5)		$(766)	$-	$(766)

	SAB Biotherapeutics, Inc.	Big Cypress Acquisition Corp.	Assuming Minimum Redemptions	Assuming Full Redemption
Weighted common shares outstanding - basic	35,216,000	4,162,957	43,896,970	33,561,000
Weighted common shares outstanding - diluted	35,216,000	4,162,957	43,896,970	33,561,000
Basic net (loss) income per share	$(0.04)	$0.18	$(0.02)	$(0.02)
Diluted net (loss) income per share	$(0.04)	$0.18	$(0.02)	$(0.02)

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SAB Biotherapeutics, Inc. and Subsidiaries and Big Cypress Acquisition Corp.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except share and per share amounts)

For the year-ended December 31, 2020

	For the Year Ended December 31, 2020			For the Year Ended December 31, 2020		For the Year Ended December 31, 2020
	SAB Biotherapeutics, Inc. and Subsidiaries (Historical)	Big Cypress Acquisition Corp. (Historical)	Transaction Accounting Adjustments (Assuming No Redemption)	Pro Forma Combined (Assuming No Redemption)	Transaction Accounting Adjustments (Assuming Full Redemption)	Pro Forma Combined (Assuming Full Redemption)

Revenue:
Revenue	$55,238	$-	$-	$55,238	$-	$55,238
Operating costs and expenses:
Formation and operating costs	-	9		9		9
Research and development	27,909	-	-	27,909	-	27,909
General and administrative	6,772	-	-	6,772	-	6,772
Total operating costs and expenses	34,681	9	-	34,690	-	34,690
Gain on sale of assets	-			-		-
Loss from operations	20,557	(9)	-	20,548	-	20,548
Other income (expense):
Other income (expense):	4	-	-	4	-	4
Interest income (expense)	26	-	-	26	-	26
Interest expense	(469)	-	-	(469)	-	(469)
Total other income (expense)	(439)	-	-	(439)	-	(439)
Net income (loss)	20,118	(9)	-	20,109	-	20,109
Income tax provision	-	-	-	-	-	-
Net income (loss)	$20,118	$(9)	$-	$20,109	$-	$20,109

	SAB Biotherapeutics, Inc.	Big Cypress Acquisition Corp.	Assuming Minimum Redemptions	Assuming Full Redemptions
Weighted common shares outstanding - basic	35,216,000	2,500,000	43,896,970	33,561,000
Weighted common shares outstanding - diluted	58,051,614		49,855,570	39,519,600
Basic net income (loss) per share	$0.37	$-	$0.46	$0.60
Diluted net income (loss) per share	$0.35	$-	$0.40	$0.60

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the six-months ended June 30, 2021, and the year ended December 31, 2020, are as follows:

(AA)	Represents the elimination of interest income earned on investments held in Trust Account

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation and Accounting Policies

The Merger is expected to be accounted for as a reverse recapitalization in accordance with GAAP because SAB Biotherapeutics has been determined to be the accounting acquirer under ASC 805 under the no-redemption scenario. Under this method of accounting, BCYP will be treated as the “acquired” company for financial reporting purposes. Accordingly, the consolidated assets, liabilities and results of operations of SAB Biotherapeutics will become the historical financial statements of New SAB Biotherapeutics, and BCYP’s assets, liabilities and results of operations will be consolidated with SAB Biotherapeutics beginning on the acquisition date. For accounting purposes, the financial statements of New SAB Biotherapeutics will represent a continuation of the financial statements of SAB Biotherapeutics with the Transaction being treated as the equivalent of SAB Biotherapeutics issuing stock for the net assets of BCYP, accompanied by a recapitalization. The net assets of BCYP will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of SAB Biotherapeutics in future reports of New SAB Biotherapeutics.

Upon consummation of the Merger, the Combined Company will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Combined Company.

2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of New SAB Biotherapeutics upon consummation of the Merger in accordance with GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The Merger Agreement includes an earnout provision whereby the shareholders of SAB Biotherapeutics shall be entitled to receive additional consideration (“Earnout Shares”) if the Company meets certain Volume Weighted Average Price (“VWAP) thresholds, or a change in control with a per share price exceeding the VWAP thresholds within a five-year period immediately following the Closing, which will be held in escrow until the Earnout contingency is resolved. Refer to the Proposed Accounting Treatment of the Earnout Shares above.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Merger and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of New SAB Biotherapeutics following the completion of the Merger. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. BCYP and SAB Biotherapeutics have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information contained herein assumes that the BCYP stockholders approve the Merger. Pursuant to its existing charter, BCYP will provide stockholders the opportunity to redeem the outstanding shares of common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account, which holds the proceeds of BCYP’s IPO, as of two business days prior to the consummation of the transactions contemplated by the Business Combination Agreement (including interest earned on the funds held in the Trust Account, net of taxes) upon the closing of the transactions contemplated by the Business Combination Agreement.

The unaudited pro forma condensed combined financial statements present the redemption scenarios after giving effect to the Merger under a no-redemption that assumes that no BCYP stockholders exercise the redemption rights with respect to the outstanding Common Stock and 43,897 shares of Common Stock remain outstanding after the completion of the Merger, and a full redemption scenario that assumes all of the shares subject to redemption by the BCYP shareholders are redeemed.

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The level of redemptions assumed in the unaudited pro forma condensed combined balance sheet and statements of operations are based on the assumption that there are no adjustments for the outstanding Public Warrants issued in connection with the IPO as such securities are not exercisable until the later of January 14, 2021, and thirty (30) days after the Closing. There are also no adjustments for the estimated shares reserved for the potential future issuance of New SAB Biotherapeutics Common Stock upon the exercise of the New SAB Biotherapeutics Options, as such events have not yet occurred.

The following summarizes the pro forma shares of New SAB Biotherapeutics Common Stock issued and outstanding immediately after the Merger, presented under the above scenarios:

(Number of shares in thousands)

	Assuming No Redemption		Assuming Maximum Redemption
	Shares	%	Shares	%
SAB Biotherapeutics, Inc. and Subsidiaries Shareholders	29,703	67.7%	29,703	88.5%
Big Cypress Acquisition Corp. Non-Founder Shares	11,500	26.2%	1,164	3.5%
Big Cypress Acquisition Corp. Founder Shares	2,694	6.1%	2,694	8.0%
Total Big Cypress Acquisition Corp. Public Shares	14,194	32.3%	3,858	11.5%
Pro Forma Common Stock at June 30, 2021	43,897	100.0%	33,561	100.0%

(1) the table does not include 5.750 million of Public Warrants, 0.2 million of the Private Placement Warrants, 0.6 million of Sponsor Shares subject to vesting and forfeiture, options to acquire shares of Common Stock under equity plans following the Merger, and 12 million Earnout Shares.

(2) Represents options to purchase Common Stock of New SAB Biotherapeutics under equity incentive plans.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Merger occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial statements do not purport to project the future operating results or financial position of BCYP following the completion of the Merger. The unaudited pro forma adjustments represent BCYP management’s estimates based on information available as of the dates of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

3. Income (loss) per share

The pro forma basic and diluted income per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of the Combined Company’s shares outstanding, assuming the Business Combination occurred on January 1, 2020.

Represents the income per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2020. As the Business Combination and related equity transactions are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entirety of all periods presented.

(In thousands, except share and per share amounts)

	For the Year ended December 31, 2020	For the Year ended December 31, 2020
	Assuming No Redemption	Assuming Full Redemption

Pro forma net income	$20,109	$20,109
Weighted average shares outstanding of common stock - basic	43,896,970	33,561,000
Weighted average shares outstanding of common stock - diluted	49,855,570	39,519,600
Net income per share attributable to common stockholders - basic	$0.46	$0.60
Net income per share attributable to common stockholders - diluted	$0.40	$0.51

	For the Six-Months ended June 30, 2021	For the Six-Months ended June 30, 2021
	Assuming No Redemption	Assuming Full Redemption

Pro forma net loss	$(766)	$(766)
Weighted average shares outstanding of common stock - basic	43,896,970	33,561,000
Weighted average shares outstanding of common stock - diluted	43,896,970	33,561,000
Net loss per share attributable to common stockholders - basic	$(0.02)	$(0.02)
Net loss per share attributable to common stockholders - diluted	$(0.02)	$(0.02)

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BIG CYPRESS ACQUISITION CORP.
300 W. 41st Street, Suite 202
Miami Beach, FL 33140

BCYP SPECIAL MEETING OF STOCKHOLDERS

General

BCYP is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the BCYP Board for use at the Special Meeting of stockholders to be held October 20, 2021, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to BCYP stockholders on or about September 23, 2021.

Date, Time and Place of Special Meeting

The Special Meeting will be held virtually on October 20, at 10:00 a.m. Eastern Time, and conducted exclusively via live audio cast at https://www.cstproxy.com/bigcypressaccorp/2021, or such other date, time and place to which such meeting may be adjourned or postponed, for the purposes set forth in the accompanying notice.

Recommendation of the BCYP Board of Directors

The BCYP Board believes that each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of BCYP and BCYP stockholders and unanimously recommends that BCYP stockholders vote “FOR” each of the proposals.

When you consider the recommendation of the BCYP Board in favor of approval of the Business Combination Proposal, you should keep in mind that BCYP’s directors and officers have interests in the merger that are different from or in addition to (or which may conflict with) your interests generally as a BCYP stockholder. See the section entitled “Proposal No. 1 - The Business Combination Proposal - Interests of BCYP’s Directors and Officers in the Merger” for additional information.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of BCYP Common Stock at the close of business September 17, 2021, which is the record date for the Special Meeting (the “BCYP Record Date”). You are entitled to one vote for each share of BCYP Common Stock that you owned as of the close of business on the BCYP Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the BCYP Record Date, there were 14,792,200 shares of BCYP Common Stock issued and outstanding, of which no Public Shares and 3,292,200 shares of BCYP Common Stock (comprised of 2,875,000 Founder Shares and 417,200 shares underlying the Private Placement Units) were held by the Initial Stockholders.

Vote of the Initial Stockholders

BCYP entered into an agreement with the Initial Stockholders pursuant to which the Initial Stockholders have agreed to vote any shares of BCYP Common Stock owned by them in favor of our proposed initial business combination. As of the date of this proxy statement/prospectus, the Initial Stockholders hold 3,292,200 shares of BCYP Common Stock (comprised of 2,875,000 Founder Shares and 417,200 shares underlying the Private Placement Units), which is approximately 22% of the outstanding shares of BCYP Common Stock.

Quorum and Required Vote for Proposals for the Special Meeting

A majority of the voting power of the issued and outstanding BCYP Common Stock entitled to vote at the Special Meeting must be represented at the meeting by virtual attendance or by proxy to constitute a quorum and in order to conduct business at the Special Meeting. An abstention from voting, shares represented at the meeting by virtual attendance or by proxy but not voted on one or more proposals or a broker non-vote so long as the stockholder has given the broker or other nominee voting instructions on at least one proposal in this proxy statement/prospectus will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of the Special Meeting may adjourn the Special Meeting. As of the BCYP Record Date, the presence by virtual attendance or by proxy of shares of BCYP Common Stock (4,103,901 shares, representing 35.7% of the Public Shares, in addition to the Founder Shares) is required to achieve a quorum.

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Approval of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal (if necessary) each requires the majority of the votes cast by the BCYP stockholders represented at the Special Meeting by attendance via the virtual meeting website or represented by proxy at the Special Meeting. The BCYP Board has already approved each of the proposals. Accordingly, neither a stockholder’s failure to vote online during the Special Meeting or by proxy, a broker non-vote nor an abstention is considered a “vote cast”, and thus will have no effect on the outcome of the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal.

Approval of the Charter Amendment Proposal requires the affirmative vote of (i) the holders of a majority of the BCYP Common Stock Shares then outstanding and entitled to vote, voting separately as a single class, and (ii) the holders of a majority of the outstanding shares of BCYP Common Stock, voting as a single class. Accordingly, a stockholder’s failure to vote online during the Special Meeting or by proxy, a broker non-vote or an abstention will each have the same effect as a vote “AGAINST” the Charter Amendment Proposal.

The merger is conditioned upon the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Director Election Proposal, subject to the terms of the Business Combination Agreement. The merger is not conditioned on the Adjournment Proposal. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal) will not be presented to BCYP stockholders for a vote. If BCYP does not consummate the merger and fails to complete an initial business combination by the Outside Date, BCYP will be required to dissolve and liquidate the Trust Account by returning the then remaining funds in the Trust Account to the Public Stockholders.

Abstention and Broker Non-Votes

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to BCYP stockholders at the Special Meeting will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

An abstention from voting, shares represented at the Special Meeting by virtual attendance or by proxy but not voted on one or more proposals will each count as present for the purposes of establishing a quorum. A stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, an abstention from voting or a broker non-vote will each have the same effect as a vote “AGAINST” the Charter Amendment Proposal and will have no effect on the outcome of the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Adjournment Proposal.

Voting Your Shares

Each share of BCYP Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your proxy card or cards show the number of shares of BCYP Common Stock that you own. There are several ways to vote your shares of BCYP Common Stock:

●	You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name”, which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at the meeting. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of BCYP Common Stock will be voted as recommended by the BCYP Board. The BCYP Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” the Nasdaq Proposal, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal.

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●	You can virtually attend the Special Meeting and vote online during the meeting even if you have previously voted by submitting a proxy as described above. You will be provided a ballot virtually when you sign into the meeting. However, if your shares of BCYP Common Stock are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of BCYP Common Stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at such meeting by doing any one of the following:

●	you may send another proxy card with a later date;

●	you may notify by email at: contactus@kingsdaleadvisors.com, before the Special Meeting that you have revoked your proxy; or

●	you may virtually attend the Special Meeting, revoke your proxy and vote online during the meeting, as indicated above.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal and the Adjournment Proposal. Under the existing BCYP bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement/prospectus.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of BCYP Common Stock, you may call BCYP’s proxy solicitor, at: 1-800-775-1986. Banks and brokerage firms may call collect at: 416-867-2272.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, which holds proceeds of the Initial Public Offering (including interest earned on the funds held in the Trust Account and not previously released to it to pay BCYP’s franchise and income taxes). For illustrative purposes, based on the funds in the Trust Account of approximately $116,157,288 on the Record Date, the estimated per share redemption price would have been approximately $10.10.

In order to exercise your redemption rights, you must:

●	prior to 5:00 p.m. Eastern Time on October 18, 2021 (two (2) business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares to Continental Stock Transfer & Trust Company, BCYP’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: Mark Zimkind

Email: mzimkind@continentalstock.com

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●	deliver your Public Shares either physically or electronically through the Depositary Trust Company to Continental at least two (2) business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and option to deliver physical certificates should allot sufficient time to obtain physical certificates from Continental and time to effect deliver. It is BCYP’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, BCYP does not have any control over this process and it may take longer than two weeks.

Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to Continental) and thereafter, with BCYP’s consent, until the closing of the Business Combination. If you delivered your shares for redemption to Continental and decide within the required timeframe not to exercise your redemption rights, you may request that Continental return the shares (physically or electronically). You may make such a request by contacting Continental at the street address or email address listed above.

Prior to exercising redemption rights, stockholders should verify the market price of Common Stock as they may receive higher proceeds from the sale of their Common Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of Common Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in BCYP Common Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Common Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata portion of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in or have any interest in, the further growth of New SAB Biotherapeutics, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved or completed for any reason, then Public Stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, BCYP will properly return any Public Shares previously delivered by the public holders.

Appraisal Rights

Holders of shares of BCYP Capital Stock do not have appraisal rights in connection with the merger.

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PROPOSAL NO. 1 - THE BUSINESS COMBINATION PROPOSAL

Overview

BCYP’s stockholders are being asked to approve the Business Combination with SAB Biotherapeutics described in this proxy statement/prospectus, including (a) adopting the Business Combination Agreement and (b) approving the transactions described in this proxy statement/prospectus. The discussion in this proxy statement/prospectus of the business combination and the principal terms of the Business Combination Agreement is subject to, and is qualified in its entirety by reference to, the Business Combination Agreement, which is attached as Annex A hereto, as amended by Amendment No. 1 to Business Combination Agreement, which is attached as Annex B hereto.

You should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement. Please see “The Business Combination Agreement” for additional information and a summary of certain terms of the Business Combination Agreement.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of BCYP Common Stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting.

The Business Combination Agreement

This subsection of the proxy statement/prospectus describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, as amended by Amendment No. 1 to Business Combination Agreement, which are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying Disclosure Schedules, which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Disclosure Schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about BCYP, the Sponsor, SAB Biotherapeutics or any other matter.

On June 21, 2021, BCYP, Merger Sub, SAB Biotherapeutics, and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholders’ Representative”), solely in its capacity as the representative, agent and attorney-in-fact of the SAB Biotherapeutics stockholders entered into the Business Combination Agreement, which provides for, among other things, that the parties to the Business Combination Agreement will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware, pursuant to which Merger Sub will merge with and into SAB Biotherapeutics (the “Merger”), with SAB Biotherapeutics as the surviving company in the Merger and, after giving effect to such Merger, SAB Biotherapeutics shall be a wholly owned subsidiary of BCYP. In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) SAB Biotherapeutics shall take all actions necessary to cause each share of SAB Biotherapeutics Preferred Stock that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to, and contingent upon the occurrence of, the Effective Time into a number of shares of SAB Biotherapeutics Common Stock at the then-effective conversion rate as calculated pursuant to and in accordance with SAB Biotherapeutics’ Governing Documents (the “SAB Biotherapeutics Preferred Conversion”); (ii) at the Effective Time (after giving effect to the consummation of the SAB Biotherapeutics Preferred Conversion), and (iii) each share of SAB Biotherapeutics outstanding as of immediately prior to the Effective Time will be exchanged for shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value; and (iii) at the Effective Time, each vested and unvested option and restricted stock award of SAB Biotherapeutics outstanding as of immediately prior to the Effective Time will be exchanged for a comparable vested or unvested equity option or restricted stock award of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value with respect to the vested options.

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In connection with the Business Combination, certain related agreements have been, or will be entered into on or prior to the closing of the Business Combination, including the SAB Biotherapeutics Stockholder Support Agreements, the Sponsor Support Agreement and the Amended and Restated Registration Rights Agreement (each as defined in the accompanying proxy statement/prospectus). See the section below entitled “— Related Agreements” for more information.

The Aggregate Transaction Proceeds will be used for general corporate purposes after the Business Combination.

Closing and Effective Time of the Business Combination

The Closing of the transactions contemplated by the Business Combination Agreement is required to take place electronically by exchange of the closing deliverables as promptly as reasonably practicable, but in no event later than the third business day, following the satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions described below under the section entitled “— Conditions to Closing of the Business Combination,” (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) or at such other place, date and/or time as BCYP and SAB Biotherapeutics may agree in writing.

Merger Consideration

If the Merger is completed, at the Effective Time of the Merger:

●

Each outstanding share of SAB Biotherapeutics Common Stock and SAB Biotherapeutics Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and based on a conversion rate of $10.10; and

●	Each outstanding vested and unvested option to purchase shares of SAB Biotherapeutics’ common stock will be canceled in exchange for a number of restricted shares of New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value and based on a conversion rate of $10.10.

For purposes herein and the Business Combination Agreement, SAB Biotherapeutics’ equity value is deemed to be an agreed upon amount equal to $300 million. The total number of shares of New SAB Biotherapeutics Common Stock expected to be issued at the Effective Time of the Merger is approximately 29,702,970 shares.

Earnout Shares and Earnout RSUs

The holders of shares of SAB Biotherapeutics Common Stock and Preferred Stock will be entitled to receive their pro rata share of up to approximately additional shares of New SAB Biotherapeutics Common Stock being issued into escrow (the “Earnout Escrow Account”) at the closing (the “Earnout Shares”), which will be released if certain conditions are met within a five-year period following the closing of the Business Combination (the “Earnout Period”), pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Earnout Escrow Agreement.

The holders of vested options to purchase shares of SAB Biotherapeutics Common Stock shall also receive, in the aggregate, approximately restricted stock units (the “Earnout RSUs”) which final number will be determined prior to closing based on the pro rata percentage that the SAB Biotherapeutics options represent compared to the outstanding share capital of SAB Biotherapeutics prior to closing assuming exercise of such vested options. Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock, subject to the same milestones applicable to the Earnout Shares.

The total maximum number of Earnout Shares and shares underlying the Earnout RSUs will be equal to 12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate.

At the effective time, New SAB Biotherapeutics will issue and deliver to the Earnout Escrow Agent, approximately 10,473,915 shares of New SAB Biotherapeutics Common Stock , which shares shall be allocated on a pro rata basis among the SAB Biotherapeutics stockholders who have received shares of New SAB Biotherapeutics Common Stock in accordance with the Business Combination Agreement and the Earnout Escrow Agreement (the “Stockholder Earnout Group”).

The Earnout Shares shall be released and delivered to the Stockholder Earnout Group as follows:

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period;

●

25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $20.00 during at least 20 trading days within a 30-day trading period;

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $25.00 during at least 20 trading days within a 30-day trading period; and

●	25% of the Earnout Shares will be released from the Earnout Escrow Account to the Stockholder Earnout Group if, within the Earnout Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $30.00 during at least 20 trading days within a 30-day trading period.

Each tranche of Earnout Shares will also be earned and released to the Stockholder Earnout Group in the event of a change in control of New SAB Biotherapeutics during the Earnout Period that results in the holders of New SAB Biotherapeutics Common Stock receiving a per-share aggregate consideration equal to or in excess of the applicable tranche of Earnout Shares (which calculation shall be determined by dividing the total aggregate value of the consideration to be paid in the change of control transaction by the total number of shares of New SAB Biotherapeutics Common Stock outstanding prior to the change of control transaction, assuming that, with respect to the applicable tranche of shares of New SAB Biotherapeutics Common Stock, only the applicable tranche of such Earnout Shares shall be deemed outstanding Parent Shares).

Fractional Shares. No fraction of a share of New SAB Biotherapeutics Common Stock will be issued by virtue of the Merger or the other transactions contemplated thereby, and each person who would otherwise be entitled to a fraction of a share of New SAB Biotherapeutics Common Stock (after aggregating all fractional shares of New SAB Biotherapeutics Common Stock that otherwise would be received by such holder) will instead receive the number of shares of New SAB Biotherapeutics Common Stock issued to such person rounded in the aggregate to the nearest whole share of New SAB Biotherapeutics Common Stock.

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Treatment of SAB Biotherapeutics Stock Options- Earnout RSUs

At the Effective Time, each outstanding vested and unvested option to purchase shares of SAB Biotherapeutics’ common stock will be canceled in exchange for a comparable option to purchase New SAB Biotherapeutics Common Stock, based on SAB Biotherapeutics’ Equity Value with respect to the options that are then vested and a conversion rate of $10.10. In addition the holders of vested options shall also receive in the aggregate, approximately 1,526,085 restricted stock units (the “Earnout RSUs”), which final number will be determined prior to closing based on the pro rata percentage that the SAB Biotherapeutics options represent compared to the outstanding share capital of SAB Biotherapeutics prior to closing assuming exercise of such vested options. Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock, subject to the same milestones applicable to the Earnout Shares.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of each party to the Business Combination Agreement to consummate the transactions contemplated by the Business Combination are subject to the satisfaction or, if permitted by applicable law, waiver by the party whose benefit such condition exists of the following conditions:

●	no order or law issued by any court of competent jurisdiction or other governmental entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Business Combination Agreement being in effect;

●	the Registration Statement of which this proxy statement/prospectus forms a part becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to the Registration Statement of which this proxy statement/prospectus forms a part, and no proceeding seeking such a stop order being threatened or initiated by the SEC and remaining pending;

●	BCYP’s initial listing application with Nasdaq in connection with the transactions contemplated by the Business Combination Agreement being approved (subject to notice of issuance) and, immediately following the Effective Time, BCYP satisfying any applicable initial and continuing listing requirements of Nasdaq, and BCYP not having received any notice of non-compliance in connection therewith that has not been cured prior to, or would not be cured at or immediately following the Effective Time, and the shares of New SAB Biotherapeutics Common Stock (including the shares of New SAB Biotherapeutics Common Stock to be issued in connection with the Business Combination) being approved for listing on the Nasdaq Global Market;

●	the Company Stockholder Written Consent representing the Required Company Stockholder Approval (as defined below) being obtained;

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●	after giving effect to the transactions contemplated by the Business Combination Agreement (including the PIPE Investment), BCYP having at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time of the Business Combination; and

●	the approval of (i) the Charter Amendment Proposal by the affirmative vote of a majority of the shares of BCYP Common Stock then outstanding and entitled to vote, and (ii) the Business Combination Proposal, the Nasdaq Proposal, the Incentive Plan Proposal and the ESPP Proposal by the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the BCYP Stockholders Meeting (as defined below) and entitled to vote thereon.

BCYP and SAB Biotherapeutics have each determined that no filings under the HSR Act is required in connection with the consummation of the Business Combination.

Other Conditions to the Obligations of the BCYP Parties

The obligations of the BCYP Parties to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by BCYP (on behalf of itself and the other BCYP Parties), of the following further conditions:

●	the SAB Biotherapeutics Fundamental Representations (as defined in the Business Combination Agreement) being true and correct (without giving effect to any limitation of “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all material respects as of the Closing Date as if made at and as of such date (or, if made as of an earlier date, as of such earlier date);

●	certain other representations and warranties regarding the capitalization of SAB Biotherapeutics being true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date (or, if made as of an earlier date, as of such earlier date);

●	the other representations and warranties of SAB Biotherapeutics being true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date (or, if made as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

●	SAB Biotherapeutics having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by it under the Business Combination Agreement at or prior to the Closing;

●	since the date of the Business Combination Agreement, no Company Material Adverse Effect having occurred that is continuing;

●	BCYP receiving the Amended and Restated Registration Rights Agreement duly executed by the SAB Biotherapeutics stockholders set forth therein; and

●	BCYP having received a certificate executed by an authorized officer of SAB Biotherapeutics confirming that the conditions set forth in the first five bullet points in this section have been satisfied.

Other Conditions to the Obligations of SAB Biotherapeutics

The obligations of SAB Biotherapeutics to consummate the transactions contemplated by the Business Combination Agreement are subject to the satisfaction or, if permitted by applicable law, waiver by SAB Biotherapeutics of the following further conditions:

●	the Parent Fundamental Representations (as defined in the Business Combination Agreement) being true and correct, in all material respects as of the Closing Date, as though made on and as of the Closing Date (or, if made as of an earlier date, as of such earlier date);

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●	certain other representations and warranties regarding the capitalization of BCYP being true and correct in all respects, (except for de minimis inaccuracies) as of the Closing Date (or, if made as of an earlier date, as of such earlier date);

●	the other representations and warranties of the BCYP Parties being true and correct (without giving effect to any limitation of “materiality” or “Parent Material Adverse Effect” (as defined in the Business Combination Agreement) or any similar limitation set forth in the Business Combination Agreement) in all respects as of the Closing Date, except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Parent Material Adverse Effect;

●	the BCYP Parties having performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under the Business Combination Agreement at or prior to the Closing;

●	SAB Biotherapeutics receiving the Amended and Restated Registration Rights Agreement duly executed by BCYP and the Sponsor; and

●	SAB Biotherapeutics receiving a certificate executed by an authorized officer of BCYP confirming that the conditions set forth in the first four bullet points of this section have been satisfied.

Representations and Warranties

Under the Business Combination Agreement, SAB Biotherapeutics made customary representations and warranties to BCYP relating to, among other things:

●	organization and qualification;

●	subsidiaries;

●	capitalization;

●	authority;

●	financial statements;

●	undisclosed liabilities;

●	consents and requisite governmental approvals;

●	no violations;

●	permits;

●	material contracts;

●	absence of changes;

●	litigation;

●	compliance with applicable law;

●	employee benefit plans;

●	environmental matters;

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●	intellectual property;

●	labor matters;

●	insurance;

●	tax matters;

●	brokers;

●	real and personal property;

●	transactions with affiliates;

●	data privacy and security;

●	compliance with international trade and anti-corruption laws;

●	information supplied;

●	regulatory compliance;

●	investigation; and

●	other customary representations.

Under the Business Combination Agreement, BCYP made customary representations and warranties to SAB Biotherapeutics relating to, among other things:

●	organization and qualification;

●	authority;

●	consents and requisite governmental approvals;

●	no violations;

●	brokers;

●	information supplied;

●	capitalization;

●	SEC filings;

●	the Trust Account;

●	transactions with affiliates;

●	litigation;

●	compliance with applicable law;

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●	business activities;

●	internal controls, listing and financial statements;

●	undisclosed liabilities;

●	tax matters;

●	investigation; and

●	other customary representations.

Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of SAB Biotherapeutics and BCYP are qualified in whole or in part by materiality thresholds. In addition, certain representations and warranties of SAB Biotherapeutics and BCYP are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of SAB Biotherapeutics, taken as a whole; provided, however, that, in the case of this clause (a), none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of the Business Combination Agreement from or related to (i) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (ii) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, armed hostilities, insurrection, sabotage or cyberterrorism, (iii) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (iv) changes in any applicable Laws, (v) any change, event, effect or occurrence that is generally applicable to the industries or markets in which SAB Biotherapeutics operates, (vi) the public announcement of the Business Combination Agreement or the pendency or consummation of the transactions contemplated by the Business Combination Agreement, including the impact thereof on the relationships, contractual or otherwise, of SAB Biotherapeutics with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (vi) shall not apply to the representations and warranties set forth in Section 3.6(b) of the Business Combination Agreement), (vii) any failure by SAB Biotherapeutics to meet any budgets, projections, estimates, predictions or forecasts; provided, that this clause (vii) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet budgets, projections, estimates, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (viii) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (i) through (viii) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate effect on SAB Biotherapeutics, taken as a whole, relative to other participants operating in the industries or markets in which SAB Biotherapeutics operates; or (b) the ability of SAB Biotherapeutics to consummate the Business Combination in accordance with the terms of the Business Combination Agreement.

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Under the Business Combination Agreement, certain representations and warranties of the BCYP Parties are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Business Combination Agreement, a “BCYP Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on (a) the business, results of operations or financial condition of the BCYP Parties, taken as a whole; provided, however, that, in the case of this clause (a), no change, event, effect or occurrence to the extent resulting from or arising out of any of the changes, events, effects or occurrences described in clauses (i), (ii), (iii), (vi) and (vi) of the definition of Company Material Adverse Effect (which shall apply as to the Parent Parties, mutatis mutandis) shall be deemed to constitute a BCYP Material Adverse Effect or be taken into account in determining whether a BCYP Material Adverse Effect has occurred or is reasonably likely to occur; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing in clauses (i), (ii), (iii), (vi) and (vi) may be taken into account in determining whether a BCYP Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Parent Parties, taken as a whole, relative to other participants operating in the industries or markets in which Parent operates; or (b) the ability of any Parent Party to consummate the Merger in accordance with the terms of the Business Combination Agreement.

Covenants of SAB Biotherapeutics

SAB Biotherapeutics made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions or as consented to in writing by BCYP (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, SAB Biotherapeutics agreed to operate the business of SAB Biotherapeutics in the ordinary course in all material respects and use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of SAB Biotherapeutics, taken as a whole.

●	Subject to certain exceptions, prior to the Closing, SAB Biotherapeutics agreed not to do any of the following without BCYP’s consent (such consent not to be unreasonably withheld, conditioned or delayed):

●	declare, set aside, make or pay a dividend or distribution or payment in respect of, any equity securities of SAB Biotherapeutics or repurchase any outstanding equity securities of SAB Biotherapeutics;

●	merge, consolidate, combine or amalgamate with any person or purchase or otherwise acquire any corporation, partnership, association or other business entity or organization or division thereof;

●	adopt any amendments, supplements, restatements or modifications to any SAB Biotherapeutics governing documents or the SAB Biotherapeutics Stockholders Agreement (other than to effect the transactions contemplated by the Business Combination Agreement and the ancillary documents);

●	transfer, issue, sell, grant or otherwise dispose or subject to a lien (i) any equity interests of SAB Biotherapeutics or (ii) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating SAB Biotherapeutics to issue, deliver or sell any equity securities;

●	incur, create or assume any indebtedness other than ordinary course trade payables;

●	make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any person, subject to certain exceptions;

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●	amend, modify, adopt, enter into or terminate any material employee benefit plan; materially increase the compensation or benefits payable to any current director, manager, officer, employee, or contingent worker earning annual compensation in excess of $300,000; increase the aggregate annual compensation or benefits payable to any other current director, manager, officer, employee, or contingent worker of the Company to be greater than $300,000; take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or contingent worker; pay any special bonus or special remuneration to any director, officer or employee; terminate (other than for cause) or furlough the employment of any director, officer, management-level or key employee; or enter into a settlement agreement with any current or former director, officer, or employee;

●	waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider;

●	make, change or revoke any material tax election, amend any material tax return, enter into any material tax closing agreement, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver obtained in the ordinary course of business;

●	enter into any settlement in excess of a certain threshold or that imposes or will impose any material non-monetary obligations on SAB Biotherapeutics or BCYP or any of its affiliates after the Closing;

●	authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction;

●	make any material changes to the methods of accounting of SAB Biotherapeutics, other than changes that are made in accordance with Public Company Accounting Oversight Board standards;

●	enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement;

●	enter into any material amendment of any material contract, enter into any contract that if entered into prior to the Effective Time would be a material contract other than in the ordinary course of business, or other than in the ordinary course of business, voluntarily terminate any material contract, except for any termination at the end of the term of such material contract pursuant to the terms of such material contract; or

●	enter into any contract to take, or cause to be taken, any of the above actions.

●	SAB Biotherapeutics agreed to use its reasonable best efforts to obtain and deliver to BCYP, within two business days following the time at which the Registration Statement of which this proxy statement/prospectus forms a part is declared effective under the Securities Act, a true and correct copy of a written consent (the “Company Stockholder Written Consent”) of the SAB Biotherapeutics Stockholders approving and adopting: (i) the Business Combination Agreement, (ii) the ancillary documents and the transactions contemplated thereby (including the Business Combination), (iii) the amendment of SAB Biotherapeutics’ Amended and Restated Certificate of Incorporation in the form attached as Schedule B to the form of SAB Biotherapeutics Stockholder Support Agreement, and (iv) the SAB Biotherapeutics Preferred Conversion, duly executed by the SAB Biotherapeutics Stockholders required to approve and adopt such matters (the “Required Company Stockholder Approval”). The Business Combination Agreement requires that SAB Biotherapeutics, through its board of directors, recommend to the SAB Biotherapeutics Stockholders, the approval and adoption of the Business Combination Agreement, and the transactions contemplated thereby (including the Business Combination).

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●	At or prior to the Closing, SAB Biotherapeutics agreed to purchase a “tail” policy providing liability insurance coverage for SAB Biotherapeutics directors and officers with respect to matters occurring on or prior to the Effective Time.

●	Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, SAB Biotherapeutics agreed not to, and agreed to cause its respective representatives not to: (i) solicit, initiate, knowingly encourage, knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer with respect to a SAB Biotherapeutics Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a SAB Biotherapeutics Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a SAB Biotherapeutics Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any equity securities of SAB Biotherapeutics (or any affiliate or successor of SAB Biotherapeutics); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

“SAB Biotherapeutics Acquisition Proposal” means (a) any transaction or series of related transactions under which any person(s), directly or indirectly, acquires or otherwise purchases (i) SAB Biotherapeutics or (ii) all or a material portion of the assets or businesses of SAB Biotherapeutics, taken as a whole (in the case of each of clause (i) and (ii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (b) any equity or similar investment in SAB Biotherapeutics (other than the issuance of the applicable class of shares of capital stock of SAB Biotherapeutics upon the exercise or conversion of any SAB Biotherapeutics options in accordance with the terms of SAB Biotherapeutics’ equity plan and the underlying grant, award or similar agreement). However, none of the Business Combination Agreement, the ancillary documents, the transactions contemplated thereby or any Specified Strategic Transaction will constitute a SAB Biotherapeutics Acquisition Proposal. “Specified Strategic Transaction” means any royalty based transaction, drug development partnership or similar transaction that does not contemplate the issuance of any equity securities of SAB Biotherapeutics or any of its affiliates (including, after the Effective Time, BCYP or any of its affiliates).

Covenants of BCYP

BCYP made certain covenants under the Business Combination Agreement, including, among others, the following:

●	Subject to certain exceptions (including the ability of any BCYP Party to use funds held by BCYP outside the Trust Account to pay any BCYP expenses or liabilities to distribute or pay over any funds held by BCYP outside the Trust Account to the Sponsor or any of its affiliates, in each case, prior to the Closing) or as consented to in writing by SAB Biotherapeutics (such consent not to be unreasonably withheld, conditioned or delayed), prior to the Closing, BCYP agreed not to, and agreed to cause its subsidiaries not to, do any of the following:

●	adopt any amendments, supplements, restatements or modifications to the BCYP trust agreement or the governing documents of any BCYP Party or any of its subsidiaries;

●	declare, set aside, make or pay a dividend or other distribution or payment in respect of, any equity securities of BCYP or any of its subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding equity securities of BCYP or any of its subsidiaries;

●	split, combine or reclassify any of its capital stock or other equity securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

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●	incur, create or assume any material indebtedness for borrowed money or incur any material liabilities;

●	make any loans or advances to, or capital contributions in, any other person, other than to, or in, BCYP or any of its subsidiaries;

●	issue any equity securities of BCYP or any of its subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to equity securities of the foregoing of BCYP or any of its subsidiaries;

●	enter into, renew, modify or revise any BCYP related party transaction;

●	engage in any activities or business, other than activities or business (i) in connection with or incident or related to such person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, the Business Combination Agreement, any ancillary document, the performance of covenants or agreements thereunder or the consummation of the transactions contemplated thereby or (iii) that are administrative or ministerial, in each case, which are immaterial in nature;

●	make, change or revoke any material tax election, enter into any tax closing agreement, amend any material tax return, settle any material tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

●	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

●	enter into any contract with any broker, finder, investment banker or other person under which such person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by the Business Combination Agreement; and

●	enter into any contract to take, or cause to be taken, any of the actions set forth above.

●	As promptly as reasonably practicable following the effectiveness of the Registration Statement of which this proxy statement/prospectus forms a part, BCYP agreed to duly give notice of and use its reasonable best efforts to duly convene and hold a meeting of its stockholders (the “BCYP Stockholders Meeting”) for the purpose of obtaining the BCYP Stockholder Approval, and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a BCYP Stockholder Redemption.

●	Subject to certain exceptions, BCYP agreed to use its reasonable best efforts to cause: (i) BCYP’s initial listing application with Nasdaq to have been approved; (ii) BCYP to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (iii) the New SAB Biotherapeutics Common Stock issuable in accordance with the Business Combination Agreement, including the Business Combination, to be approved for listing on Nasdaq.

●	Prior to the Closing Date, BCYP agreed that the Board will approve and adopt the Equity Incentive Plan and the ESPP. See the section entitled “Equity Incentive Plan Proposal” of this proxy statement/prospectus for additional information.

●	Subject to certain exceptions, prior to the Closing or termination of the Business Combination Agreement in accordance with its terms, the BCYP Parties agreed not to and each of them agreed to cause its representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a BCYP Acquisition Proposal; (ii) furnish or disclose any non-public information to any person in connection with, or that could reasonably be expected to lead to, a BCYP Acquisition Proposal; (iii) enter into any contract or other arrangement or understanding regarding a BCYP Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any BCYP Party (or any affiliate or successor of such BCYP Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any person to do or seek to do any of the foregoing.

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“BCYP Acquisition Proposal” means any transaction or series of related transactions under which BCYP or any of its controlled affiliates, directly or indirectly, (i) acquires or otherwise purchases any other person(s), (ii) engages in a business combination with any other person(s) or (iii) acquires or otherwise purchases at least a majority of the voting securities of such person or all or a material portion of the assets or businesses of any other person(s) (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise).

Mutual Covenants of the Parties

The parties made certain covenants under the Business Combination Agreement, including, among others, the following:

●	to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by the Business Combination Agreement;

●	to notify the other party in writing promptly after learning of any stockholder demands or other stockholder proceedings relating to the Business Combination Agreement, any ancillary document or any matters relating thereto and cooperate with one another as further described in the Business Combination Agreement;

●	to keep certain information confidential in accordance with existing non-disclosure agreements;

●	to obtain the other party’s consent prior to issuing press releases or making any public announcements with respect to the Business Combination Agreement or the transactions contemplated thereby;

●	to file all tax return consistent with, and take no position inconsistent with the treatment of the Business Combination as a “reorganization” within the meaning of Section 368 of the Code; and

●	to cooperate in connection with certain tax matters and filings.

In addition, BCYP and SAB Biotherapeutics agreed that BCYP and SAB Biotherapeutics will prepare and mutually agree upon and BCYP will file with the SEC, the Registration Statement of which this proxy statement/prospectus forms a part relating to the Business Combination.

Board of Directors

Following the Closing, it is expected that the current management of SAB Biotherapeutics will become the management of New SAB Biotherapeutics, and the New SAB Biotherapeutics Board will consist of seven (7) directors, five (5) of whom will be selected by SAB Biotherapeutics and two (2) of whom will be selected by BCYP (a Class II Director and a Class III director). The New SAB Biotherapeutics Board will be divided into three classes (Class I, II and III) with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of three directors.

Survival of Representations, Warranties and Covenants

The representations, warranties, agreements and covenants in the Business Combination Agreement terminate at the Effective Time, except for the covenants and agreements which by their terms contemplate performance after the Effective Time.

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Termination

The Business Combination Agreement may be terminated under certain customary and limited circumstances at any time prior to the Closing, including, among others, the following:

●	by the mutual written consent of BCYP and SAB Biotherapeutics;

●	by BCYP, subject to certain exceptions, if any of the representations or warranties made by SAB Biotherapeutics are not true and correct or if SAB Biotherapeutics fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of BCYP, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) December 15, 2021 (the “Termination Date”);

●	by SAB Biotherapeutics, subject to certain exceptions, if any of the representations or warranties made by the BCYP Parties are not true and correct or if any BCYP Party fails to perform any of its covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that the condition to the obligations of SAB Biotherapeutics, as described in the section entitled “— Conditions to Closing of the Business Combination” above could not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof, and (ii) the Termination Date;

●	by either BCYP or SAB Biotherapeutics, if the transactions contemplated by the Business Combination Agreement are not consummated on or prior to the Termination Date, unless the breach of any covenants or obligations under the Business Combination Agreement by the party seeking to terminate proximately caused the failure to consummate the transactions contemplated by the Business Combination Agreement;

●	by BCYP, if SAB Biotherapeutics does not deliver, or cause to be delivered to BCYP, the Company Stockholder Written Consent or the SAB Biotherapeutics Stockholder Support Agreements when required under the Business Combination Agreement; and

●	by either BCYP or SAB Biotherapeutics:

●	if any governmental entity shall have issued an order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by the Business Combination Agreement and such order or other action shall have become final and nonappealable; or

●	if the BCYP Stockholder Meeting has been held (including any adjournment thereof), has concluded, BCYP’s stockholders have duly voted and the Required BCYP Stockholder Approval was not obtained.

If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability or any further obligation under the Business Combination Agreement other than customary confidentiality obligations, except in the case of a Willful Breach (as defined in the Business Combination Agreement) of any covenant or agreement under the Business Combination Agreement or Fraud (as defined in the Business Combination Agreement).

Expenses

The fees and expenses incurred in connection with the Business Combination Agreement and the ancillary documents thereto, and the transactions contemplated thereby, including the fees and disbursements of counsel, financial advisors and accountants, will be paid by the party incurring such fees or expenses; provided that, (i) if the Business Combination Agreement is terminated in accordance with its terms, SAB Biotherapeutics shall pay, or cause to be paid, all unpaid SAB Biotherapeutics expenses and BCYP shall pay, or cause to be paid, all unpaid BCYP expenses and (ii) if the Closing occurs, then New SAB Biotherapeutics shall pay, or cause to be paid, all unpaid SAB Biotherapeutics expenses and all unpaid BCYP expenses.

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Governing Law

The Business Combination Agreement is governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Stockholder Representative

Shareholder Representative Services LLC, a Colorado limited liability company, entered into the Business Combination Agreement solely in its capacity as the representative, agent and attorney-in-fact of the SAB Biotherapeutics stockholders.

Amendments

The Business Combination Agreement may be amended or modified only by a written agreement executed and delivered by (i) BCYP and SAB Biotherapeutics prior to the Closing and (ii) New SAB Biotherapeutics, SAB Biotherapeutics and the Sponsor after the Closing.

Ownership of New SAB Biotherapeutics

As of the date of the Record Date, there are 14,792,200 shares of BCYP Common Stock issued and outstanding.

See “Beneficial Ownership of Securities” for more information.

Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the agreements. The Amended and Restated Registration Rights Agreement, the form of SAB Biotherapeutics Stockholder Support Agreement and the Sponsor Support Agreement are respectively attached hereto as Exhibit A, Exhibit B and Exhibit G to the Business Combination Agreement, and as Exhibit 10.2 to the Registration Statement of which this proxy statement/prospectus forms a part. You are urged to read such agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Amended and Restated Registration Rights Agreement

The Business Combination contemplates that, at the Closing, New SAB Biotherapeutics, the Initial Stockholders (including the Sponsor) and certain SAB Biotherapeutics stockholders will enter into an Amended and Restated Registration Rights Agreement. The Amended and Restated Registration Rights Agreement amends and restates the registration rights agreement that was entered into by BCYP, the Sponsor and the other parties thereto in connection with the Initial Public Offering.

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Pursuant to the Amended and Restated Registration Rights Agreement, among other things, (i) the Sponsor and such SAB Biotherapeutics stockholders will agree not to, subject to certain exceptions set forth therein, effect any sale or distribution of New SAB Biotherapeutics equity securities held by them during the 180-day lock-up period described therein and (ii) the parties to the Amended and Restated Registration Rights Agreement will be granted certain registration rights with respect to their respective shares of New SAB Biotherapeutics Common Stock, in each case, subject to the terms and conditions set forth in the Amended and Restated Registration Rights Agreement. In addition, pursuant to the Amended and Restated Registration Rights Agreement, BioDak, LLC will be given the right to have one its representatives attend meetings of the New SAB Biotherapeutics board of directors, until such time as BioDak and its affiliates transfer more than 75% of the New SAB Biotherapeutics Common Stock held by them as of the Closing.

Sponsor Support Agreement

Concurrently with the execution of the Business Combination Agreement, the Initial Stockholders (including the Sponsor), BCYP and SAB Biotherapeutics entered into the Sponsor Support Agreement, pursuant to which the Sponsor has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Business Combination); (ii) vote against any Company Acquisition Proposal (as defined in the Business Combination Agreement) and certain other matters as set forth in the Sponsor Support Agreement; (iii) waive any adjustment to the conversion ratio set forth in the governing documents of BCYP or any other anti-dilution or similar protection with respect to the common stock of BCYP (whether resulting from the transactions contemplated by the Subscription Agreements or otherwise); (iv) be bound by certain transfer restrictions with respect to its shares in BCYP prior to the closing of the Business Combination; (v) certain forfeiture provisions with respect to up to 598,580 of the shares owned by them (the “Restricted Shares”) during a period of up to five years from the Closing (the “Vesting Period”) as follows:

●	149,645 of the Restricted Shares will become fully vested and unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $15.00 during at least 20 trading days within a 30-day trading period;

●	149,645 of the Restricted Shares will become fully vested and unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $20.00 during at least 20 trading days within a 30-day trading period;

●	149,645 of the Restricted Shares will become fully vested and unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $25.00 during at least 20 trading days within a 30-day trading period; and

●	149,645 of the Restricted Shares will become fully vested and unrestricted if, within the Vesting Period, the volume weighted share price of the New SAB Biotherapeutics Common Stock equals or exceeds $30.00 during at least 20 trading days within a 30-day trading period;

Each tranche of Restricted Shares will also become fully vested and unrestricted in the event of a change in control of New SAB Biotherapeutics during the Vesting Period that results in the holders of New SAB Biotherapeutics Common Stock receiving a per-share aggregate consideration equal to or in excess of the applicable tranche of Restricted Shares.

The Sponsor Support Agreement will terminate automatically upon the earlier of (i) a written agreement to terminate the Sponsor Support Agreement executed by the Sponsor, BCYP and SAB Biotherapeutics, (ii) the written notice by either party to the other party that is thirty (30) days after the Termination Date if the Closing has not occurred by that date, and (iii) the termination of the Business Combination Agreement in accordance with its terms prior to the Effective Time.

SAB Biotherapeutics Stockholder Support Agreements

In connection with the execution of the Business Combination Agreement, certain stockholders of SAB Biotherapeutics entered into Stockholder Support Agreements, pursuant to which such SAB Biotherapeutics stockholders agreed, among other things, (i) to execute an irrevocable written consent approving and adopting the Business Combination Agreement and the transactions contemplated thereby, and (ii) to not transfer any shares of SAB Biotherapeutics’ common stock or preferred stock prior to the Closing.

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Generally, the SAB Biotherapeutics Stockholder Support Agreements terminate at the earlier of the Effective Time and the date the Business Combination Agreement is terminated in accordance with its terms. The SAB Biotherapeutics Stockholder Support Agreement for one stockholder also terminates upon the earlier of (i) the Effective Time, (ii) the Termination Date, (iii) the date the Business Combination Agreement is terminated in accordance with its terms, (iv) the occurrence of certain liquidation events of BCYP, (v) the time of a modification, amendment or waiver of the Business Combination Agreement without such stockholder’s consent which decreases the form or proportion of the consideration to be paid to such stockholder, (vi) the modification of the conditions to the consummation of the transactions contemplated by the Business Combination Agreement which adversely affects the stockholder in any material respect, or (vii) the modification of the Termination Date.

Background of the Proposed Business Combination

Beginning in September of 2020, the officers and directors of BCYP initiated discussions with respect to the possible formation of a special purpose acquisition company that could focus on a search for potential targets in the life sciences industry. These discussions ultimately led to the incorporation of BCYP in the State of Delaware as a blank check company on November 12, 2020, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. BCYP’s strategy has been to capitalize on its management team’s differentiated ability to source, acquire and manage a business in the life sciences industry.

The registration statement for BCYP’s initial public offering was declared effective by the SEC on January 11, 2021 and on January 14, 2021, BCYP consummated the initial public offering of 11,500,000 Units, which included the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the initial public offering, BCYP’s consummated the sale of 417,200 Units in a private placement to its Sponsor, generating gross proceeds of $4,172,000. Upon the closing of BCYP’s initial public offering on January 14, 2021, BCYP had cash and marketable securities of $116,150,000 in its Trust Account and approximately $850,000 in its working capital account after payment of approximately $642,500 in expenses relating to the initial public offering.

Prior to the consummation of its initial public offering, neither BCYP, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with BCYP. Immediately after the closing of its initial public offering, the officers and directors of BCYP began to contact potential candidates for a business combination by utilizing their collective network of entrepreneurs, scientists and investors in the life science industry. In addition, BCYP was contacted by several individuals, investment banks, financial advisors and other entities with respect to business combination opportunities. BCYP compiled a pipeline of high priority potential targets and continuously updated this pipeline to reflect new information as it emerged.

Starting on January 15, 2021, BCYP began to screen and set up meetings with life science companies. These included therapeutic and device companies in various stages of development that had the ability to deliver a potentially best-in-class lead asset with complementary assets, or a novel platform for drug development and discovery, and in each case with the potential to attract strong partnerships and address unmet medical needs. During the pursuit of a compelling target, the directors and officers of BCYP met with a number of talented scientists, entrepreneurs and management teams. Each potential target company was evaluated carefully to determine if the target had a compelling technology, public company ready management team and ability to drive news flow and attract investors and partners.

Between mid-January and early March and June 21, 2021, BCYP screened and engaged in discussions with over 60 potential acquisition and merger targets. BCYP had in person or zoom meetings with over 20 targets and conducted multiple meetings and due diligence reviews of nine targets. Each member of the BCYP Board of Directors was kept apprised through weekly calls, emails, texts and formal board meetings. BCYP made a decision to terminate discussions with most of the targets for a variety of reasons, including, without limitation, absence of compelling preclinical or clinical data, inadequate capitalization, unresponsiveness from management or the board of the target, or the determination that the management team or the state of the technology was not yet fit to be a public company. Additionally, certain discussions terminated when it became clear that there would not be a meeting of the minds on valuation.

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BCYP ultimately conducted a detailed valuation of, and extended draft letters of intent to, six targets, prior to its extensive negotiations with SAB Biotherapeutics which culminated in the signing of the Business Combination Agreement on June 21, 2021.

Target One: Target One was a private biotechnology company that was known to the BCYP executive officers. On January 19, 2021, BCYP held a conference call with the Chief Executive Officer and Chief Financial Officer of Target One to discuss a potential transaction. On February 3, 2021, Target One met with the BCYP Board of Directors to give a presentation about Target One’s business and to discuss a potential transaction. During the month of February of 2021, BCYP had numerous calls with management of Target One and conducted significant due diligence on Target One’s platform drug discovery and development technology. During this time period, BCYP and Target One exchanged drafts of a proposed nonbinding letter of intent. However, at the end of February of 2021 Target One notified BCYP that its board of directors have decided to enter into a sale transaction and no further discussions were held with Target One.

Target Two: Target Two was a private biotechnology company that approached BCYP to discuss a potential transaction at the end of January 2021. On February 1, 2021, Target Two’s management team gave a confidential presentation to the BCYP management team regarding its business, and the parties discussed a potential transaction. On February 5, 2021, BCYP and Target Two executed a confidentiality agreement and BCYP began to conduct due diligence on Target Two. On February 24, 2021, BCYP sent a draft nonbinding letter of intent. BCYP continued to engage in discussions with Target Two throughout the first half of the month of March of 2021 and introduced Target Two to financial advisors to discuss the feasibility of a private placement of BCYP in connection with a transaction with Target Two. After determining that it was going to be difficult to obtain financing for a combination with Target Two, on March 18, 2021, BCYP informed Target Two that it would not continue to pursue a transaction with Target Two.

Target Three: Target Three was a private biotechnology company that was introduced to BCYP on February 4, 2021 by a financial advisor known to BCYP. On February 8, 2021, Target Three’s management team gave a confidential presentation to the BCYP management team regarding its business, and the parties discussed a potential transaction. On February 17, 2021, BCYP and Target Three executed a confidentiality agreement and BCYP began to conduct due diligence on Target Three. On February 22, 2021, BCYP sent a draft nonbinding letter of intent. During due diligence, BCYP identified concerns with a pending lawsuit involving Target Three and concerns that Target Three’s proposed valuation was not going to be viewed favorably by potential investors. Accordingly, consideration of Target Three ceased in March of 2021.

Target Four: Target Four was a foreign private biotechnology company that reached out to BCYP on March 11, 2021. On March 15, 2021, BCYP and Target Four executed a confidentiality agreement and on March 16, Target Four made a presentation to the BCYP Board of Directors. On March 18, BCYP presented to the board of directors of Target Four. Between March 17 and March 19, BCYP and Target Four exchanged drafts of a proposed nonbinding letter of intent. Ultimately, BCYP decided that it was unlikely to reach an agreement on terms with Target Four and ceased pursuit of a business combination with Target Four.

Target Five: Target Five was a foreign private biotechnology company that was introduced to BCYP on March 8, 2021. After a review of non-confidential information from Target Five, BCYP and Target Five executed a confidentiality agreement on March 11, 2021 and began to undertake a due diligence review of Target Five. On March 18, 2021, BCYP shared the terms of a preliminary nonbinding letter of intent with Target Five’s financial advisor. Over the next several days, BCYP and Target Five attempted to come to an agreement on the financial terms of a business combination, but were unable to find common ground on a number of key terms. Accordingly, on April 1, 2021, BCYP notified Target Five that it had entered into a nonbinding letter of intent with to be described Target Six.

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Target Six: Target Six was a private biotechnology company that was introduced to BCYP on January 17, 2021. BCYP found Target Six to have very compelling technology and an impressive management team with deep experience in drug development and public company operational experience. BCYP was concerned about the fact that Target Six had licensed its lead compound to third party. BCYP had a call with Target Six on February 3, 2021 and Target Six presented to the BCYP management team on February 4, 2021. On February 10, 2014, BCYP and Target Six entered into a confidentiality agreement. BCYP conducted preliminary due diligence on Target Six while pursuing additional targets. On March 5, 2021, BCYP sent Target Six a proposed nonbinding letter of intent, which the parties discussed and revised while BCYP continued to due diligence on Target Six. BCYP introduced Target Six to certain third parties to get their views on the market potential of Target Six’s drug pipeline as well as a new drug that Target Six planned license from a third party. After extensive discussions among the parties and their advisors, on March 26, 2021, BCYP and Target Six executed a nonbinding letter of intent that included a 45 day mutual exclusivity period. During the rest of March and the months of April and May, BCYP and Target Six worked collaboratively to negotiate definitive agreements and pursue a private investment into BCYP in connection with a business combination with Target Six. As May came to a close several elements deemed essential to the BCYP board remained outstanding, including the successful completion of a PCAOB audit and the execution of a license agreement. Due to these factors, BCYP and Target Six mutually agreed to cease pursuit of a business combination at the end of May 2021.

Background of Negotiations with SAB Biotherapeutics

SAB Biotherapeutics was introduced to Samuel J. Reich (BCYP’s Chief Executive Officer) on April 22, 2021 by representatives of Lazard, SAB Biotherapeutics’ exclusive financial advisor. Since BCYP had agreed to an exclusivity covenant, it was not able to actively begin to evaluate SAB Biotherapeutics until the end of May 2021; however, BCYP was able to learn about SAB Biotherapeutics through publicly available information. On May 26, 2021, BCYP and SAB Biotherapeutics executed a confidentiality agreement and BCYP began to conduct due diligence on SAB Biotherapeutics. On May 28, 2021, SAB Biotherapeutics sent the BCYP team a management presentation and the BCYP Board of Directors discussed the potential for SAB Biotherapeutics to be a partner for a business combination. BCYP’s legal advisors, Dentons US LLP, were given access to the SAB Biotherapeutics virtual data-room on May 28, 2021 and began to conduct legal due diligence. Representatives of BCYP and SAB Biotherapeutics held meetings by telephone and video conference on May 28, 2021.

Between May 26 and May 28, representatives of BCYP and SAB Biotherapeutics discussed the pre-money valuation of SAB Biotherapeutics used by SAB Biotherapeutics in its last financing round and the valuation that SAB Biotherapeutics had proposed to potential investors in connection with alternative SPAC transactions or alternative financing transactions. SAB Biotherapeutics conveyed that it was looking for a valuation that was materially higher than its last post-money valuation of $250 million and that this higher valuation was justified by the advancement by SAB Biotherapeutics of two programs from a Phase I clinical trial to Phase II clinical trials and the significant and material scaleup of operations undertaken by SAB Biotherapeutics over the prior twelve months, which scaleup had been funded primarily through non-dilutive government contract revenue. Given that SAB Biotherapeutics’ lead clinical program was related to the production of fully human antibodies targeted to COVID-19 (and given the uncertainties regarding the impact of such program on third party vaccine programs), the parties did not produce or review financial projections and instead focused on SAB Biotherapeutics’ platform technology and prospects. Accordingly, representatives of BCYP and SAB Biotherapeutics agreed to use SAB Biotherapeutics’ last post-money valuation of $250 million, the advancement of its clinical programs and its subsequent scaleup to determine valuation.

On May 28, 2021, BCYP’s board of directors discussed a potential transaction with SAB Biotherapeutics and authorized management to send SAB Biotherapeutics a nonbinding letter of intent. On May 28, 2021, BCYP sent representatives of Lazard a proposed nonbinding letter of intent to outline the terms of a proposed business combination with SAB Biotherapeutics. The proposed terms included a valuation of $275 million, up to 7.5 million earnout shares and a no minimum cash closing condition. The proposal set forth an exchange ratio of $10.10 and thus provided for the issuance of 27,227,723 shares of BCYP common stock to the current stockholders and vested optionholders of SAB Biotherapeutics. The proposal included three tranches of earnout shares of 2.5 million each, vesting at a $15.00 share price condition (to be achieved during the first two years following closing), a $20.00 share price condition (to be achieved during the first three years following closing) and a $25.00 share price condition (to be achieved during the first four years following closing). The proposed valuation of $275 million and the earnout shares were proposed by BCYP’s board of directors based on the last SAB Biotherapeutics financing round post-money valuation and the significant activities undertaken by SAB Biotherapeutics, including advancing Phase I programs to Phase II clinical trials, subsequent to that financing using non-dilutive government contract revenue.

A meeting between Dr. Eddie Hamilton, a Co-Founder and the Executive Chairman of SAB Biotherapeutics, Christine Hamilton, a Co-Founder and Director of SAB Biotherapeutics, Samuel J. Reich, the Chief Executive Officer, Chief Financial Officer and Director of BCYP, and Jeffrey G. Spragens, the Chairman of BCYP, was scheduled for May 31, 2021.

On May 31, 2021, Dr. Eddie Hamilton and Christine Hamilton traveled to Miami Beach, Florida to meet with Samuel J. Reich and Jeffrey G. Spragens to discuss the potential business combination transaction between BCYP and SAB Biotherapeutics and to establish a process and timeline for the transaction. During this in person meeting, the parties engaged in preliminary discussions regarding the valuation of SAB Biotherapeutics and the ability of the parties to sign a business combination agreement without first conducting a private financing and without a minimum cash condition.

On June 1, 2021, representatives of Lazard sent BCYP a revised draft of the letter of intent. In the revised letter of intent, SAB Biotherapeutics proposed a valuation of $400 million, plus up to 20 million earnout shares. The earnout shares were proposed to be issued through four tranches of 5.0 million shares each using the same three price points proposed by BCYP and a fourth price condition of $30.00, but providing SAB Biotherapeutics with five years to achieve each price milestone. Based on SAB Biotherapeutics revised proposal, BCYP would be obligated to issue 39,603,960 shares of BCYP common stock at closing (instead of the 27,227,723 shares proposed by BCYP). The SAB Biotherapeutics revised letter of intent proposal also provided for a long term incentive management pool of 15% of the fully diluted pro forma capitalization of BCYP at closing.

The revised letter of intent also proposed that the Sponsor would be obligated to agree to subject approximately 20.8% of its Sponsor Shares to forfeiture covenants which would fall away when certain of the earnout share conditions were triggered. Finally, the letter of intent also proposed a closing minimum cash condition and a mutual exclusivity provision. During telephonic conversations on June 1, 2021, representatives of BCYP and SAB Biotherapeutics, with the assistance of representatives of Lazard, discussed the proposed $400 million valuation of SAB Biotherapeutics, the number of earnout shares and the terms of the sponsor forfeiture conditions. The parties also discussed the proposed minimum cash condition. SAB Biotherapeutics explained that its valuation and earnout share number was based on its unique platform that SAB Biotherapeutics had created through government contracts and private funding. Representatives of SAB Biotherapeutics again focused on SAB Biotherapeutics’ most recent post-money valuation and the significant activities undertaken by SAB Biotherapeutics subsequent to that financing to scaleup its production and manufacturing capabilities and advance its Phase I programs to Phase II trials.

On June 1, 2021, BCYP sent representatives of Lazard, on behalf of SAB Biotherapeutics, a revised nonbinding letter of intent which proposed a $300 million valuation, up to 10 million earnout shares and sponsor forfeiture conditions that lined up fully with the earnout triggers. Based on BCYP’s revised proposal, BCYP would be obligated to issue 29,702,970 shares of BCYP common stock at closing (instead of the 39,603,960 shares proposed by SAB Biotherapeutics). The revised letter of intent again provided that there would be no minimum cash condition. On June 1, 2021, the parties, and their representatives, engaged in telephonic conversations to finalize the terms of the nonbinding letter of intent in order to reach agreement on the valuation and structure of the contemplated Business Combination. After these discussions, BCYP sent SAB Biotherapeutics a further revised letter of intent that provided for a $300 million valuation and up to 12 million earnout shares.

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On June 2, 2021, BCYP and SAB Biotherapeutics executed the nonbinding letter of intent.

On June 3, 2021, Samuel J. Reich traveled to SAB Biotherapeutics headquarters in South Dakota to meet the SAB Biotherapeutics team in person and tour its operations. On June 3, 2021, the BCYP team held a kick-off call with SAB Biotherapeutics, Lazard, Stradling Yocca Carlson & Rauth (“Stradling”), legal counsel to SAB Biotherapeutics, Chardan, BCYP’s financial advisor, Ladenburg, BCYP’s capital markets advisor, and Dentons US LLP (“Dentons”), legal counsel to BCYP. During this call the parties discussed next steps and a timeline for executing a business combination.

From June 3, 2021 until June 21, 2021, representatives from BCYP and Dentons reviewed documents provided by SAB Biotherapeutics, including in response to BCYP’s diligence requests in a virtual data room opened by SAB Biotherapeutics. In addition, during this period, Dentons, on behalf of BCYP, sent multiple supplemental due diligence requests to Stradling and SAB Biotherapeutics, and Stradling and SAB Biotherapeutics provided written and verbal responses to BCYP’s various diligence requests.

On June 4, 2021, Dentons provided an initial draft of the Business Combination Agreement to Stradling and SAB Biotherapeutics.

On June 6, 2021, the BCYP Board of Directors held a telephonic meeting to discuss the proposed business combination with SAB Biotherapeutics and the status of negotiations and next steps.

On June 7, 2021, SAB Biotherapeutics walked through its management presentation on a call with BCYP (including members of its board of directors), Lazard, Stradling, Chardan, Ladenburg and Dentons. The parties also had a call on that same day to discuss the updated schedule for the steps needed to execute the proposed business combination.

During the weeks of June 7, 2021 and June 14, 2021, Dentons delivered initial drafts of the proposed Sponsor Support Agreement, Stockholder Support Agreement, Amended and Restated Registration Rights Agreement and other exhibits to the draft Business Combination Agreement to Stradling and SAB Biotherapeutics. During this time period, the members of management of BCYP and SAB Biotherapeutics engaged in numerous telephonic and zoom calls to discuss open issues and proposals from SAB Biotherapeutics to reach out to certain third parties to discuss their potential investment in SAB Biotherapeutics.

On June 14, 2021, BCYP had a process update call with SAB Biotherapeutics (including members of its board of directors), Lazard, Stradling, Chardan, Ladenburg and Dentons. During this call, the parties agreed on proposed next steps and a plan for limited outreach to certain investors to discuss their potential interest in an investment in SAB Biotherapeutics.

On June 15, 2021, Stradling provided a revised draft of the Business Combination Agreement to Dentons. From June 14, 2021 and through June 21, 2021, Dentons and Stradling exchanged a series of drafts of the Business Combination Agreement and other documents, including the Amended and Restated Registration Rights Agreement, Sponsor Support Agreement, Stockholder Support Agreement and other documents governing the terms and conditions of the proposed business combination and met telephonically and via Zoom conferencing multiple times to negotiate the terms of the proposed business combination and related documentation.

On June 15, 2021 the BCYP Board of Directors met with advisors, including Dentons, to discuss the status of the potential transaction. Dentons gave presentations on the current terms of the Business Combination Agreement and related transaction documents and on fiduciary duties of the BCYP Board of Directors under applicable law in connection with considering a business combination. The BCYP Board of Directors discussed the updates and various terms in the transaction documents, gave Dentons and Mr. Reich guidance on certain negotiating points, and unanimously supported continuing to negotiate and pursue the potential transaction with SAB Biotherapeutics.

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Between June 15, 2021 and June 21, 2021, Dentons and Stradling met telephonically to discuss certain material open points in the Business Combination Agreement, including the structure and timing of the issuance of the Earnout Shares, the terms of SAB Biotherapeutics’ pre-closing operating covenants, and the need for a representative party to monitor the interests of the legacy SAB Biotherapeutics’ stockholders post-closing.

On June 17, 2021, Mr, Reich met with representatives of SAB Biotherapeutics in South Dakota along with Stephen Collins, MD, PhD, Director and drug development expert, and Stuart Barich of Raymond James to discuss the terms of a proposed PIPE financing after execution of a definitive Business Combination Agreement. Representatives of Lazard, Chardan, Ladenburg, Stradling, Dentons and Mintz Levin, counsel to Raymond James, participated in the meeting.

On June 17, 2021, the SAB Board of Directors met by Zoom conferencing to review and discuss the drafts of the Business Combination Agreement and related agreements, which had been sent to the SAB Board of Directors in advance of the conference, and the transactions contemplated thereby, including the Merger. Stradling gave an updated presentation on the terms of the draft Business Combination Agreement and related transaction documents. The SAB Board of Directors discussed the terms in the draft transaction documents, and unanimously supported continuing to negotiate and pursue the potential transaction with BCYP.

On June 19, 2021, Stradling provided Dentons with a revised draft of the Business Combination Agreement, which added Shareholder Representative Services as the representative of the equity holders of SAB Biotherapeutics.

On June 21, 2021, representatives of BCYP, SAB Biotherapeutics, Lazard, Chardan, Ladenburg, Dentons and Stradling had a number of telephonic and Zoom conferencing calls to plan the process for progressing to execution of the business combination documentation and announcing the transaction. On June 21, 2021, representatives of Dentons and Stradling had a number of telephonic and Zoom conferencing calls to address open items related to the final potential business combination documentation.

On June 21, 2021, the BCYP Board of Directors met by Zoom conferencing to review and discuss the final drafts of the Business Combination Agreement and related agreements, which had been sent to the BCYP Board of Directors in advance of the call, and the transactions contemplated thereby, including the Merger. Dentons gave an updated presentation on the final terms of the Business Combination Agreement and related transaction documents and a presentation on fiduciary duties of the BCYP Board of Directors under applicable law in connection with considering a business combination. The BCYP Board of Directors discussed the final terms in the transaction documents, and unanimously resolved to execute the Business Combination Agreement and related documents with SAB Biotherapeutics.

On June 21, 2021, the SAB Board of Directors reviewed and discussed the final drafts of the Business Combination Agreement and related agreements, which had been previously provided to the SAB Board of Directors, and the transactions contemplated thereby, including the Merger. Stradling provided an updated presentation on the final terms of the Business Combination Agreement and related transaction documents and duties of the SAB Board of Directors under applicable law in connection with considering a business combination. The SAB Board of Directors reviewed the final terms in the transaction documents, and pursuant to unanimous written consent resolved to execute the Business Combination Agreement and related documents with BCYP.

On June 21, 2021, BCYP and SAB Biotherapeutics executed the Business Combination Agreement and related agreements.

Before the market opened on June 22, 2021, a press release was issued announcing the execution of the Business Combination Agreement, and BCYP filed a Current Report on Form 8-K with the SEC announcing the execution of the Business Combination Agreement. The same day, representatives of BCYP and SAB Biotherapeutics held a joint investor conference call and webcast to discuss the Business Combination.

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On August 4, 2021, Dentons sent Stradling a proposed amendment to the Merger Agreement (referred to as Amendment No. 1) to provide (a) that the holders of options to purchase SAB Biotherapeutics common stock would receive their pro rata entitlement to the benefits intended by the earnout shares through the issuance of restricted stock units after the effective time and (b) that that the earnout shares would be issued at the effective time into an escrow account and released upon satisfaction of the earnout conditions, which shares would be have the voting rights and dividend rights set forth in an escrow agreement to be entered into at the closing in the form attached to Amendment No. 1. Amendment No. 1 was approved by BCYP’s board of directors on August 12, 2021 and by SAB Biotherapeutics’ board of directors on August 12, 2021, and was entered into by BCYP and SAB Biotherapeutics on August 12, 2021. Amendment No. 1 is attached as Annex B to this proxy statement/prospectus.

Recommendation of the BCYP Board of Directors and Reasons for the Business Combination

The BCYP Board, in evaluating the business combination, reviewed a number of materials, including the investor presentation and analyses therein, the transaction documentation, and certain due diligence summary materials prepared by BCYP’s management, and consulted with BCYP’s management and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby are advisable and in the best interests of BCYP and its stockholders and (ii) to recommend that BCYP stockholders adopt the Business Combination Agreement and approve the business combination and the transactions contemplated thereby, the BCYP Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the merger, the BCYP Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The BCYP Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of BCYP’s reasons for the merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Special Note Regarding Forward-Looking Statements.”

In approving the merger, the BCYP Board determined not to obtain a fairness opinion. The officers and directors of BCYP have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the merger. In addition, BCYP’s officers and directors and BCYP’s advisors have substantial experience with mergers and acquisitions across a variety of different industries.

In evaluating the merger, the BCYP Board considered the criteria and guidelines to evaluate prospective business opportunities set by the BCYP management team in the BCYP IPO prospectus:

●	Growth-oriented Life Science Company

●	Well Situated to Act as a Standalone Public Company

●	Novel Products and or Platform with potential to Address Unmet Medical needs

●	Prospective value creation for opportunities that would be fully valued as a public company, through organic or inorganic growth

Following a presentation from BCYP’s management team, the BCYP Board determined that SAB Biotherapeutics meets all the above criteria.

The BCYP Board also considered a number of other factors pertaining to the merger as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

●	SAB Biotherapeutics Technology. SAB Biotherapeutics has a novel therapeutic engine that can produce human polyclonal antibodies for a broad array of pathogens which may lead to first in class therapeutics to treat a number of diseases, including seasonal influenza, Type 1 diabetes, and cancers;

●	Scalability of SAB Biotherapeutics Platform. SAB Biotherapeutics’ immunotherapy platform suggests scalable and reliable production of targeted, higher-potency neutralizing antibody products than what is available from any known third party and with the potential for novel potent, safe, and long-lasting antibody therapies;

●	SAB Biotherapeutics Management Team, Board and Advisors. SAB Biotherapeutics’ management team, board and other advisors have deep experience in drug development and negotiation of key partnerships.

●	Financial Condition. The BCYP Board also considered factors such as SAB Biotherapeutics’ historical financial results, outlook, financial plan and debt structure;

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●	Negotiated Transaction. The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s-length negotiations between BCYP and SAB Biotherapeutics;

●	Earnout Shares. The fact that SAB Biotherapeutics’ existing stockholders have agreed to subject part of the merger consideration (the Earnout Shares) to an escrow arrangement, which are to be released subject to certain share price contingencies, better aligning their interest with those of BCYP stockholders;

●	Absence of Minimum Cash Condition. The fact that SAB Biotherapeutics’ existing stockholders have agreed not to condition the Merger on a minimum cash condition; and

●	Other Alternatives. The BCYP Board believes, after a thorough review of other business combination opportunities reasonably available to BCYP, that the proposed merger represents the best potential business combination for BCYP and the most attractive opportunity for BCYP’s management to accelerate its business plan based upon the process utilized to evaluate and assess other potential acquisition targets, and the BCYP Board believes that such process has not presented a better alternative.

The BCYP Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the merger, including, but not limited to, the following:

●	Benefits May Not Be Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

●	Redemption Risk. The potential that a significant number of BCYP stockholders elect to redeem their shares prior to the consummation of the merger and pursuant to BCYP’s existing charter, which would potentially make the merger more difficult or impossible to complete;

●	Stockholder Vote. The risk that BCYP stockholders may fail to provide the respective votes necessary to effect the merger;

●	Closing Conditions. The fact that the completion of the merger is conditioned on the satisfaction of certain closing conditions that are not within BCYP’s control;

●	Litigation. The possibility of litigation challenging the merger or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the merger;

●	Listing Risks. The challenges associated with preparing SAB Biotherapeutics, a private entity, for the applicable disclosure and listing requirements to which New SAB Biotherapeutics will be subject as a publicly traded company on Nasdaq;

●	Liquidation of BCYP. The risks and costs to BCYP if the merger is not completed, including the risk of diverting management focus and resources from other business combination opportunities;

●	Limitations of Review. The Board considered that BCYP was not obtaining an opinion from any independent investment banking or accounting firm that the consideration to be received by the SAB Biotherapeutics equityholders is fair to BCYP or its stockholders from a financial point of view.

●	BCYP Stockholders Receiving a Minority Position in SAB Biotherapeutics. The risk that BCYP stockholders will hold a minority position in SAB Biotherapeutics; and

●	Fees and Expenses. The fees and expenses associated with completing the merger.

In addition to considering the factors described above, the BCYP Board also considered other factors including, without limitation:

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●	Interests of Certain Persons. Some officers and directors of BCYP may have interests in the merger (see “-Interests of BCYP’s Directors and Officers in the Merger”); and

●	Other Risk Factors. Various other risk factors associated with the business of SAB Biotherapeutics, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The BCYP Board concluded that the potential benefits that it expected BCYP and its stockholders to achieve as a result of the merger outweighed the potentially negative and other factors associated with the merger. The BCYP Board also noted that BCYP stockholders would have a substantial economic interest in New SAB Biotherapeutics (depending on the level of BCYP stockholders that sought redemption of their Public Shares into cash). Accordingly, the BCYP Board unanimously determined that the merger and the transactions contemplated by the Business Combination Agreement were advisable and in the best interests of BCYP and its stockholders.

Interests of BCYP’s Directors and Officers in the Merger

In considering the unanimous recommendation of the BCYP Board with respect to adopting the Business Combination Agreement and approving the merger and the other transactions contemplated by the Business Combination Agreement, stockholders should keep in mind that certain members of the BCYP Board and executive officers of BCYP have interests in such proposals that are different from, or in addition to, those of BCYP’s stockholders generally. In particular:

●	If the Business Combination with SAB Biotherapeutics or another business combination is not consummated by April 14, 2022 (or October 14, 2022, if the Sponsor extends the period of time to consummate a business combination twice, each time by an additional three months in accordance with the organizational documents of BCYP), BCYP will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and Board, dissolving and liquidating. In such event, the 2,875,000 Founder Shares held by the Initial Stockholder, which were acquired for an aggregate purchase price of $25,000 prior to the Initial Public Offering and the 417,200 Private Placement Units, which were acquired at purchase price of $10.00 per unit contemporaneously with the BCYP IPO, would be worthless because the holders are not entitled to participate in any redemption or distribution with respect to such shares or units. Such shares had an aggregate market value of approximately $ million based upon the closing price of $ per share on Nasdaq on the BCYP Record Date.

●	The Business Combination Agreement provides for the continued indemnification of BCYP’s current directors and officers and the continuation of directors’ and officers’ liability insurance covering BCYP’s current directors and officers.

●	With certain limited exceptions, the Founder Shares will not be transferable or assignable by our Sponsor or any other holder thereof until the earlier of (A) 180 days after the completion of our initial business combination or (B) subsequent to our initial business combination, the date on which we complete a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of our Public Stockholders having the right to exchange their shares of BCYP Common Stock for cash, securities or other property.

●	Our Sponsor will be party to the Amended and Restated Registration Rights Agreement, which will come into effect at the Effective Time.

●	Current directors Samuel J. Reich and Jeffrey G. Spragens will remain as directors of the Combined Company after the consummation of the Business Combination and it is expected that Mr. Reich will serve as the executive Chairman of the Board of the Combined Company after the Business Combination is effected.

●	The interest of BCYP’s directors and officers in completing a business combination may present a conflict of interest with their determination as to whether the business combination or any changes or waivers in the terms of the transactions contemplated thereby are appropriate and in our stockholders’ best interest.

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Permitted Purchases of BCYP’s Securities

The Sponsor and BCYP’s directors, officers and advisors and their respective affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the merger. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the trust account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to SAB Biotherapeutics or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or BCYP’s directors, officers and advisors or their respective affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. BCYP does not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or (ii) to satisfy a closing condition that requires BCYP to have a minimum net worth at the closing of the merger, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of BCYP Common Stock may be reduced and the number of beneficial holders of BCYP securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on Nasdaq.

The Sponsor and BCYP’s directors, officers, advisors and/or their respective affiliates anticipate that they may identify the stockholders with whom the Sponsor, directors, officers, advisors or their respective affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following the mailing of this proxy statement/prospectus. To the extent that the Sponsor or BCYP’s directors, officer, advisors or their respective affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the trust account or vote against the Business Combination. The Sponsor and BCYP’s directors, officers, advisors or their respective affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by the Sponsor or BCYP’s directors, officers, advisors and/or their respective affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser.

Directors, officers, advisors and/or their respective affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Regulatory Approvals Required for the Merger

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HSR Act

Under the HSR Act and related rules, the merger and related transactions may not be completed until notifications have been filed with and certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the Federal Trade Commission (the “FTC”) and all statutory waiting period requirements have been satisfied. BCYP and SAB Biotherapeutics each filed Notification and Report Forms with the Antitrust Division and the FTC.

At any time before or after the completion of the merger, the Antitrust Division or the FTC could take action under the U.S. antitrust laws, including seeking to prevent the merger, to rescind the merger or to clear the merger subject to the divestiture of assets of BCYP or SAB Biotherapeutics or subject the merger and related transactions to other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger and related transactions or permitting completion subject to the divestiture of assets of BCYP or SAB Biotherapeutics or other remedies. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger and related transactions on antitrust grounds will not be made or, if such challenge is made, that it would not be successful.

BCYP and SAB Biotherapeutics have each determined that no filings under the HSR Act is required in connection with the consummation of the Business Combination.

Listing of New SAB Biotherapeutics Common Stock

Approval of the listing on The Nasdaq Global Market of the New SAB Biotherapeutics Common Stock to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Expected Accounting Treatment of the Merger

The Business Combination is expected to be accounted for as a reverse recapitalization under GAAP. Under this method of accounting, BCYP will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on SAB Biotherapeutics stockholders comprising a relative majority of the voting power of New SAB Biotherapeutics and having the ability to nominate a majority of the members of the Board of New SAB Biotherapeutics, SAB Biotherapeutics’ operations prior to the acquisition comprising the only ongoing operations of New SAB Biotherapeutics, and SAB Biotherapeutics’ senior management comprising a majority of the senior management of New SAB Biotherapeutics. Accordingly, for accounting purposes, the financial statements of New SAB Biotherapeutics will represent a continuation of the financial statements of SAB Biotherapeutics with the Business Combination being treated as the equivalent of SAB Biotherapeutics issuing stock for the net assets of BCYP, accompanied by a recapitalization. The net assets of BCYP will be stated at historical costs, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be presented as those of SAB Biotherapeutics in future reports of New SAB Biotherapeutics.

Vote Required

The approval of the Business Combination Proposal will require the affirmative vote of a majority of the votes cast by holders of BCYP’s outstanding shares of BCYP Common Stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. Accordingly, if a valid quorum is established, a BCYP stockholder’s failure to vote by proxy or to vote at the Special Meeting and broker-non votes with regard to the business combination proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the business combination proposal.

The merger is conditioned upon the approval of the Business Combination Proposal, subject to the terms of the Business Combination Agreement. If the Business Combination Proposal is not approved, the other proposals (except the Adjournment Proposal, as described below) will not be presented to BCYP stockholders for a vote.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT BCYP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

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PROPOSAL NO. 2 - THE CHARTER AMENDMENT PROPOSAL

Overview

BCYP stockholders are also being asked to adopt the amended and restated certificate of incorporation in the form attached hereto as Annex C, which, in the judgment of the BCYP Board, is necessary to adequately address the needs of BCYP following the consummation of the Business Combination.

The following is a summary of the key changes effected by the amended and restated certificate of incorporation, but this summary is qualified in its entirety by reference to the full text of the amended and restated certificate of incorporation, a copy of which is included as Annex C:

●	change the name of the new public entity to “SAB Biotherapeutics, Inc.”;

●	increase the total number of shares of BCYP’s Capital Stock from 51,000,000 shares to 500,000,000 shares, which would consist of (A) increasing the (i) BCYP Common Stock from 50,000,000 shares to 490,000,000 shares and (ii) preferred stock from 1,000,000 shares to 10,000,000 shares, and (B) eliminating BCYP’s Common Stock;

●	require the removal of any director be only for cause and by the affirmative vote of at least two-thirds (2/3) of New SAB Biotherapeutics’ then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class;

●	require that the affirmative vote of the holders of at least two-thirds (2/3) of New SAB Biotherapeutics’ then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, be required to waive, alter, amend or repeal certain provisions of the Proposed Charter;

●	require that the affirmative vote of the holders of at least two-thirds (2/3) of New SAB Biotherapeutics’ then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, be required to adopt, amend or repeal the Proposed Bylaws;

●	delete the various provisions applicable only to special purpose acquisition companies; and

●	to make conforming and other technical changes to effect the changes summarized above and otherwise address the needs of New SAB Biotherapeutics following the consummation of the Business Combination.

Reasons for the Amendments

In the judgement of the Board, the Charter Amendment Proposal is desirable for the following reasons:

●	the name of the new public entity is desirable to reflect the Business Combination with SAB Biotherapeutics and the combined business going forward;

●	the greater number of authorized shares of capital stock is desirable for BCYP to have sufficient shares to issue to the holders of SAB Biotherapeutics Common Stock in the Business Combination and have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the Warrants and of equity grants currently outstanding or made under the Equity Incentive Plan (assuming it is approved at the Special Meeting);

●

it is desirable to increase the voting threshold required to remove a director from the New SAB Biotherapeutics Board, amend certain provisions of the Proposed Charter, and to remove the provision allowing stockholder action by written consent, in order to help facilitate corporate governance changes, protect minority stockholder interests and enable the New SAB Biotherapeutics Board to preserve and maximize value for all stockholders in the context of an opportunistic and unsolicited takeover attempt; and

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●	it is desirable to delete the provisions that relate to the operation of BCYP as a blank check company prior to the consummation of the initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

Notwithstanding the foregoing, certain of the Proposed Charter amendments may make it more difficult or discourage an attempt to obtain control of New SAB Biotherapeutics and thereby protect continuity of or entrench New SAB Biotherapeutics’ management, which may adversely affect the market price of New SAB Biotherapeutics’ securities. If, in the due exercise of its fiduciary obligations, for example, the Board were to determine that a takeover proposal was not in the best interests of New SAB Biotherapeutics, authorized but unissued preferred stock could be issued by the Board without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. The authorization of additional shares will, however, enable New SAB Biotherapeutics to have the flexibility to authorize the issuance of shares in the future for financing its business, acquiring other businesses, forming strategic partnerships and alliances and stock dividends and stock splits. BCYP currently has no such plans, proposals or arrangements, written or otherwise, to issue any of the additional authorized shares for such purposes.

A copy of the Proposed Charter, as will be in effect assuming approval of the Charter Amendment Proposal and upon consummation of the Business Combination and filing with the Delaware Secretary of State, is attached to this proxy statement/prospectus as Annex C.

Vote Required

If the business combination proposal is not approved, the Charter Amendment Proposal will not be presented at the Special Meeting.

The approval of the Charter Amendment Proposal will require the affirmative vote of the holders of a majority of the outstanding shares of BCYP Common Stock, voting separately as a single class. Accordingly, if a valid quorum is established, a BCYP stockholder’s failure to vote by proxy or to vote at the Special Meeting with regard to the charter proposal will have the same effect as a vote “AGAINST” such proposal. Abstentions and broker-non-votes will count as a vote “AGAINST” the Charter Amendment Proposal.

The Charter Amendment Proposal is conditioned on the approval of each of the Business Combination Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Directors Proposal and the Nasdaq Proposal. It is important for you to note that in the event that the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Directors Proposal or the Nasdaq Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination.

Recommendation of the Board

THE BOARD RECOMMENDS THAT BCYP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

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PROPOSAL NO. 3 - THE NASDAQ PROPOSAL

Overview

Assuming the Business Combination Proposal is approved, the aggregate consideration to be paid in the Merger to the SAB Biotherapeutics stockholders will consist of shares of BCYP Common Stock at a reference price of $10.00 per share of BCYP Common Stock, pursuant to the Business Combination Agreement. We refer to such shares of BCYP Common Stock as the “Merger Consideration.”

As contemplated by the Incentive Plan Proposal, we intend to reserve shares of BCYP Common Stock for grants of awards under the Incentive Plan. For more information on the Incentive Plan Proposal, please see “Proposal No. 4 - The Incentive Plan Proposal.”

As contemplated by the ESPP Proposal, we intend to reserve shares of BCYP Common Stock for grants of awards under the ESPP. For more information on the ESPP Proposal, please see “Proposal No. 5 - The Employee Stock Purchase Plan Proposal.”

The terms of the Merger Consideration, the Incentive Plan and the ESPP are complex and only briefly summarized above.

For further information, please see the full text of the Business Combination Agreement and Amendment No. 1 to Business Combination Agreement, which are attached as Annex A and Annex B, respectively, hereto.

Why BCYP Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Rules 5635(a), (b) and (d). Under Nasdaq Rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of common stock (or securities convertible into or exercisable for common stock); or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities. The Merger Consideration will exceed 20% or more of our outstanding common stock and 20% or more of the voting power, in each case outstanding before the issuance of such shares in connection with the transactions contemplated by the Business Combination Agreement. In addition, the Business Combination Agreement also provides for the potential issuance of 12,000,000 additional shares of BCYP Common Stock (the “Earnout Shares”) subject to certain conditions being met. See the section entitled “The Merger Proposal-The Business Combination Agreement-Merger Consideration.”

Under Nasdaq Rule 5635(b), stockholder approval is required when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Under Nasdaq Rule 5635(b), the issuance of the Merger Consideration will result in a “change of control” of BCYP.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance. Because shares of BCYP Common Stock will be issued in exchange for all of the equity interests of SAB Biotherapeutics, the deemed issuance price of the shares of BCYP Common Stock may be less than the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the BCYP Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement. If the Business Combination Proposal is approved, the issuance of the shares of BCYP Common Stock will exceed 20% of the shares of BCYP Common Stock currently outstanding. Because the issuance price may be deemed to be below the lower of (i) the closing price immediately preceding the signing of the Business Combination Agreement or (ii) the average closing price of the BCYP Common Stock for the five trading days immediately preceding the signing of the Business Combination Agreement, the Nasdaq Rules may require that BCYP obtain stockholder approval of the issuance of the shares of BCYP Common Stock in connection with the consummation of the transactions.

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Under Nasdaq Listing Rule 5635(c), stockholder approval is required prior to the issuance of securities when an equity incentive or purchase plan is to be established or materially amended or other equity compensation arrangement made or materially amended, pursuant to which stock may be acquired by officers, directors, employees, or consultants, subject to certain exceptions.

It is anticipated that, upon completion of the transactions: (a) BCYP’s Public Stockholders will retain an ownership interest of approximately % in the post-combination company; (b) the Initial Stockholders will own approximately % of the post-combination company; and (c) current holders of SAB Biotherapeutics Stock and SAB Biotherapeutics Options will collectively own approximately % of the post-combination company. These levels of ownership interest: (i) exclude the impact of the shares of BCYP Common Stock underlying the warrants and those reserved for issuance under the Incentive Plan and the ESPP, (ii) do not take into account any Earnout Shares and (ii) assume that no Public Stockholder exercises redemption rights with respect to its Public Shares for a pro rata portion of the funds in BCYP’s trust account and that shares of BCYP Common Stock are issued as Merger Consideration and are outstanding as of the closing of the merger.

For the reasons described above, we are seeking the approval of our stockholders for the issuance of shares of our common stock pursuant to the transactions contemplated by the Business Combination Agreement.

Vote Required

The approval of the Nasdaq Proposal will require the affirmative vote of a majority of the votes cast by holders of BCYP’s outstanding shares of common stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. Accordingly, if a valid quorum is established, a BCYP stockholder’s failure to vote by proxy or to vote at the Special Meeting and broker non-votes with regard to the Nasdaq Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the Nasdaq Proposal.

The merger is conditioned on the approval of the Nasdaq Proposal, subject to the terms of the Business Combination Agreement.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT BCYP STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

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PROPOSAL NO. 4-THE INCENTIVE PLAN PROPOSAL

We are seeking stockholder approval for the New SAB Biotherapeutics 2021 Equity Incentive Plan, or the “Incentive Plan.” The Incentive Plan is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing. Approval of the Incentive Plan will allow New SAB Biotherapeutics to provide equity awards as part of New SAB Biotherapeutics’ compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. Non-approval of the 2021 Plan will compel New SAB Biotherapeutics to significantly increase the cash component of employee compensation following the Closing to attract and retain key employees because New SAB Biotherapeutics would need to replace components of compensation SAB Biotherapeutics previously delivered in equity awards, which would therefore reduce New SAB Biotherapeutics’ operating cash flow.

The BCYP Board believes that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value. Equity plans such as the Incentive Plan increase New SAB Biotherapeutics’ ability to achieve this objective, and, by allowing for several different forms of long-term incentive awards, helps New SAB Biotherapeutics to recruit, reward, motive, and retain talented personnel. The BCYP Board believes that the approval of the Incentive Plan is essential to New SAB Biotherapeutics’ continued success, and in particular, New SAB Biotherapeutics’ ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor marks in which New SAB Biotherapeutics will compete. Such awards are also crucial to New SAB Biotherapeutics’ ability to motivate employees to achieve its goals.

Summary of the Incentive Plan

General

The Incentive Plan will cover the grant of awards to our employees (including officers), non-employee consultants and non-employee directors and those of our affiliates. For purposes of the Incentive Plan, our affiliates include any corporation, partnership, limited liability company, joint venture or other entity, with respect to which we, directly or indirectly, own either (i) stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or more than fifty percent (50%) of the total value of all shares of all classes of stock of such corporation, or (ii) an aggregate of more than fifty percent (50%) of the profits interest or capital interest of any non-corporate entity.

The compensation committee of the board of directors will administer the Incentive Plan. The full board of directors must approve all decisions regarding awards to non-employee directors.

Up to a maximum of 11,000,000 shares of our common stock may be delivered in settlement of awards granted under the Incentive Plan initially. The number of shares authorized for issuance will increase beginning in 2022, and occurring each year thereafter through 2031 by 2.0% of the number of our shares of common stock issued and outstanding on a fully-diluted basis as of the last day of the preceding fiscal year (or such lesser number of shares as determined by our board of directors in its sole discretion). In no event, however, shall the aggregate number of shares that may be issued pursuant to this annual increase under the Incentive Plan exceed 5,000,000.

Up to a maximum of 11,000,000 shares of our common stock may be issued under the Incentive Plan pursuant to the exercise of incentive stock options. The stock delivered to settle awards made under the Incentive Plan may be authorized and unissued shares or treasury shares, including shares repurchased by us for purposes of the Incentive Plan. If any shares subject to any award granted under the Incentive Plan (other than a substitute award as described below) is forfeited or otherwise terminated without delivery of such shares (or if such shares are returned to us due to a forfeiture restriction under such award), the shares subject to such awards will again be available for issuance under the Incentive Plan. However, any shares that are withheld or applied as payment for shares issued upon exercise of an award or for the withholding or payment of taxes due upon exercise of an award will continue to be treated as having been delivered under the Incentive Plan and will not again be available for grant under the Incentive Plan. Upon settlement of any stock appreciation rights (“SARs”), the number of shares underlying the portion of the SARs that is exercised will be treated as having been delivered for purposes of determining the maximum number of shares available for grant under the Incentive Plan and shall not again be treated as available for issuance under the Incentive Plan.

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If a dividend or other distribution (whether in cash, shares of common stock or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving us or repurchase or exchange of our shares or other securities, or other rights to purchase shares of our securities or other similar transaction or event affects our common stock such that the compensation committee determines that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits (or potential benefits) provided to grantees under the Incentive Plan, the compensation committee will make an equitable change or adjustment as it deems appropriate to the number of type of securities with respect to which awards may be granted, (ii) the number and type of securities subject to outstanding awards, (iii) the exercise price with respect to any option or SAR or, if deemed appropriate, make provision for a cash payment to the holder of such outstanding award, and (iv) the number and kind of outstanding restricted shares, or the shares underlying any other form of award.

Types of Awards

The Incentive Plan permits the granting of any or all of the following types of awards to all grantees:

●	stock options, including incentive stock options, or ISOs;

●	stock appreciation rights, or SARs;

●	restricted shares;

●	deferred stock;

●	restricted stock units;

●	performance units and performance shares;

●	dividend equivalents;

●	bonus shares; and

●	other stock-based awards.

Generally, awards under the Incentive Plan are granted for no consideration other than prior and future services. Awards granted under the Incentive Plan may, in the discretion of the committee, be granted alone or in addition to, in tandem with or in substitution for, any other award under the Incentive Plan; provided, however, that if an SAR is granted in tandem with an ISO, the SAR and ISO must have the same grant date and term and the exercise price of the SAR may not be less than the exercise price of the ISO. The material terms of each award will be set forth in a written award agreement between the grantee and us.

Stock Options and SARs

The committee is authorized to grant SARs and stock options (including ISOs except that an ISO may only be granted to an employee of ours or one of our subsidiary corporations). A stock option allows a grantee to purchase a specified number of shares of our common stock at a predetermined price per share (the “exercise price”) during a fixed period measured from the date of grant. An SAR entitles the grantee to receive the excess of the fair market value of a specified number of shares on the date of exercise over a predetermined exercise price per share. The exercise price of an option or an SAR will be determined by the committee and set forth in the applicable award agreement but the exercise price may not be less than the fair market value of a share of common stock on the grant date. The term of each option or SAR is determined by the committee and set forth in the applicable award agreement, except that the term may not exceed ten (10) years (or five (5) years if the grantee holds more than 10% of the total combined voting power of all classes of our capital stock).

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Options may be exercised by payment of the purchase price through one or more of the following means: payment in cash (including personal check or wire transfer); delivering shares of our common stock previously owned by the grantee; or, with the approval of the compensation committee, (i) delivery of shares of our common stock acquired upon the exercise of such options, or (ii) the sale of shares acquired upon exercise of the options through a broker-dealer to whom the grantee has delivered irrevocable notice of exercise and instructions to deliver sales proceeds sufficient to pay us the exercise price.

The grant of ISOs is contingent upon shareholder approval of the Incentive Plan within 12 months of its adoption by our board of directors.

Restricted Shares

The committee may award restricted shares consisting of shares of our common stock which remain subject to a risk of forfeiture and may not be disposed of by grantees until certain restrictions established by the committee lapse. The vesting conditions may be service-based (i.e., requiring continuous service for a specified period) or performance-based (i.e., requiring achievement of certain specified performance objectives) or both. A grantee receiving restricted shares will have all of the rights of a stockholder, including the right to vote the shares and the right to receive any dividends, except as otherwise provided in the applicable award agreement. Upon termination of the grantee’s affiliation with us during the restriction period (or, if applicable, upon the failure to satisfy the specified performance objectives during the restriction period), the restricted shares will be forfeited as provided in the applicable award agreement.

Deferred Stock and Restricted Stock Units

The committee may also grant deferred stock awards and/or restricted stock unit awards. A deferred stock award is the grant of a right to receive a specified number of shares of our common stock at the end of specified deferral periods or upon the occurrence of a specified event, which satisfies the requirements of Section 409A of the Internal Revenue Code. A restricted stock unit award is the grant of a right to receive a specified number of shares of our common stock upon lapse of a specified forfeiture condition (such as completion of a specified period of service or achievement of certain specified performance objectives). If the service condition and/or specified performance objectives are not satisfied during the restriction period, the award will lapse without the issuance of the shares underlying such award.

Restricted stock units and deferred stock awards carry no voting or other rights associated with stock ownership until the shares underlying the award are delivered in settlement of the award. Unless otherwise determined by the compensation committee, grantees will have the rights to receive dividend equivalents in respect of deferred stock and/or restricted stock units, which dividend equivalents shall be deemed reinvested in additional shares of deferred stock or restricted stock units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the deferred stock or restricted stock units to which such dividend equivalents relate.

Performance Units

The committee may grant performance units, which entitle a grantee to cash or shares conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the committee and reflected in the applicable award agreement. The initial value of a performance unit will be determined by the committee at the time of grant. The committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the applicable award agreement.

Performance Shares

The committee may grant performance shares, which entitle a grantee to a certain number of shares of common stock, conditioned upon the fulfillment of certain performance conditions and other restrictions as specified by the committee and reflected in the applicable award agreement. The committee will determine the terms and conditions of such awards, including performance and other restrictions placed on these awards, which will be reflected in the applicable award agreement.

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Bonus Shares

The committee may grant fully vested shares of our common stock as bonus shares on such terms and conditions as specified in the applicable award agreement.

Dividend Equivalents

The committee is authorized to grant dividend equivalents, which provide a grantee the right to receive payment equal to the dividends paid on a specified number of shares of our common stock. Dividend equivalents may be paid directly to grantees or may be deferred for later delivery under the Incentive Plan. If deferred, such dividend equivalents may be credited with interest or may be deemed to be invested in shares of our common stock, other awards under the Incentive Plan or in other property.

Other Stock-Based Awards

The Incentive Plan authorizes the committee to grant awards that are valued in whole or in part by reference to or otherwise based on certain other securities. The committee determines the terms and conditions of such awards, including whether awards are paid in shares or cash.

Merger, Consolidation or Similar Corporate Transaction

If there is a merger or consolidation of us with or into another corporation or a sale of substantially all of our stock (a “Corporate Transaction”), and the outstanding awards are not assumed by surviving company (or its parent company) or replaced with equivalent awards granted by the surviving company (or its parent company), the committee will cancel any outstanding awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the committee accelerates the vesting of any such awards) and with respect to any vested and nonforfeitable awards, the committee may either (i) allow all grantees to exercise options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding awards (including options and SARs) in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the grantee would have received (net of the exercise price with respect to any options or SARs) if the vested awards were settled or distributed or such vested options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. If an exercise price of an option or SAR exceeds the fair market value of our common stock and the option or SAR is not assumed or replaced by the surviving company (or its parent company), such options and SARs will be cancelled without any payment to the grantee.

Amendment to and Termination of the Incentive Plan

The Incentive Plan may be amended, altered, suspended, discontinued or terminated by our board of directors without further stockholder approval, unless such approval is required by law or regulation or under the rules of any stock exchange or automated quotation system on which our common stock is then listed or quoted. Thus, stockholder approval will not necessarily be required for amendments which might increase the cost of the Incentive Plan or broaden eligibility. Stockholder approval will not be deemed to be required under laws or regulations that condition favorable treatment of grantees on such approval, although our board of directors may, in its discretion, seek stockholder approval in any circumstance in which it deems such approval advisable.

In addition, subject to the terms of the Incentive Plan, no amendment or termination of the Incentive Plan may materially and adversely affect the right of a grantee under any award granted under the Incentive Plan.

Unless earlier terminated by our board of directors, the Incentive Plan will terminate when no shares remain reserved and available for issuance or, if earlier, on the tenth anniversary of the effective date of the Incentive Plan.

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Vote Required for Approval

Approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by holders of BCYP’s outstanding shares of common stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. Accordingly, if a valid quorum is established, a BCYP stockholder’s failure to vote by proxy or to vote at the Special Meeting and broker non-votes with regard to the Incentive Plan Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the Incentive Plan Proposal.

Recommendation of the Board

THE BCYP BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL

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PROPOSAL NO. 5-THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL

We are seeking stockholder approval for the New SAB Biotherapeutics 2021 Employee Stock Purchase Plan, or the “ESPP.” The ESPP is being adopted in connection with the Business Combination Agreement and will become effective upon the Closing.

The ESPP will provide eligible employees an opportunity to purchase shares of New SAB Biotherapeutics Common Stock at a discount through accumulated contributions of their earned compensation. The BCYP Board has determined that offering an employee stock purchase plan is important to New SAB Biotherapeutics’ ability to compete for talent. The ESPP will become a significant part of New SAB Biotherapeutics’ overall equity compensation strategy (especially with respect to New SAB Biotherapeutics’ nonexecutive employees) if it is approved by our stockholders. Non-approval of the ESPP will mean that New SAB Biotherapeutics may not be able to offer competitive compensation to existing employees and qualified candidates, which could prevent New SAB Biotherapeutics from successfully attracting and retaining highly skilled employees.

The ESPP’s initial share reserve is one million shares of New SAB Biotherapeutics Common Stock. Following the ESPP’s effectiveness, offering periods will not commence under the ESPP until determined by the New SAB Biotherapeutics Board or its compensation committee.

The BCYP Board believes that an employee stock purchase plan will be an important factor in attracting, motivating, and retaining qualified personnel who are essential to the success of New SAB Biotherapeutics. The ESPP provides a significant incentive by allowing employees to purchase shares of New SAB Biotherapeutics Common Stock at a discount.

Summary of the Employee Stock Purchase Plan

Administration

The ESPP will be administered by the board, or a committee (“Committee”) appointed by the board, which may be the board’s compensation committee. The board or Committee administering the ESPP (“Administrator”) has authority to construe and interpret the ESPP and to establish rules and regulations for the administration of the ESPP.

Eligibility

Eligible employees of the Company or a participating subsidiary may participate in the ESPP. One is an eligible employee for an accumulation period if he or she is an employee of the Company or a participating subsidiary both on the date determined by the ESPP administrator that enrollment forms must be received for an accumulation period and on the first day of the accumulation period. Notwithstanding the preceding sentences, an employee is not eligible to participate in the ESPP if on the first day of the accumulation period (1) such employee is a member of a collective bargaining unit whose benefits were the subject of good faith bargaining; (2) such employee is customarily employed 20 or less hours per week or five months or less per year; or (3) such employee is an employee of a participating subsidiary who is a resident of a foreign jurisdiction and (i) participation is prohibited under the laws of such foreign jurisdiction or (ii) compliance with the laws of such foreign jurisdiction would violate Section 423 of the Code. An employee is also not eligible to participate if immediately after any purchase of shares under the ESPP, the employee would own capital stock of the Company and/or hold outstanding options to purchase such stock constituting five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any subsidiary of the Company.

As of December 31, 2020, SAB Biotherapeutics has approximately 88 employees that would be eligible to participate in the ESPP.

Shares Available for Issuance

As noted above, the maximum aggregate number of shares of Company stock that may be issued under the ESPP is one million shares.

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Enrollment Dates, Accumulation Periods and Purchase Dates

The accumulation periods under the ESPP will generally be a specified one-year period, or such other period, not to exceed twenty-seven (27) months, as determined by the Administrator. The initial accumulation period is expected to commence on or about March 2022. The first trading day of each accumulation period is the enrollment date, which is the date as of which eligible employees are granted contractual rights to purchase shares of Company stock under the ESPP. Payroll deductions may be made during the accumulation period by eligible employees electing to participate as described below. The last trading day of each accumulation period will be the Company stock purchase date (unless the Administrator selects a different date) and on such date any contractual rights remaining outstanding will be deemed to be exercised and shares of Company stock will be purchased, as described below.

Participation in the ESPP

An eligible employee may become a participant in the ESPP by submitting an enrollment form, and payroll deductions for such employee will begin as soon as administratively feasible after such form is received in good order, subject to compliance with such policies, rules and procedures as we may establish in connection therewith.

As of each purchase date (which is the last trading day of an accumulation period as stated above), an employee’s payroll deductions made during the accumulation period and not withdrawn by the employee or otherwise paid to the employee are used to buy shares of Company stock. The per share purchase price on the purchase date is 85% of the lower of (1) the fair market value of a share of Company stock on the purchase date, or (2) the fair market value of a share of Company stock on the first trading day of the accumulation period.

An employee will not be permitted to purchase more than 25,000 shares of Company stock on any purchase date, or such lower maximum number as may be determined by the Administrator. An employee’s right to purchase shares under the ESPP in any calendar year cannot exceed $25,000, as measured by the fair market value of such shares (determined for each accumulation period as of the first trading day of the accumulation period).

An employee can invest any amount from 1% to 15% of his or her base earnings in Company stock through payroll deductions under the ESPP. Payroll deductions are credited to recordkeeping accounts. No earnings are credited to the accounts.

Withdrawal from the ESPP, Cessation of Payroll Deductions, Mandatory Cessation of Participation

An employee may withdraw from the ESPP in full (but not in part) during any accumulation period by delivering a notice of withdrawal to us (in a manner prescribed by the Administrator) at any time prior to the first day of the last calendar month immediately preceding the purchase date for such accumulation period, or at such shorter time in advance of the purchase date as the Administrator may permit. If notice of withdrawal is timely received, all funds then accumulated in the employee’s account will not be used to purchase shares, but will instead be distributed to the employee as soon as administratively practical, and the employee’s payroll deductions will cease as soon as administratively practical.

An employee also may cease payroll deductions as of the last day of any month during an accumulation period by delivering a notice of cessation to us at the time and in the manner prescribed by the Administrator. Unless the employee also withdraws from the ESPP as described in the preceding paragraph, the employee’s accumulated payroll deductions will be applied to purchase shares of Company stock on the purchase date as described above.

Participation in the ESPP immediately terminates when an employee ceases to be an eligible employee for any reason, including voluntary or involuntary termination of employment. Upon the termination of an employee’s participation in the ESPP, all accumulated payroll deductions of the employee will be returned to the employee.

Amendment and Termination

The board or the compensation committee may amend or alter any provision of the ESPP and may terminate the ESPP at any time. Under certain circumstances, an amendment to the ESPP may require the approval of our stockholders. In addition, if the ESPP is amended to change the aggregate number of shares issuable thereunder or the provisions regarding eligible employees, certain tax advantages under the Code as discussed below (see “Certain Federal Income Tax Consequences Relating to the ESPP”) will only continue if we obtain stockholder approval of such amendment. Certain amendments to the ESPP may be made by the Administrator without stockholder approval.

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In the event of any Company reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, acquisition of property or shares, separation, asset spin-off, stock rights offering, liquidation or other similar change in the capital structure of the Company, the shares subject to an employee’s election to purchase Company stock during an accumulation period will be adjusted and the aggregate number and kind of shares available under the ESPP and the purchase price of shares will also be adjusted, in each case to the extent deemed appropriate by the Administrator. Generally, if a dissolution or liquidation of the Company occurs during an accumulation period, any rights an employee has to acquire Company stock under the ESPP will be terminated, but an employee will have the right to acquire Company stock before the dissolution or liquidation.

Certain Federal Income Tax Consequences Relating to the ESPP

The following summary of the income tax consequences of the ESPP is based on current provisions of the Code and regulations thereunder. The summary does not address tax rates or state or local income taxes or taxes in jurisdictions other than the United States, nor does it address employment tax.

Enrollment or Purchase of Company Stock under the ESPP. No federal income tax consequences arise at the time of an employee’s enrollment in the ESPP or upon the purchase of Company stock under the ESPP. However, as discussed below, if an employee disposes of Company stock acquired under the ESPP, such employee will have the federal income tax consequences described below in the year such employee disposes of the stock. Amounts withheld by payroll deduction are subject to federal income tax as though those amounts had been paid in cash. Whenever an employee transfers any shares of Company stock in a manner which may constitute a disposition, such employee must promptly advise the Secretary of the Company of the facts concerning that transfer.

Early Dispositions. If an employee disposes of Company stock purchased under the ESPP within two years after the first trading day of an accumulation period or within one year after the shares of Company stock are transferred to such employee or to an account in such employee’s name (the “Tax Holding Period”), such employee will recognize compensation income in the year of disposition in an amount equal to the excess of (A) the lesser of the fair market value of the Company stock on the purchase date or the proceeds from the sale or exchange of the shares over (B) the price such employee paid for the Company stock. The Company must report such compensation as taxable ordinary income to the Internal Revenue Service on such employee’s annual Form W-2. The amount, if any, that is taxable as ordinary income is added to the purchase price and becomes part of the cost basis for that Company stock for federal income tax purposes. If the disposition of the Company stock involves a sale or exchange, such employee generally may also realize a short-term capital gain or loss equal to the difference between such employee’s cost basis (calculated pursuant to the preceding sentence) and the proceeds from the sale or exchange of the shares.

Later Dispositions. If an employee disposes of Company stock purchased under the ESPP on a date after the Tax Holding Period, or if such employee dies at any time while owning Company stock, such employee (or such employee’s estate) will have included in such employee’s compensation as taxable ordinary income in the year of disposition or death, an amount equal to the lesser of

(1)	the excess of the fair market value of the Company stock on the first trading day of the accumulation period over the purchase price paid by such employee (or the employee’s estate) for the shares, or

(2)	the excess of the fair market value of the Company stock on the date of disposition or death over the purchase price paid by such employee (or the estate) for the shares.

The amount which is taxable as ordinary income is added to the cost basis of that Company stock for federal income tax purposes. The cost basis is therefore the sum of the purchase price of the Company stock and the ordinary income recognized from the formula above. If the disposition of the Company stock involves a sale or exchange, such employee will also realize a long-term capital gain or loss equal to the difference between such employee’s cost basis (calculated pursuant to the preceding sentence) and the proceeds from the sale or exchange of the shares.

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The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to an employee except to the extent of ordinary income recognized upon a sale or disposition during the Tax Holding Period (an early disposition).

Vote Required for Approval

Approval of the ESPP Proposal requires the affirmative vote of a majority of the votes cast by holders of BCYP’s outstanding shares of common stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. Accordingly, if a valid quorum is established, a BCYP stockholder’s failure to vote by proxy or to vote at the Special Meeting and broker non-votes with regard to the ESPP Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is outstanding, but will have no effect on the outcome of the ESPP Plan Proposal.

Recommendation of the Board

THE BCYP BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.

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PROPOSAL NO. 6 - THE DIRECTOR ELECTION PROPOSAL

Overview

Assuming the Business Combination Proposal is approved at the Special Meeting, we are requesting that stockholders approve and adopt a proposal to elect seven (7) directors to the Board, effective immediately upon the Closing, with each Class I director having a term that expires immediately following BCYP’s annual meeting of stockholders for the calendar year ended December 31, 2021, each Class II director having a term that expires immediately following BCYP’s annual meeting of stockholders for the calendar year ended December 31, 2022 and each Class III director having a term that expires immediately following BCYP’s annual meeting of stockholders for the calendar year ended December 31, 2023, or, in each case, until their respective successor is duly elected and qualified, or until their earlier resignation, removal or death. Pursuant to the Business Combination Agreement, one Class II director and one Class III director will be appointed by the Sponsor and four of the directors will be independent under applicable Nasdaq Listing Rules.

We are proposing Messrs. Polvino and Turner to serve as the Class I directors, Messrs. Link and Spragens to serve as the Class II directors, and Mrs. Hamilton and Messrs. Reich and Sullivan to serve as Class III directors.

For more information on the experience of the nominated directors, please see “Management of New SAB Biotherapeutics After the Business Combination.”

Vote Required

If a quorum is present, directors are elected by a plurality of the votes cast, represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. This means that the eight nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event that any nominee is unable to serve. Accordingly, if a valid quorum is established, a BCYP stockholder’s failure to vote by proxy or to vote at the Special Meeting and broker non-votes with regard to the Director Election Proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the Director Election Proposal.

The Director Election Proposal is conditioned on the approval and completion of the Business Combination Proposal, the Charter Amendment Proposals, the Incentive Plan Proposal, the ESPP Proposal and the Nasdaq Proposal.

Recommendation of the Board

THE BOARD RECOMMENDS THAT BCYP STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT DIRECTOR NOMINEES TO THE BOARD.

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PROPOSAL NO. 7.  - THE ADJOURNMENT PROPOSAL

The adjournment proposal allows the Board to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Charter Amendment Proposal, the Incentive Plan Proposal, the ESPP Proposal, the Director Election Proposal or the Nasdaq Proposal.

In no event will BCYP solicit proxies to adjourn the Special Meeting or consummate the Business Combination beyond the date by which it may properly do so under its certificate of incorporation and Delaware law. The purpose of the adjournment proposal is to provide more time, if necessary, for the Sponsor, BCYP and/or their respective affiliates to make purchases of Public Shares or other arrangements that would increase the likelihood of obtaining a favorable vote on such proposal and to meet the requirements that are necessary to consummate the Business Combination. See the section entitled “Proposal No. 1 - The Business Combination - Interests of Certain Persons in the Business Combination.”

In addition to an adjournment of the Special Meeting upon approval of an adjournment proposal, the Board is empowered under Delaware law to postpone the meeting at any time prior to the Special Meeting being called to order. In such event, BCYP will issue a press release and take such other steps as it believes are necessary and practical in the circumstances to inform its stockholders of the postponement.

Consequences if the Adjournment Proposal is not Approved

If an adjournment proposal is presented at the Special Meeting and is not approved by the stockholders, the Board may not be able to adjourn the Special Meeting to a later date. In such event, the Business Combination would not be completed.

Vote Required

The approval of the adjournment proposal will require the affirmative vote of a majority of the votes cast by holders of BCYP’s outstanding shares of common stock represented at the Special Meeting by attendance via the virtual meeting website or by proxy and entitled to vote at the Special Meeting. Adoption of the adjournment proposal is not conditioned upon the adoption of any of the other proposals. Accordingly, if a valid quorum is established, a BCYP stockholder’s failure to vote by proxy or to vote at the Special Meeting and broker non-votes with regard to the adjournment proposal will have no effect on such proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established, but will have no effect on the outcome of the adjournment proposal.

Recommendation of the Board

THE BOARD UNANIMOUSLY RECOMMENDS THAT BCYP STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

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Material U.S. FEDERAL INCOME TAX CONSIDERATIONS

Subject to the qualifications, assumptions and limitations set forth herein and the U.S. federal income tax opinion filed herewith, the following discussion represents the opinion of Dentons US LLP, counsel to BCYP, with respect to the material U.S. federal income tax consequences of (i) the Business Combination to U.S. Holders (as defined below) of SAB Biotherapeutics stock (including both its common stock and its preferred stock) and (ii) the exercise by beneficial owners of BCYP Common Stock (“BCYP Public Shares”) of their redemption rights in connection with the merger.

This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (“IRS”) and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the positions described below. No advance ruling has been or will be sought from the IRS regarding any matter in this discussion.

This discussion is addressed only to (i) U.S. Holders of SAB Biotherapeutics stock that hold their shares of SAB Biotherapeutics stock and will, following the merger, hold their shares of New SAB Biotherapeutics Common Stock and (ii) beneficial owners of BCYP Public Shares that hold their BCYP Public Shares, in each case, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any tax consequences arising under the US federal tax on net investment income, nor does it address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any non-income taxes (such as estate and gift taxes). Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

●	a bank, insurance company, or other financial institution;

●	a tax-exempt organization;

●	a real estate investment trust, regulated investment company, or mutual fund;

●	a pension fund, retirement plan, individual retirement account, or other tax-deferred account;

●	a partnership, S corporation, or other pass-through entity (or an investor in an S corporation or other pass-through entity);

●	a controlled foreign corporation, a passive foreign investment company, or a personal holding company;

●	a dealer or broker in stocks and securities or in currencies;

●	a trader in securities that elects mark-to-market treatment;

●	a person subject to alternative minimum tax provisions of the Code;

●	a person that owns or has owned, directly, indirectly, or constructively, 5% or more of the total combined voting power of SAB Biotherapeutics Common Stock or BCYP Public Shares or of the total value of SAB Biotherapeutics or BCYP equity interests (except as specifically provided below);

●	a holder of SAB Biotherapeutics Common Stock or BCYP Public Shares received through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

●	a U.S. Holder of SAB Biotherapeutics stock or BCYP Public Shares that has a functional currency other than the U.S. dollar;

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●	a holder of SAB Biotherapeutics stock that holds SAB Biotherapeutics stock, or a holder of BCYP Public Shares that holds BCYP Public Shares, as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

●	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

●	a holder of SAB Biotherapeutics stock that is not a U.S. Holder;

●	an Initial Stockholder;

●	a former U.S. citizen or former long-term resident of the U.S.; or

●	a holder of SAB Biotherapeutics stock who exercises their appraisal rights.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of SAB Biotherapeutics stock, or beneficial owner of BCYP Public Shares, as applicable, that is for U.S. federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source. A “Non-U.S. Holder” means a beneficial owner of BCYP Public Shares (other than a partnership or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds SAB Biotherapeutics stock or BCYP Public Shares, the U.S. federal income tax consequences of the merger, or of a redemption of BCYP Public Shares, as applicable, to a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds SAB Biotherapeutics stock or BCYP Public Shares, and any partners in such partnership, are urged to consult their tax advisors with respect to the tax consequences of the merger in their specific circumstances.

The tax consequences of the merger or of a redemption of your BCYP Public Shares, as applicable, will depend on your specific situation. You should consult with your tax advisor as to the tax consequences of the merger or of a redemption of your BCYP Public Shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

Tax Consequences of the Merger to Holders of SAB Biotherapeutics Stock or Warrants

Tax Consequences if the Merger Qualifies as a Reorganization

The parties intend for the merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code, and the parties to the Business Combination Agreement have agreed to report the merger in a manner consistent with such tax treatment to the extent permitted under applicable law. Neither SAB Biotherapeutics nor BCYP has requested, and neither intends to request, any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Furthermore, the obligations of SAB Biotherapeutics and BCYP to complete the merger are not conditioned on the receipt of opinions from counsel to the effect that the merger will qualify as a reorganization for U.S. federal income tax purposes. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Accordingly, you are urged to consult your tax advisor with respect to the particular tax consequence of the merger to you.

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Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder that exchanges its SAB Biotherapeutics stock for New SAB Biotherapeutics Common Stock in the merger will generally not recognize gain or loss in the transaction.

The aggregate tax basis in the shares of New SAB Biotherapeutics Common Stock that you receive pursuant to the merger (including, except as discussed below with respect to any Earnout Shares treated as representing imputed interest, any Earnout Shares to be released from the Earnout Escrow Account as described above under the heading “The Business Combination Agreement - Merger Consideration”) will equal your aggregate adjusted tax basis in the shares of the SAB Biotherapeutics stock you surrender. No gain or loss should be recognized by you upon the receipt of the earnout New SAB Biotherapeutics Common Stock other than with respect to any Earnout Shares treated as representing imputed interest. Your holding period for the shares of New SAB Biotherapeutics Common Stock that you receive pursuant to the merger (excluding Earnout Shares treated as imputed interest) will include your holding period for the shares of SAB Biotherapeutics stock you surrender.

If the Earnout Shares were treated for tax purposes as contingent share consideration, then a portion of any Earnout Shares you receive pursuant to the merger may be taxable upon receipt from the Earnout Escrow Account as imputed interest and as ordinary income, even though there will not be any corresponding receipt of cash. Your basis in any such Earnout Shares treated as imputed interest will equal the fair market value of such shares on the date of receipt and your holding period in such Earnout Shares will begin on the day following the date of receipt. The portion treated as interest would be determined, under IRS regulations, based on facts that cannot be determined at this time, including (1) the value of Earnout Shares received, (2) the time at which they are received and (3) market interest rates (measured by the federal government’s borrowing rate) on the date of the merger. The measurement of basis and holding period in respect of contingent share consideration is complicated and subject to uncertainty. You should consult your tax advisor with respect to the tax consequences of the possible receipt of Earnout Shares and the possible treatment of Earnout Shares as imputed interest (particularly if you dispose of some or all of your BCYP Common Stock prior to the receipt of Earnout Shares) or if you held your SAB Biotherapeutics stock through multiple separately identifiable blocks of shares.

Assuming the merger is treated as a reorganization within the meaning of Section 368(a) of the Code, a U.S. Holder of SAB Biotherapeutics Warrants will not recognize gain or loss with respect to such warrants as a result of the merger, and the aggregate adjusted tax basis and holding period of the New SAB Biotherapeutics Warrants of such U.S. Holder immediately after the merger will be equal to the adjusted tax basis and holding period of such U.S. Holder’s SAB Biotherapeutics warrants immediately prior to the merger.

Tax Consequences if the Merger Does Not Qualify as a Reorganization

If the merger does not qualify as a reorganization, you will recognize gain or loss in an amount equal to the difference between (x) the fair market value of the New SAB Biotherapeutics Common Stock received and (y) your adjusted tax basis in the shares of SAB Biotherapeutics stock you surrender. Gain or loss will be calculated separately for each block of SAB Biotherapeutics stock (generally shares acquired at the same cost in a single transaction) surrendered. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if you have held your SAB Biotherapeutics stock for more than one year at the time of the merger. Long-term capital gains of non-corporate U.S. Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. You generally will have an aggregate tax basis in the shares of New SAB Biotherapeutics Common Stock received equal to the fair market value of such shares as of the date such shares are received, and your holding period in such shares of New SAB Biotherapeutics Common Stock would begin on the day following the date of the merger. Gain or loss would be calculated in a similar manner with respect to New SAB Biotherapeutics Warrants received in the merger in exchange for SAB Biotherapeutics Warrants.

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You should consult your tax advisor as to the consequences of the possible receipt of any Earnout Shares from the Earnout Escrow Account, as described above under “The Business Combination Agreement - Consideration”, in the event the merger does not qualify as a reorganization, including the possible application of the installment sale rules.

Information Reporting

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of SAB Biotherapeutics stock. A “significant holder” is a holder of SAB Biotherapeutics stock that, immediately before the merger, owned at least 1% (by vote or value) of the outstanding SAB Biotherapeutics stock (or, in certain instances, SAB Biotherapeutics stock with a basis of at least $1 million). You are urged to consult your tax advisor as to the potential application of these information reporting requirements.

All holders of SAB Biotherapeutics stock are urged to consult their tax advisors with respect to the tax consequences of the merger in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Tax Consequences of a Redemption of BCYP Public Shares

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a “U.S. Holder” (as defined above) of BCYP Public Shares that exercises the redemption rights described above under “Special Meeting of Stockholders - Redemption Rights” with respect to your BCYP Public Shares.

Treatment of Redemption

The treatment of a redemption of your BCYP Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the BCYP Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the BCYP Public Shares, you will recognize gain or loss as described below under “- Gain or Loss on Redemptions Treated as a Sale of BCYP Public Shares.” If the redemption does not qualify as a sale of BCYP Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “- Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of BCYP Public Shares treated as held by you (including any Public Shares constructively owned by you, including BCYP Public Shares constructively held by you as a result of owning BCYP publicly traded warrants) relative to all of the BCYP Public Shares outstanding both before and after the redemption. The redemption of BCYP Public Shares generally will be treated as a sale of the BCYP Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in BCYP, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

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In determining whether any of the foregoing tests are satisfied, you must take into account not only BCYP Public Shares actually owned by you, but also BCYP Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option (such as BCYP publicly traded warrants). There will be a complete termination of your interest if either (i) all of the BCYP Public Shares actually and constructively owned by you are redeemed or (ii) all of the BCYP Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of BCYP Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in BCYP. Whether the redemption will result in a meaningful reduction in your proportionate interest in BCYP will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding BCYP Public Shares actually and constructively owned by you immediately following the redemption of the BCYP public shares must, among other requirements, be less than 80% of the percentage of the outstanding BCYP Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “- Taxation of Redemptions Treated as Distributions”, below. After the application of those rules, any remaining tax basis you have in the redeemed BCYP Public Shares will be added to your adjusted tax basis in your remaining BCYP Public Shares or, if you have none, to your adjusted tax basis in BCYP publicly traded warrants held by you or possibly in other shares constructively owned by you.

Taxation of Redemptions Treated as Distributions

If the redemption of your BCYP Public Shares does not qualify as a sale of BCYP Public Shares, you will be treated as receiving a distribution from BCYP. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of BCYP’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “- Gain or Loss on Redemptions Treated as a Sale of BCYP Public Shares.”

If you are a corporate U.S. Holder, dividends paid by BCYP to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. Holder, under tax laws currently in effect, dividends generally will be taxed at the lower applicable long-term capital gains rate so long as you satisfy the holding period requirement of more than 60 days, which begins within a certain number of days before the ex-dividend date (see “- Gain or Loss on Redemptions Treated as a Sale of BCYP Public Shares” below).

Gain or Loss on Redemptions Treated as a Sale or Exchange of BCYP Public Shares

If a redemption of your BCYP Public Shares qualifies as a sale of BCYP Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the BCYP Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the BCYP Public Shares so redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders generally will be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. Holder that is a “significant holder” of BCYP Public Shares. A “significant holder” is a beneficial owner of BCYP Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding BCYP Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

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Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are a “Non-U.S. Holder” (as defined above) of BCYP Public Shares that exercises the redemption rights described above under “Special Meeting of Stockholders - Redemption Rights” with respect to your BCYP Public Shares.

Treatment of Redemption

If you are a Non-U.S. Holder, the rules for determining the characterization for U.S. federal income tax purposes of the redemption of your BCYP Public Shares generally will be the same as those that apply in determining the characterization of a redemption of a U.S. Holder’s BCYP Public Shares, as described above under “- Tax Consequences for U.S. Holders - Treatment of Redemption.”

Non-U.S. Holders considering exercising their redemption rights are urged to consult their tax advisors as to whether the redemption of their BCYP Public Shares will be treated as a distribution, or instead as a sale, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your BCYP Public Shares does not qualify as a sale or exchange of BCYP Public Shares, you will be treated as receiving a distribution from BCYP, which distribution will be treated as a dividend to the extent the distribution is paid out of BCYP’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividends generally will not be subject to U.S. federal net income tax, unless the dividends are effectively connected with the conduct by you of a trade or business within the United States (and are attributable to a U.S. permanent establishment if an applicable income tax treaty so requires), but the gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate. Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “- Gain or Loss on Redemptions Treated as a Sale or Exchange of BCYP Public Shares” below.

Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a permanent establishment or fixed base that you maintain in the United States, if an applicable treaty so requires) generally will be subject to U.S. federal net income tax at the same regular U.S. federal income tax rates applicable to a U.S. Holder of the same type and, if you are treated as a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Gain or Loss on Redemptions Treated as a Sale or Exchange of BCYP Public Shares

If the redemption of your BCYP Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

●	such gain is effectively connected with the conduct by you of a trade or business in the United States (and is attributable to a permanent establishment or fixed base that you maintain in the United States, if an applicable income tax treaty so requires), in which case you generally will be subject to U.S. federal net income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

●	you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year; or

●	BCYP or New SAB Biotherapeutics is or has been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the redemption or the period during which you held BCYP Public Shares and, in the case where BCYP Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of the BCYP Public Shares outstanding at any time within the shorter of the five-year period or your holding period for the BCYP Public Shares. BCYP and New SAB Biotherapeutics do not believe that BCYP or New SAB Biotherapeutics is or has been a U.S. real property holding corporation.

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All holders of BCYP Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of BCYP Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax and tax on net investment income, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, non-U.S. or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with the merger or a redemption of BCYP Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules; provided that the required information is timely furnished to the IRS and other applicable requirements are met.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code, together with the Treasury Regulations and other official IRS guidance issued thereunder (commonly referred to as “FATCA”), generally impose withholding (separate and apart from, but without duplication of, withholding taxes described above) at a rate of 30% on payments of dividends (including constructive dividends) on BCYP Public Shares, as well as gross proceeds of a sale or other disposition of BCYP Public Shares, paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and an applicable foreign country may modify these requirements. Accordingly, the entity through which BCYP Public Shares are held will affect the determination of whether such withholding is required. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). The U.S. Treasury has released proposed regulations which, if finalized in their proposed form, would eliminate the federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of BCYP Public Shares. The preamble to such proposed regulations states that taxpayers may generally rely on the proposed regulations until final regulations are issued. You are urged to consult your tax advisers regarding the effects of FATCA on your investment.

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INFORMATION ABOUT SAB BIOTHERAPEUTICS

Overview

Multi-Pronged Business Strategy Powered by Novel Proprietary Platform

SAB Biotherapeutics (SAB) is a clinical stage biopharmaceutical company advancing a new class of immunotherapies (treatment using antibodies) based on its human antibodies (also called immunoglobulins). SAB has applied advanced genetic engineering and antibody science to develop transchromosomic (Tc) bovine™ herds that produce fully human antibodies targeted to specific diseases, including infectious diseases such as COVID-19 and influenza, immune system disorders including type 1 diabetes and organ transplantation, and cancer. SAB’s versatile and scalable DiversitAb™ platform is applicable to a wide range of human diseases, capable of producing specifically targeted, high-potency immunotherapies. The platform has been expanded and validated through funding awarded from U.S. government emerging disease and medical countermeasures programs, the most recent of which totals an award of up to $143 million. SAB is advancing clinical programs in two indications and preclinical development in three indications. In addition, SAB is executing on two research collaborations with global pharmaceutical companies, including CSL Behring and a confidential collaboration.

SAB has focused its efforts on developing its proprietary product and platform value chain. Since its founding in 2014, SAB has generated revenue from government awards and commercial agreements that have provided proof-of-concept and consistency of outcomes across more than a dozen development programs. In addition, it has generated substantial results from government, academic and commercial collaborators, including testing, process development and optimization, nonclinical and clinical testing for multiple, distinct product candidates in infectious disease, oncology and immune disorders.

Product Development of Pipeline Assets

SAB has developed a new class of immunotherapies with the potential to access commercial markets with novel therapies and address unmet needs in infectious disease, immune system disorders, oncology and inflammation. SAB has demonstrated a lack of drug-related serious adverse events (SAEs) to date in multiple clinical studies, shown efficacy signals in a single patient Phase 1 safety study and validated its platform technology with nonclinical data showing neutralization in vitro and in vivo for highly mutating infectious diseases. SAB continues to advance its wholly owned R&D portfolio across infectious disease, immune system disorders and oncology. SAB has two products in Phase 2 safety and efficacy clinical trials.

Industry Partnering & Research Collaborations

The DiversitAb™ platform, leveraging the human antibody-generating transchromosomic (Tc) bovine, offers advantages in consistent antibody discovery and development. Precise targeting of the immune response of the Tc Bovine™ elicits a large volume of human antibodies with potential for greater diversity and higher avidity than other animal-based discovery platforms. The company is leveraging this capability in ongoing research collaborations with the United States government and global pharma firms.

United States Government Rapid Response Biodefense & Public Health Security

In addition to commercial and academic research collaborations, the company has a well-developed history of collaboration with the U.S. government, including divisions of the Department of Defense (DOD), including Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense Enabling Biotechnologies (JPEO CBRND-EB), the Naval Medical Research Center (NMRC), the Defense Threat Reduction Agency (DTRA), U.S. Army Medical Research Institute of Infectious Disease (USAMRIID), the Defense Health Authority (DHA), the Army Contracting Command, and agencies within the Department of Health and Human Services (HHS), such as the Food and Drug Administration (FDA), the Biomedical Advanced Research and Development Authority (BARDA), and the National Institutes of Health (NIH) including the National Institute of Allergy and Infectious Diseases (NIAID). From its founding in 2014, SAB has generated substantial funding through these collaborations. It has also generated significant data and positive results through collaboration partners, including in vitro and in vivo testing, human clinical trial sponsorships and results, process development, quality systems, product development optimization and process validation.

Since 2014, SAB has demonstrated consistent in vivo efficacy of its products in more than a dozen targets as part of grants, contracts and other in-kind work including its first Phase 1 safety trial for Middle East Respiratory Syndrome Coronavirus (MERS-CoV) in January of 2018.

In 2019, SAB proposed a Rapid Response Antibody Program to the DoD JPEO CBRND-EB and initially was awarded up to $25 million in a progressive and competitive three-stage agreement calling for the development of a state-of-the-art, pharmaceutical platform technology that could produce antibody-based medical countermeasures for biological threats to accelerate the delivery of potent, fully human, antibody therapeutics.

When the COVID-19 pandemic struck in early 2020, the agreement was expanded and a Stage 4 “COVID-19 Pandemic Response,” was awarded in April of 2020, with subsequent expansions of the Stage 4 scope and budget through 2020, including additional support from BARDA. The expanded award for SAB’s medical countermeasures response program currently totals up to approximately $143 million, and has helped SAB to develop, expand and validate its assets and capabilities.

SAB Biotherapeutics’ DiversitAb™ platform was recognized by the World Health Organization as the best therapeutic platform to address priority pathogens with pandemic potential in a report entitled “Research and Development Blueprint” a global strategy and preparedness plan that supports the rapid activation of R&D activities that could be used to save lives and avert large-scale crisis during epidemics.

The company has the goal of continued, long-term, mutually beneficial strategic partnering activity with the U.S. government to further develop its rapid response potential as well as solutions to ongoing global public health security. Although SAB believes it can apply its technology to rapidly develop antibody-based medical countermeasures for biological threats, there can be no assurance that SAB will ultimately be successful in its development.

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Business Model

SAB owns the intellectual property for the DiversitAb™ platform, as well as the trade secrets and know-how that it uses to develop its products. The company continues to expand its intellectual property portfolio by filing applications related to specific products as well as for continual improvements made to the platform technology. SAB can leverage its platform both as a product discovery engine and also has the potential to move its own products through concept, discovery, development and clinical proof-of-concept to build value in the products and the platform. The SAB team has long-term experience with all aspects of the platform, including animal and product development, manufacturing, Investigational New Drug (IND)-enabling studies, and clinical trial oversight. Continuous innovation and vertical integration support SAB’s opportunities to take products from concept through Phase 2 clinical trials with the company operation as it exists today. There may be future opportunities for SAB to expand its capabilities to include Phase 3 trials (including a potential Phase 3 trial for SAB-185), regulatory approval, commercialization and distribution, if it is determined at such time to be in the best interests of the company.

Otherwise, the company plans to partner assets at a point along the value-chain based on business risk / reward analyses. This partnering will seek to balance near-term and long-term monetization and is expected in general to follow accepted industry norms for partnerships, collaborations and licensing. These potential agreements may be focused on a single asset, a group of specified or unspecified assets, or a category of asset types.

SAB has a well-established system for integrating developmental milestones, allowing the company to generate SAB-owned assets from concept to clinical proof-of-concept.

SAB has endeavored to demonstrate proof-of-concept across all elements of the operation. The experience with COVID-19 serves as proof-of-concept for what is possible for other programs. SAB was able to generate the product concept, initiate the product, the proof-of-principle, the IND application, the Phase 1 clinical safety data, and the entry into a Phase 2/3 safety and efficacy trial all within about a year. It is the company’s plan to build platform value by continuing to optimize integrated elements, which include antigen development and production, animal and plasma production, drug manufacturing, clinical safety, human efficacy, increases in human resources and physical facilities capabilities (including expanded labs, animal management and clean room purification facilities), clinical and regulatory management and oversight, an expanded patent portfolio, and product targets demonstrating capability in addressing unmet needs in infectious disease, immune system disorders and oncology.

Platform and Solutions

DiversitAbTM Platform

SAB is advancing its DiversitAb™ platform to generate fully human, natural, polyclonal antibodies. These are high potency antibodies that can be targeted to viruses, bacteria, toxins and human antigen targets. SAB’s proprietary DiversitAbTM platform relies on advanced genetic engineering that functionally eliminates the production of bovine antibodies and replaces them with human antibodies produced form the full germ-line repertoire of human antibody heavy chain and kappa light chain genes on an engineered human artificial chromosome (“HAC”). The animals are thus referred to as transchromosomic (Tc) BovineTM. The human antibody genes have been further engineered in such a way to efficiently produce a diverse repertoire of human immunoglobulin G (IgG) in bovine B-cells in response to challenge with specifically targeted antigens through hyperimmunization of the Tc Bovine™. Bovine were selected because they are large animals that produce large amounts of plasma with high concentrations of antibodies and respond effectively to antigen challenge by producing high potency, high avidity polyclonal antibodies, also known as immunoglobulins.

The DiversitAbTM platform can generate highly targeted human polyclonal antibodies to multiple antigens. Because the antibodies are polyclonal, they include multiple antibodies to multiple epitopes on each antigen, generating an immune response that resembles the natural way that our bodies fight disease.

Genetically Engineered Therapeutic Engine Leveraging Natural Human Immune Response

Through its DiversitAb™ platform SAB has engineered a systematic therapeutic engine that emulates the way that nature synergistically targets the complexity of human disease.

The discovery, development and production process represent a “plug-and-play” approach:

1.	Antigen is developed for a specific target. The platform is designed to address virtually any target including bacteria (whole killed), viruses, toxins, plasmid DNA, cells and human tissues.
2.	The transchromosomic (Tc) Bovine™, genetically engineered to produce fully human antibodies, are then hyperimmunized with the antigen, driving the immune response beyond protective levels.
3.	The target specific human antibodies are collected from the Tc Bovine™ as plasma donations.
4.	Human antibodies are then isolated from the plasma through a plasma fractionation process and after several testing steps becomes a human immunotherapy treatment or prophylactic.

The following graphic depicts the main elements of product development and manufacturing that SAB wholly owns and can produce in SAB facilities, which allows SAB to advance candidates into clinical studies and also be opportunistic about when and how to partner each asset.

SAB has vertically integrated the platform technology across a significant series of value inflection points. Capabilities include animal cloning to produce Tc Bovine™, animal husbandry, animal vaccine development, plasma collection, plasma purification, drug substance manufacturing and product fill/finish, nonclinical and clinical study management, quality assurance, quality control, regulatory compliance and program collaboration. SAB has built a broad-based network of third-party collaborators, service providers, vendors, consultants and government partners that can help support each of these vertically integrated activities.

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In addition to its antibody development and manufacturing operation, SAB has developed the capability to design and produce antigens in-house for use in the hyperimmunization protocols of Tc Bovine™. This allows SAB to retain the option to advance specific proprietary programs for reagent antibodies used in infectious disease diagnostic testing as standards and controls that are derived from those antigens, subject to corporate goals and priorities, market demand and potential profitability.

The DiversitAbTM platform is replicable and scalable. Targeted human antibodies can be produced to the same antigens or multiple antigens in as many animals as necessary to generate sufficient doses of any target product. Scalability is secured by adding more animals that are hyperimmunized and produce more plasma. Downstream processing primarily involves plasma fractionation to purify human IgG from all other plasma proteins to meet product specifications. Consistency of product is achieved by testing the potency of antibodies contained in each plasma collection and then combining plasma collections in a manufacturing pool that generates specified potencies within a specified antibody protein concentration.

Target immunotherapy production of early proof-of-concept and initial clinical lots using the DiversitAbTM platform technology have been generated by SAB in as little as 90 days, including the conduct of IND-enabling studies, in the course of responding to the emerging COVID-19 pandemic.

Milestones and Timeline:

SAB has already executed and plans to achieve multiple expected key milestones through year end 2022:

●	Established proof-of-concept for DiversitAbTM platform

●	Initiated Phase 2/3 adaptive trial for SAB-185 (COVID-19)

●	Initiated Phase 2a Challenge study for SAB-176 (seasonal influenza)

●	4Q2021–Phase 1 safety and Phase 2a Challenge study readouts expected for SAB-176 (seasonal influenza)

●	1Q2022–IND-enabling studies expected to begin for SAB-142 (transplant and type 1 diabetes)

●	4Q2021–Pre-IND meeting planned for SAB-181 (human immune globulin)

●	1H2022–Proof-of-concept data expected for SAB-162 (oncology)

Research and Development, Pipeline Programs

As a platform technology-based company, SAB has multiple opportunities to generate individual products and multivalent products targeted to a variety of disease types and disease targets within related categories. As such, SAB is pursuing programs that have discrete market opportunities and that also establish important proof-of-principle for the target category (such as viral respiratory disease), or for broader categories such as infectious disease, oncology or immune system disorder targets. Route of administration is also an important component of the ability to access specific markets, and SAB is pursuing the development of alternate routes of administration as an expansion of its market reach. These include intravenous (IV), intramuscular (IM), and sub-cutaneous (SC) administration methods.

SAB has a pipeline that targets major unmet needs and is aiming to demonstrate platform-level proof of accessible markets for multiple targets in infectious disease, immune disorders and oncology. The following summarizes our current pipeline assets:

SAB Biotherapeutics, Inc. Pipeline – July 2021

Infectious Disease: The unique attributes of the DiversitAb™ platform, including the ability to simultaneously address multiple strains, drive high potencies and address mutations, are especially relevant for infectious diseases. As the most advanced SAB product category, infectious disease represents a major grouping of unmet, or poorly met, needs in both the therapeutic treatment and prophylactic markets. SAB has two major projects underway: SAB-185, an anti-COVID-19 human polyclonal antibody therapeutic candidate in a Phase 2/3 adaptive design clinical trial, and SAB-176, an anti-influenza A & B human polyclonal antibody therapeutic candidate that is currently in a Phase 2a Challenge study.

Auto-Immune Disorders: In-vitro pre-clinical studies have been completed for SAB-142 to enable both Type-1 Diabetes and Transplant indications for safety and potency and in-vivo studies are scheduled for 1Q 2022. In-vitro and in-vivo preclinical studies have been completed for SAB-181 and an anticipated Pre-IND meeting with FDA will be scheduled for 4Q 2021 to determine any further studies required for IND enablement.

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SAB-185:

SAB-185 is a fully human, specifically targeted, highly potent and broadly neutralizing human polyclonal antibody therapeutic candidate for COVID-19. The immunotherapeutic was developed from SAB’s novel proprietary DiversitAb™ Rapid Response Antibody Program in collaboration with the United States government. SAB filed the IND application and produced the initial clinical doses in just 98 days from program initiation. SAB-185, generated from the full-length spike protein of the SARS-CoV-2 Wuhan strain, has shown neutralization of the Munich, Washington, South African, Delta, Lambda and other variant strains in preclinical and nonclinical studies. Preclinical data has also shown SAB-185 to be significantly more potent than human-derived COVID-19 convalescent IgG.

SAB-185 was assessed in IND-enabling studies including Good Laboratory Practice (GLP) toxicology and tissue cross reactivity studies. The results were submitted to the FDA for review as part of the IND request. The FDA authorized SAB Biotherapeutics to initiate a Phase 1 trial in healthy adults and a Phase 1b trial in ambulatory adults with confirmed SARS-CoV-2 infection.

The Phase 1 study was a randomized, double-blind, placebo-controlled study of four cohorts at dose levels of 10 mg/kg, 25 mg/kg, 25 mg/kg on two occasions, or 50 mg/kg of SAB-185, or normal saline. All subjects have concluded their participation. A description of this study can be found at the ClinicalTrials.gov website under the identification code of NCT04468958. The primary endpoint(s) were the incidence and severity of adverse events and SAEs or transfusion-related adverse events at day 29. Secondary endpoints included the incidence and severity of adverse events and SAEs through day 90, among others. A Data Safety and Monitoring Board (DSMB) monitored adverse events after each cohort was infused. They recommended that each later cohort could be infused with the next highest dose according to the study protocol. No SAB-185-related SAEs were identified by the DSMB, though some adverse events were noted in both the SAB-185 and placebo participants. Interim aggregate data from the 10mg/kg and 25mg/kg cohorts from this study, including safety data, was submitted to the FDA. After receiving this data, the FDA allowed SAB-185 to progress into an adaptive COVID-19 Phase 2/3 conducted by the National Institute of Allergy and Infectious Diseases (NCT04518410). A final study report is being prepared by the contract research organization (CRO) that conducted the Phase 1 study.

The SAB-185 Phase 1b trial was a randomized, double-blind, placebo-controlled study of three cohorts at dose levels of 10, 25 or 50 mg/kg of SAB-185 or normal saline. All subjects have concluded their participation. A description of this study can be found at the ClinicalTrials.gov website under the identification code NCT04469179. The primary endpoint(s) were the incidence and severity of adverse events and SAEs or transfusion-related adverse events at day 29. Secondary endpoints included the incidence and severity of adverse events and SAEs through day 90 and measurement of SARS-CoV-2 quantitative reverse transcriptase polymerase chain reaction (qRT-PCR) results of the naso/oropharynx at various times. The DSMB monitored adverse events after each cohort was infused and recommended that each later cohort could be infused with the next highest dose according to the study protocol. No SAB-185-related SAEs were identified by the DSMB though adverse events were noted in both the SAB-185 and placebo participants. Interim aggregate data from the 10mg/kg and 25mg/kg cohorts from this study, including safety data, was submitted to the FDA. The FDA allowed SAB-185 to progress into an adaptive COVID-19 Phase 2/3 as part of the ACTIV-2 protocol, conducted by the National Institute of Allergy and Infectious Diseases (NCT04518410). A final study report is being prepared by the CRO that conducted the Phase 1b study.

ACTIV-2 is a COVID-19 master protocol sponsored by the NIH that calls for an adaptive design Phase 2/3 trial, the first stage of which is a Phase 2 trial in ambulatory patients, with 110 participants in each of two cohorts, and a control group. SAB-185 was accepted for inclusion in ACTIV-2 and cleared for participation by the FDA. The Phase 2 portion of the trial for SAB-185 began in the second quarter of 2021 and is currently enrolling patients in the U.S. Enrollment at ex-U.S. sites is also in progress.

SAB-185 was designed and developed in about 90 days without the need for human convalescent plasma or human B-cell donations; and is one of only five therapeutics chosen to be assessed as part of Operation Warp Speed, now called USG COVID Response. The SAB-185 program aims to address the urgent need for readily accessible, safe and efficacious therapies to treat COVID-19 and provides an important response model for future threats.

SAB-176 (Severe Influenza):

With its substantial health and economic impacts and hundreds of thousands of hospitalizations and tens of thousands of deaths annually in the U.S. alone, seasonal influenza represents a major health challenge. More effective therapies for moderate to severe cases are urgently needed. SAB-176 is a multivalent, broadly neutralizing fully human polyclonal antibody therapeutic candidate in development for the treatment or prevention of severe influenza. This novel, specifically targeted high-potency immunotherapy leverages the natural human immune response and is designed to bind and neutralize both type A and type B influenza, including emerging and mutating strains. It may also be modified to address annual strain changes when needed. Nonclinical data suggests that SAB-176 offers broad protection against diverse influenza strains, even those that were not specifically targeted, potentially as a result of its strong cross-reactive potencies to conserved epitopes.

SAB-176 has the potential to complement seasonal vaccine programs, to achieve better efficacy than small molecule anti-influenza antivirals in the general population, to avoid development of resistant strains and to serve as a protective prophylactic in high-risk populations. This promising therapy is well-suited to address highly mutating viruses that have significant annual health impacts as well as pandemic potential.

SAB-176 was evaluated in an ascending dose, double-blind, randomized, placebo-controlled Phase 1 safety trial in healthy volunteers. No drug related serious adverse events have been observed to date. SAB expects to report data from this study in the fourth quarter of 2021.

SAB-176 was assessed in IND-enabling studies including Good Laboratory Practice (GLP) toxicology studies. The results were submitted to the FDA for review as part of the IND submission. The FDA authorized SAB Biotherapeutics to initiate a Phase 1 trial in healthy adults based on the safety profile in the preclinical data set. A description of this study can be found at the ClinicalTrials.gov website under the identification code NCT04471038. A Safety Review Committee (SRC) monitored adverse events after each cohort was infused and recommended that each later cohort could be infused with the next highest dose according to the study protocol. No SAB-176 related SAEs were identified by the DSMB, although adverse events were noted among the SAB-176 and placebo participants. A final study report is being prepared by the CRO that conducted the study.

SAB-176 is also being evaluated in a Phase 2a trial that was initiated in June 2021. The trial is a randomized, double-blind, placebo-controlled study that will evaluate the safety and treatment efficacy of SAB-176 in 60 healthy adults challenged with a pandemic influenza virus strain (pH1N1). The study readout is expected in fourth quarter 2021 or first quarter 2022.

The primary objective of this study is to evaluate the effect of SAB-176 in reducing influenza viral load by qRT-PCR when compared to placebo. The specific endpoint for this objective will be Area under the viral load-time curve (VL-AUC) of Influenza A/California/2009 H1N1 virus, as determined by qRT-PCR using nasal samples. Secondary objectives include further evaluation of the effect of SAB-176 in reducing viral loads / viral shedding, reduction of symptoms due to influenza, and safety in the A/California/2009 H1N1 challenge model.

Up to 60 eligible participants are randomized in a 1:1 ratio to receive either SAB-176 (25 mg/kg dose) or placebo. The patient population is healthy male and/or female participants, between 18 to 45 years of age, pre-screened for serosuitability for Influenza A/California/2009 H1N1 challenge virus (i.e., have levels of influenza antibodies compatible with susceptibility to influenza infection). Serosuitable participants who sign the study specific informed consent form (ICF) will be challenged with an intranasal administration of Influenza A/California/2009 H1N1 virus on Day 0. Participants will be given an intravenous (IV) infusion of SAB-176 or placebo on Day 1. Participants will be held in quarantine until Day 8. The study includes a screening phase, inpatient phase and follow-up outpatient phase.

The study is divided into the following study phases :

Screening phase:

● Screening from 56 days (90 days for influenza serology) up to Day -3. Historical pre-screening data collected within 56 days (90 days for influenza serology) up to Day -3 may be transferred to this study after the study specific ICF has been signed by the participant.

Inpatient phase:

● Admission to the Quarantine Unit on Day -2 / -1; resident in the Quarantine Unit for approximately 11 days (e.g., from admission on Day -2 to planned discharge on Day 8).

● Inoculation with Challenge virus on Day 0.

● IV infusion with SAB-176 or placebo on Day 1.

● Discharge from the Quarantine Unit planned on Day 8.

Outpatient phase: follow-up visit:

● Day 28 (±3 days)

Immune System Disorders:

The novel capability of the DiversitAb™ platform in harnessing the natural human biological immune response makes it well-suited suited to address a number of immune system disorders, presenting potential opportunities for new therapies to address unmet medical needs. SAB’s platform technology shows potential in the treatment of autoimmune diseases either by blocking deleterious innate effector cell functions, depleting adaptive immune arms that target host tissue(s), and addressing different allergens and auto-antibodies.

The company is currently advancing therapeutic candidates through its SAB-142 program for organ transplant induction and organ transplant rejection, as well as a related program to address type 1 diabetes. Another autoimmune program, SAB-181, is a fully human immune globulin G that is being advanced in preclinical studies for applications involving Fc receptor modes of action in neurological, dermatological and hematological disorders that have been historically treated with human-derived intravenous immunoglobulins. The Fc receptor is a protein found on the surface of certain cells, including, among others B lymphocytes, follicular dendritic cells, natural killer cells, macrophages, neutrophils, eosinophils, basophils, human platelets, and mast cells that contribute to the protective functions of the immune system. SAB also is conducting an undisclosed autoimmune target research effort under a research collaboration agreement with CSL Behring , the largest human plasma company. The collaboration is exploring the potential of new therapies to treat challenging autoimmune and idiopathic diseases using polyclonal antibodies generated by SAB’s DiversitAb™ platform. CSL Behring and SAB are sharing research program and related costs. The collaboration may lead to subsequent development and commercialization agreements.

SAB-142 (Organ Transplant & Type 1 Diabetes):

SAB-142 is a fully human anti-thymocyte globulin (ATG) candidate for preventing organ transplant rejection. Current approved ATG products are sourced from animals, including transplant market leader rabbit-derived Thymoglobulin®, and equine-derived ATGAM®. A human ATG alternative has the potential for higher potency without toxicity, presenting a potential opportunity to redefine the standard of care. Dosing  advantages of a human ATG may include a longer half-life and potential for repeat dosing, without significant potential to generate serum sickness or anaphylaxis, which can be caused by the presence of animal proteins in the current therapies.

A potentially significant application is for the delay/prevention of the onset of type 1 diabetes, a serious lifelong autoimmune disease. In a Phase 2 clinical trial, Thymoglobulin demonstrated benefit over two years delaying the early onset of T1D. T1D affects 1.6 million people and there are 60,000+ new diagnoses each year in the U.S. alone. The full potential of agents such as Thymoglobulin to delay or prevent type 1 diabetes is limited by the unsuitability of animal products for repeat dosing. SAB-142 represents an opportunity to offer a novel fully human alternative to rabbit- or equine ATG antibodies that has the potential for re-dosing and avoids current risk factors such as serum sickness, anaphylaxis and loss of efficacy.

Potentially Significant Opportunity in Transplant

Despite broad use, there are several limitations of approved ATG products. Risks of serum sickness and anti-drug antibody (ADA) formation have limited use of animal ATG products, with rates of serum sickness >30% and repeat dosing not recommended. Therefore, physicians typically reserve its use for immune induction or acute rejection – but not both. A human alternative such as SAB-142 is expected to have a number of advantages  over ATG animal antibody products. In the established transplant market, a human ATG that had a reduced risk of adverse events such as serum sickness has the potential to penetrate the current market and also potentially to expand existing clinical use.

SAB-142, has demonstrated a comparable profile in vitro to approved animal ATG products–equine-derived ATGAM and rabbit-derived Thymoglobulin. The Tc Bovine™ derived human ATG has also demonstrated higher potency compared to Thymoglobulin in vitro. SAB hopes to show improved safety, dosing and efficacy profiles for its human ATG program in future human studies.

Therapeutic Potential in New-Onset Type 1 Diabetes

As noted, SAB-142 also has a potentially long-term treatment benefit in patients with new onset type 1 diabetes. Based on Phase 2 clinical trial results, a single dose of rabbit ATG showed sustained benefit in TID over two years by maintaining significantly higher C-peptide levels (a marker of pancreatic beta cell function) than placebo controls. In addition to potentially preserving beta cell function in early TID patients, a human ATG could open the possibility of re-dosing when clinically meaningful indicators such as C-peptide levels and A1C indicate worsening disease, without the potential risk of inducing the major immune reactions that can occur with fully animal antibodies.

SAB plans to initiate additional IND-enabling studies for SAB-142 in the first quarter of 2022.

SAB-181 (Human Immune Globulin--IgG)

SAB-181 is a fully human Tc Bovine-derived immune globulin (hIgG) that has shown similar functional properties to human-derived intravenous immunoglobulin (IVIG) in vitro. IVIG are antibodies that are administered to patients by intravenous infusion and are used to treat primary antibody deficiency, as well as a variety of conditions including vasculitis, systemic lupus erythematosus, mucous membrane pemphigoid and uveitis and Kawasaki syndrome. The Fc fragment of SAB-181 binds all human Fc receptors in a fashion similar to human-derived hIgG and can therefore be used to prevent effector cell activation while decreasing the half-life of autoimmune anti-platelet antibodies.

Tc Bovine-derived IgG offers the potential for a simplified and controlled approach to predictable human immunoglobulin production and broad use across Fc-mediated autoimmune diseases. Lead and potential gateway indications for proof-of-concept are currently under evaluation with the goal of scheduling a pre-IND meeting with the FDA in the fourth quarter of 2021.

Oncology (Undisclosed Targets)

SAB has the potential to develop polyclonal therapeutic candidates that address multiple aspects of cancer and is pursuing undisclosed target opportunities for which it expects to have early developmental data in the first half of 2022.

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The DiversitAb™ platform shows promise in oncology applications with its novel potential ability to address mutations, polymorphisms and resistance pathways. SAB’s human polyclonal antibodies may offer advantages as cancer therapies, including :

●	Multi-targeting–Ability to simultaneously target multiple modalities of cancer in a single product
●	Multivalency–Leverages native immune response–polyclonal antibodies–with binding to multiple epitopes to address mutations
●	Metastasis Prevention–Literature suggests human polyclonal IVIG antibodies may help prevent tumor metastases
●	Effector Function– Enhanced effector functions such as antibody-dependent cellular cytotoxicity (ADCC), and complement dependent cytotoxicity (CDC)
●	Replicability–SAB’s DiversitAb™ platform has developed antibodies against a variety of oncology targets

SAB has recruited and deployed an oncology-focused team with the goal of pioneering polyclonal antibodies for use in treating cancer. The company has filed several patents and aims to demonstrate initial proof-of-concept in oncology in the first half of 2022.

Regulatory Matters

In the U.S., three primary regulatory agencies —USDA, FDA (CVM & CBER), and HHS, as described below— impact SAB’s DiversitAbTM technology and its use to produce drug products administered to humans. SAB has long standing relationships with each of these agencies that have been developed across multiple development stages and products. SAB has demonstrated animal and clinical regulatory compliance and achieved regulatory permission to advance through Phase 2 clinical trials in two indications and through Phase 1 clinical trials in four indications. SAB is committed to uphold government regulations and guidelines and achieve industry leading quality standards that support the further development and application of our DiversitAb™ platform. SAB fully supports the premise that all products must demonstrate safety and efficacy in a manner consistent with the benefits of their use as therapeutic treatments for human disease.

Government authorities in the U.S., at the federal, state and local level, and in the European Union and other countries and jurisdictions, extensively regulate, among other things, the research, development, testing, manufacturing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of pharmaceutical products, including biological products such as those that SAB and our partners develop. Our main interactions are with U.S. regulatory agencies, although we eventually expect to conduct business outside the U.S. and therefore may have to address additional ex-U.S. regulatory compliance requirements. SAB is knowledgeable about the availability of experienced regulatory consultants who can assist in meeting the requirements of other territories.

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The U.S. Department of Agriculture (USDA) regulates the company’s Tc Bovine™ husbandry activities, including housing, health care, and general management of these specialized animals. This includes regulations and periodic facility inspections and reporting. SAB also is voluntarily accredited by the American Association for Accreditation of Laboratory Animal Care (AAALAC). The AAALAC International accreditation program evaluates organizations that use animals in research, teaching or testing. Those that meet or exceed AAALAC standards are awarded accreditation. The accreditation process includes an extensive internal review conducted by the institution applying for accreditation. SAB is committed to best practices and the highest standards in the management and care of our animals.

The FDA Center for Veterinary Medicine (CVM) manages Tc BovineTM technology regulations and includes scientific and regulatory communications focused on SAB’s animal plasma as the source of drug substance and product. FDA CVM has regulatory oversight of animals with intentional genomic alterations (IGA) to produce drugs and biological products intended for human use. CVM has regulatory responsibility for veterinary and food safety issues associated with final products and the use of IGA animals. CVM and other FDA Centers work interactively to regulate IGA animals and their products. Regulations 21 CFR, Parts 58, 210, 211, 600, 680 and 9 CFR, Parts 1, 2, 3 are applicable to aspects of production or disposition of these IGA animals. CVM has Guidance 187 for Regulation of Intentionally Altered Genomic DNA in Animals for the regulatory oversight and approval process for IGA animals intended for production of biological products for human use, as well as CBER’s Points to Consider in the Manufacture and Testing of Therapeutic Products for Human Use Derived from Transgenic Animals (CBER 1995).

SAB has a long relationship with CVM and has an Investigational New Animal Drug (INAD-011204) on file. Data and information on the Tc Bovine™ are currently in the process of being submitted in accordance with Guidance 187 and under review by CVM. Once all steps are completed and reviewed by CVM, an administrative New Animal Drug Application (NADA) will be submitted for review and approval. The current expectation is to have the NADA under review by the fourth quarter of 2022. SAB is also currently filing a new animal drug application (NADA) assessing the safety and effectiveness of the genetic modifications to the Tc Bovine™ animals with the FDA Center of Veterinary Medicine. This is a one-time process that includes future post approval responsibilities related to the durability of animal health and antibody response.

CVM Guidance Elements:

●	Regulates the constructs of Tc Bovine™
●	Guidance #187: Regulation of Genetically Engineered Animals Containing Heritable Recombinant DNA Constructs (2015)
●	21 CFR (25.22) (201) (360b) (511.1) (512) (514.1) (589.2)
●	Investigational New Animal Drug (INAD) “Investigation”
●	New Animal Drug Application (NADA) “Safety and Effectiveness”
●	National Environmental Policy Act (NEPA) “Environmental Impact”

SAB polyclonal antibody product candidates are regulated by the FDA Center for Biologics Evaluation and Research (CBER). CBER has given permission to date for seven clinical studies of SAB products in humans, five of which are safety studies that are either complete or almost complete, and two of which are Phase 2 efficacy and safety studies that are underway. The FDA clearances are based on their reviews of SAB data related to the DiversitAb™ platform including animal cloning and animal management, antigen development, hyperimmunization, plasma collection and testing, plasma purification, fill finish, IND -enabling studies, human clinical studies and quality assurance and quality control protocols.

CBER Guidance Elements:

●	Regulates the drug product from the Tc Bovine™
●	Points to Consider in the Manufacture and Testing of Therapeutic Products for Human Use Derived from Transgenic Animals (1995)
●	Guidance: Source Animals, Product, Preclinical, and Clinical Issues Concerning the Use of Xenotransplantation Products in Humans (2003)
●	Guidance Q7: Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients
●	Guidance Q9: Quality Risk Management
●	Guidance Q10: Pharmaceutical Quality Systems
●	21 CFR (210) (211) (312.23) (600) Good Manufacturing Practices (GMP)

SAB also works closely with the National Institutes of Health, including the divisions of Office of Biotechnology Activities, Institutional Biosafety Committee, and the office of Laboratory Animal Welfare.

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The following graphic depicts the major U.S. agencies that regulate SAB’s products and processes:

SAB anticipates expanding its regulatory relationships and requirements to ex-U.S. markets. Currently, SAB is sponsoring a Phase 2a trial in the U.K. on SAB-176 for influenza, and that trial is regulated by the United Kingdom Medicines and Healthcare products Regulatory Agency (MHRA), among other regulatory authorities. SAB-185 is also in a Phase 2/3 trial being sponsored by the NIH. and SAB anticipates ex-U.S. clinical sites for that trial will be added. SAB expects to continue to conduct clinical trials in markets that are regulated by non-U.S. regulatory agencies.

Strategic Partners and Research Collaborators

SAB has collaborated extensively with U.S. government agencies within both the DOD and HHS. As discussed above, SAB is executing an award from Joint Program Executive Office for Chemical, Biological, Radiological, and Nuclear Defense (JPEO – CBRND) Joint Project Lead for Enabling Biotechnologies (JPL-EB) (hereafter JPEO-EB) within the DOD that includes co-funding from the Defense Health Authority and from BARDA (within HHS). The award currently totals up to approximately $143 million. The scope of the award includes demonstration of SAB’s response capabilities and was expanded to include SAB’s COVID-19 therapeutic, SAB-185, as part of Operation Warp Speed (now USG COVID-19 Response). That expansion included significant capacity growth in SAB’s human resources and facilities, and also supports the development of SAB-185.

SAB uses third party CROs to conduct clinical studies on its behalf. In the case of SAB-185, the CRO has been contracted and paid by the US government. For SAB-176, PPD Development, LP, acting as the CRO oversaw the Phase 1 safety study. The terms of that agreement are subject to confidentiality, and the status of the agreement is that it is current, in good standing and approximately 90% of the contract has been paid.

SAB is engaged in a confidential research collaboration with a U.S. based global Pharma company. This collaboration is not expected to have a material impact on revenue or expenses at this stage of the collaboration.

SAB has clean room purification facilities that it will employ to generate sufficient clinical trial material for its programs. The company is presently engaged in discussions with additional CMO providers to manufacture clinical drug product and also generate drug product at commercial scale.

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Sales Channels

SAB Biotherapeutics has no commercial product sales as all products are currently either clinical or earlier stage. Revenues, however, have been generated through government agreements, including the current medical countermeasures award agreement with JPEO-EB, which includes funding from JPEO, BARDA and DHA. That award totals up to approximately $143 million since 2019 and generated approximately $55 million in revenue in 2020. The award is focused on building rapid response capabilities using the DiversitAbTM platform, generating funding and technical support for physical and human resources capacity building, development of new investigational programs for research use only, and support for the SAB-185 program for COVID-19 in clinical development and manufacturing. SAB currently has limited operational infrastructure related to the direct sale or distribution of its products and at this time will seek third party providers and commercial licensees for these activities.

SAB’s business model is focused on bringing products through valuable inflection points and partnering those products with companies that can bring them through licensure into commercial market sales. Our revenue model anticipates that over time SAB will have opportunities to license or otherwise partner our programs in a way that is profitable and could generate near and long-term revenues, although this cannot be assured.

Production/Manufacturing

In support of its operations, SAB currently operates two plasma fractionation purification facilities: a 50L scale cGMP suite that has produced clinical grade drug product, and a 200L scale clean room that was completed in 2021 and is currently being validated to produce clinical grade drug substance and drug product. The 200L facility is expected to be able to generate clinical grade drug substance in 2021 and drug product in 2022.

Current advanced clinical product for SAB-185 has been produced in collaboration with CSL Behring. The company is presently engaged in discussions with additional CMO providers to manufacture commercial drug substance and drug product at commercial scale.

In addition, SAB maintains substantial laboratory facilities and operations for product development and testing, quality control and basic science. It has recently initiated an expansion of its laboratory facilities.

SAB’s animals are housed at dedicated specialty facilities that cater to the health, safety and welfare of the animals, and provide plasma production at commercial scale for SAB’s products.

Competition

SAB is engaged in highly competitive industries. SAB competes with many public and private companies, including pharmaceutical companies, chemical companies, specialized biotechnology companies and academic institutions. Among all of these, SAB’s DiversitAb™ platform is uniquely able to produce at commercial scale highly-targeted, highly potent, fully polyclonal human antibodies that are virtually indistinguishable from human antibodies – except these antibodies can be targeted to be significantly more potent to a specific target, and typically with higher avidities, than human-derived antibodies. Avidity refers to the accumulated strength of multiple affinities (strength of interaction between an antibody and an epitope) of individual antibodies binding to their respective epitopes.

SAB products have been studied in five Phase 1 clinical trials and two are advancing in Phase 2 patient trials. Some of SAB’s products have shown neutralizing titers, in vitro and in vivo, that are one or two log-scales higher in potency than high titer human convalescent plasma. High titer refers to the potency of neutralizing antibodies in treating or preventing an infection. The following data shows the relative potency of SAB-185, compared to high-titer human convalescent plasma in an assay that requires 100% neutralization of the SARS-CoV-2 virus.

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Animal and Human Derived Polyclonal Antibodies: There are more than 40 polyclonal antibodies that have been approved for use in humans by the FDA. These products are derived from animals, such as horses and rabbits, and from humans, such as human donations of plasma for use as IVIG, or in some cases donated as a target specific convalescent plasma.

Animal derived products tend to be used in serious disease conditions where there are few, if any, options, as the animal products often have safety risk factors, such as serum sickness.

In the case of human derived products, the annual market for therapeutic immunoglobulin (including IVIG) and related products is approximately $18 billion and faces shortages and logistical hurdles. Where human convalescent plasma may have therapeutic promise, products are difficult to source and don’t work consistently, which results in a challenging business model. For example, studies in response to the COVID-19 pandemic found that convalescent plasma from recovered patients, initially viewed as a major potential therapeutic for seriously ill COVID-19 patients, showed insufficient efficacy, possibly due to the impact of emerging variants.

SAB has developed a proprietary hyperimmunization inoculation protocol for its animals with the objective of increasing the efficacy of its products. This protocol has demonstrated the ability of the SAB technology to generate particularly high neutralizing titers and high avidities through hyperimmunization and the use of proprietary adjuvants. As has been shown in IND-enabling studies, the polyclonal antibody dose ranges are similar to monoclonals, despite the lower percentage of target specific antibodies in all polyclonals. SAB believes this is due to high potencies, the polyclonal nature of high and low binding avidities, and multiple epitope binding sites accessible to the polyclonal antibodies. Finally, SAB’s technology incorporates the full repertoire of the human antibody genes (heavy chain and kappa light chain), allowing a natural response that has broad epitope coverage and binding.

Monoclonal Antibodies: Importantly, SAB has the knowledge and experience to produce fully human monoclonal antibodies (mAb), and to the extent the company finds applications for its monoclonals that may have advantages, believes it can pursue those opportunities competitively. Simply put, SAB can develop a product and then down select between a mAb and pAb solution. Monoclonal therapies are regulated through the FDA Center for Drug Evaluation & Research (CDER), as opposed to CBER, and they require the full characterization of the antibody. The development process involves an iterative identification and selection process to identify a targeted clone of a single antibody that binds to a specific epitope with specific activity.

While widely used, monoclonal antibodies may allow development of escape mutants under selective pressure due to their specificity that targets only a few epitopes. Resistance may also develop as a pathogen mutates and escape mutants are propagated in patients with an inadequate immune response. The following graphic illustrates the results of an in vitro study of escape mutants for COVID-19. SAB-185 did not generate escape mutants, but the monoclonal antibody generated three distinct escape mutants.

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Monoclonal Cocktails, “Oligoclonals”: The use of monoclonal cocktails, the combination of two or more antibodies, to achieve greater efficacy and address resistance and escape mutants, is a recent trend. SAB also differentiates its polyclonal antibodies from these antibody cocktails and from oligoclonal antibodies (multiple antibodies combined for the same reasons as cocktails). SAB has demonstrated that its polyclonal antibodies have the advantage of emulating the natural way our bodies fight disease, and views monoclonal cocktails as an inferior approach attempting to recreate that natural human immune response already inherent in SAB’s polyclonal antibody therapeutics.

Polyclonal Antibodies:

Polyclonal Antibodies: Polyclonal antibodies are a plasma-derived, naturally diverse mixture of many antibodies with multiple modalities that bind to multiple epitopes. Regulated through the FDA’s CBER, polyclonal therapies do not require the full characterization of individual antibody molecules within the mixture. Rather they are regulated based upon validated potency assays. Polyclonal antibodies are naturally selected and produced in vivo, derived directly from the plasma of animals or humans. As the natural biological immune response, polyclonal antibodies activate cellular immunity and have demonstrated efficacy against escape mutants with reduced possibility of resistance. The naturally synergistic properties of polyclonal antibodies are not duplicated by monoclonal antibodies or oligoclonal antibodies.

SAB’s polyclonal antibodies have shown an ability to neutralize and remain responsive to antigenic drift. Antigenic drift is genetic variation in viruses, arising from the accumulation of mutations in the virus genes that code for virus-surface proteins that antibodies recognize. Recent testing on high mutation diseases has shown that polyclonal antibodies have a stable neutralizing and binding effect on these mutated targets, both in vitro and in vivo. SAB researchers are optimistic that this observation suggests that the company’s polyclonal antibodies could be effective in neutralizing or suppressing mutating disease types. SAB’s human polyclonal antibodies have shown excellent neutralizing and binding properties to date and have been administered in five clinical human safety studies that have been completed or are near read-out.

The following graphic is a case study based upon what SAB was able to accomplish in getting its COVID-19 product into the clinic in about four months--128 days--during the early stages of the COVID-19 pandemic, including completing IND-enabling studies and a full IND submission. To date, this product has not been associated with significant adverse events in human safety studies, and it has demonstrated potent neutralizing activity against strain mutations. That program is currently in a Phase 2/3 adaptive design clinical study. SAB expects that if it is able to continue to develop products quickly, its speed of development could make its products more competitive in the market.

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Intellectual Property

The portfolio of intellectual property (IP) and trade secrets that SAB has developed include patents related to the activity of its human artificial chromosome and to methods that are expected to allow SAB to generate fully human antibodies at commercial scale. The patent portfolio includes composition and method patents. SAB has as a goal the continued expansion of the breadth of claims, as well as the length of claim protections.

●	Patent portfolio includes 60+ patents in 12 patent families
●	Global patent protection at least to 2033 on producing commercial scale human antibodies using SAB’s chromosome engineering that generates high concentrations of human antibodies in ungulates
●	Patented SAB technologies may be difficult to replicate, creating potential barriers to entry, as its genetic engineering know-how and suite of proprietary platform IP and trade secrets has been developed and optimized over nearly two decades.

SAB’s proprietary know-how and trade secrets include the following:

●	Complex chromosome engineering trade secrets not disclosed in patent applications
●	Antigen dose levels used for nucleotides, peptides, proteins, closely autologous proteins, virus particles, whole inactivated viruses, cell membranes, whole cells, bacteria, glycol-proteins, human cell antigens, tissue preparation
●	SAB adjuvants formulations for antigen hyperimmunization
●	Bovine plasma fractionation procedures and trade secrets contained within SAB proprietary Standard Operating Procedures
●	Animal husbandry procedures for human antibody -producing ungulates
●	Transgenic neo-natal ungulate IVIG administration for failure of passive immunity
●	Certain cell culture and cloning practices not disclosed in patents
●	Plasma collection procedures not disclosed in publications and patents

The following table provides a representative sample of SAB patents:

Patent Family	Countries	Type	Title and Type of Patent Protection	US Status	US App #’s	US Filing Date	US Patent#	US Issue Date	US Expiration Date
A	Australia, Canada, China, Europe, France, Germany, Japan, Korea, New Zealand, United Kingdom, USA	PCT CIP CON DIV EPC EPP	Expression of Xenogenous (Human) Immunoglobulin in Cloned, Transgenic Ungulates (Composition of Matter, Process)	Granted (Expired)*	09/98115 11/291668 11/820768	Nov 2001 Dec 2005	7074983 7491867	Jul 2006 Feb 2009	Jan 2021

B	USA	DIV	Method of Producing Xenogenous Antibodies Using a Bovine (process)	Granted	12/215085	Jun 2008	7928285	Apr 2011	Nov 2025

C	USA	PCT	Cloning of Transgenic Ungulates Comprising Artificial Chromosomes (process)	Granted	10/468951	Jun 2004	7652192	Jan 2010	Jun 2023

D	Australia, Canada, China, Europe, France, Germany, United Kingdom, Hong Kong, Japan, New Zealand, USA	PCT ORD CON	Human Artificial Chromosome Vector (Composition of Matter)	Granted	13/510327 15/070842	May 2012 Mar 2016	9315824 9775332	Apr 2016 Oct 2017	Apr 2031 Apr 2031

E	Australia, China, Europe, France, Germany, Hong Kong, India, Japan, Korea, New Zealand, United Kingdom, USA	PCT EPP REP ORD	Complex Chromosome Engineering for Production of Antibodies in Transgenic Animals (Process)	Granted	14/416870	Jan 2015	9902970	Feb 2018	Aug 2033

F	Australia, Canada, China, Europe, France, Germany, Hong Kong, Japan, Korea, Mexico, New Zealand, United Kingdom, USA	PCT EPP RCN ORD	Methods for Cloning Mammals Using Reprogrammed Donor Chromatin or Donor Cells (Process)	Granted	10/032191	Dec 2001	7253334	Aug 2007	Jan 2023

G	USA	PCT	Systems and Methods for Production of Human Polyclonal Antibodies (Process)	Pending	15/361279	Nov 2016	11072649	July 2021	Nov 2035

H	China, India, New Zealand, Russia, USA	PCT ORD CON	Transgenic bovine having reduced prion protein activity and uses thereof (Process, Use)	Granted	10/705519 12/231873	Nov 2003 Sep 2008	7429690 7807863	Sep 2008 Oct 2010	Jul 2024 Nov 2023

I	USA	PCT	Anti-Thymocyte Globulin (Composition of Matter, Process)	Pending	PCT/US2021/017218	Feb 2021

J	USA	NPV PCT	Ungulate-Derived Polyclonal Immunoglobulin specific for Coronavirus Spike Protein and Uses Thereof (Composition of Matter, Process)	Pending	PCT/US2021/ 039818	Jun 2021 Jun 2021

K	USA	PRO	Ungulate-Derived Polyclonal Immunoglobulin Specific for EGFR and Uses Thereof (Composition of Matter, Process)	Pending	63/113643	Nov 2020

L	USA	PRO	Ungulate-Derived Polyclonal Immunoglobulin Specific for PD-L1 and Uses Thereof (Composition of Matter, Process)	Pending	63/113635	Nov 2020

Patent Abstracts

1.	PATENT FAMILY A:

Expression of Xenogenous (Human) Immunoglobulin in Cloned, Transgenic Ungulates (Composition of Matter, Process) (US7074983, granted, expired* 3/26/2021 and US7491867, granted, expired* 2/9/2021) Abstract: The present invention relates to the production of a transgenic bovine which comprises a genetic modification that results in inactivation and loss of expression of its endogenous antibodies, and the expression of xenogenous antibodies, preferably human antibodies. This is affected by inactivation of the IgM heavy chain expression and, optionally, by inactivation of the Ig light chain expression, and by the further introduction of an artificial chromosome which results in the expression of non-bovine antibodies, preferably human antibodies.

*Note: The expiration of this patent family in early 2021 is not expected have a significant impact on SAB as the company has granted patents within the portfolio that continue to protect advancements made to the production system including those in Patent families B, C, D, and E with the latest expirations in 2033.

2.	PATENT FAMILY B:

Method of producing xenogenous antibodies using a bovine (Process) (US7928285, granted, expires 11/5/2025) Abstract: In general, the invention features genetically modified non-human mammals (e.g., bovines and other ungulates), and methods of making these mammals. In particular, the invention features transgenic ungulates having reduced levels of endogenous IgM heavy chain and/or antibody protein.

3.	PATENT FAMILY C:

Cloning of transgenic ungulates comprising artificial chromosomes (Process) (US7652192, granted, expires 3/4/2025) Abstract: The invention is directed in part to totipotent cells that have one or more artificial chromosomes; processes for producing such cells; processes for using such cells (e.g., nuclear transfer); transgenic embryos and transgenic animals cloned from such cells; and processes for producing such embryos and animals.

4.	PATENT FAMILY D:

Human Artificial Chromosome Vector (Composition of Matter) (US9315824 and US9775332, granted, expires 4/2031) Abstract: The present invention provides a human artificial chromosome vector comprising a gene encoding the human antibody heavy chain, a gene encoding the human antibody light chain, and a gene encoding IgM heavy chain constant region derived from a nonhuman animal; and being capable of producing a human antibody with a higher efficiency when the vector is introduced into an animal. By immunizing the animal produced using a human artificial chromosome vector of the present invention with a desired antigen; a large quantity of human polyclonal antibodies can be supplied.

5.	PATENT FAMILY E: Complex Chromosome Engineering for Production of Antibodies in Transgenic Animals (Process) (US9902970, granted, expires 08/2033) Abstract: The invention relates to large-scale production of human antibodies by transgenic animals with high production of fully human IgG up to >10 g/L in sera with Human IgG1 subclass dominancy. This invention also supports a feasibility of complex chromosome engineering for complicated genetic studies of non-murine mammalian species.

6.

PATENT FAMILY F: Methods for cloning non-human mammals using reprogrammed donor chromatin or donor cells (Process) (US7253334, granted, expires 12/21/2021) Abstract: The invention provides methods for cloning mammals that allow the donor chromosomes or donor cells to be reprogrammed prior to insertion into an enucleated oocyte. The invention also features methods of inserting chromosomes or nuclei into recipient cells.

7.	PATENT FAMILY G: Systems and Methods for Production of Human Polyclonal Antibodies (Process) (US 11072649, granted, expires 11/25/2035) Abstract: Disclosed herein is a method for producing human antibodies against a pathogen comprising injecting a non-human animal with a pathogen-derived DNA vaccine in at least two locations of the animal; injecting the animal with an adjuvant in a location of the animal different from the location of the DNA vaccine location; collecting plasma from the animal after the injections; and purifying polyclonal antibody from the plasma.

8.	PATENT FAMILY H: Transgenic bovine having reduced prion protein activity and uses thereof (Process, Use) (US7429690, granted, expires 07/2024 and US7807863, granted, expires 11/2023) Abstract: The invention provides cloned transgenic ungulates (e.g., bovines) n which prion protein activity is reduced by one or more genetically engineered mutations. Desirably, these transgenic bovines are also genetically modified to express xenogenous (e.g., human) antibodies. Because of their resistance to prion-related diseases such as bovine spongiform encephalopathy (also known as mad cow disease), these bovines are a safer source of human antibodies for pharmaceutical uses and a safer source of agricultural products.

9.	PATENT FAMILY I: Anti-Thymocyte Globulin (Composition of Matter, Process) (PCT/US2021/017218, pending, filed 02/2021) Abstract: Provided are human anti-thymocyte globulin (ATG) products, and methods of making and using the same. In particular, the disclosure provides an ungulate-derived polyclonal immunoglobulin, comprising a population of fully human or substantially human immunoglobulins. The population of fully human or substantially human immunoglobulins specifically binds human thymocytes, T cells, B cells, and/or monocytes. Such compositions may be made by immunization of transgenic animals having a human Ig locus with human thymocyte. This method generates polyclonal immunoglobulin with yield, purity, and antigen specificity that enable use of this product in medical applications.

10.	PATENT FAMILY J: Ungulate-Derived Polyclonal Immunoglobulin specific for Coronavirus Spike Protein and Uses Thereof (Composition of Matter, Process) (US 17/264275, pending, filed 06/2021 and PCT/US2021/039818, PENDING, filed 06/2021) Abstract: Provided are human polyclonal immunoglobulin products for use in treating or preventing coronavirus disease. Further provided are methods for making such compositions in a transgenic ungulate, e.g. using a transchromosomic bovine (TcB) system.

11.	PATENT FAMILY K: Ungulate-Derived Polyclonal Immunoglobulin Specific for EGFR and Uses Thereof (Composition of Matter, Process) (US 63/113643, pending, filed 11/2020) Abstract: Provided are human polyclonal immunoglobulin products specific for Epidermal Growth Factor Receptor (EGFR) for use in treating or preventing cancer. Further provided are methods for making such compositions in a transgenic ungulate, e.g. using a transchromosomic bovine (TcB) system.

12.	PATENT FAMILY L: Ungulate-Derived Polyclonal Immunoglobulin Specific for PD-L1 and Uses Thereof (Composition of Matter, Process) (US 63/113635, pending, filed 11/2020) Abstract: Provided are human polyclonal immunoglobulin products specific for Programmed Death-Ligand 1 (PD-L1) for use in treating or preventing cancer. Further provided are methods for making such compositions in a transgenic ungulate, e.g. using a transchromosomic bovine (TcB) system.

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SAB BIOTHERAPEUTICS’ EXECUTIVE COMPENSATION

SAB Biotherapeutics’ named executive officers, consisting of SAB Biotherapeutics’ principal executive officer and the two most highly compensated executive officers (other than SAB Biotherapeutics’ principal executive officer), as of December 31, 2020 were:

Eddie J. Sullivan, President & Chief Executive Officer

Thomas C. Luke, Chief Medical Officer

Charles H. Randall, Jr., Executive Vice President, Chief Strategy Officer

Summary Executive Compensation Table for Fiscal 2020

The following table sets forth information regarding the compensation awarded to, earned by or paid to SAB Biotherapeutics’ named executive officers for the fiscal year ended December 31, 2020.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Eddie J. Sullivan
President & CEO	2020	344,615	124,500	50,000	-	519,115
Thomas C. Luke
Chief Medical Officer	2020	300,000	105,000	25,000	-	430,000
Charles H. Randall, Jr.
EVP, Chief Strategy Officer	2020	275,000	96,250	25,000	-	396,250

Summary Director Compensation Table for Fiscal 2020

The following table sets forth information regarding the compensation awarded to, earned by or paid to SAB Biotherapeutics’ directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation (S)	Total
Eddie J. Sullivan, PhD.	$-	$-	$-	$-
Christine Hamilton, MBA	25,000	150,000	-	175,000
Mani Mohindru, PhD.	6,250	150,000	-	156,250
William J. Polvino, MD, PhD.	25,000	300,000	-	325,000
Mervyn Turner, PhD.	6,250	150,000	-	156,250
David Link	25,000	150,000	-	175,000
Edward Hamilton, DVM	-	-	-	-

Outstanding Equity Awards at Fiscal 2020 Year-End

The following table sets forth information regarding outstanding equity awards held by SAB Biotherapeutics’ named executive officers as of December 31, 2020.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option Exercise Price($)	Option Expiration Date
Eddie J. Sullivan	08/05/2014	300,000			0.25	08/05/2024
Eddie J. Sullivan	12/12/2014	350,000			0.25	12/12/2024
Eddie J. Sullivan	12/12/2014	350,000			0.25	12/12/2024
Eddie J. Sullivan	04/27/2020	50,000			1.25	04/27/2030
Thomas C. Luke	10/01/2018	300,000			1.00	10/01/2028
Thomas C. Luke	04/27/2020	25,000			1.25	04/27/2030
Charles H. Randall	11/05/2014	250,000			0.25	11/05/2024
Charles H. Randall	11/05/2014	250,000			0.25	11/05/2024
Charles H. Randall	11/05/2014	250,000			0.25	11/05/2024
Charles H. Randall	04/27/2020	25,000			1.25	04/24/2030

Named Executive Officer Employment Arrangements

Below are descriptions of the current employment agreements with SAB Biotherapeutics’ named executive officers.

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Eddie J. Sullivan

On March 1, 2021, SAB Biotherapeutics entered into an Executive Employment Agreement with Dr. Sullivan to continue to serve as SAB Biotherapeutics’ President & Chief Executive Officer. The agreement provides Dr. Sullivan an annual base salary of $377,200, and his eligibility to participate in SAB Biotherapeutics’ benefit plans generally. The agreement also subjects Dr. Sullivan to standard nondisclosure, invention assignment, and arbitration provisions.

Thomas C. Luke

On March 1, 2021, SAB Biotherapeutics entered into an Executive Employment Agreement with Dr. Luke to continue to serve as SAB Biotherapeutics’ Chief Medical Officer. The agreement provides Dr. Luke an annual base salary of $343,950, and his eligibility to participate in SAB Biotherapeutics’ benefit plans generally. The agreement also subjects Dr. Luke to standard nondisclosure, invention assignment, and arbitration provisions.

Charles H. Randall, Jr.

On March 1, 2021, SAB Biotherapeutics entered into an Executive Employment Agreement with Mr. Randall to continue to serve as SAB Biotherapeutics’ Executive Vice President, Chief Strategy Officer. The agreement provides Mr. Randall an annual base salary of $303,300, and his eligibility to participate in SAB Biotherapeutics’ benefit plans generally. The agreement also subjects Mr. Randall to standard nondisclosure, invention assignment, and arbitration provisions.

Employee Benefit and Stock Plans

2021 Equity Incentive Plan

For additional information, please see “Proposal No. 4: The Equity Incentive Plan Proposal.”

2021 Employee Stock Purchase Plan

For additional information, please see “Proposal No. 5: The Employee Stock Purchase Plan Proposal.”

Existing Equity Incentive Plan

SAB Biotherapeutics, pursuant to its current equity incentive plan, grants employees an option to purchase the number of shares of SAB Biotherapeutics’ common stock according to each individual employee’s stock option grant notice provided upon hire. This equity incentive plan is subject to all terms and conditions set forth the notice, option agreement, plan, and notice of exercise, all of which are provided to employees upon hire. Generally, the shares of common stock subject to the option shall vest and become exercisable according to the following schedule: 1/3 of the shares will vest and become exercisable on the one-year anniversary of the vesting commencement date, with the remaining of the shares vesting pro-rata on a monthly basis over a period of 24 months thereafter provided the employee provides continuous service throughout such periods.

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SAB BIOTHERAPEUTICS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with the section titled “Selected Consolidated Financial Data” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth in other parts of this prospectus contain forward-looking statements that involve risks, uncertainties and assumptions. As a result of many factors, including those factors set forth in the section titled “Risk Factors,” our actual results could differ materially from those discussed in or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the section titled “Risk Factors.” Please also see the section titled “Special Note Regarding Forward Looking Statements.”

Overview

SAB Biotherapeutics is a clinical-stage biopharmaceutical company advancing a new class of immunotherapies based on its human polyclonal and monoclonal antibodies. SAB has applied advanced genetic engineering and antibody science to develop transchromosomic (Tc) bovine™ herds that produce fully human antibodies targeted to specific diseases, including infectious diseases such as COVID-19 and influenza, immune system disorders including type 1 diabetes and organ transplantation, and cancer. SAB Biotherapeutics’ versatile and scalable DiversitAb™ platform is applicable to a wide range of human diseases, capable of producing specifically targeted, high-potency immunotherapies. The platform has been expanded and validated through funding awarded from U.S. government emerging disease and medical countermeasures programs, the most recent of which totals up to approximately $143 million. SAB Biotherapeutics is advancing clinical programs in two indications, and preclinical development in three indications. In addition, SAB Biotherapeutics is executing on two research collaborations with global pharmaceutical companies, including CSL Behring and an undisclosed collaboration.

SAB generated total revenue of $55.2 million and $3.4 million for the years ended December 31, 2020 and 2019, respectively (1,504.9 % growth), and total revenue of $35.1 million and $12.0 million for the six months ended June 30, 2021 and 2020, respectively (193% growth). Our revenue to date has been primarily derived from government grants, including for the development of a COVID-19 therapeutic. Approximately $27.8 million in funding remains for our current government grants.

We plan to focus a substantial portion of our resources on continued research and development efforts towards deepening our technology and expertise with our platform and as well as indications in infectious disease, autoimmune, and oncology indications. As a result, we expect to continue to make significant investments in these areas for the foreseeable future. We incurred research and development expenses of $27.9 million and $8.0 million for the years ended December 31, 2020 and 2019, respectively, and research and development expenses of $31.5 million and $7.6 million for the six months ended June 30, 2021 and 2020, respectively. We incurred general and administrative expenses of $6.8 million and $4.1 million for the years ended December 31, 2020 and 2019, respectively, and general and administrative expenses of $5.7 million and $2.4 million for the six months ended June 30, 2021 and 2020, respectively. We have also experienced significant growth in our workforce in recent periods, increasing from 39 employees as of December 31, 2019, to 86 employees as of December 31, 2020 and 137 employees as of June 30, 2021. We expect to continue to incur significant expenses, and we expect such expenses to increase substantially in connection with our ongoing activities, including as we:

●	invest in research and development activities to optimize and expand our DiversitAb™ platform;

●	develop new and advance preclinical and clinical progress of pipeline programs;

●	market to and secure partners to commercialize our products;

●	expand and enhance operations to deliver products, including investments in manufacturing;

●	acquire businesses or technologies to support the growth of our business;

●	continue to establish, protect and defend our intellectual property and patent portfolio;

●	operate as a public company.

To date, we have primarily financed our operations from government agreements, including for the development of a COVID-19 therapeutic and Rapid Response Antibody Program, and the issuance and sale of preferred stock.

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Our net income for the year ended December 31, 2020 was $20.1 million and our net loss for the year ended December 31, 2019 was $9.0 million. Our net loss for the six months ended June 30, 2021 was $1.5 million and our net income for the six months ended June 30, 2020 was $1.7 million. As of June 30, 2021, we had an accumulated deficit of $13.5 million and we had cash and cash equivalents totaling $10.2 million.

Recent Developments

In February 2021, we submitted a forgiveness application related to our Paycheck Protection Program (“PPP”) loan (the “PPP Loan”). In March 2021, the United States (“U.S.”) Small Business Administration (“SBA”) approved the forgiveness of the PPP Loan, plus accrued interest.

On June 21, 2021, we entered into an Agreement and Plan of Merger, as amended August 12, 2021 (as it may be amended or restated from time to time, the “Business Combination Agreement”) with Big Cypress Acquisition Corp. (“BCYP”) and Big Cypress Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of BCYP providing for, among other things, and subject to the terms and conditions therein, a business combination between us and BCYP pursuant to the proposed merger of Merger Sub with and into us, with us continuing as the surviving entity (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

At the effective time of the Merger, and in accordance with the terms and subject to the conditions of the Business Combination Agreement:

●	Each outstanding share of our Common Stock and our Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on the Corporation’s Equity Value and a conversion rate of $10.10;

●	The holders of shares of our Common Stock and Preferred Stock will be entitled to receive their pro rata share of up to approximately additional shares of New SAB Biotherapeutics Common Stock being issued into escrow (the “Earnout Escrow Account”) at the closing (the “Earnout Shares”), which will be released if certain conditions are met within a five-year period following the closing of the Business Combination (the “Earnout Period”), pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Earnout Escrow Agreement; and

●	Each outstanding vested and unvested option to purchase shares of our Common Stock will be canceled in exchange for a comparable option to purchase shares of New SAB Biotherapeutics Common Stock based on the equity value of SAB Biotherapeutics and based on a conversion rate of $10.10. In addition, the holders of vested options shall also receive, in the aggregate, approximately 1,526,085 restricted stock units (the “Earnout RSUs”) which final number will be determined prior to closing based on the outstanding share capital of SAB Biotherapeutics prior to closing assuming exercise of such vested options diluted share capital prior to closing. Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock, subject to the same milestones applicable to the Earnout Shares.

The total maximum number of Earnout Shares and shares underlying the Earnout RSUs will be equal to 12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate.

For purposes herein and the Business Combination Agreement, our equity value is deemed to be an agreed upon amount equal to $300 million.

Key Factors Affecting Our Results of Operations and Future Performance

We believe that our financial performance has been, and in the foreseeable future will continue to be, primarily driven by multiple factors as described below, each of which presents growth opportunities for our business. These factors also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations. Our ability to successfully address these challenges is subject to various risks and uncertainties, including those described in the section of this prospectus titled “Risk Factors.”

Components of Results of Operations

Revenue

Our revenue has historically been generated through grants from government and other (non-government) organizations. We currently have no commercially-approved products.

Grant revenue is recognized for the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grants are met. We concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, Not-for-Profit Entities, and that the grants are not within the scope of ASC 606, Revenue from Contracts with Customers, as the organizations providing the grants do not meet the definition of a customer. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

For the years ended December 31, 2020 and 2019, and for the six months ended June 30, 2021 and 2020, we worked on the following grants:

Government grants

The total revenue for government grants was approximately $52.8 million and $2.9 million, respectively, for the years ended December 31, 2020 and 2019.

The total revenue for government grants was approximately $35.1 million and $10.6 million, respectively, for the six months ended June 30, 2021 and 2020.

National Institute of Health – National Institute of Allergy and Infectious Disease (“NIH-NIAID”) (Federal Award #1R44AI117976-01A1) – this grant was for $1.4 million and started in September 2019 through August 2021. For the years ended December 31, 2020 and 2019, there was approximately $228,000 and $343,000, respectively, in grant income recognized from this grant. For the six months ended June 30, 2021 and 2020, there was approximately $150,000 and $197,000, respectively, in grant income recognized from this grant. Approximately $565,000 in funding remains for this grant.

NIH-NIAID (Federal Award #1R41AI131823-02) – this grant was for approximately $1.5 million and started in April 2019 through March 2021. The grant was subsequently amended to extend the date through March 2022. For the years ended December 31, 2020 and 2019, approximately $99,000 and $97,000, respectively, in grant income was recognized from this grant. For the six months ended June 30, 2021 and 2020, approximately $28,000 and $56,000, respectively, in grant income was recognized from this grant. Approximately $891,000 in funding remains for this grant.

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NIH-NIAID through Geneva Foundation (Federal Award #1R01AI132313-01, Subaward #S-10511-01) – this grant was for approximately $2.7 million and started in August 2017 through July 2021. For the years ended December 31, 2020 and 2019, there was approximately $351,000 and $261,000, respectively, in grant income recognized from this grant. For the six months ended June 30, 2021 and 2020, there was approximately $47,000 and $204,000, respectively, in grant income recognized from this grant. Approximately $1.5 million in funding remains for this grant for 2021.

Department of Defense, Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense Enabling Biotechnologies (“JPEO”) through Advanced Technology International – this grant was for a potential of $25 million, awarded in stages starting in August 2019 and with potential stages running through February 2023. Additional contract modifications were added to this agreement in 2020 for work on a COVID therapeutic, bringing the agreement total to $143 million. For the years ended December 31, 2020 and 2019, approximately $52.1 million and $2.2 million, respectively, in grant income was recognized from this grant. For the six months ended June 30, 2021 and 2020, approximately $34.9 million and $10.2 million, respectively, in grant income was recognized from this grant. Approximately $53.9 million in funding remains for this grant.

Other grants (non-government)

The total revenue for other grants (non-government) was approximately $2.4 million and $500,000, respectively, for the years ended December 31, 2020 and 2019.

We recorded no revenue for other grants (non-government) for the six months ended June 30, 2021. The total revenue for other grants (non-government) was $1.4 million for the six months ended June 30, 2020.

CSL Behring – there were three contracts for a combined $2.4 million that were started and completed in 2020. These contracts were related to research and development for a COVID-19 therapeutic ($2 million) and two other targets ($400,000). For the year ended December 31, 2020, there was approximately $2.4 million in grant income recognized from this grant. For the six months ended June 30, 2020, there was approximately $1.4 million in grant income recognized from this grant.

Battelle Memorial Institute – this contract was for approximately $2.0 million, starting in April 2018 through January 2019. For the year ended December 31, 2019, there was $400,000 in income recognized from this contract, and the work for this contract was completed as of December 31, 2019.

Henry Jackson Foundation – this contract was for $250,000, starting in September 2018 through May 31, 2019. For the year ended December 31, 2019, there was $51,000 in income recognized from this contract, and the work for this contract was completed as of December 31, 2019.

Operating Expenses

Research and Development Expenses.

Research and development expenses primarily consist of salaries, benefits, incentive compensation, stock-based compensation, laboratory supplies and materials for employees and contractors engaged in research and product development, licensing fees to use certain technology in our research and development projects, fees paid to consultants and various entities that perform certain research and testing on our behalf. Research and development expenses are tracked by target/project code. Indirect general and administrative costs are allocated based upon a percentage of direct costs. We expense all research and development costs in the period in which they are incurred.

Research and development activities consist of discovery research for our platform development and the various indications we are working on. We have not historically tracked our research and development expenses on a product candidate-by-product candidate basis.

For the years ended December 31, 2020 and 2019, and for the six months ended June 30, 2021 and 2020, we had contracts with multiple contract research organizations (“CRO”) to conduct and complete clinical studies. In the case of SAB-185, the CRO has been contracted and paid by the US government. For SAB-176, PPD Development, LP, acting as CRO oversaw the Phase 1 safety study. The terms of that agreement are subject to confidentiality, and the status of the agreement is that it is current, in good standing and approximately 90% of the contract has been paid through June 17, 2021. SAB has also contracted with hVIVO Services Limited to conduct the Phase 2a influenza study on SAB-176. The terms of that agreement are subject to confidentiality, and the status of the agreement is that it is current, in good standing and approximately 35% of the contract has been paid through June 17, 2021.

We expect to continue to incur substantial research and development expenses as we conduct discovery research to enhance our platform and work on our indications. We expect to hire additional employees and continue research and development and manufacturing activities. As a result, we expect that our research and development expenses will continue to increase in future periods and vary from period to period as a percentage of revenue.

Major components within our research and development expenses are salaries and benefits (laboratory & farm), laboratory supplies, animal care, contract manufacturing, clinical trial expense, outside laboratory services, project consulting, and facility expense. Our platform allows us to work on multiple projects with the same resources, as the research and development process of each product is very similar (with minimal differences in the manufacturing process). Research and development expenses by component for the six months ended June 30, 2021 and 2020 and for the years ended December 31, 2020 and 2019 were as follows:

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Salaries & benefits	$4,448,632	$2,202,626	$4,823,808	$2,776,526
Laboratory supplies	7,589,679	2,811,435	11,561,462	1,470,637
Animal care	1,993,823	644,606	1,626,791	1,334,118
Contract manufacturing	9,601,881	-	4,216,868	-
Clinical trial expense	3,233,757	132,164	871,607	-
Outside laboratory services	2,235,115	775,226	2,220,277	1,142,086
Project consulting	846,333	109,627	693,093	89,029
Facility expense	1,397,591	774,395	1,730,926	1,077,944
Other expenses	121,564	132,657	163,827	129,365
Total Research and development expenses	$31,468,375	$7,582,736	$27,908,659	$8,019,705

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General and Administrative Expenses.

General and administrative expenses primarily consist of salaries, benefits and stock-based compensation costs for employees in our executive, accounting and finance, project management, corporate development, office administration, legal and human resources functions as well as professional services fees, such as consulting, audit, tax and legal fees, general corporate costs and allocated overhead expenses. General and administrative expenses also include rent and facilities expenses allocated based upon total direct costs. We expect that our general and administrative expenses will continue to increase in future periods, primarily due to increased headcount to support anticipated growth in the business and due to incremental costs associated with operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a securities exchange and costs related to compliance and reporting obligations pursuant to the rules and regulations of the SEC and stock exchange listing standards, public relations, insurance and professional services. We expect these expenses to vary from period to period in absolute terms and as a percentage of revenue.

Other (Income) Expense

Other Income.

Other income consists of other items such as the forgiveness of the PPP Loan, plus accrued interest.

Interest Income.

Interest income consists of interest earned on cash balances in our bank accounts.

Interest Expense.

Interest expense consists primarily of interest related to borrowings under notes payable for equipment.

Results of Operations

The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in the prospectus.

The following tables set forth our results of operations for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Revenue
Grant revenue	$35,137,236	$12,014,069
Total revenue	35,137,236	12,014,069
Operating expenses
Research and development	31,468,375	7,582,736
General and administrative	5,730,447	2,409,179
Total operating expenses	37,198,822	9,991,915
(Loss) income from operations	(2,061,586)	2,022,154

Other income	668,565	853
Interest expense	(149,626)	(293,455)
Interest income	10,802	17,111
Net (loss) income	$(1,531,845)	$1,746,663

Comparison of the Six Months Ended June 30, 2021 and 2020

Revenue

	Six Months Ended June 30,
	2021	2020	Change	% Change
Revenue	$35,137,236	$12,014,069	$23,123,167	192.5%
Total revenue	$35,137,236	$12,014,069

Revenue increased by $23.1 million, or 192.5%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily due to an increase in work performed under government grants.

Research and Development

	Six Months Ended June 30,
	2021	2020	Change	% Change
Research and development	$31,468,375	$7,582,736	$23,885,639	315.0%
Total research and development expenses	$31,468,375	$7,582,736

Research and development expenses increased by $23.9 million, or 315.0%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily due to increased headcount and personnel costs in the research and development function, contract manufacturing, increased clinical work, increased consulting and increases in our production capacity and the associated expenses for materials and supplies supporting research and development activities. For the six months ended June 30, 2021, we incurred $3.1 million in costs for activities related to clinical studies.

General and Administrative

	Six Months Ended June 30,
	2021	2020	Change	% Change
General and administrative	$5,730,447	$2,409,179	$3,321,268	137.9%
Total general and administrative expenses	$5,730,447	$2,409,179

General and administrative expenses increased by $3.3 million, or 137.9%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily due to employee bonus, increased headcount and personnel costs in the general and administrative function, an increase in consulting, legal, and marketing expenses.

Other Income

	Six Months Ended June 30,
	2021	2020	Change	% Change
Other income	$668,565	$853	$667,712	78,278.0%
Total other income	$668,565	$853

Other income increased by $0.7 million, or 78,278.0%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily due to the forgiveness of the PPP Loan, plus accrued interest.

Interest Expense

	Six Months Ended June 30,
	2021	2020	Change	% Change
Interest expense	$149,626	$293,455	$(143,829)	(49.0)%
Total interest expense	$149,626	$293,455

Interest expense decreased by $0.1 million, or 49.0%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, due to the payoff of the line of credit in June 2020.

Interest Income

	Six Months Ended June 30,
	2021	2020	Change	% Change
Interest income	$10,802	$17,111	$(6,309)	(36.9)%
Total interest income	$10,802	$17,111

Interest income decreased by $0.1 million, or 36.9%, for the six months ended June 30, 2021, as compared to the six months ended June 30, 2021, primarily due to lower average cash balances and higher bank fees.

The following tables set forth our results of operations for the years ended December 31, 2020 and 2019:

	Year Ended December 31,
	2020	2019
Revenue
Grant revenue	$55,237,759	$3,441,807
Total revenue	55,237,759	3,441,807
Operating expenses
Research and development	27,908,659	8,019,705
General and administrative	6,772,303	4,095,642
Total operating expenses	34,680,962	12,115,347
Income (loss) from operations	20,556,797	(8,673,540)

Other income	3,996	2,594
Interest expense	(469,151)	(428,476)
Interest income	26,131	113,133
Net income (loss)	$20,117,773	$(8,986,289)

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Comparison of the Years Ended December 31, 2020 and 2019

Revenue

	Year Ended December 31,
	2020	2019	Change	% Change
Revenue	$55,237,759	$3,441,807	$51,795,952	1,504.9%
Total revenue	$55,237,759	$3,441,807

Revenue increased by $51.8 million, or 1,504.9%, in 2020, primarily due to an increase in government grants.

Research and Development

	Year Ended December 31,
	2020	2019	Change	% Change
Research and development	$27,908,659	$8,019,705	$19,888,954	248.0%
Total research and development expenses	$27,908,659	$8,019,705

Research and development expenses increased by $19.9 million, or 248.0%, in 2020, primarily due to increased headcount in the research and development function, increased clinical work, and increases in our production capacity and the associated expenses for materials and supplies supporting research and development activities.

General and Administrative

	Year Ended December 31,
	2020	2019	Change	% Change
General and administrative	$6,772,303	$4,095,642	$2,676,661	65.4%
Total general and administrative expenses	$6,772,303	$4,095,642

General and administrative expenses increased by $2.7 million, or 65.4%, in 2020, primarily due to increased headcount in the general and administrative function.

Other (Income) Expense

Interest Expense

	Year Ended December 31,
	2020	2019	Change	% Change
Interest expense	$469,151	$428,476	$40,675	9.5%
Total interest expense	$469,151	$428,476

Interest expense increased by less than $0.1 million in 2020, or 9.5%, due to the addition of two finance leases for laboratory equipment in March 2019.

Interest Income

	Year Ended December 31,
	2020	2019	Change	% Change
Interest income	$26,131	$113,133	$(87,002)	(76.9)%
Total interest income	$26,131	$113,133

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Interest income decreased by less than $0.1 million, or 76.9%, in 2020, primarily due to lower average cash balances, lower interest rates, and higher bank fees.

Liquidity and Capital Resources

As of June 30, 2021 and December 31, 2020, we had $10.2 million and $12.6 million, respectively, of cash and cash equivalents. To date, we have primarily relied on grant revenue in the form of government grants and the sale of preferred stock.

Our standard repayment terms for accounts receivable are thirty days from the invoice date. As a majority of our accounts receivable is from work performed under government grants, we have not had an uncollectible accounts receivable amount in over 5 years. As of August 2, 2021, we have received all of the approximately $35.1 million in revenue recorded for the six months ended June 30, 2021, with the exception of approximately $47,000.

We intend to continue to invest in our business and, as a result, may incur operating losses in future periods. We expect to continue to invest in research and development efforts towards expanding our capabilities and expertise along our platform and the indications we are working on, as well as building our business development team and marketing our solutions to partners in support of the growth of the business. Based on our current business plan, we believe the net proceeds from this offering, together with our existing cash and cash equivalents and anticipated cash flows from operations, will be sufficient to meet our working capital and capital expenditure needs over at least the next 12 months following the date of this prospectus.

Our future capital requirements will depend on many factors, including, but not limited to our ability to successfully secure additional government grants and to secure contracts with new partners for the successful development and commercialization of our products. If we are unable to execute on our business plan and adequately fund operations, or if the business plan requires a level of spending in excess of cash resources, we may be required to negotiate partnerships in which we receive greater near-term payments at the expense of potential downstream revenue. Alternatively, we may need to seek additional equity or debt financing, which may not be available on terms acceptable to us or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our shareholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common shareholders. Debt financing and preferred equity financing, if available, may involve agreements that include covenants restricting our ability to take specific actions, such as incurring additional debt, selling or licensing our assets, making product acquisitions, making capital expenditures, or declaring dividends. If we are unable to generate sufficient revenue or raise additional capital when desired, our business, financial condition, results of operations and prospects would be adversely affected.

Sources of Liquidity

Since our inception, we have financed our operations primarily from revenue in the form of government grants and from equity financings.

Equity Financings and Option Exercises

As of June 30, 2021, we have raised approximately $48.2 million since our inception from the issuance and sale of convertible preferred shares, net of issuance costs associated with such financings, and exercises of employee stock options.

Debt

As of June 30, 2021 and December 31, 2020, we had a debt balance of $49,156 and $710,768, respectively.

Note payable, related party

On February 24, 2016, we entered into a loan agreement with Christiansen Land and Cattle, Ltd., a related party, for a $3.0 million revolving line of credit secured by a blanket security interest in our assets.

We borrowed $2.5 million from the line of credit in 2016, and $350,000 in 2017. The line of credit had a fixed rate per annum of 6% compounded annually. The initial agreement was based upon repayment following a significant capital event – closing of equity or debt financing with total proceeds to us of $15 million or more or one year from the agreement date, whichever occurred first. The agreement was amended in August 2018 to extend the repayment timeframe to August 31, 2019. The first payment to repay this loan was made on August 31, 2018 ($1.0 million payment). Additional voluntary payments were being made at the rate of $30,000 per month. In August 2019, the agreement was amended to extend the maturity date to the earlier of August 31, 2020 or the occurrence of a significant capital event. The note payable balance as of December 31, 2019 was $1,364,644, which included accrued interest of $3,580. In July 2020, the note payable was paid in full and the line of credit was terminated.

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Notes payable

On November 15, 2017, we entered into a loan agreement with a bank, for the financing of an ultrasound machine for $18,997. The agreement was for a four-year term, with monthly payments of $440. The note payable had a balance as of December 31, 2019 of $9,203 and was paid off in full in September 2020.

In December 2017, we entered into two loan agreements with a financial institution. One agreement was for the purchase of a tractor for $116,661 at a 3.6% interest rate, and a second agreement for the purchase of a trailer, truck, scale, and chute for $47,721 at a 5.9% interest rate. The loan for the tractor included annual payments of $25,913 for the next five years starting in December 2018. The loan for the trailer, truck, scale, and chute included monthly payments of $920 for five years starting in January 2018 through December 2022. During 2019, the trailer, truck, scale, and chute loan was paid in full. As of June 30, 2021 and December 31, 2020, the tractor loan balance was $49,156.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). In April 2020, we entered into the PPP Loan with First Premier Bank under the PPP, which is part of the CARES Act administered by the SBA. As part of the application for these funds, we, in good faith, certified that the current economic uncertainty made the loan request necessary to support our ongoing operations. The certification further requires us to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under the PPP, we received proceeds of approximately $661,612. In accordance with the requirements of the PPP, we utilized the proceeds from the PPP Loan primarily for payroll costs. The PPP Loan has a 1.00% interest rate per annum, matures in April 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses, as described in the CARES Act. We recorded the entire amount of the PPP Loan as debt. Under the terms of the PPP Loan, monthly payments of principal and interest were due to commence November 1, 2020, however, the SBA is deferring loan payments for borrowers who apply for loan forgiveness until the SBA remits the borrower’s loan forgiveness amount to the lender. No payments were made in 2020 and, as of December 31, 2020, the PPP Loan balance was $661,612. An application for forgiveness of the PPP Loan was completed in February 2021. In March 2021, the SBA approved the forgiveness of the PPP Loan, plus accrued interest. We recorded a gain on extinguishment of PPP Loan of $661,612 for the forgiveness of the PPP Loan within other income on the condensed consolidated statement of operations for the six months ended June 30, 2021.

Please refer to the audited consolidated financial statements appearing elsewhere in this prospectus for additional information on our debt.

Cash Flows

The following table summarizes our cash flows for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020
Net cash provided by operating activities	$3,067,599	$427,528
Net cash used in investing activities	(5,353,607)	(1,829,015)
Net cash (used in) provided by financing activities	(91,699)	4,100,664
Net (decrease) increase in cash and cash equivalents	$(2,377,707)	$2,699,178

Operating Activities

Net cash provided by operating activities increased by $2.6 million for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily due to increased revenue from performance under our government contracts.

Investing Activities

Net cash used in investing activities increased by $3.5 million for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily due to investments in our manufacturing capabilities and equipment.

Financing Activities

Net cash (used in) provided by financing activities changed by $4.2 million for the six months ended June 30, 2021, as compared to the six months ended June 30, 2020, primarily due to the series B financing round in 2020, with no financings in 2021.

The following table summarizes our cash flows for the years ended December 31, 2020 and 2019:

	2020	2019
Net cash provided by (used in) operating activities	$10,004,795	$(9,214,440)
Net cash used in investing activities	(12,722,702)	(608,748)
Net cash provided by financing activities	8,982,321	3,681,628
Net increase (decrease) in cash and cash equivalents	$6,264,414	$(6,141,560)

Operating Activities

Net cash provided by operating activities changed by $19.2 million in 2020, primarily due to increased revenue from performance under our government contracts.

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Investing Activities

Net cash used in investing activities increased by $12.1 million in 2020, primarily due to investments in our manufacturing capabilities and equipment.

Financing Activities

Net cash provided by financing activities increased by $5.3 million in 2020, primarily due to the $10.0 million series B financing round in 2020, as compared to the $4.3 million raised in the series B financing round in 2019.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations and commitments as of December 31, 2020:

	Payments Due by Period
	Total	Less than 1 year	1-3 years	3-5 years	Over 5 years
Notes payable (1)	$710,768	$538,731	$172,037	$-	$-
Operating lease liabilities (2)	3,559,539	1,053,891	2,037,680	467,968	-
Finance lease liabilities (2)	7,331,097	490,848	851,267	802,992	5,185,990
Total	$11,601,404	$2,083,470	$3,060,984	$1,270,960	$5,185,990

(1)	In February 2021, we submitted a forgiveness application related to the PPP Loan. In March 2021, the SBA approved the forgiveness of the PPP Loan, plus accrued interest.

(2)	We are party to certain contractual arrangements for equipment, lab space, and an animal facility, which meet the definition of leases under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”).

We enter into contracts in the normal course of business with third parties, including CROs. These payments are not included in the table above, as the amount and timing of such payments are not known.

As of June 30, 2021, there were no material changes outside of the ordinary course of business to our commitments and contractual obligations.

Income Taxes

We had $12.7 million of federal net operating loss carryforwards as of June 30, 2021 and December 31, 2020. Our carryforwards are subject to review and possible adjustment by the appropriate taxing authorities. These carryforwards may generally be utilized in any future period but may be subject to limitations based upon changes in the ownership of our shares in a prior or future period. We have not quantified the amount of such limitations, if any.

Off-Balance Sheet Arrangements

We did not have, for the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Under standards established by the Public Company Accounting Oversight Board, or PCAOB, a deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or personnel, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. The PCAOB defines a material weakness as a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented, or detected and corrected, on a timely basis.

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Qualitative and Quantitative Disclosures About Market Risk

Concentration of Credit Risk

We received approximately 96% and 85% of our total revenue through grants from government organizations for the years ended December 31, 2020 and 2019, respectively, and approximately 100% and 88% of our total revenue through grants from government organizations for the six months ended June 30, 2021 and 2020, respectively. We received approximately 4% and 12% of our total revenue through a grant from a non-government organization for the years ended December 31, 2020 and 2019, respectively, and approximately 0% and 12% of our total revenue through a grant from a non-government organization for the six months ended June 30, 2021 and 2020, respectively. To date, no receivables have been written off.

Interest Rate Risk

As of June 30, 2021 and December 31, 2020, we had a cash balance of $10.2 million and $12.6 million, respectively, all of which was maintained in bank accounts and money market funds in the U.S. Our primary exposure to market risk is to interest income volatility, which is affected by changes in the general level of interest rates. As such rates are at a near record low, a 10% change in the market interest rates would not have a material effect on our business, financial condition or results of operations.

Foreign Currency Risk

We conduct our business in U.S. dollars and, thus, are not exposed to financial risks from exchange rate fluctuations between the U.S. dollar and other currencies.

Critical Accounting Policies and Estimates

We have prepared our consolidated financial statements in accordance with GAAP. Our preparation of these consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our audited and unaudited condensed consolidated financial statements included elsewhere in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

Our revenue is primarily generated through grants from government and other (non-government) organizations.

Grant revenue is recognized for the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grants are met. We concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, Not-for-Profit Entities, and that the grants are not within the scope of ASC 606, Revenue from Contracts with Customers, as the organizations providing the grants do not meet the definition of a customer. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

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Stock-Based Compensation

We recognize compensation cost relating to stock-based payment transactions using a fair-value measurement method, which requires all stock-based payments to employees, directors, and non-employee consultants, including grants of stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. We hired an independent third-party valuation firm, beginning in 2017, to determine the fair value of our common stock, which we then used to determine the fair value of our stock-based awards using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate fair value. The method incorporates various assumptions, such as the value of the underlying common stock, the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options. For awards with performance-based vesting criteria, we estimate the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. No awards may have a term in excess of ten years. Forfeitures are recorded when they occur. Stock-based compensation expense is classified in our consolidated statements of operations based on the function to which the related services are provided. We recognize stock-based compensation expense over the expected term.

In addition to considering the results of the independent third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common shares as of each grant date, which may be a date other than the most recent independent third-party valuation date, including:

●	the prices at which we most-recently sold preferred shares and the superior rights and preferences of the preferred shares relative to our common shares at the time of each grant;

●	the lack of liquidity of our equity as a private company;

●	our stage of development and business strategy and the material risks related to our business and industry;

●	our financial condition and operating results, including our levels of available capital resources and forecasted results;

●	developments in our business, including the achievement of milestones such as entering into partnering agreements;

●	the valuation of publicly traded companies in the life sciences, biopharmaceutical and healthcare technology sectors, as well as recently completed mergers and acquisitions of peer companies;

●	any external market conditions affecting our industry, and trends within our industry;

●	the likelihood of achieving a liquidity event for the holders of our preferred shares and holders of our common shares, such as an initial public offering, or IPO, or a sale of our company, given prevailing market conditions; and

●	the analysis of IPOs and the market performance of similar companies in our industry.

The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if factors or expected outcomes change and we use significantly different assumptions or estimates, the fair value of our common shares and our stock-based compensation expense could be materially different.

Following the completion of the merger, the fair value of our common shares will be determined based on the quoted market price of our common shares.

See Note 11 to our consolidated financial statements, and Note 10 to our unaudited condensed consolidated financial statements, included elsewhere in this prospectus, for information concerning certain specific assumptions we used in applying the Black-Scholes option pricing model to determine the estimated fair value of our stock options granted for the years ended December 31, 2020 and 2019, and for the six months ended June 30, 2021 and 2020.

Stock-based compensation expense was $1.3 million and $0.4 million for the years ended December 31, 2020 and 2019, respectively. Stock-based compensation expense was $0.8 million and $0.9 million for the six months ended June 30, 2021 and 2020, respectively. As of June 30, 2021, we had $3.9 million of total unrecognized stock-based compensation cost related to non-vested options, which we expect to recognize in future operating results over a weighted-average period of 2.47 years.

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Common Stock Valuations

We are required to periodically estimate the fair value of our common stock with the assistance of an independent third-party valuation firm, as discussed above, when issuing stock options and computing our estimated stock-based compensation expense. The assumptions underlying these valuations represented our best estimates, which involved inherent uncertainties and the application of significant levels of our judgment.

In order to determine the fair value of our common stock, we considered, among other items, previous transactions involving the sale of our securities, our business, financial condition and results of operations, economic and industry trends, the market performance of comparable publicly traded companies, and the lack of marketability of our common stock.

Lease Liabilities and Right-of Use Assets

We are party to certain contractual arrangements for equipment, lab space, and an animal facility, which meet the definition of leases under ASC 842. In accordance with ASC 842, we have, as of January 1, 2018 (the date of adoption), recorded right-of-use assets and related lease liabilities for the present value of the lease payments over the lease terms. We utilized the practical expedient regarding lease and non-lease components and have combined such items into a single combined component. Our incremental borrowing rate was used in the calculation of our right-of-use assets and lease liabilities.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 3 to our audited and unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

Impact of the COVID-19 Pandemic

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus, or COVID-19, as a pandemic, which continues to spread throughout the U.S. and worldwide. As with many companies around the world, our day-to-day operations were disrupted with the imposition of work from home policies and requirements for physical distancing for any personnel present in our offices and laboratories. The pandemic has also disrupted our activities as shelter-in-place orders, quarantines, supply chain disruptions, travel restrictions and other public health safety measures have impacted our ability to interact with our existing and potential partners for our activities. However, the COVID-19 pandemic did not materially impact our business, operating results or financial condition, and is not F/S say that it is uncertain about the future. There is significant uncertainty as to the trajectory of the pandemic and its impacts on our business in the future. We could be materially and adversely affected by the risks, or the public perception of the risks, related to the COVID-19 pandemic or similar public health crises. Such crises could adversely impact our ability to conduct on-site laboratory activities, expand our laboratory facilities, secure critical supplies such as reagents, laboratory tools or immunized animals required for discovery research activities, and hire and retain key personnel. The ultimate extent of the impact of any epidemic, pandemic, outbreak, or other public health crisis on our business, financial condition and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of such epidemic, pandemic, outbreak, or other public health crisis and actions taken to contain or prevent the further spread, among others. Accordingly, we cannot predict the extent to which our business, financial condition and results of operations will be affected. We remain focused on maintaining our operations, liquidity and financial flexibility and continue to monitor developments as we deal with the disruptions and uncertainties from the COVID-19 pandemic.

JOBS Act Accounting Election

We qualify as an “emerging growth company” as defined in the JOBS Act. An emerging growth company may take advantage of reduced reporting requirements that are not otherwise applicable to public companies. These provisions include, but are not limited to:

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●	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

●	not being required to comply with the auditor attestation requirements on the effectiveness of our internal controls over financial reporting;

●	not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation arrangements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year in which the fifth anniversary of the completion of this offering occurs. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenue exceeds $1.07 billion, or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards, until those standards apply to private companies. We have elected to take advantage of the benefits of this extended transition period and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Until the date that we are no longer an emerging growth company or affirmatively and irrevocably opt out of the exemption provided by Section 7(a)(2)(B) of the Securities Act upon issuance of a new or revised accounting standard that applies to our financial statements and that has a different effective date for public and private companies, we will disclose the date on which we will adopt the recently issued accounting standard.

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CERTAIN SAB BIOTHERAPEUTICS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In addition to the compensation arrangements, including employment and termination of employment, discussed in the sections titled “Management of New SAB Biotherapeutics after the Business Combination” and “SAB Biotherapeutics’ Executive Compensation,” the following is a description of each transaction since January 1, 2018, and each currently proposed transaction, in which:

●	SAB Biotherapeutics has been or is to be a participant;

●	the amount involved exceeded or exceeds $120,000; and

●	any of SAB Biotherapeutics’ directors, executive officers, or beneficial holders of more than 5% of any class of SAB Biotherapeutics’ Capital Stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Transactions with Affiliates and Company Related Parties include:

1.	On February 24, 2016, we entered into a loan agreement with Christiansen Land and Cattle, Ltd., a related party that is controlled by Director Christine Hamilton, for a $3.0 million revolving line of credit secured by a blanket security interest in our assets.

We borrowed $2.5 million from the line of credit in 2016, and $350,000 in 2017. The line of credit had a fixed rate per annum of 6% compounded annually. The initial agreement was based upon repayment following a significant capital event – closing of equity or debt financing with total proceeds to us of $15 million or more or one year from the agreement date, whichever occurred first. The agreement was amended in August 2018 to extend the repayment timeframe to August 31, 2019. The first payment to repay this loan was made on August 31, 2018 ($1.0 million payment). Additional voluntary payments were being made at the rate of $30,000 per month. In August 2019, the agreement was amended to extend the maturity date to the earlier of August 31, 2020 or the occurrence of a significant capital event. The note payable balance as of December 31, 2019 was $1,364,644, which included accrued interest of $3,580. In July 2020, the note payable was paid in full and the line of credit was terminated.

2.	Redemption Agreement between Company and Sanford Therapeutics (Entered August, 2018; Terminated 2020). SAB was party to a Redemption Agreement with Sanford Therapeutics and BioDak, pursuant to which Sanford Therapeutics had rights of redemption with respect to its shares of SAB Preferred Stock. The agreement was terminated in March of 2020.

3.	Amended and Restated Investor Rights Agreement between the Company and the holders of Preferred Stock dated as of July 1, 2020 (equityholders). This agreement is expected to be terminated at or prior to the Closing of the Business Combination.

4.	Amended and Restated Right of First Refusal and Co-Sale Agreement between the Company and the holders of Preferred Stock dated as of July 1, 2020 (equityholders). This agreement is expected to be terminated at or prior to the Closing of the Business Combination.

5.	Amended and Restated Voting Agreement between the Company and the holders of Preferred Stock dated as of July 1, 2020 (equityholders). This agreement is expected to be terminated at or prior to the Closing of the Business Combination.

6.	Beneficial interests, including stock, salary, benefits and incentives for Executive Chairman Dr. Edward Hamilton. Dr. Hamilton is expected to resign from his position as Executive Chairman effective as of the Closing of the Business Combination. Beneficial interests are further described in the Beneficial Ownership section of this document.

7.	Beneficial interests, including stock, salary, benefits and stock incentives for President & CEO, Director Eddie Sullivan. Stock, salary and incentives are further described in the Beneficial Ownership and Management Section of this document.

8.	Beneficial interests, including stock, Director compensation and incentives for Director Christine Hamilton. Stock and incentives are further described in the Beneficial Ownership Section of this document. Ms. Hamilton is also compensated on a quarterly basis for her engagement on the Board of Directors of SAB.

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INFORMATION ABOUT BCYP

References in this section to “we”, “our”, “us” or “BCYP” generally refer to Big Cypress Acquisition Corp.

General

We are a newly organized, blank check company formed as a Delaware corporation for the purpose of effecting an initial business combination with one or more target businesses. We have not selected any specific target business and we have not, nor has anyone on our behalf, initiated any substantive discussions, directly or indirectly, with any target business regarding an initial business combination with our company. While we may pursue an acquisition opportunity in any industry or sector, we intend to capitalize on our management team’s differentiated ability to source, acquire and manage a business in the life sciences industry.

Initial Public Offering and Private Placement

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2021 (the “Effective Date”). On January 14, 2021, the Company consummated the IPO of 11,500,000 units (the “Units”) and, with respect to the shares of common stock included in the Units sold (the “Public Shares”), which included the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is discussed in Note 4. Each Unit consists of one share of common stock, and one-half redeemable warrant to purchase one share of common stock at a price of $11.50 per whole share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 417,200 units (the “Private Placement Units”), at a price of $10.00 per unit, in a private placement to Big Cypress Holdings LLC (the “Sponsor”), generating gross proceeds of $4,172,000, which is discussed in Note 5.

Transaction costs of the IPO amounted to $6,108,360 consisting of $1,529,500 of underwriting fee, $4,220,500 of deferred underwriting fee, and $358,360 of other offering costs, and of which $359,874 were allocated to expense associated with the warrant liability.

Upon the closing of BCYP’s IPO on January 14, 2021, BCYP had cash and marketable securities of $116,150,000 ($10.10 per Public Unit) in the Trust Account. There have been no withdrawals from the Trust Account.

Effecting Our Initial Business Combination

We are not presently engaged in, and we will not engage in, any operations prior to the merger. We intend to use the cash held in the Trust Account (after giving effect to redemptions) to pay certain expenses incurred in connection with the merger and related transactions and any remaining balance for general corporate purposes of New SAB Biotherapeutics, which may include repayment of indebtedness.

Satisfaction of the 80% Test

Nasdaq rules requires that any business acquired by BCYP have a fair market value equal to at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions, and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. As of June 21, 2021 the date of the execution of the Business Combination Agreement, the balance of the funds in the trust account was approximately $116.15 million (or approximately $111.93 million if $4,220,500 of deferred underwriting commissions is excluded) and therefore, the value of SAB Biotherapeutics is more than 80% of the assets held in the trust account excluding such deferred underwriting commission. In reaching its conclusion on the 80% asset test, the BCYP Board used as a fair market value the $300 million enterprise value for SAB Biotherapeutics, which was implied based on the value of the consideration to be issued in the merger to SAB Biotherapeutics equityholders.

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The BCYP Board considered factors such as SAB Biotherapeutics’ historical financial results, the future growth outlook and financial plan, as well as valuation ratios and trading multiples of publicly traded companies in similar and adjacent sectors. The BCYP Board determined that the consideration being paid in the merger, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, BCYP and its stockholders and appropriately reflected SAB Biotherapeutics’ value.

The BCYP Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of SAB Biotherapeutics met the 80% requirement. Based on the fact that the $300 million fair market value of SAB Biotherapeutics as described above is in excess of the threshold of approximately $89.5 million, representing 80% of the balance of the funds in the trust account (excluding the deferred underwriting commissions), the BCYP Board determined that the fair market value of SAB Biotherapeutics was substantially in excess of 80% of the funds in the trust account and that the 80% test was met.

Redemption Rights for Holders of Public Shares

We are providing our Public Stockholders with the opportunity to redeem all or a portion of their shares of BCYP Common Stock upon the consummation of the merger at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the merger, including interest (net of amounts withdrawn to fund our working capital requirements, divided by the number of then outstanding Public Shares, subject to the limitations described herein. The amount in the Trust Account is approximately $116,157,288 per Public Share (based on the Trust Account balance as of September 17, 2021). There will be no redemption rights with respect to BCYP warrants upon consummation of our initial business combination. The Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares and Private Placement Units in connection with the consummation of a business combination.

Submission of Our Initial Business Combination to a Stockholder Vote

We are providing our Public Stockholders with redemption rights upon consummation of the merger. Public stockholders electing to exercise redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account including interest (which interest shall be net of taxes payable) as of two business days prior to the closing of the merger, provided that such Public Stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus under “Special Meeting of Stockholders - Redemption Rights.” Each Public Stockholder may elect to redeem its Public Shares, and if they do vote, irrespective of whether they vote for or against the merger. If the merger is not completed, then Public Stockholders electing to exercise redemption rights will not be entitled to redeem the shares of BCYP Common Stock and will not receive payment for any shares they elected to redeem.

The Initial Stockholders own in aggregate 3,292,200 shares of BCYP Common Stock (comprised of 2,875,000 Founder Shares and 417,200 shares underlying the Private Placement Units), which is approximately 22% of the outstanding shares of BCYP Common Stock, have agreed to vote any shares of BCYP Common Stock owned by them in favor of the merger. As a result, in addition to the shares held by the Initial Stockholders, we require only 4,103,901, or 35.7% of the 11,500,000 Public Shares, to be voted in favor of the merger (assuming all issued and outstanding shares are voted) in order to have the merger approved.

Limitation on Redemption Rights

Notwithstanding the foregoing, the existing charter provides that a Public Stockholder, together with its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 15% of the shares sold in the BCYP IPO, without our prior consent.

Facilities and Executive Office

BCYP currently maintains its executive offices at 300 W. 41st Street, Suite 202, Miami Beach, Florida 33140. BCYP considers its current office space adequate for its current operations.

Upon consummation of the merger, the principal executive offices of BCYP will be those of SAB Biotherapeutics.

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Employees

We currently have no full-time employees and do not intend to have any full-time employees prior to the consummation of the merger. Each of our executive officers and directors is engaged in other business endeavors and is not obligated to contribute any specific number of hours per week to our affairs, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed the merger.

Management

Directors and Executive Officers

Our directors and executive officers are as follows:

Name	Age	Title
Samuel J. Reich	46	Chief Executive Officer, Chief Financial Officer and Director
Jeffrey G. Spragens	79	Non-Executive Chairman of the Board
James Martin	55	Director
Ilan Katz	48	Director
Stephen D. Collins, MD, PhD.	68	Director

Samuel J. Reich has served as our Chief Executive Officer, Chief Financial Officer and member on our Board of Directors since November 2020. Mr. Reich co-founded Biscayne Neurotherapeutics, Inc. in 2011 and served as its Executive Chairman until its sale to Supernus Pharmaceuticals (Nasdaq: SUPN) in October 2018. Biscayne Neurotherapeutics was focused on novel treatments for seizure disorders. Previously, Mr. Reich was the Executive Vice President of OPKO Ophthalmologics, a division of OPKO Health, Inc. (Nasdaq: OPK) from March 2007 to November 2008, where Mr. Reich served on the executive committee and lead the Ophthalmologics business division. Prior to his position at OPKO, Mr. Reich was the Founder and Executive Vice President of Acuity Pharmaceuticals, Inc., where he worked from July 2002 through March 2007, at which time Acuity Pharmaceuticals merged with OPKO Health. Mr. Reich was a doctoral candidate in the Department of Ophthalmology at the University of Pennsylvania Medical School. He left graduate school prior to the completion of his Ph.D. in order to establish Acuity. Prior to that, he was a graduate student at the University of Pennsylvania in the Biomedical Studies graduate program. He has authored six peer- reviewed scientific publications, and is currently an inventor on sixteen issued U.S. patents and over 50 issued foreign patents. Mr. Reich holds a B.A. with High Honors in Biochemistry from Clark University, cum laude, Phi Beta Kappa.

Jeffrey G. Spragens has served as our Non-Executive Chairman of the Board of Directors since November 2020. From 2005 through 2013, Mr. Spragens was a Co-Founder and the CEO of SafeStitch Medical, Inc., a medical device company that pioneered incisionless surgery techniques that helps to relieve GERD and obesity. In 2013, SafeStitch merged with TransEnterix, Inc. (NYSE: TRXC). In addition, Mr. Spragens was one of the three founding board members of North American Vaccine, which became a publicly traded company in 1990. At North American Vaccine, Mr. Spragens was responsible for securing initial financing and building a commercial manufacturing facility. Mr. Spragens was instrumental in North American Vaccine’s acquisition by Baxter International (NYSE: BAX) in 1999. Mr. Spragens has also been a successful real estate developer and entrepreneur. Mr. Spragens was President of FCH services from 1973 until 1986. FCH developed and managed units of coop and condo housing financed with HUD financing with offices in several major cities. In 1986, Mr. Spragens converted to condo ownership 1,000 apartment units in San Mateo, California, resulting in one of the largest residential project in California at that time. Mr. Spragens was Managing Partner of Gateway Associates, Inc. from 1990 to 2000. In addition, Mr. Spragens developed, owned and operated apartment units in New Jersey, Michigan and Kansas, and has successfully sold many of these units. Mr. Spragens developed, and continues to own and operate Inman Grove Shopping Center in Edison, New Jersey. Mr. Spragens is also a well-known and respected philanthropist. Mr. Spragens is a Founding Board Member and Treasurer of Foundation for Peace. Foundation for Peace provides healthcare, education, and clean water to those in need in Dominican Republic and Haiti. He is also a member of the Board of Directors and Finance Committee of Hernia Help, which provides free hernia surgery to underserved children and adults in developing countries. Mr. Spragens has a BA from the University of Cincinnati, a Law Degree from George Washington University and an MA from American University. Mr. Spragens is well qualified to serve on our board of directors because of his extensive public company management and multi-sector investment experience, and his public company board experience.

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James J. Martin has served as a member on our Board of Directors since November 2020. Since February 2017, Mr. Martin has served as the Chief Financial Officer of Cocrystal Pharma, Inc. (Nasdaq: COCP), a clinical stage therapeutic development company. From 2014 to 2017, Mr. Martin served as Chief Financial Officer of Scivac Therapeutics, Inc., a vaccine development and manufacturing company based in Rehovot, Israel. During his tenure, Scivac merged with Levon Resources, listed on the Toronto Stock Exchange, successfully obtained a dual listing on Nasdaq and Toronto Stock Exchange, and merged with VBI Vaccines (Nasdaq:VBIV). Additionally, from 2016 to 2017, Mr. Martin served as Chief Financial Officer of Motus GI Holdings, Inc. (Nasdaq: MOTS) a medical device company based in Haifa, Israel. From 2011 to 2013, Mr. Martin served as Chief Financial Officer of SafeStitch, Inc. Prior to that, Mr. Martin served as Chief Financial Officer of Avborne Heavy Maintenance, Inc., a venture capital owned aviation company from 2006 to 2011. During his tenure, Mr. Martin was played an integral role in the sale of Avborne Heavy Maintenance to AAR Corp (NYSE: AIR) in 2008. Mr. Martin has an MBA from Barry University and is a veteran of the U.S. armed forces after serving five years in the United States Navy. Mr. Martin is well qualified to serve on our board of directors because of his accounting and financial modeling expertise, and his significant experience acting as principal financial officer for multiple public companies.

Stephen D. Collins, MD, PhD. has served as a member on our Board of Directors since November 2020. Dr. Collins has led or had senior leadership positions in multiple pharmaceutical and biotech companies in a wide range of therapeutic areas, resulting in over a dozen approved drugs and multiple company acquisitions totaling over $1.5 billion. Since 2013, he is Executive Chairman of Xalud Therapeutics, an anti-inflammatory focused company in Phase 2 clinical studies of a novel biological platform. Prior to this, he was most recently the President and CEO of Biscayne Neurotherapeutics. Prior to his position at Biscayne Neurotherapeutics, Mr. Collins was the CEO and President of NeuroTherapeutics Pharma, an early stage biotechnology company focused on the advancement of novel therapeutics for the central nervous system (CNS). Prior to his position at NeuroTherapeutics, he was Chief Scientific Officer & VP for Clinical Affairs of Ovation Pharmaceuticals, an oncology and CNS-focused biopharmaceutical company acquired by Lundbeck A/S. Dr. Collins joined Ovation in 2003, and was responsible for establishing the company’s R&D group. He was also responsible for establishing the safety and post-marketing research groups and led all scientific and medical in-licensing activities. Prior to joining Ovation, Dr. Collins served as a Global Director at Johnson & Johnson, overseeing early-stage development of a variety of agents and as a member of the global in-licensing advisory team. Prior to Johnson and Johnson, he worked in Abbott Laboratories’ Pharmaceutical and Hospital Products Divisions where he developed drugs for multiple indications and supported their business development groups in the review and acquisition of several assets. Dr. Collins has served on the faculty of medicine at Case Western Reserve University and the University of California-Miami Beach. He earned his MD and PhD at Case Western Reserve University after completing undergraduate studies in Physics at the University of California, Berkeley. Dr. Collins is well qualified to serve on our board of directors due to his decades of experience in senior leadership positions with pharmaceutical and biotech companies and as a leading physician.

Ilan Katz is a member on our Board of Directors. Mr. Katz is a corporate attorney with over 20 years of experience specializing in mergers and acquisitions, with a focus on representing life science and technology companies. Mr. Katz is currently a Partner at Dentons where he has been since 2015. At Dentons, Mr. Katz focuses on mergers and acquisitions, private equity, securities law compliance and venture transactions from startups to publicly traded companies. He has previously counsel at Latham & Watkins LLP and served as lead U.S. M&A counsel for Siemens Corporation from 2011 to 2014. After clerking for a Federal judge, Mr. Katz began his career as an attorney at Skadden, Arps, Slate, Meagher & Flom LLP, and he also worked at Frank, Harris, Shriver & Jacobson LLP and Pepper Hamilton, LLP. In addition, Mr. Katz has demonstrated success as an entrepreneur. He co-founded Acuity Pharmaceuticals and served as its outside counsel, including representing Acuity in the reverse merger transaction which resulted in the creation and funding of OPKO Health. Mr. Katz has represented acquirers and target companies in many public and private merger and acquisitions. Mr. Katz has a J.D. from the University of Pennsylvania Law School, cum laude and Order Of The Coif. While at the University of Pennsylvania Law School, Mr. Katz was an Editor of the Law Review. Mr. Katz has a B.A. in economics from Brandeis University where he was magna cum laude. Mr. Katz is well qualified to serve on our board of directors due to his significant experience advising innovative public and private life science and technology companies in connection with hundreds of M&A transactions, as well as his experience counseling public companies in connection with securities and stock exchange matters and public company governance.

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Number and Terms of Office of Officers and Directors

We have five directors. Upon completion of this offering, our board of directors will be divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of James J. Martin and Dr. Stephen D. Collins, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Samuel J. Reich, Jeffrey G. Spragens and Ilan Katz, will expire at the second annual meeting of stockholders.

Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined Mr. Spragens, Mr. Martin and Dr. Collins are “independent directors” as defined in Nasdaq’s listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Officer and Director Compensation

None of our officers has received any compensation for services rendered to us. We have agreed to pay an affiliate of our Sponsor a total of $10,000 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. Other than as set forth elsewhere in this prospectus, no compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers, directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is) except that we may pay our Sponsor or its affiliates, partners or employees, a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination; the amount of any fee we pay to our Sponsor or its affiliates, partners or employees, will be based upon the prevailing market for similar services for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the trust account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to stockholders, to the extent then known, in the tender offer materials or proxy solicitation materials furnished to our stockholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of the post-combination business will be responsible for determining officer and director compensation. Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on our board of directors.

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We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment. Current directors Samuel J. Reich and Jeffrey G. Spragens will remain as directors of the Combined Company after the consummation of the initial business combination and it is expected that Mr. Reich will serve as the Executive Chairman of the Board of the Combined Company after the initial business combination is effected.

Post-Business Combination Executive Compensation

Following the consummation of the Business Combination, New SAB Biotherapeutics intends to develop an executive compensation program that is designed to align compensation with the Combined Company’s business objectives and the creation of stockholder value, while enabling the New SAB Biotherapeutics to attract, retain, incentivize and reward individuals who contribute to the long-term success of New SAB Biotherapeutics. Decisions on the executive compensation program will be made by the compensation committee.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating and corporate governance committee (“nominating committee”) and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee and nominating committee of a listed company be comprised solely of independent directors. Each of our committees is comprised entirely of independent directors.

Audit Committee

On December 7, 2020, we established an audit committee of the board of directors. Mr. Spragens and Dr. Collins serve as members of our audit committee and Mr. Martin serves as chair of our audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Each of Mr. Spragens, Mr. Martin and Dr. Collins meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and our board of directors has determined Mr. Martin qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We adopted an audit committee charter on December 7, 2020, which details the principal functions of the audit committee, including:

●	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

●	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

●	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

●	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

●	obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

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●	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

●	reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

On December 7, 2020, we established a compensation committee of the board of directors. Mr. Spragens and Mr. Martin serve as members of our compensation committee and Dr. Collins serves as chair of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Each of Mr. Spragens, Mr. Martin and Dr. Collins are independent.

We adopted a compensation committee charter on December 7, 2020, which details the principal functions of the compensation committee, including:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

●	reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

●	reviewing on an annual basis our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, other than as indicated in this prospectus, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee during the fiscal year ended December 31, 2020 was a current or former officer or employee of the Company or engaged in certain transactions with the Company required to be disclosed by regulations of the SEC. Additionally, there were no compensation committee “interlocks” during the fiscal year ended December 31, 2020, which generally means that no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of the Company.

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Nominating Committee

On December 7, 2020, we established a nominating committee of the board of directors. Mr. Martin and Dr. Collins serve as members of our nominating committee and Mr. Spragens chairs the nominating committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the nominating committee, all of whom must be independent. Each of Mr. Spragens, Mr. Martin and Dr. Collins are independent.

We adopted a nominating committee charter on December 7, 2020, which details the purpose and responsibilities of the nominating committee, including:

●	screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual meeting of stockholders or to fill vacancies on the board of directors;

●	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines; and

●	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Director Nominations

The process of recommending director nominees for selection by the board of directors is undertaken by the nominating committee (see above).

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

Code of Ethics

We adopted a Code of Ethics applicable to our directors, officers and employees on December 7, 2020. A copy of our Code of Ethics and copies of our audit, nominating and compensation committee charters are available on our website at https://www.bigcypressaccorp.com. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K. Please see “Where You Can Find Additional Information.”

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Executive Officer and Director Compensation

None of our officers or directors has received any cash compensation for services rendered to us. We pay an affiliate of the Sponsor a total of $10,000 per month for office space, administrative support and salaries to be paid to employees of such affiliate for due diligence and related services in connection with our search for a target company (although no salaries or fees are paid from the monthly fee to members of our management team). Upon completion of our initial business combination or our liquidation, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to the Sponsor, officers and directors, or any affiliate of the Sponsor or officers, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is). However, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than Audit Committee review of such payments, we do not have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management in their capacity as such.

Periodic Reporting and Audited Financial Statements

The Company has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Exchange Act, the Company’s annual reports contain financial statements audited and reported on by the Company’s independent registered public accounting firm.

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BCYP’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with BCYP’s financial statements and the notes thereto included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting BCYP’s current expectations, estimates and assumptions concerning events and financial trends that may affect BCYP’s future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements; Market, Ranking and Other Industry Data.”

References in this “BCYP’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company”, “us”, “our” or “we” refer to BCYP.

Overview

We are a blank check company formed under the laws of the State of Delaware on November 12, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate our initial business combination using cash from the proceeds of the IPO and the sale of the Private Placement Units, our capital stock, debt or a combination of cash, stock and debt.

Recent Events

On June 21, 2021, we entered into the Business Combination Agreement, which provides for our business combination with SAB Biotherapeutics pursuant to the merger. See the section entitled “Proposal No. 1 - The Business Combination Proposal” for additional information.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from November 12, 2020 (inception) through June 30, 2021 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for our initial business combination. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account (as defined below) and income/expense from change in fair value of warrant liability. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three and six months ended June 30, 2021, we had operating costs of $256,847 and $368,459, respectively consisting of professional and administrative expense. We also had other income (expense) of ($1,945,314) and $1,139,518, respectively, which consists of $2,896 and $5,315 of interest earned on marketable securities held in the Trust Account, nil and $359,874 of offering expense allocated to the warrants and ($1,948,210) and $1,494,077 gain resulting from the change in the fair value of our warrant liability, respectively.

Liquidity and Capital Resources

On January 14, 2021, we consummated our initial public offering (the “IPO”) of 11,500,000 of our units (the “Public Units”) which included Public Units subject to the underwriters’ over-allotment option, which option was exercised in full. Each Public Unit consists of one share of common stock and one-half redeemable warrant, with each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share (the “Public Warrants”). The Public Units were sold at an offering price of $10.00 per Public Unit, generating gross proceeds of $115,000,000.

Simultaneously with the consummation of the IPO, we consummated the private placement (“Private Placement”) of 417,200 units (the “Private Units”) at a price of $10.00 per Private Unit with each Private Unit consisting of one share of common stock and one-half warrant, with each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 per share (the “Private Warrants”), generating total proceeds of $4,172,000. The Private Units were sold to the Sponsor. The Private Units and Private Warrants are identical to the Public Units and Public Warrants sold in the IPO, except that the Private Warrants underlying the Private Units are non-redeemable and may be exercised on a cashless basis, in each case so long as they continue to be held by the Sponsor or its permitted transferees.

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Following the closing of the IPO and the sale of additional Private Units, an aggregate amount of $116,150,000 has been placed in the trust account (the “Trust Account”) established in connection with the IPO. Transaction costs amounted to $6,108,360 consisting of $1,529,500 of underwriting fee, $4,220,500 of deferred underwriting fee, and $358,360 of other offering costs. In addition, $1,216,731 of cash was held outside of the Trust Account, which is available for the payment of offering costs and for working capital purposes. As a result of the underwriters’ exercise of the over-allotment option in full, 375,000 of the founder shares are no longer subject to forfeiture.

As of June 30, 2021, we had marketable securities held in the Trust Account of $116,155,315 (including $5,315 interest income) consisting of money market funds which invest in U.S. Treasury securities. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through June 30, 2021, we have not withdrawn any interest earned on the Trust Account.

For the six months ended June 30, 2021, net cash used in operating activities was $464,411. Net income of $771,059 was affected by interest earned on marketable securities held in the Trust Account of $5,315, offering costs allocated to warrants of $359,874, a change in the fair value of our warrant liability of $1,494,077, an increase in prepaid assets of $177,609 and a decrease in accrued expenses of $81,657.

For the six months ended June 30, 2021, net cash used in investing activities was $116,150,000 for our investment in the Trust Account.

For the six months ended June 30, 2021, net cash provided by financing activities was $117,286,378 primarily from the sale of public and private Units in the amount of $117,644,605, net of underwriting discounts. This was offset by the $150,000 repayment of a related party promissory note and payment of $208,227 in deferred offering costs.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete the Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2021, we had cash of $756,803 outside the Trust Account. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete the Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we would repay such loaned amounts. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into units at a price of $10.00 per unit, at the option of the lender. The units would be identical to the Private Units.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating the Business Combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to the Business Combination. Moreover, we may need to obtain additional financing either to complete the Business Combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of the Business Combination, in which case we may issue additional securities or incur debt in connection with the Business Combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of the Business Combination. If we are unable to complete the Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following the Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations.

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Off-balance sheet financing arrangements

We did not have any off-balance sheet arrangements as of June 30, 2021.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an affiliate of one of our executive officers a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. We began incurring these fees on January 14, 2021 and will continue to incur these fees monthly until the earlier of the completion of the initial business combination and our liquidation.

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. The following are the critical accounting policies applied in the preparation of the condensed financial statements:

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging.” Derivative instruments are recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. Derivative assets and liabilities are classified on the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date. The Company has determined the Public and Private Warrants are derivative instruments.

FASB ASC 470-20, Debt with Conversion and Other Options addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate IPO proceeds from the Units between common stock and warrants, using the residual method by allocating IPO proceeds first to fair value of the warrants and then the common stock.

Common stock subject to possible redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, shares of the Company’s common stock subject to possible redemption are presented as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

Net income (loss) per common share

Net income per share of common stock is computed by dividing net income by the weighted average number of common stock outstanding for each of the periods. The calculation of diluted income per share of common stock does not consider the effect of the warrants issued in connection with the (i) IPO and contemporaneous issuance of Private Placement Units, (ii) exercise of overallotment and (iii) Private Placement since the exercise of the warrants are contingent upon the occurrence of future events. The warrants are exercisable to purchase 5,958,600 shares of common stock in the aggregate.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements.

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CERTAIN BCYP RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Prior to the IPO, the Initial Stockholders purchased an aggregate of 2,875,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.009 per share. The number of Founder Shares issued was determined based on the expectation that the Founder Shares would represent 20% of the outstanding shares of common stock upon completion of the BCYP IPO.

Contemporaneously with the IPO, the Sponsor also purchase an aggregate of 417,200 Private Placement Units for a purchase price of $10.00 per unit, or approximately $4,172,000. Each Private Placement Unit consists of one share of BCYP Common Stock and one-half of one Private Warrant, which each whole warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment. The Private Units may not, subject to certain limited exceptions, be transferred, assigned or sold by the Sponsor until 30 days after the completion of BCYP’s initial business combination.

The Sponsor and BCYP’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on BCYP’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. BCYP’s audit committee will review on a quarterly basis all payments that were made by BCYP to the Sponsor and BCYP’s officers and directors or BCYP’s or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on BCYP’s behalf.

In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor, an affiliate of the Sponsor or BCYP’s officers and directors may, but none of them is obligated to, loan BCYP funds as may be required. If BCYP completes its initial business combination, BCYP would repay such loaned amounts out of the proceeds of the trust account released to BCYP. In the event that BCYP initial business combination does not close, BCYP may use a portion of the working capital held outside the trust account to repay such loaned amounts but no proceeds from our trust account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to the Sponsor. The terms of such loans by the Sponsor, an affiliate of the Sponsor or BCYP’s officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. BCYP does not expect to seek loans from parties other than the Sponsor, an affiliate of the Sponsor or its officers and directors, if any, as BCYP does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our trust account.

After the initial business combination, members of BCYP’s management team who remain with New SAB Biotherapeutics, if any, may be paid consulting, management or other fees from New SAB Biotherapeutics with any and all amounts being fully disclosed to the New SAB Biotherapeutics stockholders, but no arrangements or compensation has been agreed to as of the date of this proxy statement/prospectus.

BCYP entered into a registration rights agreement with respect to the Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans (if any), as well as forward purchase shares. Pursuant to the terms of the registration rights agreement, the holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans (and any shares of common stock issuable upon the exercise of the Private Placement Warrants or warrants issued upon conversion of the working capital loans and upon conversion of the Founder Shares) and holders of the forward purchase shares and their permitted transferees will be entitled to registration rights requiring BCYP to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Common Stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that BCYP register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to BCYP’s completion of its initial business combination and rights to require BCYP to register for resale such securities pursuant to Rule 415 under the Securities Act. BCYP will bear the expenses incurred in connection with the filing of any such registration statements.

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MANAGEMENT OF NEW SAB BIOTHERAPEUTICS AFTER THE BUSINESS COMBINATION

Directors and Executive Officers

Following the Business Combination, the directors and executive officers of New SAB Biotherapeutics are expected to be as follows:

Samuel J. Reich	46	Executive Chairman of the Board

See “Information About BCYP - Management” for biographical information on Samuel J. Reich.

Jeffrey G. Spragens	79	Director (Independent)

See “Information About BCYP - Management” for biographical information on Jeffrey G. Spragens.

Christine Hamilton, MBA	65	Director

Christine Hamilton, MBA, is a co-founder of SAB and has served as a director since 2014. Ms. Hamilton is the owner and Managing Partner of Christiansen Land and Cattle, Ltd., a fourth-generation diversified farming and ranching enterprise. She also owns Dakota Packing, Inc., a wholesale company based in Las Vegas that provides high-end, “center-of-the-plate” protein products to a national customer base. Ms. Hamilton has served on the boards of directors for several financial and public companies including HF Financial Corporation, Home Federal Bank (now Great Western Bancorp, NYSE: GWB) and, in 2018, was recognized for her exemplary service as a board member of the Federal Reserve Bank (Ninth District) after a four-year term. She currently serves as a board member for publicly traded Titan Machinery, the Padlock Ranch and the Meadowlark Institute. Ms. Hamilton was a governor-appointed commissioner for South Dakota Game Fish & Parks and is a 2016 inductee to the South Dakota Hall of Fame for her contributions to the state and agribusiness. In 2000, Ms. Hamilton and her family formed the Matson Halverson Christiansen Hamilton Foundation (MHCH), a not-for-profit foundation with a mission to improve the quality of life and create opportunities for growth and enterprise development in South Dakota. Hamilton holds a philosophy degree from Smith College in Northampton, Massachusetts and an MBA in entrepreneurship from the University of Arizona.

William Polvino, MD	60	Director (Independent)

Dr. William J. Polvino, MD, has served as a Director of SAB since 2019, after having served as a Business Advisor to the company for several years. Dr. Polvino is pharmaceutical entrepreneur with more than 25 years of experience in the healthcare arena. He is currently CEO of Bridge Medicines, a pioneering drug discovery company focused on advancing promising early technologies from concept to clinic. Prior to Bridge Medicines, Dr. Polvino was president and chief executive officer of Veloxis Pharmaceuticals A/S (NASDAQ: VELO), a public biotechnology company that deployed proprietary formulation technology to develop and commercialize an innovative oral drug product for transplant patients. He also served as president and CEO of Helsinn Therapeutics (formerly Sapphire Therapeutics), and has held executive and senior-level positions in drug development at Merck, Wyeth and Theravance. Dr. Polvino earned his medical degree from Rutgers Medical School and a B.S. in Biology from Boston College. He trained in internal medicine at Massachusetts General Hospital and was a fellow in clinical pharmacology at the National Institutes of Health prior to entering the pharmaceutical and biotechnology industry.

Mervyn Turner, PhD	74	Director (Independent)

Dr. Mervyn Turner joined the SAB board of directors in 2020. Dr. Turner has nearly 35 years of experience in pharmaceutical drug discovery, research and development, licensing and business development, emerging markets strategy development and implementation. He spent 27 years at Merck & Co. Inc., holding positions of increasing responsibility in Merck Research Laboratories before joining the company’s Executive Committee as Chief Strategy Officer. Since his retirement from Merck & Co., he is currently an Advisor to Bay City Capital, a San Francisco-based venture firm, to Bridge Medicines, a commercial incubator for early-stage innovation based in New York City, and to Adagene, a China-based therapeutic antibody company. Dr. Turner is also a member of the Board of EnGeneIC (Sydney, Australia), and the Chairman of the Board of LUNAC. He also serves on the Scientific Advisory Boards of Blade Therapeutics and Spinogenix. Dr. Turner was previously a Senior Healthcare Advisor to Lazard, a leading financial services and investment banking firm. He holds his Ph.D. in Chemistry from the University of Sheffield.

David Link, MBA	66	Director (Independent)

David Link, MBA, has served as a Director of SAB since 2018 and is currently Vice-Chairman. Mr. Link is the former Executive Vice President and Chief Strategy Office at Sanford Health with more than three decades of experience in strategy, planning and financial operations. During his tenure, Mr. Link contributed significantly to growing the organization from a regional health system into one of the nation’s largest non-profit, integrated health care delivery systems. He was also charged with overseeing Sanford Health Plan, Sanford Foundation and research and development, including Sanford Research. Under his leadership, the initial Sanford Clinic was created as well as the development of Sanford World Clinics, an initiative designed to provide communities around the world with permanent, sustainable health care infrastructure. Currently, Dave serves as an appointed program director in the President’s Office at Dakota State University, one of the nation’s leading programs in cyber security. Dave holds board or committee positions with Enterprise 605, the South Dakota REACH Committee, South Dakota Research and Commercialization Council and Sanford Research. In 2019, he was honored for his exemplary leadership and support of the state’s bioscience industry with the LIVE Award at the South Dakota Biotech. Dave holds a bachelor’s degree in data processing and computer science, an MBA from the University of South Dakota and a master’s in health care administration from the University of Minnesota.

Eddie J. Sullivan, PhD	55	President, CEO & Director

Eddie J. Sullivan, PhD, is a co-founder of SAB and has been served as president and CEO since 2014. Dr. Sullivan has served in biopharma leadership positions for more than 25 years. Prior to SAB, he held the CEO role or other leadership roles in predecessor entities to SAB, including CEO of Hematech, a subsidiary of Kyowa Hakko Kirin. During that time, he led initiatives to develop infectious disease, cancer and autoimmune immunotherapies. In addition to raising over $250 million in capital to develop biopharmaceutical platform technologies, he has also led several successful mergers and acquisitions. A recognized thought leader in antibodies and transgenic animals, Dr. Sullivan serves on the Board of Directors for the Biotechnology Innovation Organization (BIO) and has served on its Executive Committee. He has worked with industry committees and discussion groups that have focused on animal biotechnology, regulatory framework, human immunotherapies and global health threats. Dr. Sullivan was governor-appointed to South Dakota’s Research Commercialization Council and is Chairman of the state’s National Science Foundation-EPSCoR committee. He also founded, served as president and remains an advisor to the state affiliate of BIO, South Dakota Biotech, and in 2014 was honored for his leadership, innovation, vision and entrepreneurship with the inaugural LIVE award. He holds an undergraduate degree from the University of Arizona and graduate degrees from Brigham Young University, Kennedy-Western University, and Utah State University in both reproduction and business.

Charles H. Randall, Jr., MBA	58	Chief Strategy Officer

Charles H. Randall, Jr. has served as Chief Strategy Officer of SAB since 2021. Prior to his current role he has held various roles including Chief Operations Officer and Chief Financial Officer since the company’s founding in 2014. Prior to SAB Biotherapeutics, Mr. Randall served in various capacities as an executive in finance, development, and asset management. Prior experience includes, leading the market, legal and operational structuring for a $200M institutional equity fund; development planning for an industrial scale food processing business; and capital strategy and development sequencing for a $2B redevelopment plan for a major military base. He has expertise in strategy, organizational development and investment, asset management, financial analysis and project development. Mr. Randall holds a BA in English from Pitzer College, Claremont, CA, and an MBA from the University of Colorado, Boulder.

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Thomas Luke, MD	59	Chief Medical Officer

Dr. Tom Luke, MD, has served as SAB’s Chief Medical Officer since 2018. Dr. Luke joined the company following 30 years with the United States Navy and ten years as a Principal Investigator with the Henry Jackson Foundation at the Naval Medical Research Center—the last four working with SAB’s DiversitAb™ platform on several emerging infectious disease targets. He has over 20 years of clinical studies experience and is a recognized and widely published expert. Dr. Luke’s experience in public health and immunology includes his work as deputy director of Population Health and Preventive Medicine at the Bureau of Medicine and Surgery in Washington, DC. An engineering graduate of the United States Naval Academy, with a graduate degree in business and management from Webster University, Luke received his MD and a Master of Tropical Medicine and Hygiene degree from the Uniformed Services University of Health Sciences.

Russell Beyer, MBA, CMA	66	Chief Financial Officer

Russell Beyer recently joined SAB as Chief Financial Officer in September 2021. Mr. Beyer is a global strategic business leader, bringing more than 20 years of experience working with Fortune 100 companies in the pharmaceutical industry, such as Teva, AstraZeneca, and IPR Pharmaceuticals. In addition to working in the pharmaceutical industry, Russell also served in strategic financial leadership roles for World Fuel Services and Hewlett-Packard. His professional background encompasses extensive experience in fostering a team-based approach to leading merger and post-merger integration activities, developing shared services operations, implementing global ERP platforms, and delivering strong profitability for the companies he served. He received his MBA from Simon School of Business at the University of Rochester, and his BA from St. Lawrence University.

Legal Proceedings

There is no material litigation, arbitration or governmental proceeding currently pending against SAB Biotherapeutics or any members of its management in their capacity as such.

Family Relationships

There will be no family relationships among any of New SAB Biotherapeutics’ directors or executive officers following the business combination. Edward Hamilton, currently the Executive Chairman of SAB Biotherapeutics, will retire from such role as of the consummation of the merger. Mr. Hamilton will be a Board Observer as of the consummation of the merger. Edward Hamilton is Christine Hamilton’s husband.

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DESCRIPTION OF NEW SAB BIOTHERAPEUTICS’ SECURITIES

The following description summarizes certain important terms of New SAB Biotherapeutics’ capital stock, as they are expected to be in effect upon the closing of this Business Combination. It is expected that the Proposed Charter and Proposed Bylaws will be adopted and be in effect upon the closing of this Business Combination, and this description summarizes the provisions that are expected to be included in such documents. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of New SAB Biotherapeutics’ Securities,” you should refer to New SAB Biotherapeutics’ Proposed Charter, Proposed Bylaws, and Investor Rights Agreement, which are included as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and to the applicable provisions of Delaware law.

For more information about the Charter Amendment Proposal, see “Proposal No. 2-The Charter Amendment Proposal.”

Upon the closing of this Business Combination, New SAB Biotherapeutics’ authorized capital stock will consist of 500,000,000 shares of capital stock, $0.0001 par value per share, consisting of 490,000,000 shares of common stock and 10,000,000 shares of preferred stock.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of New SAB Biotherapeutics Common Stock will be entitled to receive dividends out of funds legally available if New SAB Biotherapeutics’ Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that New SAB Biotherapeutics’ Board may determine.

No Preemptive or Similar Rights

New SAB Biotherapeutics’ common stock will not be entitled to preemptive rights, and is not subject to redemption or sinking fund provisions.

Voting Rights

Holders of New SAB Biotherapeutics’ common stock will be entitled to one vote for each share held as of the applicable record date on all matters submitted to a vote of stockholders.

New SAB Biotherapeutics’ stockholders will not have the ability to cumulate votes for the election of directors. As a result, the holders of a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise provided by law, New SAB Biotherapeutics’ governing documents or the rules of the stock exchange on which New SAB Biotherapeutics’ securities are listed. The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote as of the applicable record date, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

New SAB Biotherapeutics’ Proposed Charter and the Proposed Bylaws will provide for a classified board of directors consisting of three classes of approximately equal size, each serving staggered three-year terms. Only the directors in one class will be elected at each annual meeting of New SAB Biotherapeutics’ stockholders, with the directors in the other classes continuing for the remainder of their respective three-year terms.

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Liquidation Rights

If New SAB Biotherapeutics becomes subject to a liquidation, dissolution or winding-up, the assets legally available for distribution to its stockholders would be distributable ratably among the holders of its common stock and any participating preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Fully Paid and Nonassessable

In connection with this Business Combination, BCYP’s legal counsel will opine that the shares of BCYP Common Stock to be issued in this Business Combination will be fully paid and non-assessable.

Preferred Stock

New SAB Biotherapeutics’ Board will have the authority, subject to limitations prescribed by Delaware law, to issue shares of authorized but unissued preferred stock in one or more series, and to fix the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in each case without further vote or action by New SAB Biotherapeutics’ stockholders. These powers, rights, preferences and privileges could include dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price(s) and liquidation preferences, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in New SAB Biotherapeutics’ control or other corporate action. As of the closing of this Business Combination, no shares of preferred stock will be outstanding.

Warrants

Public Stockholders’ Warrants

Pursuant to the Warrant Agreement, each whole warrant entitles the registered holder to purchase one share of New SAB Biotherapeutics Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the merger. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of New SAB Biotherapeutics Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the merger, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New SAB Biotherapeutics will not be obligated to deliver any shares of New SAB Biotherapeutics Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of New SAB Biotherapeutics Common Stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those shares of New SAB Biotherapeutics Common Stock is available, subject to New SAB Biotherapeutics satisfying its obligations described below with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and New SAB Biotherapeutics will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless New SAB Biotherapeutics has agreed that as soon as practicable, but in no event later than 15 business days after the Closing of the merger, it will use its reasonable best efforts to file with the SEC, and within 60 business days following the merger to have declared effective, a registration statement covering the issuance of the shares of New SAB Biotherapeutics Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of New SAB Biotherapeutics Common Stock until the warrants expire or are redeemed. Notwithstanding the above, if the New SAB Biotherapeutics Common Stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, New SAB Biotherapeutics may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event New SAB Biotherapeutics so elects, it will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.

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Redemption of Warrants.

Redemption of warrants when the price per share of New SAB Biotherapeutics Common Stock equals or exceeds $18.00.

Once the warrants become exercisable, New SAB Biotherapeutics may call the warrants for redemption:

New SAB Biotherapeutics Warrants will not be exercisable for cash unless New SAB Biotherapeutics has an effective and current registration statement covering the shares of New SAB Biotherapeutics Common Stock issuable upon exercise of the New SAB Biotherapeutics Warrants and a current prospectus relating to such shares of New SAB Biotherapeutics Common Stock. Notwithstanding the foregoing, if a registration statement covering the shares of New SAB Biotherapeutics Common Stock issuable upon exercise of the Public Warrants is not effective within 60 business days following the consummation of New SAB Biotherapeutics’ initial business combination, holders of Public Warrants may, until such time as there is an effective registration statement and during any period when New SAB Biotherapeutics has failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their Public Warrants on a cashless basis. In the event of such a cashless exercise, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of New SAB Biotherapeutics Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New SAB Biotherapeutics Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of New SAB Biotherapeutics Common Stock for the ten trading days ending on the trading day prior to the date of exercise.

New SAB Biotherapeutics may call the New SAB Biotherapeutics Warrants for redemption (excluding the Private Warrants), in whole and not in part, at a price of $0.01 per warrant, (i) at any time after the New SAB Biotherapeutics Warrants become exercisable, (ii) upon not less than 30 days’ prior written notice of redemption to each holder of New SAB Biotherapeutics Warrants after the warrants become exercisable, and (iii) if, and only if, the reported last sale price of the shares of New SAB Biotherapeutics Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the New SAB Biotherapeutics Warrants become exercisable and ending on the third trading day prior to the notice of redemption to holders of New SAB Biotherapeutics Warrants.

The right to exercise will be forfeited unless the New SAB Biotherapeutics Warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a New SAB Biotherapeutics Warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

If New SAB Biotherapeutics calls the New SAB Biotherapeutics Warrants for redemption as described above, New SAB Biotherapeutics’ management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the New SAB Biotherapeutics Warrants for that number of shares of New SAB Biotherapeutics Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New SAB Biotherapeutics Common Stock underlying the New SAB Biotherapeutics Warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (as defined below) by (y) the fair market value. The “fair market value” for this purpose means the average reported last sale price of the shares of New SAB Biotherapeutics Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of New SAB Biotherapeutics Warrants.

The exercise price and number of shares of New SAB Biotherapeutics Common Stock issuable on exercise of the New SAB Biotherapeutics Warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, except as described below, the New SAB Biotherapeutics Warrants will not be adjusted for issuances of shares of New SAB Biotherapeutics Common Stock at a price below their respective exercise prices.

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In addition, if (x) New SAB Biotherapeutics issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by New SAB Biotherapeutics’ board of directors, and in the case of any such issuance to the Sponsor, initial stockholders or their affiliates, without taking into account any Founder Shares held by them prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of New SAB Biotherapeutics’ initial business combination on the date of the consummation of its initial business combination (net of redemptions), and (z) the “market value” (as defined below) is below $9.20 per share, the exercise price of the New SAB Biotherapeutics Warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of, (i) the market value or (ii) the price at which New SAB Biotherapeutics issues the additional shares of common stock or equity-linked securities. The “market value” for this purpose means the volume weighted average trading price of New SAB Biotherapeutics Common Stock during the 20 trading day period starting on the trading day prior to the day on which New SAB Biotherapeutics consummates its initial business combination.

No fractional shares will be issued upon exercise of the New SAB Biotherapeutics Warrants. If, upon exercise of the New SAB Biotherapeutics Warrants, a holder would be entitled to receive a fractional interest in a share, New SAB Biotherapeutics will, upon exercise, round up to the nearest whole number the number of shares of New SAB Biotherapeutics Common Stock to be issued to the warrant holder.

Transfer Agent and Registrar

Upon the completion of this Business Combination, the transfer agent and registrar for New SAB Biotherapeutics’ common stock will be Continental Stock Transfer & Trust Company. The transfer agent and registrar’s address is 1 State St 30th Floor, New York, NY 10004.

Listing

On July 13, 2021, we applied to list the New SAB Biotherapeutics Common Stock and Public Warrants on the Nasdaq Global Market under the symbols “DIVR” and “DIVRW”, respectively.

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COMPARISON OF STOCKHOLDER RIGHTS

Comparison of Stockholders’ Rights

Set forth below is a summary comparison of material differences between the rights of BCYP stockholders under the Current Charter and bylaws (left column) and under the Proposed Charter and bylaws (right column). The summary set forth below is not intended to be complete or to provide a comprehensive discussion of the governing documents described herein. The summary below is subject to, and qualified in its entirety by reference to, the full text of the Current Charter and bylaws as well as the Proposed Charter a copy of which is attached as Annex D to the Business Combination Agreement, which is provided with this proxy statement/prospectus, as well as the relevant provisions of the DGCL. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a BCYP stockholder before the Business Combination and being a New SAB Biotherapeutics stockholder following the completion of the Business Combination.

For information on the Charter Amendment Proposal, see the section entitled “The Charter Amendment Proposal.”

Current Governance	Proposed Governance

Name Change

BCYP’s current name is Big Cypress Acquisition Corp.	Upon Closing, BCYP’s name will be SAB Biotherapeutics, Inc. (“SAB Biotherapeutics”).

Purpose

The Current Charter provides that the purpose of the corporation is to engage in any lawful activity for which corporations may be organized in Delaware. In addition, BCYP has all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of BCYP, including, but not limited to, effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination, involving BCYP and one or more businesses.	The Proposed Charter will provide that the purpose of the corporation will be to engage in any lawful activity for which corporations may be organized in Delaware.

Authorized Capital Stock

The Current Charter authorizes the issuance of up to 51,000,000 shares, par value $0.0001 per share, consisting of:	The Proposed Charter will authorize the issuance of up to 500,000,000 shares, par value $0.0001 per share, consisting of:

BCYP Common Stock: 50,000,000 shares of common stock.	SAB Biotherapeutics Common Stock: 490,000,000 shares of common stock, including 490,000,000 shares of voting common stock (“SAB Biotherapeutics Common Stock”).

BCYP Preferred Stock: 1,000,000 shares of preferred stock.	SAB Biotherapeutics Preferred Stock: 10,000,000 shares of preferred stock.

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Voting

Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the BCYP Common Stock possesses all power of voting. Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, each share of BCYP Common Stock shall entitle the holder to one vote. The BCYP Common Stock shall generally vote as a single class. Subject to the rights of the holders of preferred stock to elect directors pursuant to the terms of one or more series of preferred stock, at all meetings at which a quorum is present, the election of directors shall be determined by a plurality of the votes cast. All other matters presented to the stockholders at a meeting at which a quorum is present shall be determined by the vote of a majority of the votes cast, unless the matter is one upon which, by applicable law, the Current Charter, the Current Bylaws or applicable stock exchange rules, a different vote is required, in which such provision shall govern and control.	Except as otherwise required by statute, the Proposed Charter or any Preferred Stock Designation, the SAB Biotherapeutics Common Stock possesses all power of voting, and each outstanding share of SAB Biotherapeutics Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders for their vote; provided, however, that, except as otherwise required by law, holders of SAB Biotherapeutics Common Stock shall not be entitled to vote on any amendment to the Proposed Charter (including any certificate of designation filed with respect to any series of preferred stock) that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series of preferred stock are entitled, either separately or together as a class with the holders of one or more other such series of preferred stock, to vote thereon by law or pursuant to the Proposed Charter (including any certificate of designation filed with respect to any series of preferred stock).

Except as otherwise required by statute, the Current Charter or any Preferred Stock Designation, the BCYP Common Stock shall not have the right to vote on any amendment to the Current Charter affecting the rights of any class of preferred stock or BCYP Common Stock if the Current Charter, including any Preferred Stock Designation, grants rights to vote on the amendment to one or more specified series of preferred stock or BCYP Common Stock.

Rights of Preferred Stock

The Current Charter permits the Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preferences and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.	The Proposed Charter permits the Board to provide out of the unissued shares of preferred stock for one or more series of preferred stock and to establish from time to time the number of shares to be included in each such series, to fix the voting rights, if any, powers, designations, preferences and relative, participating, optional, special, and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof. The rights of each series of preferred stock shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series of preferred stock and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

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Number and Qualification of Directors

The number of directors of BCYP shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.	Pursuant to the Proposed Charter, the number of directors that shall constitute the SAB Biotherapeutics Board shall be fixed exclusively by resolutions adopted by a majority of the SAB Biotherapeutics Board, other than directors who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series.

Structure of the Board; Election of Directors

Under the Current Charter, the Board is classified into two classes of directors, as nearly equal in number as possible, with staggered terms of office.	Under the Proposed Charter, subject to the rights of the holders of any series of preferred stock to elect additional directors under specified circumstances, the SAB Biotherapeutics Board will be classified into three classes of directors with staggered terms of office. A decrease in the number of directors will not shorten the term of any incumbent director.

Subject to the rights of the holders of one or more series of preferred stock to elect directors, the election of directors shall be determined by a plurality of the votes cast.	Pursuant to the Proposed Bylaws, the election of directors will be determined by a plurality of the votes cast.

Removal of Directors

Under the Current Charter, directors may be removed at any time, with or without cause by the affirmative vote of the majority of the voting power of all then outstanding capital stock of BCYP entitled to vote in the election of directors, voting together as a single class.	Under the Proposed Charter, subject to the rights of any series of preferred stock, directors may be removed at any time, but only for cause and only by the affirmative vote of 66.7% of the voting power of all then outstanding capital stock entitled to vote generally at an election of directors, voting together as a single class.

Supermajority Voting Provisions

None	The Proposed Charter will require the affirmative vote of the holders of at least 66.7% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to (a) alter, amend or repeal the Proposed Bylaws, (b) to remove a director for cause or (c) alter, amend or appeal Sections 7.1 and 7.3 of Article VII or Article VIII of the Proposed Charter.

Cumulative Voting

Delaware law provides that a corporation may grant stockholders cumulative voting rights for the election of directors in its certificate of incorporation; however, the Current Charter bars cumulative voting.	No material change.

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Vacancies on the Board of Directors

Under the Current Charter, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office. Any director so chosen shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Under the Proposed Charter, subject to applicable law and the rights of holders of any series of preferred stock, vacancies will be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders). Any director so elected shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Special Meeting of the Board of Directors

Special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.	No material change.

Amendments to Certificate of Incorporation

The Current Charter may be amended as permitted under Delaware law, except that Article IX provides that no amendment to Article IX shall be effective prior to the consummation of the initial Business Combination unless approved by the affirmative vote of the holders of at least a majority (50.1%) of all then outstanding shares of the Common Stock.	The Proposed Charter may be amended by a vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

Notwithstanding any provision therein, the Proposed Charter will require the affirmative vote of the holders of at least 66.7% of the voting power of all of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class to (a) alter, amend or repeal the Proposed Bylaws, (b) to remove a director for cause or (c) alter, amend or appeal Sections 7.1 and 7.3 of Article VII or Article VIII of the Proposed Charter.

Provisions Specific to a Blank Check Company

The Current Charter prohibits BCYP from entering into a Business Combination with another blank check company or similar company with nominal operations.	None.

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Amendment of Bylaws

The Board is expressly authorized to adopt, amend, alter or repeal the Current Bylaws on affirmative vote of the majority of directors. In addition, the Current Bylaws may be adopted, amended, altered or repealed by BCYP stockholders by the affirmative vote of the holders of at least a majority of the voting power of all then outstanding capital stock of BCYP entitled to vote in the election of directors, voting together as a class.	Under the Proposed Charter, the SAB Biotherapeutics Board will be expressly authorized to adopt, amend, alter or repeal the Proposed Bylaws upon the affirmative vote of the majority of directors. In addition, the Proposed Bylaws may be adopted, amended, or repealed by SAB Biotherapeutics stockholders by the affirmative vote of the holders of at least 66.7% of the voting power of all then outstanding capital stock entitled to vote generally in the election of directors, voting together as a single class.

Amendments to Article VIII of the Current Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock of BCYP.	Amendments to Article VIII of the Proposed Bylaws, concerning indemnification of directors, officers, and other specified individuals, requires an affirmative vote of at least 66.7% of the voting power of all outstanding shares of capital stock of BCYP.

Adoption and amendment of the Current Bylaws by stockholders shall not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws.	Adoption and amendment of the Current Bylaws by stockholders shall not invalidate any prior act of the Board that would have been valid absent the adoption of the new Bylaws.

Quorum

Board of Directors: A majority of the total number of duly elected directors then in office shall constitute a quorum for the transaction of business, except as may be otherwise specifically provided by statute, the Current Bylaws or the Current Charter.	Board of Directors: A majority of the total number of duly elected directors then in office shall constitute a quorum for the transaction of business, except as may be otherwise specifically provided by statute, the Current Bylaws or the Current Charter.

Stockholders: The holders of a majority of the shares of capital stock of BCYP issued and outstanding and entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Current Bylaws and the Current Charter. If a matter may only be voted on by one or more specified series of BCYP Common Stock or preferred stock, then a majority of the shares of stock issued and outstanding and entitled to vote on that matter shall constitute a quorum.	Stockholders: The holders of a majority of the shares of capital stock of BCYP issued and outstanding and entitled to vote shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the Current Bylaws and the Current Charter. If a matter may only be voted on by one or more specified series of BCYP Common Stock or preferred stock, then a majority of the shares of stock issued and outstanding and entitled to vote on that matter shall constitute a quorum.

If a quorum is not present, then the chairman of the meeting shall have power to adjourn the meeting until a quorum attend. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.	If a quorum is not present, then the chairman of the meeting shall have power to adjourn the meeting until a quorum attend. The stockholders present at a duly convened meeting may continue to transact business notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Stockholder Action by Written Consent

Under the Current Charter, any action required or permitted to be taken by the stockholders of BCYP must be effected by a duly called annual or Special Meeting of such stockholders and may not be effected by written consent of the stockholders.	No material change.

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Special Stockholder Meetings

Under the Current Bylaws, subject to the rights of any outstanding series of preferred stock or the requirements of law, Special Meetings of stockholder may be called only by the Chairman of the Board, the Chief Executive Officer of BCYP, or by a resolution passed by the majority of the Board. Special Meetings may not be called by stockholders or any other person except as specified above.	No material change

Notice of Stockholders Meetings

In accordance with the DGCL, except as otherwise provided in the Current Charter, Current Bylaws or permitted by statute, all notices of meetings with BCYP stockholders shall be in writing and shall be sent or otherwise given in accordance with the Current Bylaws not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place (if any), date and time of the meeting, and in the case of a Special Meeting, the purpose or purposes for which the meeting is called. Notice of meetings also may be given to stockholders by means of electronic transmission in accordance with statute.	No material change.

Stockholder Nominations of Persons for Election of Directors

Under the Current Bylaws, nominations of persons for election to the Board may be made at an annual meeting or at a Special Meeting of stockholders at which directors are to be elected pursuant to BCYP’s notice of meeting only by giving notice to the Secretary. Notice must be received by the Secretary at the principal executive offices of BCYP (i) in the case of an annual meeting, not later than the close of business on the 90th day nor earlier than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is more than 30 days before or more than 60 days after such anniversary date (or if there has been no prior annual meeting), notice by the stockholders to be timely must be so received no earlier than the close of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th days before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual was first made by BCYP; and (ii) in the case of a Special Meeting of stockholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which public announcement of the date of the Special Meeting is first made by BCYP. The stockholder’s notice to the Secretary must be in proper form, including all information required by the Current Bylaws and comply with all applicable requirements of the Exchange Act.	No material change.

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Stockholder Proposals (Other than Nominations of Persons for Election of Directors)

In order for a stockholder to bring a matter before the annual meeting, the stockholder must give timely notice to the Secretary of BCYP, as described in the Current Bylaws. The notice requirements are also deemed satisfied if the stockholder complies with the requirements of Rule 14a-8 (or any successor thereof) of the Exchange Act.	No material change.

Limitation of Liability of Directors and Officers

Under the Current Charter, to the fullest extent permitted by the DCGL, a director of BCYP shall not be personally liable to BCYP or its stockholders for monetary damages for breach of fiduciary duty as a director, unless they violated their duty of loyalty, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or redemptions, or derived improper personal benefit from their actions as a director.	No material change.

Indemnification of Directors, Officers, Employees and Agents

Under the Current Charter, BCYP is required to indemnify against all expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is, was, or agreed to become a director or office of BCYP or any predecessor of BCYP, or serves or served at any other enterprise as a director or officer at the request of BCYP or any predecessor to BCYP.	No material change.

Corporate Opportunity Provision

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, does not apply with respect to BCYP or any of its officers or directors, except, the doctrine of corporate opportunity applies with respect to any of the directors or officers only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of BCYP and such opportunity is one BCYP is legally and contractually permitted to undertake and would otherwise be reasonable for BCYP to pursue, and to the extent the director or officer is permitted to refer that opportunity to BCYP without violating any legal obligation.	No material change.

Liquidation

Under the Current Charter, in the event of a voluntary or involuntary liquidation, dissolution or winding up of BCYP, after payment of the debts and liabilities of BCYP and subject to the provisions of statute and the Current Charter and any rights of the holders of BCYP preferred stock, the holders of shares of BCYP Common Stock shall be entitled to all remaining assets of BCYP.	No material change.

Inspection of Books and Records; Stockholder Lists

Inspection: Under Section 220 of the DGCL, any BCYP stockholder, in person or by attorney or other agent, has, upon written demand under oath stating the purpose thereof, the right during the usual hours for business to inspect for any proper purpose and to make copies and extracts from BCYP’s stock ledger, a list of its stockholders and its other books and records.	No material change.

Voting List: Under the Current Bylaws, BCYP will prepare and make available, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting. The list will be open to the examination of any stockholder, for any purpose germane to the meeting, as required by applicable law.

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Choice of Forum

Under the Current Charter, unless BCYP consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is designated in the Current Charter as the sole and exclusive forum for (A) any derivative action or proceeding asserting a claim on behalf of BCYP, (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of BCYP to BCYP or BCYP’s stockholders, (C) any action or proceeding asserting a claim against BCYP, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or Current Bylaws, or (D) any action or proceeding asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. If the suit is brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel, subject to certain exceptions. This provision does not apply to suits brought to enforce liability or duties created by the Exchange Act or any other claim where the U.S. federal courts have exclusive jurisdiction.	Under the Proposed Charter, unless SAB Biotherapeutics consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (i) any derivative claim or cause of action brought on behalf of SAB Biotherapeutics; (ii) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer or other employee of SAB Biotherapeutics to SAB Biotherapeutics or SAB Biotherapeutics’ stockholders; (iii) any claim or cause of action against SAB Biotherapeutics or any current or former director, officer or other employee of SAB Biotherapeutics, arising out of or pursuant to any provision of the DGCL, the Proposed Charter or the Proposed Bylaws (as each may be amended from time to time); (iv) any claim or cause of action against SAB Biotherapeutics or any current or former director, officer or other employee of SAB Biotherapeutics governed by the internal-affairs doctrine or otherwise related to SAB Biotherapeutics’ internal affairs. This provision will not apply to claims or causes of action brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Any person or entity holding, owning or otherwise acquiring any interest in any security of SAB Biotherapeutics that files an action in a court located in any jurisdiction other than the State of Delaware, relating to the subject matter set forth above, shall be deemed to have notice of and consented to the foregoing provisions of the Proposed Charter.

These choice-of-forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that he, she or it believes to be favorable for disputes with New SAB Biotherapeutics or New SAB Biotherapeutics’ directors, officers or other employees, which may discourage such lawsuits. Furthermore, these choice-of-forum provisions may also result in increased costs for investors and shareholders to bring a claim against us. We note that there is uncertainty as to whether a court would enforce these provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Alternatively, if a court were to find these provisions of the Proposed Charter unenforceable with respect to one or more of the specified types of actions or proceedings, New SAB Biotherapeutics may incur additional costs associated with resolving such matters in other jurisdictions, which could materially adversely affect New SAB Biotherapeutics’ business, financial condition and results of operations and result in a diversion of the time and resources of New SAB Biotherapeutics’ management and board of directors.

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SHARES ELIGIBLE FOR FUTURE SALE

Upon the Closing, New SAB Biotherapeutics will have shares of New SAB Biotherapeutics Common Stock authorized and, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to shares of New SAB Biotherapeutics Common Stock outstanding, assuming no shares of BCYP Common Stock are redeemed in connection with the Business Combination. All of the shares of New SAB Biotherapeutics Common Stock issued in connection with the Business Combination will be freely transferable by persons other than by New SAB Biotherapeutics’ “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of New SAB Biotherapeutics Common Stock in the public market could adversely affect prevailing market prices of the New SAB Biotherapeutics Common Stock.

Amended and Restated Registration Rights Agreement

In connection with the execution of the Business Combination Agreement, the Sponsor and certain stockholders of SAB Biotherapeutics (the “Lock Up Parties”) have agreed to enter into an Amended and Restated Registration Rights Agreement which provides certain customary registration rights and subjects the shares of New SAB Biotherapeutics Common Stock to be held by the Lock Up Parties to a lock-up period for 180 days after Closing, during which such parties may not transfer any shares of New SAB Biotherapeutics Common Stock. Pursuant to the terms of the Amended and Restated Registration Rights Agreement, New SAB Biotherapeutics will be obligated to file a registration statement to register the resale of certain securities of BCYP held by the Lock-Up Parties and Ladenburg Thalmann & Co. Inc. and certain of its employees.

The Amended and Restated Registration Rights Agreement also provides that a representative of BioDak, LLC “BioDak”) will have the right to attend meetings of the BCYP Board of Directors after the effective time, until such time as BioDak and its affiliates transfer more than 75% of the New SAB Biotherapeutics Common Stock held by them as of the Closing.

For more information about the Investor Rights Agreement and the Lock-Up Agreement, see “Certain Agreements Related to the Business Combination-Amended and Restated Registration Rights Agreement.”

Rule 144

A person who has beneficially owned restricted shares of BCYP Common Stock or restricted BCYP Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale. Persons who have beneficially owned restricted shares of BCYP Common Stock or restricted BCYP Warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of securities that does not exceed the greater of either of the following:

●	1% of the then outstanding equity shares of the same class which, immediately after the Business Combination; or

●	the average weekly trading volume of BCYP Common Stock of the same class or BCYP Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of BCYP under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about BCYP.

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Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after Closing, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are shares of BCYP Common Stock outstanding and shares of BCYP Common Stock outstanding. Of these shares, the shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining shares are owned by the Sponsor and are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

As of the date of this proxy statement/prospectus, there are a total of BCYP Warrants outstanding. Each warrant is exercisable for one share of BCYP Common Stock, in accordance with the terms of the BCYP Warrant Agreement. of these BCYP Warrants are public warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to maintain an effective registration statement under the Securities Act covering the shares of BCYP Common Stock that may be issued upon the exercise of the public BCYP Warrants.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of SAB Biotherapeutics’ employees, consultants or advisors who purchases equity shares from BCYP in connection with a compensatory stock plan or other written agreement executed prior to the Closing is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

175

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the actual beneficial ownership of BCYP Common Stock as of June 30, 2021 and (ii) the expected beneficial ownership of New SAB Biotherapeutics Common Stock immediately following the merger, (assuming a no redemption scenario) by: each person who is, or is expected to be, the beneficial owner of more than 5% of outstanding shares of BCYP Common Stock or of New SAB Biotherapeutics Common Stock; each of BCYP’s current executive officers and directors; each person who will become an executive officer or director of New BCYP; and all executive officers and directors of BCYP as a group pre-merger and all executive officers and directors of New SAB Biotherapeutics.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of BCYP Common Stock prior to the merger is based on 14,792,200 shares of BCYP Common Stock issued and outstanding as of June 30, 2021. The beneficial ownership of BCYP after the merger is based on [14,792,200] shares of BCYP Common Stock issued and outstanding as of June 30, 2021 and the issuance of 29,702,970 shares of BCYP Common Stock to SAB Biotherapeutics security holders in connection with the business combination.

	Before the Business Combination		After the Business Combination – Assuming No Redemptions
Name and Address of Beneficial Owner(1)	Number of Shares	Percent Owned	Number of Shares		Percent Owned
Directors and Executive Officers Pre-Business Combination:
Samuel J. Reich (2)	3,047,825	20.6%	2,657,845	(5)	6.1%
Jeffrey G. Spragens (3)	—	—	—		—
James Martin (3)	—	—	—		—
Ilan Katz (2)	3,047,825	20.6%	2,657,845	(5)	6.1%
Stephen D. Collin (3)	—	—	—		—
All directors and executive officers prior to the business combination as a group (five individuals)	3,047,825	20.6%	2,657,845	(5)	6.1%
Five Percent Holders Pre-Business Combination:
Big Cypress Holdings LLC	3,047,825	20.6%	2,657,845	(5)	6.1%
Basso SPAC Fund LLC (4)	757,794	5.1%	757,794		1.7%
Directors and Executive Officers Post-Business Combination:(6)
Eddie J. Sullivan (7)	—	—	5,835,833	(6)	13.0%
Christine Hamilton (7)	—	—	16,239,622	(6)	36.4%
William Polvino (7)	—	—	47,000		*
Mervyn Turner (7)	—	—	23,500		*
David Link (7)	—	—	43,038		*
Samuel J. Reich	3,047,825	20.6%	2,657,845	(5)	6.1%
Jeffrey G. Spragens	—	—
Charles H. Randall, Jr. (7)	—	—	364,250		*
Thomas Luke (7)	—	—	152,750		*
Russell Beyer	—	—	—		—
Five Percent Holders Post-Business Combination:
Big Cypress Holdings LLC	3,047,825	20.6%	2,657,845	(5)	6.1%
Edward Hamilton (8)	—	—	16,555,775	(6)	37.2%
BioDak, LLC (9)	—	—	16,027,000	(6)	36.0%

* Less than 1%.

(1) Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers Pre-Business Combination” and Big Cypress Holdings LLC is c/o Big Cypress Acquisition Corp., 300 W. 41st Street, Suite 202, Miami Beach, FL 33140.

(2) Big Cypress Holdings LLC, our sponsor, is the record holder of the shares reported herein. Each of Messrs. Reich and Katz is a managing member of our sponsor. Consequently, each may be deemed the beneficial owner of the shares held by our sponsor and have voting and dispositive control over such securities. Each disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly

(3) Big Cypress Holdings LLC, our sponsor, is the record holder of the shares reported herein. Each of Messrs. Spragens and Martin and Dr. Collins is a non-managing member of our sponsor. Consequently, they are not deemed the beneficial owner of the shares held by our sponsor as they do not have voting or dispositive control over such securities. Each disclaims beneficial ownership of any shares other than to the extent he may have a pecuniary interest therein, directly or indirectly.

(4) Based solely on a Schedule 13G filed by the reporting persons, Basso SPAC Fund LLC, Basso Management, LLC, Basso Capital Management, L.P., Basso GP, LLC, and Howard I. Fischer. The address for the reporting persons is 266 East Main Street, Fourth Floor, Stamford, Connecticut 06902. This amount consists of (i) 650,655 shares of common stock and (ii) 107,139 shares of common stock underlying units.

(5) Includes 208,600 Private Warrants that are exercisable into 208,600 Shares of Common Stock that are exercisable 30 days following the closing of the business combination. Excludes 598,580 of the shares that are subject to the five year Vesting Period.

(6) Unless otherwise noted, the business address of each of the following entities or individuals listed under the headings “Directors and Executive Officers Post-Business Combination” is c/o SAB Biotherapeutics, Inc. 2100 East 54th Street North, Sioux Falls, South Dakota 57104.

(7) Based upon an expected conversion ratio of SAB Biotherapeutics Common Stock, Preferred Stock and options upon the closing of the Business Combination. Excludes Earnout Shares that may be issued during the Earnout Period.

(8) Edward Hamilton is currently the Executive Chairman of SAB Biotherapeutics, but will retire from such position as of the closing of the business combination. Mr. Hamilton is the husband of Christine Hamilton and disclaims beneficial ownership of shares directly held by Ms. Hamilton.

(9) BioDak LLC’s address is 306 S Main Street, Kimball, South Dakota, 57355. BioDak is controlled by Edward Hamilton and Christine Hamilton.

176

MARKET PRICE AND DIVIDEND INFORMATION

BCYP

The BCYP Units, Common Stock and public warrants are currently listed on Nasdaq under the symbols “BCYPU”, “BCYP” and “BCYPW”, respectively.

Holders of the BCYP Units, Common Stock and Public Warrants should obtain current market quotations for their securities. The market price of BCYP’s securities could vary at any time before the merger.

Holders

As of June 30, 2021, there was one holder of record of BCYP Units, six holders of record of BCYP Common Stock, one holder of record of BCYP Public Warrants and one holder of record of the Private Placement Units. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BCYP Units, Public Shares and Public Warrants are held of record by banks, brokers and other financial institutions.

177

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

The BCYP Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the Special Meeting.

Future Stockholder Proposals

If the Business Combination is completed, you will be entitled to attend and participate in New SAB Biotherapeutics’ annual meetings of stockholders. If New SAB Biotherapeutics holds a 2021 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2021 annual meeting will be held. If the 2021 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the directors for inclusion in the proxy statement for New SAB Biotherapeutics’ 2021 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act. Such proposals must be received by New SAB Biotherapeutics at its executive offices a reasonable time before New SAB Biotherapeutics begins to print and mail its 2021 annual meeting proxy materials in order to be considered for inclusion in New SAB Biotherapeutics’ proxy materials for the 2021 annual meeting.

Other Stockholder Communication

Stockholders and interested parties may communicate with the Board, any committee chairperson or the non-management directors as a group by writing to the Board or committee chairperson in care of Big Cypress Acquisition Corp., 300 W. 41st Street, Suite 202, Miami Beach, FL 33140.

Legal Matters

The legality of shares of BCYP Common Stock offered pursuant to this proxy statement/prospectus will be passed upon for BCYP by Dentons US LLP. Members of Dentons US LLP have an indirect interest in the securities of Big Cypress Acquisition Corp. that has a market value in excess of $50,000.

Experts

The consolidated financial statements of SAB Biotherapeutics, Inc., as of and for the years ended December 31, 2019 and 2020, included in this proxy statement/prospectus, have been audited by Mayer Hoffman McCann P.C., independent registered public accounting firm, as set forth in their reports, appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing, in giving said reports.

The financial statements of BCYP as of December 31, 2020 and for the period from November 12, 2020 (inception) to December 31, 2020, included in this proxy statement/prospectus/consent solicitation statement have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, BCYP and services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, BCYP will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request delivery of single copies of the proxy statement in the future. Stockholders may notify BCYP of their requests by calling or writing BCYP at its principal executive offices at (305) 204-3338 and 300 W. 41st Street, Suite 202, Miami Beach, FL 33140.

Our Transfer Agent and Warrant Agent

The transfer agent for BCYP’s common stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. BCYP has agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Continental Stock Transfer & Trust Company has agreed that it has no right of set-off or any right, title, interest or claim of any kind to, or to any distribution of, the trust account, and waives any and all rights to seek any recourse, reimbursement, payment or satisfaction for any claim against the trust account.

Accordingly any indemnification provided will only be able to be satisfied, or a claim will only be able to be pursued, solely against BCYP and BCYP’s assets outside the trust account and not against the any monies in the trust account or interest earned thereon.

178

WHERE YOU CAN FIND MORE INFORMATION

BCYP files annual, quarterly and current reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read BCYP’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

All documents subsequently filed by BCYP pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the date on which the Special Meeting of stockholders is held, shall be deemed to be incorporated by reference into this proxy statement/prospectus.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact us by telephone or in writing:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, FL 33140
Telephone: (305) 204-3338
Attention: Samuel J. Reich, Chief Executive Officer

You may also obtain these documents by requesting them in writing or by telephone from BCYP’s proxy solicitation agent at the following address and telephone number:

Kingsdale Advisors

745 Fifth Avenue, 5th Floor

New York, NY 10151

Banks and Brokerage Firms Call: 416-867-2272

Shareholders Call Toll Free: 1-800-775-1986

Email: contactus@kingsdaleadvisors.com

If you are a stockholder of BCYP and would like to request documents, please do so by October 13, 2021 to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to BCYP has been supplied by BCYP, and all such information relating to SAB Biotherapeutics has been supplied by SAB Biotherapeutics. Information provided by either BCYP or SAB Biotherapeutics does not constitute any representation, estimate or projection of any other party.

This proxy statement/prospectus incorporates by reference the documents listed below that BCYP has previously filed with the SEC; provided, however, that we are not incorporating by reference, in each case, any documents, portions of documents or information deemed to have been furnished and not filed in accordance with SEC rules. The following documents may contain important information about BCYP and its financial condition or other matters:

●	BCYP’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on April 2, 2021;

●	BCYP’s Quarterly Reports on Form 10-Q for the period ended March 31, 2021, filed with the SEC on May 21, 2021, and for the period ended June 30, 2021, filed with the SEC on August 9, 2021, respectively;

●

BCYP’s Current Reports on Form 8-K, filed with the SEC on January 12, 2021, January 21, 2021, February 4, 2021, May 21, 2021, June 22, 2021 (reporting for June 21, 2021), June 22, 2021 (reporting for June 22, 2021), and August 16, 2021 (reporting for August 12, 2021); and

●	The description of BCYP’s Common Stock contained in BCYP’s Registration Statement on Form 8-A, filed with the SEC on January 8, 2021, including any amendments or reports filed for the purpose of updating such description.

SAB Biotherapeutics does not file any annual, quarterly and current reports, proxy statements and other information with the SEC.

None of BCYP, New SAB Biotherapeutics or SAB Biotherapeutics has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

179

INDEX TO FINANCIAL STATEMENTS

BIG CYPRESS ACQUISITION CORP.

SAB BIOTHERAPEUTICS, INC.

F-1

BIG CYPRESS ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(unaudited)
Assets:
Cash	$756,803	$84,836
Prepaid expenses	179,867	2,258
Total current assets	936,670	87,094

Deferred offering costs	—	235,111
Marketable securities held in Trust Account	116,155,315	—
Total Assets	$117,091,985	$322,205

Liabilities and Stockholders’ Equity
Accrued offering costs and expenses	$152,879	$156,201
Promissory note – related party	—	150,000
Total current liabilities	152,879	306,201
Deferred underwriting fee	4,220,500	—
Warrant liability	5,531,106	—
Total liabilities	9,904,485	306,201

Commitments and Contingencies

Common Stock subject to possible redemption, 10,117,574 and no shares at redemption value at June 30, 2021 and December 31, 2020, respectively	102,187,499	—

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized;4,674,626 and 2,875,000 shares issued and outstanding (excluding 10,117,574 and no shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	467	288
Additional paid-in capital	4,237,471	24,712
Retained earnings (Accumulated deficit)	762,063	(8,996)
Total stockholders’ equity	5,000,001	16,004
Total Liabilities and Stockholders’ Equity	$117,091,985	$322,205

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-2

BIG CYPRESS ACQUISITION CORP.

CONDENSED STATEMENT OF OPERATIONS

THREE MONTHS AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021

Operating costs	$256,847	$368,459
Loss from Operations	(256,847)	(368,459)

Other income (expense):
Interest earned on marketable securities held in Trust Account	2,896	5,315
Offering costs allocated to warrants	—	(359,874)
Change in fair value of warrant liability	(1,948,210)	1,494,077
Total other income (expense)	(1,945,314)	1,139,518

Net income (loss)	$(2,202,161)	$771,059
Basic and diluted weighted average shares outstanding (1)	4,443,103	4,162,957
Basic and diluted net income (loss) per common share	$(0.50)	$0.18

(1)	Excludes an aggregate of 10,117,574 shares subject to possible redemption.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-3

BIG CYPRESS ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

THREE AND SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

			Additional	Retained Earnings/	Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance as of January 1, 2021	2,875,000	$288	$24,712	$(8,996)	$16,004
Sale of 11,500,000 Units, net of underwriting discount and offering expenses	11,500,000	1,150	109,250,365	—	109,251,515
Sale of 417,200 Private Placement Units	417,200	42	4,171,958	—	4,172,000
Proceeds received from sale of shares to representative	—	—	2,105	—	2,105
Initial recognition of warrant liability			(7,025,183)		(7,025,183)
Common stock subject to possible redemption	(10,117,574)	(1,035)	(104,388,621)	—	(104,389,656)
Net income	—	—	—	2,973,220	2,973,220
Balance as of March 31, 2021	4,456,591	$445	$2,035,336	$2,964,224	$5,000,005
Net loss	—	—	—	(2,202,161)	(2,202,161)
Change in common stock subject to possible redemption	218,035	22	2,202,135	—	2,202,157
Balance as of June 30, 2021	4,674,626	$467	$4,237,471	$762,063	$5,000,001

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-4

BIG CYPRESS ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

SIX MONTHS ENDED JUNE 30, 2021

(UNAUDITED)

Cash flows from operating activities:
Net Income	$771,059
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,315)
Offering costs allocated to warrants	359,874
Change in fair value of warrant liability	(1,494,077)
Changes in operating assets and liabilities:
Prepaid expenses	(177,609)
Accrued expenses	81,657
Net cash used in operating activities	(464,411)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	(116,150,000)
Net cash used in investing activities	(116,150,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts	113,470,500
Proceeds from sale of Private Placement Units	4,172,000
Proceeds from sale of representative shares	2,105
Repayment of promissory note – related party	(150,000)
Payment of deferred offering costs	(208,227)
Net cash provided by financing activities	117,286,378
Net change in cash	671,967
Cash, beginning of period	84,836
Cash, end of the period	$756,803

Supplemental disclosure of non-cash financing activities:
Initial value of common stock subject to possible redemption	$101,131,827
Change in initial value of common stock subject to possible redemption	$1,055,672
Initial recognition of warrant liability	$7,025,183
Deferred underwriters’ discount payable charged to additional paid-in capital	$4,220,500
Change in accrued offering costs	$84,979

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-5

BIG CYPRESS ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2021

(Unaudited)

Note 1 — Organization and Business Operations

Big Cypress Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated in Delaware on November 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).

As of June 30, 2021, the Company had not commenced any operations. All activity through June 30, 2021 relates to the Company’s formation and the Initial Public Offering (“IPO”) which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering and income/expense from change in fair value of warrant liability.

The registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2021 (the “Effective Date”). On January 14, 2021, the Company consummated the IPO of 11,500,000 units (the “Units”) and, with respect to the shares of common stock included in the Units sold (the “Public Shares”), which included the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is discussed in Note 4. Each Unit consists of one share of common stock, and one-half redeemable warrant to purchase one share of common stock at a price of $11.50 per whole share.

Simultaneously with the closing of the IPO, the Company consummated the sale of 417,200 units (the “Placement Units”), at a price of $10.00 per unit, in a private placement to Big Cypress Holdings LLC (the “Sponsor”), generating gross proceeds of $4,172,000, which is discussed in Note 5.

Transaction costs of the IPO amounted to $6,108,360 consisting of $1,529,500 of underwriting fee, $4,220,500 of deferred underwriting fee, and $358,360 of other offering costs, and of which $359,874 were allocated to expense associated with the warrant liability.

Following the closing of the IPO on January 14, 2021, $116,150,000 ($10.10 per Unit) from the net offering proceeds of the sale of the Units in the IPO and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from this IPO and the sale of the Placement Units will not be released from the trust account until the earliest of (a) the completion of the Company’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial business combination within 15 months (or up to 21 months) from the closing of this IPO, subject to applicable law. The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

F-6

The Company will have 15 months (or up to 21 months) from the closing of the IPO on January 14, 2021 to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period,the Company will redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the trust account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in the registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares and placement shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares and placement shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares and placement shares if the Company fails to complete the initial business combination within the Combination Period.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believes that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

Risks and Uncertainties

Management is continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that it could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Business Combination Agreement

On June 21, 2021, the Company, entered into a business combination agreement (the “Business Combination Agreement”) by and among the Company, Big Cypress Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) SAB Biotherapeutics, Inc., a Delaware corporation (“SAB”) and Shareholder Representative Services LLC, as the stockholder representative to the SAB stockholders. The Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, Merger Sub will merge with and into SAB, with SAB surviving as a wholly-owned subsidiary of the Company (the “Merger”). Upon the closing of the Business Combination (the “Closing”), it is anticipated that the Company will change its name to “SAB Biotherapeutics, Inc.” (“New SAB”). The Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination.” The Business Combination is expected to close in the fourth quarter of 2021, following the receipt of the required approval by the Company’s stockholders and the fulfilment of other customary closing conditions.

In accordance with the terms and subject to the conditions of the Business Combination Agreement, prior to the effective time of the Merger (the “Effective Time”) the outstanding preferred stock of SAB will convert into common stock and at the Effective Time, (i) the outstanding common (including the converted preferred stock) of SAB (collectively, the “SAB Shares”) will be automatically cancelled, extinguished and converted into a number of the Company’s common stock, par value $0.0001 per share (the “Company New Shares”), based on SAB’s equity value; (ii) each outstanding vested and unvested option to purchase SAB Shares will be canceled in exchange for a comparable option to purchase Company New Shares, based on SAB’s equity value with respect to the vested options; and (iii) each unvested award of restricted SAB Shares will be converted into a comparable right to receive restricted Company Shares, based on SAB’s equity value, in each of the foregoing cases, allocated in the manner described in the Business Combination Agreement. For purposes of the Business Combination Agreement, SAB’s equity value is $300.0 million.

F-7

In addition to the foregoing consideration, SAB stockholders shall be entitled to receive, as additional consideration, and without any action on behalf of the Company, Merger Sub, or the Company’s stockholders, approximately ____ additional Company New Shares (the “Earnout Shares”), to be issued at the effective time and held in an Earnout Escrow Account as follows during the period from and after the Closing until the fifth anniversary of the Closing (the “Earnout Period”) (A) 25% of the Earnout Shares, if the VWAP (as defined in the Business Combination Agreement) of Company Shares is greater than or equal to $15.00 for any twenty (20) Trading Days (as defined in the Business Combination Agreement) within a period of thirty (30) consecutive Trading Days, (B) 25% of the Earnout Shares, if the VWAP of Company Shares is greater than or equal to $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, (C) 25% of the Earnout Shares, if the VWAP of Company Shares is greater than or equal to $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, and (D) 25% of the Earnout Shares, if the VWAP of Company Shares is greater than or equal to $30.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days. During the Earnout Period, if New SAB experiences a Change of Control (as defined as defined in the Business Combination Agreement), then each tranche of Earnout Shares will also be earned and released to the SAB stockholders in the event that such Change of Control results in the holders of New SAB Biotherapeutics Common Stock receiving per-share aggregate consideration equal to or in excess of the applicable tranche of Earnout Shares.

The Business Combination Agreement may be terminated under certain customary and limited circumstances described in the Business Combination Agreement, including, without limitation, each party’s right to terminate, subject to certain limited exceptions, if the Business Combination is not consummated by December 15, 2021. If the Business Combination Agreement is validly terminated, none of the parties to the Business Combination Agreement will have any liability with respect to the other parties to the Business Combination Agreement or any further obligation under the Business Combination Agreement, other than customary confidentiality obligations, except in the case of Willful Breach or Fraud (each, as defined in the Business Combination Agreement).

Note 2 — Restatement of Previously Issued Financial Statements

In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in January 2021, the Company’s previously issued balance sheet as of January 14, 2021 on Form 8-K filed with SEC on January 21, 2021 should no longer be relied upon. As such, the Company restated its balance sheet included in that Form 8-K as shown below.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on January 14, 2021, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheet, and after discussion and evaluation, management, in consultation with its Audit Committee, concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on January 14, 2021, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.

Impact of the Restatement

The impact to the balance sheet dated January 14, 2021, filed on Form 8-K on January 21, 2021 related to the impact of accounting for public and private warrants as liabilities at fair value resulted in a $7.0 million increase to the warrant liabilities line item on January 14, 2021 and offsetting decrease to the Class A common stock subject to redemption mezzanine equity line item. Transaction costs of the IPO of $355,750 were allocated to expense associated with the warrant liability, which is reflected in the change to the accumulated deficit line. There is no change to total stockholders’ equity at any reported balance sheet date.

F-8

	As of January 14, 2021
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet as of January 14, 2021
Total assets	$117,645,054	$—	$117,645,045
Liabilities and stockholders’ equity
Total current liabilities	$267,540	$—	$267,540
Stock warrant liabilities	—	7,025,183	7,025,183
Total liabilities	$4,488,040	7,025,183	11,513,223
Class A common stock, $0.0001 par value; shares subject to possible redemption	108,157,010	(7,025,183)	101,131,827
Stockholders’ equity
Preferred stock- $0.0001 par value	—	—	—
Common stock - $0.0001 par value	398	81	479
Additional paid-in-capital	5,003,838	355,669	5,359,507
Accumulated deficit	(4,232)	(355,750)	(359,982)
Total stockholders’ equity	5,000,004	—	5,000,004
Total liabilities and stockholders’ equity	$117,645,054	$—	$117,645,054

Note 3 — Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 as filed with the SEC on April 2, 2021, which contains the audited financial statements and notes thereto. The interim results for the three months and six months ended June 30, 2021 are not necessarily indicative of the results to be expected for the year ending
December 31, 2021 or for any future interim periods.

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

F-9

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2021 and December 31, 2020.

Marketable Securities Held in Trust Account

At June 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds which invest in U.S. Treasury securities.

Warrant Liabilities

The Company evaluated the Public Warrants and Private Placement Warrants (collectively, “Warrants”, which are discussed in Note 2, Note 4, Note 5 and Note 9) in accordance with ASC 815-40, “Derivatives and Hedging — Contracts in Entity’s Own Equity”, and concluded that a provision in the Warrant Agreement related to certain tender or exchange offers precludes the Warrants from being accounted for as components of equity. As the Warrants meet the definition of a derivative as contemplated in ASC 815, the Warrants are recorded as derivative liabilities on the Condensed Balance Sheet and measured at fair value at inception (on the date of the IPO) and at each reporting date in accordance with ASC 820, “Fair Value Measurement”, with changes in fair value recognized in the Condensed Statement of Operations in the period of change.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of the ASC 340-10-S99-1. Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A common stock were charged to stockholders’ equity upon the completion of the Initial Public Offering. Transaction costs for the six month ended June 30, 2021 amounted to $6,108,360, of which $359,874 were allocated to expense associated with the warrant liability.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s condensed balance sheets.

F-10

Income Taxes

The Company accounts for income taxes under ASC 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. The deferred tax assets were deemed to be de minimis as of June 30, 2021 and December 31, 2020.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The provision for income taxes was deemed to be de minimis for the period ended June 30, 2021.

Net Income Per Common Share

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. The Company applies the two-class method in calculating earnings per share. Shares of common stock subject to possible redemption at June 30, 2021, which are not currently redeemable and are not redeemable at fair value, have been excluded from the calculation of basic net loss per common share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings, less the Company’s portion available to pay taxes. The Company has not considered the effect of warrants sold in the Initial Public Offering and the private placement to purchase 5,958,600 shares of common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events. As a result, diluted net loss per common share is the same as basic net loss per common share for the period presented.

Net Income per Common Share

The Company’s net income is adjusted for the portion of income that is attributable to common stock subject to possible redemption, as these shares only participate in the earnings of the Trust Account and not the income or losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	Three Months Ended June 30, 2021	Six Months Ended June 30, 2021
Common Stock Subject to Possible Redemption
Numerator: Earnings allocable to common stock subject to possible redemption
Interest earned on marketable securities held in Trust Account	$2,896	$5,315
Less: Interest allocable to non-redeemable common stock	(915)	(1,680)
Net income allocable to shares subject to possible redemption	$1,981	$3,635
Denominator: Weighted Average Redeemable Class A Ordinary Shares
Basic and diluted weighted average shares outstanding	10,333,213	10,363,269
Basic and diluted net income per share	$0.00	$0.00
Non-Redeemable Common Stock
Numerator: Net Income (Loss) Minus Net Earnings
Net Income (Loss)	$(2,202,161)	$771,059
Less: Income attributable to common stock subject to possible redemption	(1,981)	(3,635)
Non-Redeemable net income (loss)	$(2,204,142)	$767,424
Weighted average non-redeemable shares outstanding, basic and diluted	4,443,103	4,162,957
Basic and diluted net income (loss) per share	$(0.50)	$0.18

F-11

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair Value of Financial Instruments

The Company follows the guidance in ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1 —	Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —	Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets or liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

See Note 9 for additional information on assets and liabilities measured at fair value.

Recently Adopted Accounting Standards

In August 2020, the FASB issued ASU 2020-06, Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company early adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

F-12

Note 4 — Initial Public Offering

Public Units

On January 14, 2021, the Company sold 11,500,000 Units, at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock, and one-half warrant to purchase one share of common stock (the “Public Warrants”).

Public Warrants

Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. The warrants will become exercisable on the later of 12 months from the closing of this offering or 30 days after the completion of its initial business combination, and will expire five years after the completion of the Company’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s sponsor or its affiliates, without taking into account any founder shares held by the Company’s sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;
●	at a price of $0.01 per warrant;
●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management exercises this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

F-13

Note 5 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 417,200 Placement Units, at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,172,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust.

Each Placement Unit was identical to the Units sold in the IPO, except for the placement warrants (“Placement Warrants”). The Placement Warrants and the common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. If the Company does not complete its initial business combination within 15 months (or up to 21 months) from the closing of this IPO, the proceeds from the sale of the Placement Units held in the trust account will be used to fund the redemption of its public shares (subject to the requirements of applicable law) and the Placement Warrants will expire.

Note 6 — Related Party Transactions

Founder Shares

On November 12, 2020, the Company issued 2,156,250 shares of common stock to the Sponsor for $25,000 in cash, or approximately $0.012 per share, in connection with formation. On December 7, 2020, the Sponsor forfeited 161,719 founder shares to the Company and Ladenburg Thalmann & Co. Inc., the representative of the underwriters, and certain of its employees (“Ladenburg”) purchased from the Company an aggregate of 161,719 representative shares at an average purchase price of approximately $0.012 per share, for an aggregate purchase price of $1,875.

On January 3, 2021, the Company effected a stock dividend of 1/3 of a share of common stock for every share of common stock outstanding, resulting in an aggregate of 2,875,000 founder shares outstanding (including up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part). As a result of the underwriters’ election to fully exercise their over-allotment option on January 14, 2021, the 375,000 shares are no longer subject to forfeiture.

As discussed further below, on January 4, 2021, the Sponsor forfeited 28,750 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 28,750 representative shares at an average purchase price of approximately $0.008 per share, for an aggregate purchase price of $230. As a result, the Sponsor currently owns 2,630,625 shares.

The Sponsor has agreed not to transfer, assign or sell 50% of its founder shares until the earlier to occur of (A) six months after the completion of the Company’s initial business combination or (B) the date the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, and the remaining 50% of the founder shares until six months after the completion of the Company’s initial business combination, or earlier, if, in either case, subsequent to the Company’s initial business combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Representative Shares

On December 7, 2020, the Sponsor forfeited 161,719 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 161,719 representative shares at an average purchase price of approximately $0.012 per share, for an aggregate purchase price of $1,875. On January 4, 2021, the Sponsor forfeited 28,750 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 28,750 representative shares at an average purchase price of approximately $0.008 per share, for an aggregate purchase price of $230. Following the 1/3 common stock dividend effected January 3, 2021 (as described herein), Ladenburg and certain of its employees now hold an aggregate of 244,375 representative shares (of which up to 31,875 were subject to forfeiture). As a result of the underwriters’ election to fully exercise of their over-allotment option, the 31,875 shares are no longer subject to forfeiture.

F-14

Ladenburg and certain of its employees have entered into a subscription agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their representative shares, as applicable, and public shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their representative shares, as applicable, (iii) waive their rights to liquidating distributions from the trust account with respect to their representative shares if the Company fails to complete the initial business combination within the Combination Period.

Promissory Note — Related Party

On November 19, 2020, Company issued an unsecured promissory note to the Sponsor for an aggregate of up to $250,000 to cover expenses related to the IPO. This loan was non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. As of December 31, 2020, the Company had drawn down $150,000 under the promissory note. On January 14, 2021, the Company paid the $150,000 balance on the note from the proceeds of the IPO.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender, upon consummation of the Company’s Initial Business Combination. The units would be identical to the Placement Units. Through June 30, 2021, no Working Capital Loans had been made.

Administrative Service Fee

The Company has agreed to pay an affiliate of the Company’s Sponsor a monthly fee of an aggregate of $10,000 for office space, utilities and secretarial and administrative support. Upon completion of the Company’s Business Combination or its liquidation, the Company will cease paying these monthly fees. For the three and six months ended June 30, 2021, the Company has recorded $30,000 and $60,000 in service fee expense, respectively, within operating costs in the accompanying condensed financial statements of operations.

Note 7 — Commitments and Contingencies

Underwriting Agreement

The underwriter had a 45-day option from the date of the IPO to purchase up to an aggregate of 1,500,000 additional Units at the public offering price less the underwriting commissions to cover over-allotments, if any. On January 14, 2021, the underwriter fully exercised its over-allotment option.

Upon consummation of the IPO on January 14, 2021, the underwriters were paid a cash underwriting fee of 1.33% of the gross proceeds of the IPO, or $1,529,500 in the aggregate.

The underwriters are entitled to a deferred underwriting fee of 3.67% of the gross proceeds of the IPO, or $4,220,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

F-15

Registration Rights

The holders of the founder shares, representative shares, placement units, and units that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Note 8 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At June 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue a total of 50,000,000 share of common stock at par value of $0.0001 each. At June 30, 2021 and December 31, 2020, there were 4,674,626 and 2,875,000 shares issued and outstanding, excluding 10,117,574 and no shares subject to possible redemption, respectively.

The Company’s initial stockholder has agreed not to transfer, assign or sell 50% of its founder shares until the earlier to occur of (A) six months after the completion of the Company’s initial business combination or (B) the date the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, and not to transfer, assign or sell the remaining 50% of the founder shares until six months after the completion of the Company’s initial business combination, or earlier, if, in either case, subsequent to the Company’s initial business combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any founder shares.

Note 9 — Fair Value Measurements

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at June 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	June 30,	Quoted Prices In Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	2021	(Level 1)	(Level 2)	(Level 3)
Assets:
U.S. Money Market held in Trust Account	$116,155,315	$116,155,315	$—	$—
Liabilities:
Public Warrants Liability	$5,289,425	$5,289,425	$—	$—
Private Placement Warrants Liability	241,681	—	—	241,681
	$5,531,106	$5,289,425	$—	$241,681

The Warrants are accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the Condensed Balance Sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the Condensed Statement of Operations.

F-16

The Company established the initial fair value of the Public Warrants and Private Warrants on January 14, 2021, the date of the Company’s Initial Public Offering, using a Monte Carlo simulation model. On June 30, 2021, the Company established the fair value of the Private Warrants using a Monto Carlo simulation model, and the fair value of the Public Warrants by reference to the quoted market price. The Public Warrants have traded on Nasdaq stock market since January 14, 2021 under the trading symbol BCYPW. The Public and Private Warrants were classified as Level 3 at June 30, 2021 and the Private Warrants were classified as Level 3 at June 30, 2021 due to the use of unobservable inputs. As of June 30, 2021, the Public Warrants were transferred to Level 1 due to the use of the quoted market price.

The following table presents the changes in the fair value of the Level 3 liabilities:

	Private Placement Warrants	Public Warrants	Warrant Liabilities
Fair Value as of December 31, 2020	$—	$—	$—
Initial measurement on January 14, 2021	249,963	6,775,220	7,025,183
Change in valuation	(8,282)	(1,485,795)	(1,494,077)
Transferred to Level 1	—	(5,289,425)	(5,289,425)
Balance, June 30, 2021	$241,681	$—	$241,681

The key inputs into the Monte Carlo simulation as of January 14, 2021 and June 30, 2021 were as follows:

	(Initial Measurement)
Inputs	January 14, 2021	June 30, 2021
Risk-free interest rate	0.60%	0.90%
Expected term remaining (years)	5.67	5.19
Expected volatility	24.2%	19.8%
Stock price	$9.41	$9.96

Note 10 — Subsequent Events

None.

F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Board of Directors of

Big Cypress Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Big Cypress Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from November 12, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from November 12, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

West Palm Beach, Fl
April 2, 2021

F-18

BIG CYPRESS ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020

Assets:
Cash	$84,836
Prepaid Expenses	2,258
Total current assets	87,094
Deferred offering costs	235,111
Total assets	$322,205

Liabilities and Stockholders’ Equity
Accrued offering costs and expenses	$156,201
Promissory note – related party	150,000
Total current liabilities	306,201

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 50,000,000 shares authorized, 2,875,000 shares issued and outstanding (1)	288
Additional paid-in capital	24,712
Accumulated deficit	(8,996)
Total stockholders’ equity	16,004
Total Liabilities and Stockholders’ Equity	$322,205

(1)	Includes up to 343,125 founder shares subject to forfeiture by the Sponsor and up to 31,875 representative shares held by Ladenburg and certain of its employees subject to forfeiture if over-allotment option was not exercised in full or in part by the underwriters (see Note 5 and Note 8). As a result of the underwriter’s election to fully exercise their over-allotment option on January 14, 2021, the founder shares and representative shares are no longer subject to forfeiture (see Note 8).

The accompanying notes are an integral part of these financial statements.

F-19

BIG CYPRESS ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM NOVEMBER 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation and operating costs	$8,996
Net loss	$(8,996)
Basic and diluted weighted average shares, Common stock (1)	2,500,000
Basic and diluted net loss per share, Common stock	$(0.00)

(1)	Excludes up to 343,125 founder shares subject to forfeiture by the Sponsor and up to 31,875 representative shares held by Ladenburg and certain of its employees subject to forfeiture if over-allotment option was not exercised in full or in part by the underwriters (see Note 5 and Note 8). As a result of the underwriter’s election to fully exercise their over-allotment option on January 14, 2021, the founder shares and representative shares are no longer subject to forfeiture (see Note 8).

The accompanying notes are an integral part of these financial statements.

F-20

BIG CYPRESS ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM NOVEMBER 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares (1)	Amount	Capital	Deficit	Equity
Balance as of November 12, 2020 (inception)	—	$—	$—	$—	$—
Common stock issued to Sponsor	2,875,000	288	24,712	—	25,000
Net loss	—	—	—	(8,996)	(8,996)
Balance as of December 31, 2020	2,875,000	$288	$24,712	$(8,996)	$16,004

(1)	Includes up to 343,125 founder shares subject to forfeiture by the Sponsor and up to 31,875 representative shares held by Ladenburg and certain of its employees subject to forfeiture if over-allotment option was not exercised in full or in part by the underwriters (see Note 5 and Note 8). As a result of the underwriter’s election to fully exercise their over-allotment option on January 14, 2021, the founder shares and representative shares are no longer subject to forfeiture (see Note 8).

The accompanying notes are an integral part of these financial statements.

F-21

BIG CYPRESS ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM NOVEMBER 12, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash flows from operating activities:
Net loss	$(8,996)
Changes in operating assets and liabilities:
Prepaid assets	(2,558)
Accrued expenses	1,222
Net cash used in operating activities	(10,032)

Cash Flows from Financing Activities:
Proceeds from issuance of founder shares	25,000
Proceeds from issuance of promissory note to related party	150,000
Payment of deferred offering costs	(80,132)
Net cash provided by financing activities	94,868
Net change in cash	84,836
Cash, beginning of period	—
Cash, end of the period	$84,836

Supplemental disclosure of cash flow information:
Deferred offering costs included in accrued offering costs and expenses	$154,979

The accompanying notes are an integral part of these financial statements.

F-22

BIG CYPRESS ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Business Operations

Big Cypress Acquisition Corp. (the “Company”) is a newly organized blank check company incorporated in Delaware on November 12, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (“Business Combination”). The Company has not selected any specific business combination target and the Company has not, nor has anyone on its behalf, initiated any substantive discussions, directly or indirectly, with any business combination target with respect to the Business Combination.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from November 12, 2020 (inception) through December 31, 2020 relates to the Company’s formation and preparation for the Initial Public Offering (“IPO”) as described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Initial Public Offering as described below. The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”). Subsequent to December 31, 2020, the registration statement for the Company’s IPO was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2021 (the “Effective Date”). On January 14, 2021, the Company consummated the IPO of 11,500,000 units (the “Units”), which included the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000, which is discussed in Note 3. Simultaneously with the closing of the IPO, the Company consummated the sale of 417,200 units (the “Placement Units”), at a price of $10.00 per unit, generating gross proceeds of $4,172,000, which is discussed in Note 4. Each Unit consists of one share of common stock, and one-half redeemable warrant to purchase one share of common stock at a price of $11.50 per whole share.

Transaction costs of the IPO amounted to $6,038,360 consisting of $1,529,500 of underwriting fee, $4,220,500 of deferred underwriting fee, and $288,360 of other offering costs (see Note 8).

Following the closing of the IPO on January 14, 2021, $116,150,000 ($10.10 per Unit) from the net offering proceeds of the sale of the Units in the IPO and the sale of the Placement Units was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its franchise and income tax obligations (less up to $100,000 of interest to pay dissolution expenses), the proceeds from this IPO and the sale of the Placement Units will not be released from the trust account until the earliest of (a) the completion of the Company’s initial business combination, (b) the redemption of any public shares properly submitted in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation, and (c) the redemption of the Company’s public shares if the Company is unable to complete the initial business combination within 15 months (or up to 21 months) from the closing of this IPO, subject to applicable law. The proceeds deposited in the trust account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public stockholders.

The Company will provide its public stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the initial business combination either (i) in connection with a stockholder meeting called to approve the initial business combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a proposed initial business combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.10 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The shares of common stock subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

F-23

The Company will have 15 months (or up to 21 months) from the closing of the IPO to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the trust account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its franchise and income taxes, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their founder shares and placement shares in connection with the completion of the initial business combination, (ii) waive their redemption rights with respect to their founder shares and placement shares in connection with a stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares and placement shares if the Company fails to complete the initial business combination within the Combination Period.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

Liquidity and Capital Resources

As of December 31, 2020, the Company had $84,836 in cash and working capital deficit of $219,107 (excluding deferred offering costs). The Company’s liquidity needs up to December 31, 2020 had been satisfied through a capital contribution from the Sponsor of $25,000 (see Note 5) for the founder shares and the loan under an unsecured promissory note from the Sponsor of $150,000 (see Note 5).

Subsequent to December 31, 2020, on January 14, 2021, simultaneous with the consummation of the IPO, the net proceeds from the consummation of the Private Placement not held in Trust were deposited into the Company’s operating bank account (see Note 8). As of January 14, 2021, the Company had approximately $1.2 million in its operating bank account, and working capital of approximately $1.2 million. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). To date, there were no amounts outstanding under any Working Capital Loans.

Based on the foregoing, management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of a Business Combination or one year from this filing.

Risks and Uncertainties

Management continuing to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that it could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

F-24

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“US GAAP”) and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the IPO and that will be charged to stockholders’ equity upon the completion of the IPO.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

Net Loss Per Common Stock

Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 375,000 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5 and Note 8). As a result of the underwriter’s election to fully exercise their over-allotment option on January 14, 2021, the 375,000 Founder Shares are no longer subject to forfeiture (see Note 8). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per common share is the same as basic loss per common share for the period presented.

F-25

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. The deferred tax assets were deemed to be de minimus as of December 31, 2020.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has identified the United States as its only “major” tax jurisdiction. The Company is subject to income tax examinations by major taxing authorities since inception. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal and state tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The provision for income taxes was deemed to be de minimus for the period from November 12, 2020 (inception) through December 31, 2020.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Initial Public Offering

On January 14, 2021, the Company sold 11,500,000 at a purchase price of $10.00 per Unit, which includes the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units (see Note 8). Each Unit consists of one share of common stock, and one-half warrant to purchase one share of common stock (“Public Warrant”). Each Public Warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Each warrant will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of this offering and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation. (see Note 7).

Note 4 — Private Placement

Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 417,200 Placement Units, at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,172,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account (see Note 8).

F-26

Each Placement Unit was identical to the Units sold in the IPO, except for the placement warrants (“Placement Warrants”) (see Note 7). If the Company does not complete its initial business combination within 15 months (or up to 21 months) from the closing of this IPO, the proceeds from the sale of the Placement Units held in the trust account will be used to fund the redemption of its public shares (subject to the requirements of applicable law) and the Placement Warrants will expire worthless.

Note 5 — Related Party Transactions

Founder Shares

On November 12, 2020, the Company issued 2,156,250 shares of common stock to the Sponsor for $25,000 in cash, or approximately $0.012 per share, in connection with formation. On December 7, 2020, the Sponsor forfeited 161,719 founder shares to the Company and Ladenburg Thalmann & Co. Inc., the representative of the underwriters, and certain of its employees (“Ladenburg”) purchased from the Company an aggregate of 161,719 representative shares at an average purchase price of approximately $0.012 per share, for an aggregate purchase price of $1,875.

On January 3, 2021, the Company effected a stock dividend of 1/3 of a share of common stock for every share of common stock outstanding, resulting in an aggregate of 2,875,000 founder shares outstanding (including up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part). As a result of the underwriters’ election to fully exercise of their over-allotment option on January 14, 2021, the 375,000 shares were no longer subject to forfeiture (see Note 7).

On January 4, 2021, the Sponsor forfeited 28,750 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 28,750 representative shares at an average purchase price of approximately $0.008 per share, for an aggregate purchase price of $230. As a result, the Sponsor currently own 2,630,625 shares (see Note 7). All shares of common stock and associated amounts have been retroactively restated as disclosed in Note 7.

The Sponsor has agreed not to transfer, assign or sell 50% of its founder shares until the earlier to occur of (A) six months after the completion of the Company’s initial business combination or (B) the date the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, and the remaining 50% of the founder shares until six months after the completion of the Company’s initial business combination, or earlier, if, in either case, subsequent to the Company’s initial business combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Representative Shares

On December 7, 2020, the Sponsor forfeited 161,719 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 161,719 representative shares at an average purchase price of approximately $0.012 per share, for an aggregate purchase price of $1,875. On January 4, 2021, the Sponsor forfeited 28,750 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 28,750 representative shares at an average purchase price of approximately $0.008 per share, for an aggregate purchase price of $230. Following the 1/3 common stock dividend effected January 3, 2020 (as described herein), Ladenburg and certain of its employees now hold an aggregate of 244,375 representative shares (of which up to 31,875 were subject to forfeiture). As a result of the underwriters’ election to fully exercise of their over-allotment option, the 31,875 shares were no longer subject to forfeiture (see Note 8). All shares of common stock and associated amounts have been retroactively restated as disclosed in Note 8.

Ladenburg and certain of its employees have entered into a subscription agreement with the Company, pursuant to which they have agreed to (i) waive their redemption rights with respect to their representative shares, as applicable, and public shares in connection with the completion of our initial business combination, (ii) waive their redemption rights with respect to their representative shares, as applicable, (iii) waive their rights to liquidating distributions from the trust account with respect to their representative shares if the Company fails to complete the initial business combination within the Combination Period.

F-27

Promissory Note — Related Party

On November 19, 2020, Company issued an unsecured promissory note to the Sponsor for an aggregate of up to $250,000 to cover expenses related to the IPO. This loan is non-interest bearing and payable on the earlier of March 31, 2021 or the completion of the IPO. As of December 31, 2020, the Company has drawn down $150,000 under the promissory note. On January 14, 2021, the Company paid the balance on the note from the proceeds of the IPO (see Note 8).

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into units at a price of $10.00 per unit at the option of the lender, upon consummation of the Company’s Initial Business Combination. The units would be identical to the Placement Units. At January 14, 2021, no Working Capital Loans were outstanding.

Administrative Service Fee

The Company has agreed to pay an affiliate of the Company’s Sponsor a monthly fee of an aggregate of $10,000 for office space, utilities and secretarial and administrative support. Upon completion of the Company’s Business Combination or its liquidation, the Company will cease paying these monthly fees. As of December 31, 2020, the Company has recorded $7,742 in service fee expense.

Note 6 — Commitments and Contingencies

Underwriting Agreement

The underwriter had a 45-day option from the date of the IPO to purchase up to an aggregate of 1,500,000 additional Units at the public offering price less the underwriting commissions to cover over-allotments, if any. On January 14, 2021, the underwriter fully exercised its over-allotment option (see Note 8).

The underwriter was entitled to a cash underwriting fee of 1.33% of the gross proceeds of the IPO and, upon consummation of the IPO on January 14, 2021, was paid an aggregate of $1,529,500.

The underwriters are entitled to deferred underwriting fee of 3.67% of the gross proceeds of the IPO, or $4,220,500 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Registration Rights

The holders of the founder shares, representative shares, placement units, and units that may be issued upon conversion of working capital loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

F-28

Note 7 — Stockholders’ Equity

Preferred Stock — The Company is authorized to issue a total of 1,000,000 preferred shares at par value of $0.0001 each. At December 31, 2021, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue a total of 50,000,000 share of common stock at par value of $0.0001 each. At November 20, 2020, the Company issued 2,156,250 common shares to its initial stockholders for $25,000, or approximately $0.012 per share. On December 7, 2020, the Sponsor forfeited 161,719 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 161,719 representative shares at an average purchase price of approximately $0.012 per share, for an aggregate purchase price of $1,875.

On January 3, 2021, the Company effected a stock dividend of 1/3 of a share of common stock for every share of common stock outstanding, resulting in an aggregate of 2,875,000 founder shares outstanding (including up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part). On January 4, 2021, the Sponsor forfeited 28,750 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 28,750 representative shares at an average purchase price of approximately $0.008 per share, for an aggregate purchase price of $230. As a result, the Sponsor currently own 2,630,625 shares and Ladenburg and certain of its employees currently own 244,375 representative shares (including up to 343,125 and 31,875 shares, respectively, that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part). As a result of the underwriters’ election to fully exercise of their over-allotment option on January 14, 2021, the 375,000 shares were no longer subject to forfeiture (see Note 8). All shares of common stock and associated amounts have been retroactively restated.

The Company’s initial stockholder has agreed not to transfer, assign or sell 50% of its founder shares until the earlier to occur of (A) six months after the completion of the Company’s initial business combination or (B) the date the last sale price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing after the Company’s initial business combination, and not to transfer, assign or sell the remaining 50% of the founder shares until six months after the completion of the Company’s initial business combination, or earlier, if, in either case, subsequent to the Company’s initial business combination, the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of its stockholders having the right to exchange their shares of common stock for cash, securities or other property. Any permitted transferees will be subject to the same restrictions and other agreements of the Company’s initial stockholders with respect to any founder shares.

Warrants — Each whole warrant entitles the holder to purchase one share of the Company’s common stock at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share of common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any founder shares held by the Company’s Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination on the date of the consummation of the initial business combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price.

The warrants will become exercisable on the later of 12 months from the closing of this offering or 30 days after the completion of its initial business combination, and will expire five years after the completion of the Company’s initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

F-29

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

●	if, and only if, the reported last sale price of the common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before the Company send the notice of redemption to the warrant holders.

The Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the IPO, except that the Placement Warrants and the common stock issuable upon the exercise of the Placement Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On January 3, 2021, the Company effected a stock dividend of 1/3 of a share of common stock for every share of common stock outstanding, resulting in an aggregate of 2,875,000 founder shares outstanding (including up to 375,000 shares subject to forfeiture to the extent that the underwriters’ over-allotment is not exercised in full or in part). On January 4, 2021, the Sponsor forfeited 28,750 founder shares to the Company and Ladenburg and certain of its employees purchased from the Company an aggregate of 28,750 representative shares at an average purchase price of approximately $0.008 per share, for an aggregate purchase price of $230. As a result, the Sponsor currently own 2,630,625 shares and Ladenburg and certain of its employees currently own 244,375 representative shares (including up to 343,125 and 31,875 shares, respectively, that were subject to forfeiture to the extent that the underwriters’ over-allotment was not exercised in full or in part). As a result of the underwriters’ election to fully exercise of their over-allotment option on January 14, 2021, the 375,000 shares were no longer subject to forfeiture All shares of common stock and associated amounts have been retroactively restated.

On January 14, 2021, the Company the Company consummated the IPO of 11,500,000 units (the “Units”), which included the full exercise by the underwriters of the over-allotment option to purchase an additional 1,500,000 Units, at $10.00 per Unit, generating gross proceeds of $115,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 417,200 units (the “Placement Units”), at a price of $10.00 per unit, for an aggregate purchase price of $4,172,000, in a private placement. Transaction costs of the IPO amounted to $6,038,360 consisting of $1,529,500 of underwriting fee, $4,220,500 of deferred underwriting fee, and $288,360 of other offering costs.

On January 14, 2021, the Company paid the $150,000 balance on the promissory note from the proceeds of the IPO.

F-30

SAB Biotherapeutics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$10,232,676	$12,610,383
Accounts receivable, net	17,108,604	20,569,497
Prepaid expenses	427,354	1,275,134
Total current assets	27,768,634	34,455,014

Operating lease right-of-use assets	2,631,541	3,053,022
Financing lease right-of-use assets	4,101,910	4,184,427
Equipment, net	19,709,715	14,845,470
Total assets	$54,211,800	$56,537,933

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,498,444	$7,382,361
Notes payable - current portion	24,143	538,731
Operating lease liabilities, current portion	944,662	924,265
Finance lease liabilities, current portion	190,972	194,717
Due to related party	-	16,778
Deferred grant income	100,000	100,000
Accrued expenses and other current liabilities	3,438,435	1,904,878
Total current liabilities	10,196,656	11,061,730

Operating lease liabilities, noncurrent	1,895,994	2,372,777
Finance lease liabilities, noncurrent	3,835,601	3,923,554
Notes payable, noncurrent	25,013	172,037
Total liabilities	15,953,264	17,530,098

Commitments and contingencies (Note 14)

Stockholders’ equity
Series A Preferred stock; $0.0001 par value; 6,615,000 shares designated, issued and outstanding at June 30, 2020 and December 31, 2019; liquidation preference of $6,615,000 at June 30, 2021 and December 31, 2020	662	662
Series A-1 Preferred stock; $0.0001 par value; 2,525,800 shares designated, issued, and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $4,752,040 at June 30, 2021 and December 31, 2020	253	253
Series A-2 Preferred stock; $0.0001 par value; 4,039,963 shares designated, issued, and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $12,119,889 at June 30, 2021 and December 31, 2020	404	404
Series A-2A Preferred stock; $0.0001 par value; 3,333,333 shares designated, issued, and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $9,999,999 at June 30, 2021 and December 31, 2020	333	333
Series B Preferred stock; $0.0001 par value; 8,571,429 shares designated at June 30, 2021 and December 31, 2020; 4,090,540 shares issued and outstanding at June 30, 2021 and December 31, 2020; liquidation preference of $14,316,890 at June 30, 2021 and December 31, 2020	409	409
Common stock; $0.0001 par value; 110,000,000 shares designated at June 30, 2021 and December 31, 2020; 35,216,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	3,522	3,522
Additional paid-in capital	51,769,218	50,986,672
Accumulated deficit	(13,516,265)	(11,984,420)
Total stockholders’ equity	38,258,536	39,007,835

Total liabilities and stockholders’ equity	$54,211,800	$56,537,933

See accompanying notes to the condensed consolidated financial statements.

F-31

SAB Biotherapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Revenue
Grant revenue	35,137,236	12,014,069
Total revenue	35,137,236	12,014,069
Operating expenses
Research and development	31,468,375	7,582,736
General and administrative	5,730,447	2,409,179
Total operating expenses	37,198,822	9,991,915
(Loss) income from operations	(2,061,586)	2,022,154

Other income	668,565	853
Interest expense	(149,626)	(293,455)
Interest income	10,802	17,111
Net (loss) income	(1,531,845)	1,746,663

Earnings (loss) per common share attributable to the Corporation’s shareholders
Basic (loss) earnings per common share	$(0.04)	$0.03
Diluted (loss) earnings per common share	$(0.04)	$0.03

Weighted-average common shares outstanding - basic	35,216,000	35,216,000
Weighted-average common shares outstanding - diluted	35,216,000	57,793,404

See accompanying notes to the condensed consolidated financial statements.

F-32

SAB Biotherapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Changes In Redeemable Preferred Stock and   Stockholders’ Equity

(Unaudited)

	Stockholders’ Equity
	Series A Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A-2A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2020	6,615,000	$662	2,525,800	$253	4,039,963	$404	3,333,333	$333	4,090,540	$409	35,216,000	$3,522	$50,986,672	$(11,984,420)	$39,007,835
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	782,546	-	782,546
Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	(1,531,845)	(1,531,845)
Balance at June 30, 2021	6,615,000	$662	2,525,800	$253	4,039,963	$404	3,333,333	$333	4,090,540	$409	35,216,000	$3,522	$51,769,218	$(13,516,265)	$38,258,536

	Redeemable Preferred Stock		Stockholders’ Equity
	Series A-2A Redeemable Preferred Stock		Series A Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A-2A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2019	3,333,333	$9,999,999	6,615,000	$662	2,525,800	$253	4,039,963	$404	-	$-	1,236,786	$124	35,216,000	$3,522	$29,791,662	$(32,102,193)	$(2,305,566)
Issuance of preferred stock in private offerings, net of issuance costs of $2,371	-	-	-	-	-	-	-	-	-	-	1,396,615	139	-	-	4,888,015	-	4,888,154
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	891,212	-	891,212
Termination of redemption feature	(3,333,333)	(9,999,999)	-	-	-	-	-	-	3,333,333	333	-	-	-	-	9,999,666	-	9,999,999
Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,746,663	1,746,663
Balance at June 30, 2020	-	$-	6,615,000	$662	2,525,800	$253	4,039,963	$404	3,333,333	$333	2,633,401	$263	35,216,000	$3,522	$45,570,555	$(30,355,530)	$15,220,462

See accompanying notes to the condensed consolidated financial statements.

F-33

SAB Biotherapeutics, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(1,531,845)	$1,746,663
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Gain on extinguishment of PPP Loan	(661,612)	-
Depreciation and amortization	494,850	125,127
Amortization of right-of-use assets	82,518	82,517
Stock-based compensation expense	782,546	891,212
(Gain) loss on sale of equipment	(5,488)	-
Changes in operating assets and liabilities
Accounts receivable	3,460,893	(2,654,241)
Prepaid expenses	847,781	53,524
Right-of-use assets - operating lease	(34,907)	164,771
Due to related party	(16,778)	(3,578)
Accounts payable	(1,883,917)	(176,619)
Accrued expenses and other current liabilities	1,533,558	198,152
Net cash provided by operating activities	3,067,599	427,528

Cash flows from investing activities:
Purchases of equipment	(5,353,607)	(1,829,015)
Net cash used in investing activities	(5,353,607)	(1,829,015)

Cash flows from financing activities:
Proceeds from sale of preferred stock, net of debt issuance costs	-	4,888,154
Proceeds from PPP Loan	-	661,612
Payments of notes payable	-	(1,363,486)
Principal payments on finance leases	(91,699)	(85,616)
Net cash (used in) provided by financing activities	(91,699)	4,100,664
Net (decrease) increase in cash and cash equivalents	(2,377,707)	2,699,177

Cash and cash equivalents
Beginning of year	12,610,383	6,345,969
End of year	$10,232,676	$9,045,146

Supplemental disclosures
Cash paid for interest	$149,626	$293,455
Supplemental information on non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$-	$862,775
Right-of-use assets obtained in exchange for financing lease liabilities	$-	$-

See accompanying notes to the condensed consolidated financial statements.

F-34

SAb Biotherapeutics, Inc. and subsidiaries

Notes to CONDENSED consolidated financial statements (UNAUDITED)

(1) Nature of Business and Basis of Presentation

Nature of Business

SAB Biotherapeutics, Inc. (“SAB” or the “Corporation”) is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of products from its proprietary immunotherapy platform to produce fully targeted human polyclonal antibodies, without using human plasma or serum. SAB’s novel DiversitAb™ platform enables the rapid production of large amounts of targeted human polyclonal antibodies, leveraging transchromosomic cattle (Tc Bovine™) that have been genetically designed to produce human antibodies (immunoglobulin G) rather than bovine in response to an antigen. Animal antibodies have been made in rabbits, sheep and horses. However, SAB’s platform is the first to produce fully human antibodies in large animals.

The COVID-19 pandemic continues to evolve, and the extent to which it may impact the Corporation’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. The Corporation is following, and will continue to follow, recommendations from the United States Centers for Disease Control and Prevention, as well as federal, state, and local governments. To date, the Corporation has not experienced material business disruptions, but it cannot be certain of the future impact of the COVID-19 pandemic on its business and condensed consolidated financial statements.

Basis of Presentation

The condensed consolidated financial statements included in this report are unaudited and have been prepared in accordance with United States (“U.S.”) generally accepted accounting principles (“U.S. GAAP”) for interim financial reporting and U.S. Securities and Exchange Commission (“SEC”) regulations. The condensed consolidated balance sheet data as of December 31, 2020 was derived from audited financial statements but does not include all disclosures required by U.S. GAAP. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. In the opinion of management, these condensed consolidated financial statements include all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Corporation’s financial position as of June 30, 2021, and its results of operations, statement of changes in redeemable preferred stock and stockholders’ equity and cash flows for the six months ended June 30, 2021 and 2020. The condensed consolidated financial statements for the six months ended June 30, 2021 should be read in conjunction with the audited consolidated financial statements appearing elsewhere in this prospectus. The results of operations for any interim period are not necessarily indicative of results for the full year.

(2) Summary of Significant Accounting Policies

The Corporation’s significant accounting policies are disclosed in the audited consolidated financial statements appearing elsewhere in this prospectus. Since the date of such audited consolidated financial statements, there have been no changes to the Corporation’s significant accounting policies, except as disclosed in Note 3, New Accounting Standards, below.

F-35

(3) New accounting standards

Recently-adopted standards

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740, Income Taxes (“ASC 740”) and by clarifying and amending existing ASC 740 guidance. The guidance was effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. Early adoption was permitted. The Corporation adopted the guidance as of January 1, 2021.The adoption did not have a material impact on the Corporation’s condensed consolidated financial statements.

Standards issued not yet adopted

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by removing major separation models required under current GAAP. The guidance removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for such exception and simplifies the diluted earnings per share calculation in certain areas. The guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted in annual reporting periods ending after December 15, 2020. The Corporation is currently evaluating its adoption of the guidance and the impact that the guidance may have on its consolidated financial statements. The Corporation believes that the adoption of the guidance will not have a material impact on its consolidated financial statements.

(4) Merger

On June 21, 2021, the Corporation entered into an Agreement and Plan of Merger, as amended August 12, 2021 (as it may be amended or restated from time to time, the “Business Combination Agreement”) with Big Cypress Acquisition Corp. (“BCYP”) and Big Cypress Merger Sub Inc. (“Merger Sub”), a wholly-owned subsidiary of BCYP providing for, among other things, and subject to the terms and conditions therein, a business combination between the Corporation and BCYP pursuant to the proposed merger of Merger Sub with and into the Corporation, with the Corporation continuing as the surviving entity (the “Merger”). The Merger and the other transactions contemplated by the Business Combination Agreement are referred to as the “Business Combination.”

At the effective time of the Merger, and in accordance with the terms and subject to the conditions of the Business Combination Agreement:

●	Each outstanding share of the Corporation’s Common Stock and the Corporation’s Preferred Stock will be automatically cancelled, extinguished and converted into a number of shares of New SAB Biotherapeutics Common Stock, based on the Corporation’s Equity Value and a conversion rate of $10.10;

●	The holders of shares of the Corporation’s Common Stock and Preferred Stock will be entitled to receive their pro rata share of New SAB Biotherapeutics Common Stock being issued into escrow (the “Earnout Escrow Account”) at the closing (the “Earnout Shares”), which will be released if certain conditions are met within a five-year period following the closing of the Business Combination (the “Earnout Period”), pursuant to the terms and subject to the conditions set forth in the Business Combination Agreement and the Earnout Escrow Agreement; and

●	Each outstanding vested and unvested option to purchase shares of the Corporation’s Common Stock will be canceled in exchange for a comparable option to purchase shares of New SAB Biotherapeutics Common Stock based on the equity value of SAB Biotherapeutics and based on a conversion rate of $10.10. In addition, the holders of such options shall also receive restricted stock units (the “Earnout RSUs”) which final number will be determined prior to closing based on the pro rata percentage that the Corporation’s options represent compared to the fully diluted share capital of SAB Biotherapeutics prior to closing. Each Earnout RSU will be settled in shares of New SAB Biotherapeutics Common Stock, subject to the same milestones applicable to the Earnout Shares.

F-36

The total maximum number of Earnout Shares and shares underlying the Earnout RSUs will be equal to 12,000,000 additional shares of New SAB Biotherapeutics Common Stock in the aggregate.

For purposes herein and the Business Combination Agreement, the Corporation’s equity value is deemed to be an agreed upon amount equal to $300 million.

(5) Revenue

The Corporation received approximately 100% and 88% of its total revenue through grants from government organizations for the six months ended June 30, 2021 and 2020, respectively, and approximately 0% and 12% of its total revenue through a grant from a non-government organization for the six months ended June 30, 2021 and 2020, respectively. To date, no receivables have been written off.

For the six months ended June 30, 2021 and 2020, the Corporation worked on the following grants:

Government grants

The total revenue for government grants was approximately $35.1 million and $10.6 million, respectively, for the six months ended June 30, 2021 and 2020.

National Institute of Health – National Institute of Allergy and Infectious Disease (“NIH-NIAID”) (Federal Award #1R44AI117976-01A1) – this grant was for $1.4 million and started in September 2019 through August 2021. For the six months ended June 30, 2021 and 2020, there was approximately $150,000 and $197,000, respectively, in grant income recognized from this grant. Approximately $565,000 in funding remains for this grant.

NIH-NIAID (Federal Award #1R41AI131823-02) – this grant was for approximately $1.5 million and started in April 2019 through March 2021. The grant was subsequently amended to extend the date through March 2022. For the six months ended June 30, 2021 and 2020, approximately $28,000 and $56,000, respectively, in grant income was recognized from this grant. Approximately $891,000 in funding remains for this grant.

NIH-NIAID through Geneva Foundation (Federal Award #1R01AI132313-01, Subaward #S-10511-01) – this grant was for approximately $2.7 million and started in August 2017 through July 2021. For the six months ended June 30, 2021 and 2020, there was approximately $47,000 and $204,000, respectively, in grant income recognized from this grant. Approximately $1.5 million in funding remains for this grant for 2021.

Department of Defense, Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense Enabling Biotechnologies (“JPEO”) through Advanced Technology International – this grant was for a potential of $25 million, awarded in stages starting in August 2019 and with potential stages running through February 2023. Additional contract modifications were added to this contract in 2020 for work on a COVID therapeutic, bringing the contract total to $143 million. For the six months ended June 30, 2021 and 2020, approximately $34.9 million and $10.2 million, respectively, in grant income was recognized from this grant. Approximately $53.9 million in funding remains for this grant.

Other grants (non-government)

The Corporation recorded no revenue for other grants (non-government) for the six months ended June 30, 2021. The total revenue for other grants (non-government) was $1.4 million for the six months ended June 30, 2020.

CSL Behring – there were three contracts for a combined $2.4 million that were started and completed in 2020. These contracts were related to research and development for a COVID-19 therapeutic ($2 million) and two other targets ($400,000). For the six months ended June 30, 2020, there was approximately $1.4 million in grant income recognized from this grant.

F-37

(6) Earnings (loss) per share

Since the Corporation reported a net loss for the six months ended June 30, 2021, it was required by ASC 260 to use basic weighted-average common shares outstanding when calculating diluted net loss per share for the six months ended June 30, 2021, as the potential common shares are antidilutive. In addition, since the Corporation reported a loss from operations for the six months ended June 30, 2021, the shares of preferred stock were not deemed to be participating securities for the six months ended June 30, 2021, pursuant to ASC 260. The Corporation’s participating securities contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Corporation.

Net loss attributable to the Corporation’s shareholders	$1,531,845
Weighted-average common shares outstanding - basic and diluted	35,216,000
Loss per common share - basic and diluted	$(0.04)

Options to purchase 9,741,602 shares and 20,604,636 shares of preferred stock were outstanding for the six months ended June 30, 2021 but were not included in the computation of diluted net loss per share because their impact was antidilutive.

The following table sets forth the allocation of net income attributable to the Corporation’s shareholders for the six months ended June 30, 2020 under the two-class method:

Net income attributable to the Corporation’s shareholders	$1,746,663
Net income attributable to the Corporation’s shareholders applicable to preferred stock	593,807
Net income attributable to the Corporation’s shareholders applicable to common stock	$1,152,856

The following table reconciles the weighted-average common shares outstanding used in the calculation of basic earnings per share (“EPS”) to the weighted-average common shares outstanding used in the calculation of diluted EPS for the six months ended June 30, 2020:

Determination of shares:
Weighted-average common shares outstanding – basic	35,216,000
Assumed conversion of preferred stock	18,138,886
Dilutive effect of equity awards	4,438,518
Weighted-average common shares outstanding – diluted	57,793,404

The following table presents the calculation of basic and diluted EPS for the Corporation’s common stock for the six months ended June 30, 2020:

Calculation of basic EPS attributable to the Corporation’s shareholders
Net income attributable to the Corporation’s shareholders applicable to common stock	$1,152,856
Weighted-average common shares outstanding – basic	35,216,000
Basic EPS	$0.03

Calculation of diluted EPS attributable to the Corporation’s shareholders
Net income attributable to the Corporation’s shareholders	$1,746,663
Weighted-average common shares outstanding – diluted	57,793,404
Diluted EPS	$0.03

F-38

(7) Equipment

As of June 30, 2021 and December 31, 2020, equipment was as follows:

	June 30, 2021	December 31, 2020
Laboratory equipment	$6,285,084	$5,205,346
Animal facility	3,371,125	3,371,125
Animal facility equipment	1,129,690	1,003,629
Construction-in-progress	10,786,656	6,729,673
Leasehold improvements	190,071	185,971
Vehicles	135,593	96,693
Office furniture and equipment	46,202	20,219
	21,944,421	16,612,656

Less: accumulated depreciation and amortization	2,234,706	1,767,186

	$19,709,715	$14,845,470

Depreciation and amortization expense for the six months ended June 30, 2021 and 2020 was $494,850 and $125,127, respectively.

The Corporation has several ongoing construction projects related to the expansion of its operating capacity. As of June 30, 2021 and December 31, 2020, the Corporation’s construction-in-progress was as follows:

	June 30, 2021	December 31, 2020
200L commercial facility	$4,357,221	$4,148,113
200L commercial facility equipment	1,076,030	486,381
New animal barn (#6)	2,891,642	1,551,167
New animal barn (#7)	1,048,457	-
New office space (at Headquarters)	1,274,995	477,907
Software	138,311	-
Other	-	66,105
Total construction-in-progress	$10,786,656	$6,729,673

The 200L commercial facility and 200L commercial facility equipment are expected to be complete by the end of the third quarter of 2021. Construction of the first new animal barn (#6) was completed in July 2021, and the second new animal barn (#7) is expected to be complete by the end of the third quarter of 2021. Construction of the new office space (at Headquarters) is expected to be complete by the end of August 2021. The installation and programming of the new ERP software (SAP) is expected to be complete in the first quarter of 2022.

F-39

(8) Leases

The Corporation’s leases are disclosed in the audited consolidated financial statements appearing elsewhere in this prospectus.

The Corporation’s weighted-average remaining lease term and weighted-average discount rate for operating and finance leases as of June 30, 2021 were as follows:

	Operating	Finance
Weighted-average remaining lease term	2.94 years	17.19 years
Weighted-average discount rate	4.75%	7.97%

The table below reconciles the undiscounted future minimum lease payments under non-cancelable leases with terms of more than one year to the total lease liabilities recognized on the condensed consolidated balance sheet as of June 30, 2021:

	Operating	Finance
2021 (remaining six months)	$523,269	$249,523
2022	1,048,573	444,928
2023	989,107	406,339
2024	467,968	401,496
2025	-	401,496
Thereafter	-	5,185,990
Undiscounted future minimum lease payments	3,028,917	7,089,772
Less: Amount representing interest
Payments	(188,261)	(3,063,199)
Total lease liabilities	2,840,656	4,026,573
Less current portion	(944,662)	(190,972)
Noncurrent lease liabilities	$1,895,994	$3,835,601

Operating lease expense was approximately $510,000 and $328,000, respectively, for the six months ended June 30, 2021 and 2020. Operating lease costs are included within research and development expenses on the condensed consolidated statements of operations.

Finance lease costs for the six months ended June 30, 2021 and 2020 included approximately $83,000, for each period, in right-of-use asset amortization and approximately $150,000 and $156,000, respectively, of interest expense. Finance lease costs are included within research and development expenses on the condensed consolidated statements of operations.

Cash payments under operating and finance leases were approximately $527,000 and $241,000, respectively, for the six months ended June 30, 2021. Cash payments under operating and finance leases were approximately $231,000 and $241,000, respectively, for the six months ended June 30, 2020.

F-40

(9) Accrued Expenses and Other Current Liabilities

As of June 30, 2021 and December 31, 2020, accrued expenses and other current liabilities consisted of the following:

	June 30, 2021	December 31, 2020
Accrued vacation	$587,785	$438,936
Accrued payroll	390,146	314,451
Accrued construction-in-progress	178,046	637,776
Accrued lab supplies	482,462	301,989
Accrued contract manufacturing	1,207,828	-
Accrued outside lab services	229,602	-
Accrued project consulting	135,161	120,744
Other accrued expenses	227,405	90,982

	$3,438,435	$1,904,878

(10) Debt

As of June 30, 2021 and December 31, 2020, debt was as follows:

	June 30, 2021	December 31, 2020
Tractor loan	$49,156	$49,156
PPP loan	-	661,612
Total debt	49,156	710,768

Less: current portion of debt	24,143	538,731

Long-term debt, net	$25,013	$172,037

In March 2021, the SBA approved the forgiveness of the PPP Loan, plus accrued interest. The Corporation recorded a gain on extinguishment of PPP Loan of $661,612 for the forgiveness of the PPP Loan within other income on the condensed consolidated statement of operations for the six months ended June 30, 2021.

Please refer to the audited consolidated financial statements appearing elsewhere in this prospectus for additional information on the Corporation’s debt.

(11) Stock Option Plan

On August 5, 2014, the Corporation approved a stock option grant plan (the “Plan”) for employees, directors, and non-employee consultants, which provides for the issuance of options to purchase common stock. The total shares authorized under the plan was originally 8,000,000; however, during 2019, the Plan was amended to increase the total shares authorized under the plan to 16,000,000.

Vesting of the stock options is based upon years of service (employment). As of June 30, 2021 and December 31, 2020, 7,295,628 and 6,882,575 stock options, respectively, were vested and exercisable. None of the vested stock options were exercised as of June 30, 2021 and December 31, 2020. As of June 30, 2021, the aggregate intrinsic value of stock options outstanding was $40,173,284, of which $8,403,668 was unvested and $31,769,616 was vested and exercisable.

The Corporation uses the Black Scholes model to estimate the fair value of the stock options granted. For stock options granted for the six months ended June 30, 2021 and 2020, the Corporation utilized the following weighted-average assumptions: A risk free interest rate of 0.14% and 0.13%, respectively; expected term of 6.25 years (both years); expected dividend yield of 0% (both years); and a volatility factor of 99.7% and 106.1%, respectively. There were 151,390 in stock options forfeitures for the six months ended June 30, 2021. There were no stock option expirations for the six months ended June 30, 2021, and no stock option forfeitures or stock option expirations for the six months ended June 30, 2020.

F-41

The expected term of the stock options was estimated using the “simplified” method, as defined by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share-Based Payment. The volatility assumption was determined by examining the historical volatilities for industry peer companies, as the Corporation does not have sufficient trading history for its common stock. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the options. The dividend assumption is based on the Corporation’s history and expectation of dividend payouts. The Corporation has never paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. Therefore, the Corporation has assumed no dividend yield for purposes of estimating the fair value of the options.

Stock option activity for employees and non-employees under the Plan for the six months ended June 30, 2021 was as follows:

		Weighted Average	Weighted Average
	Options	Fair Value	Exercise Price

Balance, December 31, 2020	8,815,992	$0.62	$0.60
Granted	1,077,000	$2.16	$1.76
Forfeited	(151,390)	$1.55	$1.23
Balance, June 30, 2021	9,741,602	$0.78	$0.72
Unvested at June 30, 2021	2,471,667	$1.78	$1.44
Vested and exercisable at June 30, 2021	7,269,935	$0.44	$0.47

Total unrecognized compensation cost related to non-vested stock options as of June 30, 2021 was approximately $3,897,300 and is expected to be recognized within future operating results over a weighted-average period of 2.47 years. As of June 30, 2021, the weighted-average contractual term of the options outstanding was approximately 4.94 years. As of June 30, 2021, the weighted-average contractual term of the vested options was approximately 4.98 years. For the six months ended June 30, 2021 and 2020, 387,361 shares and 636,547 shares, respectively, vested.

Stock-based compensation expense for the six months ended June 30, 2021 and 2020 was as follows:

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020

Research and development	$514,404	$411,191
General and administrative	268,142	480,021

Total	$782,546	$891,212

(12) Income Taxes

The tax provision for interim periods is determined using the estimated annual effective consolidated tax rate, based on the current estimate of full-year earnings before taxes, adjusted for the impact of discrete quarterly items.

The provision for income taxes was $0 for each of the six months ended June 30, 2021 and 2020, and the effective tax rate for each of the six months ended June 30, 2021 and 2020 was 0%. The Corporation continues to maintain a full valuation allowance on its net deferred tax assets. The Corporation has not recognized any reserves for uncertain tax positions.

Please refer to the audited consolidated financial statements appearing elsewhere in this prospectus for additional information on the Corporation’s income taxes.

F-42

(13) Related Party Transactions

The Corporation’s related party transactions are disclosed in the audited consolidated financial statements appearing elsewhere in this prospectus. Since the date of such audited consolidated financial statements, there have been no significant changes to the Corporation’s related party transactions.

For the six months ended June 30, 2021 and 2020, the Corporation paid consulting fees to a board member, Christine Hamilton, who is also an owner, of $12,500 and $6,250, respectively.

For the six months ended June 30, 2020, the Corporation paid Network Plus, LLC (owner is the spouse of an employee) approximately $19,000 for IT assistance and computer setups. The spouse became an employee of the Corporation in July 2020, and there was no further activity with this vendor.

For the six months ended June 30, 2021 and 2020, the Corporation made lease payments to Dakota Ag Properties of approximately $201,000 (for each year). Dakota Ag Investments (part of Dakota Ag Properties) is a shareholder and owner of the Corporation.

For the six months ended June 30, 2021 and 2020, the Corporation made lease payments to Sanford Health (which is a shareholder of the Corporation) of approximately $234,000 and $112,000, respectively.

For the six months ended June 30, 2020, the Corporation made payments of approximately $1.3 million to Christiansen Land and Cattle, Ltd. (“CLC”), who are owners, members of the board of directors, and employees of the Corporation, in accordance with the loan agreement the Corporation had entered into with CLC. In July 2020, the note payable was paid in full. Please refer to the audited consolidated financial statements appearing elsewhere in this prospectus for additional information on the loan agreement the Corporation had entered into with CLC.

(14) Commitments and Contingencies

The Corporation is not involved in any legal proceedings, investigations and claims which are expected to have a material adverse effect on its financial condition, results of operations or liquidity.

In April 2021, the Corporation entered into agreements that included other commitments of $4.5 million.

A description of the joint development agreement that the Corporation entered into in June 2019 is disclosed in the audited consolidated financial statements appearing elsewhere in this prospectus. As of June 30, 2021, as a result of the Corporation’s work around SARS-2 and the JPEO contract (please refer to Note 5, Revenue, for additional information), this project remains on hold.

(15) Subsequent Events

As disclosed in Note 4, Merger, above, the Business Combination Agreement was amended on August 12, 2021. Please refer to Note 4, Merger, for additional information.

In the preparation of the Corporation’s condensed consolidated financial statements, the Corporation completed an evaluation of the impact of subsequent events through September 8, 2021, which represents the date these condensed consolidated financial statements were available for issuance.

F-43

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

SAB Biotherapeutics, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SAB Biotherapeutics, Inc. and Subsidiaries (“Company”) as of December 31, 2020, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders’ equity (deficit), and cash flows for the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Mayer Hoffman McCann P.C.

We have served as the Company’s auditor since 2019.

San Diego, California

June 17, 2021

F-44

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

SAB Biotherapeutics, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SAB Biotherapeutics, Inc. and Subsidiaries (“Company”) as of December 31, 2019, and the related consolidated statements of operations, changes in redeemable preferred stock and stockholders’ equity (deficit), and cash flows the year then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are required to be independent with respect to the Company in accordance with the relevant ethical requirements relating to our audit.

We conducted our audit in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Mayer Hoffman McCann P.C.

We have served as the Company’s auditor since 2019.

San Diego, California

June 17, 2021

F-45

SAB Biotherapeutics, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$12,610,383	$6,345,969
Accounts receivable, net	20,569,497	2,818,735
Prepaid expenses	1,275,134	124,004
Total current assets	34,455,014	9,288,708

Operating lease right-of-use assets	3,053,022	1,861,726
Financing lease right-of-use assets	4,184,427	4,349,463
Equipment, net	14,845,470	2,503,658
Total assets	$56,537,933	$18,003,555

Liabilities, Redeemable Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable	$7,382,361	$2,170,768
Notes payable - current portion	538,731	28,214
Note payable - related party	-	1,364,644
Operating lease liabilities, current portion	924,265	371,263
Finance lease liabilities, current portion	194,717	182,343
Due to related party	16,778	6,250
Deferred grant income	100,000	-
Accrued expenses and other current liabilities	1,904,878	494,554
Total current liabilities	11,061,730	4,618,036

Operating lease liabilities, noncurrent	2,372,777	1,519,366
Finance lease liabilities, noncurrent	3,923,554	4,118,272
Notes payable, noncurrent	172,037	53,448
Total liabilities	17,530,098	10,309,122

Commitments and contingencies (Note 16)

Redeemable preferred stock
Series A-2A Redeemable preferred stock; $0.0001 par value; 3,333,333 shares designated, issued, and outstanding at December 31, 2019; liquidation preference of $9,999,999 at December 31, 2019	-	9,999,999

Stockholders’ equity (deficit)
Series A Preferred stock; $0.0001 par value; 6,615,000 shares designated, issued, and outstanding at December 31, 2020 and 2019; liquidation preference of $6,615,000 at December 31, 2020 and 2019	662	662
Series A-1 Preferred stock; $0.0001 par value; 2,525,800 shares designated, issued, and outstanding at December 31, 2020 and 2019; liquidation preference of $4,752,040 at December 31, 2020 and 2019	253	253
Series A-2 Preferred stock; $0.0001 par value; 4,039,963 shares designated, issued, and outstanding at December 31, 2020 and 2019; liquidation preference of $12,119,889 at December 31, 2020 and 2019	404	404
Series A-2A Preferred stock; $0.0001 par value; 3,333,333 shares designated, issued, and outstanding at December 31, 2020; liquidation preference of $9,999,999 at December 31, 2020	333	-
Series B Preferred stock; $0.0001 par value; 8,571,429 shares designated at December 31, 2020 and 2019; 4,090,540 and 1,236,786 shares issued and outstanding at December 31, 2020 and 2019, respectively; liquidation preference of $14,316,890 and $4,328,751 at December 31, 2020 and 2019, respectively	409	124
Common stock; $0.0001 par value; 110,000,000 shares designated at December 31, 2020 and 2019; 35,216,000 shares issued and outstanding at December 31, 2020 and 2019	3,522	3,522
Additional paid-in capital	50,986,672	29,791,662
Accumulated deficit	(11,984,420)	(32,102,193)
Total stockholders’ equity (deficit)	39,007,835	(2,305,566)

Total liabilities, redeemable preferred stock and stockholders’ equity (deficit)	$56,537,933	$18,003,555

See accompanying notes to the consolidated financial statements

F-46

SAB Biotherapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year Ended December 31, 2020	Year Ended December 31, 2019

Revenue
Grant revenue	$55,237,759	$3,441,807
Total revenue	55,237,759	3,441,807
Operating expenses
Research and development	27,908,659	8,019,705
General and administrative	6,772,303	4,095,642
Total operating expenses	34,680,962	12,115,347
Income (loss) from operations	20,556,797	(8,673,540)

Other income	3,996	2,594
Interest expense	(469,151)	(428,476)
Interest income	26,131	113,133
Net income (loss)	$20,117,773	$(8,986,289)

Earnings (loss) per common share attributable to the Corporation’s shareholders
Basic earnings (loss) per common share	$0.37	$(0.26)
Diluted earnings (loss) per common share	$0.35	$(0.26)

Weighted-average common shares outstanding - basic	35,216,000	35,216,000
Weighted-average common shares outstanding - diluted	58,051,614	35,216,000

See accompanying notes to the consolidated financial statements.

F-47

SAB Biotherapeutics, Inc. and Subsidiaries

Consolidated Statements of Changes In Redeemable Preferred Stock and Stockholders’ Equity (Deficit)

For the years ended December 31, 2020 and 2019

	Redeemable Preferred Stock		Stockholders’ Equity (Deficit)
	Series A-2A Redeemable Preferred Stock		Series A Preferred Stock		Series A-1 Preferred Stock		Series A-2 Preferred Stock		Series A-2A Preferred Stock		Series B Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance at December 31, 2018	3,333,333	$9,999,999	6,615,000	$662	2,525,800	$253	4,039,963	$404	-	$-	-	$-	35,216,000	$3,522	$25,115,498	$(23,115,904)	$2,004,435
Issuance of preferred stock in private offerings, net of issuance cost of $23,852	-	-	-	-	-	-	-	-	-	-	1,236,786	124	-	-	4,304,776	-	4,304,900
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	371,388	-	371,388

Net loss	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	(8,986,289)	(8,986,289)
Balance at December 31, 2019	3,333,333	$9,999,999	6,615,000	$662	2,525,800	$253	4,039,963	$404	-	$-	1,236,786	$124	35,216,000	$3,522	$29,791,662	$(32,102,193)	$(2,305,566)
Issuance of preferred stock in private offerings, net of issuance cost of $87,949	-	-	-	-	-	-	-	-	-	-	2,853,754	285	-	-	9,899,921	-	9,900,206
Stock-based compensation	-	-	-	-	-	-	-	-	-	-	-	-	-	-	1,295,423	-	1,295,423
Termination of redemption feature	(3,333,333)	(9,999,999)	-	-	-	-	-	-	3,333,333	333	-	-	-	-	9,999,666	-	9,999,999

Net income	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	20,117,773	20,117,773
Balance at December 31, 2020	-	$-	6,615,000	$662	2,525,800	$253	4,039,963	$404	3,333,333	$333	4,090,540	$409	35,216,000	$3,522	$50,986,672	$(11,984,420)	$39,007,835

See accompanying notes to the consolidated financial statements.

F-48

SAB Biotherapeutics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Year ended December 31,	Year ended December 31,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$20,117,773	$(8,986,289)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	383,142	197,210
Amortization of right-of-use assets	165,036	126,197
Stock-based compensation expense	1,295,423	371,388
Gain (loss) on sale of equipment	(2,252)	421
Changes in operating assets and liabilities
Accounts receivable	(17,750,762)	(2,562,909)
Prepaid expenses	(1,151,130)	(45,512)
Right-of-use assets - operating lease	215,122	(10,848)
Deferred income	100,000	-
Due to related party	10,528	(6,353)
Accounts payable	5,211,593	1,555,046
Accrued interest	-	3,580
Accrued expense and other current liabilities	1,410,324	143,628
Net cash provided by (used in) operating activities	10,004,795	(9,214,440)

Cash flows from investing activities:
Proceeds from the sale of equipment	9,000	-
Purchases of equipment	(12,731,702)	(608,748)
Net cash used in investing activities	(12,722,702)	(608,748)

Cash flows from financing activities:
Proceeds from sale of preferred stock, net of debt issuance costs	9,900,206	4,304,900
Proceeds from Paycheck Protection Program SBA Loan	661,612	-
Payments on related party notes payable	(1,364,644)	(405,112)
Payments of notes payable	(32,506)	(74,876)
Principal payments on finance lease	(182,347)	(143,284)
Net cash provided by financing activities	8,982,321	3,681,628
Net increase (decrease) in cash and cash equivalents	6,264,414	(6,141,560)

Cash and cash equivalents
Beginning of year	6,345,969	12,487,529
End of year	$12,610,383	$6,345,969

Supplemental disclosures
Cash paid for interest	$469,151	$428,476
Supplemental information on non-cash investing and finance activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$1,773,135	$1,979,801
Right-of-use assets obtained in exchange for financing lease liabilities	$-	$198,512

See accompanying notes to the consolidated financial statements.

F-49

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

(1) Nature of Business

SAB Biotherapeutics, Inc. (“SAB” or the “Corporation”) is a clinical-stage biopharmaceutical company focused on the development and commercialization of a portfolio of products from its proprietary immunotherapy platform to produce fully targeted human polyclonal antibodies, without using human plasma or serum. SAB’s novel DiversitAb™ platform enables the production of large amounts of targeted human polyclonal antibodies, leveraging transchromosomic cattle (Tc Bovine™) that have been genetically designed to produce human antibodies (immunoglobulin G) in response to an antigen. Animal antibodies have been made in rabbits, sheep and horses.

The COVID-19 pandemic continues to evolve, and the extent to which it may impact the Corporation’s business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of the disease, the duration of the outbreak, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions, and the effectiveness of actions taken in the United States and other countries to contain and treat the disease. The Corporation is following, and will continue to follow, recommendations from the United States Centers for Disease Control and Prevention, as well as federal, state, and local governments. To date, the Corporation has not experienced material business disruptions, but it cannot be certain of the future impact of the COVID-19 pandemic on its business and consolidated financial statements.

(2) Summary of Significant Accounting Policies

A summary of the significant accounting policies applied in preparation of the accompanying consolidated financial statements is set forth below.

Basis of presentation

The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and include all adjustments necessary for the fair presentation of the Corporation’s financial position for the years presented.

Principles of consolidation

The accompanying consolidated financial statements include the results of the Corporation and its wholly owned subsidiaries, SAB Capra, LLC and Aurochs, LLC. Intercompany balances and transactions have been eliminated in consolidation.

Significant risks and uncertainties

The Corporation’s operations are subject to a number of factors that can affect its operating results and financial condition. Such factors include, but are not limited to, the results of research and development efforts, clinical trial activities of the Corporation’s product candidates, the Corporation’s ability to obtain regulatory approval to market its product candidates, competition from products manufactured and sold or being developed by other companies, and the Corporation’s ability to raise capital.

The Corporation currently has no commercially approved products and there can be no assurance that the Corporation’s research and development will be successfully commercialized. Developing and commercializing a product requires significant time and capital and is subject to regulatory review and approval as well as competition from other biotechnology and pharmaceutical companies. The Corporation operates in an environment of rapid change and is dependent upon the continued services of its employees and obtaining and protecting intellectual property.

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SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

Funding from government grants is not guaranteed to cover all costs, and additional funding may be needed to cover operational costs as we move forward to with our efforts to develop a commercially approved product.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent assets and liabilities in the financial statements. The Corporation has used significant estimates in its determination of stock-based compensation assumptions, determination of the fair value of the Corporation’s common stock, determination of the incremental borrowing rate (“IBR”) used in the calculation of the Corporation’s right of use assets and lease liabilities, and the valuation allowance on deferred tax assets. Actual amounts realized may differ from these estimates.

Cash and cash equivalents

Cash equivalents include short-term, highly liquid instruments, consisting of money market accounts and short-term investments with original maturities at the date of purchase of 90 days or less.

Accounts receivable

Accounts receivable are carried at original invoice amount, less an allowance for doubtful accounts. The Corporation estimates an allowance for doubtful accounts for potential credit losses that are expected to be incurred, based on management’s assessment of the collectability of specific accounts, the aging of the accounts receivable, historical information and other currently available evidence. Receivables are written off when deemed uncollectible. To date, no receivables have been written off. The allowance for doubtful accounts was $0 as of December 31, 2020 and 2019.

Concentration of credit risk

The Corporation maintains its cash and cash equivalent balances in the form of business checking accounts and money market accounts, the balances of which, at times, may exceed federally insured limits. Exposure to credit risk is reduced by placing such deposits in high credit quality federally insured financial institutions.

The Corporation received approximately 96% and 85% of its total revenue through grants from government organizations during the years ended December 31, 2020 and 2019, respectively, and 4% and 12% of its total revenue through a grant from a non-government organization during the years ended December 31, 2020 and 2019, respectively.

Lease liabilities and right-of-use assets

The Corporation is party to certain contractual arrangements for equipment, lab space, and an animal facility, which meet the definition of leases under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 842, Leases (“ASC 842”). In accordance with ASC 842, the Corporation has, as of January 1, 2018 (the date of adoption), recorded right-of-use assets and related lease liabilities for the present value of the lease payments over the lease terms. The Corporation utilized the practical expedient regarding lease and non-lease components and has combined such items into a single combined component. The Corporation’s IBR was used in the calculation of its right of use assets and lease liabilities.

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SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

Research and development expenses

Expenses incurred in connection with research and development activities are expensed as incurred. These include licensing fees to use certain technology in the Corporation’s research and development projects, fees paid to consultants and various entities that perform certain research and testing on behalf of the Corporation, and expenses related to salaries, benefits, and stock-based compensation granted to employees in research and development functions.

During 2020 and 2019, the Corporation had contracts with multiple contract research organizations (“CRO”) to complete studies as part of research grant agreements. In the case of SAB-185, the CRO has been contracted and paid by the US government. For SAB-176, PPD Development, LP acting as the CRO oversaw the Phase 1 safety study. The terms of that agreement are subject to confidentiality, and the status of the agreement is that it is current, in good standing and approximately 90% of the contract has been paid through June 17, 2021. SAB has also contracted with hVIVO Services Limited to conduct the Phase 2a influenza study on SAB-176. The terms of that agreement are subject to confidentiality, and the status of the agreement is that it is current, in good standing and approximately 35% of the contract has been paid through June 17, 2021.

Equipment

The Corporation records equipment at cost less depreciation. Depreciation is calculated using straight-line methods over the following estimated useful lives:

Animal facility equipment	7 years
Laboratory equipment	7 years
Leasehold improvements	Shorter of asset life or lease term
Office furniture & equipment	5 years
Vehicles	5 years

Repairs and maintenance expenses are expensed as incurred.

Impairment of long-lived assets

The Corporation reviews the recoverability of long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset may not be recoverable. If necessary, the Corporation compares the estimated undiscounted future net cash flows to the related asset’s carrying value to determine whether there has been an impairment. If an asset is considered impaired, the asset is written down to fair value, which is based either on discounted cash flows or appraised values in the period the impairment becomes known. The Corporation believes that long-lived assets are recoverable, and no impairment was deemed necessary, during the years ended December 31, 2020 and 2019.

Stock-based compensation

FASB ASC Topic 718, Compensation—Stock Compensation, prescribes accounting and reporting standards for all share-based payment transactions in which employee and non-employee services are acquired. The Corporation recognizes compensation cost relating to stock-based payment transactions using a fair-value measurement method, which requires all stock-based payments to employees, directors, and non-employee consultants, including grants of stock options, to be recognized in operating results as compensation expense based on fair value over the requisite service period of the awards. The Corporation determines the fair value of stock-based awards using the Black-Scholes option-pricing model, which uses both historical and current market data to estimate fair value. The method incorporates various assumptions, such as the value of the underlying common stock, the risk-free interest rate, expected volatility, expected dividend yield and expected life of the options. For awards with performance-based vesting criteria, the Corporation estimates the probability of achievement of the performance criteria and recognizes compensation expense related to those awards expected to vest. No awards may have a term in excess of ten years. Forfeitures are recorded when they occur.

Income taxes

Deferred income taxes reflect future tax effects of temporary differences between the tax and financial reporting basis of the Corporation’s assets and liabilities measured using enacted tax laws and statutory tax rates applicable to the periods when the temporary differences will affect taxable income. When necessary, deferred tax assets are reduced by a valuation allowance, to reflect realizable value, and all deferred tax balances are reported as long-term on the consolidated balance sheet. Accruals are maintained for uncertain tax positions, as necessary.

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SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

The Corporation uses a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken, or expected to be taken, in a tax return. The Corporation has elected to treat interest and penalties related to income taxes, to the extent they arise, as a component of income taxes.

Revenue recognition

The Corporation’s revenue is primarily generated through grants from government and other (non-government) organizations.

Grant revenue is recognized during the period that the research and development services occur, as qualifying expenses are incurred or conditions of the grants are met. The Corporation concluded that payments received under these grants represent conditional, nonreciprocal contributions, as described in ASC 958, Not-for-Profit Entities, and that the grants are not within the scope of ASC 606, Revenue from Contracts with Customers, as the organizations providing the grants do not meet the definition of a customer. Expenses for grants are tracked by using a project code specific to the grant, and the employees also track hours worked by using the project code.

Comprehensive income (loss)

The Corporation had no items of comprehensive income (loss) other than its net income (loss).

Litigation

From time to time, the Corporation is involved in legal proceedings, investigations and claims generally incidental to its normal business activities. In accordance with U.S. GAAP, the Corporation accrues for loss contingencies when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. Legal costs in connection with loss contingencies are expensed as incurred.

Earnings per share

In accordance with ASC 260, Earnings per Share (“ASC 260”), basic net income (loss) per share attributable to common stockholders is computed by dividing net income (loss) attributable to common stockholders by the weighted-average number of common stock outstanding during the period. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted-average number of common stock outstanding for the period including potential dilutive common shares such as stock options.

In 2019, the Corporation issued shares of preferred stock, which it determined qualified as participating securities, as defined in ASC 260. Under ASC 260, securities are considered participating securities if the securities may participate in undistributed earnings with common stock, whether that participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC 260, a company is required to use the two-class method when computing net income (loss) per share when a company has securities that qualify as participating securities. The two-class method is an earnings allocation formula that determines net income (loss) per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. Participating securities are included in the computation of basic net income (loss) per share using the two-class method. Under the two-class method, basic net income (loss) per share is computed by dividing net income (loss) attributable to the shareholders of the Corporation attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted net income (loss) per share for the Corporation’s common stock is computed using the more dilutive of the two-class method or the if-converted method.

F-53

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

Segment reporting

In accordance with ASC 280, Segment Reporting, the Corporation’s business activities are organized into one reportable segment, as only the Corporation’s operating results in their entirety are regularly reviewed by the Corporation’s chief operating decision maker to make decisions about resources to be allocated and to assess performance.

Fair value measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The following fair value hierarchy classifies the inputs to valuation techniques that would be used to measure fair value into one of three levels:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

Level 3: Unobservable inputs that reflect the reporting entity’s own assumptions.

As of December 31, 2020 and 2019, the Corporation does not have any assets and liabilities that are recorded at fair value on a recurring basis.

The Corporation believes that the carrying amounts of its cash and cash equivalents, accounts receivable, and debt approximate their fair values due to their near-term maturities.

Common stock valuations

The Corporation is required to periodically estimate the fair value of its common stock with the assistance of an independent third-party valuation expert when issuing stock options and computing its estimated stock-based compensation expense. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of significant levels of management judgment.

In order to determine the fair value of its common stock, the Corporation considered, among other items, previous transactions involving the sale of the Corporation’s securities, the Corporation’s business, financial condition and results of operations, economic and industry trends, the market performance of comparable publicly traded companies, and the lack of marketability of the Corporation’s common stock.

Reclassification

The prior period amount of $3.4 million related to grant revenue was reclassified from other income to grant revenue on the consolidated statements of operations, as the services performed under the grants were consistent with the Corporation’s ongoing major or central operations during the year ended December 31, 2020, and the reclassification conforms the prior period presentation to the current period presentation. The reclassification had no effect on the prior period net loss or total stockholder’s deficit.

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SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

(3) New accounting standards

Recently-adopted standards

In July 2019, the FASB issued Accounting Standards Update (“ASU”) 2019-07, Codification Updates to SEC Sections—Amendments to SEC Paragraphs Pursuant to SEC Final Rule Releases No. 33-10532, Disclosure Update and Simplification, and Nos. 33-10231 and 33-10442, Investment Company Reporting Modernization, and Miscellaneous Updates (SEC Update), which clarifies or improves a variety of ASC disclosure and presentation requirements by aligning them with the regulations of the United States Securities and Exchange Commission (“SEC”), thereby eliminating redundancies and making the codification easier to apply. The guidance was effective upon issuance. The adoption did not have a material impact on the Corporation’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, which modifies the disclosure requirements on fair value measurements by removing, modifying, or adding certain disclosures. The guidance was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption was permitted. The Corporation adopted the guidance as of January 1, 2020. The adoption did not have a material impact on the Corporation’s consolidated financial statements.

In June 2018, the FASB issued ASU 2018-08, Not-for-Profit Entities (Topic 958): Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made, which clarifies and improves the scope and the accounting guidance for contributions received and contributions made. The guidance should assist entities in: (1) evaluating whether transactions should be accounted for as contributions (nonreciprocal transactions) within the scope of ASC 958 or as exchange (reciprocal) transactions subject to other guidance; and (2) determining whether a contribution is conditional. Distinguishing between contributions and exchange transactions determines which guidance is applied. For resource recipients, ASU 2018-08 was effective for annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. Early adoption was permitted. The Corporation adopted the guidance as of January 1, 2019. The adoption did not have a material impact on the Corporation’s consolidated financial statements.

F-55

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, which expands the scope of accounting for share-based payment arrangements to include share-based payment transactions for acquiring goods and services from nonemployees. The guidance was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption was permitted. The Corporation adopted the guidance as of January 1, 2019, on a prospective basis. The adoption did not have a material impact on the Corporation’s consolidated financial statements.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost and replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in earlier recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, which narrowed the scope and changed the effective date for non-public entities for ASU 2016-13. The FASB subsequently issued supplemental guidance, including ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (‘‘ASU 2019-05’’). ASU 2019-05 provides an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost. For public entities that are SEC filers, excluding entities eligible to be smaller reporting companies, ASU 2016-13 was effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. For all other entities, ASU 2016-13 is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption was permitted. The Corporation adopted the guidance as of January 1, 2020. The adoption did not have a material impact on the Corporation’s consolidated financial statements.

Standards issued not yet adopted

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for convertible instruments by removing major separation models required under current GAAP. The guidance removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for such exception and simplifies the diluted earnings per share calculation in certain areas. The guidance is effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted in annual reporting periods ending after December 15, 2020. The Corporation is currently evaluating its adoption of the guidance and the impact that the guidance may have on its consolidated financial statements. The Corporation believes that the adoption of the guidance will not have a material impact on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes by removing certain exceptions to the general principles in ASC Topic 740, Income Taxes (“ASC 740”) and by clarifying and amending existing ASC 740 guidance. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2020. Early adoption is permitted. The Corporation is currently evaluating its adoption of the guidance and the impact that the guidance may have on its consolidated financial statements. The Corporation believes that the adoption of the guidance will not have a material impact on its consolidated financial statements.

(4) Revenue

During the years ended December 31, 2020 and 2019, the Corporation worked on the following grants:

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SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

Government grants

The total revenue for government grants was approximately $52,800,000 and $2,900,000 respectively, for the years ended December 31, 2020 and 2019.

National Institute of Health – National Institute of Allergy and Infectious Disease (“NIH-NIAID”) (Federal Award #1R44AI117976-01A1) – this grant was for $1.4 million and started in September 2019 through August 2021. For 2020 and 2019, there was approximately $228,000 and $343,000, respectively, in grant income recognized from this grant. Approximately $850,000 in funding remains for this grant for 2021.

NIH-NIAID (Federal Award #1R41AI131823-02) – this grant was for approximately $1.5 million and started in April 2019 through March 2021. For 2020 and 2019, approximately $99,000 and $97,000 respectively, in grant income was recognized from this grant. Approximately $1.1 million in funding remains for this grant for 2021.

NIH-NIAID through Geneva Foundation (Federal Award #1R01AI132313-01, Subaward #S-10511-01) – this grant was for approximately $2.7 million and started in August 2017 through July 2021. For 2020 and 2019, there was approximately $351,000 and $261,000, respectively, in grant income recognized from this grant. Approximately $1.6 million in funding remains for this grant for 2021.

Department of Defense, Joint Program Executive Office for Chemical, Biological, Radiological and Nuclear Defense Enabling Biotechnologies (“JPEO”) through Advanced Technology International – this grant was for a potential of $25 million, awarded in stages starting in August 2019 and with potential stages running through February 2023. Additional contract modifications were added to this contract in 2020 for work on a COVID therapeutic, bringing the contract total to $143 million. For 2020 and 2019, approximately $52.1 million and $2.2 million, respectively, in grant income recognized from this grant. Approximately $88.8 million in funding remains for this grant for 2021.

The grants for the JPEO contract are cost reimbursement agreements, with reimbursement of our direct research and development expense (labor and consumables) with an overhead charge (based on actual, reviewed quarterly) and a fixed fee (9%). However, a portion of the funding ($12 million in 2020) from this contract was for capacity building, including funding for equipment and facilities. A majority of this was for a 200L purification suite and two production barns, which are in locations that are currently leased by the corporation. While the government and SAB have agreed to negotiate in good faith to afford government access to this equipment, the corporation is allowed to use this equipment for any project. As a majority of the value is in leasehold improvements (and therefore cannot be returned to the government), the corporation is treating the assets as company owned, and recognized the proceeds from the reimbursement as revenue. Therefore, revenue significantly exceeded research and development, as there is no research and development cost to offset this $12 million in revenue.

Other grants (non-government)

The total revenue for other grants (non-government) was approximately $2.4 million and $500,000 respectively, for the years ended December 31, 2020 and 2019.

CSL Behring – there were three contracts for a combined $2.4 million that were started and completed in 2020. These contracts were related to research and development for a COVID-19 therapeutic ($2 million) and two other targets ($400,000).

Battelle Memorial Institute – this contract was for approximately $2.0 million, starting in April 2018 through January 2019. For 2019, there was $400,000 in income recognized from this contract, and the work for this contract was completed as of December 31, 2019.

Henry Jackson Foundation – this contract was for $250,000, starting in September 2018 through May 31, 2019. For 2019, there was $51,000 in income recognized from this contract, and the work for this contract was completed as of December 31, 2019.

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SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

(5) Earnings per share

The following table sets forth the allocation of net income attributable to the Corporation’s shareholders for the year ended December 31, 2020 under the two-class method:

Net income attributable to the Corporation’s shareholders	$20,117,773
Net income attributable to the Corporation’s shareholders applicable to preferred stock	7,134,840
Net income attributable to the Corporation’s shareholders applicable to common stock	$12,982,933

The following table reconciles the weighted-average common shares outstanding used in the calculation of basic earnings per share (“EPS”) to the weighted-average common shares outstanding used in the calculation of diluted EPS for the year ended December 31, 2020:

Determination of shares:
Weighted-average common shares outstanding - basic	35,216,000
Assumed conversion of preferred stock	19,353,143
Dilutive effect of equity awards	3,482,471
Weighted-average common shares outstanding - diluted	58,051,614

The following table presents the calculation of basic and diluted EPS for the Corporation’s common stock for the year ended December 31, 2020:

Calculation of basic EPS attributable to the Corporation’s shareholders
Net income attributable to the Corporation’s shareholders applicable to common stock	$12,982,933
Weighted-average common shares outstanding – basic	35,216,000
Basic EPS	$0.37

Calculation of diluted EPS attributable to the Corporation’s shareholders
Net income attributable to the Corporation’s shareholders	$20,117,773
Weighted-average common shares outstanding - diluted	58,051,614
Diluted EPS	$0.35

Since the Corporation reported a net loss for 2019, it was required by ASC 260 to use basic weighted-average common shares outstanding when calculating diluted net loss per share for the year ended December 31, 2019, as the potential common shares are antidilutive. In addition, since the Corporation reported a loss from operations for the year ended December 31, 2019, the shares of preferred stock were not deemed to be participating securities for the year ended December 31, 2019, pursuant to ASC 260. The Corporation’s participating securities contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Corporation.

In 2019, the Corporation issued shares of preferred stock, which it determined qualified as participating securities, as defined in ASC 260. Under ASC 260, securities are considered participating securities if the securities may participate in undistributed earnings with common stock, whether that participation is conditioned upon the occurrence of a specified event or not. In accordance with ASC 260, a company is required to use the two-class method when computing net income (loss) per share when a company has securities that qualify as participating securities. The two-class method is an earnings allocation formula that determines net income (loss) per share for each class of common stock and participating security according to dividends declared (or accumulated) and participation rights in undistributed earnings. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common stock and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. Participating securities are included in the computation of basic net income (loss) per share using the two-class method. Under the two-class method, basic net income (loss) per share is computed by dividing net income (loss) attributable to the shareholders of the Corporation attributable to common stockholders by the weighted-average common shares outstanding during the period. Diluted net income (loss) per share for the Corporation’s common stock is computed using the more dilutive of the two-class method or the if-converted method.

Options to purchase 6,748,250 shares and 17,750,882 shares of preferred stock were outstanding during the year ended December 31, 2019 but were not included in the computation of diluted net loss per share because their impact was antidilutive.

Net loss attributable to the Corporation’s shareholders	$8,986,289
Weighted-average common shares outstanding - basic and diluted	35,216,000
Loss per common share - basic and diluted	$(0.26)

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Notes to consolidated financial statements

(6) Equipment

As of December 31, 2020 and 2019, the Corporation’s equipment was as follows:

	2020	2019
Laboratory equipment	$5,205,346	$1,740,088
Animal facility	3,371,125	1,459,459
Animal facility equipment	1,003,629	540,000
Construction-in-progress	6,729,673	83,966
Leasehold improvements	185,971	34,285
Vehicles	96,693	22,710
Office furniture and equipment	20,219	11,347
	16,612,656	3,891,855

Less: accumulated depreciation and amortization	1,767,186	1,388,197

	$14,845,470	$2,503,658

Depreciation and amortization expense for the years ended December 31, 2020 and 2019 was $383,142 and $197,210, respectively.

All tangible personal property with a useful life of at least three years and a unit acquisition cost of $5,000 or more will be capitalized and depreciated over its useful life using the straight-line method of depreciation. The Corporation will expense the full acquisition cost of tangible personal property below these thresholds in the year of purchase. The basis of accounting for depreciable fixed assets is acquisition cost and any additional expenditures required to make the asset ready for use. The carrying amount at the balance sheet date of long-lived assets under construction-in-progress includes assets purchased, constructed, or being developed internally that are not yet in service. Depreciation commences when the assets are placed in service.

The Corporation has several ongoing construction projects related to the expansion of its operating capacity. As of December 31, 2020 and December 31, 2019, the Corporation’s construction-in-progress was as follows:

	2020	2019
200L commercial facility	$4,148,113	$-
200L commercial facility equipment	486,381	-
New animal barn (#6)	1,551,167	-
New office space (at Headquarters)	477,907	-
Other	66,105	83,966
Total construction-in-progress	$6,729,673	$83,966

The 200L commercial facility and 200L commercial facility equipment are expected to be complete by the end of the third quarter of 2021. Construction of the new animal barn (#6) is expected to be completed in July 2021. Construction of the new office space (at Headquarters) is expected to be complete by the end of August 2021.

(7) Leases

The Corporation has an operating lease for lab space from Sanford Health (a related party), under a lease that started in June 2014 and ran through June 2019, at which time the lease was amended to run through August 2024. This lease can be terminated with 30 days advance written notice. The lease is for $58,496 per month. The operating lease does not include an option to extend beyond the life of the current term. The lease does not provide an implicit rate, and, therefore, the Corporation used an IBR of 4.77% as the discount rate when measuring the operating lease liability. The Corporation estimated the incremental borrowing rate based upon comparing interest rates available in the market for similar borrowings and the credit quality of the Corporation.

The Corporation entered into a lease for office, laboratory, and warehouse space in November 2020. This lease has a 3-year term, with options to extend for 3 additional periods of 3 years each. The options were not included in the right of use calculation as it is unclear as to whether or not the location will meet the Corporation’s requirements beyond the next three years. The lease cost is $28,716 per month. The Corporation used an IBR of 4.69% as the discount rate when measuring the operating lease liability. The Corporation estimated the incremental borrowing rate based upon comparing interest rates available in the market for similar borrowings and the credit quality of the Corporation.

F-59

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

The Corporation entered into a lease for barn space for the housing of goats in April 2020. This lease has a 2-year term, with automatic renewals for a one-year period after the initial term expires until either party terminates. The options were not included in the right of use calculation, as the goat project is mostly funded by government grants, and those grants do not currently extend beyond the initial lease term. The lease cost is $665 per month for the first year, then $678 per month for the second year. The Corporation used an IBR of 4.08% as the discount rate when measuring the operating lease liability. The Corporation estimated the incremental borrowing rate based upon comparing interest rates available in the market for similar borrowings and the credit quality of the Corporation.

The Corporation has the following finance leases:

●	In December 2018, the Corporation entered into a finance lease with Dakota Ag Properties for a new animal facility which includes the surrounding land. The facility and the land have been accounted for as separate lease components. The lease is based upon payback of $4,000,000 in construction costs, with a 20-year term at an interest rate of 8%. The monthly payment for this lease is $33,458. The Corporation has the option to purchase the asset at any time during the term of the lease for the balance of the unamortized lease payments.
●	In December 2018, the Corporation entered into an equipment lease for a 12,000-gallon propane tank that is located on the Corporation’s animal facility. The lease is for five years with an annual payment of $8,199. The Corporation has the option to purchase the asset at any time during the term of the lease for the balance of the unamortized lease payments.
●	In July 2018, the Corporation entered into a lease agreement with a bank, for a ruby cell analyzer. The lease agreement is for a five-year term. The monthly payment for this lease is $807. The Corporation has the option to purchase the asset at the end of the lease for $1.
●	In March 2019, the Corporation entered into two lease agreements for laboratory equipment. The leases are each for a 3-year term and a combined monthly payment of $5,956. Both leases have a $1 purchase option at the end of the lease term.

The lease agreements do not require material variable lease payments, residual value guarantees or restrictive covenants.

The amortizable lives of the operating lease assets are limited by their expected lease terms. The amortizable lives of the finance lease assets are limited by their expected lives, as the Corporation intends to exercise the purchase options at the end of the leases. The following is the estimated useful lives of the finance lease assets:

Animal Facility	40 years
Equipment	3 – 7 years
Land	Indefinite

The Corporation’s weighted-average remaining lease term and weighted-average discount rate for operating and finance leases as of December 31, 2020 are:

	Operating	Finance
Weighted-average remaining lease term	3.43 years	17.61 years
Weighted-average discount rate	4.75%	7.96%

The table below reconciles the undiscounted future minimum lease payments under non-cancelable leases with terms of more than one year to the total lease liabilities recognized on the consolidated balance sheet as of December 31, 2020:

	Operating	Finance
2021	$1,053,891	$490,848
2022	1,048,573	444,928
2023	989,107	406,339
2024	467,968	401,496
2025	-	401,496
Thereafter	-	5,185,990
Undiscounted future minimum lease payments	3,559,539	7,331,097
Less: Amount representing interest
payments	(262,497)	(3,212,826)
Total lease liabilities	3,297,042	4,118,271
Less current portion	(924,265)	(194,717)
Noncurrent lease liabilities	$2,372,777	$3,923,554

F-60

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

Operating lease expense was approximately $710,000 and $373,000, respectively, for the years ended December 31, 2020 and 2019. Operating lease costs are included within research and development expenses on the consolidated statements of operations.

Finance lease costs for the years ended December 31, 2020 and 2019 included approximately $163,000 and $140,000, respectively, in right-of-use asset amortization and approximately $445,000 and $316,000, respectively, of interest expense. Finance lease costs are included within research and development expenses on the consolidated statements of operations.

Cash payments under operating and finance leases were approximately $564,000 and $491,000, respectively, for the year ended December 31, 2020. Cash payments under operating and finance leases were approximately $327,000 and $491,000, respectively, for the year ended December 31, 2019.

(8) Accrued Expenses and Other Current Liabilities

As of December 31, 2020 and 2019, accrued expenses and other current liabilities consisted of the following:

	2020	2019
Accrued vacation	$438,936	$248,722
Accrued payroll	314,451	143,210
Accrued construction-in-progress	637,776	-
Accrued lab supplies	301,989	18,837
Accrued project consulting	120,744	5,352
Other accrued expenses	90,982	78,433
	$1,904,878	$494,554

(9) Debt

Note payable, related party

On February 24, 2016, the Corporation entered into a loan agreement with Christiansen Land and Cattle, Ltd. (“CLC”), a related party, for a $3.0 million revolving line of credit secured by a blanket security interest in the assets of the Corporation.

The Corporation borrowed $2.5 million from the line of credit in 2016, and $350,000 in 2017. The line of credit bears a fixed rate per annum of 6% compounded annually. The initial agreement was based upon repayment following a significant capital event – closing of equity or debt financing with total proceeds to the Corporation of $15 million or more or one year from the agreement date, whichever occurred first. The agreement was amended in August 2018 to extend the repayment timeframe to August 31, 2019. The first payment to repay this loan was made on August 31, 2018 ($1.0 million payment). Additional voluntary payments were being made at the rate of $30,000 per month. In August 2019, the agreement was amended to extend the maturity date to the earlier of August 31, 2020 or the occurrence of a significant capital event, as defined above. The note payable balance as of December 31, 2019 was $1,364,644, which included accrued interest of $3,580. In July 2020, the note payable was paid in full.

F-61

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

Notes payable

On November 15, 2017, the Corporation entered into a loan agreement with a bank, for the financing of an ultrasound machine for $18,997. The agreement was for a four-year term, with monthly payments of $440. The note payable had a balance as of December 31, 2019 of $9,203 and was paid off in full in September 2020.

In December 2017, the Corporation entered into two loan agreements with a financial institution. One agreement was for the purchase of a tractor for $116,661 at a 3.6% interest rate, and a second agreement for the purchase of a trailer, truck, scale, and chute for $47,721 at a 5.9% interest rate. The loan for the tractor included annual payments of $25,913 for the next five years starting in December 2018. The loan for the trailer, truck, scale, and chute included monthly payments of $920 for five years starting in January 2018 through December 2022. During 2019, the trailer, truck, scale, and chute loan was paid in full. The tractor loan balance as of December 31, 2020 and 2019 was $49,156 and $72,459, respectively.

On March 27, 2020, President Trump signed into law the “Coronavirus Aid, Relief and Economic Security Act (“CARES Act”). In April 2020, the Corporation entered into a loan agreement (the “PPP Loan”) with First Premier Bank under the Paycheck Protection Program (the “PPP”), which is part of the CARES Act administered by the United States Small Business Administration (“SBA”). As part of the application for these funds, the Corporation, in good faith, certified that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Corporation. The certification further requires the Corporation to take into account its current business activity and its ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. Under the PPP, the Corporation received proceeds of approximately $661,612. In accordance with the requirements of the PPP, the Corporation utilized the proceeds from the PPP Loan primarily for payroll costs. The PPP Loan has a 1.00% interest rate per annum, matures in April 2022 and is subject to the terms and conditions applicable to loans administered by the SBA under the PPP. Under the terms of PPP, all or certain amounts of the PPP Loan may be forgiven if they are used for qualifying expenses, as described in the CARES Act. The Corporation recorded the entire amount of the PPP Loan as debt. Under the terms of the PPP Loan, monthly payments of principal and interest were due to commence November 1, 2020, however, the SBA is deferring loan payments for borrowers who apply for loan forgiveness until the SBA remits the borrower’s loan forgiveness amount to the lender. No payments were made in 2020., and an application for forgiveness of the loan was completed.

The future loan payments are as follows:

Note Payable
2021	$538,731
2022	172,037
Total	$710,768

Please refer to Note 17, Subsequent Events, for additional information.

(10) Preferred Stock

In August 2019, the Corporation’s Certificate of Incorporation was amended to authorize the Corporation to issue 50,000,000 shares of preferred stock, of which 6,615,000 shares are designated as Series A preferred stock, 2,525,800 shares are designated as series A-1 preferred stock, 4,039,963 shares are designated as series A-2 preferred stock, 3,333,333 shares are designated as series A-2A preferred stock, and 8,571,429 shares are designated as series B preferred stock. The carrying value of Series A preferred stock is $1 per share, Series A-1 $1.88 per share, Series A-2 & A-2A $3.00 per share, and Series B $3.50 per share.

F-62

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

The preferred stock is entitled to receive noncumulative dividends in preference to any dividend on the common stock when, as, and if declared by the Corporation’s board of directors. The holders of the preferred stock also are entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis.

Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock that it could be converted into. As long as there are 8,000,000 shares of preferred stock outstanding, the vote or written consent of the holder of the majority of the outstanding preferred stock (all series voting as a single class) is required to approve any amendment of the certificate of incorporation that changes voting, preferences or privileges or restrictions of the preferred stock.

In the event of liquidation or winding up of the Corporation, the preferred stockholders also are entitled to receive in preference to the holders of the common stock the greater of: a) a per share amount equal to their respective original purchase price plus any declared but unpaid dividends (the “Liquidation Preference”); or b) the amount to be paid on the common stock on an as-if-converted basis. The remaining assets would be distributed to the common stockholders.

The holders of preferred stock have the right to convert the preferred stock into common stock, at any time, utilizing the then- effective conversion rate. The effective conversion rate as of December 31, 2020 and 2019 was 1:1. All preferred shares are automatically converted into common shares utilizing the then effective preferred conversion rate upon: a) the closing of the Corporation’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, covering the sale of the Corporation’s common stock if gross proceeds are at least $20,000,000 and the Corporation’s shares have been listed on a stock exchange, as defined; or b) the election of the holders of a majority of the outstanding shares of preferred stock.

With any change of control of the Corporation or financing, the preferred stockholders must approve through majority vote any such change in control or financing event approved by the board of directors or the majority of the common stockholders. The preferred stock contains certain anti-dilution provisions, as defined.

In addition to the rights described above, series A-2A preferred stock was redeemable at a price equal to $5 per preferred share at the option of the investor at any time during the redemption period, which was scheduled to commence in August 2022 and end in August 2023. As a result of the redemption feature, the Corporation classified the series A-2A preferred stock as mezzanine equity as of December 31, 2019. However, the redemption feature was terminated during 2020, and the series A-2A preferred stock was reclassified from mezzanine equity to permanent equity.

In 2019, 1,236,786 shares of series B preferred stock were sold in a private offering with gross proceeds of $4,328,752. In 2020, 2,853,754 shares of series B preferred stock were sold in a private offering with gross proceeds of $9,988,155. The debt issuance costs associated with the offering of the preferred stock were $87,949 in 2020 and $23,852 in 2019. The series B preferred stock bears all of the same rights described above, with the exception of the additional rights for the series A-2A preferred stock.

(11) Stock Option Plan

On August 5, 2014, the Corporation approved a stock option grant plan (the “Plan”) for employees, directors, and non-employee consultants, which provides for the issuance of options to purchase common stock. The total shares authorized under the plan was originally 8,000,000; however, during 2019, the Plan was amended to increase the total shares authorized under the plan to 16,000,000.

Vesting of the stock options is based upon years of service (employment). As of December 31, 2020 and 2019, 6,882,575 and 6,021,528 stock options, respectively, were vested and exercisable. None of the vested stock options were exercised as of December 31, 2020 and 2019. As of December 31, 2020, the aggregate intrinsic value of stock options outstanding was $11,256,034, of which $1,315,588 was unvested and $9,940,446 was vested and exercisable.

F-63

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

The Corporation uses the Black Scholes model to estimate the fair value of the stock options granted. For stock options granted during the years ended December 31, 2020 and 2019, the Corporation utilized the following weighted-average assumptions: A risk free interest rate of 0.13% and 1.58%, respectively; expected term of 6.25 years (both years); expected dividend yield of 0% (both years); and a volatility factor of 106.1% and 102.9%, respectively. There were no forfeitures or expirations during the years ended December 31, 2020 and 2019.

The expected term of the stock options was estimated using the “simplified” method, as defined by the Securities and Exchange Commission’s Staff Accounting Bulletin No. 107, Share-Based Payment. The volatility assumption was determined by examining the historical volatilities for industry peer companies, as the Corporation does not have sufficient trading history for its common stock. The risk-free interest rate assumption is based on the U.S. Treasury instruments whose term was consistent with the expected term of the options. The dividend assumption is based on the Corporation’s history and expectation of dividend payouts. The Corporation has never paid dividends on its common stock and does not anticipate paying dividends on its common stock in the foreseeable future. Therefore, the Corporation has assumed no dividend yield for purposes of estimating the fair value of the options.

Stock option activity for employees and non-employees under the Plan for the years ended December 31, 2020 and 2019 was as follows:

		Weighted Average	Weighted Average
	Options	Fair Value	Exercise Price

Balance, December 31, 2018	6,516,250	$0.35	$0.38
Granted	232,000	$1.01	$1.04
Balance, December 31, 2019	6,748,250	$0.38	$0.41
Granted	2,067,742	$1.60	$1.25
Balance, December 31, 2020	8,815,992	$0.62	$0.60
Unvested at December 31, 2020	1,933,417	$1.44	$1.20
Vested and exercisable at December 31, 2020	6,882,575	$0.39	$0.44

Total unrecognized compensation cost related to non-vested stock options as of December 31, 2020 was approximately $2,592,025 and is expected to be recognized within future operating results over a weighted-average period of 2.37 years. As of December 31, 2020, the weighted-average contractual term of the options outstanding was approximately 5.94 years. As of December 31, 2020, the weighted-average contractual term of the vested options was approximately 4.99 years. During the years ended December 31, 2020 and 2019, 861,047 shares and 636,530 shares, respectively, vested.

Stock-based compensation expense for the years ended December 31, 2020 and 2019 was as follows:

	2020	2019

Research and development	$635,824	$150,773
General and administrative	659,599	220,615

Total	$1,295,423	$371,388

F-64

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

(12) Income Taxes

Net deferred tax assets as of December 31, 2020 and 2019 consisted of the following:

	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$2,659,082	$6,438,409
Stock-based compensation	600,592	328,553
Vacation accrual	84,553	45,128
Lease Liability	727,587	467,139
Total deferred tax assets	4,071,814	7,279,229

Less valuation allowance	(2,320,958)	(6,563,244)
Total deferred tax assets after valuation allowance	$1,750,856	$715,985

Deferred tax liabilities:
Operating lease Right of Use Asset	641,135	390,962
Depreciation and amortization	1,109,721	325,023
Total deferred tax liabilities	1,750,856	715,985

Net deferred tax asset/(liability)	$-	$-

The reconciliation between the Corporation’s effective tax rate and the statutory tax rate of 21% includes the following significant items: changes in the valuation allowance and permanent items including meals and entertainment. The rate reconciliation was as follows:

	2020		2019
Rate reconciliation:
Net income before tax	$20,117,773		$(8,986,289)

Federal income tax at statutory rate	4,224,732	21.00%	(1,887,121)	21.00%
Permanent items	918	-0.01%	2,144	-0.02%
Valuation allowance	(4,225,651)	-21.00%	1,884,977	-20.98%
Other	1	0.00%	-	0.00%
	$-	0.00%	$-	0.00%

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical losses and the uncertainty of future taxable income over the periods which the Corporation will realize the benefits of its net deferred tax assets, management believes it is more likely than not that the Corporation will not fully realize the benefits on the balance of its net deferred tax asset and, accordingly, the Corporation has established a valuation allowance on it net deferred tax assets. The valuation allowance decreased by approximately $4,226,000 and increased by $1,885,000, respectively, for the years ended December 31, 2020 and December 31, 2019.

F-65

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

As of December 31, 2020, the Corporation had approximately $12,662,000 of federal net operating losses, which were generated after December 31, 2017 and can be carried forward indefinitely under the Tax Cuts and Jobs Act and may generally be used to offset up to 80% of future taxable income.

The Corporation has not completed a study to determine whether any ownership change per the provisions of Section 382 of the Internal Revenue Code of 1986, as amended, as well as similar state provisions, has occurred. Utilization of the Corporation’s net operating loss carryforwards may be subject to substantial annual limitation due to ownership changes that may have occurred or that could occur in the future. These ownership changes may limit the amount of the net operating loss carryover that can be utilized annually to offset future taxable income. In general, an “ownership change”, as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

U.S. GAAP provides that the tax effects from uncertain tax positions can be recognized in the consolidated financial statements only if the position is more likely than not of being sustained on audit, based on the technical merits of the position. As of December 31, 2020 and December 31, 2019, there were no uncertain tax provisions. There was no interest or penalties related to income taxes for the years ended December 31, 2020 and 2019, and there was no accrued interest or penalties associated with uncertain tax positions as of December 31, 2020 and December 31, 2019.

The Corporation files tax returns as prescribed by the laws of the jurisdictions in which it operates. In the normal course of business, the Corporation is subject to examination by federal and state jurisdictions, where applicable. The Corporation’s tax years are still open under the statute from 2017 to present. However, to the extent allowed by law, the taxing authorities may have the right to examine the period from 2015 through 2020 where net operating losses were generated and carried forward and make adjustments to the amount of the net operating loss carryforward amount. The Corporation is not currently under examination by federal or state jurisdictions.

As discussed in Note 9, Debt, on March 27, 2020, the CARES Act was enacted in response to the COVID-19 pandemic. It was determined the CARES Act did not materially impact the Corporation’s tax provision as of December 31, 2020.

(13) Related Party Transactions

The Corporation paid consulting fees to a board member, Christine Hamilton, who is also an owner, of $25,000 and $33,527, respectively, for the years ended December 31, 2020 and 2019. As of December 31, 2020 and 2019, there was $6,250 (both years) in accrued board member fees for this related party.

On an as needed basis, the Corporation engages Network Plus, LLC (owner is the spouse of an employee) for IT assistance and computer setups. There was approximately $20,000 and $40,000 in expenses, respectively, with this vendor in 2020 and 2019. The spouse became an employee of the Corporation in July 2020, so there will be no further activity with this vendor going forward.

As discussed in Note 7, Leases, the Corporation has a finance lease for the animal facility with Dakota Ag Properties. Dakota Ag Investments (part of Dakota Ag Properties) is a shareholder and owner of the Corporation.

As discussed in Note 7, Leases, the Corporation leases laboratory space from Sanford Health (which is a shareholder of the Corporation). Since the Corporation operates out of a building it shares with Sanford Health, the Corporation utilizes Sanford Health’s food services, medical services (shots and exams), and research services, as needed. Not including the lease payments, the combined expense of these services was approximately $152,000 and $190,000, respectively, for the years ended December 31, 2020 and 2019. The Corporation had approximately $10,000 in related party payables with Sanford Health as of December 31, 2020. There were no related party payables as of December 31, 2019.

F-66

SAb Biotherapeutics, Inc. and subsidiaries

Notes to consolidated financial statements

TK Concept was engaged by the Corporation for business consulting in 2019. The owner is a member of the board of directors. There was approximately $42,500 in expense with this vendor in 2019. There were no consulting expenses in 2020.

As discussed in Note 9, Debt, on February 24, 2016, the Corporation entered into a loan agreement with CLC for a $3.0 million revolving line of credit secured by a blanket security interest in the assets of the Corporation. The principal owners of CLC are owners, members of the board of directors, and employees of the Corporation. In July 2020, the note payable was paid in full. Please refer to Note 9, Debt, for additional information.

(14) Employee Benefit Plan

The Corporation sponsors a defined contribution retirement plan. All the Corporation’s employees are eligible to be enrolled in the employer-sponsored contributory retirement savings plan, which include features under Section 401(k) of the Internal Revenue Code of 1986, as amended, and provides for Corporation matching contributions. The Corporation’s contributions to the plan are determined by its Board of Directors, subject to certain minimum requirements specified in the plan. For the years ended December 31, 2020 and December 31, 2019 the Corporation made matching contributions of 100% on 3% of the employee contributions, with an additional 50% match on the next 2% of employee contributions, resulting in approximately $188,000 and $139,000, respectively, of matching contributions paid by the Corporation.

(15) Commitments and Contingencies

The Corporation is not involved in any legal proceedings, investigations and claims which are expected to have a material adverse effect on its financial condition, results of operations or liquidity.

(16) Joint Development Agreement

In June 2019, the Corporation entered into a joint development agreement with the University of South Dakota Research Park, Inc. (“USDRP”) for the construction of a multi-tenant office building and a manufacturing building. Pursuant to the agreement, the Corporation also entered into a lease agreement for 41,195 square feet of leasable area located in the building. The lease will commence upon completion of the building for an initial term of 12 years at a monthly payment of approximately $118,000. Aurochs, LLC, a wholly owned subsidiary, was founded to manage the construction funds for this project. All pre-construction costs up to a budgeted $2.7 million were paid directly by the Corporation and reimbursed by USDRP. As of December 31, 2019, the Corporation had approximately $1.14 million in pre-construction costs recorded as a receivable from USDRP, with approximately $1.14 million in related payables for these pre-construction costs. As of December 31, 2020, USDRP has spent approximately $2.12 million in design costs for this facility, with approximately $580,000 of the $2.7 million budget remaining. There were no receivables or payables for this project as of December 31, 2020. USDRP and the Corporation intend to secure outside funding for all expenses incurred after the pre-construction phase. If funding cannot be secured to finance the construction of this facility, the Corporation will not be required to refund any of the design costs incurred to date. Due to the work around SARS-2 and the JPEO contract (please refer to Note 4, Revenue, for additional information), this project is on hold until 2021.

(17) Subsequent Events

In the preparation of the Corporation’s consolidated financial statements, the Corporation completed an evaluation of the impact of subsequent events through June 17, 2021, which represents the date these consolidated financial statements were available for issuance.

In February 2021, the Corporation submitted a forgiveness application related to its PPP Loan. In March 2021, the SBA approved the forgiveness of the PPP Loan, plus accrued interest.

In April 2021, the Corporation entered into agreements that included other commitments of $4.5 million.

F-67

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BIG CYPRESS ACQUISITION CORP.,

BIG CYPRESS MERGER SUB INC.,

SAB BIOTHERAPEUTICS, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE STOCKHOLDERS’ REPRESENTATIVE

DATED AS OF JUNE 21, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 21, 2021, is made by and among Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholders’ Representative”), solely in its capacity as the representative, agent and attorney-in-fact of the Company Stockholders. Parent, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (i) Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (ii) Merger Sub is a wholly-owned Subsidiary of Parent that was formed for purposes of consummating the transactions contemplated by this Agreement and the Transaction Documents;

WHEREAS, pursuant to the Governing Documents of Parent, Parent is required to provide an opportunity for its stockholders to have their outstanding Parent Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Parent Stockholder Approval;

WHEREAS, as of the date of this Agreement, Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”) owns 2,630,625 Parent Shares and certain Persons affiliated with Ladenburg Thalmann & Co. Inc. (the “Ladenburg Stockholders”) own 244,375 Parent Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Ladenburg Stockholders, Parent and the Company are entering into the sponsor support agreement, substantially in the form of Exhibit G hereto (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor and the Ladenburg Stockholders have agreed to (i) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Governing Documents of Parent or any other anti-dilution or similar protection with respect to the Parent Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement, (iii) be bound by certain transfer restrictions with respect to its Parent Shares and (iv) subject 20.82% of the Parent Shares held by the Sponsor and the Ladenburg Stockholders to vesting conditions set forth in the Sponsor Support Agreement;

WHEREAS, on the Closing Date, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of Parent and (ii) each Company Share will be automatically converted as of the Effective Time into a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, at the Closing, Parent, the Sponsor and the Company Stockholders party to the Company Stockholder Support Agreements (as defined below) will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and the Company Stockholders set forth on Schedule I (i) will agree not to effect any sale or distribution of any Equity Securities of Parent held by any of them during the lock-up period described therein and (ii) will be granted certain registration rights with respect to their respective Parent Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement, the Transaction Documents to which Parent is or will be a party and the transactions contemplated by this Agreement and the Transaction Documents (including the Merger) are fair to, and in the best interests of, Parent and the stockholders of Parent, (ii) adopted, approved and declared advisable this Agreement, the Transaction Documents to which Parent is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (iii) recommended, among other things, approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of Parent Shares entitled to vote thereon, and (iv) directed that each Transaction Proposal be submitted to the holders of Parent Shares for approval;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has executed a written consent, which is conditioned upon, and shall become effective immediately following, the execution and delivery of this Agreement, and which, when effective, shall constitute the approval and adoption of this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement, the Transaction Documents to which the Company is or will be a party and to consummate the transactions contemplated by this Agreement and the Transaction Documents (including the Merger) are fair to, and in the best interests of the Company and the stockholders of the Company, (ii) adopted, approved and declared advisable this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and the Transaction Proposals and (iii) recommended, among other things, the approval and adoption of this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, Parent has requested that within thirty days after the execution of this Agreement, each Company Stockholder listed on Schedule I attached hereto (collectively, the “Supporting Company Stockholders”) duly execute and deliver to Parent a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Company Stockholder Support Agreements”), pursuant to which, among other things, each such Supporting Company Stockholder would agree to, among other things, (i) support and vote in favor of the approval and adoption of this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (ii) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

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WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (i) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (ii) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (i)-(ii), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Parent SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Anti-Corruption Laws” means, collectively, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), (ii) the UK Bribery Act 2010 and (iii) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Assumed Plan” has the meaning set forth in Section 2.5.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Day” means a day, other than a Saturday or Sunday, on which the SEC or commercial banks in the State of Delaware, the State of Florida and the State of South Dakota are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

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“Certificates” has the meaning set forth in Section 2.1(h).

“Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events after the Closing Date: (i) a merger, consolidation, reorganization or similar business combination transaction involving Parent in which the holders of all of the outstanding equity interests of Parent immediately prior to the consummation of such transaction do not directly own, beneficially or of record, immediately upon the consummation of such transaction, outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or a parent of the surviving entity in such transaction; (ii) a transaction in which a majority of Parent’s voting securities are transferred to any Person, or any two more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”); or (iii) the consummation of the sale of substantially all of the assets of Parent to any Person or Group.

“Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) (in each case, including the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of such payments). Notwithstanding the foregoing or anything to the contrary herein, the Parent Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options or the Rollover Restricted Stock Awards, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Financial Statements” has the meaning set forth in Section 3.5(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means (i) any transaction or series of related transactions under which any Persons, directly or indirectly, (A) acquires or otherwise purchases the Company or (B) all or a material portion of the assets or businesses of the Company, taken as a whole (in the case of each of clause (A) and (B), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (ii) any equity or similar investment in the Company (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, the transactions contemplated hereby or thereby or any Specified Strategic Transaction shall constitute a Company Acquisition Proposal.

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“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company D&O Persons” has the meaning set forth in Section 5.16(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Parent by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option, each outstanding Company Restricted Stock Award, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan or otherwise.

“Company Equity Plan” means the SAB Biotherapeutics, Inc. 2014 Equity Incentive Plan and each other plan or standalone agreement that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company, including any stock restriction agreement subjecting outstanding Equity Securities to certain rights of repurchase in favor of the Company in the event of the termination of the holder’s service relationship with the Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Transaction Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.3(a) (Capitalization of the Company), Section 3.4 (Authority), Section 3.17(n) (Tax Matters) and Section 3.18 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

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“Company Licensed Intellectual Property” means Intellectual Property Rights owned by or licensed to any Person (in each case, other than the Company) that is licensed or sublicensed to the Company.

“Company Licensed Patent” has the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on: (i) the business, results of operations or financial condition of the Company, taken as a whole; provided, however, that, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (a) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (b) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, armed hostilities, insurrection, sabotage or cyberterrorism, (c) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (d) changes in any applicable Laws, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (f) the public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.6(b)), (g) any failure by the Company to meet any budgets, projections, estimates, predictions or forecasts; provided, that this clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet budgets, projections, estimates, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines or similar restrictions, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Company, taken as a whole, relative to other participants operating in the industries or markets in which Company operates; or (ii) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement.

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“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Company.

“Company Preferred Stock” means the Series A Preferred Stock of the Company the Series A-1 Preferred Stock of the Company, the Series A-2 Preferred Stock of the Company, the Series A-2A Preferred Stock of the Company and the Series B Preferred Stock of the Company.

“Company Preferred Stock Conversion” has the meaning set forth in Section 2.1(c).

“Company Product” means each product or product candidate that is being researched, tested, developed, or manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by or on behalf of the Company or any licensee of the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under a Company Equity Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options that remain subject to vesting conditions.

“Company Shares” means shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Support Agreement Deadline” has the meaning set forth in Section 5.14(a).

“Company Stockholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).

“Company Stockholder Written Consent Deadline” means within two (2) Business Days following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act.

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“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 27, 2021, by and between the Company and Parent.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by the Company and classified by the Company as other than an employee, or compensated other than through wages paid by the Company through the Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means the SARS-CoV-2 or COVID-19 virus.

“Creator” has the meaning set forth in Section 3.14(d).

“Dentons” has the meaning set forth in Section 8.19.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Earnout Period” has the meaning set forth in Section 2.3(b).

“Earnout Shares” has the meaning set forth in Section 2.3.

“Earnouts” has the meaning set forth in Section 2.3(a)(iv).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (ii) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated without notice and at no cost to the Company and do not include retention or deal-based bonuses or that provide only such notice and severance as is required by applicable Law), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing compensatory benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or manager of the Company or its Subsidiaries or with respect to which the Company or any Subsidiary has any actual or contingent liability.

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“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or workplace health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.10.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $300,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(c).

“Expense Fund” has the meaning set forth in Section 8.18.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” has the meaning set forth in Section 3.24(e).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

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“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Earnout” has the meaning set forth in Section 2.3(a)(i).

“Fourth Earnout” has the meaning set forth in Section 2.3(a)(iv).

“Fraud” means intentional common law fraud under Delaware law by a party to this Agreement with respect to the making of the representations and warranties hereunder (excluding constructive fraud, equitable fraud, unfair dealings fraud, promissory fraud or negligent misrepresentation or omission or any form of fraud based on recklessness).

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the then current standards for clinical trials (including all applicable requirements relating to the protection of human subjects), as set forth in the FDCA, and applicable regulations and guidances promulgated thereunder, as amended from time to time, and such applicable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Entities in any other countries, in which the Company Products are sold or intended to be sold.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

“Good Manufacturing Practices” mean the then current standards for the manufacture, processing, packaging, transportation, handling and holding of drug and biological products, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-610, and 1271, and such applicable standards of good manufacturing practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

“Governing Document Proposal” has the meaning set forth in Section 5.10.

“Governing Documents” means (i) the certificate of incorporation and bylaws (or similar documents) of a Person, (ii) all shareholder, voting and investor rights agreements applicable to such Person and (iii) all other legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any United States or non-United States (i) federal, state, provincial, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

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“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all applicable Laws relating to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storing or distribution of drugs, biological products, or medical devices subject to regulation under applicable federal, state, provincial, or foreign laws, including the FDCA and the United States Public Health Service Act, the 21st Century Cures Act (Pub. L. 114-255), and Section 543 of the Federal Public Health Services Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (i) indebtedness for borrowed money, (ii) other obligations evidenced by any note, bond, debenture or other debt security, (iii) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (iv) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (v) leases required to be capitalized under GAAP, but excluding for the avoidance of doubt the effects of Accounting Standards Update No. 2016-02, Leases (Topic 842), (vi) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (vii) any of the obligations of any other Person of the type referred to in clauses (i) through (vi) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Independent Accountant” has the meaning set forth in Section 2.3(d).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (i) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing in respect of any of the foregoing and any reissues, reexaminations, substitutes, patent term extensions, supplementary protection certificates, or extensions of any of the foregoing, and any foreign counterparts of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (iii) copyrights and other works of authorship, database and design rights, mask work rights, rights of publicity and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (iv) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (v) rights in or to Software or other technology; (vi) all improvements to any of the foregoing; (vii) the right to sue and collect damages for past, present and future infringement of any of the foregoing; (viii) tangible embodiments of the foregoing and (ix) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

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“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.17.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Ladenburg Stockholders” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), directive, act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit C hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of Parent and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Out IP” has the meaning set forth in Section 3.14(c).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, license or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

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“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Permits” has the meaning set forth in Section 3.7.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.10.

“Non-Party Affiliate” has the meaning set forth in Section 8.12.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $50,000 per license or an ongoing licensee fee of less than $25,000 per year.

“Officers” has the meaning set forth in Section 5.17(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Parent Stockholder Approval” means, with respect to (i) the proposal to elect directors effective as of the Closing as contemplated by Section 5.17(a) and Section 5.17(b), the affirmative vote of a plurality of the votes cast by the stockholders present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon and (ii) the Other Transaction Proposals, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon.

“Other Transaction Proposals” means each Transaction Proposal, other than the Required Transaction Proposals.

“Pandemic Measures” means any public health advisories or guidance, including quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Laws, Orders, directives, guidelines or recommendations, by any Governmental Entity in connection with, or in response to, COVID-19.

“Parent” has the meaning set forth in the Preamble.

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“Parent Acquisition Proposal” means any transaction or series of related transactions under which Parent or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Persons, (ii) engages in a business combination with any other Persons or (iii) acquires or otherwise purchases at least a majority of the voting securities of such Person or all or a material portion of the assets or businesses of any other Persons (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Parent Acquisition Proposal.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.10.

“Parent D&O Persons” has the meaning set forth in Section 5.15(a).

“Parent Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Parent on the date of this Agreement.

“Parent ESPP” has the meaning set forth in Section 5.19.

“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Transaction Document, a Parent Party in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Parent Party and (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to any Parent Party pursuant to this Agreement or any Transaction Document. Notwithstanding anything to the contrary herein, Parent Expenses shall not include any Company Expenses.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Reports.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of the Parent Parties) and Section 4.15(j) (Tax Matters).

“Parent Incentive Equity Plan” has the meaning set forth in Section 5.19.

“Parent Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on: (i) the business, results of operations or financial condition of the Parent Parties, taken as a whole, provided, however, that, in the case of this clause (i), no change, event, effect or occurrence to the extent resulting from or arising out of any of the changes, events, effects or occurrences described in clauses (a), (b), (c), (f) and (g) of the definition of Company Material Adverse Effect (which shall apply as to the Parent Parties, mutatis mutandis) shall be deemed to constitute a Parent Material Adverse Effect or be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing in clauses (a), (b), (c), (f) and (g) may be taken into account in determining whether an Parent Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Parent Parties, taken as a whole, relative to other participants operating in the industries or markets in which Parent operates; or (ii) the ability of any Parent Party to consummate the Merger in accordance with the terms of this Agreement.

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“Parent New Certificate of Incorporation” has the meaning set forth in Section 2.1(j).

“Parent Non-Party Affiliates” means, collectively, each Parent Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Parent Related Party (other than, for the avoidance of doubt, any Parent Party).

“Parent Parties” means, collectively, Parent and Merger Sub.

“Parent Related Party” has the meaning set forth in Section 4.9.

“Parent Related Party Transactions” has the meaning set forth in Section 4.9.

“Parent SEC Reports” has the meaning set forth in Section 4.7.

“Parent Share Value” means $10.10.

“Parent Shares” means Parent’s common stock, par value $0.0001 per share.

“Parent Stockholder Approval” means, collectively, the Required Parent Stockholder Approval and the Other Parent Stockholder Approval.

“Parent Stockholder Redemption” means the right of the holders of Parent Shares to redeem all or a portion of their Parent Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Parent.

“Parent Stockholders Meeting” has the meaning set forth in Section 5.10.

“Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

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“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (v) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (vi) grants by the Company of nonexclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice or in connection with material transfer agreements, early-stage research contracts or agreements with contract research organizations and (vii) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 5.8.

“Pre-Closing Parent Holders” means the holders of Parent Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.21(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Company, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state data security Laws, including state consumer protection Laws, and the European Union Directives 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act and Canada’s Anti-Spam Law (CASL).

“Privacy Requirements” has the meaning set forth in Section 3.21(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

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“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Prospectus” has the meaning set forth in Section 8.17.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 8.17.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which the Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Transaction Documents and containing a prospectus and proxy statement of Parent.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to the Company, including investigational new drug applications, new drug applications, biologic licensing applications, abbreviated new drug applications, manufacturing approvals and authorizations, CE-mark certificates of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Representative Losses” has the meaning set forth in Section 8.18.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Stockholder Approval” has the meaning set forth in Section 5.14(b).

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“Required Parent Stockholder Approval” means, with respect to (i) the Governing Document Proposal, the affirmative vote of a majority of each of the Parent Shares and Parent Shares then outstanding, voting separately and (ii) the other Required Transaction Proposals, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Governing Document Proposal, and the Equity Incentive Plan Proposal.

“Rollover Option” has the meaning set forth in Section 2.5(a).

“Rollover Restricted Stock Award” has the meaning set forth in Section 2.5(b).

“Sanctioned Country” means any country, territory or geographical region which is itself the subject or target of territory-wide sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctions and Export Control Laws” means any applicable Law related to (i) import and export controls, including the U.S. Export Administration Regulations, (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (iii) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Parent Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Earnout” has the meaning set forth in Section 2.3(a)(ii).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (iv) application programming interfaces, user interfaces, firmware, Internet websites, web content and links; and (v) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all rights associated with any of the foregoing.

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“Specified Strategic Transaction” means any royalty based transaction, drug development partnership or similar transaction that does not contemplate the issuance of any Equity Securities of the Company or any of its Affiliates (including, after the Effective Time, Parent or any of its Affiliates).

“Sponsor Group” has the meaning set forth in Section 8.19.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes or charges in the nature of a tax imposed by a Governmental Entity, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

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“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed with or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Earnout” has the meaning set forth in Section 2.3(a)(ii).

“Trading Day” means any day on which Parent Shares are actually traded on the principal securities exchange or securities market on which Parent Shares are then traded.

“Transaction Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Company Stockholder Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Transaction Litigation” has the meaning set forth in Section 5.2(e).

“Transaction Proposals” has the meaning set forth in Section 5.10.

“Transaction Share Consideration” means an aggregate number of Parent Shares equal to (i) (a) the Equity Value, divided by (b) the Parent Share Value and (ii) the Earnout Shares.

“Trust Account” has the meaning set forth in Section 8.17.

“Trust Account Released Claims” has the meaning set forth in Section 8.17.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Union” has the meaning set forth in Section 3.15(e).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Parent Expenses” means the Parent Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

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“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Parent.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a party’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, or making of such representation or warranty, would result in such breach.

Section 1.2. Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Parent, any documents or other materials posted to the electronic data room located at www.sharevault.net under the project name “SAB Biotherapeutics, Inc.” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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ARTICLE 2
MERGER

Section 2.1. Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur as set forth in this Section 2.1.

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Parent, Merger Sub and the Company shall consummate the Merger at the Effective Time. Upon the consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”).

(b) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Parent (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) The Company shall take all actions necessary to cause each share of Company Preferred Stock of the Company that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to and contingent upon the occurrence of, the Effective Time into a number of shares of Company Common Stock at the applicable conversion rate set forth in the Governing Documents of the Company, which will be set forth in the Allocation Schedule (the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock of the Company shall thereafter cease to have any rights with respect to such securities.

(d) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, on whatever account, shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the Liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

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(e) At the Effective Time, the Governing Documents (including the certificate of incorporation) of the Surviving Corporation shall be amended so that the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(f) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(g) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Corporation.

(h) At the Effective Time (after giving effect to the consummation of the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (excluding any Company Shares cancelled and extinguished pursuant to Section 2.1(i) and subject to Section 2.8) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the applicable number of Parent Shares set forth on the Allocation Schedule. A Company Stockholder may obtain the Transaction Share Consideration into which his, her or its Company Shares have been converted by following the requirements contemplated by Section 2.6. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(j) Effective as of the Effective Time, (i) Parent shall amend and restate its certificate of incorporation, substantially in the form attached hereto as Exhibit D (the “Parent New Certificate of Incorporation”), and (ii) Parent shall cause Parent’s name to be changed to “SAB Biotherapeutics, Inc.”

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Section 2.2. Closing of the Transactions Contemplated by this Agreement. In accordance with the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.10 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Parent and the Company may agree in writing.

Section 2.3. Earnout Shares.

(a) The Company Stockholders shall be entitled to receive, as additional consideration for the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, additional Parent Shares (the “Earnout Shares”) as set forth below.

(i) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “First Earnout”).

(ii) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “Second Earnout”).

(iii) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “Third Earnout”).

(iv) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “Fourth Earnout” and together with the First Earnout, the Second Earnout and the Third Earnout, the “Earnouts”).

(b) In the event that after the Closing Date and during the period when any Earnout may still be earned (the “Earnout Period”), there is a Change of Control, then any Earnout Shares that the Company Stockholders would have been entitled to receive pursuant to the First Earnout, the Second Earnout, the Third Earnout or the Fourth Earnout, as applicable, determined based on whether the aggregate consideration to be received by the Company Stockholders in exchange for a Parent Share in such Change of Control equals or exceeds the applicable stock price threshold set forth in the applicable Earnouts, shall be deemed earned with respect to the applicable Earnouts and issuable by Parent to the Company Stockholders immediately prior to consummation of such Change of Control transaction. By way of example, if such aggregate consideration is $18.00 and the First Earnout has not previously been earned and issued, the First Earnout shall be deemed earned and issuable but not the Second Earnout, the Third Earnout or the Fourth Earnout. Any Earnouts not achieved in connection with the Change of Control shall be canceled and of no further force or effect upon consummation of such Change of Control.

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(c) At all times during the Earnout Period, Parent shall keep available and reserved for issuance a sufficient number of authorized but unissued Parent Shares to permit Parent to satisfy the issuance of the Earnout Shares that may still be earned and issuable and shall take all commercially reasonable actions required to increase the authorized number of Parent Shares if at any time there shall be insufficient unissued Parent Shares to permit such reservation.

(d) Parent and the Stockholders’ Representative shall use commercially reasonable efforts to resolve any disputes in good faith that may arise between any of them with respect to the determination of the satisfaction of the requirement for the issuance (or non-issuance) of any of the Earnout Shares. In the event Parent and the Stockholders’ Representative are unable to reach mutual agreement with each other with respect to the determination of the of the satisfaction of the requirement for the issuance (or non-issuance) of any of the Earnout Shares, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and the Stockholders’ Representative (the “Independent Accountant”). The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto absent manifest error in its determination, in which case the matter will be brought back to the Independent Accountant for correction no more than one time by Parent or the Stockholders’ Representative, after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne by Parent.

(e) All share and per share amounts shall be proportionally adjusted for stock splits, stock dividends, recapitalizations and similar events. All distributions of Parent Shares with respect to the Earnout Shares during the Earnout Period, including, but not limited to, Parent Shares issued as a result of stock splits, stock dividends, recapitalizations and similar events, shall be deemed to be Earnout Shares and shall be set aside and not issued until the Earnout Shares have been issued to the Company Stockholders or, if the Earnout Shares are not earned and issued, then all such distributions declared during such period shall be forfeited.

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Section 2.4. Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Stockholder, including (without duplication) each Company Stockholder who holds Company Shares subject to a Company Restricted Stock Award, the number of Company Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, and, in the case of the Company Options the exercise price thereof, (b) the number of Parent Shares that will be subject to each Rollover Option, the exercise price thereof at the Effective Time, as well as the exchange ratio on which such calculations are based (which shall, for the avoidance of doubt, be the same exchange ratio for each calculation pursuant to this clause (b)), (c) the portion of the Transaction Share Consideration allocated to each Company Stockholder and (d) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (a), (b) and (c) of this Section 2.4 are, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.4. The Company will review any comments to the Allocation Schedule provided by Parent or any of its Representatives and consider in good faith any reasonable comments proposed by Parent or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Parent Shares that each Company Stockholder, including (without duplication) each holder of a Rollover Restricted Stock Award, will have a right to receive pursuant to Section 2.1(h) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Parent Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares (including Company Shares subject to Company Restricted Stock Awards) and Rollover Options exceed the Transaction Share Consideration, (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreement, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.5(c)). Notwithstanding anything else herein, no fractional Parent Shares shall be issued pursuant to this Agreement (with the intended effect that any Parent Shares issuable to a Person under this Agreement shall be aggregated and then rounded to the nearest whole number).

Section 2.5. Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.5(c)), Parent shall adopt and assume each Company Equity Plan (each an “Assumed Plan”). At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(c)), each Company Option (whether a Vested Company Option or Unvested Company Option) shall cease to represent the right to purchase Company Shares and shall be assumed by Parent and converted into an option to purchase Parent Shares (each, a “Rollover Option”) in an amount, at an exercise price (rounded up to the nearest whole cent) and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall otherwise be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for such other immaterial administrative or ministerial changes as the Parent Board (or the compensation committee of the Parent Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.

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(b) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(c)), each unvested Company Restricted Stock Award that is outstanding immediately prior to the Merger shall be converted into the right to receive restricted Parent Shares (each a “Rollover Restricted Stock Award”) in an amount and subject to the terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Restricted Stock Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, subject to the adjustments required by this Section 2.5 after giving effect to the Merger.

(c) Prior to the Closing, the Company and Parent shall take, or cause to be taken, all necessary or appropriate actions under any Company Equity Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of shares of Parent Shares for delivery upon exercise or vesting of the Rollover Options and Rollover Restricted Stock Awards under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.5; no less than three (3) Business Days prior to Closing, the Company and Parent shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be considered in good faith.

Section 2.6. Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, Parent shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(h) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Parent and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned, or delayed), Parent shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Parent and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

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(c) At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of Parent Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(h) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(h) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Stockholder whose Company Shares have been converted into a portion of the Transaction Share Consideration pursuant to Section 2.1(h) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least one Business Day prior to the Closing Date, then Parent and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Parent and the Company (or the Surviving Corporation) shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(i) and subject to Section 2.8) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(h).

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(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to Parent for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Parent, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7. Withholding. Parent, the Company and the Exchange Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.8. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, any of the Transaction Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such Company Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the portion of the Transaction Share Consideration, without any interest thereon, to which he, she or it is entitled pursuant to this Agreement upon (a) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (b) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

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(b) Prior to the Closing, the Company shall give Parent prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Parent Parties as follows:

Section 3.1. Organization and Qualification.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted; except where the failure to have such power or authority would not, individually or in the aggregate, be material to the Company.

(b) True and complete copies of the Governing Documents of the Company have been made available to Parent, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2. Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.2 of the Company Disclosure Schedules. Except as set forth in Section 3.2 of the Company Disclosure Schedules, the Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

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Section 3.3. Capitalization of the Company.

(a) Section 3.3(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable commencement date and the vesting schedule or vesting requirements (including acceleration provisions), (E) the Company Equity Plan under which the Company Equity Award was granted, and (F) in the case of Company Options, whether the Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or is a nonstatutory stock option. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable.

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreement or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws.

(c) As of the date hereof, except for the Company Equity Awards set forth on Section 3.3(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(d) Except for the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

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(e) Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code.

(f) Section 3.3(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) Section 3.3(g) of the Company Disclosure Schedules sets forth a list of, as of the date hereof, the Company’s reasonable calculation of all Change of Control Payments of the Company.

Section 3.4. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, and subject to the receipt of the Required Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Transaction Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Transaction Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Transaction Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, conveyance, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.5. Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Parent a true and complete copy of the unaudited balance sheets of the Company as of March 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020, and the related unaudited statements of operations of the Company for the quarters ending March 31, 2021 and March 31, 2020 and the years ended December 31, 2020 and December 31, 2019 (collectively, the “Financial Statements”). Except as set forth in Section 3.5(a) of the Company Disclosure Schedules, the Financial Statements: (A) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, (B) fairly present in all material respects the financial position and results of operations of the Company as at the date thereof and for the period indicated therein.

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(b) Each of the financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2019 and December 31, 2020, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 5.16, (i) will fairly present in all material respects the financial position of the Company as at the respective date(s) thereof, and the results of its operations, stockholders’ deficit and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents to which it is a party, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, and (iv) for executory obligations under contracts to which the Company is a party (other than Liabilities for breach thereof), the Company has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedules, since the incorporation of the Company, the Company has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company. Prior to the Closing, the Company will have established and, from the date of such establishment, maintained, a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

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Section 3.6. Consents and Requisite Governmental Approvals; No Violations.

(a) Except as set forth on Section 3.6(a) of the Company Disclosure Schedules, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Transaction Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Transaction Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) and (iv) above, as would not have a Company Material Adverse Effect.

Section 3.7. Permits. The Company has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect (the “Material Permits”). Each Material Permit is in full force and effect in accordance with its terms. No written notice of revocation, cancellation or termination of any Material Permit has been received by the Company.

Section 3.8. Material Contracts.

(a) Section 3.8(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is a party (each Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

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(ii) any Contract under which the Company is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $500,000 over the life of the Contract;

(v) any Contract with respect to Company Licensed Intellectual Property or Licensed Out IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $500,000 over the life of the Contract (other than (A) any Contract of the type described in Section 3.14(c)(i), (B) licenses to Off-the-Shelf Software, (C) licenses to Public Software, and (D) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors);

(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Parent or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or other similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Parent or any of its Affiliates after the Closing;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $250,000 annually or (B) $500,000 over the life of the Contract;

(viii) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company) has guaranteed the Liabilities of the Company, in each case in excess of $500,000;

(ix) any Contract with any Governmental Entity;

(x) any Contract involving the sale or purchase of substantially all of the assets or equity interests of any Person, or a merger, consolidation or business combination transaction with any Person;

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(xi) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xii) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(xiii) any Contract with any Person (A) pursuant to which the Company (or Parent or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xiv) any Contract in respect of the manufacture or supply of any Company Product, except for any Contract in respect of the manufacture or supply of any Company Product solely for use in research other than clinical research;

(xv) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of the Company whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $300,000;

(xvi) any Contract, plan, agreement, or arrangement governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of the Company pursuant to which the Company has, will have or could have an obligation to pay severance or other post-termination pay, retention pay or a Change of Control Payment;

(xvii) any collective bargaining agreements and any other agreements executed with a Union;

(xviii) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation; and

(xix) any Contract for the settlement or conciliation of a prior Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non- monetary obligations on the Company (or Parent or any of its Affiliates after the Closing).

(b) Each Material Contract is valid and binding on the Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect. The Company and, to the knowledge of the Company, the counterparties thereto are not in breach of, or default under, or have repudiated, any Material Contract. The Company is not party to any oral Material Contract (disregarding, for the purposes of this sentence only, the word “written” in the definition of “Contract”).

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Section 3.9. Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of Parent if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xi) or Section 5.1(b)(xii).

Section 3.10. Litigation. Since January 1, 2015, there has been no Proceeding pending or, to the Company’s knowledge, threatened against the Company. Neither the Company nor any of its properties or assets is subject to any Order. There are no material Proceedings by the Company pending against any other Person. There is no unsatisfied judgment or any injunction binding upon the Company.

Section 3.11. Compliance with Applicable Law. The Company (a) conducts (and since the Company’s inception has conducted) its business in accordance with all Laws and Orders applicable to the Company in all material respects and is not in violation of any such Law or Order in any material respect and (b) has not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication that alleges that the Company is not in compliance with any such Law or Order.

Section 3.12. Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such material Employee Benefit Plan, its jurisdiction).

(b) True, complete and correct copies of the following documents, with respect to each material Employee Benefit Plan, where applicable, have previously been delivered or made available to Parent: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine written correspondence during the last three years to and from any governmental agency.

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(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d) Each material Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any material Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.

(e) Neither the Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f) Neither the Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law).

(g) The Company has no present intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (ii) further restrict any rights of the Company to amend or terminate any Employee Benefit Plan, or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

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(j) The Company has no obligation to make any tax “gross-up” or similar “make whole” payments to any current or former employee or individual service provider of the Company.

(k) No current or former employee of the Company has, while so employed by the Company, been covered by any Employee Benefit Plan subject to the laws of countries other than the United States.

Section 3.13. Environmental Matters.

(a) The Company has not received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any applicable Environmental Laws.

(b) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company pursuant to applicable Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances in violation of applicable Environmental Laws in any material respect.

(d) The Company has made available to Parent copies of all environmental, health and safety reports and documents that are in the Company’s possession or control concerning any non-compliance of the Company with, or liability of the Company under Environmental Law.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property that is exclusively licensed to the Company that constitutes an issued Patent or pending Patent application owned by or registered to a third party (each, a “Company Licensed Patent”), (iii) material unregistered Marks owned by the Company, in each case, as of the date of this Agreement. Section 3.14(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item, and for each Company Licensed Patent, such information as is provided under the applicable license agreement.

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(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. All necessary registration, maintenance and renewal fees currently due and owing in connection with all material Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the material Company Registered Intellectual Property have been filed with the relevant United States or foreign patent, copyright or trademark authority or other Governmental Entities, as the case may be, for the purposes of maintaining ownership of and/or rights to such Company Registered Intellectual Property and recording ownership by the Company of such Company Registered Intellectual Property. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) The Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens) except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. Each inventor on any Patent owned by the Company has assigned such inventor’s rights to the Company. Except as set forth on Section 3.8(a)(v) or Section 3.14(c) of the Company Disclosure Schedules, the Company has not (i) transferred ownership of, granted any exclusive license, or granted any other license material to the Company’s business with respect to, any material Company Owned Intellectual Property or Company Licensed Intellectual Property used in the Company’s business to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.14(c)(i) of the Company Disclosure Schedule sets forth: (A) a list of all current Contracts with the Company for government (including US and foreign governments) sponsored or funded research or other activities; and (B) a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by the Company any right or license (whether or not exercisable) to any Company Owned Intellectual Property or Company Licensed Intellectual Property (“Licensed Out IP”), in each case (A) or (B), other than (I) licenses to Off-the-Shelf Software, (II) licenses to Public Software, (III) non-exclusive licenses granted by the Company in the ordinary course of business, and (IV) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors. The Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company. To the knowledge of the Company, the Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute (Y) all of the Intellectual Property Rights used or held for use by the Company in the operation of their respective businesses, and (Z) all Intellectual Property Rights necessary and sufficient to enable the Company to conduct its businesses as currently conducted in all material respects. To the knowledge of the Company, the Company Registered Intellectual Property and the Company Licensed Intellectual Property, is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and, to the Company’s knowledge, all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued), in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Each item of Company Owned Intellectual Property, Company Licensed Intellectual Property or Company Registered Intellectual Property will be owned, licensed or held and available for use on identical terms immediately following the Closing as such item was owned, licensed or held and available for use prior to the Closing.

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(d) Each employee, consultant, advisor or independent contractor of the Company that solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or other development of any Company Owned Intellectual Property since the Company’s inception (each such Person, a “Creator”) has agreed to maintain and protect the trade secrets and confidential information of the Company. Except as set forth on Section 3.14(d) of the Company Disclosure Schedules, each Creator has assigned to the Company, by way of a present assignment, or has agreed to a present assignment, of all Intellectual Property Rights authored, invented, created, improved, modified or otherwise developed by such Creator in the course of such Creator’s employment or other engagement with the Company.

(e) The Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned, possessed or used by the Company or any trade secrets, know-how and other confidential information of any third party made available to the Company. Without limiting the foregoing, the Company has not disclosed any material trade secrets or know-how to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. There has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of the Company, or of any written obligations with respect to any of the foregoing.

(f) None of the Company Owned Intellectual Property and none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property or Company Licensed Intellectual Property.

(g) To the knowledge of the Company, neither the conduct of the business of the Company nor any of the Company Products researched, tested, developed, manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person.

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(h) There is not as of the date of this Agreement, and has never been, any Proceeding pending nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.

(i) To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating in any material respect any Company Owned Intellectual Property or Company Licensed Intellectual Property. The Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(j) The Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company and/or its employees in connection with the Company’s business. The Company has in place binding Contracts to use all Software, systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s business, all of which rights, to the extent material, shall survive the Closing unchanged. The Company has not disclosed or delivered to any escrow agent any Company Owned Intellectual Property.

(k) Except as set forth in Section 3.14(k) of the Company Disclosure Schedules, there are no royalties, fees (including registration, maintenance and renewal fees), honoraria or other payments payable by the Company to any Person under any Contract by reason of the ownership, development, modification, use, license, sublicense, sale or other disposition of any Company Owned Intellectual Property, Company Licensed Intellectual Property or Company Registered Intellectual Property, other than salaries and sales commissions paid to employees and sales agents, and customary license fees charged by third parties for Off-the-Shelf Software, in each case in the ordinary course of business.

Section 3.15. Labor Matters.

(a) Except as would not result in a material liability to the Company, (i) the Company currently classifies and has properly classified for the last five (5) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), and is and has been otherwise in compliance with such Laws, and (ii) to the extent that any Contingent Workers are or were engaged by the Company, the Company currently classifies and treats them, and has properly classified and treated them for the last five (5) years, as Contingent Workers (as distinguished from employees) in accordance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

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(b) The Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. The Company is not delinquent in any material payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(c) In the last five (5) years, (i) the Company (A) has not had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has not had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company.

(d) In the last five (5) years, the Company has not experienced a “mass layoff” or “plant closing” as defined by WARN, and the Company has not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(e) The Company is not a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of the Company to bargain with any Union. In the last three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company. To the Company’s knowledge, in the last five (5) years, there have been no labor organizing activities with respect to any employees of the Company nor has the Company engaged in any unfair labor practice.

(f) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred within the past six (6) months.

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(g) In the past twelve (12) months (i) no director, officer, or management-level or key employee’s employment with the Company has been terminated or furloughed for any reason; and (ii) no director, officer, or management-level or key employee, or group of employees or Contingent Workers, has provided written notice of any plans to terminate his, her or their employment or service arrangement with the Company.

(h) Currently, and within the five (5) years preceding the date of this Agreement, the Company has not been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, pay equity, the misclassification of employees or independent contractors, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against the Company or any employees or Contingent Workers of the Company (in their respective capacity as employees or Contingent Workers of the Company), as applicable.

(i) In the last five (5) years, no allegations of sexual harassment or sexual misconduct have been made to the Company in writing against any employee, officer, or director of the Company in connection with such individual’s employment or service with the Company and the Company has not otherwise become aware of any such allegations or entered into a settlement agreement, or out of court or pre-charge or pre-litigation arrangements relating to such matters.

Section 3.16. Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Parent. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole.

Section 3.17. Tax Matters.

(a) The Company has timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and the Company has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all material assessments and reassessments in respect of Taxes.

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(b) The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) The Company is not the subject of a Tax audit or examination with respect to Taxes. The Company has not been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) The Company has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.

(f) The Company is not or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the Company other than Permitted Liens.

(h) During the five (5)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has no material Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U. S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; or (iii) deferred revenue or prepaid amount received outside of the ordinary course of business prior to the Closing. The Company will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

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(k) In the past five (5) years, no written claims have been received by the Company from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(l) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) The Company has not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or under Section 2302, or any other provision, of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or non-U.S. Law).

(n) The Company has not taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).

(p) Each holder of a Company Restricted Stock Award has filed a timely and valid election under Section 83(b) of the Code.

Section 3.18. Brokers. Except for fees payable to Persons set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.19. Real and Personal Property.

(a) Owned Real Property. The Company does not own, and has never owned, any real property.

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(b) Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord, in each case, as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Parent. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company party thereto, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any third party under any Real Property Lease, and to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.

Section 3.20. Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company, (iii) any Transaction Documents, and (iv) Contracts entered into after the date of this Agreement pursuant to, and in accordance with, Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or (C) owes any amount to, or is owed any amount by, the Company (other than ordinary course accrued compensation, employee benefits, or employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Company Related Party Transactions”.

Section 3.21. Data Privacy and Security.

(a) The Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). The Company has at all times complied in all material respects with all applicable Privacy Laws, the Privacy and Data Security Policies and contractual obligations entered into by the Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data (collectively, the “Privacy Requirements”). The Company owns or has a binding Contract in place to use the Company IT Systems as necessary to operate the business of the Company as currently conducted in all material respects. The Company has established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other Processing of Personal Data that are consistent with industry standards and the requirements of applicable Law. The Company maintains backups of all data used to conduct the business of the Company at a reasonable frequency.

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(b) The Company has not received written notice of any pending Proceedings, nor to the knowledge of the Company has there been any Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of the Company is in violation of any Privacy Requirements.

(c) To the knowledge of the Company, during the past seven (7) years, (i) there has been no unauthorized Processing of Personal Data in the possession or control of the Company and/or any of the service providers of the Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of the Company.

Section 3.22. Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company nor to the knowledge of the Company, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country.

(b) Neither the Company no any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has, for the benefit of the Company, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.23. Information Supplied. None of the information relating to the Company supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Parent Holders or at the time of the Parent Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement (a) that is modified in any material respect by Parent or any of its Affiliates or Representatives without the Company’s prior written approval, which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Parent or any of its Affiliates specifically for inclusion in the Registration Statement / Proxy Statement which is misleading by virtue of such reliance and conformity.

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Section 3.24. Regulatory Compliance.

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all Regulatory Permits held by the Company, which are the only Regulatory Permits that are necessary for the Company to conduct its business. The Company and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in compliance in all material respects with the terms of any such Regulatory Permit. No Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and each third party that is a partner, manufacturer, contractor or agent for the Company is in compliance in all respects with all Regulatory Permits required by all Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) Since the Company’s inception there has not been, any material Proceeding against the Company related to compliance with Healthcare Laws, or, to the knowledge of the Company, any such Proceedings that have been threatened in writing. To the knowledge of the Company, the Company does not have any Liability for failure to comply with any Healthcare Laws.

(c) All Company Products are being, whether by the Company or a third-party, researched, developed, tested and investigated in compliance in all material respects with the Healthcare Laws or any comparable Law.

(d) The Company has not, and none of its Representatives acting for or on behalf of the Company has, received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Laws, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committees (or similar body responsible for oversight of animal research), has initiated, or threatened in writing to initiate, any Proceeding to restrict or suspend nonclinical research on or clinical study of any Company Product, or to recall or request a recall of any Company Product, or to suspend or otherwise restrict the manufacture of any Company Product, or in which the Governmental Entity alleges or asserts a failure to comply, with applicable Healthcare Laws.

(e) There are no Proceedings pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or any of its Representatives acting for or on behalf of the Company, of the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”) or any other applicable Healthcare Law as it relates to a Company Product, and neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement orders or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement.

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(f) All Company Products are developed, tested and investigated in compliance in all material respects with applicable Healthcare Laws. To the Company’s knowledge, all manufacture of Company Products, including all clinical supplies used in clinical trials, by or on behalf of the Company has been conducted in compliance with the applicable specifications and requirements of Good Manufacturing Practices and all other applicable Laws. To the knowledge of the Company, no manufacturing site used for the manufacture of Company Product is subject to a Governmental Entity shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from FDA or other Governmental Entity alleging noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Entity, and to the knowledge of the Company, neither FDA or any other Governmental Entity is considering such action.

(g) The Company has not, nor as it relates to the Company or any Company Product, has any Person engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services with respect to any Company Product, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.

(h) The clinical trials conducted by or on behalf of the Company or involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Healthcare Laws, including those of the FDA and any comparable Governmental Entity. To the Company’s knowledge, all preclinical studies and clinical trials conducted or being conducted with respect to all Company Products by or at the direction of the Company have been and are being conducted in material compliance with accepted professional scientific standards and all applicable Law, including (i) all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable foreign Laws in the jurisdictions where clinical trials were or are being conducted; and (ii) applicable Law governing the privacy of patient medical records and other personal information and data.

(i) As of the date of this Agreement, neither the Company, nor any clinical trial site conducting a clinical trial of any Company Product, has undergone any inspection related to any Company Product.

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(j) No Company Products have been detained or subject to a suspension (other than in the ordinary course of business) of research, development, or testing and, to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause a termination or suspension of research, development, testing, or clinical investigation of any Company Product, in either case. As of the date hereof, there are no Proceedings in the United States or any other jurisdiction seeking the suspension of any research, development, testing, or clinical investigation in relation to the Company Product are pending or, to the Company’s knowledge, threatened in writing against the Company.

(k) None of the Company nor to the knowledge of the Company, any of its directors, managers, officers, employees, relevant individual independent contractors or other relevant service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, debarment under 21 U.S.C. Section 335a or any similar Law. Neither the Company nor to the knowledge of the Company, any of its current or former officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity.

(l) All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any third-party involving Company Products have been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

Section 3.25. Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Parent Parties and (ii) it has been furnished with or given access to such documents and information about the Parent Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Transaction Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis, the Parent SEC Reports, the representations and warranties expressly set forth in ARTICLE 4 and in the Transaction Documents to which it is or will be a party and no other representations or warranties of any Parent Party, any Parent Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the Parent SEC Reports, the representations and warranties expressly set forth in ARTICLE 4 and in the Transaction Documents to which it is or will be a party, none of the Parent Parties, any Parent Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

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Section 3.26. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PARENT PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE TRANSACTION DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, AND THE PARENT PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PARENT PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE TRANSACTION DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR ANY PARENT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR ANY PARENT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE PARENT PARTIES

Except as set forth on (a) the Parent Disclosure Schedules, or (b) any Parent SEC Reports filed with or furnished to the SEC prior to the date of this Agreement that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar cautionary, predictive or forward-looking sections or statements), each Parent Party hereby represents and warrants to the Company as follows:

Section 4.1. Organization and Qualification.

Each Parent Party is a corporation duly organized, incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2. Authority.

Each Parent Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, and (subject to the Parent Stockholder Approval), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Documents to which a Parent Party is or will be a party, and (subject to the receipt of the Parent Stockholder Approval) the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Parent Party. This Agreement has been and each Transaction Document to which a Parent Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Parent Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Parent Party (assuming this Agreement has been and the Transaction Documents to which such Parent Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Parent Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3. Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Parent Party with respect to such Parent Party’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Transaction Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Parent Shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) filing of the Parent New Certificate of Incorporation with the Delaware Secretary of State, (vi) the Parent Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Parent Material Adverse Effect.

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(b) Neither the execution, delivery or performance by a Parent Party of this Agreement nor the Transaction Documents to which a Parent Party is or will be a party nor the consummation by a Parent Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Parent Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Parent Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Parent Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Parent Party, except in the case of clauses (ii) through (iv) above, as would not have a Parent Material Adverse Effect.

Section 4.4. Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Parent Disclosure Schedules (which fees shall be the sole responsibility of the Parent, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent for which Parent has any obligation.

Section 4.5. Information Supplied. None of the information supplied or to be supplied by or on behalf of either Parent Party expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Parent Holders or at the time of the Parent Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Parent Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement (a) that is modified in any material respect by the Company or any of its Affiliates or Representatives without Parent’s prior written approval, which is misleading by virtue of such modification, or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Affiliates specifically for inclusion in the Registration Statement / Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 4.6. Capitalization of the Parent Parties.

(a) Section 4.6(a) of the Parent Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding Parent Shares and other Equity Securities of Parent as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of Parent (except to the extent such concepts are not applicable under the applicable Law of Parent’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Parent and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Parent) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Parent Shares set forth on Section 4.6(a) of the Parent Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Parent Shares as a result of, or to give effect to, the Merger and assuming that no Parent Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of Parent.

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(b) Immediately after the Effective Time, (i) the authorized capital stock of Parent will consist of such number of Parent Shares and shares of Parent’s preferred stock, par value $0.0001 per share as set forth in the Parent New Certificate of Incorporation, and (ii) any and all of the issued and outstanding Parent Shares, including for the avoidance of doubt, the Transaction Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any, provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise bound.

(c) Except as expressly contemplated by this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and Parent, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Parent, and, except as expressly contemplated by this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Parent, there is no obligation of Parent, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Parent.

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, and as of the date hereof, all such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Parent free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Parent has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

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Section 4.7. SEC Filings. Parent has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Parent SEC Reports”). Each of the Parent SEC Reports, as of their respective dates of filing or furnishing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Parent SEC Reports, as of their respective dates of filing or furnishing, and as of the date of any amendment or filing or furnishing that superseded the initial filing or furnishing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Parent SEC Reports or the Additional Parent SEC Reports (for purposes of the Additional Parent SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing or furnishing, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Parent SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Parent SEC Reports.

Section 4.8. Trust Account.

(a) As of the date of this Agreement, Parent has an amount in cash in the Trust Account equal to at least $116,150,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated as of January 11, 2021 (the “Trust Agreement”), between Parent and Continental, as trustee (the “Trustee”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms (subject to applicable bankruptcy, conveyance, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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(b) The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or, to Parent’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions set forth in Section 4.8 of the Parent Disclosure Schedules, or Taxes, (ii) the Pre-Closing Parent Holders who shall have elected to redeem their Parent Shares pursuant to the Governing Documents of Parent or (iii) if Parent fails to complete a business combination within the allotted time period set forth in the Governing Documents of Parent and liquidates the Trust Account, subject to the terms of the Trust Agreement, Parent (in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Parent) and then the Pre-Closing Parent Holders).

(c) Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement).

(d) Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Parent Holders who have elected to redeem their Parent Shares pursuant to the Governing Documents of Parent, each in accordance with the terms of and as set forth in the Trust Agreement, Parent shall have no further obligation under either the Trust Agreement or the Governing Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Closing.

Section 4.9. Transactions with Affiliates. Section 4.9 of the Parent Disclosure Schedules sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Parent or the Sponsor, on the other hand (each Person identified in this clause (b), an “Parent Related Party”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, Parent entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), or (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (C) owes any material amount to, or is owed material any amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “Parent Related Party Transactions”.

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Section 4.10. Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Parent’s knowledge, threatened against or involving any Parent Party. None of the Parent Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Parent Party pending against any other Person.

Section 4.11. Compliance with Applicable Law. Each Parent Party is (and since its incorporation has been) in compliance in all material respects with all applicable Laws. Except as would not be material to Parent, without limiting the foregoing, none of the Parent Parties have violated or, to Parent’s knowledge, are under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “Parent Parties” for “Company” in the definition thereof) and Laws applicable to lending activities; (b) the U.S. Foreign Corrupt Practices Act (FCPA) or any comparable or similar Law of any jurisdiction; or (c) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.12. Business Activities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Governing Documents, there is no Contract, commitment, or Order binding upon any Parent Party or to which any Parent Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

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(c) Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.13. Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. The issued and outstanding Parent Shares are listed for trading on Nasdaq under the symbol “BCYP.” The issued and outstanding Parent warrants are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on Nasdaq under the symbol “BCYPW.” There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Shares or prohibit or terminate the listing of Parent Shares on Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Shares under the Exchange Act.

(c) The Parent SEC Reports contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(d) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(e) Since its incorporation, Parent has not received any written complaint, allegation, assertion, notice or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

Section 4.14. No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the Parent Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the Parent Disclosure Schedules), (c) that are incurred in connection with or incident or related to a Parent Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are incurred in accordance with Section 5.11(d) with the written consent of the Company or (f) set forth or disclosed in the Parent Financial Statements included in the Parent SEC Reports, none of the Parent Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15. Tax Matters.

(a) Parent has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and Parent has timely paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

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(b) Parent has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Parent is not currently the subject of a Tax audit or examination with respect to Taxes. Parent has not been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) Parent has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Parent Party which agreement or ruling would be effective after the Closing Date.

(f) None of the Parent Parties is and none of the Parent Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of any Parent Party other than Permitted Liens.

(h) No Parent Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any material Liability for the Taxes of any Person (other than a Parent Party) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(i) No Parent Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made on or prior to the Closing; or (iii) deferred revenue or prepaid amount received outside of the ordinary course of business prior to the Closing. No Parent Party will be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(j) None of the Parent Parties has taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

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Section 4.16. Investigation; No Other Representations.

(a) Each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Transaction Documents to which it is or will be a party, each Parent Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE 3 and in the Transaction Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE 3 and in the Transaction Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.17. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PARENT SEC REPORTS, THIS ARTICLE 4 AND THE TRANSACTION DOCUMENTS, NONE OF THE PARENT PARTIES, ANY PARENT NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH PARENT PARTY EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY PARENT PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY PARENT PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PARENT PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE TRANSACTION DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE PARENT SEC REPORTS, THIS ARTICLE 4 OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY PARENT PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PARENT PARTY, ANY PARENT NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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ARTICLE 5
COVENANTS

Section 5.1. Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Transaction Document, as required by applicable Law (including Pandemic Measures), or as consented to in writing by Parent, (i) operate the business of the Company in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Transaction Document, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase any outstanding Equity Securities of the Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholders Agreement (other than to effect the transactions contemplated by this Agreement and the Transaction Documents);

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(iv) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(v) incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii) except (x) as required under the terms of any Employee Benefit Plan of the Company that is set forth on Section 3.12(a) of the Company Disclosure Schedules, (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting the Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of the Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to any current director, manager, officer, employee, or Contingent Worker of the Company earning annual compensation in excess of $300,000, increase the aggregate annual compensation or benefits payable to any other current director, manager, officer, employee, or Contingent Worker of the Company to be greater than $300,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of the Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (E) pay any special bonus or special remuneration to any director, officer or employee of the Company, (F) terminate (other than for cause) or furlough the employment of any director, officer, management-level or key employee of the Company, or (G) enter into a settlement agreement with any current or former director, officer, or employee of the Company;

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(viii) make, change or revoke any material election concerning Taxes, amend any material Tax Return, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix) enter into any settlement, conciliation or substantially similar Contract regarding the resolution of a Proceeding, the performance of which would involve the payment by the Company in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Parent or any of its Affiliates after the Closing);

(x) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xi) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii) enter into any material amendment of any Material Contract, enter into any Contract that if entered into prior to the Effective Time would be a Material Contract other than in the ordinary course of business pursuant to clause (a) of the definition thereof or the entry into any purchase agreement, or other than in the ordinary course of business, voluntarily terminate any Material Contract, except for any termination at the end of the term of such Material Contract pursuant to the terms of such Material Contract; or

(xiv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Section 5.2. Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 6) and, in the case of any Transaction Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Transaction Document when required pursuant to this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Transaction Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the Parent Parties, on the one hand, and the Company, on the other hand, shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Parent shall promptly inform the Company of any communication between any Parent Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Parent of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Transaction Document. Without limiting the foregoing, (a) the Parties agree, if available to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Transaction Documents, except with the prior written consent of Parent and the Company.

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(b) Prior to the Closing, the Parent Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated herein or the expiration or termination of any applicable waiting period.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parent Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Parent Party) or Parent (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Transaction Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Parent Party, the Company, or, in the case of the Company, Parent in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Parent Party, the Company, or, in the case of the Company, Parent, the opportunity to attend and participate in such meeting or discussion.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this ARTICLE 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Transaction Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Parent, any of the Parent Parties or any of their respective Representatives (in their capacity as a representative of a Parent Party) or, in the case of the Company, the Company or any of their respective Representatives (in their capacity as a representative of the Company). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation.

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Section 5.3. Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Transaction Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Stockholders’ Representative and to the Company Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Parent and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company). Notwithstanding the foregoing, the Company shall not be required to provide to Parent or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Parent Party, any Parent Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Parent shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Parent Parties (in a manner so as to not interfere with the normal business operations of the Parent Parties). Notwithstanding the foregoing, Parent shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Parent Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Parent Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Parent Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Parent shall use, and shall cause the other Parent Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Parent Party, on the one hand, and the Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Parent shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4. Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Parent or, after the Closing, Parent; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Parent Party, or Parent, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Parent and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Company, the Sponsor and its Affiliates may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, of any Affiliate of the Sponsor or the Company.

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(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Parent shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5. Section 280G.

To the extent the Merger constitutes a “change in ownership or control” within the meaning of Section 280G and the regulations thereunder of the Company, the Company shall (a) prior to the Closing Date, obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and any regulations promulgated thereunder) who could otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and any regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and any regulations promulgated thereunder) and (b) prior to the Closing Date submit to a stockholder vote (along with adequate disclosure) satisfying the requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder, the right of any such “disqualified individual” to receive the Waived 280G Benefits. The Company shall provide drafts of the calculations, waivers and approval materials to Parent for its review and comment no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall incorporate any comments provided by Parent in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

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Section 5.6. Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (and any comparable provision of applicable state or local Tax law). The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, Parent and the Company shall deliver to Dentons US LLP and Stradling Yocca Carlson & Rauth, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(iv) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by Parent, which shall file all necessary Tax Returns with respect to all such Taxes and timely pay (or cause to be timely paid) to the applicable Governmental Entity such Taxes. Parent and the Company agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

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Section 5.7. Exclusive Dealing.

(a) Except as expressly permitted by the terms of this Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause and its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Parent promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Parent reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent) conducted prior to or as of the date hereof by the Company, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Company on behalf of the Company that are inconsistent with this Section 5.7(a) will be deemed to be a breach of this Section 5.7(a) by the Company.

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(b) Except as expressly permitted by the terms of this Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parent Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Parent Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Parent Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Parent Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Parent Party (or any Affiliate or successor of any Parent Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Parent agrees to (A) notify the Company promptly upon receipt of any Parent Acquisition Proposal by any Parent Party, and to describe the material terms and conditions of any such Parent Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Parent Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. Parent shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Company) conducted prior to or as of the date hereof by any of the Parent Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Parent Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of Parent or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Parent Acquisition Proposal. For clarity, any actions taken by any of the Representatives of Parent on behalf of Parent that are inconsistent with this Section 5.7(b) will be deemed to be a breach of this Section 5.7(b) by Parent.

Section 5.8. PIPE Investment.

Parent and the Company shall cooperate and provide assistance and information to each other as reasonably requested by Parent or the Company in connection with any PIPE Investment or any other equity investment to be made by a third party in connection with the consummation of Merger on terms reasonably acceptable to Parent and the Company. Parent shall enter into or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 5.9. Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company, as applicable), and following delivery of the financial statements to Parent pursuant to Section 5.18, Parent shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Parent which will be included therein as a prospectus, in connection with the registration under the Securities Act of the Parent Shares (including the Earnout Shares) to be issued in the Merger, and which will be used as a proxy statement for the Parent Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Parent and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective as long as necessary in order to permit the consummation of the transactions contemplated by this Agreement. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Parent, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for including in any other statement, filing, notice or application made by or on behalf of Parent to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Transaction Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Parent Party, the Company, or, in the case of the Company, Parent, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Parent, the Company, or, in the case of the Company, Parent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Parent shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Parent Holders. Parent shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement or the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement / Proxy Statement or for additional information and Parent and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(b) To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement / Proxy Statement each time it is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and counsel of the Company with (i) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement / Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or counsel of the Company in any discussions or meetings with the SEC.

Section 5.10. Parent Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Parent shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with the Governing Documents of Parent, for the purposes of obtaining the Parent Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a Parent Stockholder Redemption. Parent shall, through unanimous approval of its board of directors, recommend to its stockholders (the “Parent Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the Parent Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval to amend and restate the Parent New Certificate of Incorporation attached hereto as Exhibit D (the “Governing Document Proposal”); (iv) the adoption and approval of the Parent Incentive Equity Plan and the Parent ESPP (the “Equity Incentive Plan Proposal”); (v) election of directors effective as of the Closing as contemplated by Section 5.17(a) and Section 5.17(b); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Parent and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents; and (viii) the adoption and approval of a proposal for the adjournment of the Parent Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Parent may adjourn the Parent Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Parent has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Parent Holders prior to the Parent Stockholders Meeting; provided that, without the consent of the Company, in no event shall Parent adjourn the Parent Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Parent recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Parent covenants that none of the Parent Board or Parent nor any committee of the Parent Board shall withdraw or modify, or propose publicly or by formal action of the Parent Board, any committee of the Parent Board or Parent to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by the Parent Board or Parent of the proposals set forth in the Registration Statement / Proxy Statement.

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Section 5.11. Conduct of Business of Parent.

From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Transaction Document, as required by applicable Law, as set forth on Section 5.11 of the Parent Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Parent Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Parent or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Parent or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any material Indebtedness for borrowed money or incur any material Liabilities;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Parent or any of its Subsidiaries;

(f) issue any Equity Securities of Parent or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Parent or any of its Subsidiaries;

(g) enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction);

(h) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Transaction Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any Tax closing agreement, amend any material Tax Return, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

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(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Parent Party from using the funds held by Parent outside the Trust Account to pay any Parent Expenses or from otherwise distributing or paying over any funds held by Parent outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12. Nasdaq Listing. Parent shall use its reasonable best efforts to cause: (a) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) Parent to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Parent Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.13. Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE 6 and provision of notice thereof to the Trustee, (a) at the Closing, Parent shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Parent pursuant to the Parent Stockholder Redemption, (B) pay the amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Parent in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14. Stockholder Support Agreements; Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within thirty (30) days) following the date of this Agreement (the “Company Stockholder Support Agreement Deadline”), the Company shall use its reasonable best efforts to deliver, or cause to be delivered, to Parent the Company Stockholder Support Agreements duly executed by each Supporting Company Stockholder.

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(b) The Company shall use its reasonable best efforts to obtain and deliver to Parent, by the Company Stockholder Written Consent Deadline, a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) (the “Company Stockholder Written Consent”) approving and adopting this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), the amendment of the Company’s Amended and Restated Certificate of Incorporation in the form attached as Schedule B to the form of Company Stockholder Support Agreement, and the Company Preferred Stock Conversion, that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreement (the “Required Company Stockholder Approval”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 5.15. Parent Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each Parent Party, as provided in the applicable Parent Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Parent will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Parent shall advance, or caused to be advanced, expenses incurred in connection with such indemnification as provided in the applicable Parent Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Parent Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Parent Party (the “Parent D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Parent D&O Person was a director or officer of any Parent Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Parent shall not have any obligation under this Section 5.15 to any Parent D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Parent D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, Parent shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Parent Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Parent’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

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(d) The Parent Parties shall purchase, at or prior to the Closing, and Parent shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Parent Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Parent Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of Parent or any of its Affiliates shall pay a premium for such “tail” policy in excess of four hundred percent (400%) of the most recent annual premium paid by Parent prior to the date of this Agreement and, in such event, Parent or one of its Affiliates shall purchase the maximum coverage available for four hundred percent (400%) of the most recent annual premium paid by Parent prior to the date of this Agreement.

(e) If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 5.15.

(f) The Parent D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.

Section 5.16. Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Parent will cause the Company to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Parent shall cause the Company to advance expenses incurred in connection with such indemnification as provided in the Company Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Company Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

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(b) Neither Parent nor the Company shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Parent shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Parent or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of four hundred percent (400%) of the most recent annual premium paid by the Company prior to the date of this Agreement and, in such event, the Company, Parent or one of their respective Affiliates shall purchase the maximum coverage available for four hundred percent (400%) of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d) If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 5.16.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.

Section 5.17. Post-Closing Directors and Officers.

(a) Parent shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Parent Board shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors with an initial term that expires in 2022, Class II consisting of two (2) directors with an initial term that expires in 2023, and Class III consisting of three (3) directors with an initial term that expires in 2024; (ii) the members of the Parent Board are the individuals determined in accordance with Section 5.17(b); (iii) the members of the compensation committee, audit committee and nominating committee of the Parent Board are the individuals determined in accordance with Section 5.17(c); and (iv) the officers of Parent (the “Officers”) are the individuals determined in accordance with Section 5.17(d).

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(b) The seven (7) individuals identified in, or in the manner set forth in, Section 5.17(b) of the Company Disclosure Schedules shall be directors on the Parent Board immediately after the Effective Time, five (5) of whom shall be selected by the Company and two (2) of whom shall be selected by Parent. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, each of the Company and Parent may in its sole discretion replace any of its respective designee(s) with any individual by notice to Parent or the Company, as applicable. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, the board of directors of the Company shall designate whether each individual who will serve on the Parent Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided that two of the Company’s designees shall be members of Class III, one Company designee shall be a member of Class II, two of the Company’s designees shall be members of Class I, one of Parent’s designee shall be designated as a member of Class III and one of Parent’s designee shall be designated as a member of Class II. At least three (3) of the Company’s designees and Parent’s designee shall be “independent” directors for the purposes of Nasdaq. It is currently expected that one of the Parent designee’s shall serve as the Chairman of the Parent Board in an executive capacity.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, the Company and Parent shall mutually agree to each director that will serve on the compensation committee, the audit committee and the nominating committee of the Parent Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The individuals identified in, or in the manner set forth in, Section 5.17(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified in, or in the manner set forth in, Section 5.17(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by (i) amending Section 5.17(d) of the Company Disclosure Schedules by written notice to Parent (which such amendment shall not require approval of any party) or (ii) in the manner set forth in Section 5.17(d) of the Company Disclosure Schedules.

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Section 5.18. PCAOB Financials.

(a) As promptly as reasonably practicable, but in no event later than June 30, 2021, the Company shall deliver to Parent any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of the Company, Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.19. Parent Incentive Equity Plan and Employee Stock Purchase Plan. Prior to the Closing Date, Parent shall approve, and subject to approval of the stockholders of Parent, adopt, (i) a management incentive equity plan in the form attached hereto as Exhibit E (with such changes as may be agreed by Parent and the Company), (the “Parent Incentive Equity Plan”) and (ii) an employee stock purchase plan in the form attached hereto as Exhibit F (with such changes as may be agreed by Parent and the Company) (the “Parent ESPP”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file effective registration statements on Form S-8 (or other applicable form) with respect to the Parent Shares issuable under the Parent Incentive Equity Plan and the Parent ESPP, and Parent shall use reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Parent Incentive Equity Plan and the Parent ESPP remain outstanding.

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Section 5.20. FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent a signed certification that the Company Shares are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service (which shall be filed by Parent with the Internal Revenue Service following the Closing), in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 6.1. Conditions to the Obligations of the Parties.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved (subject to notice of issuance) and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Parent Shares to be issued pursuant to the Merger and the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq;

(e) the Company Stockholder Written Consent representing the Required Company Stockholder Approval shall have been obtained;

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(f) after giving effect to the transactions contemplated hereby, Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(g) the Required Parent Stockholder Approval shall have been obtained.

Section 6.2. Other Conditions to the Obligations of the Parent Parties.

The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent (on behalf of itself and the other Parent Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.3(a), which are addressed in clause (ii) below) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.3(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.9(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iv) the representations and warranties of the Company set forth in ARTICLE 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.9(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Parent:

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(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Parent;

(ii) the employees of the Company listed on Section 6.2(d)(ii) of the Company Disclosure Schedules shall have executed and delivered employment agreements, in form and substance reasonably agreed to by Parent and the Company; and

(iii) the Registration Rights Agreement duly executed by the stockholders of the Company set forth therein.

Section 6.3. Other Conditions to the Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Parent Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a), which are addressed in clause (ii) below) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Parent Parties (other than the Parent Fundamental Representations) contained in ARTICLE 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Parent Material Adverse Effect;

(b) the Parent Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, Parent shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

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(ii) the Registration Rights Agreement duly executed by Parent and the Sponsor.

(d) The size and composition of the post-Closing Parent Board shall reflect the terms of Section 5.17.

Section 6.4. Frustration of Closing Conditions.

The Company may not rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement by the Company. None of the Parent Parties may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was proximately caused by a Parent Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement by any Parent Party.

ARTICLE 7
TERMINATION

Section 7.1. Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if any of the representations or warranties set forth in ARTICLE 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Parent, and (ii) the Termination Date; provided, however, that none of the Parent Parties is then in breach in any material respect of this Agreement which would prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in ARTICLE 4 shall not be true and correct or if any Parent Party has failed to perform any covenant or agreement on the part of such applicable Parent Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement in any material respect which would prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

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(d) by either Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 15, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if any Parent Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Parent or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either Parent or the Company if the Parent Stockholders Meeting has been held (including any adjournment thereof), has concluded, Parent’s stockholders have duly voted and the Required Parent Stockholder Approval was not obtained; or

(g) by Parent, if the Company does not deliver, or cause to be delivered to Parent (i) a Company Stockholder Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.14(a) on or prior to the Company Stockholder Support Agreement Deadline or (ii) the Company Stockholder Written Consent in accordance with Section 5.14(b) on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, ARTICLE 8 and ARTICLE 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or for Fraud.

ARTICLE 8
MISCELLANEOUS

Section 8.1. Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Section 8.2. Entire Agreement; Assignment. This Agreement (together with the Transaction Documents and the Schedules) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Parent and the Company prior to Closing and (b) Parent, the Sponsor and the Stockholders’ Representative after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 8.3. Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Parent and the Company prior to the Closing and (b) Parent, the Sponsor and the Stockholders’ Representative after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 8.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail during normal business hours (and otherwise as of the immediately following Business Day) (upon confirmation of receipt by the intended recipient, but excluding any automated reply, such as an out-of-office notification), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Parent Party, to:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b) If to the Company, to:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104
Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

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(c) if to the Stockholders’ Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6. Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Parent shall pay, or cause to be paid, all Unpaid Parent Expenses and (b) if the Closing occurs, then Parent shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Parent Expenses.

Section 8.7. Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Parent Disclosure Schedules corresponding to any Section or subsection of ARTICLE 3 (in the case of the Company Disclosure Schedules) or ARTICLE 4 (in the case of the Parent Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of ARTICLE 3 (in the case of the Company Disclosure Schedules) or ARTICLE 4 (in the case of the Parent Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of ARTICLE 3 or ARTICLE 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature, nor shall such additional information be deemed to establish a standard of materiality.

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Section 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 8.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.13, Section 8.14 and this Section 8.8 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13, Section 8.14 and this Section 8.8 (to the extent related to the foregoing).

Section 8.9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10. Counterparts; Electronic Signatures. This Agreement and each Transaction Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Transaction Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Document.

Section 8.11. Knowledge of Company; Knowledge of Parent. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 8.11 of the Company Disclosure Schedules, assuming reasonable inquiry. For all purposes of this Agreement, the phrase “to Parent’s knowledge” and “to the knowledge of Parent” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 8.11 of the Parent Disclosure Schedules, assuming reasonable inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.11 of the Company Disclosure Schedules or Section 8.11 of the Parent Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

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Section 8.12. No Recourse. Except for claims pursuant to any Transaction Document by any party(ies) thereto against any Company Non-Party Affiliate or any Parent Non-Party Affiliate (each, a “Non-Party Affiliate”), each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Parent Non-Party Affiliates, in the case of Parent, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Parent or any Non-Party Affiliate concerning the Company, any Parent Party, this Agreement or the transactions contemplated hereby; provided, that nothing herein shall prejudice the Stockholders’ Representative’s right to be indemnified by the Company Stockholders, on a several basis, as provided in Section 8.18.

Section 8.13. Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Parent Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Parent Parties set forth herein or (c) waive compliance by the Parent Parties with any of the agreements or conditions set forth herein. Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.14. Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

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Section 8.15. Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Transaction Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Transaction Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.15 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.16. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 8.4 of this Agreement.

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Section 8.17. Trust Account Waiver. Reference is made to the final prospectus of Parent, filed with the SEC (File No. 333-251178) on January 12, 2021 (the “Prospectus”). Each of the Company and the Stockholders’ Representative acknowledges and agrees and understands that Parent has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters, the “Public Stockholders”), and Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Stockholders’ Representative hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, the Stockholders’ Representative nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company and the Stockholders’ Representative, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates).

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Section 8.18. Stockholders’ Representative. By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Company Stockholder shall be deemed to have appointed, and Shareholder Representative Services LLC is hereby appointed by the Company Stockholders, as of the Closing, as representative, agent and attorney-in-fact for each Company Stockholder for all purposes in connection with this Agreement and the agreements ancillary hereto, (a) to give and receive notices and communications to Parent for any purpose under this Agreement and the Transaction Documents, (b) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes arising under or related to this Agreement, (c) to act on behalf of Company Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger, and (d) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative may resign at any time, and such agency may be changed by the Company Stockholders from time to time upon no less than twenty (20) days prior written notice to Parent; provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Shares outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Shares outstanding immediately prior to the Effective Time. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to Parent. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Company Stockholders. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Company Stockholders and shall be final, binding and conclusive upon each of the Company Stockholders. The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Stockholders, on a several basis in accordance with each Company Stockholder’s pro rata right to receive Earnout Shares, shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Company Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. Upon the Closing, Parent will wire $100,000 (the “Expense Fund”) to the Stockholders’ Representative, which will be used for any expenses incurred by the Stockholders’ Representative pursuant to this Agreement. Parent, the Company and the Company Stockholders shall not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative shall deliver any remaining balance of the Expense Fund to Parent. The parties agree that the Stockholders’ Representative is not responsible for any tax reporting or withholding in connection with the distribution of the Expense Fund.

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Section 8.19. Conflicts and Privilege. The Company, Parent and Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Parent or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company after the Closing) (collectively, the “Sponsor Group”), on the one hand, and (ii) the Company and/or Parent after the Closing or any of the shareholders or holders of other equity interests of the Company prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates, on the other hand, Dentons US LLP (“Dentons”), which represented Parent or the Sponsor prior to the Closing, may represent the Sponsor or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Company and/or Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, Parent or the Sponsor. The Company, Parent and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor or any other member of the Sponsor Group, on the one hand, and Dentons, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the transactions contemplated by this Agreement and, after the Closing, belong to the Sponsor Group, and shall not pass to or be claimed or controlled by the Company or Parent. Notwithstanding the foregoing, after the Closing, in the event that a dispute arises between any member of the Sponsor Group, on the one hand, and a third party other than the Sponsor Group, on the other hand, Parent and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

BIG CYPRESS ACQUISITION CORP.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Chief Executive Officer

BIG CYPRESS MERGER SUB INC.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	President

SAB BIOTHERAPEUTICS, INC.

By:	/s/ Eddie J. Sullivan
Name:	Eddie J. Sullivan
Title:	President and CEO

STOCKHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

EXHIBIT A

FORM OF AMENDED AND

RESTATED STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●] [●], 2021, by and among Big Cypress Acquisition Corp., a Delaware corporation (the “Company”), Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”), Ladenburg Thalmann & Co. Inc. (together with employees of Ladenburg listed on the signature page hereof, “Ladenburg”), and each of the Persons listed on Schedule A hereto, together with any of such Persons’ Permitted Transferees that have been assigned such Persons’ rights in accordance with the terms of this Agreement, including the Sponsor Members (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, SAB Biotherapeutics, Inc., a Delaware corporation (“SAB”), and Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SAB, with SAB being the surviving corporation (the “Merger”);

WHEREAS, the Company, the Sponsor and Ladenburg (collectively with the Sponsor, the “Existing Holders”) are parties to that certain Registration Rights Agreement, dated as of January 11, 2021 (the “Existing Registration Rights Agreement”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified by the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement pursuant to Section 5.5 thereof, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Automatic Shelf Registration Statement” shall mean an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“Board” shall mean the Board of Directors of the Company.

“Claims” shall have the meaning given in Section 5.1(a).

“Closing Date” shall mean the Closing Date as defined in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” shall mean (a) any publicly-available written or oral guidance of the Commission staff or any comments, requirements or requests of the Commission staff and (b) the Securities Act.

“Common Stock” shall mean the Company’s Common Stock, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.1(d).

“Earnout Shares” has the meaning ascribed to such term in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall mean a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time.

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“Form S-1 Shelf” shall have the meaning given in Section 2.1(b).

“Form S-3” shall mean a registration statement on Form S-3 or any similar short form registration statement that may be available at such time, and if the Company is a WKSI, such Form S-3 may be an Automatic Shelf Registration Statement.

“Form S-3 Shelf” shall have the meaning given in Section 2.1(b).

“Founder Shares” shall mean shares of Common Stock issued or issuable to the Holders prior to the consummation of the Merger.

“Holder Information” shall have the meaning given in Section 3.3.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up” shall have the meaning given in Section 6.1.

“Lock-Up Parties” shall mean the Holders (other than Ladenburg) and their respective Permitted Transferees.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date.

“Lock-Up Shares” shall mean the shares of Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Holders immediately following the Closing, Earnout Shares or shares of Common Stock issued with respect to or in exchange for equity awards on or after the Closing.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.1(g).

“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, (a) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 6.1 and (b) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

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“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.3(a).

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Common Stock issued or issuable upon the consummation of the Merger (including the Earnout Shares), (b) any Founder Shares, (c) the Private Placement Warrants (and underlying shares of Common Stock), (d) any shares of Common Stock, or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable (directly or indirectly) upon conversion or exercise of any other equity securities) of the Company, acquired by the Holders after the consummation of the Merger to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (e) any other equity security of the Company issued or issuable with respect to any share of Common Stock referred in the forgoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

4

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of counsel for the Sponsor;

(f) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g) in a Shelf Takedown or Other Coordinated Offering, reasonable fees and expenses of one firm of legal counsel selected by the majority-in-interest of the Demanding Holders initiating such Shelf Takedown or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.2.

“Requesting Holder” shall have the meaning given in Section 2.1(e).

“SAB” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.1(a).

“Shelf Takedown” shall have the meaning given in Section 2.1(d).

“Shelf Takedown Block Trade” shall have the meaning given in Section 2.1(g)(i).

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Members” shall mean members or affiliates of the Sponsor who hold Registrable Securities, including members of the Sponsor who receive Registrable Securities upon the dissolution of Sponsor and become Holders hereunder in accordance with Section 7.2.

5

“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

ARTICLE 2

REGISTRATIONS

Section 2.1. Shelf Registration.

(a) The Company shall, within forty-five (45) calendar days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”), on the terms and conditions specified in this Section 2.1(a) and shall use its best efforts to cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof, but not later than (i) the 90th calendar day following the filing date if the Commission notifies the Company that it will “review” the Shelf Registration Statement, and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. The Shelf Registration Statement filed with the Commission pursuant to this Section 2.1(a) shall be on Form S-1 or, if the Company is eligible to use Form S-3, then on Form S-3 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this Section 2.1(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement. The Company’s obligations under this Section 2.1(a), shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

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(b) If the Company files a Shelf Registration Statement on Form S-3 (a “Form S-3 Shelf”) and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its commercially reasonable efforts to file a Shelf Registration Statement on Form S-1 (a “Form S-1 Shelf”) as promptly as practicable to replace the Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form S-3 for secondary sales or, in the case of a Form S-1 Shelf filed to register the resale of Removed Shares pursuant to Section 2.2, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-1 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its commercially reasonable efforts to file a Form S-3 Shelf as promptly as practicable to replace the applicable Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities. The Company’s obligations under this Section 2.1(b), shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

(c) Additional Registrable Securities. Subject to Section 2.4 and Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf Registration Statement (including by means of a post-effective amendment) or by filing a subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders.

(d) Underwritten Shelf Takedown. Subject to Section 2.4 and Section 3.4, at any time that a Shelf Registration Statement is effective, a Holder of at least 30% of the then-outstanding number of Registrable Securities, any of the Sponsor Members or the Sponsor (such Holder or the Sponsor in such capacity, a “Demanding Holder”) may request to sell all or part of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown for a Holder of at least 30% of the then-outstanding number of Registrable Securities if such offering shall include Registrable Securities proposed to be sold by such Demanding Holder, either individually or together with other Demanding Holders, yielding aggregate gross proceeds in excess of $30,000,000 (based on then-current market prices) (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. The Company shall have the right to select the Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks). Notwithstanding the foregoing, (i) the Sponsor and the Sponsor Members (taken together) and (ii) the other Demanding Holders (taken together) may each demand not more than one (1) Underwritten Shelf Takedowns, in each case pursuant to this Section 2.1(d) in any twelve (12) month period, for an aggregate of not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1(d) in any twelve (12) month period. The Company may effect any Underwritten Offering pursuant to any then effective Registration Statement that is then available for such offering.

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(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the remaining Demanding Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such remaining Demanding Holders, for purposes of Section 2.1(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).

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(g) Shelf Takedown Block Trade; Other Coordinated Offering.

(i) Notwithstanding anything to the contrary in Section 2.1(d) but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (i) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Shelf Takedown Block Trade”) or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Amount or all of the remaining Registrable Securities held by the Demanding Holder, then notwithstanding the foregoing time periods, the Demanding Holder needs to notify the Company of the Shelf Takedown Block Trade or Other Coordinated Offering five business days prior to the day such offering is to commence, and the Company shall use its commercially reasonable efforts (including cooperating with such Demanding Holder with respect to the provision of necessary information) to facilitate such Shelf Takedown Block Trade or Other Coordinated Offering (which may close as early as two business days after the date it commences); provided that the Demanding Holder wishing to engage in such Shelf Takedown Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and the underwriter(s), brokers, placement agents or sales agents (if any) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Shelf Takedown Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the Registration Statement and other offering documentation, comfort procedures and due diligence related to such Shelf Takedown Block Trade or Other Coordinated Offering.

(ii) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Shelf Takedown Block Trade or Other Coordinated Offering, the Demanding Holders initiating such Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter(s), brokers, placement agents or sales agents (if any) of their intention to withdraw from such Shelf Takedown Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.1(g).

(iii) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Shelf Takedown Block Trade or Other Coordinated Offering.

(iv) The Demanding Holder in a Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to select the underwriter(s), brokers, placement agents or sales agents (if any) for such Shelf Takedown Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(v) Each of (i) the Sponsor and the Sponsor Members (taken together) and (ii) the other Demanding Holders (taken together) each may demand not more than two Shelf Takedown Block Trades or Other Coordinated Offerings pursuant to this Section 2.1(g) in any twelve (12) month period.

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Section 2.2. Rule 415 – Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to Section 2.1 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (it being understood that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (a) promptly notify each Holder of Registrable Securities subject to such Registration Statement (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (b) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right, at the expense of the Holders, to select one firm of legal counsel designated by the Holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.2, including participation in any meetings or discussions with the Commission regarding the Commission’s position and the Company will consider, in good faith, any comments from such Holders’ counsel to any written submission proposed made by the Company to the Commission with respect thereto. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2.2, the Commission refuses to alter its position, the Company shall, in its sole discretion, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.2, the Company shall give the applicable Holders at least five days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.2 shall be allocated between the Holders pro rata. In the event of a share removal of the Holders pursuant to this Section 2.2, the Company shall promptly register the resale of any Removed Shares pursuant to Section 2.1(b) and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of Section 2.1(b) be counted as a Shelf Takedown hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4.

Section 2.3. Piggyback Registration.

(a) Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company other than a Shelf Takedown Block Trade or Other Coordinated Offering (or by the Company and by the stockholders of the Company), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, including an exchange offer on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an offering of debt that is convertible into equity securities of the Company, or (d) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to Section 2.4 and Section 3.4, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an Automatic Shelf Registration Statement for offerings pursuant to Rule 415(a) (if available) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

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(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell for its own account, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3(a), pro rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3(a), pro rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration (a) in the case of a Piggyback Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3(c).

(d) Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to this Section 2.3 shall not be counted as a Registration pursuant to Section 2.1(d).

Section 2.4. Restrictions on Registration Rights. The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to Section 2.1(d) or Section 2.3 during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective.

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ARTICLE 3

COMPANY PROCEDURES

Section 3.1. General Procedures. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Sponsor or any Holder that holds at least 5% of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holder that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) if Rule 172 under the Securities Act or any successor provision (“Rule 172”) is unavailable, furnish to each Holder selling Registrable Securities covered by such Registration Statement such number of conformed copies of the Prospectus contained in such Registration Statement, and any amendment or supplement thereto (in each case, excluding any amendment or supplement made through incorporation by reference of ordinary course Exchange Act filings), in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request, in each case, in order to facilitate the transfer or other disposition of such Registrable Securities;

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(h) notify each participating Holder, as soon as practicable after the Company receives notice thereof, but in any event within one business day of such date, of the time when the Registration Statement has been declared effective and the effectiveness of any post-effective amendment thereto;

(i) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(k) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(l) in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering, or a sale, by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Shelf Takedown Block Trade, Other Coordinated Offering, if any, and any attorney or accountant retained by such Holders, Underwriter or other financial institution to participate, at each such person’s own expense, in the preparation of the Registration Statement, cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters, financial institution, attorney or accountant agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(m) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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(n) in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

(o) in the event of any Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or broker, placement agent or sales agent of such offering or sale;

(p) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(q) in the event of any Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2. Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3. Requirements for Participation in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company in writing (which may be by e-mail) such information and affidavits as the Company reasonably requests (or cause to be provided to the Company on its behalf) for use in connection with any such Registration Statement or Prospectus (the “Holder Information”), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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Section 3.4. Adverse Disclosure; Suspension of Sales.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (iv) render the Company unable to comply with requirements under the Securities Act or Exchange Act or (v) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each, maintain the confidentiality of such notice and its contents.

(c) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4 shall be exercised by the Company, in the aggregate, not more than ninety (90) days in any twelve (12)-month period.

Section 3.5. Reporting Obligations: As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. Following such time as Rule 144 is available, the Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of ARTICLE 2 or this ARTICLE 3.

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ARTICLE 4

OTHER AGREEMENTS

Section 4.1. Limitations on Subsequent Registration Rights. From and after the Closing Date, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (a) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided, however, that this limitation shall not apply to any additional Holder who becomes a party to this Agreement in accordance with Section 7.10.

Section 4.2. “Market Stand-Off” Agreement.

(a) Each Holder that is an executive officer, director or Holder in excess of 5% of the outstanding Common Stock (and for which it is customary for such Holder to agree to a lock-up) hereby agrees that, if requested by the managing Underwriter(s), it will not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter, during the period commencing on the date of the final prospectus relating to the Registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement (other than a Shelf Takedown Block Trade or Other Coordinated Offering), and ending on the date specified by the Company and the managing Underwriter (such period not to exceed 90 days). Each Holder further agrees to execute such agreements, including a customary lock-up agreement, as may be reasonably requested by the Underwriters in connection with such Registration that are consistent with this Section 4.2(a), in which case such agreement shall replace and supersede the obligations of this Section 4.2(a) with respect to such Registration.

(b) In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the shares of Common Stock or other equity securities of the Company of each Holder (and transferees and assignees thereof) until the end of such restricted period.

ARTICLE 5

INDEMNIFICATION AND CONTRIBUTION

Section 5.1. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented outside attorney’s fees) (collectively, “Claims”) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, except insofar as the same are caused by or contained in any Holder Information or is based upon an omission or alleged omission from such Holder Information. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish or cause to be furnished to the Company such Holder Information and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any Claims resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and such Holder will reimburse the Company or such other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 5.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 5.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE 6

LOCK-UP; BOARD OBSERVER RIGHTS

Section 6.1. Lock-Up. Each Lock-Up Party agrees that it shall not, without the consent of the Company, Transfer any Lock-Up Shares prior to the end of the Lock-Up Period (the “Lock-Up”), subject to the early release provisions set forth in Section 6.5 below. Notwithstanding the foregoing, the provisions of Section 6.1 shall not apply to: (a) Transfers or distributions to the Lock-Up Party’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the Lock-Up Party or who shares a common investment advisor with the Lock-Up Party or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Lock-Up Party’s immediate family or to a trust, the beneficiary of which is the Lock-Up Party or a member of the Lock-Up Party’s immediate family for estate planning purposes; (c) by virtue of will, intestate succession or the laws of descent and distributions upon death of the Lock-Up Party; (d) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (e) pursuant to a bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions approved by the Board and made to all holders of the Company’s capital stock that would result in a Change in Control; (f) establishment of a trading plan pursuant to Rule 10b-1 under the Exchange Act for the transfer of restricted securities; provided, that such plan does not provide for the transfer of Lock-Up Shares during the Lock-Up Period; (g) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (h) Transfers and transactions (including without limitation any swap, hedge, derivative or other synthetic arrangement) relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market or other transactions after the effective time of the Merger or that otherwise do not involve or relate to Lock-Up Shares, and (i) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Section 6.2. Void Transfers. If any Transfer of Lock-Up Shares prior to the end of the Lock-Up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of its equityholders for any purpose. In order to enforce this Section 6.1, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period, except in compliance with the foregoing restrictions.

Section 6.3. Legend.

(a) During the Lock-Up Period, each certificate evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE COMPANY (THE “ISSUER”), THE ISSUER’S STOCKHOLDERS NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUE TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b) Promptly upon the expiration of the Lock-Up Period, the Company will make best efforts to promptly remove such legend from the certificates evidencing the Lock-Up Shares.

(c) For the avoidance of doubt, each Lock-Up Party shall retain all of its rights as a stockholder of the Company during the Lock-Up Period including the right to vote any Lock-Up Shares.

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Section 6.4. Partial Release. In the event that the Company releases or waives, in full or in part, any Lock-Up Party (“Released Lock-Up Party”) from the Lock-Up, then the same percentage of Lock-Up Shares held by the other Lock-Up Parties as the percentage of Lock-Up Shares held by such Released Lock-Up Party to such other Lock-Up Party’s aggregate number of Lock-Up Shares that are the subject of such waiver or release shall be automatically, immediately and fully released on the same terms from the Lock-Up. In the event that, as a result of this Section 6.4, any Lock-Up Shares owned by Lock-Up Parties are to be released from the restrictions imposed by Lock-Up, the Company shall notify the Lock-Up Parties in writing at least three (3) business days prior to the effective date of such release or waiver, which notice shall state the percentage of Lock-Up Shares held by the Lock-Up Parties to be released and the effective date of such release.

Section 6.5. Termination of Lock-Up. The Lock-Up Period shall terminate upon the earlier of (i) 180 days after the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property.

Section 6.6. Board Observer Rights. Until such time as BioDak, LLC and its Affiliates (together, the “BioDak Investors”) Transfer (other than to any Permitted Transferee) a number of shares of Common Stock representing more than 75% of the aggregate outstanding shares of Common Stock held by the BioDak Investors as of the Closing, the Company will permit an individual designated in writing by the BioDak Investors from time to time (the “Observer”) to attend all meetings of the Board and of any committee thereof as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the directors. The Observer shall be entitled to concurrent receipt of any materials provided to the Board or any committee thereof, provided, however, that the Observer shall agree to hold in confidence and trust all information so provided; provided further, however, that the Company reserves the right to withhold any materials and to exclude such Observer from any meeting or portion thereof if access to such materials or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person or by courier service providing evidence of delivery, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

(a) if to any Holder, at such Holder’s address, e-mail or facsimile number as set forth in the Company’s books and records; or

(b)	if to the Company, to:

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, SD 57104|

Attention: Eddie Sullivan

Email: Esullivan@sabbiotherapeutics.com

with a required copy to (which copy shall not constitute notice) each of:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

And

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

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Section 7.2. Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees, subject to any lock-up or other agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

(c) This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement.

(d) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 7.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 7.2 shall be null and void.

(e) For the avoidance of doubt, the Sponsor shall be permitted to transfer its rights under this Agreement to the Sponsor Members in connection with a distribution of any Registrable Securities held by the Sponsor to its members. Upon a transfer by the Sponsor to the Sponsor Members, the rights that are personal to the Sponsor shall be exercisable by the Sponsor Members.

Section 7.3. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.4. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. All references in this Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

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Section 7.5. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 7.6. Consent to Jurisdiction; Waiver of Jury Trial. Any claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such claim or cause of action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims and causes of action shall be heard and determined only in any such court, and agrees not to bring any claim or cause of action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing contained in this Agreement shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 7.6. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least 2% of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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Section 7.8. Termination of the Existing Registration Rights Agreement. The parties to the Existing Registration Rights Agreement hereby agree that, effective as of and contingent upon the Closing Date, the Existing Registration Rights Agreement shall be terminated automatically without any further action of the parties thereto, and the registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any of the shares or any securities of the Company granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

Section 7.9. Term. Following the Closing Date, this Agreement shall terminate upon the date as of which (a) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 promulgated by the Commission (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of ARTICLE 7 shall survive any termination.

Section 7.10. Additional Holders. Subject to the prior written consent of the Holders holding a majority of the Registrable Securities, the Company may permit a Person to become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter such Person shall be deemed a “Holder” for all purposes hereunder.

Section 7.11. Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 7.12. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

Section 7.13. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

BIG CYPRESS HOLDINGS LLC

By:
Name:
Title:

LADENBURG THALMANN & CO. INC.

By:
Name:
Title:

Steven Kaplan

Peter Blum

Jeff Caliva

[SAB STOCKHOLDERS TO BE ADDED]

EXHIBIT B

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 21, 2021, by and among Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company set forth on the signature page here (the “Stockholder”). Capitalized terms used but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). Parent, Merger Sub, the Company and the Stockholder are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a direct wholly owned subsidiary of Parent (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Shares”); and

WHEREAS, the Company and the Stockholder are entering into this Agreement in order to induce Parent and Merger Sub to enter into the Merger Agreement and cause the Transactions to be consummated.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Company Stockholder Consent and Related Matters.

(a) Subject to the earlier termination of the Agreement in accordance with Section 4, as promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and Parent an irrevocable written consent (the “Company Stockholder Written Consent”) in accordance with the DGCL and the Company’s Governing Documents, approving and adopting the Merger Agreement, the Transaction Documents to which the Company is or will be a party, and the transactions contemplated thereunder (including the Merger), the amendment of the Certificate of Incorporation of the Company in the form attached thereto as Schedule B hereto (the “Amendment”), and the matters, actions and proposals contemplated by Section 5.14(b) of the Merger Agreement as and to the extent provided herein. Without limiting the generality of the foregoing in this Section 1(a), prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Shares, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, (1) in favor of the adoption of the Merger Agreement and the approval of the Merger, and (2) against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Merger Agreement not being satisfied.

(b) Without limiting any other rights or remedies of Parent, the Stockholder hereby irrevocably appoints Parent or any individual designated by Parent as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Parent entering into the Merger Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(b) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Shares and a vote or consent by the Stockholder of the Subject Shares (or any other Person with the power to vote or provide consent with respect to the Subject Shares) with respect to the matters described in Section 1(b). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(b).

(d) Except as expressly set forth herein, at any time prior to the Termination Date, the Stockholder shall not enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this Section 1, other than customary prime broker arrangements. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Other Covenants and Agreements.

(a) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as reasonably determined by Parent, in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Merger Agreement or this Agreement.

(b) The Stockholder shall be bound by and subject to (i) Section 5.4(a) (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties of the Merger Agreement, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.7(a) (Exclusive Dealing) and Section 8.17 (Trust Account Waiver) of the Merger Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

(c) The Stockholder acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement.

3. No Transfers. Except as expressly contemplated by the Merger Agreement or with the prior written consent of Parent (such consent to be given or withheld in its sole discretion), from and after the date hereof through the termination of this Agreement pursuant to Section 4 hereof, the Stockholder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Shares other than customary prime broker arrangements, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

4. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 4(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or in the case of Fraud and (ii) each of Section 2(b)(ii) (solely to the extent it relates to Section 8.17 (Trust Account Waiver) of the Merger Agreement), Section 7, Section 8, and Sections 10 to 23 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as to itself only as follows:

(a) The Stockholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Subject Shares, free and clear of Liens other than as created by, or by which the Subject Shares are subject pursuant to, (i) this Agreement, (ii) the Company’s certificate of incorporation, (iii) the Company’s bylaws, (iv) applicable Securities Laws. As of the date hereof, other than the Subject Shares, the Stockholder does not own of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein that the Stockholder is obligated to take, in each case, with respect to the Subject Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent Stockholder from satisfying, its obligations pursuant to this Agreement.

(c) If the Stockholder is not an individual, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legally valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If the Stockholder is not an individual, the individual signing this Agreement on behalf of the Stockholder has the authority to execute and deliver this Agreement on behalf of the Stockholder. The Stockholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement by the Stockholder.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation by the Stockholder of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, as would not reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, in any case, that challenges the beneficial or record ownership of the Stockholder’s Subject Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(g) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon Contracts entered into by the Stockholder.

6. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Stockholder and the Company as follows:

(a) The Parent (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding agreement of the Parent enforceable against the Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Parent from, or to be given by the Parent to, or be made by the Parent with, any Governmental Entity in connection with the execution, delivery and performance by the Parent of this Agreement or the consummation of the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Parent do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Parent pursuant to any Contract binding upon Parent or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(b), under any applicable Law to which the Parent is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Parent, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Non-Participation in Proceedings. The Stockholder further agrees not to commence or participate in, and to take all actions necessary that are reasonably within the Stockholder’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, other than with respect to obligations arising from and after the Effective Time.

8. Disclosure. The Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure, the Stockholder has been provided with a reasonable opportunity to review and comment upon such announcement or disclosure.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like changes or transactions, the terms “Subject Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10):

(a) if to the Stockholder, to such address or addresses set forth on the Stockholder’s signature page hereto;

(b) if to Parent or Merger Sub, to it at:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(c) if to the Company, to it at:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104

Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

11. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

13. No Third-Party Beneficiaries. The Stockholder hereby agrees that (a) its representations, warranties and covenants set forth herein are solely for the benefit of Parent in accordance with and subject to the terms of this Agreement, (b) this Agreement is being entered into in order to induce the Parent to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Stockholder hereunder, the Parent would not enter into the Merger Agreement, and (c) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

14. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, the Company and the Stockholder.

15. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by the Stockholder, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company or (b) be assigned by Parent or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Parent) or Parent (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

16. Other Remedies; Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

17. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Proceeding based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 17.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

21. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, and no abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

22. Interpretation. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. References to any person include the successors and permitted assigns of that person. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references in this to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, cash dividend, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction after the date hereof.

23. Non-Recourse. Without limiting any rights of any party against any other party to the Merger Agreement or to any other Ancillary Document, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting any rights of any party against another party to the Merger Agreement or to any other Ancillary Document, except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement or for any claim based on, arising out of, or related to this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SAB BIOTHERAPEUTICS, INC.

By:
Name:
Title:

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

BIG CYPRESS MERGER SUB INC.

By:
Name:
Title:

[STOCKHOLDER]

Schedule A

Type of Equity Securities	Number of Securities Held

Schedule B

Article IV, Section 3 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following to the end of such section:

“(e) for the avoidance of doubt and notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, (1) for all purposes of this Amended and Restated Certificate of Incorporation, the merger (the “Merger”) of Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Merger Agreement, dated as of June 21, 2021 by and among Big Cypress Acquisition Corp., a Delaware corporation, Merger Sub, and the Corporation (as may be amended from time to time, the “Merger Agreement”) shall constitute a Liquidation Event, and (2) the proceeds payable to holders of the Preferred Stock and the Common Stock upon consummating the Merger shall be determined and paid in accordance with and subject to the terms of the Merger Agreement.”

EXHIBIT C

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

To Accompany Certificates Formerly Representing
Shares of Capital Stock of

SAB BIOTHERAPEUTICS, INC.

DESCRIPTION OF SURRENDERED CERTIFICATES

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))	Certificate(s) Surrendered (Attach additional list if necessary)
	Certificate Number(s)	Total Number of Shares Represented By Certificate(s)

Total number of shares:

[  ] If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 8. Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates. ________ (Number of Shares)

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 4, and 5)	SPECIAL DELIVERY INSTRUCTIONS (See Instructions 1, 4 and 5)
To be completed ONLY if the shares for surrendered Certificates is to be issued in the name of someone other than the undersigned.	To be completed ONLY if the shares for surrendered Certificates is to be sent to someone other than the undersigned or to the undersigned at an address other than that shown above.
Issue check to:	Deliver check to:
Name: _________________________________________ (Please Print)	Name: _________________________________________ (Please Print)
Address: _________________________________ _________________________________ (Include Zip Code)	Address: _________________________________ _________________________________ (Include Zip Code)
_________________________________ (Tax Identification or Social Security No.)

IMPORTANT — STOCKHOLDERS SIGN HERE
(U.S. Holders Also Please Complete Substitute Form W-9 Below)
(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

(Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name(s) _____________________________________________________________________________________

Area Code and Telephone Number: ________________________________________________________________

Dated: ___________________, 2021

GUARANTEE OF SIGNATURE(S)
(See Instructions 1 and 4)
Complete ONLY if required by Instruction 1.

FOR USE BY FINANCIAL INSTITUTION ONLY.

PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Firm:
By:
Title:
Address:

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me hereafter will be subject to backup withholding tax until I provide a properly certified taxpayer identification number within 60 days of the date of this Substitute Form W-9.
Signature:____________________________________ Date:_____________________, 2021

TO BE COMPLETED BY ALL SURRENDERING U.S. HOLDERS
(See Instruction 6)

PAYER: CONTINENTAL STOCK TRANSFER & TRUST COMPANY
SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number (TIN) And Certification	Name: Address:
Check appropriate box: Individual/Sole Proprietor [ ] Corporation [ ] Partnership [ ] Other (specify) [ ] Exempt from Backup Withholding [ ]
	Part I. Please provide your taxpayer identification number in the space at right. If awaiting TIN, write “Applied For” in space at right and complete the Certificate of Awaiting Taxpayer Identification Number below.	SSN: ______________________________
OR EIN: ______________________________

Part II. For Payees exempt from backup withholding, see the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” and complete as instructed therein.

Part III. Certification

Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or, as indicated, I am waiting for a number to be issued to me):

(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interests or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature: ______________________________________ Date: __________________, 2021

You must complete the following certificate if you wrote
“applied for” in part I of this substitute form W-9

INSTRUCTIONS FOR LETTER OF TRANSMITTAL

1. Guarantee of Signature. Signatures on all Letters of Transmittal must be guaranteed by a financial institution that is a member of a Securities Transfer Association approved medallion program such as STAMP, SEMP or MSP (an “Eligible Institution”), except in cases where securities are surrendered (i) by a registered holder of the securities who has not completed either the box entitled “Special Payment/Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 4.

2. Delivery of Letter of Transmittal and Certificates. The Letter of Transmittal, properly completed and duly executed, together with the certificate(s) for the securities described should be delivered to Continental Stock Transfer & Trust Company in the envelope enclosed for your convenience.

Do not send this Letter of Transmittal to SAB Biotherapeutics, Inc. (“Company”).

THE METHOD OF DELIVERY OF CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE OWNER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE PAYING AGENT.

3. Inadequate Space. If the space provided on the Letter of Transmittal is inadequate, the certificate numbers and the number of shares should be listed on a separate schedule to be attached thereto.

4. Signatures of Letter of Transmittal, Stock Powers and Endorsements. When the Letter of Transmittal is signed by the registered owner(s) of the certificate(s) listed and surrendered thereby, no endorsements of certificates or separate stock powers are required.

If the certificate(s) surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any surrendered certificates are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If the Letter of Transmittal is signed by a person other than the registered owner of the certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificate(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 1.

If the Letter of Transmittal or any certificate or stock power is signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others, acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence, satisfactory to Continental Stock Transfer & Trust Company, the Company’s transfer agent, of their authority to do so must be submitted.

5. Special Payment and Delivery Instructions. Indicate the name and address to which payment for the securities is to be issued and/or sent if different from the name and address of the person(s) signing the Letter of Transmittal.

6. Substitute Form W-9. Enter your social security or employer identification number, and complete, sign and date the Substitute W-9 certification. If you are a foreign person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN, which you can obtain from Continental Stock Transfer & Trust Company.

7. Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Reorganization Department of Continental Stock Transfer & Trust Company at the address listed below.

8. Lost, Stolen or Destroyed Certificates. If any stock certificates have been lost, stolen or destroyed, please so indicate on the front of the Letter of Transmittal, and additional paperwork will be sent to you to replace the lost, stolen or destroyed certificates.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by Continental Stock Transfer & Trust Company and the Company, and such determination shall be final and binding. Continental Stock Transfer & Trust Company and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither Continental Stock Transfer & Trust Company nor the Company is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any certificates, nor shall Continental Stock Transfer & Trust Company or the Company be liable for any failure to give such notification.

For Information:
Continental Stock Transfer & Trust Company
1 State Street – 30th Floor
New York, New York 10004
917-262-2378

EXHIBIT D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Big Cypress Acquisition Corp.

____________, 2021

Big Cypress Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Big Cypress Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate was filed with the Secretary of the State of Delaware on January 11, 2021.

2.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.

This Second Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated June [●] 2021 (the “Merger Agreement”), by and among the Corporation, SAB Biotherapeutics, Inc. and Big Cypress Merger Sub Inc.

5.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Big Cypress Acquisition Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [500,000,000] shares, consisting of (a) 490,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.4 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.4 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(d) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(e) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

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Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to the rights, if any, of one or more series of Preferred Stock, to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.1.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.3.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

he Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

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ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

(Signature page follows)

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IN WITNESS WHEREOF, Big Cypress Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

10

EXHIBIT E

SAB BIOTHERAPEUTICS, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1
Effective Date, Objectives and Duration

1.1 Effective Date of the Plan. The Board of Directors of SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”) adopted the SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) effective as of __________, 2021 (the “Effective Date”).

1.2 Objectives of the Plan. The Plan is intended (a) to allow Service Providers to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Affiliates in attracting new Service Providers and retaining existing Service Providers, (b) to optimize the profitability and growth of the Company and its Affiliates through incentives which are consistent with the Company’s goals, (d) to provide Grantees with an incentive for excellence in individual performance, (e) to promote teamwork among Service Providers, and (f) to attract and retain highly qualified persons to serve as Non-Employee Directors and to promote ownership by such Non-Employee Directors of a greater proprietary interest in the Company, thereby aligning such Non-Employee Directors’ interests more closely with the interests of the Company’s stockholders.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to ARTICLE 15 hereof, until the earlier of the tenth anniversary of the Effective Date, or the date all Shares subject to the Plan shall have been purchased or acquired and the restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions.

ARTICLE 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “$100,000 Limit” shall have the meaning set forth in Section 6.4(d).

2.2 “Acquired Entity” shall have the meaning set forth in Section 5.6(b).

2.3 “Acquired Entity Awards” shall have the meaning set forth in Section 5.6(b).

2.4 “Affiliate” means any corporation or other entity, including but not limited to partnerships, limited liability companies and joint ventures, with respect to which the Company, directly or indirectly, owns as applicable (a) stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or more than fifty percent (50%) of the total value of all shares of all classes of stock of such corporation, or (b) an aggregate of more than fifty percent (50%) of the profits interest or capital interest of a non-corporate entity.

2.5 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other Applicable Laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the Applicable Laws and rules of any foreign country or other jurisdiction where Awards are granted.

2.6 “Award” means Options (including non-qualified options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents, Bonus Shares or Other Stock-Based Awards granted under the Plan.

2.7 “Award Agreement” means either (a) a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Grantee describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by the Grantee.

2.8 “Board” means the Board of Directors of the Company.

2.9 “Bonus Shares” means Shares that are awarded to a Grantee with or without cost and without restrictions either in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), as an inducement to become an Eligible Person or, with the consent of the Grantee, as payment in lieu of any cash remuneration otherwise payable to the Grantee.

2.10 “Cause” means, except as otherwise defined in an Award Agreement:

(a) the commission of any act by a Grantee constituting a felony or crime of moral turpitude (or their equivalent in a non-United States jurisdiction);

(b) an act of dishonesty, fraud, intentional misrepresentation, or harassment which, as determined in good faith by the Committee, would: (i) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (ii) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;

(c) any material misconduct in violation of the Company’s or an Affiliate’s written policies; or

(d) willful and deliberate non-performance of the Grantee’s duties in connection with the business affairs of the Company or its Affiliates;

provided, however, that if the Grantee has a written employment or consulting agreement with the Company or any of its Affiliates or participates in any severance plan established by the Company that includes a definition of “cause,” Cause shall have the meaning set forth in such employment or consulting agreement or severance plan.

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2.11 “Change in Control” shall have the meaning set forth in Section 16.4(e).

2.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.13 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.14 “Common Stock” means the common stock, $0.001 par value, of the Company.

2.15 “Company” means SAB Biotherapeutics, Inc., a Delaware company.

2.16 “Consultant” means any consultant or advisor, engaged by the Company or any Subsidiary of the Company to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.17 “Corporate Transaction” shall have the meaning set forth in Section 4.2(b).

2.18 “Current Grant” shall have the meaning set forth in Section 6.4(d).

2.19 “Deferred Stock” means a right, granted under ARTICLE 10, to receive Shares at the end of a specified deferral period.

2.20 “Director” means a Board member.

2.21 “Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan:

(a) Except as provided in (b) below, a disability within the meaning of Section 22(e)(3) of the Code; and

(b) In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, a disability as defined in regulations under Code Section 409A. For purpose of Code Section 409A, a Grantee will be considered Disabled if:

(i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

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(ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee’s employer.

2.22 Disqualifying Disposition” shall have the meaning set forth in Section 6.4(f).

2.23 “Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on a specified number of Shares.

2.24 “Effective Date” has the meaning set forth in Section 1.1.

2.25 “Eligible Person” means any Service Provider; provided, however, that solely with respect to the grant of an Incentive Stock Option, an Eligible Person shall be any Employee. Notwithstanding the foregoing, an Eligible Person shall also include an individual who is expected to become a Service Provider within a reasonable period of time after the grant of an Award (other than an Incentive Stock Option); provided that any Award granted to any such individual shall be automatically terminated and cancelled without consideration if the individual does not become a Service Provider within twelve (12) months after the Grant Date. Solely for purposes of Section 5.6(b), current or former employees or non-employee directors of, or consultants to, of an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

2.26 “Employee” means any employee of the Company or any Subsidiary of the Company.

2.27 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.28 “Exercise Price” means (a) with respect to an Option, the price at which a Share may be purchased by a Grantee pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to ARTICLE 7, which is used to determine the amount, if any, of the payment due to a Grantee upon exercise of the SAR.

2.29 “Fair Market Value” means, as of any date, unless otherwise specifically provided in an Award Agreement, the value of Shares determined as follows:

(a) If the Shares are listed on one or more established and regulated securities exchanges, national market systems or automated quotation systems on which Shares are listed, quoted or traded, Fair Market Value means a price that is based on the opening, closing, actual, high, low, or the arithmetic mean of selling prices of a Share reported on the principal exchange or system on which the Shares are traded on the applicable date or the preceding trading day.

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(b) If the Shares are traded over the counter at the time a determination of Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded.

(c) In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.30 “FICA” “ shall have the meaning set forth in Section 17.1(a).

2.31 “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.

2.32 “Grantee” means a person who has been granted an Award.

2.33 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.34 “Including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

2.35 “Non-Employee Director” means a member of the Board who is not an Employee.

2.36 “Option” means an option granted under ARTICLE 6 of the Plan.

2.37 “Other Plans” shall have the meaning set forth in Section 6.4(d).

2.38 “Other Stock-Based Award” means a right, granted under Article 13 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.39 “Performance Period” means, with respect to an Award of Performance Shares or Performance Units, the period of time during which the performance vesting conditions applicable to such Award must be satisfied.

2.40 “Performance Share” and “Performance Unit” have the respective meanings set forth in ARTICLE 9.

2.41 “Period of Restriction” means the period during which Restricted Shares are subject to forfeiture if the conditions specified in the Award Agreement are not satisfied.

2.42 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.43 “QDRO” has the meaning set forth in Section 5.4(a).

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2.44 “Restricted Shares” means Shares, granted under ARTICLE 8, that are both subject to forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares.

2.45 “Restricted Stock Units” are rights, granted under ARTICLE 10, to receive Shares if the Grantee satisfies the conditions specified in the Award Agreement applicable to such rights.

2.46 “Returned Shares” has the meaning set forth in Section 4.1(c).

2.47 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.48 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.49 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.50 “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). For this purpose, a “separation from service” is deemed to occur on the date that the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee would perform for the Company and/or any Affiliates after that date as a Service Provider would permanently decrease to a level that, based on the facts and circumstances, would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a separation from service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The Committee retains the right and discretion to specify, and may specify, whether a separation from service occurs with respect to those individuals who are performing services for the Company or an Affiliate immediately prior to an asset purchase transaction in which the Company or an Affiliate is the seller and who continue to perform services for the buyer (or an Affiliate thereof) immediately following such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.51 “Service Provider” means an Employee, Consultant or Director.

2.52 “Share” means a share of Common Stock, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.53 “Stock Appreciation Right” or “SAR” means an Award granted under ARTICLE 7 of the Plan.

2.54 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

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2.55 “Substitute Awards” shall have the meaning set forth in Section 5.6(b).

2.56 “Surviving Company” means (a) the surviving corporation in any merger, consolidation or similar transaction, involving the Company (including the Company if the Company is the surviving corporation), (b) or the direct or indirect parent company of such surviving corporation or (c) the direct or indirect parent company of the Company following a sale of substantially all of the outstanding stock of the Company.

2.57 “Tax Date” “ shall have the meaning set forth in Section 17.1(a).

2.58 “Tendered Restricted Shares” shall have the meaning set forth in Section 6.5(f).

2.59 “Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding 10 years.

2.60 “Termination of Affiliation” means the date the Grantee ceases to be a Service Provider. Notwithstanding the foregoing, if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Affiliation with respect to such Award shall mean the Grantee’s Separation from Service.

ARTICLE 3
Administration

3.1 Committee.

(a) Subject to ARTICLE 14, the Plan shall be administered by the Committee.

(b) Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, any Grantee, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) The Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

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3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including ARTICLE 14), the Committee has full and final authority and sole discretion as follows; provided that any such authority or discretion exercised with respect to a specific Non-Employee Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Non-Employee Director with respect to whom such authority or discretion is exercised:

(a) to determine when, to whom and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award (including the number of Shares or the amount of cash or other property to which an Award will relate, any Exercise Price or purchase price, any limitation or restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictions on exercisability or transferability, any performance goals including those relating to the Company and/or an Affiliate and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit payable, including where applicable the number of Shares issued, under any Performance Unit, Performance Share, Dividend Equivalent, Other Stock-Based Award and to determine whether any performance or vesting conditions have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(e) to determine the Term of any Option or SAR;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(h) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or automatically pursuant to the terms of the Award Agreement;

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(i) to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(j) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(k) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(m) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new Applicable Law or change in an existing Applicable Law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

(o) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(p) to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting the Company or an Affiliate or the financial statements of the Company or an Affiliate, or in response to changes in Applicable Laws, regulations or accounting principles;

(q) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(r) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.3 No Repricings. Notwithstanding any provision in Section 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having with a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without stockholder approval; provided, however, that the restrictions set forth in this Section 3.3, shall not apply (i) unless the Company has a class of stock that is registered under Section 12 of the Exchange Act or (ii) to any adjustment allowed under to Section 4.2.

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ARTICLE 4
Shares Subject to the Plan

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery under the Plan shall be:

(i) 11,000,000 Shares, plus

(ii) an annual increase to be added as of the first day of the Company’s fiscal year, beginning in 2022 and occurring each year thereafter through 2031, equal to two percent (2%) of the total number of Shares of Common Stock issued and outstanding on a fully-diluted basis as of the end of the Company’s immediately preceding fiscal year (or such lesser number of shares, including no shares, determined by the Board in its sole discretion); provided, however, that the aggregate number of additional Shares available for issuance pursuant to this paragraph (b) shall not exceed a total of 5,000,000 Shares.

(b) Up to a maximum of 11,000,000 Shares may be delivered pursuant to the exercise of Incentive Stock Options granted hereunder.

(c) if any Shares subject to an Award granted hereunder (other than a Substitute Award granted pursuant to Section 5.6(b)) are forfeited or such Award otherwise terminates without payment or delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. For avoidance of doubt, however, if any Shares subject to an Award granted hereunder are withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto (“Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. Moreover, the number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options granted hereunder. Upon settlement of an SAR, the number of Shares underlying the portion of the SAR that is exercised will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for issuance under the Plan.

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(d) Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.2 Adjustments in Authorized Shares and Awards; Corporate Transaction, Liquidation or Dissolution.

(a) Adjustment in Authorized Shares and Awards. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the number and kind of Shares of outstanding Restricted Shares, or the Shares underlying any other form of Award. Notwithstanding the foregoing, no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR to violate Section 424(a) of the Code or otherwise subject any Grantee to taxation under Section 409A of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) Merger, Consolidation or Similar Corporate Transaction. In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the stock of the Company (a “Corporate Transaction”), unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, the Committee shall cancel any outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Committee accelerates the vesting of any such Awards) and with respect to any vested and nonforfeitable Awards, the Committee may either (i) allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Options or SARs) if such vested Awards were settled or distributed or such vested Options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Option or SAR is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to any outstanding Option or SAR exceeds the Fair Market Value of the Shares immediately prior to the consummation of the Corporate Transaction, such Awards shall be cancelled without any payment to the Grantee.

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(c) Liquidation or Dissolution of the Company. In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. Additionally, the Committee may, in the exercise of its sole discretion, cause Awards to be vested and non-forfeitable and cause any conditions on any such Award to lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable and allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of such proposed action. Any Awards that remain unexercised upon consummation of such proposed action shall be cancelled.

(d) Deferred Compensation. Notwithstanding the forgoing provisions of this Section 4.2, if an Award constitutes deferred compensation within the meaning of Code Section 409A, no payment or settlement of such Award shall be made pursuant to Section 4.2 (b) or (c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a Change in Control.

ARTICLE 5
Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, that all Awards made to Non-Employee Directors shall be determined by the Board in its sole discretion.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3 General Terms and Termination of Affiliation. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 15.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including terms requiring forfeiture, acceleration or pro-rata acceleration of Awards in the event of a Termination of Affiliation by the Grantee. Except as may be required under the Delaware General Corporation Law, Awards may be granted for no consideration other than prior and future services. Except as set forth in an Award Agreement or as otherwise determined by the Committee, (a) all Options and SARs that are not vested and exercisable at the time of a Grantee’s Termination of Affiliation, and any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested at the time of the Grantee’s Termination of Affiliation shall be forfeited to the Company and (b) all outstanding Options and SARs not previously exercised shall expire three months after the Grantee’s Termination of Affiliation.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

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(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement or as otherwise approved by the Committee, Options (other than Incentive Stock Options) and Restricted Shares, may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Option may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such Persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d) Nothing herein shall be construed as requiring the Committee to honor a QDRO except to the extent required under Applicable Law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation.

5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Grantee to tax penalties imposed under Section 409A of the Code. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date, Term and the Exercise Price of the SAR may not be less than the Exercise Price of the Incentive Stock Option.

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(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations in Section 4.1 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Section 5.6(b).

5.7 Compliance with Rule 16b-3.

(a) Six-Month Holding Period Advice. Unless a Grantee could otherwise dispose of or exercise a derivative security or dispose of Shares delivered under the Plan without incurring liability under Section 16(b) of the Exchange Act, the Committee may advise or require a Grantee to comply with the following in order to avoid incurring liability under Section 16(b) of the Exchange Act: (i) at least six months must elapse from the date of acquisition of a derivative security under the Plan to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security, and (ii) Shares granted or awarded under the Plan other than upon exercise or conversion of a derivative security must be held for at least six months from the date of grant of an Award.

(b) Reformation to Comply with Exchange Act Rules. To the extent the Committee determines that a grant or other transaction by a Section 16 Person should comply with applicable provisions of Rule 16b-3 (except for transactions exempted under alternative Exchange Act rules), the Committee shall take such actions as necessary to make such grant or other transaction so comply, and if any provision of this Plan or any Award Agreement relating to a given Award does not comply with the requirements of Rule 16b-3 as then applicable to any such grant or transaction, such provision will be construed or deemed amended, if the Committee so determines, to the extent necessary to conform to the then applicable requirements of Rule 16b-3.

(c) Rule 16b-3 Administration. Any function relating to a Section 16 Person shall be performed solely by the Committee or the Board if necessary to ensure compliance with applicable requirements of Rule 16b-3, to the extent the Committee determines that such compliance is desired. Each member of the Committee or person acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer, manager or other employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation consultant or attorney or other professional retained by the Company to assist in the administration of the Plan.

5.8 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares, the lapse or waiver of the deferral period for Deferred Stock, or the lapse or waiver of restrictions with respect to Other Stock-Based Awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code and ARTICLE 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

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ARTICLE 6
Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

6.3 Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Committee but may not be less than 100% of the Fair Market Value of a Share on the Grant Date.

6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an Employee;

(b) shall have an Exercise Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary of the Company (a “More Than 10% Owner”), have an Exercise Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a More Than 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary of the Company (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

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(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.5 Payment of Exercise Price. Except as otherwise provided in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check or wire transfer;

(b) with the approval of the Committee, delivery of Common Stock owned by the Grantee prior to exercise, valued at Fair Market Value on the date of exercise;

(c) with the approval of the Committee, Shares acquired upon the exercise of such Option, such Shares valued at Fair Market Value on the date of exercise;

(d) with the approval of the Committee, Restricted Shares held by the Grantee prior to the exercise of the Option, valued at Fair Market Value on the date of exercise; or

(e) subject to Applicable Law (including the prohibited loan provisions of Section 402 of the Sarbanes Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

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(f) The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Exercise Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

ARTICLE 7
Stock Appreciation Rights

7.1 Issuance. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under ARTICLE 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2 Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee.

7.3 SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of the grant of the SAR.

7.4 Exercise and Payment. Upon the exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by

(b) The number of Shares with respect to which the SAR is exercised.

SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within five (5) days of the date the SAR is exercised. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine or, to the extent permitted under the terms of the applicable Award Agreement, at the election of the Grantee.

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ARTICLE 8
Restricted Shares

8.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable securities laws; provided that such conditions and/or restrictions may lapse, if so determined by the Committee, in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

8.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares.

8.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

ARTICLE 9
Performance Units and Performance Shares

9.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

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(a) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Performance Share. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

9.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee.

At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with vested Performance Shares which have been earned, but not yet delivered to the Grantee.

ARTICLE 10
Deferred Stock and Restricted Stock Units

10.1 Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Section 409A of the Code and with ARTICLE 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such Deferred Stock.

10.2 Vesting and Delivery.

(a) Delivery with Respect to Deferred Stock. Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A(a)(2) of the Code as specified by the Committee in the Grantee’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Committee shall determine at the time of grant or thereafter. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Deferred Stock remains subject to a substantial risk of forfeiture, such shares of Deferred Stock shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

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(b) Delivery with Respect to Restricted Stock Units. Delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company in which the Grantee’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Section 409A of the Code. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Restricted Stock Units remains subject to a substantial risk of forfeiture, such Restricted Stock Units shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

10.3 Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Grantee awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless otherwise determined by the Committee, a Grantee will have the rights to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate.

ARTICLE 11
Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested subject to distribution at the same time and subject to the same conditions as the Award to which it relates; provided, however, that any Dividend Equivalents granted in conjunction with any Award that is subject to forfeiture conditions shall remain subject to the same forfeiture conditions applicable to the Award to which such Dividend Equivalents relate and any payments in respect of any Dividend Equivalents granted in conjunction with any Options or SARs may not be conditioned, directly or indirectly, on the Grantee’s exercise of the Options or SARs or paid at the same time that the Options or SARs are exercised. The timing of payment or distribution of Dividend Equivalents must comply with the requirements of Section 409A of the Code.

ARTICLE 12
Bonus Shares

Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee.

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ARTICLE 13
Other Stock-Based Awards

The Committee is authorized, subject to limitations under Applicable Law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this ARTICLE 13 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

ARTICLE 14
Non-Employee Director Awards

Subject to the terms of the Plan, the Board may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the full Board in its sole discretion. Except as otherwise provided in Section 5.6(b), a Non-Employee Director may not be granted Awards with respect to Shares that have a Fair Market Value (determined as of the date of grant) in excess of $1,000,000 in a single calendar year.

ARTICLE 15
Amendment, Modification, and Termination

15.1 Amendment, Modification, and Termination. Subject to Section 15.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

15.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

ARTICLE 16
Compliance with Code Section 409A

16.1 Awards Subject to Code Section 409A. The provisions of this ARTICLE 16 shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award.

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16.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Code Section 409A, the following rules shall apply to any deferral and/or elections as to the form or timing of distributions (each, an “Election”) that may be permitted or required by the Committee with respect to a 409A Award:

(a) Any Election must be in writing and specify the amount being deferred, and the time and form of distribution (i.e., lump sum or installments) as permitted by this Plan. An Election may but need not specify whether payment will be made in cash, Shares or other property.

(b) Any Election shall become irrevocable as of the deadline specified by the Committee, which shall not be later than December 31 of the year preceding the year in which services relating to the Award commence; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Code Section 409A and is based on services performed over a period of at least twelve (12) months, then the deadline may be no later than six (6) months prior to the end of such Performance Period.

(c) Unless otherwise provided by the Committee, an Election shall continue in effect until a written election to revoke or change such Election is received by the Committee, prior to the last day for making an Election for the subsequent year.

16.3 Subsequent Elections. Except as otherwise permitted or required by Code Section 409A, any 409A Award which permits a subsequent Election to further defer the distribution or change the form of distribution shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b) Each subsequent Election related to a distribution upon separation from service, a specified time, or a Change in Control must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c) No subsequent Election related to a distribution to be made at a specified time or pursuant to a fixed schedule shall be made less than twelve (12) months prior to the date the first scheduled payment would otherwise be made.

16.4 Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than:

(a) Separation from Service;

(b) The date the Grantee becomes Disabled;

(c) The Grantee’s death;

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(d) A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of the Award and set forth in the Award Agreement or (ii) specified by the Grantee in an Election complying with the requirements of Section 16.2 and/or Section 16.3, as applicable; or

(e) A change in ownership of the Company or a substantial portion of its assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii) or a change in effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) (a “Change in Control”).

16.5 Six Month Delay. Notwithstanding anything herein or in any Award Agreement or Election to the contrary, to the extent that distribution of a 409A Award is triggered by a Grantee’s Separation from Service, if the Grantee is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Grantee’s Separation from Service, or, if earlier, the date of the Grantee’s death.

16.6 Death or Disability. Unless the Award Agreement otherwise provides, if a Grantee dies or becomes Disabled before complete distribution of amounts payable upon settlement of a 409A Award, such undistributed amounts, to the extent vested, shall be distributed as provided in the Grantee’s Election. If the Grantee has made no Election with respect to distributions upon death or Disability, all such distributions shall be paid in a lump sum within 90 days following the date of the Grantee’s death or Disability.

16.7 No Acceleration of Distributions. This Plan does not permit the acceleration of the time or schedule of any distribution under a 409A Award, except as provided by Code Section 409A and/or applicable regulations or rulings issued thereunder.

ARTICLE 17
Withholding

17.1 Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, through a broker-dealer to whom the Grantee has submitted an irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

(ii) delivering part or all of the amount to be withheld in the form of Common Stock valued at its Fair Market Value on the Tax Date;

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(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv) withholding from any compensation otherwise due to the Grantee.

(b) The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or SARs, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(c) Any Grantee who makes a Disqualifying Disposition or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 17.1(a).

17.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

ARTICLE 18
Additional Provisions

18.1 Successors. Subject to Section 4.2(b), all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

18.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.3 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any Applicable Law or regulation.

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18.4 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s initial public offering or 90 days in the case of any other public offering. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.5 Forfeiture Events. Notwithstanding any provisions herein to the contrary, the Committee shall have the authority to determine (and may so provide in any Award Agreement) that a Grantee’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by Applicable Law) in the event of the Grantee’s termination for Cause; serious misconduct; violation of the Company’s or an Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or an Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or an Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or an Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Grantee is then an Employee or Non-Employee Director). The determination of whether a Grantee’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Grantee’s outstanding Awards pending any investigation of the matter.

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18.6 No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

18.7 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

18.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for Service Providers as it may deem desirable.

18.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, other than its laws respecting choice or conflicts of law rule or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Grantees are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

18.10 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

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18.11 Affiliation. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Grantee’s employment or consulting contract at any time, nor confer upon any Grantee the right to continue to be an Employee, Consultant or Director.

18.12 Participation. No Person shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.13 Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.14 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

18.15 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.16 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.17 No Right to Continue as Director. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a Director.

18.18 Stockholder Approval. All Incentive Stock Options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.

* * * * *

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EXHIBIT F

SAB BIOTHERAPEUTICS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
Purpose and Effective Date

1.1 Effective Date. The Board of Directors of SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), adopted the 2021 Employee Stock Purchase Plan (the “Plan”) effective as of ______________ (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to provide eligible employees of the Company or any Participating Subsidiary with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE 2
Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Account” means a recordkeeping account maintained for a Participant to which payroll deductions are credited in accordance with Article 8 of the Plan.

2.2 “Administrator”means the Board or committee authorized to administer the Plan under Section 3.1.

2.3 “Accumulation Period” means a period determined by the Administrator that is no longer than twenty-seven (27) months; provided that unless otherwise determined by the Administrator, each Accumulation Period shall consist of one year terms commencing on July 1 of the applicable year or such other date specified from time to time by the Administrator. The Administrator may modify or suspend Accumulation Periods at any time and from time to time.

2.4 “Base Earnings” means regular salary and wages payable by the Company or a Participating Subsidiary to an Eligible Employee, prior to deductions for employee contributions to any employee benefit plans or arrangements, and excluding bonuses and other incentive pay, but including commissions. The Administrator, in its discretion, may establish a different definition of Compensation for any future Accumulation Period(s) prior to the commencement of such Accumulation Period.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.7 “Cut-Off Date” means the date established by the Administrator from time to time by which enrollment forms must be received with respect to an Accumulation Period.

2.8 “Effective Date” means ____________, 2021.

2.9 “Eligible Employee” means an Employee who is eligible to participate in the Plan in accordance with Article 5.

2.10 “Employee” means any common law employees of the Company or a Participating Subsidiary. “Employee” shall not include any individual classified by the Company or a Participating Subsidiary as either an independent contractor or an individual who provides services to the Company or Participating Subsidiary through another entity shall not be eligible to participate in this Plan during the period that the individual is so classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

2.11 “Enrollment Date” means the first Trading Day of an Accumulation Period beginning on or after the Effective Date.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.13 “Fair Market Value” of a Share means the closing sales price of a Share reported on an established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date. Unless the Administrator determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Administrator in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.14 “Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Article 6. A Participant shall remain a Participant until the applicable date set forth in Article 10.

2.15 “Participating Subsidiary” means a Subsidiary Corporation, which has adopted the Plan as a Participating Subsidiary by action of its board of directors and which has been designated by the Administrator in accordance with Section 3.3 as covered by the Plan.

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2.16 “Plan” means the SAB Biotherapeutics, Inc. 2021 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

2.17 “Purchase Date” means the specific Trading Day during an Accumulation Period on which Shares are purchased under the Plan in accordance with Article 9. For each Accumulation Period, the Purchase Date shall be the last Trading Day occurring in such Accumulation Period. The Administrator may, in its discretion, designate a different Purchase Date with respect to any Accumulation Period.

2.18 “Securities Act” means the Securities Act of 1933, as amended from time to time. References to a particular section of the Securities Act include references to successor provisions.

2.19 “Share” means a share of common stock of the Company, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.20 “Subsidiary Corporation” means any corporation in an unbroken chain of corporations beginning with the Company if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.21 “Trading Day” means a day the national exchange on which the Shares are listed for trading or, if not so listed, a day NASDAQ is open for trading.

ARTICLE 3
Administration

3.1 Administrator.

(a) The Plan shall be administered by the Board, or committee (“Committee”) appointed by the Board, which may be the Board’s Compensation Committee. The Committee shall consist of at least one Board member, but may additionally consist of individuals who are not members of the Board. The Committee shall serve at the pleasure of the Board. If the Board does not so appoint a Committee, the Board shall administer the Plan. Any references herein to “Administrator” are, except as the context requires otherwise, references to the Board or the Committee, as applicable.

(b) This Article 3 relating to the administration of the Plan may be amended by the Administrator from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws, rules or regulations of the United States or any applicable stock exchange, or to obtain any exemption under such laws, rules or regulations.

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3.2 Powers of the Committee.

(a) If appointed under Section 3.1, the Administrator may select one of its members as chairman and may appoint a secretary. The Administrator shall make such rules and regulations for the conduct of its business as it shall deem advisable; provided, however, that all determinations of the Administrator shall be made by a majority of its members.

(b) The Administrator shall have the power, in addition to the powers set forth elsewhere in the Plan, and subject to and within the limits of the express provisions of the Plan, to construe and interpret the Plan and options granted under it; to establish, amend and revoke rules and regulations for administration of the Plan; to determine all questions of policy and expediency that may arise in the administration of the Plan; to allocate and delegate such of its powers as it deems desirable to facilitate the administration and operation of the Plan; and, generally, to exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company. The Administrator’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

3.3 Designation of Participating Subsidiaries. The Administrator may designate from time to time which Subsidiary Corporations of the Company shall be Participating Subsidiaries.

ARTICLE 4
Number of Shares

4.1 Number of Shares Issuable Under the Plan. Subject to adjustment as provided in Section 4.2, the maximum number of Shares hereby reserved for delivery under the Plan shall be 1,000,000 Shares. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan.

4.2 Adjustments in Authorized Shares; Liquidation or Dissolution. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, acquisition of property or shares, separation, asset spin-off, stock rights offering, liquidation or other similar change in the capital structure of the Company, the Administrator shall make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Shares available for purchase under the Plan. In the event that, at a time when options are outstanding hereunder, there occurs a dissolution or liquidation of the Company, each option to purchase Shares shall terminate, but the Participant holding such option shall have the right to exercise his or her option prior to such termination of the option upon the dissolution or liquidation. The Company reserves the right to reduce the number of Shares which Employees may purchase pursuant to their enrollment in the Plan.

ARTICLE 5
Eligibility Requirements

5.1 Eligibility. Except as provided in Section 5.2, each individual who is an Employee of the Company or a Participating Subsidiary on the applicable Cut-Off Date shall become eligible to participate in the Plan in accordance with Article 6 as of the first Enrollment Date following the date the individual becomes an Employee of the Company or a Participating Subsidiary, provided that the individual remains an Eligible Employee on the first day of the Accumulation Period associated with such Enrollment Date. Participation in the Plan is entirely voluntary.

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5.2 Ineligible Employees.

(a) Employees meeting any of the following restrictions are not eligible to participate in the Plan:

(i) Employees of the Company or a Subsidiary Corporation who are members of a collective bargaining unit whose benefits were the subject of good faith collective bargaining are excluded from participation in the Plan.

(ii) Employees whose customary employment is 20 hours or less per week.

(iii) Employees whose customary employment is for not more than 5 months in any calendar year.

(iv) Employees of a Participating Subsidiary who are citizens or residents of a foreign jurisdiction (a “Foreign Employee”) if (i) the grant of an option under the Plan to such Foreign Employee is prohibited under the laws of such foreign jurisdiction or (ii) compliance the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

(v) Section 16 Officers may be restricted in their ability to acquire or sell Shares of common stock in order to comply with Section 16 of the Securities Exchange Act of 1934, as amended, in accordance with rules and procedures adopted by the Administrator.

(vi) Employees of any Subsidiary Corporation that is not a Participating Subsidiary.

(b) The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

ARTICLE 6
Enrollment

6.1 Enrollment. Any Eligible Employee may consent to enrollment in the Plan for an Accumulation Period by completing and signing an enrollment form (which authorizes payroll deductions during such Accumulation Period in accordance with Section 8.1) and submitting such enrollment form to the Company or the Participating Subsidiary on or before the Cut-Off Date specified by the Administrator. Payroll deductions pursuant to the enrollment form shall be effective as of the first payroll period with a pay day after the Enrollment Date for the Accumulation Period to which the enrollment form relates, and shall continue in effect until the earliest of:

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(a) the end of the last payroll period with a payday in the Accumulation Period;

(b) the date during the Accumulation Period as of which the Employee elects to cease his or her enrollment in accordance with Section 8.4; and

(c) the date during the Accumulation Period as of which the Employee withdraws from the Plan or has a termination of employment in accordance with Article 10.

ARTICLE 7
Grant of Options on Enrollment

7.1 Option Grants. The automatic enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant as of such Enrollment Date by the Company to such Participant of an option to purchase Shares from the Company pursuant to the Plan.

7.2 Option Term. An option granted to a Participant pursuant to this Plan shall expire, if not terminated earlier for any reason, on the earliest to occur of: (a) the end of the Purchase Date with respect to the Accumulation Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Article 9; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

7.3 Restrictions on Option Grants.

(a) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(b) No more than 25,000 Shares may be purchased by any Participant on the Purchase Date with respect to any Accumulation Period; provided, however, that the Administrator may specify with respect to any Accumulation Period: (i) a lower maximum aggregate number of Shares that may be purchased by any Participant on the Purchase Date, and/or (ii) a maximum number of Shares that may be purchased by all Participants on the Purchase Date.

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ARTICLE 8
Payroll Deductions

8.1 Payroll Deduction Elections. An Eligible Employee who files an enrollment form pursuant to Article 8 shall elect and authorize in such form to have deductions made from his or her Base Earnings on each payday he or she receives a paycheck during the Accumulation Period to which the enrollment form relates, and he or she shall designate on such form the percentage (in whole percentages) of Base Earnings to be deducted each payday during such Accumulation Period. The minimum an Employee may elect and authorize to have deducted is 1% of his or her Base Earnings paid per pay period in such Accumulation Period, and the maximum is 15% of his or her Base Earnings paid per pay period in such Accumulation Period (or such larger or smaller percentage as the Administrator may designate from time to time).

8.2 Duration of Payroll Deductions. Deductions from a Participant’s Base Earnings shall commence upon the first payday on or after the commencement of the Accumulation Period, and shall continue until the date on which such authorization ceases to be effective in accordance with Article 6. The amount of each deduction made for a Participant shall be credited to the Participant’s Account.

8.3 Unfunded Status of Payroll Deductions. Prior to the time a Participant’s payroll deduction is used to purchase Shares as provided in Article 9 below, such amounts are considered general assets of the Company or Participating Subsidiary (as applicable) and, as such, are subject to the claims of the Company’s or Participating Subsidiary’s creditors in the event of insolvency or bankruptcy. The Company or Participating Subsidiary may use such funds for any corporate purpose, and the Company will not be obligated to segregate such funds from the Company’s or Participating Subsidiary’s general corporate funds and/or deposit such funds with an independent third party.

8.4 Cancellation of Payroll Deduction Election. As of the last day of any month during an Accumulation Period, a Participant may elect to cease (but not to increase or decrease) payroll deductions made on his or her behalf for the remainder of such Accumulation Period by filing the applicable election with the Company or Participating Subsidiary in such form and manner and at such time as may be permitted by the Administrator. A Participant who has ceased payroll deductions may have the amount which was credited to his or her Account prior to such cessation applied to the purchase of Shares as of the Purchase Date in accordance with Section 9.1 and receive the balance of the Account with respect to which the enrollment is ceased, if any, in cash. A Participant who has ceased payroll deductions may also voluntarily withdraw from the Plan pursuant to Section 10.1. Any Participant who ceases payroll deductions for an Accumulation Period may re-enroll in the Plan on the next subsequent Enrollment Date following the cessation in accordance with the provisions of Article 6. A Participant who ceases to be employed by the Company or any Participating Subsidiary will cease to be a Participant in accordance with Section 10.2.

8.5 No Additional Contributions Permitted. A Participant may not make any separate or additional contributions to his Account under the Plan. Neither the Company nor any Participating Subsidiary shall make separate or additional contributions to any Participant’s Account under the Plan.

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ARTICLE 9
Purchase of Shares

9.1 Exercise of Options. Subject to Section 9.2, any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the purchase of the number of whole Shares which the funds accumulated in his or her Account as of the Purchase Date will purchase at the applicable purchase price. Unless otherwise determined by the Committee, any payroll deductions which are not sufficient to purchase a whole Share shall be retained in a Participant’s account for the subsequent Accumulation Period. Any other amounts in a Participant’s Account after a Purchase Date shall be returned to the Participant.

No Shares will be purchased on behalf of any Participant who fails to file an enrollment form authorizing payroll deductions for an Accumulation Period.

9.2 Effect of Withdrawal from the Plan. A Participant who holds an outstanding option as of a Purchase Date shall not be deemed to have exercised such option if the Participant elected not to exercise the option by withdrawing from the Plan in accordance with Section 10.1.

9.3 Option Exercise Price. The purchase price for each Share purchased under any option shall not be less than 85% of the lesser of (a) the Fair Market Value of a Share on the Purchase Date or (b) the Fair Market Value of a Share on the first Trading Day of the Accumulation Period. Notwithstanding the preceding, the Administrator may establish a different purchase price for each Share purchased under any option provided that such purchase price is determined at least thirty (30) days prior to the beginning of the Accumulation Period for which it is applicable and is not less than the exercise price described in the preceding sentence.

9.4 Restrictions on Option Exercise. If the total number of Shares for which an option is exercised on any Purchase Date in accordance with this Article 9, when aggregated with all Shares previously granted under this Plan, exceeds the maximum number of Shares reserved in Section 4.1 or pursuant to any aggregate limit imposed by the Committee pursuant to Section 7.3(b)(ii), the Administrator shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of the cash amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as administratively practical.

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ARTICLE 10
Withdrawal From the Plan; Termination of Employment; Leave of Absence; Death

10.1 Withdrawal from the Plan. A Participant may withdraw from the Plan in full (but not in part) during any Accumulation Period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Administrator) at any time prior to the first day of the calendar last month immediately preceding the Purchase Date for such Accumulation Period, or at such shorter time in advance of the Purchase Date as the Administrator may permit. If notice of withdrawal is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively practical, and the Participant’s payroll deductions shall cease as soon as administratively practical. An Employee who has withdrawn during an Accumulation Period may not return funds to the Company or a Participating Subsidiary during the same Accumulation Period and require the Company or Participating Subsidiary to apply those funds to the purchase of Shares, nor may such Participant’s payroll deductions continue, in accordance with Article 6. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date following withdrawal in accordance with the provisions of Article 6.

10.2 Termination of Employment. Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or any Participating Subsidiary for any reason whatsoever, including but not limited to termination of employment, whether voluntary or involuntary, or on account of disability, or retirement, but not including death, or if the Participating Subsidiary employing the Participant ceases for any reason to be a Participating Subsidiary. Participation in the Plan also terminates immediately when a Participant ceases to be an Eligible Employee under Article 5 or withdraws from the Plan. Upon termination of participation such terminated Participant’s outstanding options shall thereupon terminate. As soon as administratively practicable after termination of participation, the Company shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Company at the time of termination of participation, and any Participating Subsidiary shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Participating Subsidiary at the time of termination of participation.

10.3 Leave of Absence. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have discontinued contributions to the Plan in accordance with Section 8.3, but will remain a Participant in the Plan through the balance of the Accumulation Period in which his or her leave of absence begins, so long as such leave of absence does not exceed ninety (90) days. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have withdrawn from the Plan in accordance with Section 10.1 on the ninety-first (91st) day of such leave of absence.

10.4 Death. As soon as administratively feasible after the death of a Participant, amounts accumulated in his or her Account shall be paid in cash to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form approved by the Administrator, but if the Participant does not make an effective beneficiary designation then such amounts shall be paid in cash to the Participant’s spouse if the Participant has a spouse, or, if the Participant does not have a spouse, to the executor, administrator or other legal representative of the Participant’s estate. Such payment shall relieve the Company and the Participating Subsidiary of further liability with respect to the Plan on account of the deceased Participant. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the Account unless the Participant has given express contrary instructions. None of the Participant’s beneficiary, spouse, executor, administrator or other legal representative of the Participant’s estate shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the amounts credited to the Participant’s Account under the Plan.

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ARTICLE 11
Miscellaneous

11.1 Interest. Interest or earnings will not be paid on any Employee Accounts.

11.2 Restrictions on Transfer. The rights of a Participant under the Plan shall not be assignable or transferable by such Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.1.

11.3 Administrative Assistance. If the Administrator in its discretion so elects, it may retain a brokerage firm, bank, other financial institution or other appropriate agent to assist in the purchase of Shares, delivery of reports or other administrative aspects of the Plan. If the Administrator so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of one or more other persons in joint tenancy with right of survivorship or in tenancy by the entireties or as spousal community property, or in such forms of trust as may be approved by the Administrator, to the extent permitted by law.

11.4 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company or Participating Subsidiaries, including any brokerage fees on the purchased Shares; excepting that any stamp duties, transfer taxes, fees to issue stock certificates, and any brokerage fees on the sale price applicable to participation in the Plan after the initial purchase of the Shares on the Purchase Date shall be charged to the Account or brokerage account of such Participant.

11.5 Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

11.6 Amendment and Termination.

(a) The Board or the Board’s Compensation Committee may amend, alter or terminate the Plan at any time. Notwithstanding any provision hereunder to the contrary, no amendment which would amend or modify the Plan in a manner requiring stockholder approval under any securities exchange on which the Shares are traded shall be effective unless, within one year after it is adopted, it is approved by the holders of a majority of the voting power of the Company’s outstanding shares. The provisions of this Section 11.6 are in addition to, and not in lieu of, the authority of the Administrator to amend or modify the Plan under other provisions of the Plan.

(b) If the Plan is terminated, the Administrator may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with the terms of this Plan (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

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11.7 No Right of Employment. Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or Participating Subsidiary any obligation to employ or continue to employ any employee. The right of the Company or Participating Subsidiary to terminate any employee shall not be diminished or affected because any rights to purchase Shares have been granted to such employee.

11.8 Requirements of Law. The making of payroll deductions and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan, Participants shall not be entitled to receive benefits under the Plan, and the Company (and any Subsidiary Corporation) shall not be obligated to deliver any Shares or deliver benefits to a Participant, if such delivery would constitute a violation by the Participant or the Company or any of its Subsidiary Corporations of any applicable law or regulation.

11.9 Gender. When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

11.10 Military Service. The Plan shall be administered in accordance with Section 14(u) of the Internal Revenue Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

11.11 Code Section 409A. Purchase rights granted hereunder are intended to be exempt from the application of Code Section 409A as a statutory option described in Section 423 of the Code and any ambiguities shall be construed and interpreted in accordance with such intent.

11.12 Stockholder Approval. All options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.

* * *

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EXHIBIT G

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of June 21, 2021 by and among Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”), the Persons set forth on Schedule I hereto (together with the Sponsor, each, a “Sponsor Party” and, together, the “Sponsor Parties”), Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company” and, collectively with the Sponsor Parties and Parent, the “Parties”).

RECITALS

WHEREAS, each Sponsor Party is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Parent Shares and the Parent Warrants as set forth opposite such Sponsor Party’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Parent, the Company, Big Cypress Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger;

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1. Binding Effect of Merger Agreement. Each Sponsor Party hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor Party shall be bound by and comply with Section 5.4 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor Party was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2. No Transfers. Prior to the earlier of the (x) the Effective Time and (b) such date and time as the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time (the “Expiration Time”), each Sponsor Party shall not (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Parent Shares or Parent Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Parent Shares or Parent Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor or to another Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3. New Shares. In the event that (a) any Parent Shares, Parent Warrants or other equity securities of Parent are issued to a Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Shares or Parent Warrants of, on or affecting the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof or (b) a Sponsor acquires the right to vote or share in the voting of any Parent Shares or other equity securities of Parent during prior to the Expiration Time (such Parent Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof.

Section 1.4. Agreement to Vote and Approve.

(a) Each Sponsor Party, solely in its capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Time, at any meeting of the stockholders of Parent or any adjournment or postponement thereof or in connection with any action by written consent of the stockholders of Parent, it shall, and shall cause its controlled Affiliates to, (i) appear at each such meeting or otherwise cause all Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted, in person or by proxy, or execute and deliver a written consent (or cause a consent to be validly executed and delivered) covering, the Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party (A) in favor of the Transaction Proposals, (B) against any business combination (other than the Business Combination Proposal) and (C) against any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination Proposal or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor Party contained in this Agreement.

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(b) Prior to the Expiration Time, the Sponsor Party hereby covenants and agrees that such Sponsor Party shall not (i) enter into any voting agreement or voting trust with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement.

Section 1.5. No Inconsistent Agreement. Each Sponsor Party hereby agrees that such Sponsor Party shall not enter into any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

Section 1.6. Lock-Up. Each Sponsor Party hereby agrees that it will execute the Registration Rights Agreement at the Closing and agree to be bound by the terms provided for therein, including the lock-up provision set forth in Article 6 therein.

Section 1.7. Waiver of Anti-Dilution Provision; No Redemption.

(a) Each of the Sponsor Parties hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated certificate of incorporation of Parent, any anti-dilution or similar rights.

(b) Each of the Sponsor Parties hereby irrevocably and unconditionally agrees that, prior to the Expiration Time, such Sponsor Parties shall not elect to cause Parent to redeem any Parent Shares or Parent Warrants beneficially owned or owned of record by such Sponsor Party or submit any of the Parent Shares or Parent Warrants for redemption in connection with the Merger or the Transaction Proposals or otherwise.

Section 1.8. Vesting Provisions Applicable to Founder Shares.

(a) General. the Sponsor Party agrees that, as of immediately prior to the Closing, the Specified Founder Shares shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.8.

(b) Special Transfer Restrictions for Specified Founder Shares. Neither the Sponsor nor any of its Permitted Transferees (as defined in the Registration Rights Agreement) shall Transfer any of its Specified Founder Shares prior to the time such Specified Founder Shares become vested pursuant to Section 1.8(c), except to Permitted Transferees that agree in writing to be bound by this Section 1.8.

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(c) Vesting of Founder Shares.

(i) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(ii) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iii) If, at any time during the five(5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iv) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Fourth Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(v) If, at any time during the five (5)-year period immediately following the Closing, there is a Change of Control, then any Specified Founder Shares that would have been vested prior to the First Vesting Achievement Date, the Second Vesting Achievement Date, the Third Vesting Achievement Date or the Fourth Vesting Achievement Date, as applicable, determined based on whether the aggregate consideration to be received by the Parent stockholders in exchange for a Parent Share in such Change of Control equals or exceeds the applicable stock price threshold set forth above, shall be deemed vested immediately prior to consummation of such Change of Control transaction. By way of example, if such aggregate consideration is $18.00 and the First Vesting Achievement Date has not previously occurred, then 25% of the Specified Founder Shares shall be vested. Any Specified Founder Shares not vested in connection with the Change of Control shall be canceled and of no further force or effect.

(d) Forfeiture of Unvested Founder Shares.

(i) If the First Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), all of the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(ii) If the Second Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 75% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

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(iii) If the Third Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 50% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(iv) If the Fourth Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 25% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(e) Proportional Voting of Unvested Founder Shares. Each Sponsor Party hereby agrees that, with respect to all of its Specified Founder Shares, such Specified Founder Shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of Parent, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all Parent Shares, held by the holders thereof (other than the unvested Specified Founder Shares).

(f) Economic Rights of Unvested Founder Shares. Any economic rights (including rights to dividends) of unvested Specified Founder Shares shall be set aside for so long as such unvested Specified Founder Shares remain unvested. Should unvested Specified Founder Shares become vested in accordance with Section 1.8(c), such Specified Founder Shares shall become entitled to all such economic rights that were set aside during the unvested period, including in the form of a lump sum payment of all dividends that were set aside, together with interest on such set-aside dividends, at the prime rate published in The Wall Street Journal for the relevant date each such dividend was set aside through the date of the lump sum payment.

(g) Equitable Adjustments. In the event that the Parent Shares are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then unvested Specified Founder Shares shall be equitably adjusted in the same manner as all other Parent Shares.

(h) Certain Definitions. For purposes of this Agreement:

(i) “Specified Founder Shares” means the shares of Parent Shares set forth across from the Sponsor Party’s name on Schedule I under the column “Specified Founder Shares”;

(j) “Trading Day” means any day on which Parent Shares are actually traded on the principal securities exchange or securities market on which Parent Shares are then traded; and

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(k) “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Parent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to Parent and the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery of this Agreement by each of the Company and Parent, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

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(b) Ownership. Such Sponsor Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s Parent Shares and Parent Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Parent Shares or Parent Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Shares or Parent Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Parent Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor Party’s Parent Shares and Parent Warrants are the only equity securities in Parent owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Sponsor Party’s Parent Shares or Parent Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Shares or Parent Warrants, except as provided hereunder and under the Insider Letter. Other than the Parent Warrants, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or if such Sponsor Party is an individual, conflict with the rights of such Sponsor Party’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Parent Shares or Parent Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Proceedings pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(e) Update of Schedule I. If any Sponsor Party acquires record or beneficial ownership of any Parent Shares or Parent Warrants prior to the Expiration Time, such Sponsor Party shall promptly notify the Company and Parent in writing, and Schedule I shall be updated to reflect such Sponsor Party’s ownership of such additional Parent Shares or Parent Warrants, as applicable.

ARTICLE 3
MISCELLANEOUS

Section 3.1. Non-Survival of Representations and Warranties; Termination.

(a) This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect, upon the earlier of (i) the date and time the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time and (ii) the time this Agreement is terminated upon the mutual written agreement of the Company, Parent and the Sponsor.

(b) Notwithstanding the provisions of Section 3.1(a), Section 1.8 shall terminate only upon the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated validly in accordance with its terms and (ii) such time as all of the Specified Founder Shares shall have vested or shall have been forfeited and cancelled pursuant to the terms of Section 1.8.

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(c) No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of, or Fraud in connection with, this Agreement prior to its termination.

Section 3.2. Capacity. Notwithstanding anything in this Agreement to the contrary, each Sponsor Party is entering into this Agreement solely in its capacity as a record holder or beneficial owner of Parent Shares and Parent Warrants and not in its (or any Affiliate’s) capacity as an officer or director of Parent, if applicable. Notwithstanding any asserted conflict, nothing herein will limit or affect any Sponsor Party’s ability to act as an officer or director of Parent.

Section 3.3. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.4. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 3.4(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsor Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company or (b) be assigned by Parent or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Parent) or Parent (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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Section 3.6. Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 3.7. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, the Company and each Sponsor Party charged with such amendment, modification or supplement.

Section 3.8. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.9):

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(a)	If to Parent prior to the Closing:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b)	If to the Company:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104

Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

(c)	If to a Sponsor: to such Sponsor Party’s address set forth in Schedule I

Section 3.10. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

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Section 3.12. Mutual Release.

(a) Effective as of the Closing, Parent, on behalf of itself and its successors and assigns (each, a “Parent Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor Party and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Parent Releasing Party ever had, now has or ever may have or claim to have against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(a) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which any Parent Releasing Party is party or (iii) with respect to any Parent Released Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Parent, on behalf of itself and the other Parent Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Parent Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Parent, on behalf of itself and each other Parent Releasing Party, acknowledges that each Sponsor Party will be relying on the waiver and release provided in this Section 3.12(a) in connection with entering into this Agreement and that this Section 3.12(a) is intended for the benefit of the Parent Released Parties and to grant third party beneficiary rights to each Parent Released Party to enforce this Section 3.12(a).

(b) Effective as of the Closing, each Sponsor Party, on behalf of itself and its Affiliates and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Parent and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which such Sponsor Party or any of its associated Sponsor Releasing Parties is party or (iii) with respect to any Sponsor Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Parent will be relying on the waiver and release provided in this Section 3.12(b) in connection with entering into this Agreement and that this Section 3.12(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 3.12(b).

(Signature Page Follows)

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IN WITNESS WHEREOF, the Sponsor Parties, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SAB BIOTHERAPEUTICS, INC.

By:
Name:	Eddie J Sullivan
Title:	Chief Executive Officer

BIG CYPRESS ACQUISITION CORP.

By:
Name:	Samuel J. Reich
Title:	Chief Executive Officer

BIG CYPRESS HOLDINGS LLC

By:
Name:	Samuel J. Reich
Title:	Managing Member

LADENBURG THALMANN & CO. INC.

By:
Name:	Steven Kaplan
Title:	Head of the Capital Markets

Steven Kaplan

Peter Blum

Jeff Caliva

SIGNATURE PAGE TO SPONSOR SUPPORT AGREEMENT

Schedule I

Sponsor Party Name and Address	Parent Shares	Parent Warrants	Specified Founder Shares
Big Cypress Holdings LLC	3,047,827	208,600	547,700
Ladenburg Thalmann & Co. Inc.	122,188	0	25,440
Steven Kaplan	48,988	0	10,200
Peter Blum	48,988	0	10,200
Jeff Caliva	24,209	0	5,040

SCHEDULE I

Schedule I

BioDak, LLC

Sanford Frontiers

Sioux Falls Development Foundation Inc.

Dakota Ag Investments, LLC

SD Equity Partners Limited Partnership

Sanford Therapeutics, LLC

Annex B

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BIG CYPRESS ACQUISITION CORP.,

BIG CYPRESS MERGER SUB INC.,

SAB BIOTHERAPEUTICS, INC.,

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC,

AS THE STOCKHOLDERS’ REPRESENTATIVE

DATED AS OF JUNE 21, 2021

i

ii

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of June 21, 2021, is made by and among Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholders’ Representative”), solely in its capacity as the representative, agent and attorney-in-fact of the Company Stockholders. Parent, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, (i) Parent is a blank check company incorporated in Delaware for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses, and (ii) Merger Sub is a wholly-owned Subsidiary of Parent that was formed for purposes of consummating the transactions contemplated by this Agreement and the Transaction Documents;

WHEREAS, pursuant to the Governing Documents of Parent, Parent is required to provide an opportunity for its stockholders to have their outstanding Parent Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the Parent Stockholder Approval;

WHEREAS, as of the date of this Agreement, Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”) owns 2,630,625 Parent Shares and certain Persons affiliated with Ladenburg Thalmann & Co. Inc. (the “Ladenburg Stockholders”) own 244,375 Parent Shares;

WHEREAS, concurrently with the execution of this Agreement, the Sponsor, the Ladenburg Stockholders, Parent and the Company are entering into the sponsor support agreement, substantially in the form of Exhibit G hereto (the “Sponsor Support Agreement”), pursuant to which, among other things, the Sponsor and the Ladenburg Stockholders have agreed to (i) vote in favor of this Agreement and the transactions contemplated hereby (including the Merger), (ii) waive any adjustment to the conversion ratio set forth in the Governing Documents of Parent or any other anti-dilution or similar protection with respect to the Parent Shares, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement, (iii) be bound by certain transfer restrictions with respect to its Parent Shares and (iv) subject 20.82% of the Parent Shares held by the Sponsor and the Ladenburg Stockholders to vesting conditions set forth in the Sponsor Support Agreement;

WHEREAS, on the Closing Date, (i) Merger Sub will merge with and into the Company (the “Merger”), with the Company as the surviving corporation in the Merger and, after giving effect to the Merger, the Company will be a wholly-owned Subsidiary of Parent and (ii) each Company Share will be automatically converted as of the Effective Time into a portion of the Transaction Share Consideration, in each case, on the terms and subject to the conditions set forth in this Agreement and in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, at the Closing, Parent, the Sponsor and the Company Stockholders party to the Company Stockholder Support Agreements (as defined below) will enter into an amended and restated registration rights agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), pursuant to which, among other things, the Sponsor and the Company Stockholders set forth on Schedule I (i) will agree not to effect any sale or distribution of any Equity Securities of Parent held by any of them during the lock-up period described therein and (ii) will be granted certain registration rights with respect to their respective Parent Shares, in each case, on the terms and subject to the conditions set forth therein;

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement, the Transaction Documents to which Parent is or will be a party and the transactions contemplated by this Agreement and the Transaction Documents (including the Merger) are fair to, and in the best interests of, Parent and the stockholders of Parent, (ii) adopted, approved and declared advisable this Agreement, the Transaction Documents to which Parent is or will be a party and the transactions contemplated hereby and thereby (including the Merger), (iii) recommended, among other things, approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger) by the holders of Parent Shares entitled to vote thereon, and (iv) directed that each Transaction Proposal be submitted to the holders of Parent Shares for approval;

WHEREAS, the board of directors of Merger Sub has approved this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, Parent, as the sole stockholder of Merger Sub, has executed a written consent, which is conditioned upon, and shall become effective immediately following, the execution and delivery of this Agreement, and which, when effective, shall constitute the approval and adoption of this Agreement, the Transaction Documents to which Merger Sub is or will be a party and the transactions contemplated hereby and thereby (including the Merger);

WHEREAS, the board of directors of the Company has unanimously (i) determined that this Agreement, the Transaction Documents to which the Company is or will be a party and to consummate the transactions contemplated by this Agreement and the Transaction Documents (including the Merger) are fair to, and in the best interests of the Company and the stockholders of the Company, (ii) adopted, approved and declared advisable this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) and the Transaction Proposals and (iii) recommended, among other things, the approval and adoption of this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger) by the holders of Company Shares entitled to vote thereon;

WHEREAS, Parent has requested that within thirty days after the execution of this Agreement, each Company Stockholder listed on Schedule I attached hereto (collectively, the “Supporting Company Stockholders”) duly execute and deliver to Parent a transaction support agreement, substantially in the form attached hereto as Exhibit B (collectively, the “Company Stockholder Support Agreements”), pursuant to which, among other things, each such Supporting Company Stockholder would agree to, among other things, (i) support and vote in favor of the approval and adoption of this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), and (ii) take, or cause to be taken, any actions necessary or advisable to cause certain agreements to be terminated effective as of the Closing; and

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WHEREAS, each of the Parties intends for U.S. federal income tax purposes that (i) this Agreement constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder and (ii) the Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (clauses (i)-(ii), the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Additional Parent SEC Reports” has the meaning set forth in Section 4.7.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.4.

“Anti-Corruption Laws” means, collectively, (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (FCPA), (ii) the UK Bribery Act 2010 and (iii) any other applicable anti-bribery or anti-corruption Laws related to combatting bribery, corruption and money laundering.

“Assumed Plan” has the meaning set forth in Section 2.5.

“Business Combination Proposal” has the meaning set forth in Section 5.10.

“Business Day” means a day, other than a Saturday or Sunday, on which the SEC or commercial banks in the State of Delaware, the State of Florida and the State of South Dakota are open for the general transaction of business.

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

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“Certificates” has the meaning set forth in Section 2.1(h).

“Change of Control” means the occurrence in a single transaction or as a result of a series of related transactions, of one or more of the following events after the Closing Date: (i) a merger, consolidation, reorganization or similar business combination transaction involving Parent in which the holders of all of the outstanding equity interests of Parent immediately prior to the consummation of such transaction do not directly own, beneficially or of record, immediately upon the consummation of such transaction, outstanding equity interests that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or a parent of the surviving entity in such transaction; (ii) a transaction in which a majority of Parent’s voting securities are transferred to any Person, or any two more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”); or (iii) the consummation of the sale of substantially all of the assets of Parent to any Person or Group.

“Change of Control Payment” means any success, change of control, retention, transaction bonus or other similar payment or amount that may be payable to any Person as a result of or in connection with this Agreement or the transactions contemplated hereby (including any such payments or similar amounts that may become due and payable based upon the occurrence of one or more additional circumstances, matters or events) (in each case, including the employer’s share of payroll, social security, Medicare and unemployment Taxes and other similar assessments arising out of such payments). Notwithstanding the foregoing or anything to the contrary herein, the Parent Shares to be issued in respect of or that will become subject to, as applicable, the Rollover Options or the Rollover Restricted Stock Awards, in each case, at the Effective Time on the terms and subject to the conditions of this Agreement shall not constitute Change of Control Payments.

“Closing” has the meaning set forth in Section 2.2.

“Closing Company Financial Statements” has the meaning set forth in Section 3.5(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Filing” has the meaning set forth in Section 5.4(b).

“Closing Press Release” has the meaning set forth in Section 5.4(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means (i) any transaction or series of related transactions under which any Persons, directly or indirectly, (A) acquires or otherwise purchases the Company or (B) all or a material portion of the assets or businesses of the Company, taken as a whole (in the case of each of clause (A) and (B), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise), or (ii) any equity or similar investment in the Company (other than the issuance of the applicable class of shares of capital stock of the Company upon the exercise or conversion of any Company Options in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents, the transactions contemplated hereby or thereby or any Specified Strategic Transaction shall constitute a Company Acquisition Proposal.

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“Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.

“Company D&O Persons” has the meaning set forth in Section 5.16(a).

“Company Disclosure Schedules” means the disclosure schedules to this Agreement delivered to Parent by the Company on the date of this Agreement.

“Company Equity Award” means, as of any determination time, each outstanding Company Option, each outstanding Company Restricted Stock Award, and each other award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive any Equity Security of the Company under any Company Equity Plan or otherwise.

“Company Equity Plan” means the SAB Biotherapeutics, Inc. 2014 Equity Incentive Plan and each other plan or standalone agreement that provides for the award to any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company of rights of any kind to receive Equity Securities of the Company or benefits measured in whole or in part by reference to Equity Securities of the Company, including any stock restriction agreement subjecting outstanding Equity Securities to certain rights of repurchase in favor of the Company in the event of the termination of the holder’s service relationship with the Company.

“Company Expenses” means, as of any determination time, the aggregate amount of fees, expense, commissions or other amounts incurred by or on behalf of, or otherwise payable by, whether or not due, the Company in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company, and (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company pursuant to this Agreement or any Transaction Document, including fifty percent (50%) of the HSR Act filing fee. Notwithstanding the foregoing or anything to the contrary herein, Company Expenses shall not include any Parent Expenses.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) and Section 3.1(b) (Organization and Qualification), Section 3.3(a) (Capitalization of the Company), Section 3.4 (Authority), Section 3.17(n) (Tax Matters) and Section 3.18 (Brokers).

“Company IT Systems” means all computer systems, computer software and hardware, communication systems, servers, network equipment and related documentation, in each case, owned, licensed or leased by the Company.

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“Company Licensed Intellectual Property” means Intellectual Property Rights owned by or licensed to any Person (in each case, other than the Company) that is licensed or sublicensed to the Company.

“Company Licensed Patent” has the meaning set forth in Section 3.14(a).

“Company Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on: (i) the business, results of operations or financial condition of the Company, taken as a whole; provided, however, that, none of the following shall be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur: any adverse change, event, effect or occurrence arising after the date of this Agreement from or related to (a) general business or economic conditions in or affecting the United States, or changes therein, or the global economy generally, (b) any national or international political or social conditions in the United States or any other country, including the engagement by the United States or any other country in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence in any place of any military or terrorist attack, armed hostilities, insurrection, sabotage or cyberterrorism, (c) changes in conditions of the financial, banking, capital or securities markets generally in the United States or any other country or region in the world, or changes therein, including changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (d) changes in any applicable Laws, (e) any change, event, effect or occurrence that is generally applicable to the industries or markets in which the Company operates, (f) the public announcement of this Agreement or the pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors or other third parties related thereto (provided that the exception in this clause (f) shall not apply to the representations and warranties set forth in Section 3.6(b)), (g) any failure by the Company to meet any budgets, projections, estimates, predictions or forecasts; provided, that this clause (g) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet budgets, projections, estimates, predictions or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect), or (h) any hurricane, tornado, flood, earthquake, tsunami, natural disaster, mudslides, wild fires, epidemics, pandemics (including COVID-19) or quarantines or similar restrictions, acts of God or other natural disasters or comparable events in the United States or any other country or region in the world, or any escalation of the foregoing; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing clauses (a) through (h) may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Company, taken as a whole, relative to other participants operating in the industries or markets in which Company operates; or (ii) the ability of the Company to consummate the Merger in accordance with the terms of this Agreement.

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“Company Non-Party Affiliates” means, collectively, each Company Related Party and each former, current or future Affiliates, Representatives, successors or permitted assigns of any Company Related Party (other than, for the avoidance of doubt, the Company).

“Company Option” means, as of any determination time, each option to purchase Company Shares that is outstanding and unexercised, whether granted under a Company Equity Plan or otherwise.

“Company Owned Intellectual Property” means all Intellectual Property Rights that are owned by the Company.

“Company Preferred Stock” means the Series A Preferred Stock of the Company the Series A-1 Preferred Stock of the Company, the Series A-2 Preferred Stock of the Company, the Series A-2A Preferred Stock of the Company and the Series B Preferred Stock of the Company.

“Company Preferred Stock Conversion” has the meaning set forth in Section 2.1(c).

“Company Product” means each product or product candidate that is being researched, tested, developed, or manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by or on behalf of the Company or any licensee of the Company.

“Company Registered Intellectual Property” means all Registered Intellectual Property owned or purported to be owned by, or filed in the name of, the Company.

“Company Related Party” has the meaning set forth in Section 3.20.

“Company Related Party Transactions” has the meaning set forth in Section 3.20.

“Company Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under a Company Equity Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Company Options that remain subject to vesting conditions.

“Company Shares” means shares of the Company Common Stock and the Company Preferred Stock.

“Company Stockholder Support Agreement Deadline” has the meaning set forth in Section 5.14(a).

“Company Stockholder Support Agreements” has the meaning set forth in the recitals to this Agreement.

“Company Stockholder Written Consent” has the meaning set forth in Section 5.14(b).

“Company Stockholder Written Consent Deadline” means within two (2) Business Days following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act.

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“Company Stockholders” means, collectively, the holders of Company Shares as of any determination time prior to the Effective Time.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of May 27, 2021, by and between the Company and Parent.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, order, consent or approval to be obtained from, filed with or delivered to, a Governmental Entity or other Person.

“Continental” means Continental Stock Transfer & Trust Company.

“Contingent Worker” means any independent contractor, consultant, contractor, subcontractor, temporary employee, leased employee or other agent used by the Company and classified by the Company as other than an employee, or compensated other than through wages paid by the Company through the Company’s payroll function.

“Contract” or “Contracts” means any written agreement, contract, license, sublicense, lease, obligation, undertaking or other commitment or arrangement that is legally binding upon a Person or any of his, her or its properties or assets.

“Copyrights” has the meaning set forth in the definition of Intellectual Property Rights.

“COVID-19” means the SARS-CoV-2 or COVID-19 virus.

“Creator” has the meaning set forth in Section 3.14(d).

“Dentons” has the meaning set forth in Section 8.19.

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Earnout Period” has the meaning set forth in Section 2.3(b).

“Earnout Shares” has the meaning set forth in Section 2.3.

“Earnouts” has the meaning set forth in Section 2.3(a)(iv).

“Effective Time” has the meaning set forth in Section 2.1(b).

“Employee Benefit Plan” means any (i) “employee benefit plans,” as defined in Section 3(3) of ERISA, together with plans or arrangements that would be so defined if they were not (i) otherwise exempt from ERISA by Section 3(3) of ERISA or another Section of ERISA, (ii) maintained outside the United States or (iii) individually negotiated or applicable only to one individual and (ii) any other written or oral benefit arrangement or obligation to provide benefits as compensation for services rendered, including employment or consulting agreements (except for agreements that provide for at will employment that can be terminated without notice and at no cost to the Company and do not include retention or deal-based bonuses or that provide only such notice and severance as is required by applicable Law), severance agreements, arrangements, plans or pay policies, stay or retention bonuses or compensation, incentive (including equity or equity-linked) plans, programs or arrangements, patent award programs, sick leave, vacation pay, plant closing benefits, salary continuation or insurance for disability, consulting, or other compensation arrangements, retirement, deferred compensation, bonus, stock purchase plans or programs, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, any plans subject to Section 125 of the Code and any plans providing compensatory benefits or payments in the event of a change of control, change in ownership or effective control, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, with respect to which the Company or any of its Subsidiaries has any obligation or which are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or manager of the Company or its Subsidiaries or with respect to which the Company or any Subsidiary has any actual or contingent liability.

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“Environmental Laws” means all Laws and Orders concerning pollution, protection of the environment or workplace health or safety.

“Equity Incentive Plan Proposal” has the meaning set forth in Section 5.10.

“Equity Securities” means any share, share capital, capital stock, partnership, membership, joint venture or similar interest in any Person (including any stock appreciation, phantom stock, profit participation or similar rights), and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“Equity Value” means $300,000,000.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity, trade or business that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 2.6(a).

“Exchange Fund” has the meaning set forth in Section 2.6(c).

“Expense Fund” has the meaning set forth in Section 8.18.

“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.

“FDCA” has the meaning set forth in Section 3.24(e).

“Federal Securities Laws” means the Exchange Act, the Securities Act and the other U.S. federal securities laws and the rules and regulations of the SEC promulgated thereunder or otherwise.

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“Financial Statements” has the meaning set forth in Section 3.5(a).

“First Earnout” has the meaning set forth in Section 2.3(a)(i).

“Fourth Earnout” has the meaning set forth in Section 2.3(a)(iv).

“Fraud” means intentional common law fraud under Delaware law by a party to this Agreement with respect to the making of the representations and warranties hereunder (excluding constructive fraud, equitable fraud, unfair dealings fraud, promissory fraud or negligent misrepresentation or omission or any form of fraud based on recklessness).

“GAAP” means United States generally accepted accounting principles.

“Good Clinical Practices” means the then current standards for clinical trials (including all applicable requirements relating to the protection of human subjects), as set forth in the FDCA, and applicable regulations and guidances promulgated thereunder, as amended from time to time, and such applicable standards of good clinical practice (including all applicable requirements relating to protection of human subjects) as are required by other organizations and Governmental Entities in any other countries, in which the Company Products are sold or intended to be sold.

“Good Laboratory Practices” mean the then current standards for conducting nonclinical laboratory studies, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Part 58, and such applicable standards of good laboratory practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

“Good Manufacturing Practices” mean the then current standards for the manufacture, processing, packaging, transportation, handling and holding of drug and biological products, as set forth in the FDCA and applicable regulations and guidances promulgated thereunder, as amended from time to time, including applicable requirements contained in 21 C.F.R. Parts 210, 211, 600-610, and 1271, and such applicable standards of good manufacturing practices as are required by Governmental Entities in any other countries in which the Company Products are sold or intended to be sold.

“Governing Document Proposal” has the meaning set forth in Section 5.10.

“Governing Documents” means (i) the certificate of incorporation and bylaws (or similar documents) of a Person, (ii) all shareholder, voting and investor rights agreements applicable to such Person and (iii) all other legal documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any United States or non-United States (i) federal, state, provincial, local, municipal or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, including any arbitral tribunal (public or private); provided, however, that (for the avoidance of doubt) institutional review boards shall not be “Governmental Entities” hereunder.

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“Hazardous Substance” means any hazardous, toxic, explosive or radioactive material, substance, waste or other pollutant that is regulated by, or may give rise to Liability pursuant to, any Environmental Law, including any petroleum products or byproducts, asbestos, lead, polychlorinated biphenyls, per- and poly-fluoroakyl substances, or radon.

“Healthcare Laws” means all applicable Laws relating to the research (including preclinical, nonclinical, and clinical research or studies), development, testing, production, manufacture, transfer, storing or distribution of drugs, biological products, or medical devices subject to regulation under applicable federal, state, provincial, or foreign laws, including the FDCA and the United States Public Health Service Act, the 21st Century Cures Act (Pub. L. 114-255), and Section 543 of the Federal Public Health Services Act.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, fees and expenses arising under or in respect of (i) indebtedness for borrowed money, (ii) other obligations evidenced by any note, bond, debenture or other debt security, (iii) obligations for the deferred purchase price of property or assets, including “earn-outs” and “seller notes” (but excluding any trade payables arising in the ordinary course of business), (iv) reimbursement and other obligations with respect to letters of credit, bank guarantees, bankers’ acceptances or other similar instruments, in each case, solely to the extent drawn, (v) leases required to be capitalized under GAAP, but excluding for the avoidance of doubt the effects of Accounting Standards Update No. 2016-02, Leases (Topic 842), (vi) derivative, hedging, swap, foreign exchange or similar arrangements, including swaps, caps, collars, hedges or similar arrangements, and (vii) any of the obligations of any other Person of the type referred to in clauses (i) through (vi) above directly or indirectly guaranteed by such Person or secured by any assets of such Person, whether or not such Indebtedness has been assumed by such Person.

“Independent Accountant” has the meaning set forth in Section 2.3(d).

“Intellectual Property Rights” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (i) patents and patent applications, industrial designs, industrial design registration and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing in respect of any of the foregoing and any reissues, reexaminations, substitutes, patent term extensions, supplementary protection certificates, or extensions of any of the foregoing, and any foreign counterparts of any of the foregoing (collectively, “Patents”); (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names, social media accounts, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, whether or not registered, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (iii) copyrights and other works of authorship, database and design rights, mask work rights, rights of publicity and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (iv) trade secrets, know-how and confidential and proprietary information, including invention disclosures, inventions and formulae, whether patentable or not; (v) rights in or to Software or other technology; (vi) all improvements to any of the foregoing; (vii) the right to sue and collect damages for past, present and future infringement of any of the foregoing; (viii) tangible embodiments of the foregoing and (ix) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

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“Intended Tax Treatment” has the meaning set forth in the recitals to this Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“IPO” has the meaning set forth in Section 8.17.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Ladenburg Stockholders” has the meaning set forth in the recitals to this Agreement.

“Latest Balance Sheet” has the meaning set forth in Section 3.5(a).

“Law” means any federal, state, provincial, local, foreign, national or supranational statute, law (including common law), directive, act, statute, ordinance, treaty, rule, code, regulation or other binding directive or guidance issued, promulgated or enforced by a Governmental Entity having jurisdiction over a given matter.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Letter of Transmittal” means the letter of transmittal, substantially in the form attached as Exhibit C hereto and with such modifications, amendments or supplements as may be requested by the Exchange Agent and mutually agreed to by each of Parent and the Company (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

“Liability” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, matured or unmatured or determined or determinable, including those arising under any Law (including any Environmental Law), Proceeding or Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed Out IP” has the meaning set forth in Section 3.14(c).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien, charge, license or other similar interest (including, in the case of any Equity Securities, any voting, transfer or similar restrictions).

“Marks” has the meaning set forth in the definition of Intellectual Property Rights.

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“Material Contracts” has the meaning set forth in Section 3.8(a).

“Material Permits” has the meaning set forth in Section 3.7.

“Merger” has the meaning set forth in the recitals to this Agreement.

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section (3)37 of ERISA.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” has the meaning set forth in Section 5.10.

“Non-Party Affiliate” has the meaning set forth in Section 8.12.

“Off-the-Shelf Software” means any Software that is made generally and widely available to the public on a commercial basis and is licensed to the Company on a non-exclusive basis under standard terms and conditions for a one-time license fee of less than $50,000 per license or an ongoing licensee fee of less than $25,000 per year.

“Officers” has the meaning set forth in Section 5.17(a).

“Order” means any outstanding writ, order, judgment, injunction, decision, determination, award, ruling, subpoena, verdict or decree entered, issued or rendered by any Governmental Entity.

“Other Parent Stockholder Approval” means, with respect to (i) the proposal to elect directors effective as of the Closing as contemplated by Section 5.17(a) and Section 5.17(b), the affirmative vote of a plurality of the votes cast by the stockholders present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon and (ii) the Other Transaction Proposals, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon.

“Other Transaction Proposals” means each Transaction Proposal, other than the Required Transaction Proposals.

“Pandemic Measures” means any public health advisories or guidance, including quarantine, “shelter in place”, “stay at home”, social distancing, shut down, closure, sequester or other Laws, Orders, directives, guidelines or recommendations, by any Governmental Entity in connection with, or in response to, COVID-19.

“Parent” has the meaning set forth in the Preamble.

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“Parent Acquisition Proposal” means any transaction or series of related transactions under which Parent or any of its controlled Affiliates, directly or indirectly, (i) acquires or otherwise purchases any other Persons, (ii) engages in a business combination with any other Persons or (iii) acquires or otherwise purchases at least a majority of the voting securities of such Person or all or a material portion of the assets or businesses of any other Persons (in the case of each of clause (i), (ii) and (iii), whether by merger, consolidation, recapitalization, purchase or issuance of equity securities, tender offer or otherwise). Notwithstanding the foregoing or anything to the contrary herein, none of this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby shall constitute a Parent Acquisition Proposal.

“Parent Board” has the meaning set forth in the recitals to this Agreement.

“Parent Board Recommendation” has the meaning set forth in Section 5.10.

“Parent D&O Persons” has the meaning set forth in Section 5.15(a).

“Parent Disclosure Schedules” means the disclosure schedules to this Agreement delivered to the Company by Parent on the date of this Agreement.

“Parent ESPP” has the meaning set forth in Section 5.19.

“Parent Expenses” means, as of any determination time, the aggregate amount of fees, expenses, commissions or other amounts incurred by or on behalf of, and that are due and payable by and not otherwise expressly allocated to the Company pursuant to the terms of this Agreement or any Transaction Document, a Parent Party in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, including (i) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of any Parent Party and (ii) any other fees, expenses, commissions or other amounts that are expressly allocated to any Parent Party pursuant to this Agreement or any Transaction Document. Notwithstanding anything to the contrary herein, Parent Expenses shall not include any Company Expenses.

“Parent Financial Statements” means all of the financial statements of Parent included in the Parent SEC Reports.

“Parent Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Brokers), Section 4.6 (Capitalization of the Parent Parties) and Section 4.15(j) (Tax Matters).

“Parent Incentive Equity Plan” has the meaning set forth in Section 5.19.

“Parent Material Adverse Effect” means any change, event, effect or occurrence that, individually or in the aggregate with any other change, event, effect or occurrence, has had or would reasonably be expected to have a material adverse effect on: (i) the business, results of operations or financial condition of the Parent Parties, taken as a whole, provided, however, that, in the case of this clause (i), no change, event, effect or occurrence to the extent resulting from or arising out of any of the changes, events, effects or occurrences described in clauses (a), (b), (c), (f) and (g) of the definition of Company Material Adverse Effect (which shall apply as to the Parent Parties, mutatis mutandis) shall be deemed to constitute a Parent Material Adverse Effect or be taken into account in determining whether a Parent Material Adverse Effect has occurred or is reasonably likely to occur; provided, however, that any change, event, effect or occurrence resulting from a matter described in any of the foregoing in clauses (a), (b), (c), (f) and (g) may be taken into account in determining whether an Parent Material Adverse Effect has occurred or is reasonably likely to occur to the extent such change, event, effect or occurrence has a disproportionate adverse effect on the Parent Parties, taken as a whole, relative to other participants operating in the industries or markets in which Parent operates; or (ii) the ability of any Parent Party to consummate the Merger in accordance with the terms of this Agreement.

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“Parent New Certificate of Incorporation” has the meaning set forth in Section 2.1(j).

“Parent Non-Party Affiliates” means, collectively, each Parent Related Party and each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any Parent Related Party (other than, for the avoidance of doubt, any Parent Party).

“Parent Parties” means, collectively, Parent and Merger Sub.

“Parent Related Party” has the meaning set forth in Section 4.9.

“Parent Related Party Transactions” has the meaning set forth in Section 4.9.

“Parent SEC Reports” has the meaning set forth in Section 4.7.

“Parent Share Value” means $10.10.

“Parent Shares” means Parent’s common stock, par value $0.0001 per share.

“Parent Stockholder Approval” means, collectively, the Required Parent Stockholder Approval and the Other Parent Stockholder Approval.

“Parent Stockholder Redemption” means the right of the holders of Parent Shares to redeem all or a portion of their Parent Shares (in connection with the transactions contemplated by this Agreement or otherwise) as set forth in Governing Documents of Parent.

“Parent Stockholders Meeting” has the meaning set forth in Section 5.10.

“Parties” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property Rights.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means any approvals, authorizations, clearances, licenses, registrations, permits or certificates of a Governmental Entity.

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“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate Proceedings and for which sufficient reserves have been established in accordance with GAAP, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the use or occupancy of such real property or the operation of the businesses of the Company and do not prohibit or materially interfere with the Company’s use or occupancy of such real property, (v) cash deposits or cash pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable, (vi) grants by the Company of nonexclusive rights in Intellectual Property Rights in the ordinary course of business consistent with past practice or in connection with material transfer agreements, early-stage research contracts or agreements with contract research organizations and (vii) other Liens that do not materially and adversely affect the value, use or operation of the asset subject thereto.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture or other similar entity, whether or not a legal entity.

“Personal Data” means any data or information relating to an identified natural person that is regulated by the Privacy Laws.

“PIPE Investment” means one or more equity investments in accordance with the consent requirements of Section 5.8.

“Pre-Closing Parent Holders” means the holders of Parent Shares at any time prior to the Effective Time.

“Privacy and Data Security Policies” has the meaning set forth in Section 3.21(a).

“Privacy Laws” means Laws relating to the Processing or protection of Personal Data that apply to the Company, including HIPAA, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state social security number protection Laws, state data breach notification Laws, state data security Laws, including state consumer protection Laws, and the European Union Directives 95/46/EC and Canada’s Personal Information Protection and Electronic Documents Act and Canada’s Anti-Spam Law (CASL).

“Privacy Requirements” has the meaning set forth in Section 3.21(a).

“Proceeding” means any lawsuit, litigation, action, audit, investigation, examination, claim, complaint, charge, proceeding, suit, arbitration, investigation, or mediation (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Entity.

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“Process” (or “Processing” or “Processes”) means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as collection, recording, organization, structuring, storage, adaption or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

“Prospectus” has the meaning set forth in Section 8.17.

“Public Software” means any Software that contains, includes, incorporates, or has instantiated therein, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models, including under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with or derived from such Public Software (i) be made available or distributed in source code form; (ii) be licensed for purposes of making derivative works; or (iii) be redistributable at no, or a nominal, charge.

“Public Stockholders” has the meaning set forth in Section 8.17.

“Real Property Leases” means all leases, sub-leases, licenses or other agreements, in each case, pursuant to which the Company leases or sub-leases any real property.

“Registered Intellectual Property” means all issued Patents, pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, pending applications for registration of Copyrights and Internet domain name registrations.

“Registration Rights Agreement” has the meaning set forth in the recitals to this Agreement.

“Registration Statement / Proxy Statement” means a registration statement on Form S-4 relating to the transactions contemplated by this Agreement and the Transaction Documents and containing a prospectus and proxy statement of Parent.

“Regulatory Permits” means all Permits granted by FDA or any comparable Governmental Entity to the Company, including investigational new drug applications, new drug applications, biologic licensing applications, abbreviated new drug applications, manufacturing approvals and authorizations, CE-mark certificates of conformity, clinical trial authorizations and ethical reviews or their national or foreign equivalents.

“Representative Losses” has the meaning set forth in Section 8.18.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and such Affiliates’ respective directors, managers, officers, employees, accountants, consultants, advisors, attorneys, agents and other representatives.

“Required Company Stockholder Approval” has the meaning set forth in Section 5.14(b).

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“Required Parent Stockholder Approval” means, with respect to (i) the Governing Document Proposal, the affirmative vote of a majority of each of the Parent Shares and Parent Shares then outstanding, voting separately and (ii) the other Required Transaction Proposals, the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the Parent Stockholders Meeting and entitled to vote thereon.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Governing Document Proposal, and the Equity Incentive Plan Proposal.

“Rollover Option” has the meaning set forth in Section 2.5(a).

“Rollover Restricted Stock Award” has the meaning set forth in Section 2.5(b).

“Sanctioned Country” means any country, territory or geographical region which is itself the subject or target of territory-wide sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine).

“Sanctions and Export Control Laws” means any applicable Law related to (i) import and export controls, including the U.S. Export Administration Regulations, (ii) economic sanctions, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the European Union, any European Union Member State, the United Nations, and Her Majesty’s Treasury of the United Kingdom or (iii) anti-boycott measures.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means, collectively, the Company Disclosure Schedules and the Parent Disclosure Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Earnout” has the meaning set forth in Section 2.3(a)(ii).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means Federal Securities Laws and other applicable foreign and domestic securities or similar Laws.

“Signing Filing” has the meaning set forth in Section 5.4(b).

“Signing Press Release” has the meaning set forth in Section 5.4(b).

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; (iv) application programming interfaces, user interfaces, firmware, Internet websites, web content and links; and (v) all documentation, including user manuals and other training documentation, related to any of the foregoing, and all rights associated with any of the foregoing.

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“Specified Strategic Transaction” means any royalty based transaction, drug development partnership or similar transaction that does not contemplate the issuance of any Equity Securities of the Company or any of its Affiliates (including, after the Effective Time, Parent or any of its Affiliates).

“Sponsor Group” has the meaning set forth in Section 8.19.

“Sponsor Support Agreement” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Supporting Company Stockholders” has the meaning set forth in the recitals to this Agreement.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Tax” means any federal, state, local or non-United States income, gross receipts, franchise, estimated, alternative minimum, sales, use, transfer, value added, excise, stamp, customs, duties, ad valorem, real property, personal property (tangible and intangible), capital stock, social security, unemployment, payroll, wage, employment, severance, occupation, registration, environmental, communication, mortgage, profits, license, lease, service, goods and services, withholding, premium, unclaimed property, escheat, turnover, windfall profits or other taxes or charges in the nature of a tax imposed by a Governmental Entity, whether computed on a separate or combined, unitary or consolidated basis or in any other manner, together with any interest, deficiencies, penalties, additions to tax, or additional amounts imposed by any Governmental Entity with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Entity responsible for the collection or administration of Taxes or Tax Returns.

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“Tax Return” means returns, information returns, statements, declarations, claims for refund, schedules, attachments and reports relating to Taxes filed with or required to be filed with any Governmental Entity.

“Termination Date” has the meaning set forth in Section 7.1(d).

“Third Earnout” has the meaning set forth in Section 2.3(a)(ii).

“Trading Day” means any day on which Parent Shares are actually traded on the principal securities exchange or securities market on which Parent Shares are then traded.

“Transaction Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Company Stockholder Support Agreements, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

“Transaction Litigation” has the meaning set forth in Section 5.2(e).

“Transaction Proposals” has the meaning set forth in Section 5.10.

“Transaction Share Consideration” means an aggregate number of Parent Shares equal to (i) (a) the Equity Value, divided by (b) the Parent Share Value and (ii) the Earnout Shares.

“Trust Account” has the meaning set forth in Section 8.17.

“Trust Account Released Claims” has the meaning set forth in Section 8.17.

“Trust Agreement” has the meaning set forth in Section 4.8.

“Trustee” has the meaning set forth in Section 4.8.

“Union” has the meaning set forth in Section 3.15(e).

“Unpaid Company Expenses” means the Company Expenses that are unpaid as of immediately prior to the Closing.

“Unpaid Parent Expenses” means the Parent Expenses that are unpaid as of immediately prior to the Closing.

“Unvested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is not a Vested Company Option.

“Vested Company Option” means each Company Option outstanding as of immediately prior to the Effective Time that is vested as of immediately prior to the Effective Time or will vest solely as a result of the consummation of the Merger.

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“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Parent.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as well as analogous applicable foreign, provincial, state or local Laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful Breach” means a party’s material breach of any representation, warranty, covenant or agreement set forth in this Agreement that is a consequence of an intentional act or failure to act undertaken by the breaching party with the actual knowledge that the taking of such act, or failure to act, or making of such representation or warranty, would result in such breach.

Section 1.2. Construction; Interpretation. The term “this Agreement” means this Agreement and Plan of Merger together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is disjunctive but not necessarily exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (k) the words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) shall mean, when used with reference to documents or other materials required to be provided or made available to Parent, any documents or other materials posted to the electronic data room located at www.sharevault.net under the project name “SAB Biotherapeutics, Inc.” as of 5:00 p.m., Eastern Time, at least one (1) Business Day prior to the date of this Agreement; (l) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; and (m) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement). If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

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ARTICLE 2
MERGER

Section 2.1. Closing Transactions. On the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur as set forth in this Section 2.1.

(a) On the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, on the Closing Date, Parent, Merger Sub and the Company shall consummate the Merger at the Effective Time. Upon the consummation of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue its corporate existence under the DGCL as the surviving corporation in the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”).

(b) At the Closing, the parties hereto shall cause a certificate of merger, in a form reasonably satisfactory to the Company and Parent (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware. The Merger shall become effective on the date and time at which the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware or at such later date and/or time as is agreed by Parent and the Company and specified in the Certificate of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).

(c) The Company shall take all actions necessary to cause each share of Company Preferred Stock of the Company that is issued and outstanding immediately prior to the Effective Time to be automatically converted immediately prior to and contingent upon the occurrence of, the Effective Time into a number of shares of Company Common Stock at the applicable conversion rate set forth in the Governing Documents of the Company, which will be set forth in the Allocation Schedule (the “Company Preferred Stock Conversion”). All of the shares of Company Preferred Stock converted into shares of Company Common Stock shall no longer be outstanding and shall cease to exist and no payment or distribution shall be made with respect thereto, and each holder of shares of Company Preferred Stock of the Company shall thereafter cease to have any rights with respect to such securities.

(d) The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub, on whatever account, shall vest in the Surviving Corporation and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the Liabilities, obligations and duties of the Surviving Corporation, in each case, in accordance with the DGCL.

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(e) At the Effective Time, the Governing Documents (including the certificate of incorporation) of the Surviving Corporation shall be amended so that the Governing Documents of Merger Sub shall be the Governing Documents of the Surviving Corporation, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(f) At the Effective Time, the directors and officers of the Company immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(g) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically cancelled and extinguished and converted into one share of common stock, par value $0.0001, of the Surviving Corporation.

(h) At the Effective Time (after giving effect to the consummation of the Company Preferred Stock Conversion), by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share (excluding any Company Shares cancelled and extinguished pursuant to Section 2.1(i) and subject to Section 2.8) issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the applicable number of Parent Shares set forth on the Allocation Schedule. A Company Stockholder may obtain the Transaction Share Consideration into which his, her or its Company Shares have been converted by following the requirements contemplated by Section 2.6. From and after the Effective Time, each Company Stockholder’s certificates (the “Certificates”), if any, evidencing ownership of the Company Shares and the Company Shares held in book-entry form issued and outstanding immediately prior to the Effective Time shall each cease to have any rights with respect to such Company Shares except as otherwise expressly provided for herein or under applicable Law.

(i) At the Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each Company Share held immediately prior to the Effective Time by the Company as treasury stock shall be automatically canceled and extinguished, and no consideration shall be paid with respect thereto.

(j) Effective as of the Effective Time, (i) Parent shall amend and restate its certificate of incorporation, substantially in the form attached hereto as Exhibit D (the “Parent New Certificate of Incorporation”), and (ii) Parent shall cause Parent’s name to be changed to “SAB Biotherapeutics, Inc.”

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Section 2.2. Closing of the Transactions Contemplated by this Agreement. In accordance with the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables by the means provided in Section 8.10 as promptly as reasonably practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in ARTICLE 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date and/or time as Parent and the Company may agree in writing.

Section 2.3. Earnout Shares.

(a) The Company Stockholders shall be entitled to receive, as additional consideration for the Merger and without any action on the part of Parent, Merger Sub, the Company or the Company Stockholders, additional Parent Shares (the “Earnout Shares”) as set forth below.

(i) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “First Earnout”).

(ii) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “Second Earnout”).

(iii) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “Third Earnout”).

(iv) Following the Closing Date, if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days, then the Company Stockholders shall be entitled to, and Parent shall promptly issue to the Company Stockholders, 3,000,000 Parent Shares (the “Fourth Earnout” and together with the First Earnout, the Second Earnout and the Third Earnout, the “Earnouts”).

(b) In the event that after the Closing Date and during the period when any Earnout may still be earned (the “Earnout Period”), there is a Change of Control, then any Earnout Shares that the Company Stockholders would have been entitled to receive pursuant to the First Earnout, the Second Earnout, the Third Earnout or the Fourth Earnout, as applicable, determined based on whether the aggregate consideration to be received by the Company Stockholders in exchange for a Parent Share in such Change of Control equals or exceeds the applicable stock price threshold set forth in the applicable Earnouts, shall be deemed earned with respect to the applicable Earnouts and issuable by Parent to the Company Stockholders immediately prior to consummation of such Change of Control transaction. By way of example, if such aggregate consideration is $18.00 and the First Earnout has not previously been earned and issued, the First Earnout shall be deemed earned and issuable but not the Second Earnout, the Third Earnout or the Fourth Earnout. Any Earnouts not achieved in connection with the Change of Control shall be canceled and of no further force or effect upon consummation of such Change of Control.

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(c) At all times during the Earnout Period, Parent shall keep available and reserved for issuance a sufficient number of authorized but unissued Parent Shares to permit Parent to satisfy the issuance of the Earnout Shares that may still be earned and issuable and shall take all commercially reasonable actions required to increase the authorized number of Parent Shares if at any time there shall be insufficient unissued Parent Shares to permit such reservation.

(d) Parent and the Stockholders’ Representative shall use commercially reasonable efforts to resolve any disputes in good faith that may arise between any of them with respect to the determination of the satisfaction of the requirement for the issuance (or non-issuance) of any of the Earnout Shares. In the event Parent and the Stockholders’ Representative are unable to reach mutual agreement with each other with respect to the determination of the of the satisfaction of the requirement for the issuance (or non-issuance) of any of the Earnout Shares, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and the Stockholders’ Representative (the “Independent Accountant”). The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto absent manifest error in its determination, in which case the matter will be brought back to the Independent Accountant for correction no more than one time by Parent or the Stockholders’ Representative, after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne by Parent.

(e) All share and per share amounts shall be proportionally adjusted for stock splits, stock dividends, recapitalizations and similar events. All distributions of Parent Shares with respect to the Earnout Shares during the Earnout Period, including, but not limited to, Parent Shares issued as a result of stock splits, stock dividends, recapitalizations and similar events, shall be deemed to be Earnout Shares and shall be set aside and not issued until the Earnout Shares have been issued to the Company Stockholders or, if the Earnout Shares are not earned and issued, then all such distributions declared during such period shall be forfeited.

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Section 2.4. Allocation Schedule. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent an allocation schedule (the “Allocation Schedule”) setting forth (a) the number of Company Shares held by each Company Stockholder, including (without duplication) each Company Stockholder who holds Company Shares subject to a Company Restricted Stock Award, the number of Company Shares subject to each Company Option held by each holder thereof, as well as whether each such Company Option will be a Vested Company Option or an Unvested Company Option as of immediately prior to the Effective Time, and, in the case of the Company Options the exercise price thereof, (b) the number of Parent Shares that will be subject to each Rollover Option, the exercise price thereof at the Effective Time, as well as the exchange ratio on which such calculations are based (which shall, for the avoidance of doubt, be the same exchange ratio for each calculation pursuant to this clause (b)), (c) the portion of the Transaction Share Consideration allocated to each Company Stockholder and (d) a certification, duly executed by an authorized officer of the Company, that the information delivered pursuant to clauses (a), (b) and (c) of this Section 2.4 are, and will be as of immediately prior to the Effective Time, true and correct in all respects and in accordance with the last sentence of this Section 2.4. The Company will review any comments to the Allocation Schedule provided by Parent or any of its Representatives and consider in good faith any reasonable comments proposed by Parent or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, (A) the aggregate number of Parent Shares that each Company Stockholder, including (without duplication) each holder of a Rollover Restricted Stock Award, will have a right to receive pursuant to Section 2.1(h) will be rounded down to the nearest whole share, (B) in no event shall the aggregate number of Parent Shares set forth on the Allocation Schedule that are allocated in respect of Company Shares (including Company Shares subject to Company Restricted Stock Awards) and Rollover Options exceed the Transaction Share Consideration, (C) in no event shall the Allocation Schedule (or the calculations or determinations therein) breach, as applicable, any applicable Law, the Governing Documents of the Company, the Company Stockholders Agreement, the Company Equity Plan or any other Contract to which the Company is a party or bound (taking into account, for the avoidance of doubt, any actions taken by the Company pursuant to Section 2.5(c)). Notwithstanding anything else herein, no fractional Parent Shares shall be issued pursuant to this Agreement (with the intended effect that any Parent Shares issuable to a Person under this Agreement shall be aggregated and then rounded to the nearest whole number).

Section 2.5. Treatment of Company Equity Awards.

(a) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.5(c)), Parent shall adopt and assume each Company Equity Plan (each an “Assumed Plan”). At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(c)), each Company Option (whether a Vested Company Option or Unvested Company Option) shall cease to represent the right to purchase Company Shares and shall be assumed by Parent and converted into an option to purchase Parent Shares (each, a “Rollover Option”) in an amount, at an exercise price (rounded up to the nearest whole cent) and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall otherwise be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for such other immaterial administrative or ministerial changes as the Parent Board (or the compensation committee of the Parent Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable.

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(b) At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(c)), each unvested Company Restricted Stock Award that is outstanding immediately prior to the Merger shall be converted into the right to receive restricted Parent Shares (each a “Rollover Restricted Stock Award”) in an amount and subject to the terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Restricted Stock Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, subject to the adjustments required by this Section 2.5 after giving effect to the Merger.

(c) Prior to the Closing, the Company and Parent shall take, or cause to be taken, all necessary or appropriate actions under any Company Equity Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of shares of Parent Shares for delivery upon exercise or vesting of the Rollover Options and Rollover Restricted Stock Awards under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.5; no less than three (3) Business Days prior to Closing, the Company and Parent shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be considered in good faith.

Section 2.6. Deliverables.

(a) As promptly as reasonably practicable following the date of this Agreement, but in no event later than five (5) Business Days prior to the Closing Date, Parent shall appoint Continental (or its applicable Affiliate) as an exchange agent (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent for the purpose of exchanging Certificates, if any, representing the Company Shares and each Company Share held in book-entry form on the stock transfer books of the Company immediately prior to the Effective Time, in either case, for the portion of the Transaction Share Consideration issuable in respect of such Company Shares pursuant to Section 2.1(h) and on the terms and subject to the other conditions set forth in this Agreement. Notwithstanding the foregoing or anything contrary herein, in the event that Continental is unable or unwilling to serve as the Exchange Agent, then Parent and the Company shall, as promptly as reasonably practicable thereafter, but in no event later than the Closing Date, mutually agree upon an exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned, or delayed), Parent shall appoint and enter into an exchange agent agreement with such exchange agent, who shall for all purposes under this Agreement constitute the Exchange Agent and each of Parent and the Company shall mutually agree to any changes to the Letter of Transmittal in order to satisfy any requirements of such exchange agent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed).

(b) At least three (3) Business Days prior to the Closing Date, the Company shall mail or otherwise deliver, or shall cause to be mailed or otherwise delivered, to the Company Stockholders a Letter of Transmittal.

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(c) At the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Company Stockholders and for exchange in accordance with this Section 2.6 through the Exchange Agent, evidence of Parent Shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(h) in exchange for the Company Shares outstanding immediately prior to the Effective Time. All shares in book-entry form representing the portion of the Transaction Share Consideration issuable pursuant to Section 2.1(h) deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”.

(d) Each Company Stockholder whose Company Shares have been converted into a portion of the Transaction Share Consideration pursuant to Section 2.1(h) shall be entitled to receive the portion of the Transaction Share Consideration to which he, she or it is entitled on the date provided in Section 2.6(e) upon (i) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (ii) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

(e) If a properly completed and duly executed Letter of Transmittal, together with any Certificates (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), if any, is delivered to the Exchange Agent in accordance with Section 2.6(d) (i) at least one Business Day prior to the Closing Date, then Parent and the Company shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to the applicable Company Stockholder in book-entry form on the Closing Date, or (ii) less than one Business Day prior to the Closing Date, then Parent and the Company (or the Surviving Corporation) shall take all necessary actions to cause the applicable portion of the Transaction Share Consideration to the Company Stockholder in book-entry form within two (2) Business Days after such delivery.

(f) If any portion of the Transaction Share Consideration is to be issued to a Person other than the Company Stockholder in whose name the surrendered Certificate or the transferred Company Share in book-entry form is registered, it shall be a condition to the issuance of the applicable portion of the Transaction Share Consideration that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Company Share in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such Certificate or Company Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(g) No interest will be paid or accrued on the Transaction Share Consideration (or any portion thereof). From and after the Effective Time, until surrendered or transferred, as applicable, in accordance with this Section 2.6, each Company Share (other than, for the avoidance of doubt, the Company Shares cancelled and extinguished pursuant to Section 2.1(i) and subject to Section 2.8) shall solely represent the right to receive a portion of the Transaction Share Consideration to which such Company Share is entitled to receive pursuant to Section 2.1(h).

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(h) At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers of Company Shares that were outstanding immediately prior to the Effective Time.

(i) Any portion of the Exchange Fund not obtained by the Company Stockholders twelve (12) months following the Closing Date shall be delivered to Parent or as otherwise instructed by Parent, and any Company Stockholder who has not exchanged his, her or its Company Shares for the applicable portion of the Transaction Share Consideration in accordance with this Section 2.6 prior to that time shall thereafter look only to Parent for the issuance of the applicable portion of the Transaction Share Consideration, without any interest thereon. None of Parent, the Surviving Corporation or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any portion of the Transaction Share Consideration remaining unclaimed by the Company Stockholders immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7. Withholding. Parent, the Company and the Exchange Agent and any of their Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Tax Law. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The Parties shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 2.8. Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, Company Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL and otherwise complied with all of the provisions of the DGCL relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such stockholders shall have no right to receive, any of the Transaction Share Consideration unless and until such stockholder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under the DGCL. Any stockholder of the Company who fails to perfect or who effectively withdraws or otherwise losses his, her or its rights to appraisal of such Company Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, as of the Effective Time, the portion of the Transaction Share Consideration, without any interest thereon, to which he, she or it is entitled pursuant to this Agreement upon (a) surrender of a Certificate (or affidavit of loss in lieu thereof in the form required by the Letter of Transmittal), together with the delivery of a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent or (b) in the case of Company Shares held in book-entry form, a properly completed and duly executed Letter of Transmittal (including, for the avoidance of doubt, any documents or agreements required by the Letter of Transmittal), to the Exchange Agent.

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(b) Prior to the Closing, the Company shall give Parent prompt notice of any demands for appraisal received by the Company and any withdrawals of such demands. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING
TO THE COMPANY

Except as set forth in the Company Disclosure Schedules, the Company hereby represents and warrants to the Parent Parties as follows:

Section 3.1. Organization and Qualification.

(a) The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted; except where the failure to have such power or authority would not, individually or in the aggregate, be material to the Company.

(b) True and complete copies of the Governing Documents of the Company have been made available to Parent, in each case, as amended and in effect as of the date of this Agreement. The Governing Documents of the Company are in full force and effect, and the Company is not in breach or violation of any provision set forth in its Governing Documents.

(c) The Company is duly qualified or licensed to transact business and is in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary except where the failure to be so duly qualified or licensed and in good standing would not have a Company Material Adverse Effect.

Section 3.2. Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.2 of the Company Disclosure Schedules. Except as set forth in Section 3.2 of the Company Disclosure Schedules, the Company does not own or hold (of record, beneficially, legally or otherwise), directly or indirectly, any Equity Securities in any other Person or the right to acquire any such Equity Security, and the Company is not a partner or member of any partnership, limited liability company or joint venture. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

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Section 3.3. Capitalization of the Company.

(a) Section 3.3(a) of the Company Disclosure Schedules sets forth a true and complete statement as of the date of this Agreement of (i) the number and class or series (as applicable) of all of the Equity Securities of the Company issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof and (iii) with respect to each Company Equity Award, (A) the date of grant, (B) any applicable exercise (or similar) price, (C) the expiration date, (D) any applicable commencement date and the vesting schedule or vesting requirements (including acceleration provisions), (E) the Company Equity Plan under which the Company Equity Award was granted, and (F) in the case of Company Options, whether the Company Option is intended to be an “incentive stock option” as defined in Section 422 of the Code or is a nonstatutory stock option. All of the Equity Securities of the Company have been duly authorized and validly issued. All of the outstanding Company Shares are fully paid and non-assessable.

(b) The Equity Securities of the Company (i) were not issued in violation of the Governing Documents of the Company or the Company Stockholders Agreement or any other Contract to which the Company is party or bound, (ii) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person and (iii) have been offered, sold and issued in material compliance with applicable Law, including Securities Laws.

(c) As of the date hereof, except for the Company Equity Awards set forth on Section 3.3(a) of the Company Disclosure Schedules or the Company Equity Awards either permitted by Section 5.1(b) or issued, granted or entered into in accordance with Section 5.1(b), the Company has no outstanding (x) equity appreciation, phantom equity or profit participation rights or (y) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of the Company.

(d) Except for the Governing Documents of the Company, there are no voting trusts, proxies or other Contracts to which the Company is a party with respect to the voting or transfer of the Company’s Equity Securities.

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(e) Each Company Equity Award was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the applicable Company Equity Plan, and each Company Option has an exercise price per share that is equal to or greater than the fair market value of a Company Share on the date of such grant determined in a manner consistent with Section 409A of the Code.

(f) Section 3.3(f) of the Company Disclosure Schedules sets forth a list of all Indebtedness of the Company as of the date of this Agreement, including the principal amount of such Indebtedness, the outstanding balance as of the date of this Agreement, and the debtor and the creditor thereof.

(g) Section 3.3(g) of the Company Disclosure Schedules sets forth a list of, as of the date hereof, the Company’s reasonable calculation of all Change of Control Payments of the Company.

Section 3.4. Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is or will be a party, and subject to the receipt of the Required Company Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Subject to the receipt of the Company Stockholder Written Consent, the execution and delivery of this Agreement, the Transaction Documents to which the Company is or will be a party and the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate (or other similar) action on the part of the Company. This Agreement and each Transaction Document to which the Company is or will be a party has been or will be, upon execution thereof, as applicable, duly and validly executed and delivered by the Company and constitutes or will constitute, upon execution and delivery thereof, as applicable, a valid, legal and binding agreement of the Company (assuming that this Agreement and the Transaction Documents to which the Company is or will be a party are or will be upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party thereto), enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, conveyance, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 3.5. Financial Statements; Undisclosed Liabilities.

(a) The Company has made available to Parent a true and complete copy of the unaudited balance sheets of the Company as of March 31, 2021 (the “Latest Balance Sheet”) and December 31, 2020, and the related unaudited statements of operations of the Company for the quarters ending March 31, 2021 and March 31, 2020 and the years ended December 31, 2020 and December 31, 2019 (collectively, the “Financial Statements”). Except as set forth in Section 3.5(a) of the Company Disclosure Schedules, the Financial Statements: (A) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and, (B) fairly present in all material respects the financial position and results of operations of the Company as at the date thereof and for the period indicated therein.

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(b) Each of the financial statements or similar reports required to be included in the Registration Statement / Proxy Statement or any other filings to be made by the Company with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of the audited financial statements as of and for the years ended December 31, 2019 and December 31, 2020, along with unaudited financial statements as of and for the applicable quarterly interim periods thereafter, the “Closing Company Financial Statements”) when delivered following the date of this Agreement in accordance with Section 5.16, (i) will fairly present in all material respects the financial position of the Company as at the respective date(s) thereof, and the results of its operations, stockholders’ deficit and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).

(c) Except (i) as set forth on the face of the Latest Balance Sheet, (ii) for Liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet (none of which is a Liability for breach of contract, breach of warranty, tort, infringement or violation of Law), (iii) for Liabilities incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents to which it is a party, the performance of their respective covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby, and (iv) for executory obligations under contracts to which the Company is a party (other than Liabilities for breach thereof), the Company has no Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

(d) Except as set forth in Section 3.5(d) of the Company Disclosure Schedules, since the incorporation of the Company, the Company has not received any written complaint, allegation, assertion or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company, (ii) a “material weakness” in the internal controls over financial reporting of the Company or (iii) fraud, whether or not material, that involves management or other employees of the Company. Prior to the Closing, the Company will have established and, from the date of such establishment, maintained, a system of internal controls over financial reporting sufficient to provide reasonable assurances regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.

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Section 3.6. Consents and Requisite Governmental Approvals; No Violations.

(a) Except as set forth on Section 3.6(a) of the Company Disclosure Schedules, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Company with respect to the Company’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which the Company is or will be party or the consummation of the transactions contemplated by this Agreement or by the Transaction Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) filing of the Certificate of Merger or (iv) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Company Material Adverse Effect.

(b) Except as set forth on Section 3.6(b) of the Company Disclosure Schedules, neither the execution, delivery or performance by the Company of this Agreement nor the Transaction Documents to which the Company is or will be a party nor the consummation of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Company’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of (A) any Contract to which the Company is a party or (B) any Material Permits, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Company or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) or Equity Securities of the Company, except, in the case of any of clauses (ii) and (iv) above, as would not have a Company Material Adverse Effect.

Section 3.7. Permits. The Company has all Permits that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to hold the same would not result in a Company Material Adverse Effect (the “Material Permits”). Each Material Permit is in full force and effect in accordance with its terms. No written notice of revocation, cancellation or termination of any Material Permit has been received by the Company.

Section 3.8. Material Contracts.

(a) Section 3.8(a) of the Company Disclosure Schedules sets forth a list of the following Contracts to which the Company is a party (each Contract required to be set forth on Section 3.8(a) of the Company Disclosure Schedules, the “Material Contracts”):

(i) any Contract relating to Indebtedness of the Company or to the placing of a Lien (other than any Permitted Lien) on any material assets or properties of the Company;

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(ii) any Contract under which the Company is lessee of or holds, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iii) any Contract under which the Company is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $500,000;

(iv) any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization or research or development Contract, in each case, which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $500,000 over the life of the Contract;

(v) any Contract with respect to Company Licensed Intellectual Property or Licensed Out IP which requires, or would reasonably be expected to require (based on any occurrence, development, activity or event contemplated by such Contract), aggregate payments to or from the Company in excess of $500,000 over the life of the Contract (other than (A) any Contract of the type described in Section 3.14(c)(i), (B) licenses to Off-the-Shelf Software, (C) licenses to Public Software, and (D) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors);

(vi) any Contract that (A) limits or purports to limit, in any material respect, the freedom of the Company to engage or compete in any line of business or with any Person or in any area or that would so limit or purport to limit, in any material respect, the operations of Parent or any of its Affiliates after the Closing, (B) contains any exclusivity, “most favored nation” or other similar provisions, obligations or restrictions or (C) contains any other provisions restricting or purporting to restrict the ability of the Company to sell, manufacture, develop, commercialize, test or research products, directly or indirectly through third parties, or to solicit any potential employee or customer in any material respect or that would so limit or purports to limit, in any material respect, Parent or any of its Affiliates after the Closing;

(vii) any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company in an amount in excess of (A) $250,000 annually or (B) $500,000 over the life of the Contract;

(viii) any Contract requiring the Company to guarantee the Liabilities of any Person (other than the Company) or pursuant to which any Person (other than the Company) has guaranteed the Liabilities of the Company, in each case in excess of $500,000;

(ix) any Contract with any Governmental Entity;

(x) any Contract involving the sale or purchase of substantially all of the assets or equity interests of any Person, or a merger, consolidation or business combination transaction with any Person;

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(xi) any Contract under which the Company has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;

(xii) any Contract required to be disclosed on Section 3.20 of the Company Disclosure Schedules;

(xiii) any Contract with any Person (A) pursuant to which the Company (or Parent or any of its Affiliates after the Closing) may be required to pay milestones, royalties or other contingent payments based on any research, testing, development, regulatory filings or approval, sale, distribution, commercial manufacture or other similar occurrences, developments, activities or events or (B) under which the Company grants to any Person any right of first refusal, right of first negotiation, option to purchase, option to license or any other similar rights with respect to any Company Product or any Intellectual Property Rights;

(xiv) any Contract in respect of the manufacture or supply of any Company Product, except for any Contract in respect of the manufacture or supply of any Company Product solely for use in research other than clinical research;

(xv) any Contract governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, or Contingent Worker of the Company whose annual base salary (or, in the case of a Contingent Worker, actual or anticipated annual base compensation) is in excess of $300,000;

(xvi) any Contract, plan, agreement, or arrangement governing the terms of, or otherwise related to, the employment, engagement or services of any former director, manager, officer, employee, or Contingent Worker of the Company pursuant to which the Company has, will have or could have an obligation to pay severance or other post-termination pay, retention pay or a Change of Control Payment;

(xvii) any collective bargaining agreements and any other agreements executed with a Union;

(xviii) any Contract for the disposition of any portion of the assets or business of the Company or for the acquisition by the Company of the assets or business of any other Person (other than acquisitions or dispositions made in the ordinary course of business), or under which the Company has any continuing obligation with respect to an “earn-out”, contingent purchase price or other contingent or deferred payment obligation; and

(xix) any Contract for the settlement or conciliation of a prior Proceeding or other dispute with a third party (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity or (C) that imposes or is reasonably likely to impose, at any time in the future, any material, non- monetary obligations on the Company (or Parent or any of its Affiliates after the Closing).

(b) Each Material Contract is valid and binding on the Company and, to the knowledge of the Company, the counterparty thereto, and is in full force and effect. The Company and, to the knowledge of the Company, the counterparties thereto are not in breach of, or default under, or have repudiated, any Material Contract. The Company is not party to any oral Material Contract (disregarding, for the purposes of this sentence only, the word “written” in the definition of “Contract”).

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Section 3.9. Absence of Changes. During the period beginning on the date of the Latest Balance Sheet and ending on the date of this Agreement, (a) no Company Material Adverse Effect has occurred and (b) except as expressly contemplated by this Agreement, any Transaction Document or in connection with the transactions contemplated hereby and thereby, (i) the Company has conducted its business in the ordinary course in all material respects and (ii) the Company has not taken any action that would require the consent of Parent if taken during the period from the date of this Agreement until the Closing pursuant to Section 5.1(b)(i), Section 5.1(b)(ii), Section 5.1(b)(iii), Section 5.1(b)(iv), Section 5.1(b)(v), Section 5.1(b)(vi), Section 5.1(b)(vii), Section 5.1(b)(viii), Section 5.1(b)(ix), Section 5.1(b)(x), Section 5.1(b)(xi) or Section 5.1(b)(xii).

Section 3.10. Litigation. Since January 1, 2015, there has been no Proceeding pending or, to the Company’s knowledge, threatened against the Company. Neither the Company nor any of its properties or assets is subject to any Order. There are no material Proceedings by the Company pending against any other Person. There is no unsatisfied judgment or any injunction binding upon the Company.

Section 3.11. Compliance with Applicable Law. The Company (a) conducts (and since the Company’s inception has conducted) its business in accordance with all Laws and Orders applicable to the Company in all material respects and is not in violation of any such Law or Order in any material respect and (b) has not received any written communications from a Governmental Entity and, to the Company’s knowledge, there is no such pending communication that alleges that the Company is not in compliance with any such Law or Order.

Section 3.12. Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Schedules sets forth a true and complete list of all material Employee Benefit Plans (including, for each such material Employee Benefit Plan, its jurisdiction).

(b) True, complete and correct copies of the following documents, with respect to each material Employee Benefit Plan, where applicable, have previously been delivered or made available to Parent: (i) all documents embodying or governing such Employee Benefit Plan (or for unwritten Employee Benefit Plans a written description of the material terms of such Employee Benefit Plan) and any funding medium for the Employee Benefit Plan; (ii) the most recent IRS determination, advisory or opinion letter; (iii) the most recently filed Form 5500; (iv) the most recent actuarial valuation report; (v) the most recent summary plan description and all modifications thereto; (vi) the last three years of non-discrimination testing results; and (vii) all non-routine written correspondence during the last three years to and from any governmental agency.

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(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has timely received a favorable determination or approval from the Internal Revenue Service with respect to such qualification, or may rely on an opinion or advisory letter issued by the Internal Revenue Service with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the Internal Revenue Service for a determination of the qualified status of such Employee Benefit Plan for any period for which such Employee Benefit Plan would not otherwise be covered by an Internal Revenue Service determination and to the knowledge of the Company, no event or omission has occurred that would reasonably be expected to cause any such Employee Benefit Plan to lose such qualification.

(d) Each material Employee Benefit Plan is and has been established, operated and administered in all material respects in accordance with applicable Laws and with its terms, including without limitation ERISA, the Code and the Affordable Care Act. No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any material Employee Benefit Plan or any fiduciary or service provider thereof and, to the knowledge of the Company, there is no reasonable basis for any such litigation or proceeding.

(e) Neither the Company nor any ERISA Affiliate has in the past six (6) years maintained, contributed to, or been required to contribute to or had any liability (whether contingent or otherwise) or obligation (including on account of any ERISA Affiliate) with respect to: (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

(f) Neither the Company nor any ERISA Affiliate provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar Law).

(g) The Company has no present intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

(h) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(i) Neither the execution and delivery of this Agreement, the stockholder approval of this Agreement nor the consummation of the transactions contemplated by this Agreement would be reasonably expected to (either alone or in combination with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former director, manager, officer, employee, individual independent contractor or other service providers of the Company, (ii) further restrict any rights of the Company to amend or terminate any Employee Benefit Plan, or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered).

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(j) The Company has no obligation to make any tax “gross-up” or similar “make whole” payments to any current or former employee or individual service provider of the Company.

(k) No current or former employee of the Company has, while so employed by the Company, been covered by any Employee Benefit Plan subject to the laws of countries other than the United States.

Section 3.13. Environmental Matters.

(a) The Company has not received any written notice or communication from any Governmental Entity or any other Person regarding any actual, alleged, or potential violation in any respect of, or a failure to comply in any respect with, any applicable Environmental Laws.

(b) There is (and since the incorporation of the Company there has been) no Proceeding pending or, to the Company’s knowledge, threatened in writing against the Company pursuant to applicable Environmental Laws.

(c) There has been no manufacture, release, treatment, storage, disposal, arrangement for disposal, transport or handling of, contamination by, or exposure of any Person to, any Hazardous Substances in violation of applicable Environmental Laws in any material respect.

(d) The Company has made available to Parent copies of all environmental, health and safety reports and documents that are in the Company’s possession or control concerning any non-compliance of the Company with, or liability of the Company under Environmental Law.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedules sets forth a true and complete list of (i) all currently issued or pending Company Registered Intellectual Property, (ii) Company Licensed Intellectual Property that is exclusively licensed to the Company that constitutes an issued Patent or pending Patent application owned by or registered to a third party (each, a “Company Licensed Patent”), (iii) material unregistered Marks owned by the Company, in each case, as of the date of this Agreement. Section 3.14(a) of the Company Disclosure Schedules lists, for each item of Company Registered Intellectual Property as of the date of this Agreement (A) the record owner of such item, (B) the jurisdictions in which such item has been issued or registered or filed, (C) the issuance, registration or application date, as applicable, for such item, and (D) the issuance, registration or application number, as applicable, for such item, and for each Company Licensed Patent, such information as is provided under the applicable license agreement.

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(b) As of the date of this Agreement, all necessary fees and filings with respect to any material Company Registered Intellectual Property have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Company Registered Intellectual Property in full force and effect. All necessary registration, maintenance and renewal fees currently due and owing in connection with all material Company Registered Intellectual Property have been paid and all necessary documents, recordations and certifications in connection with the material Company Registered Intellectual Property have been filed with the relevant United States or foreign patent, copyright or trademark authority or other Governmental Entities, as the case may be, for the purposes of maintaining ownership of and/or rights to such Company Registered Intellectual Property and recording ownership by the Company of such Company Registered Intellectual Property. As of the date of this Agreement, no issuance or registration obtained and no application filed by the Company for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. As of the date of this Agreement there are no material Proceedings pending, including interference, re-examination, inter partes review, reissue, opposition, nullity or cancellation proceedings, that relate to any of the Company Registered Intellectual Property and, to the Company’s knowledge, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(c) The Company exclusively owns all right, title and interest in and to all material Company Owned Intellectual Property free and clear of all Liens or obligations to others (other than Permitted Liens) except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole. Each inventor on any Patent owned by the Company has assigned such inventor’s rights to the Company. Except as set forth on Section 3.8(a)(v) or Section 3.14(c) of the Company Disclosure Schedules, the Company has not (i) transferred ownership of, granted any exclusive license, or granted any other license material to the Company’s business with respect to, any material Company Owned Intellectual Property or Company Licensed Intellectual Property used in the Company’s business to any other Person or (ii) granted any customer the right to use any material Company Product or service on anything other than a non-exclusive basis. Section 3.14(c)(i) of the Company Disclosure Schedule sets forth: (A) a list of all current Contracts with the Company for government (including US and foreign governments) sponsored or funded research or other activities; and (B) a list of all current licenses, sublicenses or other agreements, including covenants not to sue, under which any Person has been granted by the Company any right or license (whether or not exercisable) to any Company Owned Intellectual Property or Company Licensed Intellectual Property (“Licensed Out IP”), in each case (A) or (B), other than (I) licenses to Off-the-Shelf Software, (II) licenses to Public Software, (III) non-exclusive licenses granted by the Company in the ordinary course of business, and (IV) non-disclosure agreements and licenses granted by employees, individual consultants or individual contractors of the Company pursuant to Contracts with employees, individual consultants or individual contractors. The Company has valid rights under all Contracts for Company Licensed Intellectual Property to use, sell, license and otherwise exploit, as the case may be, all Company Licensed Intellectual Property licensed pursuant to such Contracts as the same is currently used, sold, licensed and otherwise exploited by the Company. To the knowledge of the Company, the Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute (Y) all of the Intellectual Property Rights used or held for use by the Company in the operation of their respective businesses, and (Z) all Intellectual Property Rights necessary and sufficient to enable the Company to conduct its businesses as currently conducted in all material respects. To the knowledge of the Company, the Company Registered Intellectual Property and the Company Licensed Intellectual Property, is valid, subsisting and enforceable (except for applications for Company Registered Intellectual Property that have not issued), and, to the Company’s knowledge, all of the Company’s rights in and to the Company Registered Intellectual Property, the Company Owned Intellectual Property and the Company Licensed Intellectual Property, are valid and enforceable (except for applications for Registered Intellectual Property that have not issued), in each case, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity. Each item of Company Owned Intellectual Property, Company Licensed Intellectual Property or Company Registered Intellectual Property will be owned, licensed or held and available for use on identical terms immediately following the Closing as such item was owned, licensed or held and available for use prior to the Closing.

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(d) Each employee, consultant, advisor or independent contractor of the Company that solely or jointly contributed to or otherwise participated in the authorship, invention, creation, improvement, modification or other development of any Company Owned Intellectual Property since the Company’s inception (each such Person, a “Creator”) has agreed to maintain and protect the trade secrets and confidential information of the Company. Except as set forth on Section 3.14(d) of the Company Disclosure Schedules, each Creator has assigned to the Company, by way of a present assignment, or has agreed to a present assignment, of all Intellectual Property Rights authored, invented, created, improved, modified or otherwise developed by such Creator in the course of such Creator’s employment or other engagement with the Company.

(e) The Company has taken all reasonable steps to safeguard and maintain the secrecy of any trade secrets, know-how and other confidential information owned, possessed or used by the Company or any trade secrets, know-how and other confidential information of any third party made available to the Company. Without limiting the foregoing, the Company has not disclosed any material trade secrets or know-how to any other Person unless such disclosure was under a written non-disclosure agreement containing appropriate limitations on use, reproduction and disclosure. There has been no violation or unauthorized access to or disclosure of any trade secrets, know-how or confidential information of or in the possession of the Company, or of any written obligations with respect to any of the foregoing.

(f) None of the Company Owned Intellectual Property and none of the Company Licensed Intellectual Property, is subject to any outstanding Order that restricts in any manner the use, sale, transfer, licensing or exploitation thereof by the Company or affects the validity, use or enforceability of any such Company Owned Intellectual Property or Company Licensed Intellectual Property.

(g) To the knowledge of the Company, neither the conduct of the business of the Company nor any of the Company Products researched, tested, developed, manufactured, offered, marketed, licensed, provided, sold, distributed or otherwise exploited by the Company nor the design, development, manufacturing, reproduction, use, marketing, offer for sale, sale, importation, exportation, distribution, maintenance or other exploitation of any Company Product infringes, constitutes or results from an unauthorized use or misappropriation of or otherwise violates any Intellectual Property Rights of any other Person.

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(h) There is not as of the date of this Agreement, and has never been, any Proceeding pending nor has the Company received any written communications (i) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, (ii) challenging the validity, enforceability, use or exclusive ownership of any Company Owned Intellectual Property or (iii) inviting the Company to take a license under any Patent or consider the applicability of any Patents to any products or services of the Company or to the conduct of the business of the Company.

(i) To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating in any material respect any Company Owned Intellectual Property or Company Licensed Intellectual Property. The Company has not made any written claim against any Person alleging any infringement, misappropriation or other violation of any Company Owned Intellectual Property.

(j) The Company has obtained, possesses and is in compliance with valid licenses to use all of the Software present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by the Company and/or its employees in connection with the Company’s business. The Company has in place binding Contracts to use all Software, systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the Company’s business, all of which rights, to the extent material, shall survive the Closing unchanged. The Company has not disclosed or delivered to any escrow agent any Company Owned Intellectual Property.

(k) Except as set forth in Section 3.14(k) of the Company Disclosure Schedules, there are no royalties, fees (including registration, maintenance and renewal fees), honoraria or other payments payable by the Company to any Person under any Contract by reason of the ownership, development, modification, use, license, sublicense, sale or other disposition of any Company Owned Intellectual Property, Company Licensed Intellectual Property or Company Registered Intellectual Property, other than salaries and sales commissions paid to employees and sales agents, and customary license fees charged by third parties for Off-the-Shelf Software, in each case in the ordinary course of business.

Section 3.15. Labor Matters.

(a) Except as would not result in a material liability to the Company, (i) the Company currently classifies and has properly classified for the last five (5) years each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state, provincial, local and foreign wage and hour Laws (as applicable), and is and has been otherwise in compliance with such Laws, and (ii) to the extent that any Contingent Workers are or were engaged by the Company, the Company currently classifies and treats them, and has properly classified and treated them for the last five (5) years, as Contingent Workers (as distinguished from employees) in accordance with applicable Law and for the purpose of all Employee Benefit Plans and perquisites.

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(b) The Company is, and for the past five (5) years has been, in compliance in all material respects with all applicable Laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, the classification of independent contractors, the classification of employees as exempt or non-exempt for wage and hour purposes, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, accommodation of disabilities, discrimination, harassment, whistleblowing, retaliation, affirmative action, background checks, prevailing wages, terms and conditions of employment, child labor, reductions in force, employee leave and wages and hours, including payment of minimum wages and overtime. The Company is not delinquent in any material payments to any employee or Contingent Worker for any wages, salaries, commissions, bonuses, severance, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such employees or Contingent Workers.

(c) In the last five (5) years, (i) the Company (A) has not had any material Liability for any arrears of wages or other compensation for services (including salaries, wage premiums, commissions, fees or bonuses), or any penalty or other sums for failure to comply with any of the foregoing, and (B) has not had any material Liability for any failure to pay into any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security, social insurances or other benefits or obligations for any employees of the Company (other than routine payments to be made in the normal course of business and consistent with past practice); and (ii) the Company has withheld all amounts required by applicable Law or by agreement to be withheld from wages, salaries and other payments to employees or independent contractors or other service providers of the Company.

(d) In the last five (5) years, the Company has not experienced a “mass layoff” or “plant closing” as defined by WARN, and the Company has not incurred any material Liability under WARN nor will they incur any Liability under WARN as a result of the transactions contemplated by this Agreement.

(e) The Company is not a party to, bound by, or negotiating any collective bargaining agreements, work rules or practices, or other agreements or Contracts with any labor organization, labor union, works council or other Person purporting to act as exclusive bargaining representative (“Union”) of any employees or Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any employee or Contingent Worker, nor is there any duty on the part of the Company to bargain with any Union. In the last three (3) years, there has been no actual or, to the Company’s knowledge, threatened unfair labor practice charges, material grievances, arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other material labor disputes against or affecting the Company. To the Company’s knowledge, in the last five (5) years, there have been no labor organizing activities with respect to any employees of the Company nor has the Company engaged in any unfair labor practice.

(f) No employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred within the past six (6) months.

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(g) In the past twelve (12) months (i) no director, officer, or management-level or key employee’s employment with the Company has been terminated or furloughed for any reason; and (ii) no director, officer, or management-level or key employee, or group of employees or Contingent Workers, has provided written notice of any plans to terminate his, her or their employment or service arrangement with the Company.

(h) Currently, and within the five (5) years preceding the date of this Agreement, the Company has not been a party to any form of litigation, arbitration, mediation, investigation (including but not limited to material internal investigations), audit, administrative agency proceeding, other private dispute resolution proceeding, settlement, or out-of-court or pre-charge or pre-litigation arrangement, in each case relating to employment or labor matters concerning the employees or Contingent Workers of the Company (including but not limited to those concerning allegations of employment discrimination, retaliation, breach of contract, noncompliance with wage and hour Laws, pay equity, the misclassification of employees or independent contractors, violation of restrictive covenants, sexual or other harassment or misconduct, other unlawful harassment, or unfair labor practices), and no such matters are pending or threatened against the Company or any employees or Contingent Workers of the Company (in their respective capacity as employees or Contingent Workers of the Company), as applicable.

(i) In the last five (5) years, no allegations of sexual harassment or sexual misconduct have been made to the Company in writing against any employee, officer, or director of the Company in connection with such individual’s employment or service with the Company and the Company has not otherwise become aware of any such allegations or entered into a settlement agreement, or out of court or pre-charge or pre-litigation arrangements relating to such matters.

Section 3.16. Insurance. Section 3.16 of the Company Disclosure Schedules sets forth a list of all material policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance owned or held by the Company as of the date of this Agreement. All such policies are in full force and effect, all premiums due and payable thereon as of the date of this Agreement have been paid in full as of the date of this Agreement, and true and complete copies of all such policies have been made available to Parent. As of the date of this Agreement, no claim by the Company is pending under any such policies as to which coverage has been denied or disputed, or rights reserved to do so, by the underwriters thereof, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company, taken as a whole.

Section 3.17. Tax Matters.

(a) The Company has timely filed all income and other material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and the Company has timely paid all material Taxes required to have been paid by it regardless of whether shown on a Tax Return, and has paid all material assessments and reassessments in respect of Taxes.

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(b) The Company has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) The Company is not the subject of a Tax audit or examination with respect to Taxes. The Company has not been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) The Company has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to the Company which agreement or ruling would be effective after the Closing Date.

(f) The Company is not or has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of the Company other than Permitted Liens.

(h) During the five (5)-year period ending on the date of this Agreement, the Company was not a distributing corporation or a controlled corporation in a transaction purported or intended to be governed by Section 355 of the Code.

(i) The Company (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (ii) has no material Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U. S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(j) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made prior to the Closing; or (iii) deferred revenue or prepaid amount received outside of the ordinary course of business prior to the Closing. The Company will not be required to make any payment after the Closing Date as a result of an election under Code Section 965.

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(k) In the past five (5) years, no written claims have been received by the Company from any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction, which claims have not been resolved or withdrawn.

(l) The Company is not a party to any Tax allocation, Tax sharing or Tax indemnity or similar agreements (other than one that is included in a Contract entered into in the ordinary course of business that is not primarily related to Taxes) and the Company is not a party to any joint venture, partnership or other arrangement that is treated as a partnership for U.S. federal income Tax purposes.

(m) The Company has not deferred any payroll Tax obligations (including those imposed by Code Sections 3101(a) and 3201) pursuant to or in connection with the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 or under Section 2302, or any other provision, of the Coronavirus Aid, Relief, and Economic Security Act (or any similar provision of state, local or non-U.S. Law).

(n) The Company has not taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o) The Company has not been, is not, and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Code Section 368(a)(2)(F).

(p) Each holder of a Company Restricted Stock Award has filed a timely and valid election under Section 83(b) of the Code.

Section 3.18. Brokers. Except for fees payable to Persons set forth on Section 3.18 of the Company Disclosure Schedules (which fees shall be the sole responsibility of the Company, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates for which the Company has any obligation.

Section 3.19. Real and Personal Property.

(a) Owned Real Property. The Company does not own, and has never owned, any real property.

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(b) Leased Real Property. Section 3.19(b) of the Company Disclosure Schedules sets forth a true and complete list (including street addresses) of all real property leased by the Company (the “Leased Real Property”) and all Real Property Leases pursuant to which the Company is a tenant or landlord, in each case, as of the date of this Agreement. True and complete copies of all such Real Property Leases have been made available to Parent. Each Real Property Lease is in full force and effect and is a valid, legal and binding obligation of the Company party thereto, enforceable in accordance with its terms against the Company and, to the Company’s knowledge, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). There is no material breach or default by the Company or, to the Company’s knowledge, any third party under any Real Property Lease, and to the Company’s knowledge, no event has occurred which (with or without notice or lapse of time or both) would constitute a material breach or default or would permit termination of, or a material modification or acceleration thereof by any party to such Real Property Leases.

(c) Personal Property. The Company has good, marketable and indefeasible title to, or a valid leasehold interest in or license or right to use, all of the material assets and properties of the Company reflected in the Financial Statements or thereafter acquired by the Company, except for assets disposed of in the ordinary course of business.

Section 3.20. Transactions with Affiliates. Section 3.20 of the Company Disclosure Schedules sets forth all Contracts between (a) the Company, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any family member of the foregoing Persons, on the other hand (each Person identified in this clause (b), a “Company Related Party”), other than (i) Contracts with respect to a Company Related Party’s employment with (including benefit plans and other ordinary course compensation from) the Company, (ii) Contracts with respect to a Company Stockholder’s or a holder of Company Equity Awards’ status as a holder of Equity Securities of the Company, (iii) any Transaction Documents, and (iv) Contracts entered into after the date of this Agreement pursuant to, and in accordance with, Section 5.1(b). No Company Related Party (A) owns any interest in any material asset used in the Company’s business, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a supplier, lender, partner, lessor, lessee or other material business relation of the Company or (C) owes any amount to, or is owed any amount by, the Company (other than ordinary course accrued compensation, employee benefits, or employee or director expense reimbursement). All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 3.20 are referred to herein as “Company Related Party Transactions”.

Section 3.21. Data Privacy and Security.

(a) The Company has implemented written policies relating to the Processing of Personal Data as and to the extent required by applicable Law (“Privacy and Data Security Policies”). The Company has at all times complied in all material respects with all applicable Privacy Laws, the Privacy and Data Security Policies and contractual obligations entered into by the Company relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Data (collectively, the “Privacy Requirements”). The Company owns or has a binding Contract in place to use the Company IT Systems as necessary to operate the business of the Company as currently conducted in all material respects. The Company has established data safeguards against the destruction, loss, damage, corruption, alteration, loss of integrity, commingling or unauthorized access, acquisition, use, disclosure or other Processing of Personal Data that are consistent with industry standards and the requirements of applicable Law. The Company maintains backups of all data used to conduct the business of the Company at a reasonable frequency.

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(b) The Company has not received written notice of any pending Proceedings, nor to the knowledge of the Company has there been any Proceedings against the Company initiated by (i) any Person; (ii) the United States Federal Trade Commission, any state attorney general or similar state official; or (iii) any other Governmental Entity, in each case, alleging that any Processing of Personal Data by or on behalf of the Company is in violation of any Privacy Requirements.

(c) To the knowledge of the Company, during the past seven (7) years, (i) there has been no unauthorized Processing of Personal Data in the possession or control of the Company and/or any of the service providers of the Company and (ii) there have been no unauthorized intrusions or breaches of security into any Company IT Systems under the control of the Company.

Section 3.22. Compliance with International Trade & Anti-Corruption Laws.

(a) Neither the Company nor to the knowledge of the Company, any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing, is or has been, since the incorporation of the Company, (i) a Person named on any Sanctions and Export Control Laws-related list of designated Persons maintained by a Governmental Entity; (ii) located, organized or resident in a Sanctioned Country; (iii) an entity owned, directly or indirectly, by one or more Persons described in clause (i) or (ii); or (iv) otherwise engaging in unlawful dealings with or for the benefit of any Person described in clauses (i) - (iii) or any Sanctioned Country.

(b) Neither the Company no any of its Representatives, or any other Persons acting for or on behalf of any of the foregoing has, for the benefit of the Company, (i) made, offered, promised, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person, (ii) made or paid any improper contributions, directly or indirectly, to a domestic or foreign political party or candidate or (iii) otherwise made, offered, received, authorized, promised or paid any improper payment under any Anti-Corruption Laws.

Section 3.23. Information Supplied. None of the information relating to the Company supplied or to be supplied by or on behalf of the Company expressly for inclusion or incorporation by reference prior to the Closing in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Parent Holders or at the time of the Parent Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Company makes no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement (a) that is modified in any material respect by Parent or any of its Affiliates or Representatives without the Company’s prior written approval, which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Parent or any of its Affiliates specifically for inclusion in the Registration Statement / Proxy Statement which is misleading by virtue of such reliance and conformity.

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Section 3.24. Regulatory Compliance.

(a) Section 3.24(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a complete and correct list of all Regulatory Permits held by the Company, which are the only Regulatory Permits that are necessary for the Company to conduct its business. The Company and the Company Products are in compliance in all material respects with all Regulatory Permits, and to the knowledge of the Company, no event, circumstance or state of facts has occurred which (with or without due notice or lapse of time or both) would reasonably be expected to result in the failure of the Company to be in compliance in all material respects with the terms of any such Regulatory Permit. No Governmental Entity is considering limiting, suspending or revoking any Regulatory Permit and each third party that is a partner, manufacturer, contractor or agent for the Company is in compliance in all respects with all Regulatory Permits required by all Healthcare Laws insofar as they reasonably pertain to the Company Products.

(b) Since the Company’s inception there has not been, any material Proceeding against the Company related to compliance with Healthcare Laws, or, to the knowledge of the Company, any such Proceedings that have been threatened in writing. To the knowledge of the Company, the Company does not have any Liability for failure to comply with any Healthcare Laws.

(c) All Company Products are being, whether by the Company or a third-party, researched, developed, tested and investigated in compliance in all material respects with the Healthcare Laws or any comparable Law.

(d) The Company has not, and none of its Representatives acting for or on behalf of the Company has, received any written notice that the FDA or any other Governmental Entity responsible for oversight or enforcement of any applicable Healthcare Laws, or any institutional review board (or similar body responsible for oversight of human subjects research) or institutional animal care and use committees (or similar body responsible for oversight of animal research), has initiated, or threatened in writing to initiate, any Proceeding to restrict or suspend nonclinical research on or clinical study of any Company Product, or to recall or request a recall of any Company Product, or to suspend or otherwise restrict the manufacture of any Company Product, or in which the Governmental Entity alleges or asserts a failure to comply, with applicable Healthcare Laws.

(e) There are no Proceedings pending or, to the Company’s knowledge, threatened, with respect to any alleged violation by the Company or any of its Representatives acting for or on behalf of the Company, of the United States Federal Food, Drug, and Cosmetic Act (the “FDCA”) or any other applicable Healthcare Law as it relates to a Company Product, and neither the Company nor, to the Company’s knowledge, any of its Representatives acting for or on behalf of the Company, is party to or subject to any corporate integrity agreement, monitoring agreement, consent decree, deferred prosecution agreement, settlement orders or similar Contract with or imposed by any Governmental Entity related to any applicable Healthcare Law that applies to the transactions contemplated by this Agreement.

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(f) All Company Products are developed, tested and investigated in compliance in all material respects with applicable Healthcare Laws. To the Company’s knowledge, all manufacture of Company Products, including all clinical supplies used in clinical trials, by or on behalf of the Company has been conducted in compliance with the applicable specifications and requirements of Good Manufacturing Practices and all other applicable Laws. To the knowledge of the Company, no manufacturing site used for the manufacture of Company Product is subject to a Governmental Entity shutdown or import or export prohibitions or has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from FDA or other Governmental Entity alleging noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Governmental Entity, and to the knowledge of the Company, neither FDA or any other Governmental Entity is considering such action.

(g) The Company has not, nor as it relates to the Company or any Company Product, has any Person engaged by the Company for contract research, contract manufacturing, consulting, or other collaboration services with respect to any Company Product, made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Governmental Entity responsible for enforcement or oversight with respect to applicable Healthcare Laws, or failed to disclose a material fact required to be disclosed to the FDA or such other Governmental Entity that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991), or for any other Governmental Entity to invoke a similar policy.

(h) The clinical trials conducted by or on behalf of the Company or involving any Company Products are being and have been conducted in all material respects in accordance with all applicable clinical trial protocols, informed consents and applicable requirements and Healthcare Laws, including those of the FDA and any comparable Governmental Entity. To the Company’s knowledge, all preclinical studies and clinical trials conducted or being conducted with respect to all Company Products by or at the direction of the Company have been and are being conducted in material compliance with accepted professional scientific standards and all applicable Law, including (i) all applicable Healthcare Laws, including the applicable requirements of Good Laboratory Practices and Good Clinical Practices and applicable foreign Laws in the jurisdictions where clinical trials were or are being conducted; and (ii) applicable Law governing the privacy of patient medical records and other personal information and data.

(i) As of the date of this Agreement, neither the Company, nor any clinical trial site conducting a clinical trial of any Company Product, has undergone any inspection related to any Company Product.

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(j) No Company Products have been detained or subject to a suspension (other than in the ordinary course of business) of research, development, or testing and, to the knowledge of the Company, there are no facts or circumstances reasonably likely to cause a termination or suspension of research, development, testing, or clinical investigation of any Company Product, in either case. As of the date hereof, there are no Proceedings in the United States or any other jurisdiction seeking the suspension of any research, development, testing, or clinical investigation in relation to the Company Product are pending or, to the Company’s knowledge, threatened in writing against the Company.

(k) None of the Company nor to the knowledge of the Company, any of its directors, managers, officers, employees, relevant individual independent contractors or other relevant service providers, including clinical trial investigators, coordinators, monitors, Company Products or services, have been or are currently disqualified, excluded or debarred from, or threatened with or currently subject to an investigation or proceeding that could result in disqualification, exclusion or debarment under state or federal statutes or regulations, or convicted of any crime regarding health care products or services, or engaged in any conduct that would reasonably be expected to result in any such debarment, exclusion, disqualification, or ineligibility, including, without limitation, debarment under 21 U.S.C. Section 335a or any similar Law. Neither the Company nor to the knowledge of the Company, any of its current or former officers, partners, employees, contractors or agents has been (i) subject to any enforcement, regulatory or administrative proceedings against or affecting the Company or any of its Affiliates relating to or arising under any Healthcare Law and no such enforcement, regulatory or administrative proceeding has been threatened, or (ii) a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or similar agreement imposed by any Governmental Entity.

(l) All material reports, documents, claims, Permits and notices required to be filed, maintained or furnished to the FDA or any other Governmental Entity by the Company or any third-party involving Company Products have been so filed, maintained or furnished. All such reports, documents, claims, Permits and notices were complete and accurate in all material respects on the date filed (or were corrected or supplemented by a subsequent filing).

Section 3.25. Investigation; No Other Representations.

(a) The Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Parent Parties and (ii) it has been furnished with or given access to such documents and information about the Parent Parties and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Transaction Documents to which it is or will be a party, the Company has relied solely on its own investigation and analysis, the Parent SEC Reports, the representations and warranties expressly set forth in ARTICLE 4 and in the Transaction Documents to which it is or will be a party and no other representations or warranties of any Parent Party, any Parent Non-Party Affiliate or any other Person, either express or implied, and the Company, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the Parent SEC Reports, the representations and warranties expressly set forth in ARTICLE 4 and in the Transaction Documents to which it is or will be a party, none of the Parent Parties, any Parent Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

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Section 3.26. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES.

NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO ANY PARENT PARTY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 OR THE TRANSACTION DOCUMENTS, NONE OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, AND THE PARENT PARTIES HEREBY AGREE THAT THEY ARE NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF THE MATERIALS OR ANY OTHER INFORMATION RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO ANY PARENT PARTY OR ANY OF THEIR REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE TRANSACTION DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR ANY PARENT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE 3 OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY ANY GROUP COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, ANY COMPANY NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY ANY PARENT PARTY OR ANY PARENT NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE PARENT PARTIES

Except as set forth on (a) the Parent Disclosure Schedules, or (b) any Parent SEC Reports filed with or furnished to the SEC prior to the date of this Agreement that are publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval system (excluding any risk factor or similar disclosure under the headings “Risk Factors”, “Forward-Looking Statements” or any similar cautionary, predictive or forward-looking sections or statements), each Parent Party hereby represents and warrants to the Company as follows:

Section 4.1. Organization and Qualification.

Each Parent Party is a corporation duly organized, incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Section 4.2. Authority.

Each Parent Party has the requisite corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is or will be a party, and (subject to the Parent Stockholder Approval), to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement, the Transaction Documents to which a Parent Party is or will be a party, and (subject to the receipt of the Parent Stockholder Approval) the consummation of the transactions contemplated hereby and thereby have been (or, in the case of any Transaction Document entered into after the date of this Agreement, will be upon execution thereof) duly authorized by all necessary corporate action on the part of such Parent Party. This Agreement has been and each Transaction Document to which a Parent Party is or will be a party will be, upon execution thereof, duly and validly executed and delivered by such Parent Party and constitutes or will constitute, upon execution thereof, as applicable, a valid, legal and binding agreement of such Parent Party (assuming this Agreement has been and the Transaction Documents to which such Parent Party is or will be a party are or will be, upon execution thereof, as applicable, duly authorized, executed and delivered by the other Persons party hereto or thereto, as applicable), enforceable against such Parent Party in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

Section 4.3. Consents and Requisite Governmental Approvals; No Violations.

(a) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of a Parent Party with respect to such Parent Party’s execution, delivery or performance of its obligations under this Agreement or the Transaction Documents to which it is or will be party or the consummation of the transactions contemplated by this Agreement or by the Transaction Documents, except for (i) compliance with and filings under the HSR Act, (ii) the filing with the SEC of (A) the Registration Statement / Proxy Statement and the declaration of the effectiveness thereof by the SEC and (B) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, (iii) such filings with and approvals of Nasdaq to permit the Parent Shares to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Documents to be listed on Nasdaq, (iv) filing of the Certificate of Merger, (v) filing of the Parent New Certificate of Incorporation with the Delaware Secretary of State, (vi) the Parent Stockholder Approval or (vii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not have a Parent Material Adverse Effect.

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(b) Neither the execution, delivery or performance by a Parent Party of this Agreement nor the Transaction Documents to which a Parent Party is or will be a party nor the consummation by a Parent Party of the transactions contemplated hereby or thereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) result in any breach of any provision of the Governing Documents of a Parent Party, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which a Parent Party is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which any such Parent Party or any of its properties or assets are bound or (iv) result in the creation of any Lien upon any of the assets or properties (other than any Permitted Liens) of a Parent Party, except in the case of clauses (ii) through (iv) above, as would not have a Parent Material Adverse Effect.

Section 4.4. Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the Parent Disclosure Schedules (which fees shall be the sole responsibility of the Parent, except as otherwise provided in Section 8.6), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent for which Parent has any obligation.

Section 4.5. Information Supplied. None of the information supplied or to be supplied by or on behalf of either Parent Party expressly for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, when the Registration Statement / Proxy Statement is declared effective or when the Registration Statement / Proxy Statement is mailed to the Pre-Closing Parent Holders or at the time of the Parent Stockholders Meeting, and in the case of any amendment or supplement thereto, at the time of such amendment or supplement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that the Parent Parties make no representations or warranties as to the information contained in or omitted from the Registration Statement / Proxy Statement (a) that is modified in any material respect by the Company or any of its Affiliates or Representatives without Parent’s prior written approval, which is misleading by virtue of such modification, or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of the Company or any of its Affiliates specifically for inclusion in the Registration Statement / Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 4.6. Capitalization of the Parent Parties.

(a) Section 4.6(a) of the Parent Disclosure Schedules sets forth a true and complete statement of the number and class or series (as applicable) of all of the issued and outstanding Parent Shares and other Equity Securities of Parent as of immediately prior to the consummation of the Merger. All outstanding Equity Securities of Parent (except to the extent such concepts are not applicable under the applicable Law of Parent’s jurisdiction of organization, incorporation or formation, as applicable, or other applicable Law) prior to the consummation of the Merger have been duly authorized and validly issued and are fully paid and non-assessable. Such Equity Securities (i) were not issued in violation of the Governing Documents of Parent and (ii) are not subject to any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person (other than transfer restrictions under applicable Securities Laws or under the Governing Documents of Parent) and were not issued in violation of any preemptive rights, call option, right of first refusal, subscription rights, transfer restrictions or similar rights of any Person. Except for the Parent Shares set forth on Section 4.6(a) of the Parent Disclosure Schedules (taking into account, for the avoidance of doubt, any changes or adjustments to the Parent Shares as a result of, or to give effect to, the Merger and assuming that no Parent Stockholder Redemptions are effected), immediately prior to Closing, there shall be no other outstanding Equity Securities of Parent.

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(b) Immediately after the Effective Time, (i) the authorized capital stock of Parent will consist of such number of Parent Shares and shares of Parent’s preferred stock, par value $0.0001 per share as set forth in the Parent New Certificate of Incorporation, and (ii) any and all of the issued and outstanding Parent Shares, including for the avoidance of doubt, the Transaction Share Consideration, (A) will be duly authorized, validly issued, fully paid and nonassessable, (B) will have been issued in compliance in all material respects with applicable Law and (C) will not have been issued in breach or violation of any, and not subject to any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any, provision of applicable Law, Parent’s Governing Documents, or any Contract to which Parent is a party or otherwise bound.

(c) Except as expressly contemplated by this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed to by the Company and Parent, there are no outstanding (A) equity appreciation, phantom equity or profit participation rights or (B) options, restricted stock, phantom stock, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or first offer or other Contracts that could require Parent, and, except as expressly contemplated by this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby or as otherwise mutually agreed in writing by the Company and Parent, there is no obligation of Parent, to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Securities or securities convertible into or exchangeable for Equity Securities of Parent.

(d) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, and as of the date hereof, all such shares are issued and outstanding. The Equity Securities of Merger Sub outstanding as of the date of this Agreement (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract to which Merger Sub is a party or bound. All of the outstanding Equity Securities of Merger Sub are owned directly by Parent free and clear of all Liens (other than transfer restrictions under applicable Securities Law). As of the date of this Agreement, Parent has no Subsidiaries other than Merger Sub and does not own, directly or indirectly, any Equity Securities in any Person other than Merger Sub.

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Section 4.7. SEC Filings. Parent has timely filed or furnished all statements, forms, reports and documents required to be filed or furnished by it prior to the date of this Agreement with the SEC pursuant to Federal Securities Laws since its initial public offering (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, the “Parent SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, forms, reports and other documents required to be filed or furnished by it subsequent to the date of this Agreement with the SEC pursuant to Federal Securities Laws through the Closing (collectively, and together with any exhibits and schedules thereto and other information incorporated therein, and as they have been supplemented, modified or amended since the time of filing, but excluding the Registration Statement / Proxy Statement, the “Additional Parent SEC Reports”). Each of the Parent SEC Reports, as of their respective dates of filing or furnishing, and as of the date of any amendment or filing that superseded the initial filing, complied and each of the Additional Parent SEC Reports, as of their respective dates of filing or furnishing, and as of the date of any amendment or filing or furnishing that superseded the initial filing or furnishing, will comply, in all material respects with the applicable requirements of the Federal Securities Laws (including, as applicable, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder) applicable to the Parent SEC Reports or the Additional Parent SEC Reports (for purposes of the Additional Parent SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of Company expressly for inclusion or incorporation by reference therein). As of their respective dates of filing or furnishing, the Parent SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading (for purposes of the Additional Parent SEC Reports, assuming that the representation and warranty set forth in Section 3.23 is true and correct in all respects with respect to all information supplied by or on behalf of the Company expressly for inclusion or incorporation by reference therein). As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters received from the SEC with respect to the Parent SEC Reports.

Section 4.8. Trust Account.

(a) As of the date of this Agreement, Parent has an amount in cash in the Trust Account equal to at least $116,150,000. The funds held in the Trust Account are (a) invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations and (b) held in trust pursuant to that certain Investment Management Trust Account Agreement, dated as of January 11, 2021 (the “Trust Agreement”), between Parent and Continental, as trustee (the “Trustee”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the Trustee, enforceable in accordance with its terms (subject to applicable bankruptcy, conveyance, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

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(b) The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of Parent, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Parent SEC Reports to be inaccurate in any material respect or, to Parent’s knowledge, that would entitle any Person to any portion of the funds in the Trust Account (other than (i) in respect of deferred underwriting commissions set forth in Section 4.8 of the Parent Disclosure Schedules, or Taxes, (ii) the Pre-Closing Parent Holders who shall have elected to redeem their Parent Shares pursuant to the Governing Documents of Parent or (iii) if Parent fails to complete a business combination within the allotted time period set forth in the Governing Documents of Parent and liquidates the Trust Account, subject to the terms of the Trust Agreement, Parent (in limited amounts to permit Parent to pay the expenses of the Trust Account’s liquidation, dissolution and winding up of Parent) and then the Pre-Closing Parent Holders).

(c) Prior to the Closing, none of the funds held in the Trust Account are permitted to be released, except in the circumstances described in the Governing Documents of Parent and the Trust Agreement. Parent has performed all material obligations required to be performed by it, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with the Trust Agreement, and, to the knowledge of Parent, no event has occurred which, with due notice or lapse of time or both, would constitute such a material default or breach thereunder. As of the date of this Agreement, there are no Proceedings pending with respect to the Trust Account. Parent has not released any money from the Trust Account (other than interest income earned on the funds held in the Trust Account as permitted by the Trust Agreement).

(d) Upon the consummation of the transactions contemplated hereby, including the distribution of assets from the Trust Account (A) in respect of deferred underwriting commissions or Taxes or (B) to the Pre-Closing Parent Holders who have elected to redeem their Parent Shares pursuant to the Governing Documents of Parent, each in accordance with the terms of and as set forth in the Trust Agreement, Parent shall have no further obligation under either the Trust Agreement or the Governing Documents of Parent to liquidate or distribute any assets held in the Trust Account, and the Trust Agreement shall terminate in accordance with its terms. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its respective obligations hereunder, Parent has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Parent at the Closing.

Section 4.9. Transactions with Affiliates. Section 4.9 of the Parent Disclosure Schedules sets forth all Contracts between (a) Parent, on the one hand, and (b) any officer, director, employee, partner, member, manager, direct or indirect equityholder (including the Sponsor) or Affiliate of either Parent or the Sponsor, on the other hand (each Person identified in this clause (b), an “Parent Related Party”), other than (i) Contracts with respect to a Parent Related Party’s employment with, or the provision of services to, Parent entered into in the ordinary course of business (including benefit plans, indemnification arrangements and other ordinary course compensation), or (ii) Contracts entered into after the date of this Agreement that are either permitted pursuant to Section 5.11 or entered into in accordance with Section 5.11. No Parent Related Party (A) owns any interest in any material asset used in the business of Parent, (B) possesses, directly or indirectly, any material financial interest in, or is a director or executive officer of, any Person which is a material client, supplier, customer, lessor or lessee of Parent or (C) owes any material amount to, or is owed material any amount by, Parent. All Contracts, arrangements, understandings, interests and other matters that are required to be disclosed pursuant to this Section 4.9 are referred to herein as “Parent Related Party Transactions”.

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Section 4.10. Litigation. There is (and since its organization, incorporation or formation, as applicable, there has been) no Proceeding pending or, to Parent’s knowledge, threatened against or involving any Parent Party. None of the Parent Parties nor any of their respective properties or assets is subject to any material Order. As of the date of this Agreement, there are no material Proceedings by any Parent Party pending against any other Person.

Section 4.11. Compliance with Applicable Law. Each Parent Party is (and since its incorporation has been) in compliance in all material respects with all applicable Laws. Except as would not be material to Parent, without limiting the foregoing, none of the Parent Parties have violated or, to Parent’s knowledge, are under investigation with respect to, or have been threatened in writing or charged with or given notice of any violation of any provisions of: (a) Privacy Laws (substituting “Parent Parties” for “Company” in the definition thereof) and Laws applicable to lending activities; (b) the U.S. Foreign Corrupt Practices Act (FCPA) or any comparable or similar Law of any jurisdiction; or (c) any Law regulating or covering conduct in, or the nature of, the workplace, including regarding sexual harassment or, on any impermissible basis, a hostile work environment.

Section 4.12. Business Activities.

(a) Since its incorporation, Parent has not conducted any business activities other than activities (i) in connection with or incident or related to its incorporation or continuing corporate (or similar) existence, (ii) directed toward the accomplishment of a business combination, including those incident or related to or incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative, ministerial or otherwise immaterial in nature. Except as set forth in Parent’s Governing Documents, there is no Contract, commitment, or Order binding upon any Parent Party or to which any Parent Party is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of it or its Subsidiaries, any acquisition of property by it or its Subsidiaries or the conduct of business by it or its Subsidiaries (including, in each case, following the Closing).

(b) Merger Sub was incorporated solely for the purpose of entering into this Agreement, the Transaction Documents and consummating the transactions contemplated hereby and thereby and has not engaged in any activities or business, other than those incident or related to or incurred in connection with its incorporation or continuing corporate existence or the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby.

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(c) Parent is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Parent constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 4.13. Internal Controls; Listing; Financial Statements.

(a) Except as is not required in reliance on exemptions from various reporting requirements by virtue of Parent’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, or “smaller reporting company” within the meaning of the Exchange Act, since its initial public offering, (i) Parent has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP and (ii) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and principal financial officer by others within Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(b) Since its initial public offering, Parent has complied in all material respects with all applicable listing and corporate governance rules and regulations of Nasdaq. The classes of securities representing issued and outstanding Parent Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. The issued and outstanding Parent Shares are listed for trading on Nasdaq under the symbol “BCYP.” The issued and outstanding Parent warrants are registered pursuant to Section 12(b) of the Exchange Act and listed for trading on Nasdaq under the symbol “BCYPW.” There is no Proceeding pending or, to the knowledge of Parent, threatened against Parent by Nasdaq or the SEC with respect to any intention by such entity to deregister Parent Shares or prohibit or terminate the listing of Parent Shares on Nasdaq. Parent has not taken any action that is designed to terminate the registration of Parent Shares under the Exchange Act.

(c) The Parent SEC Reports contain true and complete copies of the applicable Parent Financial Statements. The Parent Financial Statements (i) fairly present in all material respects the financial position of Parent as at the respective dates thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (iii) in the case of the audited Parent Financial Statements, were audited in accordance with the standards of the PCAOB and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

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(d) Parent has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Parent’s and its Subsidiaries’ assets. Parent maintains and, for all periods covered by the Parent Financial Statements, has maintained books and records of Parent in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Parent in all material respects.

(e) Since its incorporation, Parent has not received any written complaint, allegation, assertion, notice or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of Parent, (ii) a “material weakness” in the internal controls over financial reporting of Parent or (iii) fraud, whether or not material, that involves management or other employees of Parent who have a significant role in the internal controls over financial reporting of Parent.

Section 4.14. No Undisclosed Liabilities. Except for the Liabilities (a) set forth in Section 4.14 of the Parent Disclosure Schedules, (b) incurred in connection with the negotiation, preparation or execution of this Agreement or any Transaction Documents, the performance of its covenants or agreements in this Agreement or any Transaction Document or the consummation of the transactions contemplated hereby or thereby (it being understood and agreed that the expected third parties that are, as of the date hereof, entitled to fees, expenses or other payments in connection with the matters described in this clause (b) shall be set forth on Section 4.14 of the Parent Disclosure Schedules), (c) that are incurred in connection with or incident or related to a Parent Party’s incorporation, or continuing corporate existence, in each case, which are immaterial in nature, (d) that are incurred in connection with activities that are administrative or ministerial, in each case, which are immaterial in nature, (e) that are incurred in accordance with Section 5.11(d) with the written consent of the Company or (f) set forth or disclosed in the Parent Financial Statements included in the Parent SEC Reports, none of the Parent Parties has any Liabilities of the type required to be set forth on a balance sheet in accordance with GAAP.

Section 4.15. Tax Matters.

(a) Parent has prepared and timely filed all material Tax Returns required to have been filed by it, all such Tax Returns are true and complete in all material respects and prepared in compliance in all material respects with all applicable Laws, and Parent has timely paid all material Taxes required to have been paid or deposited by it regardless of whether shown on a Tax Return.

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(b) Parent has timely withheld and paid to the appropriate Tax Authority all material amounts required to have been withheld and paid in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, equity interest holder or other third-party.

(c) Parent is not currently the subject of a Tax audit or examination with respect to Taxes. Parent has not been informed of the commencement or anticipated commencement of any Tax audit or examination that has not been resolved or completed.

(d) Parent has not consented to extend or waive the time in which any Tax may be assessed or collected by any Tax Authority, other than any such extensions or waivers that are no longer in effect or that were extensions of time to file Tax Returns obtained in the ordinary course of business.

(e) No “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Tax Authority with respect to any Parent Party which agreement or ruling would be effective after the Closing Date.

(f) None of the Parent Parties is and none of the Parent Parties has been a party to any “listed transaction” as defined in Section 6707A of the Code and Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. income Tax Law).

(g) There are no Liens for Taxes on any assets of any Parent Party other than Permitted Liens.

(h) No Parent Party (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Parent) or (ii) has any material Liability for the Taxes of any Person (other than a Parent Party) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or non-U.S. Law), as a transferee or successor or by Contract (other than any Contract entered into in the ordinary course of business the principal purpose of which does not relate to Taxes).

(i) No Parent Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (ii) installment sale or open transaction disposition made on or prior to the Closing; or (iii) deferred revenue or prepaid amount received outside of the ordinary course of business prior to the Closing. No Parent Party will be required to make any payment after the Closing Date as a result of an election under Code Section 965.

(j) None of the Parent Parties has taken any action, has omitted to take any action, or has any knowledge of any fact or circumstance, the taking, omission, or existence of which, as the case may be, could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

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Section 4.16. Investigation; No Other Representations.

(a) Each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that (i) it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects, of the Company and (ii) it has been furnished with or given access to such documents and information about the Company and their respective businesses and operations as it and its Representatives have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby.

(b) In entering into this Agreement and the Transaction Documents to which it is or will be a party, each Parent Party has relied solely on its own investigation and analysis and the representations and warranties expressly set forth in ARTICLE 3 and in the Transaction Documents to which it is or will be a party and no other representations or warranties of the Company, any Company Non-Party Affiliate or any other Person, either express or implied, and each Parent Party, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in ARTICLE 3 and in the Transaction Documents to which it is or will be a party, none of the Company, any Company Non-Party Affiliate or any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.17. EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THE PARENT SEC REPORTS, THIS ARTICLE 4 AND THE TRANSACTION DOCUMENTS, NONE OF THE PARENT PARTIES, ANY PARENT NON-PARTY AFFILIATE OR ANY OTHER PERSON MAKES, AND EACH PARENT PARTY EXPRESSLY DISCLAIMS, AND THE COMPANY HEREBY AGREES THAT IT IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING AS TO THE ACCURACY OR COMPLETENESS OF MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF ANY PARENT PARTY THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY OR ANY OF ITS REPRESENTATIVES OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF ANY PARENT PARTY BY OR ON BEHALF OF THE MANAGEMENT OF SUCH PARENT PARTY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE TRANSACTION DOCUMENTS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE PARENT SEC REPORTS, THIS ARTICLE 4 OR THE TRANSACTION DOCUMENTS, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY OR ON BEHALF OF ANY PARENT PARTY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY PARENT PARTY, ANY PARENT NON-PARTY AFFILIATE OR ANY OTHER PERSON, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY OR ANY COMPANY NON-PARTY AFFILIATE IN EXECUTING, DELIVERING OR PERFORMING THIS AGREEMENT, THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

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ARTICLE 5
COVENANTS

Section 5.1. Conduct of Business of the Company.

(a) From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Transaction Document, as required by applicable Law (including Pandemic Measures), or as consented to in writing by Parent, (i) operate the business of the Company in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact in all material respects the business organization, assets, properties and material business relations of the Company, taken as a whole.

(b) Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, except as expressly contemplated by this Agreement or any Transaction Document, as required by applicable Law or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), not do any of the following:

(i) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of the Company or repurchase any outstanding Equity Securities of the Company, other than dividends or distributions, declared, set aside or paid by any of the Company’s Subsidiaries to the Company or any Subsidiary that is, directly or indirectly, wholly owned by the Company;

(ii) (A) merge, consolidate, combine or amalgamate the Company with any Person or (B) purchase or otherwise acquire (whether by merging or consolidating with, purchasing any Equity Security in or a substantial portion of the assets of, or by any other manner) any corporation, partnership, association or other business entity or organization or division thereof;

(iii) adopt any amendments, supplements, restatements or modifications to the Company’s Governing Documents or the Company Stockholders Agreement (other than to effect the transactions contemplated by this Agreement and the Transaction Documents);

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(iv) transfer, issue, sell, grant or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of the Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating the Company to issue, deliver or sell any Equity Securities of the Company, other than the issuance of shares of the applicable class of capital stock of the Company upon the exercise or conversion of any Company Options outstanding on the date of this Agreement in accordance with the terms of the applicable Company Equity Plan and the underlying grant, award or similar agreement;

(v) incur, create or assume any Indebtedness, other than ordinary course trade payables;

(vi) make any loans, advances or capital contributions to, or guarantees for the benefit of, or any investments in, any Person, other than (A) intercompany loans or capital contributions between the Company its wholly owned Subsidiaries and (B) the reimbursement of expenses of employees in the ordinary course of business;

(vii) except (x) as required under the terms of any Employee Benefit Plan of the Company that is set forth on Section 3.12(a) of the Company Disclosure Schedules, (y) in the ordinary course of business consistent with past practice (it being understood and agreed, for the avoidance of doubt, that in no event shall the exception in this clause (y) be deemed or construed as permitting the Company to take any action that is not permitted by any other provision of this Section 5.1(b)), or (z) as required by applicable Law, (A) amend, modify, adopt, enter into or terminate any material Employee Benefit Plan of the Company or any benefit or compensation plan, policy, program or Contract that would be an Employee Benefit Plan if in effect as of the date of this Agreement, (B) materially increase the compensation or benefits payable to any current director, manager, officer, employee, or Contingent Worker of the Company earning annual compensation in excess of $300,000, increase the aggregate annual compensation or benefits payable to any other current director, manager, officer, employee, or Contingent Worker of the Company to be greater than $300,000, (C) take any action to accelerate any payment, right to payment, or benefit, or the funding of any payment, right to payment or benefit, payable or to become payable to any current or former director, manager, officer, employee, or Contingent Worker of the Company, (D) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure or other restrictive covenant obligation of any current or former director, manager, officer, employee, individual independent contractor or other service provider of the Company, (E) pay any special bonus or special remuneration to any director, officer or employee of the Company, (F) terminate (other than for cause) or furlough the employment of any director, officer, management-level or key employee of the Company, or (G) enter into a settlement agreement with any current or former director, officer, or employee of the Company;

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(viii) make, change or revoke any material election concerning Taxes, amend any material Tax Return, enter into any material Tax closing agreement, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

(ix) enter into any settlement, conciliation or substantially similar Contract regarding the resolution of a Proceeding, the performance of which would involve the payment by the Company in excess of $500,000, in the aggregate, or that imposes, or by its terms will impose at any point in the future, any material, non-monetary obligations on the Company (or Parent or any of its Affiliates after the Closing);

(x) authorize, recommend, propose or announce an intention to adopt, or otherwise effect, a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or similar transaction involving the Company;

(xi) change the Company’s methods of accounting in any material respect, other than changes that are made in accordance with PCAOB standards;

(xii) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement;

(xiii) enter into any material amendment of any Material Contract, enter into any Contract that if entered into prior to the Effective Time would be a Material Contract other than in the ordinary course of business pursuant to clause (a) of the definition thereof or the entry into any purchase agreement, or other than in the ordinary course of business, voluntarily terminate any Material Contract, except for any termination at the end of the term of such Material Contract pursuant to the terms of such Material Contract; or

(xiv) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.1.

Section 5.2. Efforts to Consummate; Litigation.

(a) Subject to the terms and conditions herein provided, each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in ARTICLE 6) and, in the case of any Transaction Document to which such Party will be a party after the date of this Agreement, to execute and deliver such Transaction Document when required pursuant to this Agreement. Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Entities or other Persons necessary, proper or advisable to consummate the transactions contemplated by this Agreement or the Transaction Documents. The Company shall bear the costs incurred in connection with obtaining such Consents; provided, however, that the Parent Parties, on the one hand, and the Company, on the other hand, shall pay fifty percent (50%) of the HSR Act filing fee; provided, further, that each Party shall bear its out-of-pocket costs and expenses in connection with the preparation of any such Consents. Each Party shall (i) make any appropriate filings pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly (and in any event within ten (10) Business Days) following the date of this Agreement and (ii) respond as promptly as reasonably practicable to any requests by any Governmental Entity for additional information and documentary material that may be requested pursuant to the HSR Act. Parent shall promptly inform the Company of any communication between any Parent Party, on the one hand, and any Governmental Entity, on the other hand, and the Company shall promptly inform Parent of any communication between the Company, on the one hand, and any Governmental Entity, on the other hand, in either case, regarding any of the transactions contemplated by this Agreement or any Transaction Document. Without limiting the foregoing, (a) the Parties agree, if available to request early termination of the applicable waiting period under the HSR Act, and (b) each Party and their respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated hereby or by the Transaction Documents, except with the prior written consent of Parent and the Company.

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(b) Prior to the Closing, the Parent Parties shall not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if such acquisition or agreement would reasonably be expected to delay obtaining or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the transactions contemplated herein or the expiration or termination of any applicable waiting period.

(c) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, the Parent Parties, on the one hand, and the Company, on the other hand, shall give counsel for the Company (in the case of any Parent Party) or Parent (in the case of the Company), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Entity relating to the transactions contemplated by this Agreement or the Transaction Documents. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it consults with, in the case of any Parent Party, the Company, or, in the case of the Company, Parent in advance and, to the extent not prohibited by such Governmental Entity, gives, in the case of any Parent Party, the Company, or, in the case of the Company, Parent, the opportunity to attend and participate in such meeting or discussion.

(d) Notwithstanding anything to the contrary in the Agreement, in the event that this Section 5.2 conflicts with any other covenant or agreement in this ARTICLE 5 that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict.

(e) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with its terms, Parent, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands or other stockholder Proceedings (including derivative claims) relating to this Agreement, any Transaction Document or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Parent, any of the Parent Parties or any of their respective Representatives (in their capacity as a representative of a Parent Party) or, in the case of the Company, the Company or any of their respective Representatives (in their capacity as a representative of the Company). Parent and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation (to the extent such action would not jeopardize an attorney-client privilege or the attorney work product doctrine), (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with the other, including with respect to the defense, settlement and compromise of any such Transaction Litigation.

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Section 5.3. Confidentiality and Access to Information.

(a) The Parties hereby acknowledge and agree that the information being provided in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Notwithstanding the foregoing or anything to the contrary in this Agreement, in the event that this Section 5.3(a) or the Confidentiality Agreement conflicts with any other covenant or agreement contained herein or any Transaction Document that contemplates the disclosure, use or provision of information or otherwise, then such other covenant or agreement contained herein shall govern and control to the extent of such conflict. Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to disclose information as required by law or to advisors and representatives of the Stockholders’ Representative and to the Company Stockholders, in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.

(b) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, the Company shall provide, or cause to be provided, to Parent and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Company (in a manner so as to not interfere with the normal business operations of the Company). Notwithstanding the foregoing, the Company shall not be required to provide to Parent or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which the Company is subject, including any Privacy Law, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of the Company with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to the Company under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), the Company shall use commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if the Company, on the one hand, and any Parent Party, any Parent Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that the Company shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

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(c) From and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, upon reasonable advance written notice, Parent shall provide, or cause to be provided, to the Company and its Representatives during normal business hours reasonable access to the directors, officers, books and records of the Parent Parties (in a manner so as to not interfere with the normal business operations of the Parent Parties). Notwithstanding the foregoing, Parent shall not be required to provide, or cause to be provided to, the Company or any of its Representatives any information (i) if and to the extent doing so would (A) violate any Law to which any Parent Party is subject, (B) result in the disclosure of any trade secrets of third parties in breach of any Contract with such third party, (C) violate any legally-binding obligation of any Parent Party with respect to confidentiality, non-disclosure or privacy or (D) jeopardize protections afforded to any Parent Party under the attorney-client privilege or the attorney work product doctrine (provided that, in case of each of clauses (A) through (D), Parent shall use, and shall cause the other Parent Parties to use, commercially reasonable efforts to (x) provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without violating such privilege, doctrine, Contract, obligation or Law and (y) provide such information in a manner without violating such privilege, doctrine, Contract, obligation or Law), or (ii) if a Parent Party, on the one hand, and the Company, any Company Non-Party Affiliate or any of their respective Representatives, on the other hand, are adverse parties in a litigation and such information is reasonably pertinent thereto; provided that Parent shall, in the case of clause (i) or (ii), provide prompt written notice of the withholding of access or information on any such basis.

Section 5.4. Public Announcements.

(a) Subject to Section 5.4(b), Section 5.9 and Section 5.10, none of the Parties or any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the transactions contemplated hereby without the prior written consent of, prior to the Closing, the Company and Parent or, after the Closing, Parent; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law, in which case (A) prior to the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with the Company, if the disclosing party is any Parent Party, or Parent, if the disclosing party is the Company, to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, or (B) after the Closing, the disclosing Party and its Representatives shall use reasonable best efforts to consult with Parent and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 5.4 and (iii) to Governmental Entities in connection with any Consents required to be made under this Agreement, the Transaction Documents or in connection with the transactions contemplated hereby or thereby. Notwithstanding anything to the contrary in this Section 5.4 or otherwise in this Agreement, the Parties agree that the Company, the Sponsor and its Affiliates may provide general information about the subject matter of this Agreement and the transactions contemplated hereby to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, of any Affiliate of the Sponsor or the Company.

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(b) The initial press release concerning this Agreement and the transactions contemplated hereby shall be a joint press release in the form agreed by the Company and Parent prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as reasonably practicable after the execution of this Agreement on the day thereof. Promptly after the execution of this Agreement, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by, and in compliance with, the Securities Laws, which the Company shall have the opportunity to review and comment upon prior to filing and Parent shall consider such comments in good faith. The Company, on the one hand, and Parent, on the other hand, shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or Parent, as applicable) a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”) prior to the Closing, and, on the Closing Date, the Parties shall cause the Closing Press Release to be released. Promptly after the Closing (but in any event within four (4) Business Days after the Closing), Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which Parent shall have the opportunity to review and comment upon prior to filing and the Company shall consider such comments in good faith. In connection with the preparation of each of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Section 5.5. Section 280G.

To the extent the Merger constitutes a “change in ownership or control” within the meaning of Section 280G and the regulations thereunder of the Company, the Company shall (a) prior to the Closing Date, obtain from each “disqualified individual” (within the meaning of Section 280G(c) of the Code and any regulations promulgated thereunder) who could otherwise receive or retain any payment or benefits that could constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code and any regulations promulgated thereunder) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that no payments and/or benefits shall be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code and any regulations promulgated thereunder) and (b) prior to the Closing Date submit to a stockholder vote (along with adequate disclosure) satisfying the requirements of Section 280G(b)(5)(B) of the Code and any regulations promulgated thereunder, the right of any such “disqualified individual” to receive the Waived 280G Benefits. The Company shall provide drafts of the calculations, waivers and approval materials to Parent for its review and comment no later than five (5) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall incorporate any comments provided by Parent in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Parent evidence reasonably acceptable to Parent that a vote of the stockholders was solicited in accordance with the foregoing provisions of this Section and that either (i) the requisite number of votes of the stockholders was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be retained or provided.

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Section 5.6. Tax Matters.

(a) Tax Treatment.

(i) The Parties intend that the Merger shall be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368 of the Code (and any comparable provision of applicable state or local Tax law). The Parties shall file all Tax Returns consistent with, and take no position inconsistent with (whether in audits, Tax Returns or otherwise), the treatment described in this Section 5.6(a)(i) unless required to do so pursuant to a “determination” that is final within the meaning of Section 1313(a) of the Code.

(ii) Parent and the Company hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). From the date hereof through the Closing, and following the Closing, the Parties shall not, and shall not permit or cause their respective Affiliates to, take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(iii) If, in connection with the preparation and filing of the Registration Statement / Proxy Statement, the SEC requests or requires that tax opinions be prepared and submitted, Parent and the Company shall deliver to Dentons US LLP and Stradling Yocca Carlson & Rauth, respectively, customary Tax representation letters satisfactory to its counsel, dated and executed as of the date the Registration Statement / Proxy Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement / Proxy Statement.

(iv) Tax Matters Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v) Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger and the other transactions contemplated hereby shall be borne by Parent, which shall file all necessary Tax Returns with respect to all such Taxes and timely pay (or cause to be timely paid) to the applicable Governmental Entity such Taxes. Parent and the Company agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Taxes.

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Section 5.7. Exclusive Dealing.

(a) Except as expressly permitted by the terms of this Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause and its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Company Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Company Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Company Acquisition Proposal; (iv) prepare or take any steps in connection with a public offering of any Equity Securities of the Company (or any Affiliate or successor of the Company); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. The Company agrees to (A) notify Parent promptly upon receipt of any Company Acquisition Proposal by the Company, and to describe the material terms and conditions of any such Company Acquisition Proposal in reasonable detail (including the identity of the Persons making such Company Acquisition Proposal) and (B) keep Parent reasonably informed on a current basis of any modifications to such offer or information. The Company shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than Parent) conducted prior to or as of the date hereof by the Company, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Company Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of the Company or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Company Acquisition Proposal. For clarity, any actions taken by any of the Representatives of the Company on behalf of the Company that are inconsistent with this Section 5.7(a) will be deemed to be a breach of this Section 5.7(a) by the Company.

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(b) Except as expressly permitted by the terms of this Agreement, from the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Parent Parties shall not, and each of them shall cause their Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage (including by means of furnishing or disclosing non-public information), knowingly facilitate, discuss or negotiate, directly or indirectly, any inquiry, proposal or offer (written or oral) with respect to a Parent Acquisition Proposal; (ii) furnish or disclose any non-public information to any Person in connection with, or that could reasonably be expected to lead to, a Parent Acquisition Proposal; (iii) enter into any Contract or other arrangement or understanding regarding a Parent Acquisition Proposal; (iv) prepare or take any steps in connection with an offering of any securities of any Parent Party (or any Affiliate or successor of any Parent Party); or (v) otherwise cooperate in any way with, or assist or participate in, or knowingly facilitate or encourage any effort or attempt by any Person to do or seek to do any of the foregoing. Parent agrees to (A) notify the Company promptly upon receipt of any Parent Acquisition Proposal by any Parent Party, and to describe the material terms and conditions of any such Parent Acquisition Proposal in reasonable detail (including the identity of any person or entity making such Parent Acquisition Proposal) and (B) keep the Company reasonably informed on a current basis of any modifications to such offer or information. Parent shall immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons (other than with the Company) conducted prior to or as of the date hereof by any of the Parent Parties, and will cause its Representatives to cease and cause to be terminated any and all existing activities, discussions or negotiations, that would reasonably be expected to lead to a Parent Acquisition Proposal, and shall, as promptly as practicable, terminate access by each such Person and its Representatives to any online or other data rooms containing any non-public information in respect of Parent or any of its Subsidiaries for the purpose of permitting such Persons to evaluate a potential Parent Acquisition Proposal. For clarity, any actions taken by any of the Representatives of Parent on behalf of Parent that are inconsistent with this Section 5.7(b) will be deemed to be a breach of this Section 5.7(b) by Parent.

Section 5.8. PIPE Investment.

Parent and the Company shall cooperate and provide assistance and information to each other as reasonably requested by Parent or the Company in connection with any PIPE Investment or any other equity investment to be made by a third party in connection with the consummation of Merger on terms reasonably acceptable to Parent and the Company. Parent shall enter into or consummate a PIPE Investment without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

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Section 5.9. Preparation of Registration Statement / Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent and the Company shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by either Parent or the Company, as applicable), and following delivery of the financial statements to Parent pursuant to Section 5.18, Parent shall file with the SEC, the Registration Statement / Proxy Statement (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus of Parent which will be included therein as a prospectus, in connection with the registration under the Securities Act of the Parent Shares (including the Earnout Shares) to be issued in the Merger, and which will be used as a proxy statement for the Parent Stockholders Meeting to adopt and approve the Transaction Proposals and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by Parent’s Governing Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq). Each of Parent and the Company shall use its reasonable best efforts to (a) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC (including, with respect to the Company, the provision of financial statements of, and any other information with respect to, the Company for all periods, and in the form, required to be included in the Registration Statement / Proxy Statement under Securities Laws (after giving effect to any waivers received) or in response to any comments from the SEC); (b) promptly notify the others of, reasonably cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (c) have the Registration Statement / Proxy Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC; and (d) keep the Registration Statement / Proxy Statement effective as long as necessary in order to permit the consummation of the transactions contemplated by this Agreement. Parent also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Parent, on the one hand, and the Company, on the other hand, shall promptly furnish, or cause to be furnished, to the other all information concerning such Party, its Non-Party Affiliates and their respective Representatives that may be required or reasonably requested in connection with any action contemplated by this Section 5.9 or for including in any other statement, filing, notice or application made by or on behalf of Parent to the SEC or Nasdaq in connection with the transactions contemplated by this Agreement or the Transaction Documents. If any Party becomes aware of any information that should be disclosed in an amendment or supplement to the Registration Statement / Proxy Statement, then (i) such Party shall promptly inform, in the case of any Parent Party, the Company, or, in the case of the Company, Parent, thereof; (ii) such Party shall prepare and mutually agree upon with, in the case of Parent, the Company, or, in the case of the Company, Parent (in either case, such agreement not to be unreasonably withheld, conditioned or delayed), an amendment or supplement to the Registration Statement / Proxy Statement; (iii) Parent shall file such mutually agreed upon amendment or supplement with the SEC; and (iv) the Parties shall reasonably cooperate, if appropriate, in mailing such amendment or supplement to the Pre-Closing Parent Holders. Parent shall as promptly as reasonably practicable advise the Company of the time of effectiveness of the Registration Statement / Proxy Statement or the filing of any supplement or amendment thereto, the issuance of any stop order relating thereto or the suspension of the qualification of Parent Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement / Proxy Statement or for additional information and Parent and the Company shall each use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Parties shall use reasonable best efforts to ensure that none of the information related to him, her or it or any of his, her or its Non-Party Affiliates or its or their respective Representatives, supplied by or on his, her or its behalf for inclusion or incorporation by reference in the Registration Statement / Proxy Statement will, at the time the Registration Statement / Proxy Statement is initially filed with the SEC, at each time at which it is amended, or at the time it becomes effective under the Securities Act contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

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(b) To the extent not prohibited by Law, the Company and its counsel shall be given a reasonable opportunity to review and comment on the Registration Statement / Proxy Statement each time it is filed with the SEC, and Parent shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Parent shall provide the Company and counsel of the Company with (i) any comments or other communications, whether written or oral, that Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement / Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of Parent to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or counsel of the Company in any discussions or meetings with the SEC.

Section 5.10. Parent Stockholder Approval. As promptly as reasonably practicable following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, Parent shall (a) duly give notice of and (b) use reasonable best efforts to duly convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) in accordance with the Governing Documents of Parent, for the purposes of obtaining the Parent Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to elect to effect a Parent Stockholder Redemption. Parent shall, through unanimous approval of its board of directors, recommend to its stockholders (the “Parent Board Recommendation”), (i) the adoption and approval of this Agreement and the transactions contemplated hereby (including the Merger) (the “Business Combination Proposal”); (ii) the adoption and approval of the issuance of the Parent Shares in connection with the transactions contemplated by this Agreement as required by Nasdaq listing requirements (the “Nasdaq Proposal”); (iii) the adoption and approval to amend and restate the Parent New Certificate of Incorporation attached hereto as Exhibit D (the “Governing Document Proposal”); (iv) the adoption and approval of the Parent Incentive Equity Plan and the Parent ESPP (the “Equity Incentive Plan Proposal”); (v) election of directors effective as of the Closing as contemplated by Section 5.17(a) and Section 5.17(b); (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement / Proxy Statement or in correspondence related thereto; (vii) the adoption and approval of each other proposal reasonably agreed to by Parent and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Transaction Documents; and (viii) the adoption and approval of a proposal for the adjournment of the Parent Stockholders Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (i) through (viii) together, the “Transaction Proposals”); provided, that Parent may adjourn the Parent Stockholders Meeting (A) to solicit additional proxies for the purpose of obtaining the Parent Stockholder Approval, (B) for the absence of a quorum, or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosures that Parent has determined, based on the advice of outside legal counsel, is reasonably likely to be required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Pre-Closing Parent Holders prior to the Parent Stockholders Meeting; provided that, without the consent of the Company, in no event shall Parent adjourn the Parent Stockholders Meeting for more than fifteen (15) Business Days later than the most recently adjourned meeting or to a date that is beyond the Termination Date. The Parent recommendation contemplated by the preceding sentence shall be included in the Registration Statement / Proxy Statement. Parent covenants that none of the Parent Board or Parent nor any committee of the Parent Board shall withdraw or modify, or propose publicly or by formal action of the Parent Board, any committee of the Parent Board or Parent to withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation or any other recommendation by the Parent Board or Parent of the proposals set forth in the Registration Statement / Proxy Statement.

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Section 5.11. Conduct of Business of Parent.

From and after the date of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not, and shall cause its Subsidiaries not to, as applicable, except as expressly contemplated by this Agreement or any Transaction Document, as required by applicable Law, as set forth on Section 5.11 of the Parent Disclosure Schedules or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), do any of the following:

(a) adopt any amendments, supplements, restatements or modifications to the Trust Agreement or the Governing Documents of any Parent Party or any of its Subsidiaries;

(b) declare, set aside, make or pay a dividend on, or make any other distribution or payment in respect of, any Equity Securities of Parent or any of its Subsidiaries, or repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any outstanding Equity Securities of Parent or any of its Subsidiaries, as applicable;

(c) split, combine or reclassify any of its capital stock or other Equity Securities or issue any other security in respect of, in lieu of or in substitution for shares of its capital stock;

(d) incur, create or assume any material Indebtedness for borrowed money or incur any material Liabilities;

(e) make any loans or advances to, or capital contributions in, any other Person, other than to, or in, Parent or any of its Subsidiaries;

(f) issue any Equity Securities of Parent or any of its Subsidiaries or grant any additional options, warrants or stock appreciation rights with respect to Equity Securities of the foregoing of Parent or any of its Subsidiaries;

(g) enter into, renew, modify or revise any Parent Related Party Transaction (or any Contract or agreement that if entered into prior to the execution and delivery of this Agreement would be a Parent Related Party Transaction);

(h) engage in any activities or business, other than activities or business (i) in connection with or incident or related to such Person’s organization, incorporation or formation, as applicable, or continuing corporate (or similar) existence, (ii) contemplated by, or incident or related to, this Agreement, any Transaction Document, the performance of covenants or agreements hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby or (iii) those that are administrative or ministerial, in each case, which are immaterial in nature;

(i) make, change or revoke any material election concerning Taxes, enter into any Tax closing agreement, amend any material Tax Return, settle any material Tax claim or assessment, or consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment, other than any such extension or waiver that is obtained in the ordinary course of business;

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(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution;

(k) enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement; or

(l) enter into any Contract to take, or cause to be taken, any of the actions set forth in this Section 5.11.

Notwithstanding anything in this Section 5.11 or this Agreement to the contrary, nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Parent Party from using the funds held by Parent outside the Trust Account to pay any Parent Expenses or from otherwise distributing or paying over any funds held by Parent outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

Section 5.12. Nasdaq Listing. Parent shall use its reasonable best efforts to cause: (a) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved: (b) Parent to satisfy all applicable initial and continuing listing requirements of Nasdaq; and (c) the Parent Shares issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and the Company shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 5.13. Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE 6 and provision of notice thereof to the Trustee, (a) at the Closing, Parent shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Stockholders of Parent pursuant to the Parent Stockholder Redemption, (B) pay the amounts due to the underwriters of Parent’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to Parent in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 5.14. Stockholder Support Agreements; Stockholder Approval.

(a) As promptly as reasonably practicable (and in any event within thirty (30) days) following the date of this Agreement (the “Company Stockholder Support Agreement Deadline”), the Company shall use its reasonable best efforts to deliver, or cause to be delivered, to Parent the Company Stockholder Support Agreements duly executed by each Supporting Company Stockholder.

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(b) The Company shall use its reasonable best efforts to obtain and deliver to Parent, by the Company Stockholder Written Consent Deadline, a true and correct copy of a written consent (in form and substance reasonably satisfactory to Parent) (the “Company Stockholder Written Consent”) approving and adopting this Agreement, the Transaction Documents to which the Company is or will be a party and the transactions contemplated hereby and thereby (including the Merger), the amendment of the Company’s Amended and Restated Certificate of Incorporation in the form attached as Schedule B to the form of Company Stockholder Support Agreement, and the Company Preferred Stock Conversion, that is duly executed by the Company Stockholders that hold at least the requisite number of issued and outstanding Company Shares required to approve and adopt such matters in accordance with the DGCL, the Company’s Governing Documents and the Company Stockholders Agreement (the “Required Company Stockholder Approval”). The Company, through its board of directors, shall recommend to the holders of Company Shares the approval and adoption of this Agreement and the transactions contemplated by this Agreement (including the Merger).

Section 5.15. Parent Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of each Parent Party, as provided in the applicable Parent Party’s Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Parent will perform and discharge, or cause to be performed and discharged, all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Parent shall advance, or caused to be advanced, expenses incurred in connection with such indemnification as provided in the applicable Parent Party’s Governing Documents or other applicable agreements as in effect immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Parent Parties’ Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of immediately prior to the Effective Time, or at any time prior to such time, were directors or officers of any Parent Party (the “Parent D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring on or prior to the Effective Time and relating to the fact that such Parent D&O Person was a director or officer of any Parent Party immediately prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

(b) Parent shall not have any obligation under this Section 5.15 to any Parent D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Parent D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) For a period of six (6) years after the Effective Time, Parent shall maintain, without any lapses in coverage, directors’ and officers’ liability insurance for the benefit of those Persons who are currently covered by any comparable insurance policies of the Parent Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such insurance policies shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under Parent’s directors’ and officers’ liability insurance policies as of the date of this Agreement.

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(d) The Parent Parties shall purchase, at or prior to the Closing, and Parent shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Parent Parties as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Parent Parties’ directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of Parent or any of its Affiliates shall pay a premium for such “tail” policy in excess of four hundred percent (400%) of the most recent annual premium paid by Parent prior to the date of this Agreement and, in such event, Parent or one of its Affiliates shall purchase the maximum coverage available for four hundred percent (400%) of the most recent annual premium paid by Parent prior to the date of this Agreement.

(e) If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 5.15.

(f) The Parent D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.15 are intended to be third-party beneficiaries of this Section 5.15. This Section 5.15 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.

Section 5.16. Company Indemnification; Directors’ and Officers’ Insurance.

(a) Each Party agrees that (i) all rights to indemnification, advancement or exculpation now existing in favor of the directors and officers of the Company, as provided in the Company Governing Documents or otherwise in effect as of immediately prior to the Effective Time, in either case, solely with respect to any matters occurring on or prior to the Effective Time, shall survive the transactions contemplated by this Agreement and shall continue in full force and effect from and after the Effective Time for a period of six (6) years and (ii) Parent will cause the Company to perform and discharge all obligations to provide such indemnity, advancement and exculpation during such six (6)-year period. To the maximum extent permitted by applicable Law, during such six (6)-year period, Parent shall cause the Company to advance expenses incurred in connection with such indemnification as provided in the Company Governing Documents or other applicable agreements in effect as of immediately prior to the Effective Time. The indemnification, advancement and liability limitation or exculpation provisions of the Company Governing Documents shall not, during such six (6)-year period, be amended, repealed or otherwise modified after the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors or officers of the Company (the “Company D&O Persons”) entitled to be so indemnified, have their liability limited or be exculpated with respect to any matters occurring prior to Closing and relating to the fact that such Company D&O Person was a director or officer of the Company prior to the Effective Time, unless such amendment, repeal or other modification is required by applicable Law.

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(b) Neither Parent nor the Company shall have any obligation under this Section 5.16 to any Company D&O Person when and if a court of competent jurisdiction shall ultimately determine (and such determination shall have become final and non-appealable) that the indemnification of such Company D&O Person in the manner contemplated hereby is prohibited by applicable Law.

(c) The Company shall purchase, at or prior to the Closing, and Parent shall maintain, or cause to be maintained, in effect for a period of six (6) years after the Effective Time, without lapses in coverage, a “tail” policy providing directors’ and officers’ liability insurance coverage for the benefit of those Persons who are currently covered by any comparable insurance policies of the Company as of the date of this Agreement with respect to matters occurring on or prior to the Effective Time. Such “tail” policy shall provide coverage on terms (with respect to coverage and amount) that are substantially the same as (and no less favorable in the aggregate to the insured than) the coverage provided under the Company’s directors’ and officers’ liability insurance policies as of the date of this Agreement; provided that none of the Company, Parent or any of their respective Affiliates shall pay a premium for such “tail” policy in excess of four hundred percent (400%) of the most recent annual premium paid by the Company prior to the date of this Agreement and, in such event, the Company, Parent or one of their respective Affiliates shall purchase the maximum coverage available for four hundred percent (400%) of the most recent annual premium paid by the Company prior to the date of this Agreement.

(d) If Parent or any of its successors or assigns (i) shall merge or consolidate with or merge into any other corporation or entity and shall not be the surviving or continuing corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of their respective properties and assets as an entity in one or a series of related transactions to any Person, then in each such case, proper provisions shall be made so that the successors or assigns of Parent shall assume all of the obligations set forth in this Section 5.16.

(e) The Company D&O Persons entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 5.16 are intended to be third-party beneficiaries of this Section 5.16. This Section 5.16 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of Parent.

Section 5.17. Post-Closing Directors and Officers.

(a) Parent shall take all such action within its power as may be necessary or appropriate such that effective immediately after the Effective Time (i) the Parent Board shall initially consist of seven (7) directors, which shall be divided into three (3) classes, designated Class I, II and III, with Class I consisting of two (2) directors with an initial term that expires in 2022, Class II consisting of two (2) directors with an initial term that expires in 2023, and Class III consisting of three (3) directors with an initial term that expires in 2024; (ii) the members of the Parent Board are the individuals determined in accordance with Section 5.17(b); (iii) the members of the compensation committee, audit committee and nominating committee of the Parent Board are the individuals determined in accordance with Section 5.17(c); and (iv) the officers of Parent (the “Officers”) are the individuals determined in accordance with Section 5.17(d).

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(b) The seven (7) individuals identified in, or in the manner set forth in, Section 5.17(b) of the Company Disclosure Schedules shall be directors on the Parent Board immediately after the Effective Time, five (5) of whom shall be selected by the Company and two (2) of whom shall be selected by Parent. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, each of the Company and Parent may in its sole discretion replace any of its respective designee(s) with any individual by notice to Parent or the Company, as applicable. Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, the board of directors of the Company shall designate whether each individual who will serve on the Parent Board immediately after the Effective Time will be designated as a member of Class I, Class II or Class III; provided that two of the Company’s designees shall be members of Class III, one Company designee shall be a member of Class II, two of the Company’s designees shall be members of Class I, one of Parent’s designee shall be designated as a member of Class III and one of Parent’s designee shall be designated as a member of Class II. At least three (3) of the Company’s designees and Parent’s designee shall be “independent” directors for the purposes of Nasdaq. It is currently expected that one of the Parent designee’s shall serve as the Chairman of the Parent Board in an executive capacity.

(c) Prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, the Company and Parent shall mutually agree to each director that will serve on the compensation committee, the audit committee and the nominating committee of the Parent Board immediately after the Effective Time, based on the qualifications of each director, subject to applicable listing rules of Nasdaq and applicable Law.

(d) The individuals identified in, or in the manner set forth in, Section 5.17(d) of the Company Disclosure Schedules shall be the Officers immediately after the Effective Time, with each such individual holding the title set forth opposite his or her name. In the event that such individuals identified in, or in the manner set forth in, Section 5.17(d) of the Company Disclosure Schedules is unwilling or unable (whether due to death, disability, termination of service or otherwise) to serve as an Officer, then, prior to the mailing of the Registration Statement / Proxy Statement to the Pre-Closing Parent Holders, the Company may in its sole discretion replace such individual with another individual to serve as such Officer by (i) amending Section 5.17(d) of the Company Disclosure Schedules by written notice to Parent (which such amendment shall not require approval of any party) or (ii) in the manner set forth in Section 5.17(d) of the Company Disclosure Schedules.

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Section 5.18. PCAOB Financials.

(a) As promptly as reasonably practicable, but in no event later than June 30, 2021, the Company shall deliver to Parent any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) as applicable that is required to be included in the Registration Statement / Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, stockholders’ deficit and cash flows of the Company as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement / Proxy Statement (A) will fairly present in all material respects the financial position of the Company as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved (except, in the case of any audited financial statements, as may be indicated in the notes thereto and subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and contain an unqualified report of the Company’s auditor and (D) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable).

(b) The Company shall use its reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of any member of the Company, Parent in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement / Proxy Statement and any other filings to be made by Parent with the SEC in connection with the transactions contemplated by this Agreement or any Transaction Document and (ii) to obtain the consents of its auditors with respect thereto as may be required by applicable Law or requested by the SEC.

Section 5.19. Parent Incentive Equity Plan and Employee Stock Purchase Plan. Prior to the Closing Date, Parent shall approve, and subject to approval of the stockholders of Parent, adopt, (i) a management incentive equity plan in the form attached hereto as Exhibit E (with such changes as may be agreed by Parent and the Company), (the “Parent Incentive Equity Plan”) and (ii) an employee stock purchase plan in the form attached hereto as Exhibit F (with such changes as may be agreed by Parent and the Company) (the “Parent ESPP”). Within five (5) Business Days following the expiration of the sixty (60) day period following the date Parent has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Parent shall file effective registration statements on Form S-8 (or other applicable form) with respect to the Parent Shares issuable under the Parent Incentive Equity Plan and the Parent ESPP, and Parent shall use reasonable efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Parent Incentive Equity Plan and the Parent ESPP remain outstanding.

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Section 5.20. FIRPTA Certificates. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to Parent a signed certification that the Company Shares are not United States real property interests as defined in Section 897(c) of the Code, together with a notice to the Internal Revenue Service (which shall be filed by Parent with the Internal Revenue Service following the Closing), in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS
CONTEMPLATED BY THIS AGREEMENT

Section 6.1. Conditions to the Obligations of the Parties.

The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Party for whose benefit such condition exists of the following conditions:

(a) the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated;

(b) no Order or Law issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

(c) the Registration Statement / Proxy Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Registration Statement / Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending;

(d) Parent’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement shall have been approved (subject to notice of issuance) and, immediately following the Effective Time, Parent shall satisfy any applicable initial and continuing listing requirements of Nasdaq, and Parent shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be cured at or immediately following, the Effective Time, and the Parent Shares to be issued pursuant to the Merger and the transactions contemplated by this Agreement shall have been approved for listing on Nasdaq;

(e) the Company Stockholder Written Consent representing the Required Company Stockholder Approval shall have been obtained;

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(f) after giving effect to the transactions contemplated hereby, Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) immediately after the Effective Time; and

(g) the Required Parent Stockholder Approval shall have been obtained.

Section 6.2. Other Conditions to the Obligations of the Parent Parties.

The obligations of the Parent Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by Parent (on behalf of itself and the other Parent Parties) of the following further conditions:

(a) (i) the Company Fundamental Representations (other than the representations and warranties set forth in Section 3.3(a), which are addressed in clause (ii) below) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 3.3(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representations and warranties set forth in Section 3.9(a) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), and (iv) the representations and warranties of the Company set forth in ARTICLE 3 (other than the Company Fundamental Representations and the representations and warranties of the Company set forth in Section 3.9(a)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Company Material Adverse Effect;

(b) the Company shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by the Company under this Agreement at or prior to the Closing;

(c) since the date of this Agreement, no Company Material Adverse Effect has occurred that is continuing;

(d) at or prior to the Closing, the Company shall have delivered, or caused to be delivered, to Parent:

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(i) a certificate duly executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 6.2(a), Section 6.2(b) and Section 6.2(c) are satisfied, in a form and substance reasonably satisfactory to Parent;

(ii) the employees of the Company listed on Section 6.2(d)(ii) of the Company Disclosure Schedules shall have executed and delivered employment agreements, in form and substance reasonably agreed to by Parent and the Company; and

(iii) the Registration Rights Agreement duly executed by the stockholders of the Company set forth therein.

Section 6.3. Other Conditions to the Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, if permitted by applicable Law, waiver by the Company of the following further conditions:

(a) (i) the Parent Fundamental Representations (other than the representations and warranties set forth in Section 4.6(a), which are addressed in clause (ii) below) shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in Section 4.6(a) shall be true and correct in all respects (except for de minimis inaccuracies) as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), and (iii) the representations and warranties of the Parent Parties (other than the Parent Fundamental Representations) contained in ARTICLE 4 of this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” or any similar limitation set forth herein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct, taken as a whole, does not cause a Parent Material Adverse Effect;

(b) the Parent Parties shall have performed and complied in all material respects with the covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing;

(c) at or prior to the Closing, Parent shall have delivered, or caused to be delivered, the following documents to the Company:

(i) a certificate duly executed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions specified in Section 6.3(a) and Section 6.3(b) are satisfied, in a form and substance reasonably satisfactory to the Company; and

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(ii) the Registration Rights Agreement duly executed by Parent and the Sponsor.

(d) The size and composition of the post-Closing Parent Board shall reflect the terms of Section 5.17.

Section 6.4. Frustration of Closing Conditions.

The Company may not rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was proximately caused by the Company’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement by the Company. None of the Parent Parties may rely on the failure of any condition set forth in this ARTICLE 6 to be satisfied if such failure was proximately caused by a Parent Party’s failure to use reasonable best efforts to cause the Closing to occur, as required by Section 5.2 or a breach of this Agreement by any Parent Party.

ARTICLE 7
TERMINATION

Section 7.1. Termination.

This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a) by mutual written consent of Parent and the Company;

(b) by Parent, if any of the representations or warranties set forth in ARTICLE 3 shall not be true and correct or if the Company has failed to perform any covenant or agreement on the part of the Company set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.2(a) or Section 6.2(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to the Company by Parent, and (ii) the Termination Date; provided, however, that none of the Parent Parties is then in breach in any material respect of this Agreement which would prevent the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) from being satisfied;

(c) by the Company, if any of the representations or warranties set forth in ARTICLE 4 shall not be true and correct or if any Parent Party has failed to perform any covenant or agreement on the part of such applicable Parent Party set forth in this Agreement (including an obligation to consummate the Closing) such that the condition to Closing set forth in either Section 6.3(a) or Section 6.3(b) could not be satisfied and the breach or breaches causing such representations or warranties not to be true and correct, or the failures to perform any covenant or agreement, as applicable, is (or are) not cured or cannot be cured within the earlier of (i) thirty (30) days after written notice thereof is delivered to Parent by the Company and (ii) the Termination Date; provided, however, the Company is not then in breach of this Agreement in any material respect which would prevent the condition to Closing set forth in Section 6.2(a) or Section 6.2(b) from being satisfied;

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(d) by either Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to December 15, 2021 (the “Termination Date”); provided, that (i) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Parent if any Parent Party’s breach of any of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date, and (ii) the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to the Company if the Company’s breach of its covenants or obligations under this Agreement shall have proximately caused the failure to consummate the transactions contemplated by this Agreement on or before the Termination Date;

(e) by either Parent or the Company, if any Governmental Entity shall have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such Order or other action shall have become final and nonappealable;

(f) by either Parent or the Company if the Parent Stockholders Meeting has been held (including any adjournment thereof), has concluded, Parent’s stockholders have duly voted and the Required Parent Stockholder Approval was not obtained; or

(g) by Parent, if the Company does not deliver, or cause to be delivered to Parent (i) a Company Stockholder Support Agreement duly executed by each Supporting Company Stockholder in accordance with Section 5.14(a) on or prior to the Company Stockholder Support Agreement Deadline or (ii) the Company Stockholder Written Consent in accordance with Section 5.14(b) on or prior to the Company Stockholder Written Consent Deadline.

Section 7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this entire Agreement shall forthwith become void (and there shall be no Liability or obligation on the part of the Parties and their respective Non-Party Affiliates) with the exception of Section 5.3(a), this Section 7.2, ARTICLE 8 and ARTICLE 1 (to the extent related to the foregoing), each of which shall survive such termination and remain valid and binding obligations of the Parties, and the Confidentiality Agreement, which shall survive such termination and remain valid and binding obligations of the parties thereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to Section 7.1 shall not affect any Liability on the part of any Party for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or for Fraud.

ARTICLE 8
MISCELLANEOUS

Section 8.1. Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except for those covenants and agreements that, by their terms, contemplate performance after the Effective Time.

Section 8.2. Entire Agreement; Assignment. This Agreement (together with the Transaction Documents and the Schedules) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of (a) Parent and the Company prior to Closing and (b) Parent, the Sponsor and the Stockholders’ Representative after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 8.2 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

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Section 8.3. Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Parent and the Company prior to the Closing and (b) Parent, the Sponsor and the Stockholders’ Representative after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 8.3 shall be void, ab initio. Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

Section 8.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail during normal business hours (and otherwise as of the immediately following Business Day) (upon confirmation of receipt by the intended recipient, but excluding any automated reply, such as an out-of-office notification), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(a) If to any Parent Party, to:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b) If to the Company, to:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104
Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

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(c) if to the Stockholders’ Representative, to:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 8.5. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

Section 8.6. Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall pay, or cause to be paid, all Unpaid Company Expenses and Parent shall pay, or cause to be paid, all Unpaid Parent Expenses and (b) if the Closing occurs, then Parent shall pay, or cause to be paid, all Unpaid Company Expenses and all Unpaid Parent Expenses.

Section 8.7. Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered Sections and subsections set forth in this Agreement. Any item disclosed in the Company Disclosure Schedules or in the Parent Disclosure Schedules corresponding to any Section or subsection of ARTICLE 3 (in the case of the Company Disclosure Schedules) or ARTICLE 4 (in the case of the Parent Disclosure Schedules) shall be deemed to have been disclosed with respect to every other section and subsection of ARTICLE 3 (in the case of the Company Disclosure Schedules) or ARTICLE 4 (in the case of the Parent Disclosure Schedules), as applicable, where the relevance of such disclosure to such other Section or subsection is reasonably apparent on the face of the disclosure. The information and disclosures set forth in the Schedules that correspond to the section or subsections of ARTICLE 3 or ARTICLE 4 may not be limited to matters required to be disclosed in the Schedules, and any such additional information or disclosure is for informational purposes only and does not necessarily include other matters of a similar nature, nor shall such additional information be deemed to establish a standard of materiality.

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Section 8.8. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except as provided in Section 5.15, Section 5.16 and the two subsequent sentences of this Section 8.8, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The Sponsor shall be an express third-party beneficiary of Section 8.2, Section 8.3, Section 8.13, Section 8.14 and this Section 8.8 (to the extent related to the foregoing). Each of the Non-Party Affiliates shall be an express third-party beneficiary of Section 8.13, Section 8.14 and this Section 8.8 (to the extent related to the foregoing).

Section 8.9. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 8.10. Counterparts; Electronic Signatures. This Agreement and each Transaction Document (including any of the closing deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any Transaction Document (including any of the closing deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement or any such Transaction Document.

Section 8.11. Knowledge of Company; Knowledge of Parent. For all purposes of this Agreement, the phrase “to the Company’s knowledge” and “known by the Company” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 8.11 of the Company Disclosure Schedules, assuming reasonable inquiry. For all purposes of this Agreement, the phrase “to Parent’s knowledge” and “to the knowledge of Parent” and any derivations thereof shall mean as of the applicable date, the knowledge of the individuals set forth on Section 8.11 of the Parent Disclosure Schedules, assuming reasonable inquiry. For the avoidance of doubt, none of the individuals set forth on Section 8.11 of the Company Disclosure Schedules or Section 8.11 of the Parent Disclosure Schedules shall have any personal Liability or obligations regarding such knowledge.

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Section 8.12. No Recourse. Except for claims pursuant to any Transaction Document by any party(ies) thereto against any Company Non-Party Affiliate or any Parent Non-Party Affiliate (each, a “Non-Party Affiliate”), each Party agrees on behalf of itself and on behalf of the Company Non-Party Affiliates, in the case of the Company, and the Parent Non-Party Affiliates, in the case of Parent, that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Non-Party Affiliate, and (b) none of the Non-Party Affiliates shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by the Company, Parent or any Non-Party Affiliate concerning the Company, any Parent Party, this Agreement or the transactions contemplated hereby; provided, that nothing herein shall prejudice the Stockholders’ Representative’s right to be indemnified by the Company Stockholders, on a several basis, as provided in Section 8.18.

Section 8.13. Extension; Waiver. The Company prior to the Closing and the Company and the Sponsor after the Closing may (a) extend the time for the performance of any of the obligations or other acts of the Parent Parties set forth herein, (b) waive any inaccuracies in the representations and warranties of the Parent Parties set forth herein or (c) waive compliance by the Parent Parties with any of the agreements or conditions set forth herein. Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company, set forth herein, (ii) waive any inaccuracies in the representations and warranties of the Company set forth herein or (iii) waive compliance by the Company with any of the agreements or conditions set forth herein. Any agreement on the part of any such Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 8.14. Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY TRANSACTION DOCUMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

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Section 8.15. Submission to Jurisdiction. Each of the Parties irrevocably and unconditionally submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any Proceeding, claim, demand, action or cause of action (a) arising under this Agreement or under any Transaction Document or (b) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, and irrevocably and unconditionally waives any objection to the laying of venue of any such Proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding has been brought in an inconvenient forum. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding claim, demand, action or cause of action against such Party (i) arising under this Agreement or under any Transaction Document or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any Transaction Document or any of the transactions contemplated hereby or any of the transactions contemplated thereby, (A) any claim that such Party is not personally subject to the jurisdiction of the courts as described in this Section 8.15 for any reason, (B) that such Party or such Party’s property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) that (x) the Proceeding, claim, demand, action or cause of action in any such court is brought against such Party in an inconvenient forum, (y) the venue of such Proceeding, claim, demand, action or cause of action against such Party is improper or (z) this Agreement, or the subject matter hereof, may not be enforced against such Party in or by such courts. Each Party agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 8.4 shall be effective service of process for any such Proceeding, claim, demand, action or cause of action.

Section 8.16. Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. Without limiting the foregoing, each Party hereto hereby agrees that service of process upon such party in any action or proceeding contemplated by this Section shall be effective if notice is given in accordance with Section 8.4 of this Agreement.

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Section 8.17. Trust Account Waiver. Reference is made to the final prospectus of Parent, filed with the SEC (File No. 333-251178) on January 12, 2021 (the “Prospectus”). Each of the Company and the Stockholders’ Representative acknowledges and agrees and understands that Parent has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Parent’s public stockholders (including overallotment shares acquired by Parent’s underwriters, the “Public Stockholders”), and Parent may disburse monies from the Trust Account only in the express circumstances described in the Prospectus. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company and the Stockholders’ Representative hereby agrees on behalf of itself and its Representatives that, notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Company, the Stockholders’ Representative nor any of their respective Representatives does now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Parent or any of its Representatives, on the one hand, and, the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Account Released Claims”). Each of the Company and the Stockholders’ Representative, on its own behalf and on behalf of its respective Representatives, hereby irrevocably waives any Trust Account Released Claims that it or any of its Representatives may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, or Contracts with Parent or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of any agreement with Parent or its Affiliates).

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Section 8.18. Stockholders’ Representative. By the adoption of the Merger, and by receiving the benefits thereof, including any consideration payable hereunder, each Company Stockholder shall be deemed to have appointed, and Shareholder Representative Services LLC is hereby appointed by the Company Stockholders, as of the Closing, as representative, agent and attorney-in-fact for each Company Stockholder for all purposes in connection with this Agreement and the agreements ancillary hereto, (a) to give and receive notices and communications to Parent for any purpose under this Agreement and the Transaction Documents, (b) to agree to, negotiate, enter into settlements and compromises of and demand arbitration and comply with orders of courts and awards of arbitrators with respect to any disputes arising under or related to this Agreement, (c) to act on behalf of Company Stockholders in accordance with the provisions of the Agreement, the securities described herein and any other document or instrument executed in connection with the Agreement and the Merger, and (d) to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing. The Stockholders’ Representative may resign at any time, and such agency may be changed by the Company Stockholders from time to time upon no less than twenty (20) days prior written notice to Parent; provided, however, that the Stockholders’ Representative may not be removed unless holders of at least 51% of all of the Company Shares outstanding immediately prior to the Effective Time agree to such removal. Any vacancy in the position of Stockholders’ Representative may be filled by approval of the holders of at least 51% of all of the Company Shares outstanding immediately prior to the Effective Time. Any removal or change of the Stockholders’ Representative shall not be effective until written notice is delivered to Parent. Notices or communications to or from the Stockholders’ Representative shall constitute notice to or from the Company Stockholders. A decision, act, consent or instruction of the Stockholders’ Representative shall, for all purposes hereunder, constitute a decision, act, consent or instruction of all of the Company Stockholders and shall be final, binding and conclusive upon each of the Company Stockholders. The Stockholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Company Stockholders, on a several basis in accordance with each Company Stockholder’s pro rata right to receive Earnout Shares, shall indemnify the Stockholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Stockholders’ Representative from (i) the funds in the Expense Fund and (ii) any other funds that become payable to the Company Stockholders under this Agreement at such time as such amounts would otherwise be distributable to the Company Stockholders; provided, that while the Stockholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Company Stockholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Stockholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement. Upon the Closing, Parent will wire $100,000 (the “Expense Fund”) to the Stockholders’ Representative, which will be used for any expenses incurred by the Stockholders’ Representative pursuant to this Agreement. Parent, the Company and the Company Stockholders shall not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative shall deliver any remaining balance of the Expense Fund to Parent. The parties agree that the Stockholders’ Representative is not responsible for any tax reporting or withholding in connection with the distribution of the Expense Fund.

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Section 8.19. Conflicts and Privilege. The Company, Parent and Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Closing between or among (i) the Sponsor, the shareholders or holders of other equity interests of Parent or the Sponsor or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Company after the Closing) (collectively, the “Sponsor Group”), on the one hand, and (ii) the Company and/or Parent after the Closing or any of the shareholders or holders of other equity interests of the Company prior to the Closing or any of their respective directors, members, partners, officers, employees or Affiliates, on the other hand, Dentons US LLP (“Dentons”), which represented Parent or the Sponsor prior to the Closing, may represent the Sponsor or any other member of the Sponsor Group, in such dispute even though the interests of such Persons may be directly adverse to the Company and/or Parent, and even though such counsel may have represented Parent in a matter substantially related to such dispute, Parent or the Sponsor. The Company, Parent and Merger Sub, on behalf of their respective successors and assigns (including, after the Closing, the Company), further agree that, as to all legally privileged communications prior to the Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or action arising out of or relating to, this Agreement, any Transaction Documents or the transactions contemplated hereby or thereby) between or among Parent, the Sponsor or any other member of the Sponsor Group, on the one hand, and Dentons, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the transactions contemplated by this Agreement and, after the Closing, belong to the Sponsor Group, and shall not pass to or be claimed or controlled by the Company or Parent. Notwithstanding the foregoing, after the Closing, in the event that a dispute arises between any member of the Sponsor Group, on the one hand, and a third party other than the Sponsor Group, on the other hand, Parent and the Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

* * * * *

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement and Plan of Merger to be duly executed on its behalf as of the day and year first above written.

BIG CYPRESS ACQUISITION CORP.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Chief Executive Officer

BIG CYPRESS MERGER SUB INC.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	President

SAB BIOTHERAPEUTICS, INC.

By:	/s/ Eddie J. Sullivan
Name:	Eddie J. Sullivan
Title:	President and CEO

STOCKHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Sam Riffe
Name:	Sam Riffe
Title:	Managing Director

EXHIBIT A

FORM OF AMENDED AND

RESTATED STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●] [●], 2021, by and among Big Cypress Acquisition Corp., a Delaware corporation (the “Company”), Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”), Ladenburg Thalmann & Co. Inc. (together with employees of Ladenburg listed on the signature page hereof, “Ladenburg”), and each of the Persons listed on Schedule A hereto, together with any of such Persons’ Permitted Transferees that have been assigned such Persons’ rights in accordance with the terms of this Agreement, including the Sponsor Members (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, SAB Biotherapeutics, Inc., a Delaware corporation (“SAB”), and Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SAB, with SAB being the surviving corporation (the “Merger”);

WHEREAS, the Company, the Sponsor and Ladenburg (collectively with the Sponsor, the “Existing Holders”) are parties to that certain Registration Rights Agreement, dated as of January 11, 2021 (the “Existing Registration Rights Agreement”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified by the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement pursuant to Section 5.5 thereof, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Automatic Shelf Registration Statement” shall mean an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“Board” shall mean the Board of Directors of the Company.

“Claims” shall have the meaning given in Section 5.1(a).

“Closing Date” shall mean the Closing Date as defined in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” shall mean (a) any publicly-available written or oral guidance of the Commission staff or any comments, requirements or requests of the Commission staff and (b) the Securities Act.

“Common Stock” shall mean the Company’s Common Stock, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.1(d).

“Earnout Shares” has the meaning ascribed to such term in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall mean a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time.

2

“Form S-1 Shelf” shall have the meaning given in Section 2.1(b).

“Form S-3” shall mean a registration statement on Form S-3 or any similar short form registration statement that may be available at such time, and if the Company is a WKSI, such Form S-3 may be an Automatic Shelf Registration Statement.

“Form S-3 Shelf” shall have the meaning given in Section 2.1(b).

“Founder Shares” shall mean shares of Common Stock issued or issuable to the Holders prior to the consummation of the Merger.

“Holder Information” shall have the meaning given in Section 3.3.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up” shall have the meaning given in Section 6.1.

“Lock-Up Parties” shall mean the Holders (other than Ladenburg) and their respective Permitted Transferees.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date.

“Lock-Up Shares” shall mean the shares of Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Holders immediately following the Closing, Earnout Shares or shares of Common Stock issued with respect to or in exchange for equity awards on or after the Closing.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.1(g).

“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, (a) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 6.1 and (b) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

3

“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.3(a).

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Common Stock issued or issuable upon the consummation of the Merger (including the Earnout Shares), (b) any Founder Shares, (c) the Private Placement Warrants (and underlying shares of Common Stock), (d) any shares of Common Stock, or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable (directly or indirectly) upon conversion or exercise of any other equity securities) of the Company, acquired by the Holders after the consummation of the Merger to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (e) any other equity security of the Company issued or issuable with respect to any share of Common Stock referred in the forgoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of counsel for the Sponsor;

(f) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g) in a Shelf Takedown or Other Coordinated Offering, reasonable fees and expenses of one firm of legal counsel selected by the majority-in-interest of the Demanding Holders initiating such Shelf Takedown or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.2.

“Requesting Holder” shall have the meaning given in Section 2.1(e).

“SAB” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.1(a).

“Shelf Takedown” shall have the meaning given in Section 2.1(d).

“Shelf Takedown Block Trade” shall have the meaning given in Section 2.1(g)(i).

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Members” shall mean members or affiliates of the Sponsor who hold Registrable Securities, including members of the Sponsor who receive Registrable Securities upon the dissolution of Sponsor and become Holders hereunder in accordance with Section 7.2.

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“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

ARTICLE 2

REGISTRATIONS

Section 2.1. Shelf Registration.

(a) The Company shall, within forty-five (45) calendar days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”), on the terms and conditions specified in this Section 2.1(a) and shall use its best efforts to cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof, but not later than (i) the 90th calendar day following the filing date if the Commission notifies the Company that it will “review” the Shelf Registration Statement, and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. The Shelf Registration Statement filed with the Commission pursuant to this Section 2.1(a) shall be on Form S-1 or, if the Company is eligible to use Form S-3, then on Form S-3 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this Section 2.1(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement. The Company’s obligations under this Section 2.1(a), shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

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(b) If the Company files a Shelf Registration Statement on Form S-3 (a “Form S-3 Shelf”) and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its commercially reasonable efforts to file a Shelf Registration Statement on Form S-1 (a “Form S-1 Shelf”) as promptly as practicable to replace the Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form S-3 for secondary sales or, in the case of a Form S-1 Shelf filed to register the resale of Removed Shares pursuant to Section 2.2, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-1 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its commercially reasonable efforts to file a Form S-3 Shelf as promptly as practicable to replace the applicable Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities. The Company’s obligations under this Section 2.1(b), shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

(c) Additional Registrable Securities. Subject to Section 2.4 and Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf Registration Statement (including by means of a post-effective amendment) or by filing a subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders.

(d) Underwritten Shelf Takedown. Subject to Section 2.4 and Section 3.4, at any time that a Shelf Registration Statement is effective, a Holder of at least 30% of the then-outstanding number of Registrable Securities, any of the Sponsor Members or the Sponsor (such Holder or the Sponsor in such capacity, a “Demanding Holder”) may request to sell all or part of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown for a Holder of at least 30% of the then-outstanding number of Registrable Securities if such offering shall include Registrable Securities proposed to be sold by such Demanding Holder, either individually or together with other Demanding Holders, yielding aggregate gross proceeds in excess of $30,000,000 (based on then-current market prices) (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. The Company shall have the right to select the Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks). Notwithstanding the foregoing, (i) the Sponsor and the Sponsor Members (taken together) and (ii) the other Demanding Holders (taken together) may each demand not more than one (1) Underwritten Shelf Takedowns, in each case pursuant to this Section 2.1(d) in any twelve (12) month period, for an aggregate of not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1(d) in any twelve (12) month period. The Company may effect any Underwritten Offering pursuant to any then effective Registration Statement that is then available for such offering.

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(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the remaining Demanding Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such remaining Demanding Holders, for purposes of Section 2.1(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).

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(g) Shelf Takedown Block Trade; Other Coordinated Offering.

(i) Notwithstanding anything to the contrary in Section 2.1(d) but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (i) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Shelf Takedown Block Trade”) or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Amount or all of the remaining Registrable Securities held by the Demanding Holder, then notwithstanding the foregoing time periods, the Demanding Holder needs to notify the Company of the Shelf Takedown Block Trade or Other Coordinated Offering five business days prior to the day such offering is to commence, and the Company shall use its commercially reasonable efforts (including cooperating with such Demanding Holder with respect to the provision of necessary information) to facilitate such Shelf Takedown Block Trade or Other Coordinated Offering (which may close as early as two business days after the date it commences); provided that the Demanding Holder wishing to engage in such Shelf Takedown Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and the underwriter(s), brokers, placement agents or sales agents (if any) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Shelf Takedown Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the Registration Statement and other offering documentation, comfort procedures and due diligence related to such Shelf Takedown Block Trade or Other Coordinated Offering.

(ii) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Shelf Takedown Block Trade or Other Coordinated Offering, the Demanding Holders initiating such Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter(s), brokers, placement agents or sales agents (if any) of their intention to withdraw from such Shelf Takedown Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.1(g).

(iii) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Shelf Takedown Block Trade or Other Coordinated Offering.

(iv) The Demanding Holder in a Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to select the underwriter(s), brokers, placement agents or sales agents (if any) for such Shelf Takedown Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(v) Each of (i) the Sponsor and the Sponsor Members (taken together) and (ii) the other Demanding Holders (taken together) each may demand not more than two Shelf Takedown Block Trades or Other Coordinated Offerings pursuant to this Section 2.1(g) in any twelve (12) month period.

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Section 2.2. Rule 415 – Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to Section 2.1 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (it being understood that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (a) promptly notify each Holder of Registrable Securities subject to such Registration Statement (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (b) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right, at the expense of the Holders, to select one firm of legal counsel designated by the Holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.2, including participation in any meetings or discussions with the Commission regarding the Commission’s position and the Company will consider, in good faith, any comments from such Holders’ counsel to any written submission proposed made by the Company to the Commission with respect thereto. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2.2, the Commission refuses to alter its position, the Company shall, in its sole discretion, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.2, the Company shall give the applicable Holders at least five days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.2 shall be allocated between the Holders pro rata. In the event of a share removal of the Holders pursuant to this Section 2.2, the Company shall promptly register the resale of any Removed Shares pursuant to Section 2.1(b) and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of Section 2.1(b) be counted as a Shelf Takedown hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4.

Section 2.3. Piggyback Registration.

(a) Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company other than a Shelf Takedown Block Trade or Other Coordinated Offering (or by the Company and by the stockholders of the Company), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, including an exchange offer on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an offering of debt that is convertible into equity securities of the Company, or (d) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to Section 2.4 and Section 3.4, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an Automatic Shelf Registration Statement for offerings pursuant to Rule 415(a) (if available) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

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(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell for its own account, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3(a), pro rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3(a), pro rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration (a) in the case of a Piggyback Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3(c).

(d) Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to this Section 2.3 shall not be counted as a Registration pursuant to Section 2.1(d).

Section 2.4. Restrictions on Registration Rights. The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to Section 2.1(d) or Section 2.3 during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective.

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ARTICLE 3

COMPANY PROCEDURES

Section 3.1. General Procedures. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Sponsor or any Holder that holds at least 5% of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holder that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

(e) cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) if Rule 172 under the Securities Act or any successor provision (“Rule 172”) is unavailable, furnish to each Holder selling Registrable Securities covered by such Registration Statement such number of conformed copies of the Prospectus contained in such Registration Statement, and any amendment or supplement thereto (in each case, excluding any amendment or supplement made through incorporation by reference of ordinary course Exchange Act filings), in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request, in each case, in order to facilitate the transfer or other disposition of such Registrable Securities;

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(h) notify each participating Holder, as soon as practicable after the Company receives notice thereof, but in any event within one business day of such date, of the time when the Registration Statement has been declared effective and the effectiveness of any post-effective amendment thereto;

(i) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(k) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(l) in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering, or a sale, by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Shelf Takedown Block Trade, Other Coordinated Offering, if any, and any attorney or accountant retained by such Holders, Underwriter or other financial institution to participate, at each such person’s own expense, in the preparation of the Registration Statement, cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters, financial institution, attorney or accountant agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

(m) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

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(n) in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

(o) in the event of any Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or broker, placement agent or sales agent of such offering or sale;

(p) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(q) in the event of any Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2. Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

Section 3.3. Requirements for Participation in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company in writing (which may be by e-mail) such information and affidavits as the Company reasonably requests (or cause to be provided to the Company on its behalf) for use in connection with any such Registration Statement or Prospectus (the “Holder Information”), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

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Section 3.4. Adverse Disclosure; Suspension of Sales.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (iv) render the Company unable to comply with requirements under the Securities Act or Exchange Act or (v) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each, maintain the confidentiality of such notice and its contents.

(c) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4 shall be exercised by the Company, in the aggregate, not more than ninety (90) days in any twelve (12)-month period.

Section 3.5. Reporting Obligations: As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. Following such time as Rule 144 is available, the Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of ARTICLE 2 or this ARTICLE 3.

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ARTICLE 4

OTHER AGREEMENTS

Section 4.1. Limitations on Subsequent Registration Rights. From and after the Closing Date, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (a) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided, however, that this limitation shall not apply to any additional Holder who becomes a party to this Agreement in accordance with Section 7.10.

Section 4.2. “Market Stand-Off” Agreement.

(a) Each Holder that is an executive officer, director or Holder in excess of 5% of the outstanding Common Stock (and for which it is customary for such Holder to agree to a lock-up) hereby agrees that, if requested by the managing Underwriter(s), it will not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter, during the period commencing on the date of the final prospectus relating to the Registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement (other than a Shelf Takedown Block Trade or Other Coordinated Offering), and ending on the date specified by the Company and the managing Underwriter (such period not to exceed 90 days). Each Holder further agrees to execute such agreements, including a customary lock-up agreement, as may be reasonably requested by the Underwriters in connection with such Registration that are consistent with this Section 4.2(a), in which case such agreement shall replace and supersede the obligations of this Section 4.2(a) with respect to such Registration.

(b) In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the shares of Common Stock or other equity securities of the Company of each Holder (and transferees and assignees thereof) until the end of such restricted period.

ARTICLE 5

INDEMNIFICATION AND CONTRIBUTION

Section 5.1. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented outside attorney’s fees) (collectively, “Claims”) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, except insofar as the same are caused by or contained in any Holder Information or is based upon an omission or alleged omission from such Holder Information. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish or cause to be furnished to the Company such Holder Information and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any Claims resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and such Holder will reimburse the Company or such other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 5.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 5.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE 6

LOCK-UP; BOARD OBSERVER RIGHTS

Section 6.1. Lock-Up. Each Lock-Up Party agrees that it shall not, without the consent of the Company, Transfer any Lock-Up Shares prior to the end of the Lock-Up Period (the “Lock-Up”), subject to the early release provisions set forth in Section 6.5 below. Notwithstanding the foregoing, the provisions of Section 6.1 shall not apply to: (a) Transfers or distributions to the Lock-Up Party’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the Lock-Up Party or who shares a common investment advisor with the Lock-Up Party or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Lock-Up Party’s immediate family or to a trust, the beneficiary of which is the Lock-Up Party or a member of the Lock-Up Party’s immediate family for estate planning purposes; (c) by virtue of will, intestate succession or the laws of descent and distributions upon death of the Lock-Up Party; (d) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (e) pursuant to a bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions approved by the Board and made to all holders of the Company’s capital stock that would result in a Change in Control; (f) establishment of a trading plan pursuant to Rule 10b-1 under the Exchange Act for the transfer of restricted securities; provided, that such plan does not provide for the transfer of Lock-Up Shares during the Lock-Up Period; (g) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (h) Transfers and transactions (including without limitation any swap, hedge, derivative or other synthetic arrangement) relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market or other transactions after the effective time of the Merger or that otherwise do not involve or relate to Lock-Up Shares, and (i) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Section 6.2. Void Transfers. If any Transfer of Lock-Up Shares prior to the end of the Lock-Up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of its equityholders for any purpose. In order to enforce this Section 6.1, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period, except in compliance with the foregoing restrictions.

Section 6.3. Legend.

(a) During the Lock-Up Period, each certificate evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF [●], 2021, BY AND AMONG THE COMPANY (THE “ISSUER”), THE ISSUER’S STOCKHOLDERS NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUE TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b) Promptly upon the expiration of the Lock-Up Period, the Company will make best efforts to promptly remove such legend from the certificates evidencing the Lock-Up Shares.

(c) For the avoidance of doubt, each Lock-Up Party shall retain all of its rights as a stockholder of the Company during the Lock-Up Period including the right to vote any Lock-Up Shares.

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Section 6.4. Partial Release. In the event that the Company releases or waives, in full or in part, any Lock-Up Party (“Released Lock-Up Party”) from the Lock-Up, then the same percentage of Lock-Up Shares held by the other Lock-Up Parties as the percentage of Lock-Up Shares held by such Released Lock-Up Party to such other Lock-Up Party’s aggregate number of Lock-Up Shares that are the subject of such waiver or release shall be automatically, immediately and fully released on the same terms from the Lock-Up. In the event that, as a result of this Section 6.4, any Lock-Up Shares owned by Lock-Up Parties are to be released from the restrictions imposed by Lock-Up, the Company shall notify the Lock-Up Parties in writing at least three (3) business days prior to the effective date of such release or waiver, which notice shall state the percentage of Lock-Up Shares held by the Lock-Up Parties to be released and the effective date of such release.

Section 6.5. Termination of Lock-Up. The Lock-Up Period shall terminate upon the earlier of (i) 180 days after the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property.

Section 6.6. Board Observer Rights. Until such time as BioDak, LLC and its Affiliates (together, the “BioDak Investors”) Transfer (other than to any Permitted Transferee) a number of shares of Common Stock representing more than 75% of the aggregate outstanding shares of Common Stock held by the BioDak Investors as of the Closing, the Company will permit an individual designated in writing by the BioDak Investors from time to time (the “Observer”) to attend all meetings of the Board and of any committee thereof as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the directors. The Observer shall be entitled to concurrent receipt of any materials provided to the Board or any committee thereof, provided, however, that the Observer shall agree to hold in confidence and trust all information so provided; provided further, however, that the Company reserves the right to withhold any materials and to exclude such Observer from any meeting or portion thereof if access to such materials or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person or by courier service providing evidence of delivery, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

(a) if to any Holder, at such Holder’s address, e-mail or facsimile number as set forth in the Company’s books and records; or

(b)	if to the Company, to:

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, SD 57104|

Attention: Eddie Sullivan

Email: Esullivan@sabbiotherapeutics.com

with a required copy to (which copy shall not constitute notice) each of:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

And

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

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Section 7.2. Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees, subject to any lock-up or other agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

(c) This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement.

(d) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 7.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 7.2 shall be null and void.

(e) For the avoidance of doubt, the Sponsor shall be permitted to transfer its rights under this Agreement to the Sponsor Members in connection with a distribution of any Registrable Securities held by the Sponsor to its members. Upon a transfer by the Sponsor to the Sponsor Members, the rights that are personal to the Sponsor shall be exercisable by the Sponsor Members.

Section 7.3. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.4. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. All references in this Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

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Section 7.5. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 7.6. Consent to Jurisdiction; Waiver of Jury Trial. Any claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such claim or cause of action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims and causes of action shall be heard and determined only in any such court, and agrees not to bring any claim or cause of action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing contained in this Agreement shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 7.6. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least 2% of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

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Section 7.8. Termination of the Existing Registration Rights Agreement. The parties to the Existing Registration Rights Agreement hereby agree that, effective as of and contingent upon the Closing Date, the Existing Registration Rights Agreement shall be terminated automatically without any further action of the parties thereto, and the registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any of the shares or any securities of the Company granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

Section 7.9. Term. Following the Closing Date, this Agreement shall terminate upon the date as of which (a) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 promulgated by the Commission (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of ARTICLE 7 shall survive any termination.

Section 7.10. Additional Holders. Subject to the prior written consent of the Holders holding a majority of the Registrable Securities, the Company may permit a Person to become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter such Person shall be deemed a “Holder” for all purposes hereunder.

Section 7.11. Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 7.12. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

Section 7.13. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

BIG CYPRESS HOLDINGS LLC

By:
Name:
Title:

LADENBURG THALMANN & CO. INC.

By:
Name:
Title:

Steven Kaplan

Peter Blum

Jeff Caliva

[SAB STOCKHOLDERS TO BE ADDED]

EXHIBIT B

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 21, 2021, by and among Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company set forth on the signature page here (the “Stockholder”). Capitalized terms used but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). Parent, Merger Sub, the Company and the Stockholder are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a direct wholly owned subsidiary of Parent (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Shares”); and

WHEREAS, the Company and the Stockholder are entering into this Agreement in order to induce Parent and Merger Sub to enter into the Merger Agreement and cause the Transactions to be consummated.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Company Stockholder Consent and Related Matters.

(a) Subject to the earlier termination of the Agreement in accordance with Section 4, as promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and Parent an irrevocable written consent (the “Company Stockholder Written Consent”) in accordance with the DGCL and the Company’s Governing Documents, approving and adopting the Merger Agreement, the Transaction Documents to which the Company is or will be a party, and the transactions contemplated thereunder (including the Merger), the amendment of the Certificate of Incorporation of the Company in the form attached thereto as Schedule B hereto (the “Amendment”), and the matters, actions and proposals contemplated by Section 5.14(b) of the Merger Agreement as and to the extent provided herein. Without limiting the generality of the foregoing in this Section 1(a), prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Shares, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, (1) in favor of the adoption of the Merger Agreement and the approval of the Merger, and (2) against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Merger Agreement not being satisfied.

(b) Without limiting any other rights or remedies of Parent, the Stockholder hereby irrevocably appoints Parent or any individual designated by Parent as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Parent entering into the Merger Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(b) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Shares and a vote or consent by the Stockholder of the Subject Shares (or any other Person with the power to vote or provide consent with respect to the Subject Shares) with respect to the matters described in Section 1(b). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(b).

(d) Except as expressly set forth herein, at any time prior to the Termination Date, the Stockholder shall not enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this Section 1, other than customary prime broker arrangements. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

2. Other Covenants and Agreements.

(a) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as reasonably determined by Parent, in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Merger Agreement or this Agreement.

(b) The Stockholder shall be bound by and subject to (i) Section 5.4(a) (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties of the Merger Agreement, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.7(a) (Exclusive Dealing) and Section 8.17 (Trust Account Waiver) of the Merger Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

(c) The Stockholder acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement.

3. No Transfers. Except as expressly contemplated by the Merger Agreement or with the prior written consent of Parent (such consent to be given or withheld in its sole discretion), from and after the date hereof through the termination of this Agreement pursuant to Section 4 hereof, the Stockholder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Shares other than customary prime broker arrangements, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

4. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 4(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or in the case of Fraud and (ii) each of Section 2(b)(ii) (solely to the extent it relates to Section 8.17 (Trust Account Waiver) of the Merger Agreement), Section 7, Section 8, and Sections 10 to 23 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as to itself only as follows:

(a) The Stockholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Subject Shares, free and clear of Liens other than as created by, or by which the Subject Shares are subject pursuant to, (i) this Agreement, (ii) the Company’s certificate of incorporation, (iii) the Company’s bylaws, (iv) applicable Securities Laws. As of the date hereof, other than the Subject Shares, the Stockholder does not own of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein that the Stockholder is obligated to take, in each case, with respect to the Subject Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent Stockholder from satisfying, its obligations pursuant to this Agreement.

(c) If the Stockholder is not an individual, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legally valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If the Stockholder is not an individual, the individual signing this Agreement on behalf of the Stockholder has the authority to execute and deliver this Agreement on behalf of the Stockholder. The Stockholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement by the Stockholder.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation by the Stockholder of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, as would not reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, in any case, that challenges the beneficial or record ownership of the Stockholder’s Subject Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(g) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon Contracts entered into by the Stockholder.

6. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Stockholder and the Company as follows:

(a) The Parent (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding agreement of the Parent enforceable against the Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Parent from, or to be given by the Parent to, or be made by the Parent with, any Governmental Entity in connection with the execution, delivery and performance by the Parent of this Agreement or the consummation of the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Parent do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Parent pursuant to any Contract binding upon Parent or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(b), under any applicable Law to which the Parent is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Parent, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Non-Participation in Proceedings. The Stockholder further agrees not to commence or participate in, and to take all actions necessary that are reasonably within the Stockholder’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, other than with respect to obligations arising from and after the Effective Time.

8. Disclosure. The Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure, the Stockholder has been provided with a reasonable opportunity to review and comment upon such announcement or disclosure.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like changes or transactions, the terms “Subject Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10):

(a) if to the Stockholder, to such address or addresses set forth on the Stockholder’s signature page hereto;

(b) if to Parent or Merger Sub, to it at:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(c) if to the Company, to it at:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104

Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

11. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

13. No Third-Party Beneficiaries. The Stockholder hereby agrees that (a) its representations, warranties and covenants set forth herein are solely for the benefit of Parent in accordance with and subject to the terms of this Agreement, (b) this Agreement is being entered into in order to induce the Parent to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Stockholder hereunder, the Parent would not enter into the Merger Agreement, and (c) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

14. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, the Company and the Stockholder.

15. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by the Stockholder, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company or (b) be assigned by Parent or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Parent) or Parent (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

16. Other Remedies; Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

17. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Proceeding based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 17.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

21. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, and no abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

22. Interpretation. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. References to any person include the successors and permitted assigns of that person. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references in this to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, cash dividend, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction after the date hereof.

23. Non-Recourse. Without limiting any rights of any party against any other party to the Merger Agreement or to any other Ancillary Document, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting any rights of any party against another party to the Merger Agreement or to any other Ancillary Document, except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement or for any claim based on, arising out of, or related to this Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SAB BIOTHERAPEUTICS, INC.

By:
Name:
Title:

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

BIG CYPRESS MERGER SUB INC.

By:
Name:
Title:

[STOCKHOLDER]

Schedule A

Type of Equity Securities	Number of Securities Held

Schedule B

Article IV, Section 3 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following to the end of such section:

“(e) for the avoidance of doubt and notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, (1) for all purposes of this Amended and Restated Certificate of Incorporation, the merger (the “Merger”) of Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Merger Agreement, dated as of June 21, 2021 by and among Big Cypress Acquisition Corp., a Delaware corporation, Merger Sub, and the Corporation (as may be amended from time to time, the “Merger Agreement”) shall constitute a Liquidation Event, and (2) the proceeds payable to holders of the Preferred Stock and the Common Stock upon consummating the Merger shall be determined and paid in accordance with and subject to the terms of the Merger Agreement.”

EXHIBIT C

Form of Letter of Transmittal

LETTER OF TRANSMITTAL

To Accompany Certificates Formerly Representing
Shares of Capital Stock of

SAB BIOTHERAPEUTICS, INC.

DESCRIPTION OF SURRENDERED CERTIFICATES

Names(s) and Address(es) of Registered Owner(s) (Please fill in, if blank, exactly as name(s) appear(s) on certificate(s))	Certificate(s) Surrendered (Attach additional list if necessary)
	Certificate Number(s)	Total Number of Shares Represented By Certificate(s)

Total number of shares:

[  ] If any certificate(s) representing shares of stock that you own have been lost or destroyed, check this box and see Instruction 8. Please fill out the remainder of this Letter of Transmittal and indicate here the number of shares of stock represented by the lost or destroyed certificates. ________ (Number of Shares)

SPECIAL PAYMENT INSTRUCTIONS (See Instructions 1, 4, and 5)	SPECIAL DELIVERY INSTRUCTIONS (See Instructions 1, 4 and 5)
To be completed ONLY if the shares for surrendered Certificates is to be issued in the name of someone other than the undersigned.	To be completed ONLY if the shares for surrendered Certificates is to be sent to someone other than the undersigned or to the undersigned at an address other than that shown above.
Issue check to:	Deliver check to:
Name: _________________________________________ (Please Print)	Name: _________________________________________ (Please Print)
Address: _________________________________ _________________________________ (Include Zip Code)	Address: _________________________________ _________________________________ (Include Zip Code)
_________________________________ (Tax Identification or Social Security No.)

IMPORTANT — STOCKHOLDERS SIGN HERE
(U.S. Holders Also Please Complete Substitute Form W-9 Below)
(Non-U.S. Holders Please Obtain and Complete Form W-8BEN or Other Form W-8)

(Must be signed by former registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) as evidenced by certificates and documents transmitted herewith. If signature is by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, please set forth full title and see Instruction 4.)

Name(s) _____________________________________________________________________________________

Area Code and Telephone Number: ________________________________________________________________

Dated: ___________________, 2021

GUARANTEE OF SIGNATURE(S)
(See Instructions 1 and 4)
Complete ONLY if required by Instruction 1.

FOR USE BY FINANCIAL INSTITUTION ONLY.

PLACE MEDALLION GUARANTEE IN SPACE BELOW.

Firm:
By:
Title:
Address:

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER
I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that, notwithstanding the information I provided in Part III of the Substitute Form W-9 (and the fact that I have completed this Certificate of Awaiting Taxpayer Identification Number), all reportable payments made to me hereafter will be subject to backup withholding tax until I provide a properly certified taxpayer identification number within 60 days of the date of this Substitute Form W-9.
Signature:____________________________________ Date:_____________________, 2021

TO BE COMPLETED BY ALL SURRENDERING U.S. HOLDERS
(See Instruction 6)

PAYER: CONTINENTAL STOCK TRANSFER & TRUST COMPANY
SUBSTITUTE Form W-9 Department of the Treasury Internal Revenue Service Request for Taxpayer Identification Number (TIN) And Certification	Name: Address:
Check appropriate box: Individual/Sole Proprietor [ ] Corporation [ ] Partnership [ ] Other (specify) [ ] Exempt from Backup Withholding [ ]
	Part I. Please provide your taxpayer identification number in the space at right. If awaiting TIN, write “Applied For” in space at right and complete the Certificate of Awaiting Taxpayer Identification Number below.	SSN: ______________________________
OR EIN: ______________________________

Part II. For Payees exempt from backup withholding, see the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9” and complete as instructed therein.

Part III. Certification

Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or, as indicated, I am waiting for a number to be issued to me):

(2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the IRS that I am subject to backup withholding as a result of a failure to report all interests or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding; and

(3) I am a U.S. person (including a U.S. resident alien).

Certification Instructions—You must cross out item (2) above if you have been notified by the IRS that you are subject to backup withholding because you have failed to report all interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out item (2).

Signature: ______________________________________ Date: __________________, 2021

You must complete the following certificate if you wrote
“applied for” in part I of this substitute form W-9

INSTRUCTIONS FOR LETTER OF TRANSMITTAL

1. Guarantee of Signature. Signatures on all Letters of Transmittal must be guaranteed by a financial institution that is a member of a Securities Transfer Association approved medallion program such as STAMP, SEMP or MSP (an “Eligible Institution”), except in cases where securities are surrendered (i) by a registered holder of the securities who has not completed either the box entitled “Special Payment/Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 4.

2. Delivery of Letter of Transmittal and Certificates. The Letter of Transmittal, properly completed and duly executed, together with the certificate(s) for the securities described should be delivered to Continental Stock Transfer & Trust Company in the envelope enclosed for your convenience.

Do not send this Letter of Transmittal to SAB Biotherapeutics, Inc. (“Company”).

THE METHOD OF DELIVERY OF CERTIFICATE(S) AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE OWNER, BUT IF SENT BY MAIL, IT IS RECOMMENDED THAT THEY BE SENT BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. DELIVERY OF THE DOCUMENTS WILL BE EFFECTIVE, AND RISK OF LOSS AND TITLE WITH RESPECT THERETO SHALL PASS, ONLY WHEN THE MATERIALS ARE ACTUALLY RECEIVED BY THE PAYING AGENT.

3. Inadequate Space. If the space provided on the Letter of Transmittal is inadequate, the certificate numbers and the number of shares should be listed on a separate schedule to be attached thereto.

4. Signatures of Letter of Transmittal, Stock Powers and Endorsements. When the Letter of Transmittal is signed by the registered owner(s) of the certificate(s) listed and surrendered thereby, no endorsements of certificates or separate stock powers are required.

If the certificate(s) surrendered is (are) owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal.

If any surrendered certificates are registered in different names, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

If the Letter of Transmittal is signed by a person other than the registered owner of the certificate(s) listed, such certificate(s) must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificate(s). Signatures on such certificates or stock powers must be guaranteed by an Eligible Institution. See Instruction 1.

If the Letter of Transmittal or any certificate or stock power is signed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others, acting in a fiduciary or representative capacity, such persons should so indicate when signing and proper evidence, satisfactory to Continental Stock Transfer & Trust Company, the Company’s transfer agent, of their authority to do so must be submitted.

5. Special Payment and Delivery Instructions. Indicate the name and address to which payment for the securities is to be issued and/or sent if different from the name and address of the person(s) signing the Letter of Transmittal.

6. Substitute Form W-9. Enter your social security or employer identification number, and complete, sign and date the Substitute W-9 certification. If you are a foreign person, you must provide a properly completed and executed Internal Revenue Service Form W-8BEN, which you can obtain from Continental Stock Transfer & Trust Company.

7. Additional Copies. Additional copies of the Letter of Transmittal may be obtained from the Reorganization Department of Continental Stock Transfer & Trust Company at the address listed below.

8. Lost, Stolen or Destroyed Certificates. If any stock certificates have been lost, stolen or destroyed, please so indicate on the front of the Letter of Transmittal, and additional paperwork will be sent to you to replace the lost, stolen or destroyed certificates.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by Continental Stock Transfer & Trust Company and the Company, and such determination shall be final and binding. Continental Stock Transfer & Trust Company and the Company reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived. Neither Continental Stock Transfer & Trust Company nor the Company is under any obligation to waive or to provide any notification of any irregularities or defects in the surrender of any certificates, nor shall Continental Stock Transfer & Trust Company or the Company be liable for any failure to give such notification.

For Information:
Continental Stock Transfer & Trust Company
1 State Street – 30th Floor
New York, New York 10004
917-262-2378

EXHIBIT D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Big Cypress Acquisition Corp.

____________, 2021

Big Cypress Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Big Cypress Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate was filed with the Secretary of the State of Delaware on January 11, 2021.

2.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	This Second Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated June [●] 2021 (the “Merger Agreement”), by and among the Corporation, SAB Biotherapeutics, Inc. and Big Cypress Merger Sub Inc.

5.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Big Cypress Acquisition Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [500,000,000] shares, consisting of (a) 490,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.4 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a two-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.4 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(d) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(e) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

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Section 5.2 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.3 Removal. Subject to the rights, if any, of one or more series of Preferred Stock, to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.1.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.3.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

he Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

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ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

(Signature page follows)

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IN WITNESS WHEREOF, Big Cypress Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

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EXHIBIT E

SAB BIOTHERAPEUTICS, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1
Effective Date, Objectives and Duration

1.1 Effective Date of the Plan. The Board of Directors of SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”) adopted the SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) effective as of __________, 2021 (the “Effective Date”).

1.2 Objectives of the Plan. The Plan is intended (a) to allow Service Providers to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Affiliates in attracting new Service Providers and retaining existing Service Providers, (b) to optimize the profitability and growth of the Company and its Affiliates through incentives which are consistent with the Company’s goals, (d) to provide Grantees with an incentive for excellence in individual performance, (e) to promote teamwork among Service Providers, and (f) to attract and retain highly qualified persons to serve as Non-Employee Directors and to promote ownership by such Non-Employee Directors of a greater proprietary interest in the Company, thereby aligning such Non-Employee Directors’ interests more closely with the interests of the Company’s stockholders.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to ARTICLE 15 hereof, until the earlier of the tenth anniversary of the Effective Date, or the date all Shares subject to the Plan shall have been purchased or acquired and the restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions.

ARTICLE 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “$100,000 Limit” shall have the meaning set forth in Section 6.4(d).

2.2 “Acquired Entity” shall have the meaning set forth in Section 5.6(b).

2.3 “Acquired Entity Awards” shall have the meaning set forth in Section 5.6(b).

2.4 “Affiliate” means any corporation or other entity, including but not limited to partnerships, limited liability companies and joint ventures, with respect to which the Company, directly or indirectly, owns as applicable (a) stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or more than fifty percent (50%) of the total value of all shares of all classes of stock of such corporation, or (b) an aggregate of more than fifty percent (50%) of the profits interest or capital interest of a non-corporate entity.

2.5 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other Applicable Laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the Applicable Laws and rules of any foreign country or other jurisdiction where Awards are granted.

2.6 “Award” means Options (including non-qualified options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents, Bonus Shares or Other Stock-Based Awards granted under the Plan.

2.7 “Award Agreement” means either (a) a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Grantee describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by the Grantee.

2.8 “Board” means the Board of Directors of the Company.

2.9 “Bonus Shares” means Shares that are awarded to a Grantee with or without cost and without restrictions either in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), as an inducement to become an Eligible Person or, with the consent of the Grantee, as payment in lieu of any cash remuneration otherwise payable to the Grantee.

2.10 “Cause” means, except as otherwise defined in an Award Agreement:

(a) the commission of any act by a Grantee constituting a felony or crime of moral turpitude (or their equivalent in a non-United States jurisdiction);

(b) an act of dishonesty, fraud, intentional misrepresentation, or harassment which, as determined in good faith by the Committee, would: (i) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (ii) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;

(c) any material misconduct in violation of the Company’s or an Affiliate’s written policies; or

(d) willful and deliberate non-performance of the Grantee’s duties in connection with the business affairs of the Company or its Affiliates;

provided, however, that if the Grantee has a written employment or consulting agreement with the Company or any of its Affiliates or participates in any severance plan established by the Company that includes a definition of “cause,” Cause shall have the meaning set forth in such employment or consulting agreement or severance plan.

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2.11 “Change in Control” shall have the meaning set forth in Section 16.4(e).

2.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.13 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.14 “Common Stock” means the common stock, $0.001 par value, of the Company.

2.15 “Company” means SAB Biotherapeutics, Inc., a Delaware company.

2.16 “Consultant” means any consultant or advisor, engaged by the Company or any Subsidiary of the Company to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.17 “Corporate Transaction” shall have the meaning set forth in Section 4.2(b).

2.18 “Current Grant” shall have the meaning set forth in Section 6.4(d).

2.19 “Deferred Stock” means a right, granted under ARTICLE 10, to receive Shares at the end of a specified deferral period.

2.20 “Director” means a Board member.

2.21 “Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan:

(a) Except as provided in (b) below, a disability within the meaning of Section 22(e)(3) of the Code; and

(b) In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, a disability as defined in regulations under Code Section 409A. For purpose of Code Section 409A, a Grantee will be considered Disabled if:

(i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

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(ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee’s employer.

2.22 Disqualifying Disposition” shall have the meaning set forth in Section 6.4(f).

2.23 “Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on a specified number of Shares.

2.24 “Effective Date” has the meaning set forth in Section 1.1.

2.25 “Eligible Person” means any Service Provider; provided, however, that solely with respect to the grant of an Incentive Stock Option, an Eligible Person shall be any Employee. Notwithstanding the foregoing, an Eligible Person shall also include an individual who is expected to become a Service Provider within a reasonable period of time after the grant of an Award (other than an Incentive Stock Option); provided that any Award granted to any such individual shall be automatically terminated and cancelled without consideration if the individual does not become a Service Provider within twelve (12) months after the Grant Date. Solely for purposes of Section 5.6(b), current or former employees or non-employee directors of, or consultants to, of an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

2.26 “Employee” means any employee of the Company or any Subsidiary of the Company.

2.27 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.28 “Exercise Price” means (a) with respect to an Option, the price at which a Share may be purchased by a Grantee pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to ARTICLE 7, which is used to determine the amount, if any, of the payment due to a Grantee upon exercise of the SAR.

2.29 “Fair Market Value” means, as of any date, unless otherwise specifically provided in an Award Agreement, the value of Shares determined as follows:

(a) If the Shares are listed on one or more established and regulated securities exchanges, national market systems or automated quotation systems on which Shares are listed, quoted or traded, Fair Market Value means a price that is based on the opening, closing, actual, high, low, or the arithmetic mean of selling prices of a Share reported on the principal exchange or system on which the Shares are traded on the applicable date or the preceding trading day.

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(b) If the Shares are traded over the counter at the time a determination of Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded.

(c) In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.30 “FICA” “ shall have the meaning set forth in Section 17.1(a).

2.31 “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.

2.32 “Grantee” means a person who has been granted an Award.

2.33 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.34 “Including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

2.35 “Non-Employee Director” means a member of the Board who is not an Employee.

2.36 “Option” means an option granted under ARTICLE 6 of the Plan.

2.37 “Other Plans” shall have the meaning set forth in Section 6.4(d).

2.38 “Other Stock-Based Award” means a right, granted under Article 13 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.39 “Performance Period” means, with respect to an Award of Performance Shares or Performance Units, the period of time during which the performance vesting conditions applicable to such Award must be satisfied.

2.40 “Performance Share” and “Performance Unit” have the respective meanings set forth in ARTICLE 9.

2.41 “Period of Restriction” means the period during which Restricted Shares are subject to forfeiture if the conditions specified in the Award Agreement are not satisfied.

2.42 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.43 “QDRO” has the meaning set forth in Section 5.4(a).

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2.44 “Restricted Shares” means Shares, granted under ARTICLE 8, that are both subject to forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares.

2.45 “Restricted Stock Units” are rights, granted under ARTICLE 10, to receive Shares if the Grantee satisfies the conditions specified in the Award Agreement applicable to such rights.

2.46 “Returned Shares” has the meaning set forth in Section 4.1(c).

2.47 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.48 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.49 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.50 “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). For this purpose, a “separation from service” is deemed to occur on the date that the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee would perform for the Company and/or any Affiliates after that date as a Service Provider would permanently decrease to a level that, based on the facts and circumstances, would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a separation from service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The Committee retains the right and discretion to specify, and may specify, whether a separation from service occurs with respect to those individuals who are performing services for the Company or an Affiliate immediately prior to an asset purchase transaction in which the Company or an Affiliate is the seller and who continue to perform services for the buyer (or an Affiliate thereof) immediately following such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.51 “Service Provider” means an Employee, Consultant or Director.

2.52 “Share” means a share of Common Stock, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.53 “Stock Appreciation Right” or “SAR” means an Award granted under ARTICLE 7 of the Plan.

2.54 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

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2.55 “Substitute Awards” shall have the meaning set forth in Section 5.6(b).

2.56 “Surviving Company” means (a) the surviving corporation in any merger, consolidation or similar transaction, involving the Company (including the Company if the Company is the surviving corporation), (b) or the direct or indirect parent company of such surviving corporation or (c) the direct or indirect parent company of the Company following a sale of substantially all of the outstanding stock of the Company.

2.57 “Tax Date” “ shall have the meaning set forth in Section 17.1(a).

2.58 “Tendered Restricted Shares” shall have the meaning set forth in Section 6.5(f).

2.59 “Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding 10 years.

2.60 “Termination of Affiliation” means the date the Grantee ceases to be a Service Provider. Notwithstanding the foregoing, if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Affiliation with respect to such Award shall mean the Grantee’s Separation from Service.

ARTICLE 3
Administration

3.1 Committee.

(a) Subject to ARTICLE 14, the Plan shall be administered by the Committee.

(b) Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, any Grantee, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) The Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

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3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including ARTICLE 14), the Committee has full and final authority and sole discretion as follows; provided that any such authority or discretion exercised with respect to a specific Non-Employee Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Non-Employee Director with respect to whom such authority or discretion is exercised:

(a) to determine when, to whom and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award (including the number of Shares or the amount of cash or other property to which an Award will relate, any Exercise Price or purchase price, any limitation or restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictions on exercisability or transferability, any performance goals including those relating to the Company and/or an Affiliate and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit payable, including where applicable the number of Shares issued, under any Performance Unit, Performance Share, Dividend Equivalent, Other Stock-Based Award and to determine whether any performance or vesting conditions have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(e) to determine the Term of any Option or SAR;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(h) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or automatically pursuant to the terms of the Award Agreement;

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(i) to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(j) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(k) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(m) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new Applicable Law or change in an existing Applicable Law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

(o) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(p) to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting the Company or an Affiliate or the financial statements of the Company or an Affiliate, or in response to changes in Applicable Laws, regulations or accounting principles;

(q) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(r) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.3 No Repricings. Notwithstanding any provision in Section 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having with a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without stockholder approval; provided, however, that the restrictions set forth in this Section 3.3, shall not apply (i) unless the Company has a class of stock that is registered under Section 12 of the Exchange Act or (ii) to any adjustment allowed under to Section 4.2.

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ARTICLE 4
Shares Subject to the Plan

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery under the Plan shall be:

(i)                Shares, plus

(ii) an annual increase to be added as of the first day of the Company’s fiscal year, beginning in 2022 and occurring each year thereafter through 2031, equal to two percent (2%) of the total number of Shares of Common Stock issued and outstanding on a fully-diluted basis as of the end of the Company’s immediately preceding fiscal year (or such lesser number of shares, including no shares, determined by the Board in its sole discretion); provided, however, that the aggregate number of additional Shares available for issuance pursuant to this paragraph (b) shall not exceed a total of                      Shares.

(b) Up to a maximum of                   million Shares may be delivered pursuant to the exercise of Incentive Stock Options granted hereunder.

(c) if any Shares subject to an Award granted hereunder (other than a Substitute Award granted pursuant to Section 5.6(b)) are forfeited or such Award otherwise terminates without payment or delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. For avoidance of doubt, however, if any Shares subject to an Award granted hereunder are withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto (“Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. Moreover, the number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options granted hereunder. Upon settlement of an SAR, the number of Shares underlying the portion of the SAR that is exercised will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for issuance under the Plan.

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(d) Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.2 Adjustments in Authorized Shares and Awards; Corporate Transaction, Liquidation or Dissolution.

(a) Adjustment in Authorized Shares and Awards. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the number and kind of Shares of outstanding Restricted Shares, or the Shares underlying any other form of Award. Notwithstanding the foregoing, no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR to violate Section 424(a) of the Code or otherwise subject any Grantee to taxation under Section 409A of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) Merger, Consolidation or Similar Corporate Transaction. In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the stock of the Company (a “Corporate Transaction”), unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, the Committee shall cancel any outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Committee accelerates the vesting of any such Awards) and with respect to any vested and nonforfeitable Awards, the Committee may either (i) allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Options or SARs) if such vested Awards were settled or distributed or such vested Options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Option or SAR is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to any outstanding Option or SAR exceeds the Fair Market Value of the Shares immediately prior to the consummation of the Corporate Transaction, such Awards shall be cancelled without any payment to the Grantee.

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(c) Liquidation or Dissolution of the Company. In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. Additionally, the Committee may, in the exercise of its sole discretion, cause Awards to be vested and non-forfeitable and cause any conditions on any such Award to lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable and allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of such proposed action. Any Awards that remain unexercised upon consummation of such proposed action shall be cancelled.

(d) Deferred Compensation. Notwithstanding the forgoing provisions of this Section 4.2, if an Award constitutes deferred compensation within the meaning of Code Section 409A, no payment or settlement of such Award shall be made pursuant to Section 4.2 (b) or (c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a Change in Control.

ARTICLE 5
Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, that all Awards made to Non-Employee Directors shall be determined by the Board in its sole discretion.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3 General Terms and Termination of Affiliation. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 15.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including terms requiring forfeiture, acceleration or pro-rata acceleration of Awards in the event of a Termination of Affiliation by the Grantee. Except as may be required under the Delaware General Corporation Law, Awards may be granted for no consideration other than prior and future services. Except as set forth in an Award Agreement or as otherwise determined by the Committee, (a) all Options and SARs that are not vested and exercisable at the time of a Grantee’s Termination of Affiliation, and any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested at the time of the Grantee’s Termination of Affiliation shall be forfeited to the Company and (b) all outstanding Options and SARs not previously exercised shall expire three months after the Grantee’s Termination of Affiliation.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

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(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement or as otherwise approved by the Committee, Options (other than Incentive Stock Options) and Restricted Shares, may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Option may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such Persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d) Nothing herein shall be construed as requiring the Committee to honor a QDRO except to the extent required under Applicable Law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation.

5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Grantee to tax penalties imposed under Section 409A of the Code. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date, Term and the Exercise Price of the SAR may not be less than the Exercise Price of the Incentive Stock Option.

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(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations in Section 4.1 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Section 5.6(b).

5.7 Compliance with Rule 16b-3.

(a) Six-Month Holding Period Advice. Unless a Grantee could otherwise dispose of or exercise a derivative security or dispose of Shares delivered under the Plan without incurring liability under Section 16(b) of the Exchange Act, the Committee may advise or require a Grantee to comply with the following in order to avoid incurring liability under Section 16(b) of the Exchange Act: (i) at least six months must elapse from the date of acquisition of a derivative security under the Plan to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security, and (ii) Shares granted or awarded under the Plan other than upon exercise or conversion of a derivative security must be held for at least six months from the date of grant of an Award.

(b) Reformation to Comply with Exchange Act Rules. To the extent the Committee determines that a grant or other transaction by a Section 16 Person should comply with applicable provisions of Rule 16b-3 (except for transactions exempted under alternative Exchange Act rules), the Committee shall take such actions as necessary to make such grant or other transaction so comply, and if any provision of this Plan or any Award Agreement relating to a given Award does not comply with the requirements of Rule 16b-3 as then applicable to any such grant or transaction, such provision will be construed or deemed amended, if the Committee so determines, to the extent necessary to conform to the then applicable requirements of Rule 16b-3.

(c) Rule 16b-3 Administration. Any function relating to a Section 16 Person shall be performed solely by the Committee or the Board if necessary to ensure compliance with applicable requirements of Rule 16b-3, to the extent the Committee determines that such compliance is desired. Each member of the Committee or person acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer, manager or other employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation consultant or attorney or other professional retained by the Company to assist in the administration of the Plan.

5.8 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares, the lapse or waiver of the deferral period for Deferred Stock, or the lapse or waiver of restrictions with respect to Other Stock-Based Awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code and ARTICLE 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

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ARTICLE 6
Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

6.3 Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Committee but may not be less than 100% of the Fair Market Value of a Share on the Grant Date.

6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an Employee;

(b) shall have an Exercise Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary of the Company (a “More Than 10% Owner”), have an Exercise Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a More Than 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary of the Company (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

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(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.5 Payment of Exercise Price. Except as otherwise provided in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check or wire transfer;

(b) with the approval of the Committee, delivery of Common Stock owned by the Grantee prior to exercise, valued at Fair Market Value on the date of exercise;

(c) with the approval of the Committee, Shares acquired upon the exercise of such Option, such Shares valued at Fair Market Value on the date of exercise;

(d) with the approval of the Committee, Restricted Shares held by the Grantee prior to the exercise of the Option, valued at Fair Market Value on the date of exercise; or

(e) subject to Applicable Law (including the prohibited loan provisions of Section 402 of the Sarbanes Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

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(f) The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Exercise Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

ARTICLE 7
Stock Appreciation Rights

7.1 Issuance. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under ARTICLE 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2 Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee.

7.3 SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of the grant of the SAR.

7.4 Exercise and Payment. Upon the exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by

(b) The number of Shares with respect to which the SAR is exercised.

SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within five (5) days of the date the SAR is exercised. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine or, to the extent permitted under the terms of the applicable Award Agreement, at the election of the Grantee.

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ARTICLE 8
Restricted Shares

8.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable securities laws; provided that such conditions and/or restrictions may lapse, if so determined by the Committee, in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

8.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares.

8.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

ARTICLE 9
Performance Units and Performance Shares

9.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

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(a) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Performance Share. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

9.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee.

At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with vested Performance Shares which have been earned, but not yet delivered to the Grantee.

ARTICLE 10
Deferred Stock and Restricted Stock Units

10.1 Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Section 409A of the Code and with ARTICLE 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such Deferred Stock.

10.2 Vesting and Delivery.

(a) Delivery with Respect to Deferred Stock. Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A(a)(2) of the Code as specified by the Committee in the Grantee’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Committee shall determine at the time of grant or thereafter. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Deferred Stock remains subject to a substantial risk of forfeiture, such shares of Deferred Stock shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

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(b) Delivery with Respect to Restricted Stock Units. Delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company in which the Grantee’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Section 409A of the Code. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Restricted Stock Units remains subject to a substantial risk of forfeiture, such Restricted Stock Units shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

10.3 Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Grantee awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless otherwise determined by the Committee, a Grantee will have the rights to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate.

ARTICLE 11
Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested subject to distribution at the same time and subject to the same conditions as the Award to which it relates; provided, however, that any Dividend Equivalents granted in conjunction with any Award that is subject to forfeiture conditions shall remain subject to the same forfeiture conditions applicable to the Award to which such Dividend Equivalents relate and any payments in respect of any Dividend Equivalents granted in conjunction with any Options or SARs may not be conditioned, directly or indirectly, on the Grantee’s exercise of the Options or SARs or paid at the same time that the Options or SARs are exercised. The timing of payment or distribution of Dividend Equivalents must comply with the requirements of Section 409A of the Code.

ARTICLE 12
Bonus Shares

Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee.

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ARTICLE 13
Other Stock-Based Awards

The Committee is authorized, subject to limitations under Applicable Law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this ARTICLE 13 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

ARTICLE 14
Non-Employee Director Awards

Subject to the terms of the Plan, the Board may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the full Board in its sole discretion. Except as otherwise provided in Section 5.6(b), a Non-Employee Director may not be granted Awards with respect to Shares that have a Fair Market Value (determined as of the date of grant) in excess of $1,000,000 in a single calendar year.

ARTICLE 15
Amendment, Modification, and Termination

15.1 Amendment, Modification, and Termination. Subject to Section 15.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

15.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

ARTICLE 16
Compliance with Code Section 409A

16.1 Awards Subject to Code Section 409A. The provisions of this ARTICLE 16 shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award.

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16.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Code Section 409A, the following rules shall apply to any deferral and/or elections as to the form or timing of distributions (each, an “Election”) that may be permitted or required by the Committee with respect to a 409A Award:

(a) Any Election must be in writing and specify the amount being deferred, and the time and form of distribution (i.e., lump sum or installments) as permitted by this Plan. An Election may but need not specify whether payment will be made in cash, Shares or other property.

(b) Any Election shall become irrevocable as of the deadline specified by the Committee, which shall not be later than December 31 of the year preceding the year in which services relating to the Award commence; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Code Section 409A and is based on services performed over a period of at least twelve (12) months, then the deadline may be no later than six (6) months prior to the end of such Performance Period.

(c) Unless otherwise provided by the Committee, an Election shall continue in effect until a written election to revoke or change such Election is received by the Committee, prior to the last day for making an Election for the subsequent year.

16.3 Subsequent Elections. Except as otherwise permitted or required by Code Section 409A, any 409A Award which permits a subsequent Election to further defer the distribution or change the form of distribution shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b) Each subsequent Election related to a distribution upon separation from service, a specified time, or a Change in Control must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c) No subsequent Election related to a distribution to be made at a specified time or pursuant to a fixed schedule shall be made less than twelve (12) months prior to the date the first scheduled payment would otherwise be made.

16.4 Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than:

(a) Separation from Service;

(b) The date the Grantee becomes Disabled;

(c) The Grantee’s death;

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(d) A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of the Award and set forth in the Award Agreement or (ii) specified by the Grantee in an Election complying with the requirements of Section 16.2 and/or Section 16.3, as applicable; or

(e) A change in ownership of the Company or a substantial portion of its assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii) or a change in effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) (a “Change in Control”).

16.5 Six Month Delay. Notwithstanding anything herein or in any Award Agreement or Election to the contrary, to the extent that distribution of a 409A Award is triggered by a Grantee’s Separation from Service, if the Grantee is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Grantee’s Separation from Service, or, if earlier, the date of the Grantee’s death.

16.6 Death or Disability. Unless the Award Agreement otherwise provides, if a Grantee dies or becomes Disabled before complete distribution of amounts payable upon settlement of a 409A Award, such undistributed amounts, to the extent vested, shall be distributed as provided in the Grantee’s Election. If the Grantee has made no Election with respect to distributions upon death or Disability, all such distributions shall be paid in a lump sum within 90 days following the date of the Grantee’s death or Disability.

16.7 No Acceleration of Distributions. This Plan does not permit the acceleration of the time or schedule of any distribution under a 409A Award, except as provided by Code Section 409A and/or applicable regulations or rulings issued thereunder.

ARTICLE 17
Withholding

17.1 Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, through a broker-dealer to whom the Grantee has submitted an irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

(ii) delivering part or all of the amount to be withheld in the form of Common Stock valued at its Fair Market Value on the Tax Date;

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(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv) withholding from any compensation otherwise due to the Grantee.

(b) The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or SARs, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(c) Any Grantee who makes a Disqualifying Disposition or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 17.1(a).

17.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

ARTICLE 18
Additional Provisions

18.1 Successors. Subject to Section 4.2(b), all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

18.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.3 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any Applicable Law or regulation.

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18.4 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s initial public offering or 90 days in the case of any other public offering. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.5 Forfeiture Events. Notwithstanding any provisions herein to the contrary, the Committee shall have the authority to determine (and may so provide in any Award Agreement) that a Grantee’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by Applicable Law) in the event of the Grantee’s termination for Cause; serious misconduct; violation of the Company’s or an Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or an Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or an Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or an Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Grantee is then an Employee or Non-Employee Director). The determination of whether a Grantee’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Grantee’s outstanding Awards pending any investigation of the matter.

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18.6 No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

18.7 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

18.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for Service Providers as it may deem desirable.

18.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, other than its laws respecting choice or conflicts of law rule or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Grantees are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

18.10 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

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18.11 Affiliation. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Grantee’s employment or consulting contract at any time, nor confer upon any Grantee the right to continue to be an Employee, Consultant or Director.

18.12 Participation. No Person shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.13 Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.14 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

18.15 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.16 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.17 No Right to Continue as Director. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a Director.

18.18 Stockholder Approval. All Incentive Stock Options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.

* * * * *

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EXHIBIT F

SAB BIOTHERAPEUTICS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
Purpose and Effective Date

1.1 Effective Date. The Board of Directors of SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), adopted the 2021 Employee Stock Purchase Plan (the “Plan”) effective as of ______________ (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to provide eligible employees of the Company or any Participating Subsidiary with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE 2
Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Account” means a recordkeeping account maintained for a Participant to which payroll deductions are credited in accordance with Article 8 of the Plan.

2.2 “Administrator”means the Board or committee authorized to administer the Plan under Section 3.1.

2.3 “Accumulation Period” means a period determined by the Administrator that is no longer than twenty-seven (27) months; provided that unless otherwise determined by the Administrator, each Accumulation Period shall consist of one year terms commencing on July 1 of the applicable year or such other date specified from time to time by the Administrator. The Administrator may modify or suspend Accumulation Periods at any time and from time to time.

2.4 “Base Earnings” means regular salary and wages payable by the Company or a Participating Subsidiary to an Eligible Employee, prior to deductions for employee contributions to any employee benefit plans or arrangements, and excluding bonuses and other incentive pay, but including commissions. The Administrator, in its discretion, may establish a different definition of Compensation for any future Accumulation Period(s) prior to the commencement of such Accumulation Period.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.7 “Cut-Off Date” means the date established by the Administrator from time to time by which enrollment forms must be received with respect to an Accumulation Period.

2.8 “Effective Date” means ____________, 2021.

2.9 “Eligible Employee” means an Employee who is eligible to participate in the Plan in accordance with Article 5.

2.10 “Employee” means any common law employees of the Company or a Participating Subsidiary. “Employee” shall not include any individual classified by the Company or a Participating Subsidiary as either an independent contractor or an individual who provides services to the Company or Participating Subsidiary through another entity shall not be eligible to participate in this Plan during the period that the individual is so classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

2.11 “Enrollment Date” means the first Trading Day of an Accumulation Period beginning on or after the Effective Date.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.13 “Fair Market Value” of a Share means the closing sales price of a Share reported on an established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date. Unless the Administrator determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Administrator in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.14 “Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Article 6. A Participant shall remain a Participant until the applicable date set forth in Article 10.

2.15 “Participating Subsidiary” means a Subsidiary Corporation, which has adopted the Plan as a Participating Subsidiary by action of its board of directors and which has been designated by the Administrator in accordance with Section 3.3 as covered by the Plan.

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2.16 “Plan” means the SAB Biotherapeutics, Inc. 2021 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

2.17 “Purchase Date” means the specific Trading Day during an Accumulation Period on which Shares are purchased under the Plan in accordance with Article 9. For each Accumulation Period, the Purchase Date shall be the last Trading Day occurring in such Accumulation Period. The Administrator may, in its discretion, designate a different Purchase Date with respect to any Accumulation Period.

2.18 “Securities Act” means the Securities Act of 1933, as amended from time to time. References to a particular section of the Securities Act include references to successor provisions.

2.19 “Share” means a share of common stock of the Company, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.20 “Subsidiary Corporation” means any corporation in an unbroken chain of corporations beginning with the Company if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.21 “Trading Day” means a day the national exchange on which the Shares are listed for trading or, if not so listed, a day NASDAQ is open for trading.

ARTICLE 3
Administration

3.1 Administrator.

(a) The Plan shall be administered by the Board, or committee (“Committee”) appointed by the Board, which may be the Board’s Compensation Committee. The Committee shall consist of at least one Board member, but may additionally consist of individuals who are not members of the Board. The Committee shall serve at the pleasure of the Board. If the Board does not so appoint a Committee, the Board shall administer the Plan. Any references herein to “Administrator” are, except as the context requires otherwise, references to the Board or the Committee, as applicable.

(b) This Article 3 relating to the administration of the Plan may be amended by the Administrator from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws, rules or regulations of the United States or any applicable stock exchange, or to obtain any exemption under such laws, rules or regulations.

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3.2 Powers of the Committee.

(a) If appointed under Section 3.1, the Administrator may select one of its members as chairman and may appoint a secretary. The Administrator shall make such rules and regulations for the conduct of its business as it shall deem advisable; provided, however, that all determinations of the Administrator shall be made by a majority of its members.

(b) The Administrator shall have the power, in addition to the powers set forth elsewhere in the Plan, and subject to and within the limits of the express provisions of the Plan, to construe and interpret the Plan and options granted under it; to establish, amend and revoke rules and regulations for administration of the Plan; to determine all questions of policy and expediency that may arise in the administration of the Plan; to allocate and delegate such of its powers as it deems desirable to facilitate the administration and operation of the Plan; and, generally, to exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company. The Administrator’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

3.3 Designation of Participating Subsidiaries. The Administrator may designate from time to time which Subsidiary Corporations of the Company shall be Participating Subsidiaries.

ARTICLE 4
Number of Shares

4.1 Number of Shares Issuable Under the Plan. Subject to adjustment as provided in Section 4.2, the maximum number of Shares hereby reserved for delivery under the Plan shall be                           Shares. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan.

4.2 Adjustments in Authorized Shares; Liquidation or Dissolution. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, acquisition of property or shares, separation, asset spin-off, stock rights offering, liquidation or other similar change in the capital structure of the Company, the Administrator shall make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Shares available for purchase under the Plan. In the event that, at a time when options are outstanding hereunder, there occurs a dissolution or liquidation of the Company, each option to purchase Shares shall terminate, but the Participant holding such option shall have the right to exercise his or her option prior to such termination of the option upon the dissolution or liquidation. The Company reserves the right to reduce the number of Shares which Employees may purchase pursuant to their enrollment in the Plan.

ARTICLE 5
Eligibility Requirements

5.1 Eligibility. Except as provided in Section 5.2, each individual who is an Employee of the Company or a Participating Subsidiary on the applicable Cut-Off Date shall become eligible to participate in the Plan in accordance with Article 6 as of the first Enrollment Date following the date the individual becomes an Employee of the Company or a Participating Subsidiary, provided that the individual remains an Eligible Employee on the first day of the Accumulation Period associated with such Enrollment Date. Participation in the Plan is entirely voluntary.

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5.2 Ineligible Employees.

(a) Employees meeting any of the following restrictions are not eligible to participate in the Plan:

(i) Employees of the Company or a Subsidiary Corporation who are members of a collective bargaining unit whose benefits were the subject of good faith collective bargaining are excluded from participation in the Plan.

(ii) Employees whose customary employment is 20 hours or less per week.

(iii) Employees whose customary employment is for not more than 5 months in any calendar year.

(iv) Employees of a Participating Subsidiary who are citizens or residents of a foreign jurisdiction (a “Foreign Employee”) if (i) the grant of an option under the Plan to such Foreign Employee is prohibited under the laws of such foreign jurisdiction or (ii) compliance the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

(v) Section 16 Officers may be restricted in their ability to acquire or sell Shares of common stock in order to comply with Section 16 of the Securities Exchange Act of 1934, as amended, in accordance with rules and procedures adopted by the Administrator.

(vi) Employees of any Subsidiary Corporation that is not a Participating Subsidiary.

(b) The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

ARTICLE 6
Enrollment

6.1 Enrollment. Any Eligible Employee may consent to enrollment in the Plan for an Accumulation Period by completing and signing an enrollment form (which authorizes payroll deductions during such Accumulation Period in accordance with Section 8.1) and submitting such enrollment form to the Company or the Participating Subsidiary on or before the Cut-Off Date specified by the Administrator. Payroll deductions pursuant to the enrollment form shall be effective as of the first payroll period with a pay day after the Enrollment Date for the Accumulation Period to which the enrollment form relates, and shall continue in effect until the earliest of:

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(a) the end of the last payroll period with a payday in the Accumulation Period;

(b) the date during the Accumulation Period as of which the Employee elects to cease his or her enrollment in accordance with Section 8.4; and

(c) the date during the Accumulation Period as of which the Employee withdraws from the Plan or has a termination of employment in accordance with Article 10.

ARTICLE 7
Grant of Options on Enrollment

7.1 Option Grants. The automatic enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant as of such Enrollment Date by the Company to such Participant of an option to purchase Shares from the Company pursuant to the Plan.

7.2 Option Term. An option granted to a Participant pursuant to this Plan shall expire, if not terminated earlier for any reason, on the earliest to occur of: (a) the end of the Purchase Date with respect to the Accumulation Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Article 9; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

7.3 Restrictions on Option Grants.

(a) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(b) No more than 25,000 Shares may be purchased by any Participant on the Purchase Date with respect to any Accumulation Period; provided, however, that the Administrator may specify with respect to any Accumulation Period: (i) a lower maximum aggregate number of Shares that may be purchased by any Participant on the Purchase Date, and/or (ii) a maximum number of Shares that may be purchased by all Participants on the Purchase Date.

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ARTICLE 8
Payroll Deductions

8.1 Payroll Deduction Elections. An Eligible Employee who files an enrollment form pursuant to Article 8 shall elect and authorize in such form to have deductions made from his or her Base Earnings on each payday he or she receives a paycheck during the Accumulation Period to which the enrollment form relates, and he or she shall designate on such form the percentage (in whole percentages) of Base Earnings to be deducted each payday during such Accumulation Period. The minimum an Employee may elect and authorize to have deducted is 1% of his or her Base Earnings paid per pay period in such Accumulation Period, and the maximum is 15% of his or her Base Earnings paid per pay period in such Accumulation Period (or such larger or smaller percentage as the Administrator may designate from time to time).

8.2 Duration of Payroll Deductions. Deductions from a Participant’s Base Earnings shall commence upon the first payday on or after the commencement of the Accumulation Period, and shall continue until the date on which such authorization ceases to be effective in accordance with Article 6. The amount of each deduction made for a Participant shall be credited to the Participant’s Account.

8.3 Unfunded Status of Payroll Deductions. Prior to the time a Participant’s payroll deduction is used to purchase Shares as provided in Article 9 below, such amounts are considered general assets of the Company or Participating Subsidiary (as applicable) and, as such, are subject to the claims of the Company’s or Participating Subsidiary’s creditors in the event of insolvency or bankruptcy. The Company or Participating Subsidiary may use such funds for any corporate purpose, and the Company will not be obligated to segregate such funds from the Company’s or Participating Subsidiary’s general corporate funds and/or deposit such funds with an independent third party.

8.4 Cancellation of Payroll Deduction Election. As of the last day of any month during an Accumulation Period, a Participant may elect to cease (but not to increase or decrease) payroll deductions made on his or her behalf for the remainder of such Accumulation Period by filing the applicable election with the Company or Participating Subsidiary in such form and manner and at such time as may be permitted by the Administrator. A Participant who has ceased payroll deductions may have the amount which was credited to his or her Account prior to such cessation applied to the purchase of Shares as of the Purchase Date in accordance with Section 9.1 and receive the balance of the Account with respect to which the enrollment is ceased, if any, in cash. A Participant who has ceased payroll deductions may also voluntarily withdraw from the Plan pursuant to Section 10.1. Any Participant who ceases payroll deductions for an Accumulation Period may re-enroll in the Plan on the next subsequent Enrollment Date following the cessation in accordance with the provisions of Article 6. A Participant who ceases to be employed by the Company or any Participating Subsidiary will cease to be a Participant in accordance with Section 10.2.

8.5 No Additional Contributions Permitted. A Participant may not make any separate or additional contributions to his Account under the Plan. Neither the Company nor any Participating Subsidiary shall make separate or additional contributions to any Participant’s Account under the Plan.

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ARTICLE 9
Purchase of Shares

9.1 Exercise of Options. Subject to Section 9.2, any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the purchase of the number of whole Shares which the funds accumulated in his or her Account as of the Purchase Date will purchase at the applicable purchase price. Unless otherwise determined by the Committee, any payroll deductions which are not sufficient to purchase a whole Share shall be retained in a Participant’s account for the subsequent Accumulation Period. Any other amounts in a Participant’s Account after a Purchase Date shall be returned to the Participant.

No Shares will be purchased on behalf of any Participant who fails to file an enrollment form authorizing payroll deductions for an Accumulation Period.

9.2 Effect of Withdrawal from the Plan. A Participant who holds an outstanding option as of a Purchase Date shall not be deemed to have exercised such option if the Participant elected not to exercise the option by withdrawing from the Plan in accordance with Section 10.1.

9.3 Option Exercise Price. The purchase price for each Share purchased under any option shall not be less than 85% of the lesser of (a) the Fair Market Value of a Share on the Purchase Date or (b) the Fair Market Value of a Share on the first Trading Day of the Accumulation Period. Notwithstanding the preceding, the Administrator may establish a different purchase price for each Share purchased under any option provided that such purchase price is determined at least thirty (30) days prior to the beginning of the Accumulation Period for which it is applicable and is not less than the exercise price described in the preceding sentence.

9.4 Restrictions on Option Exercise. If the total number of Shares for which an option is exercised on any Purchase Date in accordance with this Article 9, when aggregated with all Shares previously granted under this Plan, exceeds the maximum number of Shares reserved in Section 4.1 or pursuant to any aggregate limit imposed by the Committee pursuant to Section 7.3(b)(ii), the Administrator shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of the cash amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as administratively practical.

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ARTICLE 10
Withdrawal From the Plan; Termination of Employment; Leave of Absence; Death

10.1 Withdrawal from the Plan. A Participant may withdraw from the Plan in full (but not in part) during any Accumulation Period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Administrator) at any time prior to the first day of the calendar last month immediately preceding the Purchase Date for such Accumulation Period, or at such shorter time in advance of the Purchase Date as the Administrator may permit. If notice of withdrawal is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively practical, and the Participant’s payroll deductions shall cease as soon as administratively practical. An Employee who has withdrawn during an Accumulation Period may not return funds to the Company or a Participating Subsidiary during the same Accumulation Period and require the Company or Participating Subsidiary to apply those funds to the purchase of Shares, nor may such Participant’s payroll deductions continue, in accordance with Article 6. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date following withdrawal in accordance with the provisions of Article 6.

10.2 Termination of Employment. Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or any Participating Subsidiary for any reason whatsoever, including but not limited to termination of employment, whether voluntary or involuntary, or on account of disability, or retirement, but not including death, or if the Participating Subsidiary employing the Participant ceases for any reason to be a Participating Subsidiary. Participation in the Plan also terminates immediately when a Participant ceases to be an Eligible Employee under Article 5 or withdraws from the Plan. Upon termination of participation such terminated Participant’s outstanding options shall thereupon terminate. As soon as administratively practicable after termination of participation, the Company shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Company at the time of termination of participation, and any Participating Subsidiary shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Participating Subsidiary at the time of termination of participation.

10.3 Leave of Absence. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have discontinued contributions to the Plan in accordance with Section 8.3, but will remain a Participant in the Plan through the balance of the Accumulation Period in which his or her leave of absence begins, so long as such leave of absence does not exceed ninety (90) days. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have withdrawn from the Plan in accordance with Section 10.1 on the ninety-first (91st) day of such leave of absence.

10.4 Death. As soon as administratively feasible after the death of a Participant, amounts accumulated in his or her Account shall be paid in cash to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form approved by the Administrator, but if the Participant does not make an effective beneficiary designation then such amounts shall be paid in cash to the Participant’s spouse if the Participant has a spouse, or, if the Participant does not have a spouse, to the executor, administrator or other legal representative of the Participant’s estate. Such payment shall relieve the Company and the Participating Subsidiary of further liability with respect to the Plan on account of the deceased Participant. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the Account unless the Participant has given express contrary instructions. None of the Participant’s beneficiary, spouse, executor, administrator or other legal representative of the Participant’s estate shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the amounts credited to the Participant’s Account under the Plan.

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ARTICLE 11
Miscellaneous

11.1 Interest. Interest or earnings will not be paid on any Employee Accounts.

11.2 Restrictions on Transfer. The rights of a Participant under the Plan shall not be assignable or transferable by such Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.1.

11.3 Administrative Assistance. If the Administrator in its discretion so elects, it may retain a brokerage firm, bank, other financial institution or other appropriate agent to assist in the purchase of Shares, delivery of reports or other administrative aspects of the Plan. If the Administrator so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of one or more other persons in joint tenancy with right of survivorship or in tenancy by the entireties or as spousal community property, or in such forms of trust as may be approved by the Administrator, to the extent permitted by law.

11.4 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company or Participating Subsidiaries, including any brokerage fees on the purchased Shares; excepting that any stamp duties, transfer taxes, fees to issue stock certificates, and any brokerage fees on the sale price applicable to participation in the Plan after the initial purchase of the Shares on the Purchase Date shall be charged to the Account or brokerage account of such Participant.

11.5 Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

11.6 Amendment and Termination.

(a) The Board or the Board’s Compensation Committee may amend, alter or terminate the Plan at any time. Notwithstanding any provision hereunder to the contrary, no amendment which would amend or modify the Plan in a manner requiring stockholder approval under any securities exchange on which the Shares are traded shall be effective unless, within one year after it is adopted, it is approved by the holders of a majority of the voting power of the Company’s outstanding shares. The provisions of this Section 11.6 are in addition to, and not in lieu of, the authority of the Administrator to amend or modify the Plan under other provisions of the Plan.

(b) If the Plan is terminated, the Administrator may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with the terms of this Plan (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

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11.7 No Right of Employment. Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or Participating Subsidiary any obligation to employ or continue to employ any employee. The right of the Company or Participating Subsidiary to terminate any employee shall not be diminished or affected because any rights to purchase Shares have been granted to such employee.

11.8 Requirements of Law. The making of payroll deductions and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan, Participants shall not be entitled to receive benefits under the Plan, and the Company (and any Subsidiary Corporation) shall not be obligated to deliver any Shares or deliver benefits to a Participant, if such delivery would constitute a violation by the Participant or the Company or any of its Subsidiary Corporations of any applicable law or regulation.

11.9 Gender. When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

11.10 Military Service. The Plan shall be administered in accordance with Section 14(u) of the Internal Revenue Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

11.11 Code Section 409A. Purchase rights granted hereunder are intended to be exempt from the application of Code Section 409A as a statutory option described in Section 423 of the Code and any ambiguities shall be construed and interpreted in accordance with such intent.

11.12 Stockholder Approval. All options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.

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EXHIBIT G

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of June 21, 2021 by and among Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”), the Persons set forth on Schedule I hereto (together with the Sponsor, each, a “Sponsor Party” and, together, the “Sponsor Parties”), Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company” and, collectively with the Sponsor Parties and Parent, the “Parties”).

RECITALS

WHEREAS, each Sponsor Party is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Parent Shares and the Parent Warrants as set forth opposite such Sponsor Party’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Parent, the Company, Big Cypress Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger;

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1. Binding Effect of Merger Agreement. Each Sponsor Party hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor Party shall be bound by and comply with Section 5.4 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor Party was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2. No Transfers. Prior to the earlier of the (x) the Effective Time and (b) such date and time as the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time (the “Expiration Time”), each Sponsor Party shall not (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Parent Shares or Parent Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Parent Shares or Parent Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor or to another Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3. New Shares. In the event that (a) any Parent Shares, Parent Warrants or other equity securities of Parent are issued to a Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Shares or Parent Warrants of, on or affecting the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof or (b) a Sponsor acquires the right to vote or share in the voting of any Parent Shares or other equity securities of Parent during prior to the Expiration Time (such Parent Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof.

Section 1.4. Agreement to Vote and Approve.

(a) Each Sponsor Party, solely in its capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Time, at any meeting of the stockholders of Parent or any adjournment or postponement thereof or in connection with any action by written consent of the stockholders of Parent, it shall, and shall cause its controlled Affiliates to, (i) appear at each such meeting or otherwise cause all Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted, in person or by proxy, or execute and deliver a written consent (or cause a consent to be validly executed and delivered) covering, the Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party (A) in favor of the Transaction Proposals, (B) against any business combination (other than the Business Combination Proposal) and (C) against any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination Proposal or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor Party contained in this Agreement.

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(b) Prior to the Expiration Time, the Sponsor Party hereby covenants and agrees that such Sponsor Party shall not (i) enter into any voting agreement or voting trust with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement.

Section 1.5. No Inconsistent Agreement. Each Sponsor Party hereby agrees that such Sponsor Party shall not enter into any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

Section 1.6. Lock-Up. Each Sponsor Party hereby agrees that it will execute the Registration Rights Agreement at the Closing and agree to be bound by the terms provided for therein, including the lock-up provision set forth in Article 6 therein.

Section 1.7. Waiver of Anti-Dilution Provision; No Redemption.

(a) Each of the Sponsor Parties hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated certificate of incorporation of Parent, any anti-dilution or similar rights.

(b) Each of the Sponsor Parties hereby irrevocably and unconditionally agrees that, prior to the Expiration Time, such Sponsor Parties shall not elect to cause Parent to redeem any Parent Shares or Parent Warrants beneficially owned or owned of record by such Sponsor Party or submit any of the Parent Shares or Parent Warrants for redemption in connection with the Merger or the Transaction Proposals or otherwise.

Section 1.8. Vesting Provisions Applicable to Founder Shares.

(a) General. the Sponsor Party agrees that, as of immediately prior to the Closing, the Specified Founder Shares shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.8.

(b) Special Transfer Restrictions for Specified Founder Shares. Neither the Sponsor nor any of its Permitted Transferees (as defined in the Registration Rights Agreement) shall Transfer any of its Specified Founder Shares prior to the time such Specified Founder Shares become vested pursuant to Section 1.8(c), except to Permitted Transferees that agree in writing to be bound by this Section 1.8.

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(c) Vesting of Founder Shares.

(i) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(ii) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iii) If, at any time during the five(5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iv) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Fourth Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(v) If, at any time during the five (5)-year period immediately following the Closing, there is a Change of Control, then any Specified Founder Shares that would have been vested prior to the First Vesting Achievement Date, the Second Vesting Achievement Date, the Third Vesting Achievement Date or the Fourth Vesting Achievement Date, as applicable, determined based on whether the aggregate consideration to be received by the Parent stockholders in exchange for a Parent Share in such Change of Control equals or exceeds the applicable stock price threshold set forth above, shall be deemed vested immediately prior to consummation of such Change of Control transaction. By way of example, if such aggregate consideration is $18.00 and the First Vesting Achievement Date has not previously occurred, then 25% of the Specified Founder Shares shall be vested. Any Specified Founder Shares not vested in connection with the Change of Control shall be canceled and of no further force or effect.

(d) Forfeiture of Unvested Founder Shares.

(i) If the First Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), all of the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(ii) If the Second Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 75% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

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(iii) If the Third Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 50% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(iv) If the Fourth Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 25% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(e) Proportional Voting of Unvested Founder Shares. Each Sponsor Party hereby agrees that, with respect to all of its Specified Founder Shares, such Specified Founder Shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of Parent, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all Parent Shares, held by the holders thereof (other than the unvested Specified Founder Shares).

(f) Economic Rights of Unvested Founder Shares. Any economic rights (including rights to dividends) of unvested Specified Founder Shares shall be set aside for so long as such unvested Specified Founder Shares remain unvested. Should unvested Specified Founder Shares become vested in accordance with Section 1.8(c), such Specified Founder Shares shall become entitled to all such economic rights that were set aside during the unvested period, including in the form of a lump sum payment of all dividends that were set aside, together with interest on such set-aside dividends, at the prime rate published in The Wall Street Journal for the relevant date each such dividend was set aside through the date of the lump sum payment.

(g) Equitable Adjustments. In the event that the Parent Shares are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then unvested Specified Founder Shares shall be equitably adjusted in the same manner as all other Parent Shares.

(h) Certain Definitions. For purposes of this Agreement:

(i) “Specified Founder Shares” means the shares of Parent Shares set forth across from the Sponsor Party’s name on Schedule I under the column “Specified Founder Shares”;

(j) “Trading Day” means any day on which Parent Shares are actually traded on the principal securities exchange or securities market on which Parent Shares are then traded; and

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(k) “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Parent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to Parent and the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery of this Agreement by each of the Company and Parent, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

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(b) Ownership. Such Sponsor Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s Parent Shares and Parent Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Parent Shares or Parent Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Shares or Parent Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Parent Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor Party’s Parent Shares and Parent Warrants are the only equity securities in Parent owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Sponsor Party’s Parent Shares or Parent Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Shares or Parent Warrants, except as provided hereunder and under the Insider Letter. Other than the Parent Warrants, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or if such Sponsor Party is an individual, conflict with the rights of such Sponsor Party’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Parent Shares or Parent Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Proceedings pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(e) Update of Schedule I. If any Sponsor Party acquires record or beneficial ownership of any Parent Shares or Parent Warrants prior to the Expiration Time, such Sponsor Party shall promptly notify the Company and Parent in writing, and Schedule I shall be updated to reflect such Sponsor Party’s ownership of such additional Parent Shares or Parent Warrants, as applicable.

ARTICLE 3
MISCELLANEOUS

Section 3.1. Non-Survival of Representations and Warranties; Termination.

(a) This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect, upon the earlier of (i) the date and time the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time and (ii) the time this Agreement is terminated upon the mutual written agreement of the Company, Parent and the Sponsor.

(b) Notwithstanding the provisions of Section 3.1(a), Section 1.8 shall terminate only upon the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated validly in accordance with its terms and (ii) such time as all of the Specified Founder Shares shall have vested or shall have been forfeited and cancelled pursuant to the terms of Section 1.8.

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(c) No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of, or Fraud in connection with, this Agreement prior to its termination.

Section 3.2. Capacity. Notwithstanding anything in this Agreement to the contrary, each Sponsor Party is entering into this Agreement solely in its capacity as a record holder or beneficial owner of Parent Shares and Parent Warrants and not in its (or any Affiliate’s) capacity as an officer or director of Parent, if applicable. Notwithstanding any asserted conflict, nothing herein will limit or affect any Sponsor Party’s ability to act as an officer or director of Parent.

Section 3.3. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.4. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 3.4(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsor Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company or (b) be assigned by Parent or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Parent) or Parent (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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Section 3.6. Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 3.7. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, the Company and each Sponsor Party charged with such amendment, modification or supplement.

Section 3.8. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.9):

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(a)	If to Parent prior to the Closing:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b)	If to the Company:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104

Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

(c)	If to a Sponsor: to such Sponsor Party’s address set forth in Schedule I

Section 3.10. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

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Section 3.12. Mutual Release.

(a) Effective as of the Closing, Parent, on behalf of itself and its successors and assigns (each, a “Parent Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor Party and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Parent Releasing Party ever had, now has or ever may have or claim to have against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(a) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which any Parent Releasing Party is party or (iii) with respect to any Parent Released Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Parent, on behalf of itself and the other Parent Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Parent Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Parent, on behalf of itself and each other Parent Releasing Party, acknowledges that each Sponsor Party will be relying on the waiver and release provided in this Section 3.12(a) in connection with entering into this Agreement and that this Section 3.12(a) is intended for the benefit of the Parent Released Parties and to grant third party beneficiary rights to each Parent Released Party to enforce this Section 3.12(a).

(b) Effective as of the Closing, each Sponsor Party, on behalf of itself and its Affiliates and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Parent and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which such Sponsor Party or any of its associated Sponsor Releasing Parties is party or (iii) with respect to any Sponsor Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Parent will be relying on the waiver and release provided in this Section 3.12(b) in connection with entering into this Agreement and that this Section 3.12(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 3.12(b).

(Signature Page Follows)

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IN WITNESS WHEREOF, the Sponsor Parties, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SAB BIOTHERAPEUTICS, INC.

By:
Name:	Eddie J Sullivan
Title:	Chief Executive Officer

BIG CYPRESS ACQUISITION CORP.

By:
Name:	Samuel J. Reich
Title:	Chief Executive Officer

BIG CYPRESS HOLDINGS LLC

By:
Name:	Samuel J. Reich
Title:	Managing Member

LADENBURG THALMANN & CO. INC.

By:
Name:	Steven Kaplan
Title:	Head of the Capital Markets

Steven Kaplan

Peter Blum

Jeff Caliva

SIGNATURE PAGE TO SPONSOR SUPPORT AGREEMENT

Schedule I

Sponsor Party Name and Address	Parent Shares	Parent Warrants	Specified Founder Shares
Big Cypress Holdings LLC	3,047,827	208,600	547,700
Ladenburg Thalmann & Co. Inc.	122,188	0	25,440
Steven Kaplan	48,988	0	10,200
Peter Blum	48,988	0	10,200
Jeff Caliva	24,209	0	5,040

SCHEDULE I

Schedule I

BioDak, LLC

Sanford Frontiers

Sioux Falls Development Foundation Inc.

Dakota Ag Investments, LLC

SD Equity Partners Limited Partnership

Sanford Therapeutics, LLC

Annex C

EXHIBIT D

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

Big Cypress Acquisition Corp.

____________, 2021

Big Cypress Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.	The name of the Corporation is “Big Cypress Acquisition Corp.”. The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 12, 2020 (the “Original Certificate”). The Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”), which both restated and amended the provisions of the Original Certificate was filed with the Secretary of the State of Delaware on January 11, 2021.

2.	This Second Amended and Restated Certificate of Incorporation (the “Second Amended and Restated Certificate”), which both restates and amends the provisions of the First Amended and Restated Certificate, was duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

3.	This Second Amended and Restated Certificate shall become effective on the date of filing with the Secretary of State of Delaware.

4.	This Second Amended and Restated Certificate is being amended and restated in connection with the transactions contemplated by that certain Agreement and Plan of Merger, dated June [●] 2021 (the “Merger Agreement”), by and among the Corporation, SAB Biotherapeutics, Inc. and Big Cypress Merger Sub Inc.

5.	The text of the Original Certificate is hereby restated and amended in its entirety to read as follows:

ARTICLE I
NAME

The name of the corporation is Big Cypress Acquisition Corp. (the “Corporation”).

ARTICLE II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE III
REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV
CAPITALIZATION

Section 4.1 Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is [500,000,000] shares, consisting of (a) 490,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (b) 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Section 4.2 Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3 Common Stock.

(a) Voting.

(i) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall exclusively possess all voting power with respect to the Corporation.

(ii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the shares of Common Stock are entitled to vote.

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(iii) Except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Second Amended and Restated Certificate (including any Preferred Stock Designation), the holders of the shares of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series of Preferred Stock are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) or the DGCL.

(b) Dividends. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

(c) Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the shares of Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them.

Section 4.4 Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V
BOARD OF DIRECTORS

Section 5.1 Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Second Amended and Restated Certificate or the Bylaws of the Corporation (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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Section 5.2 Number, Election and Term.

(a) The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

(b) Subject to Section 5.4 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 5.4 hereof, if the number of directors that constitutes the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c) Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors shall be determined by a plurality of the votes cast by the stockholders present in person or represented by proxy at the meeting and entitled to vote thereon.

(d) Subject to Section 5.5 hereof, a director shall hold office until the next annual meeting and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(e) Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

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Section 5.3 Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4 Removal. Subject to the rights, if any, of one or more series of Preferred Stock, to elect Directors and to remove any Director whom the holders of any such series have the right to elect, any Director (including persons elected by Directors to fill vacancies in the Board of Directors) may be removed from office (i) only with cause and (ii) only by the affirmative vote of the holders of not less than two thirds (2/3) of the outstanding shares of capital stock then entitled to vote at an election of Directors. At least forty-five (45) days prior to any annual or special meeting of stockholders at which it is proposed that any Director be removed from office, written notice of such proposed removal and the alleged grounds thereof shall be sent to the Director whose removal will be considered at the meeting.

Section 5.5 Preferred Stock – Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Second Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board at which there is a quorum or by unanimous written consent. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a two thirds (2/3) of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

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ARTICLE VII
SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1 Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.1.

Section 7.2 Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3 Action by Written Consent. Except as may be otherwise provided for or fixed pursuant to this Second Amended and Restated Certificate (including any Preferred Stock Designation) relating to the rights of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders of the Corporation. Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Section 7.3.

ARTICLE VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1 Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended unless a director violated his or her duty of loyalty to the Corporation or its stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived improper personal benefit from his or her actions as a director. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

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Section 8.2 Indemnification and Advancement of Expenses.

(a) To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Second Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Second Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

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(d) This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(e) Notwithstanding anything herein to the contrary, the affirmative vote of not less than two thirds (2/3) of the outstanding shares of capital stock entitled to vote thereon, and the affirmative vote of not less than two thirds (2/3) of the outstanding shares of each class entitled to vote thereon as a class, shall be required to amend or repeal any provision of this Article VIII.

ARTICLE IX
CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation only with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue, and to the extent the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE X
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

he Corporation reserves the right to amend or repeal this Certificate in the manner now or hereafter prescribed by statute and this Certificate, and all rights conferred upon stockholders herein are granted subject to this reservation. Except as otherwise required by this Certificate or by law, whenever any vote of the holders of capital stock of the Corporation is required to amend or repeal any provision of this Certificate, such amendment or repeal shall require the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote on such amendment or repeal, and the affirmative vote of the majority of the outstanding shares of each class entitled to vote thereon as a class, at a duly constituted meeting of stockholders called expressly for such purpose.

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ARTICLE XI
EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 11.1 Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Second Amended and Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel except any action (A) as to which the Court of Chancery in the State of Delaware determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended. Notwithstanding the foregoing, the provisions of this Section 12.1 will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

Section 11.2 Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

ARTICLE XII
SEVERABILITY

If any provision or provisions (or any part thereof) of this Second Amended and Restated Certificate shall be held to be invalid, illegal or unenforceable as applied to any person, entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby, and (ii) the provisions of this Second Amended and Restated Certificate (including, without limitation, each portion of any paragraph of this Second Amended and Restated Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

(Signature page follows)

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IN WITNESS WHEREOF, Big Cypress Acquisition Corp. has caused this Second Amended and Restated Certificate to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

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Annex D

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Agreement”) is dated as of June 21, 2021 by and among Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”), the Persons set forth on Schedule I hereto (together with the Sponsor, each, a “Sponsor Party” and, together, the “Sponsor Parties”), Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company” and, collectively with the Sponsor Parties and Parent, the “Parties”).

RECITALS

WHEREAS, each Sponsor Party is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the Parent Shares and the Parent Warrants as set forth opposite such Sponsor Party’s name on Schedule I attached hereto;

WHEREAS, concurrently herewith, Parent, the Company, Big Cypress Merger Sub Inc., a Delaware corporation and direct, wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein), Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger;

WHEREAS, as an inducement to Parent and the Company to enter into the Merger Agreement and to consummate the transactions contemplated therein, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE 1
SPONSOR SUPPORT AGREEMENT; COVENANTS; VESTING

Section 1.1. Binding Effect of Merger Agreement. Each Sponsor Party hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax, legal and other advisors with respect thereto and hereto. Each Sponsor Party shall be bound by and comply with Section 5.4 (Public Announcements) of the Merger Agreement (and any relevant definitions contained in any such sections) as if such Sponsor Party was an original signatory to the Merger Agreement with respect to such provisions.

Section 1.2. No Transfers. Prior to the earlier of the (x) the Effective Time and (b) such date and time as the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time (the “Expiration Time”), each Sponsor Party shall not (i) directly or indirectly sell, transfer, hypothecate, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, any of its Parent Shares or Parent Warrants, (ii) enter into any Contract or option with respect to any transaction specified in clause (i) or any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Parent Shares or Parent Warrants, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii) (any transaction specified in clauses (i), (ii) or (iii), a “Transfer”); provided, however, that the foregoing shall not prohibit a Transfer to an Affiliate of the Sponsor or to another Sponsor that is a party to this Agreement and bound by the terms and obligations hereof; provided, further, that any such Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of the transferor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 1.2 shall not relieve the transferor of its obligations under this Agreement. Any Transfer in violation of this Section 1.2 shall be null and void.

Section 1.3. New Shares. In the event that (a) any Parent Shares, Parent Warrants or other equity securities of Parent are issued to a Sponsor pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Parent Shares or Parent Warrants of, on or affecting the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof or (b) a Sponsor acquires the right to vote or share in the voting of any Parent Shares or other equity securities of Parent during prior to the Expiration Time (such Parent Shares, Parent Warrants or other equity securities of Parent, collectively the “New Securities”), then such New Securities acquired or purchased by such Sponsor Party shall be subject to the terms of this Agreement to the same extent as if they constituted the Parent Shares or Parent Warrants owned by such Sponsor Party as of the date hereof.

Section 1.4. Agreement to Vote and Approve.

(a) Each Sponsor Party, solely in its capacity as a stockholder of Parent, irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Time, at any meeting of the stockholders of Parent or any adjournment or postponement thereof or in connection with any action by written consent of the stockholders of Parent, it shall, and shall cause its controlled Affiliates to, (i) appear at each such meeting or otherwise cause all Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted, in person or by proxy, or execute and deliver a written consent (or cause a consent to be validly executed and delivered) covering, the Parent Shares which the Sponsor Party has a right to vote or owned of record by the Sponsor Party (A) in favor of the Transaction Proposals, (B) against any business combination (other than the Business Combination Proposal) and (C) against any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Business Combination Proposal or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of Parent under the Merger Agreement or would reasonably be expected to result in a breach of any covenant, representation or warranty or other obligation or agreement of the Sponsor Party contained in this Agreement.

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(b) Prior to the Expiration Time, the Sponsor Party hereby covenants and agrees that such Sponsor Party shall not (i) enter into any voting agreement or voting trust with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Parent Shares beneficially owned by such Sponsor Party that is inconsistent with such Sponsor Party’s obligations pursuant to this Agreement.

Section 1.5. No Inconsistent Agreement. Each Sponsor Party hereby agrees that such Sponsor Party shall not enter into any agreement that would restrict, limit or interfere with the performance of such Sponsor Party’s obligations hereunder.

Section 1.6. Lock-Up. Each Sponsor Party hereby agrees that it will execute the Registration Rights Agreement at the Closing and agree to be bound by the terms provided for therein, including the lock-up provision set forth in Article 6 therein.

Section 1.7. Waiver of Anti-Dilution Provision; No Redemption.

(a) Each of the Sponsor Parties hereby (but subject to the consummation of the Merger) waives (for itself, for its successors, heirs and assigns), to the fullest extent permitted by law and the amended and restated certificate of incorporation of Parent, any anti-dilution or similar rights.

(b) Each of the Sponsor Parties hereby irrevocably and unconditionally agrees that, prior to the Expiration Time, such Sponsor Parties shall not elect to cause Parent to redeem any Parent Shares or Parent Warrants beneficially owned or owned of record by such Sponsor Party or submit any of the Parent Shares or Parent Warrants for redemption in connection with the Merger or the Transaction Proposals or otherwise.

Section 1.8. Vesting Provisions Applicable to Founder Shares.

(a) General. the Sponsor Party agrees that, as of immediately prior to the Closing, the Specified Founder Shares shall be unvested and, from and after the Closing, shall be subject to the vesting and forfeiture provisions set forth in this Section 1.8.

(b) Special Transfer Restrictions for Specified Founder Shares. Neither the Sponsor nor any of its Permitted Transferees (as defined in the Registration Rights Agreement) shall Transfer any of its Specified Founder Shares prior to the time such Specified Founder Shares become vested pursuant to Section 1.8(c), except to Permitted Transferees that agree in writing to be bound by this Section 1.8.

(c) Vesting of Founder Shares.

(i) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “First Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

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(ii) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Second Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iii) If, at any time during the five(5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Third Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(iv) If, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any 20 Trading Days within a period of 30 consecutive Trading Days (the date when the foregoing is first satisfied, the “Fourth Vesting Achievement Date”), then 25% of the Specified Founder Shares shall immediately vest.

(v) If, at any time during the five (5)-year period immediately following the Closing, there is a Change of Control, then any Specified Founder Shares that would have been vested prior to the First Vesting Achievement Date, the Second Vesting Achievement Date, the Third Vesting Achievement Date or the Fourth Vesting Achievement Date, as applicable, determined based on whether the aggregate consideration to be received by the Parent stockholders in exchange for a Parent Share in such Change of Control equals or exceeds the applicable stock price threshold set forth above, shall be deemed vested immediately prior to consummation of such Change of Control transaction. By way of example, if such aggregate consideration is $18.00 and the First Vesting Achievement Date has not previously occurred, then 25% of the Specified Founder Shares shall be vested. Any Specified Founder Shares not vested in connection with the Change of Control shall be canceled and of no further force or effect.

(d) Forfeiture of Unvested Founder Shares.

(i) If the First Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), all of the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(ii) If the Second Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 75% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(iii) If the Third Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 50% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

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(iv) If the Fourth Vesting Achievement Date does not occur (or is not deemed to occur) by the end of the five (5)-year period immediately following the Closing (inclusive of the last day of such period), 25% the Specified Founder Shares shall be forfeited without any consideration paid therefor.

(e) Proportional Voting of Unvested Founder Shares. Each Sponsor Party hereby agrees that, with respect to all of its Specified Founder Shares, such Specified Founder Shares shall be present at all stockholder meetings for purposes of a quorum and voted at all such meetings, or voted, consented or approved in any other circumstances, upon which such vote, consent or other approval (including providing any written consent as of any specified date) is sought or obtained by or from the stockholders of Parent, in the same manner (including by voting “for” or “against,” abstaining or withholding votes) as, and in the same proportion to, the votes cast “for” or “against,” and abstentions or vote withholdings made, in respect of all Parent Shares, held by the holders thereof (other than the unvested Specified Founder Shares).

(f) Economic Rights of Unvested Founder Shares. Any economic rights (including rights to dividends) of unvested Specified Founder Shares shall be set aside for so long as such unvested Specified Founder Shares remain unvested. Should unvested Specified Founder Shares become vested in accordance with Section 1.8(c), such Specified Founder Shares shall become entitled to all such economic rights that were set aside during the unvested period, including in the form of a lump sum payment of all dividends that were set aside, together with interest on such set-aside dividends, at the prime rate published in The Wall Street Journal for the relevant date each such dividend was set aside through the date of the lump sum payment.

(g) Equitable Adjustments. In the event that the Parent Shares are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then unvested Specified Founder Shares shall be equitably adjusted in the same manner as all other Parent Shares.

(h) Certain Definitions. For purposes of this Agreement:

(i) “Specified Founder Shares” means the shares of Parent Shares set forth across from the Sponsor Party’s name on Schedule I under the column “Specified Founder Shares”;

(j) “Trading Day” means any day on which Parent Shares are actually traded on the principal securities exchange or securities market on which Parent Shares are then traded; and

(k) “VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of Parent.

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ARTICLE 2
REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of the Sponsor Parties. Each Sponsor Party represents and warrants as of the date hereof to Parent and the Company (severally and not jointly and solely with respect to itself, himself or herself and not with respect to any other Sponsor) as follows:

(a) Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery of this Agreement by each of the Company and Parent, this Agreement constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Ownership. Such Sponsor Party is the record and beneficial owner (as defined in the Securities Act) of, and has good title to, all of such Sponsor Party’s Parent Shares and Parent Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Parent Shares or Parent Warrants (other than transfer restrictions under the Securities Act)) affecting any such Parent Shares or Parent Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Parent Governing Documents, (iii) the Merger Agreement or (iv) any applicable securities Laws. Such Sponsor Party’s Parent Shares and Parent Warrants are the only equity securities in Parent owned of record or beneficially by such Sponsor Party on the date of this Agreement, and none of such Sponsor Party’s Parent Shares or Parent Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Parent Shares or Parent Warrants, except as provided hereunder and under the Insider Letter. Other than the Parent Warrants, such Sponsor Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of Parent or any equity securities convertible into, or which can be exchanged for, equity securities of Parent.

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(c) No Conflicts. The execution and delivery of this Agreement by such Sponsor Party does not, and the performance by such Sponsor Party of his, her or its obligations hereunder will not, (i) if such Sponsor Party is not an individual, conflict with or result in a violation of the organizational documents of such Sponsor Party or if such Sponsor Party is an individual, conflict with the rights of such Sponsor Party’s spouse or domestic partner, as applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Sponsor Party or such Sponsor Party’s Parent Shares or Parent Warrants), in each case, to the extent the absence of such consent, approval or other action would prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(d) Litigation. As of the date hereof, there are no Proceedings pending against such Sponsor Party, or to the knowledge of such Sponsor Party threatened against such Sponsor Party, before (or, in the case of threatened Proceedings, that would be before) any arbitrator or any Governmental Entity, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Sponsor Party of its, his or her obligations under this Agreement.

(e) Update of Schedule I. If any Sponsor Party acquires record or beneficial ownership of any Parent Shares or Parent Warrants prior to the Expiration Time, such Sponsor Party shall promptly notify the Company and Parent in writing, and Schedule I shall be updated to reflect such Sponsor Party’s ownership of such additional Parent Shares or Parent Warrants, as applicable.

ARTICLE 3
MISCELLANEOUS

Section 3.1. Non-Survival of Representations and Warranties; Termination.

(a) This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall have no further effect, upon the earlier of (i) the date and time the Merger Agreement is terminated validly in accordance with its terms prior to the Effective Time and (ii) the time this Agreement is terminated upon the mutual written agreement of the Company, Parent and the Sponsor.

(b) Notwithstanding the provisions of Section 3.1(a), Section 1.8 shall terminate only upon the earliest to occur of (i) such date and time as the Merger Agreement shall have been terminated validly in accordance with its terms and (ii) such time as all of the Specified Founder Shares shall have vested or shall have been forfeited and cancelled pursuant to the terms of Section 1.8.

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(c) No such termination, however, shall relieve any party hereto of any liability or damages to the other party hereto resulting from any willful breach of, or Fraud in connection with, this Agreement prior to its termination.

Section 3.2. Capacity. Notwithstanding anything in this Agreement to the contrary, each Sponsor Party is entering into this Agreement solely in its capacity as a record holder or beneficial owner of Parent Shares and Parent Warrants and not in its (or any Affiliate’s) capacity as an officer or director of Parent, if applicable. Notwithstanding any asserted conflict, nothing herein will limit or affect any Sponsor Party’s ability to act as an officer or director of Parent.

Section 3.3. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, including its statute of limitations, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws or statute of limitations of another jurisdiction.

Section 3.4. CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

(a) Any Proceeding based upon, arising out of or related to this Agreement or the transactions contemplated hereby may only be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state and federal courts in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 3.4(a).

(b) EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, VOLUNTARILY AND IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS SPONSOR AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 3.5. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by any of the Sponsor Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company or (b) be assigned by Parent or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Parent) or Parent (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

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Section 3.6. Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

Section 3.7. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, the Company and each Sponsor Party charged with such amendment, modification or supplement.

Section 3.8. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 3.9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 3.9):

(a)	If to Parent prior to the Closing:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

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with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(b)	If to the Company:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104|
Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

(c)	If to a Sponsor: to such Sponsor Party’s address set forth in Schedule I

Section 3.10. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 3.11. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

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Section 3.12. Mutual Release.

(a) Effective as of the Closing, Parent, on behalf of itself and its successors and assigns (each, a “Parent Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges each Sponsor Party and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Parent Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Parent Releasing Party ever had, now has or ever may have or claim to have against any Parent Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(a) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which any Parent Releasing Party is party or (iii) with respect to any Parent Released Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Parent, on behalf of itself and the other Parent Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and the other Parent Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Parent, on behalf of itself and each other Parent Releasing Party, acknowledges that each Sponsor Party will be relying on the waiver and release provided in this Section 3.12(a) in connection with entering into this Agreement and that this Section 3.12(a) is intended for the benefit of the Parent Released Parties and to grant third party beneficiary rights to each Parent Released Party to enforce this Section 3.12(a).

(b) Effective as of the Closing, each Sponsor Party, on behalf of itself and its Affiliates and its and their respective successors and assigns (each, a “Sponsor Releasing Party”), hereby unconditionally and irrevocably forever releases and discharges Parent and each of its Affiliates, and any past, present or future directors, managers, officers, employees, representatives, agents, lenders, investors, partners, principals, members, managers, direct or indirect shareholders or equityholders of any of the foregoing Persons, and the respective successors and assigns of the foregoing Persons (each, a “Sponsor Released Party”), of and from, and hereby unconditionally and irrevocably waives, releases and discharges any and all proceedings, covenants, claims, liabilities, suits, judgments, accounts, actions and causes of action of any kind or character whatsoever, known or unknown, suspected or unsuspected, in Contract, direct or indirect, primary or secondary, at Law or in equity, that such Sponsor Releasing Party ever had, now has or ever may have or claim to have against any Sponsor Released Party, for or by reason of any matter, circumstance, event, action, inaction, omission, cause or thing arising at or prior to the Closing, or otherwise related to the pre-Closing period; provided, that nothing contained in this Section 3.12(b) shall be construed as a waiver of any rights under (i) this Agreement, (ii) any other Transaction Document to which such Sponsor Party or any of its associated Sponsor Releasing Parties is party or (iii) with respect to any Sponsor Releasing Party who is a natural person, any indemnification, employment or other similar arrangements (including any such arrangement providing for exculpation or advancement of expenses). Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims, and understands the significance of this release of unknown claims and waiver of statutory protection against a release, on behalf of itself and its associated Sponsor Releasing Parties, of unknown claims, and acknowledges and agrees that this waiver is an essential and material term of this Agreement. Each Sponsor Party, on behalf of itself and each of its associated Sponsor Releasing Parties, acknowledges that Parent will be relying on the waiver and release provided in this Section 3.12(b) in connection with entering into this Agreement and that this Section 3.12(b) is intended for the benefit of the Sponsor Released Parties and to grant third party beneficiary rights to each Sponsor Released Party to enforce this Section 3.12(b).

(Signature Page Follows)

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IN WITNESS WHEREOF, the Sponsor Parties, Parent, and the Company have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SAB BIOTHERAPEUTICS, INC.

By:	/s/ Eddie J Sullivan
Name:	Eddie J Sullivan
Title:	Chief Executive Officer

BIG CYPRESS ACQUISITION CORP.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Chief Executive Officer

BIG CYPRESS HOLDINGS LLC

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Managing Member

LADENBURG THALMANN & CO. INC.

By:	/s/ Steven Kaplan
Name:	Steven Kaplan
Title:	Head of the Capital Markets

/s/ Steven Kaplan
Steven Kaplan

/s/ Peter Blum
Peter Blum

/s/ Jeff Caliva
Jeff Caliva

Signature Page to Sponsor Support Agreement

Schedule I

Sponsor Party Name and Address	Parent Shares	Parent Warrants	Specified Founder Shares
Big Cypress Holdings LLC	3,047,827	208,600	547,700
Ladenburg Thalmann & Co. Inc.	122,188	0	25,440
Steven Kaplan	48,988	0	10,200
Peter Blum	48,988	0	10,200
Jeff Caliva	24,209	0	5,040

Schedule I

Annex E

FORM OF SUPPORT AGREEMENT

This SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of June 21, 2021, by and among Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), and the stockholder of the Company set forth on the signature page here (the “Stockholder”). Capitalized terms used but not defined shall have the meanings ascribed to such terms in the Merger Agreement (as defined below). Parent, Merger Sub, the Company and the Stockholder are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger as of the date hereof (the “Merger Agreement”), which provides (upon the terms and subject to the conditions set forth therein) for a business combination transaction by which Merger Sub will merge with and into the Company, with the Company being the surviving corporation and a direct wholly owned subsidiary of Parent (the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Transactions”);

WHEREAS, the Stockholder is the record and beneficial owner of the number and class or series (as applicable) of Equity Securities of the Company set forth on Schedule A hereto (together with any other Equity Securities of the Company that the Stockholder acquires record or beneficial ownership after the date hereof, collectively, the “Subject Shares”); and

WHEREAS, the Company and the Stockholder are entering into this Agreement in order to induce Parent and Merger Sub to enter into the Merger Agreement and cause the Transactions to be consummated.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Company Stockholder Consent and Related Matters.

(a) Subject to the earlier termination of the Agreement in accordance with Section 4, as promptly as reasonably practicable (and in any event within one (1) Business Day) following the time at which the Registration Statement / Proxy Statement is declared effective under the Securities Act, the Stockholder shall duly execute and deliver to the Company and Parent an irrevocable written consent (the “Company Stockholder Written Consent”) in accordance with the DGCL and the Company’s Governing Documents, approving and adopting the Merger Agreement, the Transaction Documents to which the Company is or will be a party, and the transactions contemplated thereunder (including the Merger), the amendment of the Certificate of Incorporation of the Company in the form attached thereto as Schedule B hereto (the “Amendment”), and the matters, actions and proposals contemplated by Section 5.14(b) of the Merger Agreement as and to the extent provided herein. Without limiting the generality of the foregoing in this Section 1(a), prior to the Closing, the Stockholder shall vote (or cause to be voted) the Subject Shares, at any meeting of the Company Stockholders, however called, and in any action by written consent of Company Stockholders, (1) in favor of the adoption of the Merger Agreement and the approval of the Merger, and (2) against and withhold consent with respect to (A) any Company Acquisition Proposal or (B) any other matter, action or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, agreements or obligations under the Merger Agreement or (y) any of the conditions to the Closing set forth in Sections 6.1 or 6.2 of the Merger Agreement not being satisfied.

(b) Without limiting any other rights or remedies of Parent, the Stockholder hereby irrevocably appoints Parent or any individual designated by Parent as the Stockholder’s agent, attorney-in-fact and proxy (with full power of substitution and resubstituting), for and in the name, place and stead of the Stockholder, to attend on behalf of the Stockholder any meeting of the Company Stockholders with respect to the matters described in Section 1(a), to include the Subject Shares in any computation for purposes of establishing a quorum at any such meeting of the Company Stockholders, to vote (or cause to be voted) the Subject Shares or consent (or withhold consent) with respect to any of the matters described in Section 1(a) in connection with any meeting of the Company Stockholders or any action by written consent by the Company Stockholders (including the Company Stockholder Written Consent), in each case, in the event that the Stockholder fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 1(a).

(c) The proxy granted by the Stockholder pursuant to Section 1(b) is coupled with an interest sufficient in law to support an irrevocable proxy and is granted in consideration for Parent entering into the Merger Agreement and agreeing to consummate the transactions contemplated thereby. The proxy granted by the Stockholder pursuant to Section 1(b) is also a durable proxy and shall survive the bankruptcy, dissolution, death, incapacity or other inability to act by the Stockholder and shall revoke any and all prior proxies granted by the Stockholder with respect to the Subject Shares. The vote or consent of the proxyholder in accordance with Section 1(b) and with respect to the matters described in Section 1(b) shall control in the event of any conflict between such vote or consent by the proxyholder of the Subject Shares and a vote or consent by the Stockholder of the Subject Shares (or any other Person with the power to vote or provide consent with respect to the Subject Shares) with respect to the matters described in Section 1(b). The proxyholder may not exercise the proxy granted pursuant to Section 1(b) on any matter except for those matters described in Section 1(b).

(d) Except as expressly set forth herein, at any time prior to the Termination Date, the Stockholder shall not enter into any agreement, understanding or arrangement (whether written or oral) with any Person to vote or give instructions in any manner inconsistent with this Section 1, other than customary prime broker arrangements. Any such vote shall be cast, or consent shall be given, in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

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2. Other Covenants and Agreements.

(a) The Stockholder hereby agrees that, notwithstanding anything to the contrary in any such agreement, upon such termination neither the Company nor any of its Affiliates (including, from and after the Effective Time, Parent and its Affiliates) shall have any further obligations or liabilities under each such agreement. Without limiting the generality of the foregoing, the Stockholder hereby agrees to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as reasonably determined by Parent, in connection with, or otherwise in furtherance of, the consummation of the transactions contemplated by the Merger Agreement or this Agreement.

(b) The Stockholder shall be bound by and subject to (i) Section 5.4(a) (Public Announcements) of the Merger Agreement to the same extent as such provisions apply to the parties of the Merger Agreement, as if the Stockholder is directly party thereto, and (ii) the first sentence of Section 5.7(a) (Exclusive Dealing) and Section 8.17 (Trust Account Waiver) of the Merger Agreement to the same extent as such provisions apply to the Company, as if the Stockholder is directly party thereto.

(c) The Stockholder acknowledges and agrees that Parent is entering into the Merger Agreement in reliance upon the Stockholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the agreements, covenants and obligations contained in this Agreement.

3. No Transfers. Except as expressly contemplated by the Merger Agreement or with the prior written consent of Parent (such consent to be given or withheld in its sole discretion), from and after the date hereof through the termination of this Agreement pursuant to Section 4 hereof, the Stockholder agrees not to (a) Transfer any of the Subject Shares, (b) enter into (i) any option, warrant, purchase right, or other Contract that would (either alone or in connection with one or more events or developments (including the satisfaction or waiver of any conditions precedent)) require the Stockholder to Transfer the Subject Shares or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Shares other than customary prime broker arrangements, or (c) take any actions in furtherance of any of the matters described in the foregoing clauses (a) or (b). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise).

4. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Merger Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 4(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination, or in the case of Fraud and (ii) each of Section 2(b)(ii) (solely to the extent it relates to Section 8.17 (Trust Account Waiver) of the Merger Agreement), Section 7, Section 8, and Sections 10 to 23 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

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5. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and the Company as to itself only as follows:

(a) The Stockholder is the only record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good, valid and marketable title to, the Subject Shares, free and clear of Liens other than as created by, or by which the Subject Shares are subject pursuant to, (i) this Agreement, (ii) the Company’s certificate of incorporation, (iii) the Company’s bylaws, (iv) applicable Securities Laws. As of the date hereof, other than the Subject Shares, the Stockholder does not own of record any shares of capital stock of the Company (or any securities convertible into shares of capital stock of the Company) or any interest therein.

(b) The Stockholder (i) except as provided in this Agreement, has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein that the Stockholder is obligated to take, in each case, with respect to the Subject Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of the Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of the Subject Shares that is inconsistent with the Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would reasonably be expected to interfere with, or prohibit or prevent Stockholder from satisfying, its obligations pursuant to this Agreement.

(c) If the Stockholder is not an individual, the Stockholder (i) is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization, and (ii) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and constitutes a legally valid and binding agreement of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. If the Stockholder is not an individual, the individual signing this Agreement on behalf of the Stockholder has the authority to execute and deliver this Agreement on behalf of the Stockholder. The Stockholder has taken all necessary action to authorize the execution, delivery and performance of this Agreement by the Stockholder.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Stockholder from, or to be given by the Stockholder to, or be made by the Stockholder with, any Governmental Entity in connection with the execution, delivery and performance by the Stockholder of this Agreement or the consummation of the transactions contemplated hereby.

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(e) The execution, delivery and performance of this Agreement by the Stockholder do not, and the consummation by the Stockholder of the transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of the Stockholder, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Stockholder pursuant to any Contract binding upon the Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which the Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Stockholder, except, in the case of clause (ii) or (iii) directly above, as would not reasonably be expected to prevent or materially delay or impair the Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder, in any case, that challenges the beneficial or record ownership of the Stockholder’s Subject Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(g) The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of the Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which Parent or the Company is or will be liable in connection with the transactions contemplated hereby based upon Contracts entered into by the Stockholder.

6. Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Stockholder and the Company as follows:

(a) The Parent (i) is a legal entity duly organized, validly existing and in good standing under the Laws of the state of Delaware, and (ii) has all requisite corporate power and authority and has taken all corporate action necessary in order to, execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding agreement of the Parent enforceable against the Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by the Parent from, or to be given by the Parent to, or be made by the Parent with, any Governmental Entity in connection with the execution, delivery and performance by the Parent of this Agreement or the consummation of the transactions contemplated hereby.

(c) The execution, delivery and performance of this Agreement by the Parent do not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the Governing Documents of Parent, (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of the Parent pursuant to any Contract binding upon Parent or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 6(b), under any applicable Law to which the Parent is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon the Parent, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

7. Non-Participation in Proceedings. The Stockholder further agrees not to commence or participate in, and to take all actions necessary that are reasonably within the Stockholder’s control to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Parent, Parent’s Affiliates, the Company or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement or the consummation of the transactions contemplated hereby and thereby, other than with respect to obligations arising from and after the Effective Time.

8. Disclosure. The Stockholder hereby authorizes the Company and Parent to publish and disclose in any announcement or disclosure required by the SEC the Stockholder’s identity and ownership of the Subject Shares and the nature of the Stockholder’s obligations under this Agreement; provided, that prior to any such publication or disclosure, the Stockholder has been provided with a reasonable opportunity to review and comment upon such announcement or disclosure.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in the Company’s capital stock by reason of any stock split, reverse stock split, stock dividend, recapitalization, reclassification, combination, exchange of shares or other like changes or transactions, the terms “Subject Shares” and “Subject Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

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10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice made pursuant to this Section 10):

(a)	if to the Stockholder, to such address or addresses set forth on the Stockholder’s signature page hereto;

(b)	if to Parent or Merger Sub, to it at:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Samuel J. Reich
Email: sam@bigcypressaccorp.com

with a copy (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

(c)	if to the Company, to it at:

SAB Biotherapeutics, Inc.
2100 East 54th Street North
Sioux Falls, SD 57104|
Attention: Eddie Sullivan
Email: Esullivan@sabbiotherapeutics.com

with a copy (which shall not constitute notice) to:

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

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11. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the Parties to the extent they relate in any way to the subject matter hereof.

13. No Third-Party Beneficiaries. The Stockholder hereby agrees that (a) its representations, warranties and covenants set forth herein are solely for the benefit of Parent in accordance with and subject to the terms of this Agreement, (b) this Agreement is being entered into in order to induce the Parent to execute and deliver the Merger Agreement and without the representations, warranties, covenants and agreements of the Stockholder hereunder, the Parent would not enter into the Merger Agreement, and (c) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Proceeding that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

14. Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by Parent, the Company and the Stockholder.

15. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall (a) be assigned by the Stockholder, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of Parent and the Company or (b) be assigned by Parent or the Company, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the Company (in the case of an attempted assignment by Parent) or Parent (in the case of an attempted assignment by the Company). Any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

16. Other Remedies; Specific Performance. The Parties agree that irreparable damage (for which monetary damages, even if available, would not be an adequate remedy) would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to specific performance, an injunction or injunctions, or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without proof of actual damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each Party acknowledges and agrees that the right of specific enforcement is an integral part of the transactions contemplated hereby and that, without such right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law.

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17. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

(b) Any Proceeding based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, the state or federal courts in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court, and agrees not to bring any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Proceeding brought pursuant to this Section 17.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

19. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.

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21. No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, and no abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

22. Interpretation. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. References to any person include the successors and permitted assigns of that person. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references in this to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, cash dividend, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction after the date hereof.

23. Non-Recourse. Without limiting any rights of any party against any other party to the Merger Agreement or to any other Ancillary Document, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto, and then only with respect to the specific obligations set forth herein with respect to such party. Without limiting any rights of any party against another party to the Merger Agreement or to any other Ancillary Document, except to the extent named as a party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement or for any claim based on, arising out of, or related to this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

SAB BIOTHERAPEUTICS, INC.

By:
Name:
Title:

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

BIG CYPRESS MERGER SUB INC.

By:
Name:
Title:

[STOCKHOLDER]

Schedule A

Type of Equity Securities	Number of Securities Held

Schedule B

Article IV, Section 3 of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following to the end of such section:

“(e) for the avoidance of doubt and notwithstanding any provision in this Amended and Restated Certificate of Incorporation to the contrary, (1) for all purposes of this Amended and Restated Certificate of Incorporation, the merger (the “Merger”) of Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), with and into the Corporation pursuant to the Merger Agreement, dated as of June 21, 2021 by and among Big Cypress Acquisition Corp., a Delaware corporation, Merger Sub, and the Corporation (as may be amended from time to time, the “Merger Agreement”) shall constitute a Liquidation Event, and (2) the proceeds payable to holders of the Preferred Stock and the Common Stock upon consummating the Merger shall be determined and paid in accordance with and subject to the terms of the Merger Agreement.”

Annex F

FORM OF AMENDED AND

RESTATED STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED STOCKHOLDER AND REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of June 21, 2021, by and among Big Cypress Acquisition Corp., a Delaware corporation (the “Company”), Big Cypress Holdings LLC, a Delaware limited liability company (the “Sponsor”), Ladenburg Thalmann & Co. Inc. (together with employees of Ladenburg listed on the signature page hereof, “Ladenburg”), and each of the Persons listed on Schedule A hereto, together with any of such Persons’ Permitted Transferees that have been assigned such Persons’ rights in accordance with the terms of this Agreement, including the Sponsor Members (each, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, the Company, SAB Biotherapeutics, Inc., a Delaware corporation (“SAB”), and Big Cypress Merger Sub Inc., a Delaware corporation (“Merger Sub”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into SAB, with SAB being the surviving corporation (the “Merger”);

WHEREAS, the Company, the Sponsor and Ladenburg (collectively with the Sponsor, the “Existing Holders”) are parties to that certain Registration Rights Agreement, dated as of January 11, 2021 (the “Existing Registration Rights Agreement”);

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified by the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Existing Holders desire to amend and restate the Existing Registration Rights Agreement pursuant to Section 5.5 thereof, in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions. The terms defined in this Article 1 shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or principal financial officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, declared effective or used, as the case may be, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” shall mean, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise.

“Agreement” shall have the meaning given in the Preamble.

“Automatic Shelf Registration Statement” shall mean an “automatic shelf registration statement” as defined in Rule 405 under the Securities Act.

“Board” shall mean the Board of Directors of the Company.

“Claims” shall have the meaning given in Section 5.1(a).

“Closing Date” shall mean the Closing Date as defined in the Merger Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” shall mean (a) any publicly-available written or oral guidance of the Commission staff or any comments, requirements or requests of the Commission staff and (b) the Securities Act.

“Common Stock” shall mean the Company’s Common Stock, par value $0.0001 per share.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall have the meaning given in Section 2.1(d).

“Earnout Shares” has the meaning ascribed to such term in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Existing Holders” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Form S-1” shall mean a registration statement on Form S-1 or any similar long-form registration statement that may be available at such time.

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“Form S-1 Shelf” shall have the meaning given in Section 2.1(b).

“Form S-3” shall mean a registration statement on Form S-3 or any similar short form registration statement that may be available at such time, and if the Company is a WKSI, such Form S-3 may be an Automatic Shelf Registration Statement.

“Form S-3 Shelf” shall have the meaning given in Section 2.1(b).

“Founder Shares” shall mean shares of Common Stock issued or issuable to the Holders prior to the consummation of the Merger.

“Holder Information” shall have the meaning given in Section 3.3.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up” shall have the meaning given in Section 6.1.

“Lock-Up Parties” shall mean the Holders (other than Ladenburg) and their respective Permitted Transferees.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending on the date that is one hundred eighty (180) days after the Closing Date.

“Lock-Up Shares” shall mean the shares of Common Stock and any other equity securities convertible into or exercisable or exchangeable for shares of Common Stock held by the Holders immediately following the Closing, Earnout Shares or shares of Common Stock issued with respect to or in exchange for equity awards on or after the Closing.

“Maximum Number of Securities” shall have the meaning given in Section 2.1(e).

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Amount” shall have the meaning given in Section 2.1(d).

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the case of a Prospectus and any preliminary prospectus, in the light of the circumstances under which they were made) not misleading.

“Other Coordinated Offering” shall have the meaning given in Section 2.1(g).

“Permitted Transferees” shall mean with respect to each Holder and its Permitted Transferees, (a) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 6.1 and (b) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or its Permitted Transferees and the Company and any transferee thereafter.

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“Person” shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Piggyback Registration” shall have the meaning given in Section 2.3(a).

“Private Placement Warrants” shall mean the warrants held by certain Holders, purchased by such Holders in the private placement that occurred concurrently with the closing of the Company’s initial public offering, including any shares of Common Stock issued or issuable upon conversion or exchange of such warrants.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any shares of Common Stock issued or issuable upon the consummation of the Merger (including the Earnout Shares), (b) any Founder Shares, (c) the Private Placement Warrants (and underlying shares of Common Stock), (d) any shares of Common Stock, or any other equity security (including warrants to purchase shares of Common Stock and shares of Common Stock issued or issuable (directly or indirectly) upon conversion or exercise of any other equity securities) of the Company, acquired by the Holders after the consummation of the Merger to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held by an “affiliate” (as defined in Rule 144) of the Company and (e) any other equity security of the Company issued or issuable with respect to any share of Common Stock referred in the forgoing clauses (a) through (d) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume or other restrictions or limitations); or (v) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

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“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone and delivery expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of counsel for the Sponsor;

(f) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(g) in a Shelf Takedown or Other Coordinated Offering, reasonable fees and expenses of one firm of legal counsel selected by the majority-in-interest of the Demanding Holders initiating such Shelf Takedown or Other Coordinated Offering.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.2.

“Requesting Holder” shall have the meaning given in Section 2.1(e).

“SAB” shall have the meaning given in the Recitals.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Registration Statement” shall have the meaning given in Section 2.1(a).

“Shelf Takedown” shall have the meaning given in Section 2.1(d).

“Shelf Takedown Block Trade” shall have the meaning given in Section 2.1(g)(i).

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Members” shall mean members or affiliates of the Sponsor who hold Registrable Securities, including members of the Sponsor who receive Registrable Securities upon the dissolution of Sponsor and become Holders hereunder in accordance with Section 7.2.

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“Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of the Exchange Act and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Withdrawal Notice” shall have the meaning given in Section 2.1(f).

“WKSI” shall mean a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act.

ARTICLE 2

REGISTRATIONS

Section 2.1. Shelf Registration.

(a) The Company shall, within forty-five (45) calendar days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act or any successor rule thereto (a “Shelf Registration Statement”), on the terms and conditions specified in this Section 2.1(a) and shall use its best efforts to cause such Shelf Registration Statement to be declared effective as soon as practicable after the filing thereof, but not later than (i) the 90th calendar day following the filing date if the Commission notifies the Company that it will “review” the Shelf Registration Statement, and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Shelf Registration Statement will not be “reviewed” or will not be subject to further review. The Shelf Registration Statement filed with the Commission pursuant to this Section 2.1(a) shall be on Form S-1 or, if the Company is eligible to use Form S-3, then on Form S-3 or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this Section 2.1(a) shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its commercially reasonable efforts to cause a Registration Statement filed pursuant to this Section 2.1(a) to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. When effective, a Registration Statement filed pursuant to this Section 2.1(a) (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain a Misstatement. The Company’s obligations under this Section 2.1(a), shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

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(b) If the Company files a Shelf Registration Statement on Form S-3 (a “Form S-3 Shelf”) and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its commercially reasonable efforts to file a Shelf Registration Statement on Form S-1 (a “Form S-1 Shelf”) as promptly as practicable to replace the Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Upon such date as the Company becomes eligible to use Form S-3 for secondary sales or, in the case of a Form S-1 Shelf filed to register the resale of Removed Shares pursuant to Section 2.2, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-1 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Holders be named as an “underwriter” therein, the Company shall use its commercially reasonable efforts to file a Form S-3 Shelf as promptly as practicable to replace the applicable Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities. The Company’s obligations under this Section 2.1(b), shall for the avoidance of doubt, be subject to Section 2.4 and Section 3.4.

(c) Additional Registrable Securities. Subject to Section 2.4 and Section 3.4, in the event that any Holder holds Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon written request of the Holder, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then available Shelf Registration Statement (including by means of a post-effective amendment) or by filing a subsequent Shelf Registration Statement and cause the same to become effective as soon as practicable after such filing and such Shelf Registration Statement shall be subject to the terms hereof; provided, however, that the Company shall only be required to cause such Registrable Securities to be so covered twice per calendar year for each of the Holders.

(d) Underwritten Shelf Takedown. Subject to Section 2.4 and Section 3.4, at any time that a Shelf Registration Statement is effective, a Holder of at least 30% of the then-outstanding number of Registrable Securities, any of the Sponsor Members or the Sponsor (such Holder or the Sponsor in such capacity, a “Demanding Holder”) may request to sell all or part of its Registrable Securities in an Underwritten Offering that is registered pursuant to the Shelf Registration Statement (an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown for a Holder of at least 30% of the then-outstanding number of Registrable Securities if such offering shall include Registrable Securities proposed to be sold by such Demanding Holder, either individually or together with other Demanding Holders, yielding aggregate gross proceeds in excess of $30,000,000 (based on then-current market prices) (the “Minimum Amount”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the number of Registrable Securities to be offered and sold under the Shelf Takedown. The Company shall have the right to select the Underwriter for such offering (which shall consist of one or more reputable nationally recognized investment banks). Notwithstanding the foregoing, (i) the Sponsor and the Sponsor Members (taken together) and (ii) the other Demanding Holders (taken together) may each demand not more than one (1) Underwritten Shelf Takedowns, in each case pursuant to this Section 2.1(d) in any twelve (12) month period, for an aggregate of not more than three (3) Underwritten Shelf Takedowns pursuant to this Section 2.1(d) in any twelve (12) month period. The Company may effect any Underwritten Offering pursuant to any then effective Registration Statement that is then available for such offering.

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(e) Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Shelf Takedown, in good faith, advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) (if any) in writing that the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other shares of Common Stock or other equity securities that the Company desires to sell and all other shares of Common Stock or other equity securities, if any, that have been requested to be sold in such Underwritten Offering pursuant to separate written contractual piggy-back registration rights held by any other stockholders, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, before including any shares of Common Stock or other equity securities proposed to be sold by Company or by other holders of Common Stock or other equity securities, the Registrable Securities of (i) first, the Demanding Holders that can be sold without exceeding the Maximum Number of Securities (pro rata based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Demanding Holders have requested be included in such Underwritten Shelf Takedown) and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Requesting Holder (if any) has requested be included in such Underwritten Shelf Takedown and the aggregate number of Registrable Securities that all of the Requesting Holders have requested be included in such Underwritten Shelf Takedown) that can be sold without exceeding the Maximum Number of Securities.

(f) Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown shall have the right to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever upon written notification (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their intention to withdraw from such Underwritten Shelf Takedown; provided that the remaining Demanding Holders may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Amount would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by such Holders. If withdrawn, a demand for an Underwritten Shelf Takedown shall constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1(d), unless either (i) such Demanding Holder has not previously withdrawn any Underwritten Shelf Takedown or (ii) such Demanding Holder reimburses the Company for all Registration Expenses with respect to such Underwritten Shelf Takedown (or, if there is more than one Demanding Holder, a pro rata portion of such Registration Expenses based on the respective number of Registrable Securities that each Demanding Holder has requested be included in such Underwritten Shelf Takedown); provided that, if the remaining Demanding Holders elect to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by such remaining Demanding Holders, for purposes of Section 2.1(d). Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Holders that had elected to participate in such Underwritten Shelf Takedown. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1(f), other than if a Demanding Holder elects to pay such Registration Expenses pursuant to clause (ii) of the second sentence of this Section 2.1(f).

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(g) Shelf Takedown Block Trade; Other Coordinated Offering.

(i) Notwithstanding anything to the contrary in Section 2.1(d) but subject to Section 3.4, at any time and from time to time when an effective Shelf Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (i) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Shelf Takedown Block Trade”) or (ii) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal (an “Other Coordinated Offering”), in each case, with a total offering price reasonably expected to exceed, in the aggregate, the Minimum Amount or all of the remaining Registrable Securities held by the Demanding Holder, then notwithstanding the foregoing time periods, the Demanding Holder needs to notify the Company of the Shelf Takedown Block Trade or Other Coordinated Offering five business days prior to the day such offering is to commence, and the Company shall use its commercially reasonable efforts (including cooperating with such Demanding Holder with respect to the provision of necessary information) to facilitate such Shelf Takedown Block Trade or Other Coordinated Offering (which may close as early as two business days after the date it commences); provided that the Demanding Holder wishing to engage in such Shelf Takedown Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and the underwriter(s), brokers, placement agents or sales agents (if any) (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Shelf Takedown Block Trade or Other Coordinated Offering) prior to making such request in order to facilitate preparation of the Registration Statement and other offering documentation, comfort procedures and due diligence related to such Shelf Takedown Block Trade or Other Coordinated Offering.

(ii) Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Shelf Takedown Block Trade or Other Coordinated Offering, the Demanding Holders initiating such Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to submit a Withdrawal Notice to the Company and the underwriter(s), brokers, placement agents or sales agents (if any) of their intention to withdraw from such Shelf Takedown Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown Block Trade or Other Coordinated Offering prior to its withdrawal under this Section 2.1(g).

(iii) Notwithstanding anything to the contrary in this Agreement, Section 2.3 shall not apply to a Shelf Takedown Block Trade or Other Coordinated Offering.

(iv) The Demanding Holder in a Shelf Takedown Block Trade or Other Coordinated Offering shall have the right to select the underwriter(s), brokers, placement agents or sales agents (if any) for such Shelf Takedown Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

(v) Each of (i) the Sponsor and the Sponsor Members (taken together) and (ii) the other Demanding Holders (taken together) each may demand not more than two Shelf Takedown Block Trades or Other Coordinated Offerings pursuant to this Section 2.1(g) in any twelve (12) month period.

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Section 2.2. Rule 415 – Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to Section 2.1 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (it being understood that the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including Compliance and Disclosure Interpretation 612.09) or requires a Holder to be named as an “underwriter,” the Company shall (a) promptly notify each Holder of Registrable Securities subject to such Registration Statement (or in the case of the Commission requiring a Holder to be named as an “underwriter,” the Holders) and (b) use reasonable best efforts to persuade the Commission that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Holders is an “underwriter.” The Holders shall have the right, at the expense of the Holders, to select one firm of legal counsel designated by the Holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.2, including participation in any meetings or discussions with the Commission regarding the Commission’s position and the Company will consider, in good faith, any comments from such Holders’ counsel to any written submission proposed made by the Company to the Commission with respect thereto. In the event that, despite the Company’s commercially reasonable efforts and compliance with the terms of this Section 2.2, the Commission refuses to alter its position, the Company shall, in its sole discretion, (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Holder as an “underwriter” in such Registration Statement without the prior written consent of such Holder. In the event of a share removal pursuant to this Section 2.2, the Company shall give the applicable Holders at least five days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.2 shall be allocated between the Holders pro rata. In the event of a share removal of the Holders pursuant to this Section 2.2, the Company shall promptly register the resale of any Removed Shares pursuant to Section 2.1(b) and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of Section 2.1(b) be counted as a Shelf Takedown hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4.

Section 2.3. Piggyback Registration.

(a) Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company other than a Shelf Takedown Block Trade or Other Coordinated Offering (or by the Company and by the stockholders of the Company), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, including an exchange offer on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (c) for an offering of debt that is convertible into equity securities of the Company, or (d) for a dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration Statement, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall (i) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (ii) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five days after receipt of such written notice (such Registration a “Piggyback Registration”). Subject to Section 2.4 and Section 3.4, the Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this Section 2.3(a) to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this Section 2.3(a) shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an Automatic Shelf Registration Statement for offerings pursuant to Rule 415(a) (if available) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Registrable Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

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(b) Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Registration that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock that the Company desires to sell for its own account, taken together with (a) the shares of Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant to Section 2.3 and (c) the shares of Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

(i) If the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (A) first, Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3(a), pro rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

(ii) If the Registration is pursuant to a request by Persons other than the Holders of Registrable Securities, then the Company shall include in any such Registration (A) first, Common Stock or other equity securities, if any, of such requesting Persons, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to Section 2.3(a), pro rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), the Common Stock or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), the Common Stock or other equity securities for the account of other Persons that the Company is obligated to register pursuant to separate written contractual arrangements with such Persons, which can be sold without exceeding the Maximum Number of Securities.

(c) Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or a portion of its Registrable Securities from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration (a) in the case of a Piggyback Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of a Piggyback Registration involving an Underwritten Offering, prior to the pricing of such Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this Section 2.3(c).

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(d) Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to this Section 2.3 shall not be counted as a Registration pursuant to Section 2.1(d).

Section 2.4. Restrictions on Registration Rights. The Company shall not be obligated to effect, or to take any action to effect, any Registration pursuant to Section 2.1(d) or Section 2.3 during the period that is 60 days before the Company’s good faith estimate of the date of filing of, and ending on a date that is 90 days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such Registration Statement to become effective.

ARTICLE 3

COMPANY PROCEDURES

Section 3.1. General Procedures. Whenever required under this Agreement to effect the Registration of any Registrable Securities, the Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities have ceased to be Registrable Securities;

(b) prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Sponsor or any Holder that holds at least 5% of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

(c) prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

(d) prior to any public offering of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request (or provide evidence satisfactory to such Holder that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

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(e) cause all such Registrable Securities to be listed on each national securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

(f) provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

(g) if Rule 172 under the Securities Act or any successor provision (“Rule 172”) is unavailable, furnish to each Holder selling Registrable Securities covered by such Registration Statement such number of conformed copies of the Prospectus contained in such Registration Statement, and any amendment or supplement thereto (in each case, excluding any amendment or supplement made through incorporation by reference of ordinary course Exchange Act filings), in conformity with the requirements of the Securities Act, and such other documents as such Holder may reasonably request, in each case, in order to facilitate the transfer or other disposition of such Registrable Securities;

(h) notify each participating Holder, as soon as practicable after the Company receives notice thereof, but in any event within one business day of such date, of the time when the Registration Statement has been declared effective and the effectiveness of any post-effective amendment thereto;

(i) advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

(j) at least five days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus (or such shorter period of time as may be (a) necessary in order to comply with the Securities Act, the Exchange Act, and the rules and regulations promulgated under the Securities Act or Exchange Act, as applicable or (b) advisable in order to reduce the number of days that sales are suspended pursuant to Section 3.4), furnish a copy thereof to each seller of such Registrable Securities or its counsel (excluding any exhibits thereto and any filing made under the Exchange Act that is to be incorporated by reference therein);

(k) notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

(l) in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering, or a sale, by a broker, placement agent or sales agent pursuant to such Registration, permit a representative of the Holders, the Underwriters or other financial institutions facilitating such Underwritten Offering, Shelf Takedown Block Trade, Other Coordinated Offering, if any, and any attorney or accountant retained by such Holders, Underwriter or other financial institution to participate, at each such person’s own expense, in the preparation of the Registration Statement, cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that such representatives or Underwriters, financial institution, attorney or accountant agree to confidentiality arrangements reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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(m) obtain a “cold comfort” letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration (subject to such broker, placement agent or sales agent providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel) in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

(n) in the event of an Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders, the broker, placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, broker, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

(o) in the event of any Underwritten Offering, a Shelf Takedown Block Trade, an Other Coordinated Offering or a sale by a broker, placement agent or sales agent pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or broker, placement agent or sales agent of such offering or sale;

(p) make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

(q) in the event of any Underwritten Offering pursuant to Section 2.1(d), use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

(r) otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Section 3.2. Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

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Section 3.3. Requirements for Participation in Offerings. Notwithstanding anything in this Agreement to the contrary, if any Holder does not provide the Company in writing (which may be by e-mail) such information and affidavits as the Company reasonably requests (or cause to be provided to the Company on its behalf) for use in connection with any such Registration Statement or Prospectus (the “Holder Information”), the Company may exclude such Holder’s Registrable Securities from the applicable Registration Statement or Prospectus if the Company determines, based on the advice of counsel, that such information is necessary to effect the registration and such Holder continues thereafter to withhold such information. No Person may participate in any Underwritten Offering or other offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting, sales, distribution or placement arrangements approved by the Company and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting, sales, distribution or placement arrangements. The exclusion of a Holder’s Registrable Securities as a result of this Section 3.3 shall not affect the registration of the other Registrable Securities to be included in such Registration.

Section 3.4. Adverse Disclosure; Suspension of Sales.

(a) Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until he, she or it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until he, she or it is advised in writing by the Company that the use of the Prospectus may be resumed.

(b) If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would (i) require the Company to make an Adverse Disclosure, (ii) require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, (iii) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (iv) render the Company unable to comply with requirements under the Securities Act or Exchange Act or (v) in the good faith judgment of the majority of the Board such Registration, be seriously detrimental to the Company and the majority of the Board concludes as a result that it is essential to defer such filing, initial effectiveness or continued use at such time, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, determined in good faith by the Board to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities until such Holder receives written notice from the Company that such sales or offers of Registrable Securities may be resumed, and in each, maintain the confidentiality of such notice and its contents.

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(c) The right to delay or suspend any filing, initial effectiveness or continued use of a Registration Statement pursuant to Section 3.4 shall be exercised by the Company, in the aggregate, not more than ninety (90) days in any twelve (12)-month period.

Section 3.5. Reporting Obligations: As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings; provided that any documents publicly filed or furnished with the Commission pursuant to the Electronic Data Gathering, Analysis and Retrieval System shall be deemed to have been furnished or delivered to the Holders pursuant to this Section 3.5. Following such time as Rule 144 is available, the Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of the Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.6. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any Registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of ARTICLE 2 or this ARTICLE 3.

ARTICLE 4

OTHER AGREEMENTS

Section 4.1. Limitations on Subsequent Registration Rights. From and after the Closing Date, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (a) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (b) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided, however, that this limitation shall not apply to any additional Holder who becomes a party to this Agreement in accordance with Section 7.10.

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Section 4.2. “Market Stand-Off” Agreement.

(a) Each Holder that is an executive officer, director or Holder in excess of 5% of the outstanding Common Stock (and for which it is customary for such Holder to agree to a lock-up) hereby agrees that, if requested by the managing Underwriter(s), it will not Transfer any shares of Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the managing Underwriter, during the period commencing on the date of the final prospectus relating to the Registration by the Company of shares of its Common Stock or any other equity securities under the Securities Act on a registration statement (other than a Shelf Takedown Block Trade or Other Coordinated Offering), and ending on the date specified by the Company and the managing Underwriter (such period not to exceed 90 days). Each Holder further agrees to execute such agreements, including a customary lock-up agreement, as may be reasonably requested by the Underwriters in connection with such Registration that are consistent with this Section 4.2(a), in which case such agreement shall replace and supersede the obligations of this Section 4.2(a) with respect to such Registration.

(b) In order to enforce the foregoing, the Company may impose stop-transfer instructions with respect to the shares of Common Stock or other equity securities of the Company of each Holder (and transferees and assignees thereof) until the end of such restricted period.

ARTICLE 5

INDEMNIFICATION AND CONTRIBUTION

Section 5.1. Indemnification.

(a) The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors and agents and each Person who controls such Holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented outside attorney’s fees) (collectively, “Claims”) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, except insofar as the same are caused by or contained in any Holder Information or is based upon an omission or alleged omission from such Holder Information. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

(b) In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish or cause to be furnished to the Company such Holder Information and, to the extent permitted by law, shall indemnify the Company, its directors, officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any Claims resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and such Holder will reimburse the Company or such other Person for any legal or other reasonable and documented expenses reasonably incurred by them in connection with investigating or defending such Claim, but only to the extent that such untrue statement or omission is contained in (or not contained in, in the case of an omission) any information or affidavit so furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to indemnification of the Company.

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(c) Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

(e) If the indemnification provided under this Section 5.1 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this Section 5.1(e) shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in Section 5.1(a), Section 5.1(b) and Section 5.1(c), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.1(e) were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this Section 5.1(e). No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5.1(e) from any Person who was not guilty of such fraudulent misrepresentation.

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ARTICLE 6

LOCK-UP; BOARD OBSERVER RIGHTS

Section 6.1. Lock-Up. Each Lock-Up Party agrees that it shall not, without the consent of the Company, Transfer any Lock-Up Shares prior to the end of the Lock-Up Period (the “Lock-Up”), subject to the early release provisions set forth in Section 6.5 below. Notwithstanding the foregoing, the provisions of Section 6.1 shall not apply to: (a) Transfers or distributions to the Lock-Up Party’s current or former general or limited partners, managers or members, stockholders, other equityholders or other direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the Lock-Up Party or who shares a common investment advisor with the Lock-Up Party or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Lock-Up Party’s immediate family or to a trust, the beneficiary of which is the Lock-Up Party or a member of the Lock-Up Party’s immediate family for estate planning purposes; (c) by virtue of will, intestate succession or the laws of descent and distributions upon death of the Lock-Up Party; (d) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; (e) pursuant to a bona fide third-party tender offer, merger, consolidation, business combination, stock purchase or other similar transaction or series of related transactions approved by the Board and made to all holders of the Company’s capital stock that would result in a Change in Control; (f) establishment of a trading plan pursuant to Rule 10b-1 under the Exchange Act for the transfer of restricted securities; provided, that such plan does not provide for the transfer of Lock-Up Shares during the Lock-Up Period; (g) in the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity, (h) Transfers and transactions (including without limitation any swap, hedge, derivative or other synthetic arrangement) relating to Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock acquired in open market or other transactions after the effective time of the Merger or that otherwise do not involve or relate to Lock-Up Shares, and (i) transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s securityholders having the right to exchange their shares of Common Stock for cash, securities or other property.

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Section 6.2. Void Transfers. If any Transfer of Lock-Up Shares prior to the end of the Lock-Up Period is made or attempted contrary to the provisions of this Agreement, such purported Transfer shall be null and void ab initio, and the Company shall refuse to recognize any such purported transferee of the Lock-Up Shares as one of its equityholders for any purpose. In order to enforce this Section 6.1, the Company may impose stop-transfer instructions with respect to the Lock-Up Shares until the end of the Lock-Up Period, except in compliance with the foregoing restrictions.

Section 6.3. Legend.

(a) During the Lock-Up Period, each certificate evidencing any Lock-Up Shares shall be stamped or otherwise imprinted with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN AN AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT, DATED AS OF JUNE 21, 2021, BY AND AMONG THE COMPANY (THE “ISSUER”), THE ISSUER’S STOCKHOLDERS NAMED THEREIN AND CERTAIN OTHER PARTIES NAMED THEREIN. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUE TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(b) Promptly upon the expiration of the Lock-Up Period, the Company will make best efforts to promptly remove such legend from the certificates evidencing the Lock-Up Shares.

(c) For the avoidance of doubt, each Lock-Up Party shall retain all of its rights as a stockholder of the Company during the Lock-Up Period including the right to vote any Lock-Up Shares.

Section 6.4. Partial Release. In the event that the Company releases or waives, in full or in part, any Lock-Up Party (“Released Lock-Up Party”) from the Lock-Up, then the same percentage of Lock-Up Shares held by the other Lock-Up Parties as the percentage of Lock-Up Shares held by such Released Lock-Up Party to such other Lock-Up Party’s aggregate number of Lock-Up Shares that are the subject of such waiver or release shall be automatically, immediately and fully released on the same terms from the Lock-Up. In the event that, as a result of this Section 6.4, any Lock-Up Shares owned by Lock-Up Parties are to be released from the restrictions imposed by Lock-Up, the Company shall notify the Lock-Up Parties in writing at least three (3) business days prior to the effective date of such release or waiver, which notice shall state the percentage of Lock-Up Shares held by the Lock-Up Parties to be released and the effective date of such release.

Section 6.5. Termination of Lock-Up. The Lock-Up Period shall terminate upon the earlier of (i) 180 days after the Closing Date, or (ii) the closing of a merger, liquidation, stock exchange, reorganization or other similar transaction after the Closing Date that results in all of the public stockholders of the Company having the right to exchange their shares of Common Stock for cash securities or other property.

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Section 6.6. Board Observer Rights. Until such time as BioDak, LLC and its Affiliates (together, the “BioDak Investors”) Transfer (other than to any Permitted Transferee) a number of shares of Common Stock representing more than 75% of the aggregate outstanding shares of Common Stock held by the BioDak Investors as of the Closing, the Company will permit an individual designated in writing by the BioDak Investors from time to time (the “Observer”) to attend all meetings of the Board and of any committee thereof as a non-voting observer, and will give such individual notice of such meetings at the same time and in the same manner as notice to the directors. The Observer shall be entitled to concurrent receipt of any materials provided to the Board or any committee thereof, provided, however, that the Observer shall agree to hold in confidence and trust all information so provided; provided further, however, that the Company reserves the right to withhold any materials and to exclude such Observer from any meeting or portion thereof if access to such materials or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets.

ARTICLE 7

MISCELLANEOUS

Section 7.1. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person or by courier service providing evidence of delivery, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

(a) if to any Holder, at such Holder’s address, e-mail or facsimile number as set forth in the Company’s books and records; or

(b)	if to the Company, to:

SAB Biotherapeutics, Inc.

2100 East 54th Street North

Sioux Falls, SD 57104|

Attention: Eddie Sullivan

Email: Esullivan@sabbiotherapeutics.com

with a required copy to (which copy shall not constitute notice) each of:

Dentons US LLP

1221 Avenue of the Americas

New York, NY 10020

Attention: Ilan Katz and Brian Lee

Email: ilan.katz@dentons.com and brian.lee@dentons.com

And

Stradling Yocca Carlson & Rauth

800 Anacapa Street, Suite A

Santa Barbara, CA 93101

Attention: Ian Smith

Email: Ismith@stradlinglaw.com

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Section 7.2. Assignment; No Third Party Beneficiaries.

(a) This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

(b) This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees, subject to any lock-up or other agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

(c) This Agreement shall not confer any rights or benefits on any Persons that are not parties hereto, other than as expressly set forth in this Agreement.

(d) No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment as provided in Section 7.1 and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 7.2 shall be null and void.

(e) For the avoidance of doubt, the Sponsor shall be permitted to transfer its rights under this Agreement to the Sponsor Members in connection with a distribution of any Registrable Securities held by the Sponsor to its members. Upon a transfer by the Sponsor to the Sponsor Members, the rights that are personal to the Sponsor shall be exercisable by the Sponsor Members.

Section 7.3. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 7.4. Construction. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The parties hereto intend that each representation, warranty and covenant contained herein will have independent significance. If any party hereto has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which such party has not breached will not detract from or mitigate the fact that such party is in breach of the first representation, warranty or covenant. All references in this Agreement to numbers of shares, per share amounts and purchase prices shall be appropriately adjusted to reflect any stock split, stock dividend, stock combination, recapitalization or the like occurring after the date hereof.

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Section 7.5. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 7.6. Consent to Jurisdiction; Waiver of Jury Trial. Any claims or causes of action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in New York County, New York, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such claim or cause of action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims and causes of action shall be heard and determined only in any such court, and agrees not to bring any claim or cause of action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing contained in this Agreement shall be deemed to affect the right of any party hereto to serve process in any manner permitted by law, or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any claim or cause of action brought pursuant to this Section 7.6. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.7. Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof shall also require the written consent of the Sponsor so long as the Sponsor and its affiliates hold, in the aggregate, at least 2% of the outstanding shares of Common Stock of the Company; provided, further, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Section 7.8. Termination of the Existing Registration Rights Agreement. The parties to the Existing Registration Rights Agreement hereby agree that, effective as of and contingent upon the Closing Date, the Existing Registration Rights Agreement shall be terminated automatically without any further action of the parties thereto, and the registration rights granted under this Agreement shall supersede any registration, qualification or similar rights of the Holders with respect to any of the shares or any securities of the Company granted under any other agreement, and any of such preexisting registration, qualification or similar rights and such agreements shall be terminated and of no further force and effect.

Section 7.9. Term. Following the Closing Date, this Agreement shall terminate upon the date as of which (a) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (b) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 promulgated by the Commission (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of ARTICLE 7 shall survive any termination.

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Section 7.10. Additional Holders. Subject to the prior written consent of the Holders holding a majority of the Registrable Securities, the Company may permit a Person to become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter such Person shall be deemed a “Holder” for all purposes hereunder.

Section 7.11. Holder Information. Each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Section 7.12. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

Section 7.13. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto relating to the transactions contemplated hereby and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Affiliates relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated hereby exist between the parties hereto except as expressly set forth or referenced in this Agreement.

(Signature Page Follows)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

BIG CYPRESS ACQUISITION CORP.

By:
Name:
Title:

BIG CYPRESS HOLDINGS LLC

By:
Name:
Title:

LADENBURG THALMANN & CO. INC.

By:
Name:
Title:

Steven Kaplan

Peter Blum

Jeff Caliva

[SAB STOCKHOLDERS]

Annex G

SAB BIOTHERAPEUTICS, INC.

2021 OMNIBUS EQUITY INCENTIVE PLAN

ARTICLE 1
Effective Date, Objectives and Duration

1.1 Effective Date of the Plan. The Board of Directors of SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”) adopted the SAB Biotherapeutics, Inc. 2021 Omnibus Equity Incentive Plan (the “Plan”) effective as of __________, 2021 (the “Effective Date”).

1.2 Objectives of the Plan. The Plan is intended (a) to allow Service Providers to acquire or increase equity ownership in the Company, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Affiliates in attracting new Service Providers and retaining existing Service Providers, (b) to optimize the profitability and growth of the Company and its Affiliates through incentives which are consistent with the Company’s goals, (d) to provide Grantees with an incentive for excellence in individual performance, (e) to promote teamwork among Service Providers, and (f) to attract and retain highly qualified persons to serve as Non-Employee Directors and to promote ownership by such Non-Employee Directors of a greater proprietary interest in the Company, thereby aligning such Non-Employee Directors’ interests more closely with the interests of the Company’s stockholders.

1.3 Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to ARTICLE 15 hereof, until the earlier of the tenth anniversary of the Effective Date, or the date all Shares subject to the Plan shall have been purchased or acquired and the restrictions on all Restricted Shares granted under the Plan shall have lapsed, according to the Plan’s provisions.

ARTICLE 2

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “$100,000 Limit” shall have the meaning set forth in Section 6.4(d).

2.2 “Acquired Entity” shall have the meaning set forth in Section 5.6(b).

2.3 “Acquired Entity Awards” shall have the meaning set forth in Section 5.6(b).

2.4 “Affiliate” means any corporation or other entity, including but not limited to partnerships, limited liability companies and joint ventures, with respect to which the Company, directly or indirectly, owns as applicable (a) stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote, or more than fifty percent (50%) of the total value of all shares of all classes of stock of such corporation, or (b) an aggregate of more than fifty percent (50%) of the profits interest or capital interest of a non-corporate entity.

2.5 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other Applicable Laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the Applicable Laws and rules of any foreign country or other jurisdiction where Awards are granted.

2.6 “Award” means Options (including non-qualified options and Incentive Stock Options), SARs, Restricted Shares, Performance Units (which may be paid in cash), Performance Shares, Deferred Stock, Restricted Stock Units, Dividend Equivalents, Bonus Shares or Other Stock-Based Awards granted under the Plan.

2.7 “Award Agreement” means either (a) a written agreement entered into by the Company and a Grantee setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written statement issued by the Company to a Grantee describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by the Grantee.

2.8 “Board” means the Board of Directors of the Company.

2.9 “Bonus Shares” means Shares that are awarded to a Grantee with or without cost and without restrictions either in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise), as an inducement to become an Eligible Person or, with the consent of the Grantee, as payment in lieu of any cash remuneration otherwise payable to the Grantee.

2.10 “Cause” means, except as otherwise defined in an Award Agreement:

(a) the commission of any act by a Grantee constituting a felony or crime of moral turpitude (or their equivalent in a non-United States jurisdiction);

(b) an act of dishonesty, fraud, intentional misrepresentation, or harassment which, as determined in good faith by the Committee, would: (i) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders and/or other third parties with whom such entity does or might do business; or (ii) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties;

(c) any material misconduct in violation of the Company’s or an Affiliate’s written policies; or

(d) willful and deliberate non-performance of the Grantee’s duties in connection with the business affairs of the Company or its Affiliates;

provided, however, that if the Grantee has a written employment or consulting agreement with the Company or any of its Affiliates or participates in any severance plan established by the Company that includes a definition of “cause,” Cause shall have the meaning set forth in such employment or consulting agreement or severance plan.

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2.11 “Change in Control” shall have the meaning set forth in Section 16.4(e).

2.12 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.13 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.14 “Common Stock” means the common stock, $0.001 par value, of the Company.

2.15 “Company” means SAB Biotherapeutics, Inc., a Delaware company.

2.16 “Consultant” means any consultant or advisor, engaged by the Company or any Subsidiary of the Company to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.

2.17 “Corporate Transaction” shall have the meaning set forth in Section 4.2(b).

2.18 “Current Grant” shall have the meaning set forth in Section 6.4(d).

2.19 “Deferred Stock” means a right, granted under ARTICLE 10, to receive Shares at the end of a specified deferral period.

2.20 “Director” means a Board member.

2.21 “Disability” or “Disabled” means, unless otherwise defined in an Award Agreement, or as otherwise determined under procedures established by the Committee for purposes of the Plan:

(a) Except as provided in (b) below, a disability within the meaning of Section 22(e)(3) of the Code; and

(b) In the case of any Award that constitutes deferred compensation within the meaning of Section 409A of the Code, a disability as defined in regulations under Code Section 409A. For purpose of Code Section 409A, a Grantee will be considered Disabled if:

(i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or

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(ii) the Grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Grantee’s employer.

2.22 Disqualifying Disposition” shall have the meaning set forth in Section 6.4(f).

2.23 “Dividend Equivalent” means a right to receive payments equal to dividends or property, if and when paid or distributed, on a specified number of Shares.

2.24 “Effective Date” has the meaning set forth in Section 1.1.

2.25 “Eligible Person” means any Service Provider; provided, however, that solely with respect to the grant of an Incentive Stock Option, an Eligible Person shall be any Employee. Notwithstanding the foregoing, an Eligible Person shall also include an individual who is expected to become a Service Provider within a reasonable period of time after the grant of an Award (other than an Incentive Stock Option); provided that any Award granted to any such individual shall be automatically terminated and cancelled without consideration if the individual does not become a Service Provider within twelve (12) months after the Grant Date. Solely for purposes of Section 5.6(b), current or former employees or non-employee directors of, or consultants to, of an Acquired Entity who receive Substitute Awards in substitution for Acquired Entity Awards shall be considered Eligible Persons under this Plan with respect to such Substitute Awards.

2.26 “Employee” means any employee of the Company or any Subsidiary of the Company.

2.27 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.28 “Exercise Price” means (a) with respect to an Option, the price at which a Share may be purchased by a Grantee pursuant to such Option or (b) with respect to an SAR, the price established at the time an SAR is granted pursuant to ARTICLE 7, which is used to determine the amount, if any, of the payment due to a Grantee upon exercise of the SAR.

2.29 “Fair Market Value” means, as of any date, unless otherwise specifically provided in an Award Agreement, the value of Shares determined as follows:

(a) If the Shares are listed on one or more established and regulated securities exchanges, national market systems or automated quotation systems on which Shares are listed, quoted or traded, Fair Market Value means a price that is based on the opening, closing, actual, high, low, or the arithmetic mean of selling prices of a Share reported on the principal exchange or system on which the Shares are traded on the applicable date or the preceding trading day.

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(b) If the Shares are traded over the counter at the time a determination of Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded.

(c) In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.30 “FICA” “ shall have the meaning set forth in Section 17.1(a).

2.31 “Grant Date” means the date on which an Award is granted or such later date as specified in advance by the Committee.

2.32 “Grantee” means a person who has been granted an Award.

2.33 “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code.

2.34 “Including” or “includes” means “including, without limitation,” or “includes, without limitation,” respectively.

2.35 “Non-Employee Director” means a member of the Board who is not an Employee.

2.36 “Option” means an option granted under ARTICLE 6 of the Plan.

2.37 “Other Plans” shall have the meaning set forth in Section 6.4(d).

2.38 “Other Stock-Based Award” means a right, granted under Article 13 hereof, that relates to or is valued by reference to Shares or other Awards relating to Shares.

2.39 “Performance Period” means, with respect to an Award of Performance Shares or Performance Units, the period of time during which the performance vesting conditions applicable to such Award must be satisfied.

2.40 “Performance Share” and “Performance Unit” have the respective meanings set forth in ARTICLE 9.

2.41 “Period of Restriction” means the period during which Restricted Shares are subject to forfeiture if the conditions specified in the Award Agreement are not satisfied.

2.42 “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

2.43 “QDRO” has the meaning set forth in Section 5.4(a).

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2.44 “Restricted Shares” means Shares, granted under ARTICLE 8, that are both subject to forfeiture and are nontransferable if the Grantee does not satisfy the conditions specified in the Award Agreement applicable to such Shares.

2.45 “Restricted Stock Units” are rights, granted under ARTICLE 10, to receive Shares if the Grantee satisfies the conditions specified in the Award Agreement applicable to such rights.

2.46 “Returned Shares” has the meaning set forth in Section 4.1(c).

2.47 “Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended from time to time, together with any successor rule.

2.48 “SEC” means the United States Securities and Exchange Commission, or any successor thereto.

2.49 “Section 16 Person” means a person who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Company.

2.50 “Separation from Service” means, with respect to any Award that constitutes deferred compensation within the meaning of Code Section 409A, a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h). For this purpose, a “separation from service” is deemed to occur on the date that the Company and the Grantee reasonably anticipate that the level of bona fide services the Grantee would perform for the Company and/or any Affiliates after that date as a Service Provider would permanently decrease to a level that, based on the facts and circumstances, would constitute a separation from service; provided that a decrease to a level that is 50% or more of the average level of bona fide services provided over the prior 36 months shall not be a separation from service, and a decrease to a level that is 20% or less of the average level of such bona fide services shall be a separation from service. The Committee retains the right and discretion to specify, and may specify, whether a separation from service occurs with respect to those individuals who are performing services for the Company or an Affiliate immediately prior to an asset purchase transaction in which the Company or an Affiliate is the seller and who continue to perform services for the buyer (or an Affiliate thereof) immediately following such asset purchase transaction; provided, such specification is made in accordance with the requirements of Treasury Regulation Section 1.409A-1(h)(4).

2.51 “Service Provider” means an Employee, Consultant or Director.

2.52 “Share” means a share of Common Stock, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.53 “Stock Appreciation Right” or “SAR” means an Award granted under ARTICLE 7 of the Plan.

2.54 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

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2.55 “Substitute Awards” shall have the meaning set forth in Section 5.6(b).

2.56 “Surviving Company” means (a) the surviving corporation in any merger, consolidation or similar transaction, involving the Company (including the Company if the Company is the surviving corporation), (b) or the direct or indirect parent company of such surviving corporation or (c) the direct or indirect parent company of the Company following a sale of substantially all of the outstanding stock of the Company.

2.57 “Tax Date” “ shall have the meaning set forth in Section 17.1(a).

2.58 “Tendered Restricted Shares” shall have the meaning set forth in Section 6.5(f).

2.59 “Term” of any Option or SAR means the period beginning on the Grant Date of an Option or SAR and ending on the date such Option or SAR expires, terminates or is cancelled. No Option or SAR granted under this Plan shall have a Term exceeding 10 years.

2.60 “Termination of Affiliation” means the date the Grantee ceases to be a Service Provider. Notwithstanding the foregoing, if an Award constitutes deferred compensation within the meaning of Code Section 409A, Termination of Affiliation with respect to such Award shall mean the Grantee’s Separation from Service.

ARTICLE 3
Administration

3.1 Committee.

(a) Subject to ARTICLE 14, the Plan shall be administered by the Committee.

(b) Any action of the Committee with respect to the Plan shall be final, conclusive and binding on all Persons, including the Company, its Affiliates, any Grantee, any Person claiming any rights under the Plan from or through any Grantee, and stockholders, except to the extent the Committee may subsequently modify, or take further action not consistent with, its prior action. If not specified in the Plan, the time at which the Committee must or may make any determination shall be determined by the Committee, and any such determination may thereafter be modified by the Committee. The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.

(c) The Committee may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees who are not Officers to be recipients of Options and SARs (and, to the extent permitted by Applicable Law, other types of Awards) and, to the extent permitted by Applicable Law, the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees; provided, however, that the resolutions or charter adopted by the Board or any Committee evidencing such delegation will specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer and that such Officer may not grant an Award to himself or herself. Any such Awards will be granted on the applicable form of Award Agreement most recently approved for use by the Board or the Committee, unless otherwise provided in the resolutions approving the delegation authority. Notwithstanding anything to the contrary herein, neither the Board nor any Committee may delegate to an Officer who is acting solely in the capacity of an Officer (and not also as a Director) the authority to determine the Fair Market Value.

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3.2 Powers of Committee. Subject to and consistent with the provisions of the Plan (including ARTICLE 14), the Committee has full and final authority and sole discretion as follows; provided that any such authority or discretion exercised with respect to a specific Non-Employee Director shall be approved by the affirmative vote of a majority of the members of the Board, even if not a quorum, but excluding the Non-Employee Director with respect to whom such authority or discretion is exercised:

(a) to determine when, to whom and in what types and amounts Awards should be granted;

(b) to grant Awards to Eligible Persons in any number and to determine the terms and conditions applicable to each Award (including the number of Shares or the amount of cash or other property to which an Award will relate, any Exercise Price or purchase price, any limitation or restriction, any schedule for or performance conditions relating to the earning of the Award or the lapse of limitations, forfeiture restrictions, restrictions on exercisability or transferability, any performance goals including those relating to the Company and/or an Affiliate and/or any division thereof and/or an individual, and/or vesting based on the passage of time, based in each case on such considerations as the Committee shall determine);

(c) to determine the benefit payable, including where applicable the number of Shares issued, under any Performance Unit, Performance Share, Dividend Equivalent, Other Stock-Based Award and to determine whether any performance or vesting conditions have been satisfied;

(d) to determine whether or not specific Awards shall be granted in connection with other specific Awards, and if so, whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards and all other matters to be determined in connection with an Award;

(e) to determine the Term of any Option or SAR;

(f) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether to permit or require the payment of cash dividends thereon to be deferred and the terms related thereto, when Restricted Shares (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

(g) to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited or surrendered or any terms of the Award may be waived, and to accelerate the exercisability of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time;

(h) to determine with respect to Awards granted to Eligible Persons whether, to what extent and under what circumstances cash, Shares, other Awards, other property and other amounts payable with respect to an Award will be deferred, either at the election of the Grantee or automatically pursuant to the terms of the Award Agreement;

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(i) to offer to exchange or buy out any previously granted Award for a payment in cash, Shares or other Award;

(j) to construe and interpret the Plan and to make all determinations, including factual determinations, necessary or advisable for the administration of the Plan;

(k) to make, amend, suspend, waive and rescind rules and regulations relating to the Plan;

(l) to appoint such agents as the Committee may deem necessary or advisable to administer the Plan;

(m) to determine the terms and conditions of all Award Agreements applicable to Eligible Persons (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment (i) which does not adversely affect the rights of the Grantee, or (ii) which is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any new Applicable Law or change in an existing Applicable Law, or (iii) to the extent the Award Agreement specifically permits amendment without consent;

(n) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

(o) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Committee may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee;

(p) to make adjustments in the terms and conditions of, and the criteria in, Awards in recognition of unusual or nonrecurring events (including events described in Section 4.2) affecting the Company or an Affiliate or the financial statements of the Company or an Affiliate, or in response to changes in Applicable Laws, regulations or accounting principles;

(q) to correct any defect or supply any omission or reconcile any inconsistency, and to construe and interpret the Plan, the rules and regulations, and Award Agreement or any other instrument entered into or relating to an Award under the Plan; and

(r) to take any other action with respect to any matters relating to the Plan for which it is responsible and to make all other decisions and determinations as may be required under the terms of the Plan or as the Committee may deem necessary or advisable for the administration of the Plan.

3.3 No Repricings. Notwithstanding any provision in Section 3.2 to the contrary, the terms of any outstanding Option or SAR may not be amended to reduce the Exercise Price of such Option or SAR or cancel any outstanding Option or SAR in exchange for other Options or SARs with an Exercise Price that is less than the Exercise Price of the cancelled Option or SAR or for any cash payment (or Shares having with a Fair Market Value) in an amount that exceeds the excess of the Fair Market Value of the Shares underlying such cancelled Option or SAR over the aggregate Exercise Price of such Option or SAR or for any other Award, without stockholder approval; provided, however, that the restrictions set forth in this Section 3.3, shall not apply (i) unless the Company has a class of stock that is registered under Section 12 of the Exchange Act or (ii) to any adjustment allowed under to Section 4.2.

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ARTICLE 4
Shares Subject to the Plan

4.1 Number of Shares Available for Grants.

(a) Subject to adjustment as provided in Section 4.2 and except as provided in Section 5.6(b), the maximum number of Shares hereby reserved for delivery under the Plan shall be:

(i) 11,000,000 Shares, plus

(ii) an annual increase to be added as of the first day of the Company’s fiscal year, beginning in 2022 and occurring each year thereafter through 2031, equal to two percent (2%) of the total number of Shares of Common Stock issued and outstanding on a fully-diluted basis as of the end of the Company’s immediately preceding fiscal year (or such lesser number of shares, including no shares, determined by the Board in its sole discretion); provided, however, that the aggregate number of additional Shares available for issuance pursuant to this paragraph (b) shall not exceed a total of 5,000,000 Shares.

(b) Up to a maximum of 11,000,000 million Shares may be delivered pursuant to the exercise of Incentive Stock Options granted hereunder.

(c) if any Shares subject to an Award granted hereunder (other than a Substitute Award granted pursuant to Section 5.6(b)) are forfeited or such Award otherwise terminates without payment or delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture or termination, shall again be available for grant under the Plan. For avoidance of doubt, however, if any Shares subject to an Award granted hereunder are withheld or applied as payment in connection with the exercise of an Award or the withholding or payment of taxes related thereto (“Returned Shares”), such Returned Shares will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for grant under the Plan. Moreover, the number of Shares available for issuance under the Plan may not be increased through the Company’s purchase of Shares on the open market with the proceeds obtained from the exercise of any Options granted hereunder. Upon settlement of an SAR, the number of Shares underlying the portion of the SAR that is exercised will be treated as having been delivered for purposes of determining the maximum number of Shares available for grant under the Plan and shall not again be treated as available for issuance under the Plan.

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(d) Shares delivered pursuant to the Plan may be, in whole or in part, authorized and unissued Shares, or treasury Shares, including Shares repurchased by the Company for purposes of the Plan.

4.2 Adjustments in Authorized Shares and Awards; Corporate Transaction, Liquidation or Dissolution.

(a) Adjustment in Authorized Shares and Awards. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, or other property), recapitalization, forward or reverse stock split, subdivision, consolidation or reduction of capital, reorganization, merger, consolidation, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other securities of the Company or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the Exercise Price with respect to any Option or SAR or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and (iv) the number and kind of Shares of outstanding Restricted Shares, or the Shares underlying any other form of Award. Notwithstanding the foregoing, no such adjustment shall be authorized with respect to any Options or SARs to the extent that such adjustment would cause the Option or SAR to violate Section 424(a) of the Code or otherwise subject any Grantee to taxation under Section 409A of the Code; and provided further that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(b) Merger, Consolidation or Similar Corporate Transaction. In the event of a merger or consolidation of the Company with or into another corporation or a sale of substantially all of the stock of the Company (a “Corporate Transaction”), unless an outstanding Award is assumed by the Surviving Company or replaced with an equivalent Award granted by the Surviving Company in substitution for such outstanding Award, the Committee shall cancel any outstanding Awards that are not vested and nonforfeitable as of the consummation of such Corporate Transaction (unless the Committee accelerates the vesting of any such Awards) and with respect to any vested and nonforfeitable Awards, the Committee may either (i) allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of the Corporate Transaction and cancel any outstanding Options or SARs that remain unexercised upon consummation of the Corporate Transaction, or (ii) cancel any or all of such outstanding Awards in exchange for a payment (in cash, or in securities or other property) in an amount equal to the amount that the Grantee would have received (net of the Exercise Price with respect to any Options or SARs) if such vested Awards were settled or distributed or such vested Options and SARs were exercised immediately prior to the consummation of the Corporate Transaction. Notwithstanding the foregoing, if an Option or SAR is not assumed by the Surviving Company or replaced with an equivalent Award issued by the Surviving Company and the Exercise Price with respect to any outstanding Option or SAR exceeds the Fair Market Value of the Shares immediately prior to the consummation of the Corporate Transaction, such Awards shall be cancelled without any payment to the Grantee.

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(c) Liquidation or Dissolution of the Company. In the event of the proposed dissolution or liquidation of the Company, each Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. Additionally, the Committee may, in the exercise of its sole discretion, cause Awards to be vested and non-forfeitable and cause any conditions on any such Award to lapse, as to all or any part of such Award, including Shares as to which the Award would not otherwise be exercisable or non-forfeitable and allow all Grantees to exercise such Awards of Options and SARs within a reasonable period prior to the consummation of such proposed action. Any Awards that remain unexercised upon consummation of such proposed action shall be cancelled.

(d) Deferred Compensation. Notwithstanding the forgoing provisions of this Section 4.2, if an Award constitutes deferred compensation within the meaning of Code Section 409A, no payment or settlement of such Award shall be made pursuant to Section 4.2 (b) or (c), unless the Corporate Transaction or the dissolution or liquidation of the Company, as applicable, constitutes a Change in Control.

ARTICLE 5
Eligibility and General Conditions of Awards

5.1 Eligibility. The Committee may in its discretion grant Awards to any Eligible Person, whether or not he or she has previously received an Award; provided, however, that all Awards made to Non-Employee Directors shall be determined by the Board in its sole discretion.

5.2 Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award shall be set forth in an Award Agreement.

5.3 General Terms and Termination of Affiliation. The Committee may impose on any Award or the exercise or settlement thereof, at the date of grant or, subject to the provisions of Section 15.2, thereafter, such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine, including terms requiring forfeiture, acceleration or pro-rata acceleration of Awards in the event of a Termination of Affiliation by the Grantee. Except as may be required under the Delaware General Corporation Law, Awards may be granted for no consideration other than prior and future services. Except as set forth in an Award Agreement or as otherwise determined by the Committee, (a) all Options and SARs that are not vested and exercisable at the time of a Grantee’s Termination of Affiliation, and any other Awards that remain subject to a risk of forfeiture or which are not otherwise vested at the time of the Grantee’s Termination of Affiliation shall be forfeited to the Company and (b) all outstanding Options and SARs not previously exercised shall expire three months after the Grantee’s Termination of Affiliation.

5.4 Nontransferability of Awards.

(a) Each Award and each right under any Award shall be exercisable only by the Grantee during the Grantee’s lifetime, or, if permissible under Applicable Law, by the Grantee’s guardian or legal representative or by a transferee receiving such Award pursuant to a qualified domestic relations order (a “QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

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(b) No Award (prior to the time, if applicable, Shares are delivered in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) or pursuant to a QDRO, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary to receive benefits in the event of the Grantee’s death shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(c) Notwithstanding subsections (a) and (b) above, to the extent provided in the Award Agreement or as otherwise approved by the Committee, Options (other than Incentive Stock Options) and Restricted Shares, may be transferred, without consideration, to a Permitted Transferee. For this purpose, a “Permitted Transferee” in respect of any Grantee means any member of the Immediate Family of such Grantee, any trust of which all of the primary beneficiaries are such Grantee or members of his or her Immediate Family, or any partnership (including limited liability companies and similar entities) of which all of the partners or members are such Grantee or members of his or her Immediate Family; and the “Immediate Family” of a Grantee means the Grantee’s spouse, children, stepchildren, grandchildren, parents, stepparents, siblings, grandparents, nieces and nephews. Such Option may be exercised by such transferee in accordance with the terms of the Award Agreement. If so determined by the Committee, a Grantee may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Grantee, and to receive any distribution with respect to any Award upon the death of the Grantee. A transferee, beneficiary, guardian, legal representative or other Person claiming any rights under the Plan from or through any Grantee shall be subject to and consistent with the provisions of the Plan and any applicable Award Agreement, except to the extent the Plan and Award Agreement otherwise provide with respect to such Persons, and to any additional restrictions or limitations deemed necessary or appropriate by the Committee.

(d) Nothing herein shall be construed as requiring the Committee to honor a QDRO except to the extent required under Applicable Law.

5.5 Cancellation and Rescission of Awards. Unless the Award Agreement specifies otherwise, the Committee may cancel, rescind, suspend, withhold, or otherwise limit or restrict any unexercised Award at any time if the Grantee is not in compliance with all applicable provisions of the Award Agreement and the Plan or if the Grantee has a Termination of Affiliation.

5.6 Stand-Alone, Tandem and Substitute Awards.

(a) Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan unless such tandem or substitution Award would subject the Grantee to tax penalties imposed under Section 409A of the Code. If an Award is granted in substitution for another Award or any non-Plan award or benefit, the Committee shall require the surrender of such other Award or non-Plan award or benefit in consideration for the grant of the new Award. Awards granted in addition to or in tandem with other Awards or non-Plan awards or benefits may be granted either at the same time as or at a different time from the grant of such other Awards or non-Plan awards or benefits; provided, however, that if any SAR is granted in tandem with an Incentive Stock Option, such SAR and Incentive Stock Option must have the same Grant Date, Term and the Exercise Price of the SAR may not be less than the Exercise Price of the Incentive Stock Option.

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(b) The Committee may, in its discretion and on such terms and conditions as the Committee considers appropriate in the circumstances, grant Awards under the Plan (“Substitute Awards”) in substitution for stock and stock-based awards (“Acquired Entity Awards”) held by current or former employees or non-employee directors of, or consultants to, another corporation or entity who become Eligible Persons as the result of a merger or consolidation of the employing corporation or other entity (the “Acquired Entity”) with the Company or an Affiliate or the acquisition by the Company or an Affiliate of property or stock of the Acquired Entity immediately prior to such merger, consolidation or acquisition in order to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Award at such price as the Committee determines necessary to achieve preservation of economic value. The limitations in Section 4.1 on the number of Shares reserved or available for grants shall not apply to Substitute Awards granted under this Section 5.6(b).

5.7 Compliance with Rule 16b-3.

(a) Six-Month Holding Period Advice. Unless a Grantee could otherwise dispose of or exercise a derivative security or dispose of Shares delivered under the Plan without incurring liability under Section 16(b) of the Exchange Act, the Committee may advise or require a Grantee to comply with the following in order to avoid incurring liability under Section 16(b) of the Exchange Act: (i) at least six months must elapse from the date of acquisition of a derivative security under the Plan to the date of disposition of the derivative security (other than upon exercise or conversion) or its underlying equity security, and (ii) Shares granted or awarded under the Plan other than upon exercise or conversion of a derivative security must be held for at least six months from the date of grant of an Award.

(b) Reformation to Comply with Exchange Act Rules. To the extent the Committee determines that a grant or other transaction by a Section 16 Person should comply with applicable provisions of Rule 16b-3 (except for transactions exempted under alternative Exchange Act rules), the Committee shall take such actions as necessary to make such grant or other transaction so comply, and if any provision of this Plan or any Award Agreement relating to a given Award does not comply with the requirements of Rule 16b-3 as then applicable to any such grant or transaction, such provision will be construed or deemed amended, if the Committee so determines, to the extent necessary to conform to the then applicable requirements of Rule 16b-3.

(c) Rule 16b-3 Administration. Any function relating to a Section 16 Person shall be performed solely by the Committee or the Board if necessary to ensure compliance with applicable requirements of Rule 16b-3, to the extent the Committee determines that such compliance is desired. Each member of the Committee or person acting on behalf of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by any officer, manager or other employee of the Company or any Affiliate, the Company’s independent certified public accountants or any executive compensation consultant or attorney or other professional retained by the Company to assist in the administration of the Plan.

5.8 Deferral of Award Payouts. The Committee may permit a Grantee to defer, or if and to the extent specified in an Award Agreement require the Grantee to defer, receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the lapse or waiver of restrictions with respect to Restricted Stock Units, the satisfaction of any requirements or goals with respect to Performance Units or Performance Shares, the lapse or waiver of the deferral period for Deferred Stock, or the lapse or waiver of restrictions with respect to Other Stock-Based Awards. If the Committee permits such deferrals, the Committee shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code and ARTICLE 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such deferrals. Except as otherwise provided in an Award Agreement, any payment or any Shares that are subject to such deferral shall be made or delivered to the Grantee as specified in the Award Agreement or pursuant to the Grantee’s deferral election.

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ARTICLE 6
Stock Options

6.1 Grant of Options. Subject to and consistent with the provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2 Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Exercise Price, the Term of the Option, the number of Shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Committee shall determine.

6.3 Option Exercise Price. The Exercise Price of an Option under this Plan shall be determined in the sole discretion of the Committee but may not be less than 100% of the Fair Market Value of a Share on the Grant Date.

6.4 Grant of Incentive Stock Options. At the time of the grant of any Option, the Committee may in its discretion designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option. Any Option designated as an Incentive Stock Option:

(a) shall be granted only to an Employee;

(b) shall have an Exercise Price of not less than 100% of the Fair Market Value of a Share on the Grant Date, and, if granted to a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than 10% of the total combined voting power of all classes of capital stock of the Company or any Subsidiary of the Company (a “More Than 10% Owner”), have an Exercise Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

(c) shall be for a period of not more than 10 years (five years if the Grantee is a More Than 10% Owner) from its Grant Date, and shall be subject to earlier termination as provided herein or in the applicable Award Agreement;

(d) shall not have an aggregate Fair Market Value (as of the Grant Date) of the Shares with respect to which Incentive Stock Options (whether granted under the Plan or any other stock option plan of the Grantee’s employer or any parent or Subsidiary of the Company (“Other Plans”)) are exercisable for the first time by such Grantee during any calendar year (“Current Grant”), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the “$100,000 Limit”);

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(e) shall, if the aggregate Fair Market Value of the Shares (determined on the Grant Date) with respect to the Current Grant and all Incentive Stock Options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year would exceed the $100,000 Limit, be, as to the portion in excess of the $100,000 Limit, exercisable as a separate option that is not an Incentive Stock Option at such date or dates as are provided in the Current Grant;

(f) shall require the Grantee to notify the Committee of any disposition of any Shares delivered pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to holding periods and certain disqualifying dispositions) (“Disqualifying Disposition”) within 10 days of such a Disqualifying Disposition;

(g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee’s lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Committee, designate in writing a beneficiary to exercise his or her Incentive Stock Option after the Grantee’s death; and

(h) shall, if such Option nevertheless fails to meet the foregoing requirements, or otherwise fails to meet the requirements of Section 422 of the Code for an Incentive Stock Option, be treated for all purposes of this Plan, except as otherwise provided in subsections (d) and (e) above, as an Option that is not an Incentive Stock Option.

Notwithstanding the foregoing and Section 3.2, the Committee may, without the consent of the Grantee, at any time before the exercise of an Option (whether or not an Incentive Stock Option), take any action necessary to prevent such Option from being treated as an Incentive Stock Option.

6.5 Payment of Exercise Price. Except as otherwise provided in an Award Agreement, Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means:

(a) cash, personal check or wire transfer;

(b) with the approval of the Committee, delivery of Common Stock owned by the Grantee prior to exercise, valued at Fair Market Value on the date of exercise;

(c) with the approval of the Committee, Shares acquired upon the exercise of such Option, such Shares valued at Fair Market Value on the date of exercise;

(d) with the approval of the Committee, Restricted Shares held by the Grantee prior to the exercise of the Option, valued at Fair Market Value on the date of exercise; or

(e) subject to Applicable Law (including the prohibited loan provisions of Section 402 of the Sarbanes Oxley Act of 2002), through the sale of the Shares acquired on exercise of the Option through a broker-dealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

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(f) The Committee may in its discretion specify that, if any Restricted Shares (“Tendered Restricted Shares”) are used to pay the Exercise Price, (x) all the Shares acquired on exercise of the Option shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option, or (y) a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

ARTICLE 7
Stock Appreciation Rights

7.1 Issuance. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant SARs to any Eligible Person either alone or in addition to other Awards granted under the Plan. Such SARs may, but need not, be granted in connection with a specific Option granted under ARTICLE 6. The Committee may impose such conditions or restrictions on the exercise of any SAR as it shall deem appropriate.

7.2 Award Agreements. Each SAR grant shall be evidenced by an Award Agreement in such form as the Committee may approve and shall contain such terms and conditions not inconsistent with other provisions of the Plan as shall be determined from time to time by the Committee.

7.3 SAR Exercise Price. The Exercise Price of a SAR shall be determined by the Committee in its sole discretion; provided that the Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the date of the grant of the SAR.

7.4 Exercise and Payment. Upon the exercise of an SAR, a Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a Share on the date of exercise over the Exercise Price; by

(b) The number of Shares with respect to which the SAR is exercised.

SARs shall be deemed exercised on the date written notice of exercise in a form acceptable to the Committee is received by the Secretary of the Company. The Company shall make payment in respect of any SAR within five (5) days of the date the SAR is exercised. Any payment by the Company in respect of a SAR may be made in cash, Shares, other property, or any combination thereof, as the Committee, in its sole discretion, shall determine or, to the extent permitted under the terms of the applicable Award Agreement, at the election of the Grantee.

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ARTICLE 8
Restricted Shares

8.1 Grant of Restricted Shares. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Committee shall determine. The Committee may impose such conditions and/or restrictions on any Restricted Shares granted pursuant to the Plan as it may deem advisable, including restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable securities laws; provided that such conditions and/or restrictions may lapse, if so determined by the Committee, in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without Cause.

8.3 Consideration for Restricted Shares. The Committee shall determine the amount, if any, that a Grantee shall pay for Restricted Shares.

8.4 Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (x) the amount paid by the Grantee for such Restricted Shares, or (y) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the deemed sale price as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding and shall no longer confer on the Grantee thereof any rights as a stockholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company’s tender of payment for such Restricted Shares.

8.5 Escrow; Legends. The Committee may provide that the certificates for any Restricted Shares (x) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited and/or (y) shall bear an appropriate legend restricting the transfer of such Restricted Shares under the Plan. If any Restricted Shares become nonforfeitable, the Company shall cause certificates for such shares to be delivered without such legend.

ARTICLE 9
Performance Units and Performance Shares

9.1 Grant of Performance Units and Performance Shares. Subject to and consistent with the provisions of the Plan, Performance Units or Performance Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee.

9.2 Value/Performance Goals. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units or Performance Shares that will be paid to the Grantee.

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(a) Performance Unit. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant.

(b) Performance Share. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant.

9.3 Earning of Performance Units and Performance Shares. After the applicable Performance Period has ended, the holder of Performance Units or Performance Shares shall be entitled to payment based on the level of achievement of performance goals set by the Committee.

At the discretion of the Committee, the settlement of Performance Units or Performance Shares may be in cash, Shares of equivalent value, or in some combination thereof, as set forth in the Award Agreement.

If a Grantee is promoted, demoted or transferred to a different business unit of the Company during a Performance Period, then, to the extent the Committee determines that the Award, the performance goals, or the Performance Period are no longer appropriate, the Committee may adjust, change, eliminate or cancel the Award, the performance goals, or the applicable Performance Period, as it deems appropriate in order to make them appropriate and comparable to the initial Award, the performance goals, or the Performance Period.

At the discretion of the Committee, a Grantee may be entitled to receive any dividends or Dividend Equivalents declared with respect to Shares deliverable in connection with vested Performance Shares which have been earned, but not yet delivered to the Grantee.

ARTICLE 10
Deferred Stock and Restricted Stock Units

10.1 Grant of Deferred Stock and Restricted Stock Units. Subject to and consistent with the provisions of the Plan, the Committee, at any time and from time to time, may grant Deferred Stock and/or Restricted Stock Units to any Eligible Person, in such amount and upon such terms as the Committee shall determine. Deferred Stock must conform in form and substance with applicable regulations promulgated under Section 409A of the Code and with ARTICLE 16 to ensure that the Grantee is not subjected to tax penalties under Section 409A of the Code with respect to such Deferred Stock.

10.2 Vesting and Delivery.

(a) Delivery with Respect to Deferred Stock. Delivery of Shares subject to a Deferred Stock grant will occur upon expiration of the deferral period or upon the occurrence of one or more of the distribution events described in Section 409A(a)(2) of the Code as specified by the Committee in the Grantee’s Award Agreement for the Award of Deferred Stock. An Award of Deferred Stock may be subject to such substantial risk of forfeiture conditions as the Committee may impose, which conditions may lapse at such times or upon the achievement of such objectives as the Committee shall determine at the time of grant or thereafter. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Deferred Stock remains subject to a substantial risk of forfeiture, such shares of Deferred Stock shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

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(b) Delivery with Respect to Restricted Stock Units. Delivery of Shares subject to a grant of Restricted Stock Units shall occur no later than the 15th day of the third month following the end of the taxable year of the Grantee or the fiscal year of the Company in which the Grantee’s rights under such Restricted Stock Units are no longer subject to a substantial risk of forfeiture as defined in final regulations under Section 409A of the Code. Unless otherwise determined by the Committee, to the extent that the Grantee has a Termination of Affiliation while the Restricted Stock Units remains subject to a substantial risk of forfeiture, such Restricted Stock Units shall be forfeited, unless the Committee determines that such substantial risk of forfeiture shall lapse in the event of the Grantee’s Termination of Affiliation due to death, Disability, or involuntary termination by the Company or an Affiliate without “cause.”

10.3 Voting and Dividend Equivalent Rights Attributable to Deferred Stock and Restricted Stock Units. A Grantee awarded Deferred Stock or Restricted Stock Units will have no voting rights with respect to such Deferred Stock or Restricted Stock Units prior to the delivery of Shares in settlement of such Deferred Stock and/or Restricted Stock Units. Unless otherwise determined by the Committee, a Grantee will have the rights to receive Dividend Equivalents in respect of Deferred Stock and/or Restricted Stock Units, which Dividend Equivalents shall be deemed reinvested in additional Shares of Deferred Stock or Restricted Stock Units, as applicable, which shall remain subject to the same forfeiture conditions applicable to the Deferred Stock or Restricted Stock Units to which such Dividend Equivalents relate.

ARTICLE 11
Dividend Equivalents

The Committee is authorized to grant Awards of Dividend Equivalents alone or in conjunction with other Awards. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Shares or additional Awards or otherwise reinvested subject to distribution at the same time and subject to the same conditions as the Award to which it relates; provided, however, that any Dividend Equivalents granted in conjunction with any Award that is subject to forfeiture conditions shall remain subject to the same forfeiture conditions applicable to the Award to which such Dividend Equivalents relate and any payments in respect of any Dividend Equivalents granted in conjunction with any Options or SARs may not be conditioned, directly or indirectly, on the Grantee’s exercise of the Options or SARs or paid at the same time that the Options or SARs are exercised. The timing of payment or distribution of Dividend Equivalents must comply with the requirements of Section 409A of the Code.

ARTICLE 12
Bonus Shares

Subject to the terms of the Plan, the Committee may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Committee.

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ARTICLE 13
Other Stock-Based Awards

The Committee is authorized, subject to limitations under Applicable Law, to grant such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares, as deemed by the Committee to be consistent with the purposes of the Plan, including Shares awarded which are not subject to any restrictions or conditions, convertible or exchangeable debt securities or other rights convertible or exchangeable into Shares, and Awards valued by reference to the value of securities of or the performance of specified Affiliates. Subject to and consistent with the provisions of the Plan, the Committee shall determine the terms and conditions of such Awards. Except as provided by the Committee, Shares delivered pursuant to a purchase right granted under this ARTICLE 13 shall be purchased for such consideration, paid for by such methods and in such forms, including cash, Shares, outstanding Awards or other property, as the Committee shall determine.

ARTICLE 14
Non-Employee Director Awards

Subject to the terms of the Plan, the Board may grant Awards to any Non-Employee Director, in such amount and upon such terms and at any time and from time to time as shall be determined by the full Board in its sole discretion. Except as otherwise provided in Section 5.6(b), a Non-Employee Director may not be granted Awards with respect to Shares that have a Fair Market Value (determined as of the date of grant) in excess of $1,000,000 in a single calendar year.

ARTICLE 15
Amendment, Modification, and Termination

15.1 Amendment, Modification, and Termination. Subject to Section 15.2, the Board may, at any time and from time to time, alter, amend, suspend, discontinue or terminate the Plan in whole or in part without the approval of the Company’s stockholders, except that (a) any amendment or alteration shall be subject to the approval of the Company’s stockholders if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Shares may then be listed or quoted, and (b) the Board may otherwise, in its discretion, determine to submit other such amendments or alterations to stockholders for approval.

15.2 Awards Previously Granted. Except as otherwise specifically permitted in the Plan or an Award Agreement, no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

ARTICLE 16
Compliance with Code Section 409A

16.1 Awards Subject to Code Section 409A. The provisions of this ARTICLE 16 shall apply to any Award or portion thereof that is or becomes deferred compensation subject to Code Section 409A (a “409A Award”), notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award.

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16.2 Deferral and/or Distribution Elections. Except as otherwise permitted or required by Code Section 409A, the following rules shall apply to any deferral and/or elections as to the form or timing of distributions (each, an “Election”) that may be permitted or required by the Committee with respect to a 409A Award:

(a) Any Election must be in writing and specify the amount being deferred, and the time and form of distribution (i.e., lump sum or installments) as permitted by this Plan. An Election may but need not specify whether payment will be made in cash, Shares or other property.

(b) Any Election shall become irrevocable as of the deadline specified by the Committee, which shall not be later than December 31 of the year preceding the year in which services relating to the Award commence; provided, however, that if the Award qualifies as “performance-based compensation” for purposes of Code Section 409A and is based on services performed over a period of at least twelve (12) months, then the deadline may be no later than six (6) months prior to the end of such Performance Period.

(c) Unless otherwise provided by the Committee, an Election shall continue in effect until a written election to revoke or change such Election is received by the Committee, prior to the last day for making an Election for the subsequent year.

16.3 Subsequent Elections. Except as otherwise permitted or required by Code Section 409A, any 409A Award which permits a subsequent Election to further defer the distribution or change the form of distribution shall comply with the following requirements:

(a) No subsequent Election may take effect until at least twelve (12) months after the date on which the subsequent Election is made;

(b) Each subsequent Election related to a distribution upon separation from service, a specified time, or a Change in Control must result in a delay of the distribution for a period of not less than five (5) years from the date such distribution would otherwise have been made; and

(c) No subsequent Election related to a distribution to be made at a specified time or pursuant to a fixed schedule shall be made less than twelve (12) months prior to the date the first scheduled payment would otherwise be made.

16.4 Distributions Pursuant to Deferral Elections. Except as otherwise permitted or required by Code Section 409A, no distribution in settlement of a 409A Award may commence earlier than:

(a) Separation from Service;

(b) The date the Grantee becomes Disabled;

(c) The Grantee’s death;

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(d) A specified time (or pursuant to a fixed schedule) that is either (i) specified by the Committee upon the grant of the Award and set forth in the Award Agreement or (ii) specified by the Grantee in an Election complying with the requirements of Section 16.2 and/or Section 16.3, as applicable; or

(e) A change in ownership of the Company or a substantial portion of its assets within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii) or a change in effective control of the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(vi) (a “Change in Control”).

16.5 Six Month Delay. Notwithstanding anything herein or in any Award Agreement or Election to the contrary, to the extent that distribution of a 409A Award is triggered by a Grantee’s Separation from Service, if the Grantee is then a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)), no distribution may be made before the date which is six (6) months after such Grantee’s Separation from Service, or, if earlier, the date of the Grantee’s death.

16.6 Death or Disability. Unless the Award Agreement otherwise provides, if a Grantee dies or becomes Disabled before complete distribution of amounts payable upon settlement of a 409A Award, such undistributed amounts, to the extent vested, shall be distributed as provided in the Grantee’s Election. If the Grantee has made no Election with respect to distributions upon death or Disability, all such distributions shall be paid in a lump sum within 90 days following the date of the Grantee’s death or Disability.

16.7 No Acceleration of Distributions. This Plan does not permit the acceleration of the time or schedule of any distribution under a 409A Award, except as provided by Code Section 409A and/or applicable regulations or rulings issued thereunder.

ARTICLE 17
Withholding

17.1 Required Withholding.

(a) The Committee in its sole discretion may provide that when taxes are to be withheld in connection with the exercise of an Option or SAR, or upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, or upon payment of any other benefit or right under this Plan (the date on which such exercise occurs or such restrictions lapse or such payment of any other benefit or right occurs hereinafter referred to as the “Tax Date”), the Grantee may elect to make payment for the withholding of federal, state and local taxes, including Social Security and Medicare (“FICA”) taxes by one or a combination of the following methods:

(i) payment of an amount in cash equal to the amount to be withheld (including cash obtained through the sale of the Shares acquired on exercise of an Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, through a broker-dealer to whom the Grantee has submitted an irrevocable instructions to deliver promptly to the Company, the amount to be withheld);

(ii) delivering part or all of the amount to be withheld in the form of Common Stock valued at its Fair Market Value on the Tax Date;

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(iii) requesting the Company to withhold from those Shares that would otherwise be received upon exercise of the Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, a number of Shares having a Fair Market Value on the Tax Date equal to the amount to be withheld; or

(iv) withholding from any compensation otherwise due to the Grantee.

(b) The Committee in its sole discretion may provide that the maximum amount of tax withholding upon exercise of an Option or SARs, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, to be satisfied by withholding Shares upon exercise of such Option or SAR, upon the lapse of restrictions on Restricted Shares, or upon the transfer of Shares, pursuant to clause (iii) above shall not exceed the minimum amount of taxes, including FICA taxes, required to be withheld under federal, state and local law. An election by Grantee under this subsection is irrevocable. Any fractional share amount and any additional withholding not paid by the withholding or surrender of Shares must be paid in cash. If no timely election is made, the Grantee must deliver cash to satisfy all tax withholding requirements.

(c) Any Grantee who makes a Disqualifying Disposition or an election under Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting tax withholding requirements in the same manner as set forth in Section 17.1(a).

17.2 Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee’s gross income in the year of transfer the amounts specified in Section 83(b) of the Code, then such Grantee shall notify the Company of such election within 10 days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Committee may, in connection with the grant of an Award or at any time thereafter, prohibit a Grantee from making the election described above.

ARTICLE 18
Additional Provisions

18.1 Successors. Subject to Section 4.2(b), all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business and/or assets of the Company.

18.2 Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18.3 Requirements of Law. The granting of Awards and the delivery of Shares under the Plan shall be subject to all Applicable Laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company (and any Affiliate) shall not be obligated to deliver any Shares or deliver benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any Applicable Law or regulation.

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18.4 Securities Law Compliance.

(a) If the Committee deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Committee may impose any restriction on Awards or Shares acquired pursuant to Awards under the Plan as it may deem advisable. In addition, if requested by the Company and any underwriter engaged by the Company, Shares acquired pursuant to Awards may not be sold or otherwise transferred or disposed of for such period following the effective date of any registration statement of the Company filed under the Securities Act as the Company or such underwriter shall specify reasonably and in good faith, not to exceed 180 days in the case of the Company’s initial public offering or 90 days in the case of any other public offering. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If so requested by the Company, the Grantee shall make a written representation to the Company that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933, as amended, and any applicable state securities law or unless he or she shall have furnished to the Company, in form and substance satisfactory to the Company, that such registration is not required.

(b) If the Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any national securities exchange or national market system on which are listed any of the Company’s equity securities, then the Committee may postpone any such exercise, nonforfeitability or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

18.5 Forfeiture Events. Notwithstanding any provisions herein to the contrary, the Committee shall have the authority to determine (and may so provide in any Award Agreement) that a Grantee’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by Applicable Law) in the event of the Grantee’s termination for Cause; serious misconduct; violation of the Company’s or an Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or an Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or an Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or an Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Grantee is then an Employee or Non-Employee Director). The determination of whether a Grantee’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Grantee’s outstanding Awards pending any investigation of the matter.

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18.6 No Rights as a Stockholder. No Grantee shall have any rights as a stockholder of the Company with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such Shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a stockholder of the Company, except as otherwise provided in the Plan or Award Agreement. At the time of a grant of Restricted Shares, the Committee may require the payment of cash dividends thereon to be deferred and, if the Committee so determines, reinvested in additional Restricted Shares. Stock dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Committee may in its discretion provide for payment of interest on deferred cash dividends.

18.7 Nature of Payments. Unless otherwise specified in the Award Agreement, Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Affiliate, except as such plan shall otherwise expressly provide, or (b) any agreement between (i) the Company or any Affiliate and (ii) the Grantee, except as such agreement shall otherwise expressly provide.

18.8 Non-Exclusivity of Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other compensatory arrangements for Service Providers as it may deem desirable.

18.9 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware, other than its laws respecting choice or conflicts of law rule or principles that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Grantees are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

18.10 Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Grantee pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give any such Grantee any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan to deliver cash, Shares or other property pursuant to any Award which trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

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18.11 Affiliation. Nothing in the Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any Affiliate to terminate any Grantee’s employment or consulting contract at any time, nor confer upon any Grantee the right to continue to be an Employee, Consultant or Director.

18.12 Participation. No Person shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.

18.13 Military Service. Awards shall be administered in accordance with Section 414(u) of the Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

18.14 Construction. The following rules of construction will apply to the Plan: (a) the word “or” is disjunctive but not necessarily exclusive, and (b) words in the singular include the plural, words in the plural include the singular, and words in the neuter gender include the masculine and feminine genders and words in the masculine or feminine gender include the other neuter genders.

18.15 Headings. The headings of articles and sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

18.16 Obligations. Unless otherwise specified in the Award Agreement, the obligation to deliver, pay or transfer any amount of money or other property pursuant to Awards under this Plan shall be the sole obligation of a Grantee’s employer; provided that the obligation to deliver or transfer any Shares pursuant to Awards under this Plan shall be the sole obligation of the Company.

18.17 No Right to Continue as Director. Nothing in the Plan or any Award Agreement shall confer upon any Non-Employee Director the right to continue to serve as a Director.

18.18 Stockholder Approval. All Incentive Stock Options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.

* * * * *

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Annex H

SAB BIOTHERAPEUTICS, INC.
2021 EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
Purpose and Effective Date

1.1 Effective Date. The Board of Directors of SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”), adopted the 2021 Employee Stock Purchase Plan (the “Plan”) effective as of ______________ (the “Effective Date”).

1.2 Purpose. The purpose of the Plan is to provide eligible employees of the Company or any Participating Subsidiary with an opportunity to purchase common stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

ARTICLE 2
Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Account” means a recordkeeping account maintained for a Participant to which payroll deductions are credited in accordance with Article 8 of the Plan.

2.2 “Administrator”means the Board or committee authorized to administer the Plan under Section 3.1.

2.3 “Accumulation Period” means a period determined by the Administrator that is no longer than twenty-seven (27) months; provided that unless otherwise determined by the Administrator, each Accumulation Period shall consist of one year terms commencing on July 1 of the applicable year or such other date specified from time to time by the Administrator. The Administrator may modify or suspend Accumulation Periods at any time and from time to time.

2.4 “Base Earnings” means regular salary and wages payable by the Company or a Participating Subsidiary to an Eligible Employee, prior to deductions for employee contributions to any employee benefit plans or arrangements, and excluding bonuses and other incentive pay, but including commissions. The Administrator, in its discretion, may establish a different definition of Compensation for any future Accumulation Period(s) prior to the commencement of such Accumulation Period.

2.5 “Board” means the Board of Directors of the Company.

2.6 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

2.7 “Cut-Off Date” means the date established by the Administrator from time to time by which enrollment forms must be received with respect to an Accumulation Period.

2.8 “Effective Date” means ____________, 2021.

2.9 “Eligible Employee” means an Employee who is eligible to participate in the Plan in accordance with Article 5.

2.10 “Employee” means any common law employees of the Company or a Participating Subsidiary. “Employee” shall not include any individual classified by the Company or a Participating Subsidiary as either an independent contractor or an individual who provides services to the Company or Participating Subsidiary through another entity shall not be eligible to participate in this Plan during the period that the individual is so classified, even if such individual is later retroactively reclassified as an employee during all or any part of such period pursuant to applicable law or otherwise.

2.11 “Enrollment Date” means the first Trading Day of an Accumulation Period beginning on or after the Effective Date.

2.12 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time. References to a particular section of the Exchange Act include references to successor provisions.

2.13 “Fair Market Value” of a Share means the closing sales price of a Share reported on an established stock exchange which is the principal exchange upon which the Shares are traded on the applicable date. Unless the Administrator determines otherwise, if the Shares are traded over the counter at the time a determination of its Fair Market Value is required to be made hereunder, Fair Market Value shall be deemed to be equal to the arithmetic mean between the reported high and low or closing bid and asked prices of a Share on the applicable date, or if no such trades were made that day then the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Administrator in such manner as it deems appropriate provided such manner is consistent with Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

2.14 “Participant” means an Eligible Employee who has enrolled in the Plan pursuant to Article 6. A Participant shall remain a Participant until the applicable date set forth in Article 10.

2.15 “Participating Subsidiary” means a Subsidiary Corporation, which has adopted the Plan as a Participating Subsidiary by action of its board of directors and which has been designated by the Administrator in accordance with Section 3.3 as covered by the Plan.

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2.16 “Plan” means the SAB Biotherapeutics, Inc. 2021 Employee Stock Purchase Plan, as set forth herein and as amended from time to time.

2.17 “Purchase Date” means the specific Trading Day during an Accumulation Period on which Shares are purchased under the Plan in accordance with Article 9. For each Accumulation Period, the Purchase Date shall be the last Trading Day occurring in such Accumulation Period. The Administrator may, in its discretion, designate a different Purchase Date with respect to any Accumulation Period.

2.18 “Securities Act” means the Securities Act of 1933, as amended from time to time. References to a particular section of the Securities Act include references to successor provisions.

2.19 “Share” means a share of common stock of the Company, and such other securities of the Company, as may be substituted or resubstituted for Shares pursuant to Section 4.2 hereof.

2.20 “Subsidiary Corporation” means any corporation in an unbroken chain of corporations beginning with the Company if, as of the applicable Enrollment Date, each of the corporations other than the last corporation in the chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

2.21 “Trading Day” means a day the national exchange on which the Shares are listed for trading or, if not so listed, a day NASDAQ is open for trading.

ARTICLE 3
Administration

3.1 Administrator.

(a) The Plan shall be administered by the Board, or committee (“Committee”) appointed by the Board, which may be the Board’s Compensation Committee. The Committee shall consist of at least one Board member, but may additionally consist of individuals who are not members of the Board. The Committee shall serve at the pleasure of the Board. If the Board does not so appoint a Committee, the Board shall administer the Plan. Any references herein to “Administrator” are, except as the context requires otherwise, references to the Board or the Committee, as applicable.

(b) This Article 3 relating to the administration of the Plan may be amended by the Administrator from time to time as may be desirable to satisfy any requirements of or under the federal securities and/or other applicable laws, rules or regulations of the United States or any applicable stock exchange, or to obtain any exemption under such laws, rules or regulations.

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3.2 Powers of the Committee.

(a) If appointed under Section 3.1, the Administrator may select one of its members as chairman and may appoint a secretary. The Administrator shall make such rules and regulations for the conduct of its business as it shall deem advisable; provided, however, that all determinations of the Administrator shall be made by a majority of its members.

(b) The Administrator shall have the power, in addition to the powers set forth elsewhere in the Plan, and subject to and within the limits of the express provisions of the Plan, to construe and interpret the Plan and options granted under it; to establish, amend and revoke rules and regulations for administration of the Plan; to determine all questions of policy and expediency that may arise in the administration of the Plan; to allocate and delegate such of its powers as it deems desirable to facilitate the administration and operation of the Plan; and, generally, to exercise such powers and perform such acts as it deems necessary or expedient to promote the best interests of the Company. The Administrator’s determinations as to the interpretation and operation of this Plan shall be final and conclusive.

3.3 Designation of Participating Subsidiaries. The Administrator may designate from time to time which Subsidiary Corporations of the Company shall be Participating Subsidiaries.

ARTICLE 4
Number of Shares

4.1 Number of Shares Issuable Under the Plan. Subject to adjustment as provided in Section 4.2, the maximum number of Shares hereby reserved for delivery under the Plan shall be 1,000,000 Shares. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan.

4.2 Adjustments in Authorized Shares; Liquidation or Dissolution. In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, acquisition of property or shares, separation, asset spin-off, stock rights offering, liquidation or other similar change in the capital structure of the Company, the Administrator shall make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the Shares available for purchase under the Plan. In the event that, at a time when options are outstanding hereunder, there occurs a dissolution or liquidation of the Company, each option to purchase Shares shall terminate, but the Participant holding such option shall have the right to exercise his or her option prior to such termination of the option upon the dissolution or liquidation. The Company reserves the right to reduce the number of Shares which Employees may purchase pursuant to their enrollment in the Plan.

ARTICLE 5
Eligibility Requirements

5.1 Eligibility. Except as provided in Section 5.2, each individual who is an Employee of the Company or a Participating Subsidiary on the applicable Cut-Off Date shall become eligible to participate in the Plan in accordance with Article 6 as of the first Enrollment Date following the date the individual becomes an Employee of the Company or a Participating Subsidiary, provided that the individual remains an Eligible Employee on the first day of the Accumulation Period associated with such Enrollment Date. Participation in the Plan is entirely voluntary.

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5.2 Ineligible Employees.

(a) Employees meeting any of the following restrictions are not eligible to participate in the Plan:

(i) Employees of the Company or a Subsidiary Corporation who are members of a collective bargaining unit whose benefits were the subject of good faith collective bargaining are excluded from participation in the Plan.

(ii) Employees whose customary employment is 20 hours or less per week.

(iii) Employees whose customary employment is for not more than 5 months in any calendar year.

(iv) Employees of a Participating Subsidiary who are citizens or residents of a foreign jurisdiction (a “Foreign Employee”) if (i) the grant of an option under the Plan to such Foreign Employee is prohibited under the laws of such foreign jurisdiction or (ii) compliance the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code.

(v) Section 16 Officers may be restricted in their ability to acquire or sell Shares of common stock in order to comply with Section 16 of the Securities Exchange Act of 1934, as amended, in accordance with rules and procedures adopted by the Administrator.

(vi) Employees of any Subsidiary Corporation that is not a Participating Subsidiary.

(b) The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the options shall be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the options granted hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

ARTICLE 6
Enrollment

6.1 Enrollment. Any Eligible Employee may consent to enrollment in the Plan for an Accumulation Period by completing and signing an enrollment form (which authorizes payroll deductions during such Accumulation Period in accordance with Section 8.1) and submitting such enrollment form to the Company or the Participating Subsidiary on or before the Cut-Off Date specified by the Administrator. Payroll deductions pursuant to the enrollment form shall be effective as of the first payroll period with a pay day after the Enrollment Date for the Accumulation Period to which the enrollment form relates, and shall continue in effect until the earliest of:

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(a) the end of the last payroll period with a payday in the Accumulation Period;

(b) the date during the Accumulation Period as of which the Employee elects to cease his or her enrollment in accordance with Section 8.4; and

(c) the date during the Accumulation Period as of which the Employee withdraws from the Plan or has a termination of employment in accordance with Article 10.

ARTICLE 7
Grant of Options on Enrollment

7.1 Option Grants. The automatic enrollment by an Eligible Employee in the Plan as of an Enrollment Date will constitute the grant as of such Enrollment Date by the Company to such Participant of an option to purchase Shares from the Company pursuant to the Plan.

7.2 Option Term. An option granted to a Participant pursuant to this Plan shall expire, if not terminated earlier for any reason, on the earliest to occur of: (a) the end of the Purchase Date with respect to the Accumulation Period in which such option was granted; (b) the completion of the purchase of Shares under the option under Article 9; or (c) the date on which participation of such Participant in the Plan terminates for any reason.

7.3 Restrictions on Option Grants.

(a) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary Corporation, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiary Corporations accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the Fair Market Value of the Shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

(b) No more than 25,000 Shares may be purchased by any Participant on the Purchase Date with respect to any Accumulation Period; provided, however, that the Administrator may specify with respect to any Accumulation Period: (i) a lower maximum aggregate number of Shares that may be purchased by any Participant on the Purchase Date, and/or (ii) a maximum number of Shares that may be purchased by all Participants on the Purchase Date.

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ARTICLE 8
Payroll Deductions

8.1 Payroll Deduction Elections. An Eligible Employee who files an enrollment form pursuant to Article 8 shall elect and authorize in such form to have deductions made from his or her Base Earnings on each payday he or she receives a paycheck during the Accumulation Period to which the enrollment form relates, and he or she shall designate on such form the percentage (in whole percentages) of Base Earnings to be deducted each payday during such Accumulation Period. The minimum an Employee may elect and authorize to have deducted is 1% of his or her Base Earnings paid per pay period in such Accumulation Period, and the maximum is 15% of his or her Base Earnings paid per pay period in such Accumulation Period (or such larger or smaller percentage as the Administrator may designate from time to time).

8.2 Duration of Payroll Deductions. Deductions from a Participant’s Base Earnings shall commence upon the first payday on or after the commencement of the Accumulation Period, and shall continue until the date on which such authorization ceases to be effective in accordance with Article 6. The amount of each deduction made for a Participant shall be credited to the Participant’s Account.

8.3 Unfunded Status of Payroll Deductions. Prior to the time a Participant’s payroll deduction is used to purchase Shares as provided in Article 9 below, such amounts are considered general assets of the Company or Participating Subsidiary (as applicable) and, as such, are subject to the claims of the Company’s or Participating Subsidiary’s creditors in the event of insolvency or bankruptcy. The Company or Participating Subsidiary may use such funds for any corporate purpose, and the Company will not be obligated to segregate such funds from the Company’s or Participating Subsidiary’s general corporate funds and/or deposit such funds with an independent third party.

8.4 Cancellation of Payroll Deduction Election. As of the last day of any month during an Accumulation Period, a Participant may elect to cease (but not to increase or decrease) payroll deductions made on his or her behalf for the remainder of such Accumulation Period by filing the applicable election with the Company or Participating Subsidiary in such form and manner and at such time as may be permitted by the Administrator. A Participant who has ceased payroll deductions may have the amount which was credited to his or her Account prior to such cessation applied to the purchase of Shares as of the Purchase Date in accordance with Section 9.1 and receive the balance of the Account with respect to which the enrollment is ceased, if any, in cash. A Participant who has ceased payroll deductions may also voluntarily withdraw from the Plan pursuant to Section 10.1. Any Participant who ceases payroll deductions for an Accumulation Period may re-enroll in the Plan on the next subsequent Enrollment Date following the cessation in accordance with the provisions of Article 6. A Participant who ceases to be employed by the Company or any Participating Subsidiary will cease to be a Participant in accordance with Section 10.2.

8.5 No Additional Contributions Permitted. A Participant may not make any separate or additional contributions to his Account under the Plan. Neither the Company nor any Participating Subsidiary shall make separate or additional contributions to any Participant’s Account under the Plan.

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ARTICLE 9
Purchase of Shares

9.1 Exercise of Options. Subject to Section 9.2, any option held by the Participant which was granted under this Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the purchase of the number of whole Shares which the funds accumulated in his or her Account as of the Purchase Date will purchase at the applicable purchase price. Unless otherwise determined by the Committee, any payroll deductions which are not sufficient to purchase a whole Share shall be retained in a Participant’s account for the subsequent Accumulation Period. Any other amounts in a Participant’s Account after a Purchase Date shall be returned to the Participant.

No Shares will be purchased on behalf of any Participant who fails to file an enrollment form authorizing payroll deductions for an Accumulation Period.

9.2 Effect of Withdrawal from the Plan. A Participant who holds an outstanding option as of a Purchase Date shall not be deemed to have exercised such option if the Participant elected not to exercise the option by withdrawing from the Plan in accordance with Section 10.1.

9.3 Option Exercise Price. The purchase price for each Share purchased under any option shall not be less than 85% of the lesser of (a) the Fair Market Value of a Share on the Purchase Date or (b) the Fair Market Value of a Share on the first Trading Day of the Accumulation Period. Notwithstanding the preceding, the Administrator may establish a different purchase price for each Share purchased under any option provided that such purchase price is determined at least thirty (30) days prior to the beginning of the Accumulation Period for which it is applicable and is not less than the exercise price described in the preceding sentence.

9.4 Restrictions on Option Exercise. If the total number of Shares for which an option is exercised on any Purchase Date in accordance with this Article 9, when aggregated with all Shares previously granted under this Plan, exceeds the maximum number of Shares reserved in Section 4.1 or pursuant to any aggregate limit imposed by the Committee pursuant to Section 7.3(b)(ii), the Administrator shall make a pro rata allocation of the Shares available for delivery and distribution in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of the cash amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as administratively practical.

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ARTICLE 10
Withdrawal From the Plan; Termination of Employment; Leave of Absence; Death

10.1 Withdrawal from the Plan. A Participant may withdraw from the Plan in full (but not in part) during any Accumulation Period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Administrator) at any time prior to the first day of the calendar last month immediately preceding the Purchase Date for such Accumulation Period, or at such shorter time in advance of the Purchase Date as the Administrator may permit. If notice of withdrawal is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively practical, and the Participant’s payroll deductions shall cease as soon as administratively practical. An Employee who has withdrawn during an Accumulation Period may not return funds to the Company or a Participating Subsidiary during the same Accumulation Period and require the Company or Participating Subsidiary to apply those funds to the purchase of Shares, nor may such Participant’s payroll deductions continue, in accordance with Article 6. Any Eligible Employee who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date following withdrawal in accordance with the provisions of Article 6.

10.2 Termination of Employment. Participation in the Plan terminates immediately when a Participant ceases to be employed by the Company or any Participating Subsidiary for any reason whatsoever, including but not limited to termination of employment, whether voluntary or involuntary, or on account of disability, or retirement, but not including death, or if the Participating Subsidiary employing the Participant ceases for any reason to be a Participating Subsidiary. Participation in the Plan also terminates immediately when a Participant ceases to be an Eligible Employee under Article 5 or withdraws from the Plan. Upon termination of participation such terminated Participant’s outstanding options shall thereupon terminate. As soon as administratively practicable after termination of participation, the Company shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Company at the time of termination of participation, and any Participating Subsidiary shall pay to the Participant or legal representative all amounts accumulated in the Participant’s Account and held by the Participating Subsidiary at the time of termination of participation.

10.3 Leave of Absence. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have discontinued contributions to the Plan in accordance with Section 8.3, but will remain a Participant in the Plan through the balance of the Accumulation Period in which his or her leave of absence begins, so long as such leave of absence does not exceed ninety (90) days. If a Participant takes an unpaid leave of absence without terminating employment, such Participant will be deemed to have withdrawn from the Plan in accordance with Section 10.1 on the ninety-first (91st) day of such leave of absence.

10.4 Death. As soon as administratively feasible after the death of a Participant, amounts accumulated in his or her Account shall be paid in cash to the beneficiary or beneficiaries designated by the Participant on a beneficiary designation form approved by the Administrator, but if the Participant does not make an effective beneficiary designation then such amounts shall be paid in cash to the Participant’s spouse if the Participant has a spouse, or, if the Participant does not have a spouse, to the executor, administrator or other legal representative of the Participant’s estate. Such payment shall relieve the Company and the Participating Subsidiary of further liability with respect to the Plan on account of the deceased Participant. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the Account unless the Participant has given express contrary instructions. None of the Participant’s beneficiary, spouse, executor, administrator or other legal representative of the Participant’s estate shall, prior to the death of the Participant by whom he has been designated, acquire any interest in the amounts credited to the Participant’s Account under the Plan.

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ARTICLE 11
Miscellaneous

11.1 Interest. Interest or earnings will not be paid on any Employee Accounts.

11.2 Restrictions on Transfer. The rights of a Participant under the Plan shall not be assignable or transferable by such Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 10.1.

11.3 Administrative Assistance. If the Administrator in its discretion so elects, it may retain a brokerage firm, bank, other financial institution or other appropriate agent to assist in the purchase of Shares, delivery of reports or other administrative aspects of the Plan. If the Administrator so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of one or more other persons in joint tenancy with right of survivorship or in tenancy by the entireties or as spousal community property, or in such forms of trust as may be approved by the Administrator, to the extent permitted by law.

11.4 Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company or Participating Subsidiaries, including any brokerage fees on the purchased Shares; excepting that any stamp duties, transfer taxes, fees to issue stock certificates, and any brokerage fees on the sale price applicable to participation in the Plan after the initial purchase of the Shares on the Purchase Date shall be charged to the Account or brokerage account of such Participant.

11.5 Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Delaware.

11.6 Amendment and Termination.

(a) The Board or the Board’s Compensation Committee may amend, alter or terminate the Plan at any time. Notwithstanding any provision hereunder to the contrary, no amendment which would amend or modify the Plan in a manner requiring stockholder approval under any securities exchange on which the Shares are traded shall be effective unless, within one year after it is adopted, it is approved by the holders of a majority of the voting power of the Company’s outstanding shares. The provisions of this Section 11.6 are in addition to, and not in lieu of, the authority of the Administrator to amend or modify the Plan under other provisions of the Plan.

(b) If the Plan is terminated, the Administrator may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with the terms of this Plan (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

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11.7 No Right of Employment. Neither the grant nor the exercise of any rights to purchase Shares under this Plan nor anything in this Plan shall impose upon the Company or Participating Subsidiary any obligation to employ or continue to employ any employee. The right of the Company or Participating Subsidiary to terminate any employee shall not be diminished or affected because any rights to purchase Shares have been granted to such employee.

11.8 Requirements of Law. The making of payroll deductions and the delivery of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any provision of the Plan, Participants shall not be entitled to receive benefits under the Plan, and the Company (and any Subsidiary Corporation) shall not be obligated to deliver any Shares or deliver benefits to a Participant, if such delivery would constitute a violation by the Participant or the Company or any of its Subsidiary Corporations of any applicable law or regulation.

11.9 Gender. When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

11.10 Military Service. The Plan shall be administered in accordance with Section 14(u) of the Internal Revenue Code and the Uniformed Services Employment and Reemployment Rights Act of 1994.

11.11 Code Section 409A. Purchase rights granted hereunder are intended to be exempt from the application of Code Section 409A as a statutory option described in Section 423 of the Code and any ambiguities shall be construed and interpreted in accordance with such intent.

11.12 Stockholder Approval. All options granted on or after the Effective Date and prior to the date the Company’s stockholders approve the Plan are expressly conditioned upon and subject to approval of the Plan by the Company’s stockholders.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. BCYP’s amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

BCYP’s amended and restated bylaws provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

We intend to enter into indemnification agreements with each of our directors and executive officers. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of BCYP’s amended and restated certificate of incorporation, BCYP’s amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, BCYP shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the BCYP Board pursuant to the applicable procedure outlined in BCYP’s amended and restated bylaws.

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Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

BCYP maintains and expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to BCYP with respect to indemnification payments that BCYP may make to such directors and officers.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit BCYP and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

BCYP believes that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Item 21. Exhibits and Financial Statement Schedules

Exhibit	Description

1.1	Underwriting Agreement, dated January 11, 2021, between BCYP and Ladenburg Thalmann & Co. Inc., as representative of the several underwriters (incorporated by reference to Exhibit 1.1 to BCYP’s Current Report on Form 8-K (File No. 001-39871), filed January 12, 2021).

2.1†	Business Combination Agreement, dated as of June 21, 2021, by and among BCYP, Merger Sub, SAB Biotherapeutics, and Shareholder Representative Services, LLC, as the Securityholder Representative (included as Annex A to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

3.1	Certificate of Incorporation of Big Cypress Acquisition Corp. (incorporated by reference to Exhibit 3.1 to BCYP’s Current Report on Form 8-K (File No. 001-39871), filed January 12, 2021).

3.2	Form of Amended and Restated Certificate of Incorporation of SAB Biotherapeutics, to be effective upon Closing (included as Annex B to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference).

3.3	Bylaws of BCYP (incorporated by reference to Exhibit 3.3 to BCYP’s Form S-1 (Form No. 333-251178) filed with the SEC on December 7, 2020).

4.1	Specimen Unit Certificate of BCYP (incorporated by reference to Exhibit 4.1 of BCYP’s Form S-1/A (File No. 333-251178), filed with the SEC on January 4, 2021).

4.2	Specimen Common Stock Certificate of BCYP (incorporated by reference to Exhibit 4.2 of BCYP’s Form S-1/A (File No 333-251178), filed with the SEC on January 4, 2021).

4.3	Specimen Warrant Certificate of BCYP (incorporated by reference to Exhibit 4.3 of BCYP’s Form S-1/A (File No 333-251178), filed with the SEC on January 4, 2021).

4.4	Form of Warrant Agreement between BCYP and Continental Stock Transfer & Trust Company, (incorporated by reference to Exhibit 4.4 of BCYP’s Form S-1/A (File No 333-251178), filed with the SEC on January 4, 2021).

5.1	Opinion of Dentons US LLP.**

8.1	Tax Opinion of Dentons US LLP.**

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10.1	Letter Agreement dated January 12, 2021 by and among BCYP and its officers, directors and Big Cypress Holdings LLC (incorporated by reference to Exhibit 10.6 to BCYP’s Current Report on Form 8-K (File No. 001-39871), filed January 12, 2021).

10.2	Form of Registration Rights Agreement between BCYP and certain security holders (incorporated by reference to Exhibit 10.4 of BCYP’s Form S-1/A (File No 333-251178), filed with the SEC on January 4, 2021).

10.3	Form of Securities Subscription Agreement, dated November 12, 2020, between the BCYP and Big Cypress Holdings LLC (incorporated by reference to Exhibit 10.5 of BCYP’s Form S-1 (File No 333-251178), filed with the SEC on December 7, 2020).

10.4	Securities Purchase Agreement, dated December 7, 2020, between BCYP and Ladenburg Thalmann & Co. Inc. and certain of its employees (incorporated by reference to Exhibit 10.5 of BCYP’s Form S-1 (File No 333-251178), filed with the SEC on December 7, 2020).

10.5	Placement Unit Subscription Agreement dated January 11, 2021 between the Company and Big Cypress Holdings LLC. (incorporated by reference to Exhibit 10.5 to BCYP’s Current Report on Form 8-K (File No. 001-39871), filed January 12, 2021).

10.7	BCYP Stockholders Support Agreement, (included as Annex D to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference)

10.8	SAB Stockholders Support Agreement, (included as Annex E to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference)

10.9	Form of Registration Rights Agreement (included as Annex F to the proxy statement/prospectus, which is a part of this Registration Statement, and incorporated herein by reference)

23.1	Consent of Marcum LLP.

23.2	Consent of Dentons US LLP (included in Exhibit 5.1).

23.3	Consent of Mayer Hoffman McCann P.C.**

24.1	Power of Attorney (included on a signature page of the initial filing of this Registration Statement)

99.1	Consent of Persons to be Named as Directors**

99.2	Preliminary Proxy Card**

#	Indicates management contract or compensatory plan or arrangement.

+	To be filed by amendment.

†	Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

^	Certain provisions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(6)

*	Certain provisions of this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv).

**	Previously Filed

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Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

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(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.	That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act , each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

K	For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, State of Florida, on September 21, 2021.

BIG CYPRESS ACQUISITION CORP.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Chief Executive Officer, Chief Financial Officer and Director

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Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Samuel J. Reich	Chief Executive Officer, Chief Financial Officer and Director	September 21, 2021
Samuel J. Reich	(principal executive officer, principal financial and accounting officer)

/s/ *	Chairman of the Board	September 21, 2021
Jeffrey G. Spragens

/s/ *	Director	September 21, 2021
James Martin

/s/ *	Director	September 21, 2021
Stephen D. Collins, MD, PhD.

/s/ *	Director	September 21, 2021
Ilan Katz

*By:	/s/ Samuel Reich
Samuel Reich
Attorney-in-fact

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